EXHIBIT 10(f)
AMENDED AND RESTATED
MASTER RESTRUCTURING AGREEMENT
BETWEEN
DELPHI CORPORATION
AND
GENERAL MOTORS CORPORATION
DATED SEPTEMBER 12, 2008

*	Portion of Exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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EXHIBITS

Exhibit 1.24*	Assumed Liabilities

Exhibit 1.175*	Retained Liabilities

Exhibit 1.178	Excluded Saginaw Assets

Exhibit 1.187*	Separation Costs

Exhibit 3.01(a)(i)*	Outstanding GM Purchase Orders

Exhibit 3.01(b)*	Recently Awarded Business

Exhibit 3.01(b)(i)*	Booked Business Pricing to Be Agreed

Exhibit 3.02*	Contract Extensions

Exhibit 3.03(a)*	Changes in Manufacturing Location

Exhibit 3.07*	New Business Awards

Exhibit 3.08(a)*	FOP Programs

Exhibit 3.08(b)*	First Opportunity Process

Exhibit 3.12	Sites That Are on New Business Hold As of September 11, 2008

Exhibit 3.14*	ROLR

Exhibit 4.01(a)	Form of Monthly Invoice for Excess Labor Costs

Exhibit 4.02(b)*	Form of Monthly Invoice for the Aggregate Amount of the Applicable Cash Burn Percentage of Production Cash Burn Incurred at all Support Facilities

Exhibit 4.02(i)*	Letter from Bill Hurles, of GM, to Jeff Paprocki, of Delphi, dated February 1, 2007

Exhibit 5.01(a)(i)	Environmental Matters Agreement between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM, dated as of “October 1998”

Exhibit 5.01(a)(iv)	Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes dated as of December 16, 1998 between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM

Exhibit 5.01(a)(v)	Agreement for Indemnification of United States Federal, State and Local Non-Income Taxes dated as of December 16, 1998 between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM

Exhibit 5.01(a)(vi)	Assignment and Assumption Agreement — Industrial Development Bonds dated as of January 1, 1999 between DAS and GM

Exhibit 5.01(a)(vii)(i)	Lease Agreement dated as of May 1, 2000 between Delphi Canada Inc. and General Motors of Canada Limited, as amended August 1, 2002

*	Portion of Exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Exhibit 5.01(a)(vii)(ii)	Oshawa Labour & Management Agreement between Delphi Canada, Inc. and General Motors Canada Limited dated as of May 1, 2000.

Exhibit 5.01(a)(vii)(iii)	Administrative Services Agreement between Delphi Canada, Inc. and General Motors Canada Limited dated as of May 1, 2000.

Exhibit 5.01(a)(viii)	Trademark and Trade Name Agreement dated as of January 1, 1999 between Delphi Automotive Systems Corporation (n/k/a Delphi), DAS, and GM

Exhibit 5.01(a)(ix)	Intellectual Property Contracts Transfer Agreement dated as of December 4, 1998, between DTI and GM, as amended October 31, 2001

Exhibit 5.01(a)(x)	Intellectual Property License Agreement dated as of December 4, 1998, between DTI and GM

Exhibit 5.01(a)(xi)	Intellectual Property Transfer Agreement dated as of December 4, 1998 between DTI and GM

Exhibit 5.01(a)(xii)	Technology Transfer Agreement dated December 4, 1998, between DTI and GM

Exhibit 5.01(a)(xiv)	Real Estate Assignment and Assumption Agreements

Exhibit 5.01(b)(i)	UAW — GM — Delphi Memorandum of Understanding Regarding Benefit Plan Treatment between UAW, GM, and Delphi Automotive Systems Corporation (n/k/a Delphi) dated September 30, 1999

Exhibit 5.01(b)(ii)	Letter agreement dated March 4, 1999 between Delphi and GM concerning certain asbestos liability, as supplemented by letter agreement dated May 10, 1999 between Delphi and GM

Exhibit 5.01(b)(iii)	Investment Tax Credit Transfer Agreement dated December 8, 2000 between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM

Exhibit 5.01(b)(iv)	Management Services Agreement dated September 19, 2002, as amended, among Delphi Corporation and General Motors Management Corporation, Delphi Mechatronic Systems, Inc., Packard-Hughes Interconnect Company and ASEC Manufacturing

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Exhibit 5.01(b)(v)	Battery Facilitation Agreement – Transaction Summary dated as of March 21, 2005 between Delphi and GM

Exhibit 5.01(b)(vi)	Agreement dated as of June 3, 2005 between Delphi and GM concerning certain matters related to Collins & Aikman Corporation

Exhibit 5.11(c)	Certain Employment Related Claims

Exhibit 6.01*	Access Agreement Term Sheet

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AMENDED AND RESTATED MASTER RESTRUCTURING AGREEMENT
          This Amended and Restated Master Restructuring Agreement (including all exhibits and attachments hereto, the “Agreement”) is entered into as of September 12, 2008, by and between Delphi Corporation (“Delphi”) and General Motors Corporation (“GM”). Each of Delphi and GM is referred to herein individually as a “Party,” and collectively, as the “Parties.” As used herein, the phrases “this Agreement,” “hereto,” “hereunder,” and phrases of like import shall mean this Agreement.
RECITALS
          WHEREAS, on October 8, 2005 and October 14, 2005, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court for the purpose of restructuring their businesses and related financial obligations pursuant to an overall transformation strategy (the “Transformation Plan”) that would incorporate the following structural components:
(i)	Modification of Delphi’s labor agreements;

(ii)	Allocation of responsibilities between Delphi and GM concerning (a) certain legacy obligations, including various pension and other post-employment benefit obligations; (b) costs associated with the transformation of the Debtors’ business (including the provision of financial and other forms of support by GM in connection with certain businesses that Delphi shall retain and certain businesses that Delphi intends to sell or wind down); (c) the restructuring of ongoing contractual relationships; and (d) the amount and treatment of GM’s claims in the Chapter 11 Cases;

(iii)	Streamlining of Delphi’s product portfolio to capitalize on its world-class technology and market strengths and making the necessary manufacturing alignment with Delphi’s new focus;

(iv)	Transformation of Delphi’s salaried work force in keeping with a sustainable cost structure and streamlined product portfolio; and

(v)	Resolution of Delphi’s pension issues.
          WHEREAS, the Parties have an extensive commercial relationship and an intertwined corporate and organizational history which has given rise to certain alleged claims and causes of action. Prior to 1999, GM operated Delphi’s businesses through various divisions and subsidiaries. Delphi was incorporated as a wholly owned subsidiary of GM in 1998. Effective January 1, 1999, GM transferred the assets and liabilities of certain divisions and subsidiaries to Delphi in accordance with the terms of a Master Separation Agreement between Delphi and GM. GM remains Delphi’s single largest customer, and Delphi is GM’s single largest supplier. Accordingly, resolution of the issues identified in clause (ii) of the first Recital is critical to the success of Delphi’s restructuring and vitally important to GM.

          WHEREAS, the Parties entered into that certain Master Restructuring Agreement dated September 6, 2007 and amended December 7, 2007 (the “Original Restructuring Agreement”) and that certain Global Settlement Agreement dated as of September 6, 2007 and amended as of December 7, 2007 (together with the Original Restructuring Agreement, the “Original Agreements”) to settle various disputes and compromise claims.
          WHEREAS, the Effective Date (as defined in each of the Original Agreements) has not occurred.
          WHEREAS, subject to the requirements of Bankruptcy Rule 9019, the Parties have determined to settle various disputes and compromise certain claims as provided by two principal agreements that will replace the Original Agreements: (i) the Settlement Agreement and (ii) this Agreement (which is an exhibit to the Settlement Agreement and incorporated in its entirety by reference therein). The Settlement Agreement (including this Agreement) provides that the Parties shall perform the obligations set forth therein, financial or otherwise, in exchange for, among other things, the mutual releases of the Parties, their subsidiaries and Affiliates, and various third parties from all claims and causes of action other than as specified in the Settlement Agreement.
          WHEREAS, the Settlement Agreement (other than this Agreement) addresses primarily those matters for which the Parties have agreed upon resolutions that can be implemented in the short term. Accordingly, most obligations set forth in the Settlement Agreement (other than this Agreement) are to be performed upon, or as soon as reasonably practicable after, the occurrence of the Effective Date. By contrast, resolution of most of the matters addressed in this Agreement shall require a significantly longer period that shall extend for a number of years after confirmation of a Delphi Plan. Performance of the obligations set forth in this Agreement is critical to the successful implementation of the Debtors’ Transformation Plan and is also vitally important to GM.
          WHEREAS, GM will work cooperatively with Delphi in good faith to address issues relating to competitiveness at the UAW Keep Facilities after the expiration of the current collective bargaining agreements referenced in the applicable Labor MOUs.
          WHEREAS, the effectiveness of this Agreement is conditioned on the approval of the Bankruptcy Court and the satisfaction of other conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and subject to the terms and conditions hereof, the Parties, intending to be legally bound, hereby agree that the Original Restructuring Agreement is hereby amended and restated to read as follows:

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ARTICLE I
DEFINITIONS
     Section 1.01 “401K Matching” shall mean cash paid by Delphi related to company match of employee contributions to employee retirement accounts pursuant to the applicable collective bargaining agreement, to hourly employees during the time period included in calculating the Labor Cost Amount.
     Section 1.02 “Access Agreement” shall have the meaning ascribed to such term in Section 6.01 of this Agreement.
     Section 1.03 “Active Basic Life Insurance” shall mean Basic Life Insurance, as defined in the applicable collective bargaining agreement, expenses accrued by Delphi to fund cash reserves maintained by METLife (or any other basic life insurance provider used by Delphi), with respect to hourly employees during the time period included in calculating the Labor Cost Amount.
     Section 1.04 “Actual Applicable Labor Reimbursement Percentage” shall be calculated (i) for the calendar years 2008 through 2014, by (x) subtracting from the aggregate net sales across all the UAW Keep Facilities for a given calendar year the greater of zero or the excess, if any, of the Non-GM Business during such calendar year over the Approved Annual Amount, (y) dividing the remainder by the aggregate net sales across the UAW Keep Facilities for such calendar year, and (z) multiplying the quotient by 100 (i.e., (annual net sales – (the greater of zero or (Non-GM Business minus Approved Annual Amount))/ annual net sales) x 100); and (ii) for the calendar year 2015, by (x) subtracting from the aggregate net sales across all the UAW Keep Facilities from January 1, 2015 through September 14, 2015 the greater of zero or the excess, if any, of the Non-GM Business during such period over the Approved Annual Amount, (y) dividing the remainder by the aggregate net sales across the UAW Keep Facilities from January 1, 2015 through September 14, 2015, and (z) multiplying the quotient by 100.
     Section 1.05 “Actual Pre-Effective Date Subsidy” shall have the meaning ascribed to such term in section 4.01(b)(i) of this Agreement.
     Section 1.06 “Additional Labor Reimbursement” shall mean reimbursement of Delphi’s actual costs for Disability/Sickness & Accident, Supplemental Unemployment Benefits, Severance and Post 2009 Workers’ Compensation incurred after January 1, 2009 for Delphi’s UAW represented hourly active and inactive (current and former) employees at all UAW facilities based on work performed by such employees regardless of when such liability arose, it being understood and agreed that the Additional Labor Reimbursement is in addition to (but not duplicative of) reimbursement of Excess Labor Costs and Production Cash Burn and that the items which are included in both Additional Labor Reimbursement and Excess Labor Costs or Production Cash Burn shall continue as part of the Additional Labor Reimbursement at such time as they are no longer payable as part of Excess Labor Costs or Production Cash Burn.

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     Section 1.07 “Adjusted Sale Proceeds” shall mean the amount of the Sale Proceeds from the sale of any of the Sale Businesses following and taking into account any post-closing adjustments related to Net Working Capital, future gainsharing mechanisms or any other adjustments provided for in any purchase agreement between Delphi and the buyer; provided that Delphi shall use commercially reasonable efforts to mitigate any unfavorable post-closing adjustments.
     Section 1.08 “Adjustment Determination Date” shall mean(a) the date or dates determination of any post-closing adjustments to the Sale Proceeds, including payments relating to any gainsharing mechanism, should be known or can be determined, or (b) 30 days after any measurement or reassessment date of Net Working Capital.
     Section 1.09 “Adjustment Payment Calculation” shall have the meaning given in Section 4.04(i).
     Section 1.10 “Adjustment Payment Date” shall mean the date that is 30 days after Delphi’s delivery of an Adjustment Payment Calculation.
     Section 1.11 “Administrative Costs – National Benefit Center” shall mean accruals to fund a reserve to make cash payments by Delphi for administrative services provided for hourly employee benefit plans as applied to employees by the National Benefit Center for the period to which the calculation of the Labor Cost Amount applies.
     Section 1.12 “Adrian Facility” shall mean the facility located at 1450 East Beecher Street, Adrian, Michigan 49221.
     Section 1.13 “Affiliates” shall mean, with respect to any entity, any other entity directly or indirectly, controlling, controlled by or under direct or indirect common control with such entity.
     Section 1.14 “Agreement” shall have the meaning ascribed to such term in the Preamble of this Agreement.
     Section 1.15 “Anaheim Facility” shall mean the facility located at 1201 North Magnolia Avenue, Anaheim, California 92801.
     Section 1.16 “Anderson Facility” shall mean the facility located at 2620 East 38th Street, Anderson, Indiana 46016.
     Section 1.17 “Applicable Hours” shall mean the actual hours worked and estimated month end hours accrued consistent with current payroll processes for all active hourly employees (including straight time and overtime temporary employees, but excluding PRP Employees and employees in JOBs banks or on layoff or leaves) of Delphi at all Delphi Facilities for which Delphi is eligible to receive the labor reimbursement pursuant to section 4.01 hereof during any period referred to in section 4.01(c) hereof; provided, however, that hours worked by hourly employees of Delphi the cash expenditures in respect of which are not included in the definition of Labor Cost Amount shall not be Applicable Hours.

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     Section 1.18 “Applicable Labor Reimbursement Percentage” shall mean (a) for any calendar month during the calendar year 2008, 100%; and (b) for any calendar month during the calendar years 2009 through 2015, the Actual Applicable Labor Reimbursement Percentage for the immediately preceding calendar year.
     Section 1.19 “Applicable Production Cash Burn Percentage” shall mean (x) for any month during which net sales to GM and GM’s direct and indirect tiered suppliers for GM production are 95% or more of such Support Facility’s total net sales, 100%; (y) for any month during which net sales to GM and GM’s direct and indirect tiered suppliers for GM production are less than 95% of such Support Facility’s total net sales and such Support Facility has net sales to any other customer, the GM Percentage (as defined below); and (z) for any month in which a Support Facility has no net sales to any customer, the percentage that applied to the last month in which such Support Facility had net sales to any customer. “GM Percentage” shall mean the percentage of a Support Facility’s total net sales comprised by net sales to GM and GM’s direct and indirect tiered suppliers for GM production; provided, however, that for the last two (2) months of GM production at any Support Facility, the GM Percentage shall be the Applicable Production Cash Burn Percentage applicable to the month immediately preceding the last two months of GM production at such Support Facility.
     Section 1.20 “Applicable Workers’ Compensation” shall mean accrued expenses by Delphi for workers’ compensation claims related to workers’ compensation claims based on work performed on or after January 1, 2006, by hourly employees for the time period included in calculating the Labor Cost Amount.
     Section 1.21 “Approved Annual Amount” shall mean (i) for calendar years 2008 through 2014, $240 million, unless GM and Delphi have otherwise agreed in writing, and (ii) for the period commencing on January 1, 2015 and ending on September 14, 2015, $170 million, unless GM and Delphi have otherwise agreed in writing.
     Section 1.22 “Article III Dispute” shall have the meaning ascribed to such term in section 3.10 of this Agreement.
     Section 1.23 “Assignment and Assumption Agreement – Industrial Revenue Bonds” shall have the meaning ascribed to such term in section 5.01(a)(vi).
     Section 1.24 “Assumed Liabilities” shall have the meaning ascribed to such term on Exhibit 1.24 to this Agreement.
     Section 1.25 “Athens Facility” shall mean the facilities consisting of two buildings located on U.S. Highway 31 South, Athens, Alabama 35611.
     Section 1.26 “Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as in effect on the Petition Date.
     Section 1.27 “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York or such other court as may have jurisdiction over the Chapter 11 Cases.

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     Section 1.28 “Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure.
     Section 1.29 “Base Monthly Warranty Level” shall have the meaning ascribed to such term in section 4.02(e) of this Agreement.
     Section 1.30 “Bereavement Leave” shall mean cash paid by Delphi for paid time off for specified bereavement periods, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount.
     Section 1.31 “Booked Business” shall have the meaning ascribed to such term in section 3.01(b) of this Agreement.
     Section 1.32 “Business Closing Date” shall have the meaning set forth in section 4.06(a)(ii) of this Agreement.
     Section 1.33 “Business Optionee” shall have the meaning set forth in section 4.06(a)(i) of this Agreement.
     Section 1.34 “Business Optionees” shall have the meaning set forth in section 4.06(a)(i) of this Agreement.
     Section 1.35 “Business Optionor” shall have the meaning set forth in section 4.06(a)(i) of this Agreement.
     Section 1.36 “Business Outside Date” shall have the meaning set forth in section 4.06(a)(vi) of this Agreement.
     Section 1.37 “Business Transaction” shall have the meaning set forth in section 4.06(a)(i) of this Agreement.
     Section 1.38 “Brookhaven Facility” shall mean the facility located at 925 Industrial Park Road, Brookhaven, Mississippi 39601.
     Section 1.39 “BTAB Process” shall have the meaning ascribed to such term in section 4.03(b) of this Agreement.
     Section 1.40 “Cancellation Claims” shall have the meaning ascribed to such term in section 8.06(a) of this Agreement.
     Section 1.41 “Capital Procurement Agreement” shall mean the Capital Procurement Agreement, dated June 5, 2007, between GM and Delphi.
     Section 1.42 “Capital Procurement Payment” shall mean the amount due from Delphi to GM under that certain Capital Procurement Agreement dated June 5, 2007 pursuant to Delphi’s purchase of the New Tooling and Equipment (as defined in the Capital Procurement Agreement) from GM in connection with a sale of the Sandusky Business.

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     Section 1.43 “Chapter 11 Cases” shall mean the cases commenced by the Debtors on October 8, 2005, and October 14, 2005, under the Bankruptcy Code in the Bankruptcy Court.
     Section 1.44 “Clinton Facility” shall mean the facilities located at 1001 Clinton Industrial Park, Clinton, Mississippi 39056.
     Section 1.45 “Closing Date” shall mean the date of closing of a sale of any of the Sale Businesses.
     Section 1.46 “COLA” shall mean cash paid by Delphi for Cost of Living Allowance, as defined in the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount. The definition of the Labor Cost Amount shall not include COLA after it ceases to be paid under the applicable collective bargaining agreement.
     Section 1.47 “Columbus Facility” shall mean the facility located at 200 Georgesville Road, Columbus, Ohio 43228.
     Section 1.48 “Component Parts” shall have the meaning ascribed to such term in section 3.01(a) hereof.
     Section 1.49 “Confirmation Order” shall mean the order entered by the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.
     Section 1.50 “Contract Term” shall have the meaning ascribed to such term in section 3.01(b).
     Section 1.51 “Contractual Savings” shall have the meaning ascribed to such term in section 3.01(e).
     Section 1.52 “Contribution Date” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.53 “Coopersville Facility” shall mean the facility located at 999 Randall Road, Coopersville, Michigan 49404.
     Section 1.54 “DAS” shall mean Delphi Automotive Systems LLC, a Delaware limited liability company.
     Section 1.55 “Debtors” shall mean Delphi Corporation and its subsidiaries and Affiliates operating as debtors and debtors-in-possession in the Chapter 11 Cases.
     Section 1.56 “Delphi” shall have the meaning ascribed to such term in the Preamble of this Agreement.
     Section 1.57 “Delphi Assets” shall mean all assets contributed or transferred to Delphi or its Affiliates at the Contribution Date.

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     Section 1.58 “Delphi Automotive Systems Business” means the business conducted by the Delphi Automotive Systems Sector of GM at any time on or before the Contribution Date.
     Section 1.59 “Delphi Material Impact” shall have the meaning ascribed to such term in section 8.03(e) of this Agreement.
     Section 1.60 “Delphi Guaranty Parties” shall have the meaning ascribed to such term in section 8.03(a) of this Agreement.
     Section 1.61 “Delphi Notice” shall have the meaning ascribed to such term in section 8.03(e) of this Agreement.
     Section 1.62 “Delphi Parties” shall mean Delphi and any and all of its subsidiaries and Affiliates.
     Section 1.63 “Delphi Plan” shall mean any Plan proposed or supported by Delphi.
     Section 1.64 “Delphi Products “ shall have the meaning ascribed to such term in section 5.09(a) of this Agreement.
     Section 1.65 “Delphi-Related Parties” shall mean the Debtors, the estates of the Debtors as created under Bankruptcy Code section 541, the Delphi Hourly-Rate Employees Pension Plan, the Delphi Health Care Program for Hourly Employees, the Delphi Life and Disability Benefits Program for Hourly Employees, any other Delphi pension or welfare benefit plan, and each of their respective current and former principals, officers, directors, agents, employees, advisors, and representatives (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons or entities) in their respective capacities.
     Section 1.66 “Delphi Retained Employment Liabilities” shall mean all liabilities and obligations relating to employees and former employees at the Employment Transfer Facilities arising from acts or events relating to employment occurring on or before the date the Employment Transfer takes place (regardless of when any related claim is made), all Delphi obligations under the UAW Benefit Guarantee Term Sheet, all accrued or vested pension benefits, all Delphi obligations for retired employees or employees who are PRP participants, all WARN Act notice obligations arising from the transactions contemplated in section 4.06 hereof, and all Delphi obligations under the SAP and SAP-T; provided, however, that Delphi Retained Employment Liabilities shall not include liabilities that have been assumed by GM with respect to any present or former Delphi employees pursuant to this Agreement or the Settlement Agreement. For the avoidance of doubt, obligations under Section 2.02(d) of the Settlement Agreement which are attributable to periods after the date the Employment Transfer takes place shall be assumed by the applicable Employment Party.
     Section 1.67 “Delphi Supplier Cancellation Claims” shall have the meaning ascribed to such term in section 8.06(b) of this Agreement.
     Section 1.68 “Delphi Suppliers” shall mean any and all entities that supply components, component systems, goods, or services to Delphi Parties.

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     Section 1.69 “Disability/Sickness & Accident” shall mean cash paid by Delphi for sickness and accident and accrued expense for extended disability, pursuant to the applicable collective bargaining agreement, to hourly employees during the time period included in calculating the Labor Cost Amount.
     Section 1.70 “Dispute Resolution Termination Date” shall have the meaning ascribed to such term in section 8.03(e) of this Agreement.
     Section 1.71 “DTI” shall have the meaning ascribed to such term in section 5.01(a)(i) hereof.
     Section 1.72 “Effective Date” shall have the meaning ascribed to such term in 7.01 hereof.
     Section 1.73 “Employer Taxes” shall mean cash paid by Delphi for state unemployment taxes, federal unemployment taxes, and social security taxes related to hourly employees for the time period included in calculating the Labor Cost Amount.
     Section 1.74 “Employment Outside Date” shall have the meaning set forth in section 4.06(b)(i) of this Agreement.
     Section 1.75 “Employment Party” shall have the meaning set forth in section 4.06(b)(i) of this Agreement.
     Section 1.76 “Employment Transfer” shall have the meaning set forth in section 4.06(b)(i) of this Agreement.
     Section 1.77 “Employment Transfer Facility” shall have the meaning set forth in section 4.06(b)(i) of this Agreement.
     Section 1.78 “Encumbrance” shall mean: (i) with respect to the equity interests in the joint venture companies, any voting trust, shareholder agreement, proxy or other similar restriction; and (ii) with respect to any property or asset (including capital stock or other equity interests) any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security interest, option or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction or a similar law relating to security interests in and over personal property).
     Section 1.79 “Environmental Matters Agreement” shall have the meaning ascribed to such term in section 5.01(a)(i) of this Agreement.
     Section 1.80 “Excess Interiors Proceeds” shall mean an amount equal to (a) the Initial Sale Proceeds or Adjusted Sale Proceeds, as applicable, in connection with the sale of the Global Interiors & Closures Business, less (b) the lesser of (i) $91 million and (ii) the Net Working Capital associated with the Global Interiors & Closures Business as of the Closing Date (to the extent included as part of the sale), and less (c) any Unrecovered Separation Costs; provided, however, that in no event shall the Excess Interiors Proceeds be less than zero.

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     Section 1.81 “Excess Labor Costs” shall mean (x) the product of the number of Applicable Hours multiplied by $26 and subtracted from (y) the Labor Cost Amount.
     Section 1.82 “Excess Sandusky Proceeds” shall mean an amount equal to (a) the Initial Sale Proceeds or Adjusted Sale Proceeds, as applicable, in connection with the sale of the Sandusky Business, less (b) the Capital Procurement Payment, less (c) the lesser of (i) $35 million and (ii) the Net Working Capital associated with the Sandusky Business as of the Closing Date (to the extent included as part of the sale), and less (d) any Unrecovered Separation Costs; provided, however, that in no event shall the Excess Sandusky Proceeds be less than zero.
     Section 1.83 “Excess Steering Proceeds” shall mean an amount equal to (a) the Initial Sale Proceeds or Adjusted Sale Proceeds, as applicable, in connection with the sale of the Global Steering Business, less (b) the lesser of (i) $314.5 million and (ii) the Net Working Capital associated with the Global Steering Business as of the Closing Date (to the extent included as part of the sale), and less (c) any Unrecovered Separation Costs; provided, however, that in no event shall the Excess Steering Proceeds be less than zero.
     Section 1.84 “Existing Agreements” shall have the meaning ascribed to such term in section 3.01(a) of this Agreement.
     Section 1.85 “Financial Services Supply Agreement” shall have the meaning ascribed to such term in section 5.01(a)(iii) of this Agreement.
     Section 1.86 “Fitzgerald Facility” shall mean the facility located at 342 Perry Road, Fitzgerald, Georgia 31750.
     Section 1.87 “Flint East Facility” shall mean the facility located at 1300 Dort Highway, Flint, Michigan 48558.
     Section 1.88 “Flint West Facility” shall mean the facility located at North Chevrolet Avenue, Flint, Michigan 48555.
     Section 1.89 “Footprint Facilities” shall mean the UAW Footprint Facilities and the Kettering Facility.
     Section 1.90 “Global Interiors & Closures Business” shall mean the properties, assets, rights, titles and interests owned by Delphi and its Affiliates that are primarily used or held for use in their global latches and door modules, cinching latches and strikers (except as set forth below), and instrument panels and cockpit modules business, including without limitation, the following assets, to the extent used primarily in, or primarily related to, such business: real property, personal property, inventory, contracts, administrative assets, permits, intellectual property, technical documentation, goodwill, interests in all joint ventures and any sale proceeds with respect to a sale of any of the foregoing (excluding de minimis asset sales and sales in the ordinary course of business, including sales of surplus and obsolete machinery and equipment), but excluding: (A) third party assets, including customer bailed assets such as tooling, dunnage, dies and molds, (B) Delphi corporate trademark rights (other than a transitional license to use any trademarks to the extent contained in tooling, molds, equipment, inventory or other stock on hand) and intellectual property which is not used primarily in connection with such business

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(subject to the non-exclusive license to use such intellectual property described in section 4.06(a)(viii)), (C) cash, cash equivalents and accounts receivable, (D) corporate insurance policies, (E) books and records that are required to be retained by law; provided that, subject to applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such books and records and such books and records will be retained and not destroyed without providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (F) claims related to excluded assets and Retained Liabilities, (G) tax returns, refunds, credits, prepayments and deferred tax assets; provided, however, that in no event shall a Business Optionee or GM be required to make a payment to Delphi or a Business Optionor with respect to any of the foregoing other than providing to Delphi any tax refunds received by GM or the Business Optionee with respect to taxes paid by Delphi or any of its Affiliates, (H) assets used in common Delphi services (including, without limitation, accounting, insurance, IT, tax, legal, etc.) to the extent not primarily used in connection with such business; (I) pooled vehicles and vehicles under Delphi’s corporate vehicle program, (J) personnel records other than transferable records relating to transferred employees; provided that, subject to applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such records and such records will be retained and not destroyed without providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (K) material subject to an attorney-client privilege which has not been waived or otherwise invalidated, (L) pension assets associated with Retained Liabilities, (M) the Columbus real property, (N) real property and inventory at Vandalia, Ohio and Grossepetersdorf, Austria, (O) all shared technical center or sales office properties, and (P) all assets relating to: (i) HVAC products, including condenser radiator form modules, (ii) power products, and (iii) any integral cinching latch, advanced development power cinching striker and advanced development power cinching latch products.
     Section 1.91 “Global Sourcing” shall mean, for purposes of this Agreement only, the transfer of production by GM of any Component Part to an alternative supplier.
     Section 1.92 “Global Steering Business” shall mean the properties, assets, rights, titles and interests owned by Delphi and its Affiliates that are primarily used or held for use in their global steering and halfshaft businesses, including without limitation, the following assets, to the extent used primarily in, or primarily related to, such businesses: real property, personal property, inventory, accounts receivable, contracts, administrative assets, permits, intellectual property, technical documentation, goodwill, interests in all joint ventures (other than Korea Delphi Automotive Systems Corporation (“KDAC”)) and any sale proceeds with respect to a sale of any of the foregoing (excluding (i) any proceeds received with respect to a disposition of any of Delphi’s interest in KDAC or any assets of KDAC and (ii) de minimis asset sales and sales in the ordinary course of business, including sales of surplus and obsolete machinery and equipment), but excluding: (A) third party assets, including customer bailed assets such as tooling, dunnage, dies and molds, (B) Delphi corporate trademark rights (other than a transitional license to use any trademarks to the extent contained in tooling, molds, equipment, inventory or other stock on hand) and intellectual property which is not used primarily in connection with such business (subject to the non-exclusive license to use such intellectual property described in section 4.06(a)(viii)), (C) cash and cash equivalents, (D) corporate insurance policies, (E) books and records that are required to be retained by law; provided that, subject to applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such books and records and such books and records will be retained and not destroyed without

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providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (F) claims related to excluded assets and Retained Liabilities, (G) tax returns, refunds, credits, prepayments and deferred tax assets; provided that, in no event shall a Business Optionee or GM be required to make a payment to Delphi or a Business Optionor with respect to any of the foregoing other than providing to Delphi any tax refunds received by GM or the Business Optionee with respect to taxes paid by Delphi or any of its Affiliates, (H) assets used in common Delphi services (including, without limitation, accounting, insurance, IT, tax, legal, etc.) to the extent not primarily used in connection with such business, (I) pooled vehicles and vehicles under Delphi’s corporate vehicle program, (J) personnel records other than transferable records relating to transferred employees; provided that, subject to applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such records and such records will be retained and not destroyed without providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (K) material subject to an attorney-client privilege which has not been waived or otherwise invalidated, (L) pension assets associated with Retained Liabilities, (M) real property located at Suzhou, China, Livorno, Italy and all shared technical center or sales office properties, (N) all properties, rights and obligations relating to the former facility of the Global Steering Business located at Cadiz, Spain (excluding any contract which may have been performed at the Cadiz facility but was transferred to another facility which is a part of the Global Steering Business) and (O) all assets, business lines, rights, contracts and claims of KDAC.
     Section 1.93 “GM GPSC” shall mean GM’s Global Purchasing and Supply Chain organization and any successor organization.
     Section 1.94 “GM Parties” shall mean GM and any and all of its subsidiaries and Affiliates.
     Section 1.95 “GM Purchase Order” shall mean a purchase order issued by GM or any and all of its Affiliates and accepted by DAS according to Standard GM Terms, it being agreed by the Parties that DAS shall be deemed to have accepted all such purchase orders accepted by the Delphi-Related Parties pursuant to Standard GM Terms; provided, however, that no purchase orders issued or to be issued by GM or any of its Affiliates to any Affiliate of Delphi that is not a Delphi-Related Party shall be a GM Purchase Order.
     Section 1.96 “GM-Related Parties” shall mean GM, each of its Affiliates, the General Motors Hourly-Rate Employees Pension Plan, the GM Health Care Program for Hourly Employees, the GM Life and Disability Benefits Program for Hourly Employees, any other GM pension or welfare benefit plan, and each of their respective current and former principals, officers, directors, agents, employees, advisors, and representatives (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons or entities) in their respective capacities.
     Section 1.97 “GM Suppliers” shall mean any and all entities that supply components, component systems, goods, or services to GM Parties (excepting only the Delphi Parties).
     Section 1.98 “Grand Rapids Facility” shall mean the facility located at 21000 S.W. Burlingame, Wyoming, Michigan 40509.

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     Section 1.99 “Guaranteed Agreements” shall have the meaning ascribed to such term in section 8.03(a) hereof.
     Section 1.100 “Holiday” shall mean cash paid by Delphi for specified holidays, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount, but not to include any straight time or overtime payments for hours worked.
     Section 1.101 “Home Avenue Facility” shall mean the facility located at 2701 Home Avenue, Dayton, Ohio 45417.
     Section 1.102 “IAM MOU” shall mean the “IAM-Delphi GM Memorandum of Understanding-Delphi Restructuring” entered into as of July 31, 2007, as approved by the Bankruptcy Court on August 16, 2007, by and among Delphi, GM, and the IAM, including all attachments and exhibits thereto and all IAM-Delphi collective bargaining agreements referenced therein as modified, and each as now or hereafter amended in connection herewith.
     Section 1.103 “IBEW MOUs” shall mean the “IBEW-Delphi Powertrain-GM Memorandum of Understanding – Delphi Restructuring” and the “IBEW-Delphi Electronics & Safety – GM Memorandum of Understanding – Delphi Restructuring,” entered into as of July 31, 2007, as approved by the Bankruptcy Court on August 16, 2007, by and among Delphi, GM, and the IBEW, including all attachments and exhibits thereto and all IBEW-Delphi collective bargaining agreements referenced therein as modified, , and each as now or hereafter amended in connection herewith.
     Section 1.104 “Including” or “including” shall mean including without limitation.
     Section 1.105 “Income Tax Allocation Agreement” shall have the meaning ascribed to such term in section 5.01(a)(iv) of this Agreement.
     Section 1.106 “Independence Week” shall mean cash paid by Delphi for the Independence Week, as defined in the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount, but not to include any straight time or overtime payments for hours worked. The definition of the Labor Cost Amount shall not include Independence Week after it ceases to be paid under the applicable collective bargaining agreement.
     Section 1.107 “Information” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.108 “Initial Payment Date” shall mean the later of the Effective Date and January 2, 2008.
     Section 1.109 “Initial Sale Proceeds” shall mean the amount of the Sale Proceeds from the sale of each of the Sale Businesses calculated as of the Closing Date without taking into account any post-closing adjustments.

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     Section 1.110 “Intellectual Property Contracts Transfer Agreement” shall have the meaning ascribed to such term in section 5.01(a)(ix) of this Agreement.
     Section 1.111 “Intellectual Property License Agreement” shall have the meaning ascribed to such term in section 5.01(a)(x) of this Agreement.
     Section 1.112 “Intellectual Property Transfer Agreement” shall have the meaning ascribed to such term in section 5.01(a)(xi) of this Agreement.
     Section 1.113 “Interiors Advance” shall have the meaning ascribed to such term in section 4.04(c)(i) of this Agreement.
     Section 1.114 “Invoice Delivery Date” shall mean (a) December 1, 2007 for the Interiors Advance, the Sandusky Advance and the Steering Advance; (b) 5 days prior to any Closing Date for payments owing under subsection 4.04(b)(i) or (b)(ii), (c)(ii), (d)(i) or (ii), (e)(ii), (f)(i) or (ii) or (g)(iii); and (c) 30 days after the end of each calendar year for adjustments under 4.04(g)(ii).
     Section 1.115 “IP License” shall mean the intellectual property license agreement between Delphi and GM, dated as of September 6, 2007, which was authorized and approved by the Bankruptcy Court by order dated October 3, 2007 (Docket No. 10429).
     Section 1.116 “IUE-CWA” shall mean the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America and its applicable local unions.
     Section 1.117 “IUE-CWA Business” shall have the meaning ascribed to such term in section 3.01(c).
     Section 1.118 “IUE-CWA Keep Facilities” shall mean the Brookhaven Facility, the Clinton Facility, and the Warren Facility.
     Section 1.119 “IUE-CWA MOU” shall mean the IUE-CWA-Delphi-GM Memorandum of Understanding – Delphi Restructuring, entered into as of August 5, 2007, as approved by the Bankruptcy Court on August 16, 2007, among the IUE-CWA, Delphi, and GM, and all attachments thereto and the IUE-Delphi National Agreement referenced therein as modified, and each as now or hereafter amended in connection herewith.
     Section 1.120 “IUOE MOUs” shall mean the “IOUE Local 18S-Delphi-GM Memorandum of Understanding – Delphi Restructuring,” the “IUOE Local 101S-Delphi-GM Memorandum of Understanding – Delphi Restructuring,” and the “IUOE Local 832S-Delphi-GM Memorandum of Understanding – Delphi Restructuring,” all entered into as of August 1, 2007, as approved by the Bankruptcy Court on August 16, 2007, by and among Delphi, GM, and the IUOE, including all attachments and exhibits thereto and all IUOE-Delphi collective bargaining agreements referenced therein as modified, and each as now or hereafter amended in connection herewith.

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     Section 1.121 “ JOBs banks “ shall mean the Job Opportunity Bank – Security Program as defined in the applicable Labor MOU.
     Section 1.122 “Jury Duty” shall mean cash paid by Delphi for paid time off for specified periods of jury duty, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount.
     Section 1.123 “Kettering Facility” shall mean the facility located at 2000 Forrer Boulevard, Kettering, Ohio 05420.
     Section 1.124 “Kokomo Facility” shall mean the facility located at 1800 East Lincoln, Kokomo, Indiana 46904.
     Section 1.125 “Labor Cost Amount” shall mean Delphi’s aggregate expense for the Labor Cost Line Items attributable to all hourly employees (including temporary employees, inactive employees, employees on layoff or leaves or in JOBs banks, but excluding PRP Employees) of Delphi at all Delphi facilities for which Delphi is eligible to receive the labor reimbursement pursuant to section 4.01 hereof during any period referred to in section 4.01(c) hereof; provided, however, that cash expenditures or accruals for Profit Sharing shall not be included in calculations of the Labor Cost Amount for periods after the Red Circle Period; provided further that with respect to any facility at which production for GM and GM’s direct and indirect tiered suppliers ceases after October 1, 2007, beginning twenty (20) calendar days after the termination of GM production at any facility for which Delphi is receiving a labor subsidy under section 4.01 hereof, no cash expenditures other than for Supplemental Unemployment Benefits, Severance, and PAYGO Health Care (but only in respect of those hourly employees at such facility who are receiving Supplemental Unemployment Benefits) shall be included in calculations of the Labor Cost Amount in respect of such facility; provided further that if Delphi has not obtained GM’s consent in writing prior to hiring any hourly employees at UAW Keep Facilities after April 5, 2007 (which consent shall not be unreasonably withheld), then cash expenditures or accruals for any hourly employee hired by Delphi after April 5, 2007, at UAW Keep Facilities shall not be included in calculations of the Labor Cost Amount for any periods unless (a) GM later consents in writing to any such hiring, which consent shall not be unreasonably withheld, and (b) with respect to any temporary employee who is converted to permanent employment status, Delphi has notified GM in writing as soon as practicable after Delphi’s receipt of a request from the applicable union to convert such temporary employee to permanent employment status, but in no event later than two (2) weeks prior to the date such proposed conversion would occur; and, provided further, that in the event Delphi fails to seek GM’s consent to the hiring of temporary employees at UAW Keep Facilities, cash expenditures and accruals for such hourly temporary employees shall be included in the calculations of the Labor Cost Amount. In the absence of GM’s written consent, no amount shall be included in the Labor Cost Amount that is based on an increase in benefits or payment rates or requirements over those required by the terms of the applicable collective bargaining agreements (as modified by the applicable Labor MOU) in effect as of the Effective Date. Although it is the intent of the Parties that the Labor Cost Amount be based on cash cost, the Parties recognize that for administrative ease expenses or accruals are used instead of cash cost in some instances to measure certain of the Labor Cost Line Items. The Parties believe that amounts calculated based on expense or the accrual method should equal amounts calculated based on a cash method

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within a period not to exceed one (1) year. If either Party determines that these amounts do not equal each other within a period not to exceed one (1) year, the Parties shall consult to reach a mutually agreeable resolution to effect the intent of the Parties.
     Section 1.126 “Labor Cost Line Items” shall mean Active Basic Life Insurance, Straight Time, COLA, Overtime Premium, Night Shift Premium, Independence Week, Vacation, Holiday, Bereavement Leave, Jury Duty, Military Leave, Profit Sharing, Suggestion Awards, Performance Bonus, Employer Taxes, Applicable Workers’ Compensation (prior to January 1, 2009), Post 2009 Workers’ Compensation (on and after January 1, 2009), PAYGO Health Care, Supplemental Unemployment Benefits, Severance, Disability/Sickness & Accident, Administrative Costs – National Benefit Center, 401(k) matching, Training and Legal, and any other items that the Parties may mutually agree upon in writing (which may include grievance financial settlements) in order to reflect their intent that Delphi’s Labor Cost Amount at Delphi facilities for which Delphi is entitled to receive a subsidy based on the Labor Cost Amount under section 4.01 be capped at $26 per hour (subject to certain exclusions from the cost line items); provided, however, that Supplemental Unemployment Benefits (including any PAYGO Health Care associated therewith) and Severance shall not be included with respect to any of the Wind-down Facilities or Footprint Facilities.
     Section 1.127 “Labor MOUs” shall mean the UAW MOU, the IUE-CWA MOU, the USW MOUs, the IAM MOU, the IBEW MOUs, and the IUOE MOUs, collectively.
     Section 1.128 “Laurel Facility” shall mean the facility located at 1 Thames Avenue, Laurel, Mississippi 39440.
     Section 1.129 “Liquidity Support Agreement” shall mean that certain agreement dated May 9, 2008, which was approved by the Bankruptcy Court by order entered on April 30, 2008 (Docket No. 13489), as now or hereafter amended.
     Section 1.130 “Lockport Facility” shall mean the facility located at 200 Upper Mountain Road, Lockport, New York 14094.
     Section 1.131 “Management Controls of Employee Costs” shall include but not be limited to the good faith implementation by Delphi of the following with respect to the employees whose benefits are included in the Additional Labor Reimbursement: (1) Delphi shall seek and obtain GM approval for any new hires as set forth in the definition of “Labor Cost Amount” herein; (2) Delphi shall seek and obtain GM approval of employee placement into layoff status in accordance with operational guidelines developed in good faith by GM and Delphi no later than January 1, 2009 (it being agreed that until development of the agreed upon operational guidelines, Delphi shall manage employee layoffs in a commercially reasonable manner and in accordance with its past practices); (3) regarding management of worker’s compensation and Disability/Sickness & Accident, Delphi will, to the extent consistent with applicable UAW MOUs, follow GM “people not at work” best practices procedures as may be amended from time to time, provided, documented reasonable and necessary additional costs incurred by Delphi as a result of following GM’s practices shall be included in Additional Labor Reimbursement; (4) Delphi shall seek and obtain approval from GM before paying overtime wages at any facility where any employee is receiving Supplemental Unemployment Benefits

MRA-16

(SUB) in accordance with operational guidelines developed in good faith by GM and Delphi no later than January 1, 2009, it being agreed that until development of the agreed upon operational guidelines, Delphi shall manage overtime relative to SUB in a commercially reasonable manner in accordance with its past practices; (5) should there be any additional Severance programs, Delphi shall first seek and obtain GM approval before incurring any costs for which Delphi would seek reimbursement from GM as Additional Labor Reimbursement, which approval shall not be unreasonably withheld; (6) regarding workers’ compensation, Delphi will not compromise any claim without GM approval, which approval shall not be unreasonably withheld; and (7) to the extent consistent with applicable UAW MOUs, Delphi will coordinate requests for impartial medical opinions or examinations through GM and will utilize clinics or surveillance vendors approved by GM.
     Section 1.132 “Master Separation Agreement” shall have the meaning ascribed to such term in section 5.01(a)(i) of this Agreement.
     Section 1.133 “Mexican Business” shall have the meaning ascribed to such term in section 3.01(c) of this Agreement.
     Section 1.134 “Military Leave” shall mean cash paid by Delphi for paid time off for specified periods of military duty, pursuant to the applicable collective bargaining agreement, to hourly employees included in the calculation of Labor Cost Amount for the time period included in calculating the Labor Cost Amount.
     Section 1.135 “Milwaukee E&C Facility” shall mean the south part of the facility located at 7929 South Howell Avenue, Oak Creek, Wisconsin 53154, which is dedicated to production of catalytic converters.
     Section 1.136 “Milwaukee E&S Facility” shall mean the north part of the facility located at 7929 South Howell Avenue, Oak Creek, Wisconsin 53154, which is dedicated to production of control modules (body, engine, powertrain and transmission) and other miscellaneous Component Parts.
     Section 1.137 “MNS-2 Payment” shall mean GM’s monthly payment to the Delphi Parties pursuant to GM’s Multilateral Netting System.
     Section 1.138 “Moraine Facility” shall mean the facility located at 3535 Kettering Boulevard, Moraine, Ohio 45439.
     Section 1.139 “MRA Consummation Date” shall have the meaning ascribed to such term in section 7.01 hereof.
     Section 1.140 “Needmore Road Facility” shall mean the facilities located at (i) 3100 Needmore Road, Ohio 45414 and (ii) 1515 Cincinnati Street, Dayton, Ohio 45408.
     Section 1.141 “Net-15th Prox” shall mean that invoices dated the first day through the end of any month are due on the fifteenth day of the following month.

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     Section 1.142 “Net Working Capital” shall mean the sum of accounts receivable and inventory less accounts payable.
     Section 1.143 “Night Shift Premium” shall mean cash paid by Delphi for the shift premium, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount, for working on specified shifts.
     Section 1.144 “Non-GM Business”shall mean, during any given time period, the aggregate net sales, across all the UAW Keep Facilities, that are not attributable to GM or GM’s direct and indirect tiered suppliers.
     Section 1.145 “Non-Income Tax Indemnification Agreement” shall have the meaning ascribed to such term in section 5.01(a)(v) of this Agreement.
     Section 1.146 “OE” shall mean original equipment.
     Section 1.147 “OE Parts” shall mean original equipment parts.
     Section 1.148 “Olathe Facility” shall mean the facility located at 400 West Dennis Avenue, Olathe, Kansas 66061.
     Section 1.149 “Option Designee” shall have the meaning ascribed to such term in section 4.06(a) hereof.
     Section 1.150 “Original Agreements” shall have the meaning ascribed to such term in the Recitals of this Agreement.
     Section 1.151 “Original Restructuring Agreement” shall have the meaning ascribed to such term in the Recitals of this Agreement.
     Section 1.152 “Outstanding GM Purchase Order” shall have the meaning ascribed to such term in section 3.01(a) of this Agreement.
     Section 1.153 “Overtime Premium” shall mean cash paid by Delphi for the overtime premium, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount.
     Section 1.154 “Paid Pre-Effective Date Subsidy” shall have the meaning ascribed to such term in section 4.01(b)(i) of this Agreement.
     Section 1.155 “Party” or “Parties” shall have the meanings ascribed to such terms in the Preamble of this Agreement.
     Section 1.156 “PAYGO Health Care” shall mean health care accrual expenses related to Delphi’s applicable collective bargaining agreements, during the time period included in calculating the Labor Cost Amount for hourly employees.

MRA-18

     Section 1.157 “Performance Bonus” shall mean cash paid by Delphi for the additional pay based on qualified earnings, pursuant to the applicable collective bargaining agreement, to hourly employees included in the calculation of Labor Cost Amount for the time period included in calculating the Labor Cost Amount.
     Section 1.158 “Permitted Encumbrance” shall mean: (i) security interests relating to vendor tooling arising in the ordinary course of business and not delinquent; (ii) any Encumbrance that may be created by or on behalf of GM, its affiliates or the Business Optionee; (iii) in relation to real property: (a) Encumbrances relating to any current real estate or ad valorem taxes or assessments not yet delinquent or being contested in good faith by appropriate proceedings; provided that Delphi provides GM with a specific indemnity with respect to such taxes or assessments; (b) mechanic’s, materialmen’s, laborer’s and carrier’s liens and other similar liens arising by operation of law or statute in the ordinary course of business for obligations which are not delinquent and which will be paid or discharged prior to the Business Closing Date in the ordinary course of business; (c) matters which an ALTA survey, or a similar survey in any other country, would disclose (other than the failure of the applicable Business Optionee to own the relevant real property); (d) rights of the public and adjoining property owners in streets and highways abutting and adjacent to the real property; (e) easements, covenants, restrictions and other encumbrances of public record (provided that in the event any such Encumbrance relates to a sum owed, the applicable Business Optionor shall indemnify GM and the applicable Business Optionee against any costs or expenses arising therefrom); and (f) such other Encumbrances, the existence of which, in the aggregate, would not materially interfere with or materially affect the use of the respective underlying asset to which such Encumbrances relate as used on the Business Closing Date; and (iv) in the case of equity interests in the joint venture companies, restrictions contained in the joint venture agreement, shareholders agreement or related agreements affecting such equity interests.
     Section 1.159 “Person” shall mean any individual, corporation, partnership, limited partnership, joint venture, limited liability company, association, trust, business trust, government, governmental subdivision, or other entity of any type whatsoever.
     Section 1.160 “Petition Date” shall mean, as applicable, (a) October 8, 2005 with respect to those Debtors which filed their petitions for reorganization relief in the Bankruptcy Court on such date or (b) October 14, 2005 with respect to those Debtors which filed their petitions for reorganization relief in the Bankruptcy Court on such date.
     Section 1.161 “Plan” shall mean any chapter 11 plan that is confirmed in the Chapter 11 Cases.
     Section 1.162 “Possessor” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.163 “Post 2009 Workers’ Compensation” shall mean amounts actually paid by Delphi for workers’ compensation claims by Delphi’s UAW represented hourly active and inactive (current and former) employees at all UAW facilities from and after January 1, 2009 regardless of when such liability arose.

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     Section 1.164 “Pre-Effective Date Subsidy Statement” shall have the meaning ascribed to such term in section 4.01(b)(i) of this Agreement.
     Section 1.165 “Prior Relationship” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.166 “Production Cash Burn” for each facility shall mean, during a given period of time, the sum of all cash expenditures and, to the extent expressly indicated on Exhibit 4.02(b) hereto, accrued expenses by Delphi at any Support Facility for items marked “Included” on Exhibit 4.02(b) hereto less net sales attributable to such Support Facility (for the avoidance of doubt, any cash expenditures or accruals by Delphi for items marked as “Excluded” on Exhibit 4.02(b) hereto shall not be included in the calculation of Production Cash Burn); provided, however, that, sixty (60) calendar days after the termination of GM production at a Support Facility, Production Cash Burn for such Support Facility shall mean the sum of all cash expenditures by Delphi attributable to hourly employees (including temporary employees, but excluding PRP Employees) of Delphi at such Support Facility for Severance, Supplemental Unemployment Benefits, and PAYGO Health Care (but only, in the case of PAYGO Health Care, in respect of those hourly employees at such Support Facility who are receiving Supplemental Unemployment Benefits during such period), if such sum is less than what Production Cash Burn would be for such Support Facility using the calculation described in the first clause of this sentence. With respect to the Flint East Facility, each invoice for Production Cash Burn shall exclude costs associated with warranty and recall, and costs in excess of $25,000 per month associated with quality issues and plant disruptions related to quality. As set forth on Exhibit 4.02(b) hereto, with respect to the Flint East Facility, Production Cash Burn shall include an additional payment equal to 6.5% of revenue derived from sale of VIDs manufactured for GM at the Flint East Facility. As set forth in Exhibit 4.02(b) hereto, for the purposes of determining Production Cash Burn, overhead shall be deemed to be a fixed 2.25% of net sales for all Support Facilities except for the Flint East Facility, the Sandusky Facility, the Saginaw Steering Facility, the Adrian Facility, and the Athens Facility where overhead shall be deemed to be 5.0% of net sales. As set forth in Exhibit 4.02(b) hereto, overhead shall be substituted for SG&A and allocated items which are marked “excluded-captured in % of sale” in Exhibit 4.02(b) hereof.
     Section 1.167 “Profit Sharing” shall mean cash payments for Profit Sharing paid pursuant to the applicable collective bargaining agreement, to hourly employees.
     Section 1.168 “Proposed Purchaser” shall have the meaning set forth in Section 4.06(a)(xiv) of this Agreement.
     Section 1.169 “PRP Employees” shall mean all employees of Delphi who are participating in a pre-retirement program under any Delphi attrition program.
     Section 1.170 “Red Circle Period” shall mean the period from October 1, 2006 through September 14, 2007.
     Section 1.171 “Reimbursement Adjustment Amount” shall mean the difference between the Applicable Labor Reimbursement Percentage of Excess Labor Costs for each

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calendar year and the Actual Applicable Labor Reimbursement Percentage of Excess Labor Costs for such calendar year.
     Section 1.172 “Related Parties” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.173 “Requestor” shall have the meaning ascribed to such term in section 5.06 of this Agreement.
     Section 1.174 “Restructuring Dispute” shall mean one or more defaults or disputes between GM and any of the Debtors in which (i) the aggregate amount in controversy (including the monetary value or impact of any injunctive relief) exceeds $500,000 (five hundred thousand dollars) and (ii) the claims asserted require the application or construction of this Agreement or the provisions of the Plan relating to the subject matter of this Agreement. By way of clarification, it is not intended by the Parties that the term Restructuring Dispute shall include commercial disputes that arise in the ordinary course of business with respect to the various current and future contracts pursuant to which any of the Delphi Parties supplies components, component systems, goods, or services to any of the GM-Related Parties.
     Section 1.175 “Retained Liabilities” shall have the meaning ascribed to such term on Exhibit 1.175 to this Agreement; provided, however, that Retained Liabilities shall not include liabilities that have been assumed by GM with respect to any present or former Delphi employees pursuant to this Agreement or the Settlement Agreement.
     Section 1.176 “Retention Period” shall mean ten (10) years from the Contribution Date, or for any longer period as may be required by any government agency, litigation (including applicable “Litigation Holds”), law, regulation, audit, or appeal of taxes, tax examination, or the expiration of the periods described in section 5.07(a) hereof, where applicable.
     Section 1.177 “Rochester Facility” shall mean the facility located at 1000 Lexington Avenue, Rochester, New York 14606.
     Section 1.178 “Saginaw E&C Assets” shall mean the Saginaw E&C Facility and the manufacturing equipment, test and development equipment, and other personal property which is owned by DAS LLC and located at the Saginaw E&C Facility that is necessary for the production of Component Parts for GM (excluding the assets identified on Exhibit 1.178 and any inventory).
     Section 1.179 “Saginaw E&C Facility” shall mean the facility located at 2328 East Genesee, Saginaw, Michigan 48601.
     Section 1.180 “Saginaw Steering Facility” shall mean the facility located at 3900 East Holland Road, Saginaw, Michigan 48601.
     Section 1.181 “Sale Businesses” shall mean the Global Interiors & Closures Business, the Global Steering Business and the Sandusky Business, and “Sale Business” shall mean any of the Sale Businesses individually.

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     Section 1.182 “Sale Facility” or “Sale Facilities” shall mean the Adrian Facility, the Athens Facility, the Saginaw Steering Facility, and the Sandusky Facility.
     Section 1.183 “Sale Proceeds” shall mean the gross amount received from a third party purchaser for the purchase of any of the Sale Businesses, whether as a going concern or an asset sale, in whole or in part, whether through cash, promissory note, assumption of indebtedness or other valuable consideration, less reasonable amounts actually paid by Delphi for break-up fees or expense reimbursement payments and a success fee for Delphi’s investment banker.
     Section 1.184 “Sandusky Advance” shall have the meaning ascribed to such term in section 4.04(e)(i) of this Agreement.
     Section 1.185 “Sandusky Business” shall mean the properties, assets, rights, titles and interests owned by Delphi and its Affiliates that are primarily used or held for use in the wheel bearings business conducted at the Sandusky Facility, including without limitation, the following assets, to the extent used primarily in, or primarily related to, such business: the Sandusky Facility, all personal property, inventory, contracts, administrative assets, permits, intellectual property used primarily in the bearings business which is operated at the Sandusky Facility, technical documentation, goodwill, interests in all joint ventures, if any, and any sale proceeds received or due with respect to a sale of any of the foregoing (excluding de minimis asset sales and sales in the ordinary course of business, including sales of surplus and obsolete machinery and equipment), but excluding: (A) third party assets, including customer bailed assets such as tooling, dunnage, dies and molds, (B) Delphi corporate trademark rights (other than a transitional license to use any trademarks to the extent contained in tooling, molds, equipment, inventory or other stock on hand) and intellectual property which is not used primarily in connection with such business (subject to the non-exclusive license to use such intellectual property described in section 4.06(a)(viii)), (C) cash, cash equivalents and accounts receivable, (D) corporate insurance policies, (E) books and records that are required to be retained by law; provided that, subject to applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such books and records and such books and records will be retained and not destroyed without providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (F) claims related to excluded assets and Retained Liabilities, (G) tax returns, refunds, credits, prepayments and deferred tax assets; provided that in no event shall a Business Optionee or GM be required to make a payment to Delphi or a Business Optionor with respect to any of the foregoing other than providing to Delphi any tax refunds received by GM or the Business Optionee with respect to taxes paid by Delphi or any of its Affiliates, (H) assets used in common Delphi services (including, without limitation, accounting, insurance, IT, tax, legal, etc.) primarily used in connection with such business, (I) pooled vehicles and vehicles under Delphi’s corporate vehicle program, (J) personnel records other than transferable records relating to transferred employees; provided that, subject to applicable legal requirements, GM and the applicable Business Optionee shall have access at all times to such records and such records will be retained and not destroyed without providing GM or the applicable Business Optionee with a reasonable opportunity to obtain them, (K) material subject to an attorney-client privilege which has not been waived or otherwise invalidated, (L) pension assets associated with Retained Liabilities, and (M) manufacturing assets at Cadiz, Spain.

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     Section 1.186 “Sandusky Facility” shall mean the facility located at 2509 Hayes Avenue, Sandusky, Ohio 44870.
     Section 1.187 “Separation Costs” shall mean costs incurred by Delphi as a direct consequence of the sale of the Sale Businesses for information technology separation costs and also unrecovered transition costs and unrecovered restructuring costs related to the sale of the Global Interiors & Closures Business, in an amount equal to $74 million and as more fully described on Exhibit 1.187 to this Agreement; provided, however, that Separation Costs shall be reduced by any amounts associated with line items on Exhibit 1.187 which the buyer specifically agrees to pay.
     Section 1.188 “SEPO” shall have the meaning ascribed to such term in section 5.11(a) of this Agreement.
     Section 1.189 “Settlement Agreement” shall mean the Amended and Restated Global Settlement Agreement, by and between Delphi, on behalf of itself and certain of its subsidiaries and Affiliates, and GM, dated as of the date hereof.
     Section 1.190 “Severance” shall mean (x) for purposes of section 4.01 hereof, cash paid by Delphi for Severance Payments as specified in the workforce transition provisions of the Labor MOUs or any successor collective bargaining agreements which do not provide for greater severance benefits than the Labor MOUs (unless approved by GM) to hourly employees for the time period included in calculating the Labor Cost Amount, and (y) for purposes of section 4.02 hereof, cash paid by Delphi for Severance Payments as specified in the workforce transition provisions of the Labor MOUs or any successor collective bargaining agreements which do not provide for greater severance benefits than the Labor MOUs (unless approved by GM) to hourly employees for the time period included in calculating the Production Cash Burn.
     Section 1.191 “Standard GM Terms” shall mean the GM Terms and Conditions as revised in September 2004.
     Section 1.192 “Straight Time” shall mean cash paid by Delphi for the base wage, pursuant to the applicable collective bargaining agreement, to hourly employees for the time period included in the calculating Labor Cost Amount.
     Section 1.193 “Steering Advance” shall have the meaning ascribed to such term in section 4.04(g) of this Agreement.
     Section 1.194 “Suggestion Awards” shall mean cash paid by Delphi during the time period included in calculating the Labor Cost Amount, for cost savings ideas submitted under the applicable suggestion plan program, pursuant to the applicable collective bargaining agreement, to hourly employees included in the calculation of Labor Cost Amount.
     Section 1.195 “Supplemental Unemployment Benefits” shall mean (x) for purposes of section 4.01 hereof, cash payments made by Delphi in lieu of straight time wages to hourly employees on layoff from Delphi and other applicable benefits, pursuant to the applicable collective bargaining agreement, for the time period included in calculating the Labor Cost Amount, and (y) for purposes of section 4.02 hereof, cash payments made by Delphi in lieu of

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straight time wages to hourly employees on layoff from Delphi, pursuant to the applicable collective bargaining agreement, for the time period included in calculating the Production Cash Burn.
     Section 1.196 “Support End Date” shall mean the date that is the earlier of (x) the later of sixty (60) calendar days after the termination of GM production at the applicable facility or the last date on which Delphi makes any cash expenditure for any Severance, Supplemental Unemployment Benefits, or PAYGO Health Care (but only in respect of those hourly employees at such facility who are receiving Supplemental Unemployment Benefits) in respect of such facility, or (y) the date that responsibility for the operation of future production at such facility is transferred to any party other than Delphi and no bargaining unit employees at such facility remain as Delphi employees; provided, however, that no Support End Date shall be later than December 31, 2015.
     Section 1.197 “Support Facilities” shall have the meaning set forth in section 4.02(a) of this Agreement.
     Section 1.198 “Support Period” shall have the meaning set forth in section 4.02(a) of this Agreement.
     Section 1.199 “Tooling” shall have the meaning ascribed to such term in section 8.07(a) hereof.
     Section 1.200 “Trademark and Trade Name Agreement” shall have the meaning ascribed to such term in section 5.01(a)(viii) of this Agreement.
     Section 1.201 “Training and Legal” shall mean accrual expenses associated with national, local and health and safety (training funds) and all legal related cash flows as applicable (legal funds), as identified in the applicable collective bargaining agreement, to hourly employees for the time period included in calculating the Labor Cost Amount. The definition of the Labor Cost Amount shall not include Training and Legal Funds cost after it ceases to be paid under the applicable collective bargaining agreement.
     Section 1.202 “Transaction Facilitation Agreement” shall mean the agreement dated December 10, 2007 between GM and Delphi with respect to the proposed sale of the Global Steering Business, which agreement was authorized and approved by the Bankruptcy Court by order entered on February 25, 2008 (Docket No. 12868).
     Section 1.203 “Transformation Plan” shall have the meaning ascribed to such term in the Recitals of this Agreement.
     Section 1.204 “UAW” shall mean collectively the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its applicable local unions.
     Section 1.205 “UAW Footprint Facilities” shall mean the Flint East Facility, the Needmore Road Facility, and the Saginaw E&C Facility.

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     Section 1.206 “UAW Keep Business” shall have the meaning ascribed to such term in section 3.01(c).
     Section 1.207 “UAW Keep Facilities” shall mean the Grand Rapids Facility, the Kokomo Facility, the Lockport Facility, and the Rochester Facility.
     Section 1.208 “UAW MOU” shall mean the “UAW-Delphi-GM Memorandum of Understanding – Delphi Restructuring” entered into as of June 22, 2007, as approved by the Bankruptcy Court on July 19, 2007, by and among Delphi, GM, and the UAW, including all attachments and exhibits thereto and the UAW-Delphi National Agreement referenced therein as modified, and each as now or hereafter amended in connection herewith.
     Section 1.209 “UAW Sale Business” shall have the meaning ascribed to such term in section 3.01(c).
     Section 1.210 “UAW Wind-down Facilities” shall mean the Anderson Facility, the Columbus Facility, the Coopersville Facility, the Fitzgerald Facility, the Flint West Facility, the Laurel Facility, the Milwaukee E&C Facility, the Milwaukee E&S Facility, the Olathe Facility, and the Wichita Falls Facility.
     Section 1.211 “Unrecovered Separation Costs” shall mean any portion of the Separation Costs not previously recovered by Delphi from Sale Proceeds, reducing as the Separation Costs are recovered by Delphi from Sale Proceeds in accordance with the provisions of section 4.04.
     Section 1.212 “Unsold Business” shall have the meaning set forth in Section 4.06(a)(i) of this Agreement.
     Section 1.213 “USW” shall mean collectively the United Steelworkers of America and its local unions which represent Delphi employees.
     Section 1.214 “USW MOUs” shall mean collectively the “USW- GM-Delphi Memorandum of Understanding – Vandalia Operations and Special Attrition Program” and the “USW-GM-Delphi Memorandum of Understanding – Home Avenue Operations and Special Attrition Program,” each entered into as of August 16, 2007, as approved by the Bankruptcy Court on August 29, 2007, by and among Delphi, GM, and the USW, including all attachments and exhibits thereto and all USW-Delphi collective bargaining agreements referenced therein as modified, and each as now or hereafter amended in connection herewith.
     Section 1.215 “Vacation” shall mean cash paid by Delphi during the time period included in calculating the Labor Cost Amount for paid vacation time off, pursuant to the applicable collective bargaining agreement, to hourly employees.
     Section 1.216 “Vandalia Facility” shall mean the facility located at 250 Northwoods Boulevard, Vandalia, Ohio 45377.
     Section 1.217 “Warranty Settlement Agreement” shall mean the Warranty, Settlement and Release Agreement and Covenant Not to Sue between Delphi and GM, dated as of August

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14, 2007, which was authorized and approved by the Bankruptcy Court by order dated October 2, 2007 (Docket No. 10408).
     Section 1.218 “Warren Facility” shall mean the eight (8) facilities located at the following locations: (i) Larchmont & North River Road, Warren, Ohio 44483; (ii) 5245 South Prospect Street, Rootstown, Ohio 44266; (iii) 500 West Main Street, Cortland, Ohio 44410; (iv) 4551 Research Parkway, Education Drive, Warren, Ohio 44483; (v) 408 Dana Street, Warren, Ohio 44483; (vi) 3400 Acropark Drive, Vienna, Ohio 44473; (vii) Griswold Street & Paige Avenue, Warren, Ohio 44483; and (viii) 650 Mondial Parkway, Streetboro, Ohio 44241.
     Section 1.219 “Wichita Falls Facility” shall mean the facility located at 8600 Central Freeway North, Wichita Falls, Texas 76305.
     Section 1.220 “Wind-down Facilities” shall mean the Anaheim Facility, the Anderson Facility, the Columbus Facility, the Coopersville Facility, the Fitzgerald Facility, the Flint West Facility, the Home Avenue Facility, the Laurel Facility, the Milwaukee E&C Facility, the Milwaukee E&S Facility, the Moraine Facility, the Olathe Facility, and the Wichita Falls Facility.

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ARTICLE II
CERTAIN EXHIBITS TO BE FILED UNDER SEAL
     Section 2.01 Identification of Exhibits to the Filed Under Seal.
          (a) The Parties agree that certain documents attached as exhibits hereto contain sensitive and confidential business terms which, if publicly disclosed, could detrimentally affect the Debtors or GM. Certain of these documents contain detailed proprietary information describing certain aspects of the business relationship between the Parties and the Parties believe these documents contain sensitive and confidential information of a type not typically disclosed to the public or made available in the automotive industry. Moreover, certain of these documents contain confidentiality provisions which compel the Parties to maintain the confidentiality of the terms of such agreements.
          (b) The Parties agree to use commercially reasonable efforts to obtain approval by the Bankruptcy Court of an order authorizing the Parties to file the following exhibits hereto under seal:

-	Exhibit 1.24. Assumed Liabilities.

-	Exhibit 1.175. Retained Liabilities.

-	Exhibit 1.178. Excluded Saginaw Assets.

-	Exhibit 1.187. Separation Costs.

-	Exhibit 3.01(a)(i). Outstanding GM Purchase Orders.

-	Exhibit 3.01(b). Recently Awarded Business.

-	Exhibit 3.01(b)(i). Booked Business Pricing to Be Agreed.

-	Exhibit 3.02. Contract Extensions.

-	Exhibit 3.03(a). Changes in Manufacturing Location.

-	Exhibit 3.07. New Business Awards.

-	Exhibit 3.08(a). FOP Programs.

-	Exhibit 3.08(b). First Opportunity Process.

-	Exhibit 3.12. Sites That Are on New Business Hold As of September 11, 2008.

-	Exhibit 3.14. ROLR

-	Exhibit 4.02(b). Form of Monthly Invoice for the Aggregate Amount of the Applicable Cash Burn Percentage of Production Cash Burn Incurred at all Support Facilities.

-	Exhibit 4.02(i). Letter from Bill Hurles, of GM, to Jeff Paprocki, of Delphi, dated February 1, 2007.

-	Exhibit 6.01. Access Agreement Term Sheet.

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ARTICLE III
REVENUE PLAN
     Section 3.01 Existing Agreements.
          (a) Unless otherwise expressly provided in this Agreement or the Settlement Agreement, GM and DAS shall continue to honor the terms and conditions of all existing GM Purchase Orders and other contractual agreements with any of the Debtors (including long term and lifetime contracts and other formal and verifiable agreements) in effect as of the Effective Date regarding the purchase and supply of motor vehicle related components and component systems (“Component Parts”), including all Component Parts that have been awarded to a Debtor pursuant to an award letter issued by GM and not rejected by a Debtor in writing within a commercially reasonable period of time not to exceed ten (10) business days, regardless of whether the production of Component Parts for such program has commenced (“Existing Agreements”). The term “Existing Agreements” includes all GM Purchase Orders issued to a Debtor by GM on or before the Effective Date that a Debtor has accepted in accordance with the Standard GM Terms, regardless of whether a Debtor has formally accepted the applicable GM Purchase Order in writing; provided, however, that “Existing Agreements” do not include the GM Purchase Orders and award letters which a Debtor has, in writing, rejected or otherwise declined to accept or which a Debtor has accepted subject to conditions which remain outstanding (each an “Outstanding GM Purchase Order”). Other than those purchase orders and award letters identified on Exhibit 3.01(a)(i), neither GM nor Delphi is aware of any Outstanding GM Purchase Orders. In the event that Outstanding GM Purchase Orders are identified by either Party following the execution of this Agreement, GM and Delphi shall cooperate to promptly resolve any disputes or open issues relating to such Outstanding GM Purchase Order. In the event that the Parties are unable to promptly resolve the disputes or open issues relating to such Outstanding GM Purchase Order, then such matters shall be resolved in accordance with section 3.10 of this Agreement. On the Effective Date, Delphi hereby rescinds those certain letters dated August 24, 2005, August 31, 2005 and March 31, 2006 along with any amendments and related correspondence, regarding Delphi’s requirement that all purchase order renewals and extensions be accepted in writing by authorized Delphi executives in order to be binding on Delphi. Notwithstanding anything to the contrary contained herein, the Parties acknowledge that pursuant to section 8.03 of this Agreement, all Existing Agreements shall be deemed assigned to DAS and, unless otherwise requested by Delphi, and consented to by GM, all GM Purchase Orders issued on or after the date hereof and before September 14, 2015, including confirming GM Purchase Orders issued pursuant to Article III of this Agreement and GM Purchase Orders issued in connection with business awarded pursuant to sections 3.04 through 3.07 of this Agreement, shall be issued to DAS.
          (b) The business covered by the Existing Agreements together with any business awarded pursuant to sections 3.04 through 3.06 of this Agreement, any business awarded pursuant to section 3.07 of this Agreement that shall be produced at UAW Keep Facilities or IUE-CWA Keep Facilities, and the business set forth on Exhibit 3.01(b) to this Agreement constitutes the “Booked Business.” On and after the Effective Date, the initial price for Booked Business that is subject to an Existing Agreement shall be the price set forth on the relevant GM Purchase Order or, if there is no GM Purchase Order, the relevant award letter.

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Notwithstanding the foregoing, the price for the Booked Business set forth on Exhibit 3.01(b)(i) shall be as mutually agreed by the Parties in accordance with section 3.09 of this Agreement. The Existing Agreements for Booked Business are, and the GM Purchase Orders issued in connection with the Booked Business that is not yet subject to an Existing Agreement shall be, binding contracts for the “Contract Term” as defined in section 3.01(c) below.
          (c) The “Contract Term” for each Component Part manufactured at UAW Keep Facilities, whether subject to an Existing Agreement or to be awarded under section 3.04 or 3.07 below, is or shall be the life of the applicable program (the “UAW Keep Business”). The “Contract Term” for each Component Part manufactured at UAW Sale Facilities, whether subject to an Existing Agreement or to be awarded under section 3.04 or 3.07 below, is or shall be the life of the applicable program until each Sale Facility is sold (the “UAW Sale Business”). Additionally, in no event shall either the UAW Keep Business or the UAW Sale Business be subject to termination for convenience until after December 31, 2011 or such longer period expressly provided for in this Agreement, including the exhibits to this Article III. The “Contract Term” for each Component Part manufactured at IUE-CWA Keep Facilities, whether subject to an Existing Agreement or awarded under section 3.05 or 3.07 below (the “IUE-CWA Business”), is or shall be until October 12, 2011, and in any case shall not be subject to termination for convenience until after December 31, 2011 or such longer period expressly provided for in this Agreement, including the exhibits to this Article III. Those Component Parts sourced by a GM Party to Delphi’s Mexican Affiliates or otherwise manufactured by Delphi’s Affiliates in Mexico (the “Mexican Business”) shall not be subject to termination for convenience until after December 31, 2010. The “Contract Term” for all other Booked Business which is not UAW Keep Business, UAW Sale Business, or IUE-CWA Business is as set forth in this Agreement, including the exhibits to this Article III, and if not set forth in this Agreement, including the exhibits to this Article III, as set forth in the applicable Existing Agreement or as negotiated by the Parties in accordance with this Agreement.
     Section 3.02 Contract Extensions. GM and Delphi have negotiated extensions of certain Existing Agreements as set forth on Exhibit 3.02 to this Agreement. The applicable Existing Agreements are hereby amended to incorporate the terms set forth on Exhibit 3.02 to this Agreement, and GM shall issue confirming purchase orders to DAS in the course of GM’s normal business practices. To the extent that any confirming purchase order fails to reflect the terms set forth in Exhibit 3.02 to this Agreement or contains terms inconsistent with the terms set forth in Exhibit 3.02 to this Agreement, the terms of this Agreement shall control even if Delphi continues to ship the applicable Component Parts following the issuance of the confirming purchase order.
     Section 3.03 Price Down Arrangements.
          (a) DAS shall honor the price reductions provided for in Existing Agreements (the “Contractual Savings”) with respect to the Component Parts. In addition, the applicable Delphi Affiliates will honor the price reductions provided for in the applicable purchase orders or supply contracts relating to the Mexican Business. The GM Parties are not entitled to receive, and shall not request or require, directly or indirectly, additional price reductions from DAS with respect to the Component Parts which are subject to the Existing Agreements or from DAS or its Mexican Affiliates with respect to the Mexican Business; provided, however, that the GM

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Parties are entitled to receive additional price reductions in connection with (i) technical, engineering and other cost savings initiatives in accordance with the terms of the Existing Agreements, purchase orders or supply contracts, as applicable (other than those technical, engineering and cost savings initiatives implemented before January 1, 2008), and (ii) changes in manufacturing location (other than the changes in manufacturing locations identified on Exhibit 3.03(a) to this Agreement). DAS is entitled to receive price increases from GM for the Component Parts in connection with technical and engineering initiatives in accordance with the terms of Existing Agreements. The applicable Delphi Affiliates are entitled to receive price increases for the Mexican Business component parts in connection with technical and engineering initiatives in accordance with the terms of the purchase orders and supply contracts relating to the Mexican Business. Notwithstanding the foregoing, commercial discussions regarding directed-buy components shall be handled in the ordinary course of business between the Parties.
          (b) GM is not entitled to receive, and shall not request or require, directly or indirectly, price reductions from Delphi for any Component Parts manufactured at any of the Wind-down Facilities.
     Section 3.04 New Business Awards at UAW Keep Facilities. GM has agreed to award to Delphi certain new business under the terms identified in Exhibits A and A-1 of the UAW MOU, which is incorporated herein by reference, for production at the applicable UAW Facilities referenced therein. Consistent with the UAW MOU, Delphi shall place and keep all programs awarded to UAW Keep Facilities pursuant to this section 3.04 at the applicable UAW Keep Facilities for the lifetime of such programs.
     Section 3.05 New Business Awards at IUE-CWA Keep Facilities. GM has agreed to award to Delphi certain new business under the terms identified in Exhibits A and A-1 of the IUE-CWA MOU, which is incorporated herein by reference, for production at the applicable IUE-CWA Facilities referenced therein. Consistent with the IUE-CWA MOU, Delphi shall place and keep all programs awarded to IUE-CWA Keep Facilities pursuant to this section 3.05 at the applicable IUE-CWA Keep Facilities until October 12, 2011.
     Section 3.06 Reserved.
     Section 3.07 Other New Business Awards. GM shall award to Delphi the new business set forth on Exhibit 3.07 to this Agreement subject to agreement between the Parties on the pricing and other business terms for such business as set forth in section 3.09 of this Agreement.
     Section 3.08 First Opportunity Process. GM shall provide Delphi with preferential bidding opportunities with respect to the business set forth in Exhibit 3.08(a) hereto pursuant to a first opportunity process, the terms and conditions of which are set forth in Exhibit 3.08(b) hereto.
     Section 3.09 Pricing and Other Business Terms for Certain Booked Business and New Business Awards. Pricing and other business terms for the new business to be awarded pursuant to sections 3.01 and 3.04 through 3.07 of this Agreement, to the extent not already

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established, shall be established through good faith negotiations between the GM commercial team and the Delphi sales team with the intent to award the applicable business to Delphi on terms mutually acceptable to Delphi and GM. Negotiation of and agreement on terms of such new business awards shall take into consideration, among other items, (i) the labor and other applicable cost differentials between the Delphi U.S. manufacturing location where the applicable Component Parts will be manufactured, (ii) the Delphi non-U.S. manufacturing locations where the applicable Component Parts could be manufactured, (iii) the U.S. and non-U.S. manufacturing locations of Delphi’s competitors where the applicable parts could be manufactured and the relevant pricing available from such competitors, and (iv) the Parties’ respective obligations under the Labor MOUs. In the event that GM and Delphi are unable to reach agreement on pricing for any specific program or business award, negotiations regarding such pricing shall be resolved in accordance with section 3.10 of this Agreement. Except as expressly set forth herein, GM has not agreed to negotiate or waive Standard GM Terms with respect to new business awarded pursuant to sections 3.04 through 3.07 of this Agreement.
     Section 3.10 Dispute Resolution. In the event that a dispute arises among the Parties relating to any term or provision of Article III (an “Article III Dispute”), upon the written request of either Party, such Article III Dispute shall be referred to the applicable Purchasing Executive Director at GM and applicable Product Business Unit or Divisional Sales Director at Delphi for resolution in good faith. In the event that such directors are unable to resolve such Article III Dispute, such Article III Dispute shall be referred, at either Party’s written request, to the Group Vice-President, Global Purchasing and Supply Chain for GM and the appropriate Delphi Divisional President. If within ten (10) days after such referral, GM’s Group Vice-President, Global Purchasing and Supply Chain and the Delphi Divisional President are unable to resolve the Article III Dispute, the Article III Dispute shall be elevated, at either Party’s request, to either GM’s Chief Financial Officer or GM’s President of GM North America (at GM’s election) and either Delphi’s Chief Executive Officer or Delphi’s Chief Financial Officer (at Delphi’s election) for resolution. To the extent that the job title of any of the foregoing positions is changed, this section 3.10 shall be deemed to apply to such successor title or, if the position is eliminated or vacated, to the job title of the party taking over the responsibilities of the eliminated or vacated position.
     Section 3.11 Limitations on Global Sourcing.
          (a) Other than Global Sourcing as a result of (i) a material breach of the applicable GM Purchase Order, subject to a commercially reasonable cure period under the circumstances (understanding that there is no cure period for an actual interruption of GM assembly operations or the imminent threat of an interruption of GM assembly operations), or (ii) Delphi’s failure, after a commercially reasonable cure period under the circumstances, to remain technologically competitive (taking into consideration solely technology and not price) with respect to a given Component Part, GM shall not engage in Global Sourcing with respect to UAW Keep Business, UAW Sale Business and IUE-CWA Business, each for the longer of the applicable Contract Term or December 31, 2011. Notwithstanding anything to the contrary contained herein, GM’s ability to Global Source shall in all cases be consistent with the Labor MOUs.

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          (b) Other than Global Sourcing as a result of (i) a material breach of the applicable purchase order or supply contract, subject to a commercially reasonable cure period under the circumstances (understanding that there is no cure period for an actual interruption of a GM Party’s assembly operations or the imminent threat of an interruption of a GM Party’s assembly operations), or (ii) a Delphi Affiliate’s failure, after a commercially reasonable cure period under the circumstances, to remain technologically competitive (taking into consideration solely technology and not price) with respect to a given component part, the GM Parties shall not engage in Global Sourcing with respect to the Mexican Business through December 31, 2010.
          (c) Nothing in this Agreement shall be construed to restrict the GM Parties in any way from Global Sourcing with respect to any other products or business except as set forth in sections 3.11(a), 3.11(b), and 3.11(e) hereof.
          (d) Nothing in this Agreement, the UAW MOU, the IUE-CWA MOU, the USW MOU, or any Exhibits hereto prohibits or otherwise limits in any way GM’s ability to conduct benchmarking and/or market testing activities or enter into discussions, negotiations, and agreements (including, but not limited to, contingent supply agreements) regarding the production of Component Parts by any potential alternative supplier(s).
          (e) During the periods set forth in sections 3.11(a) and 3.11(b) above, the applicable GM Party shall notify Delphi of its intent to Globally Source any UAW Keep Business, any IUE-CWA Business or any Mexican Business at least thirty (30) days prior to the scheduled implementation of such Global Sourcing. In the event that Delphi reasonably believes that such Global Sourcing is a breach of a GM’ Party’s obligations under this Agreement, then at Delphi’s election the matter shall be resolved in accordance with section 3.10 of this Agreement and the applicable GM Party shall refrain from Global Sourcing until the thirty (30) day notice period has expired.
          (f) To the extent the applicable purchase order or supply contract relating to any UAW Keep Business, any IUE-CWA Business or any Mexican Business expires by its own terms before the applicable Global Sourcing protection period set forth in sections 3.11(a) or 3.11(b) above has expired, the applicable Delphi Affiliate will have the option to continue to supply the applicable component part(s) for the remainder of the period specified in section 3.11(a) or 3.11(b) at the pricing in effect at the end of the contract term. To exercise this option, the applicable Delphi Affiliate will provide the applicable GM Party with a written notice of its intent to exercise the option as set forth above and the applicable GM Party will issue a conforming purchase order or supply contract to the Delphi Affiliate for the remainder of the term specified in section 3.11(a) or 3.11(b) above, as applicable, at the pricing in effect at the end of the contract term. To the extent the applicable Delphi Affiliate elects not to exercise its option, the Global Sourcing protection for the applicable component part(s) will terminate effective on the date the applicable contract expires.
     Section 3.12 Bidding Opportunities. In addition to the business awards and bidding opportunities provided by the foregoing provisions of this Article III, Delphi shall be considered “Green” to the business plan through December 31, 2011 with respect to the UAW Keep Facilities and the IUE-CWA Keep Facilities. In addition, Delphi shall be considered “Green” to the business plan through December 31, 2010 for those facilities which produce the Mexican

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Business. Such “Green” rating requires that GM provide Delphi with the full opportunity to quote on the applicable new business, provided that the Delphi facility producing the applicable Component Part is not placed on “New Business Hold” in accordance with GM’s normal business practices utilized with other suppliers. GM agrees that as of the date of this Agreement and other than as specified on Exhibit 3.12 to this Agreement, no Delphi facilities producing the UAW Keep Business, the IUE-CWA Business or the Mexican Business are on “New Business Hold.” GM shall consider Delphi’s bids for such business in accordance with GM’s normal business practices utilized with other suppliers. Delphi acknowledges and agrees that any sourcing of business pursuant to this section 3.12 shall be in GM’s sole discretion.
     Section 3.13 Temporary Acceleration of Payment Terms. Upon the MRA Consummation Date, (i) GM agrees to temporarily accelerate payment terms on all Component Parts supplied to GMNA and GMSPO by DAS from MNS-2 to Net 15th Prox. through December 31, 2011 (the “Temporary Acceleration of Payment Terms”) and (ii) GM shall make a payment to DAS as necessary to implement such Temporary Acceleration of Payment Terms as of the MRA Consummation Date. The provisions of this section 3.13 do not apply to the contracts to be accelerated to “net 10 day” payment terms under section 4.02(h) below.
          (a) The applicable Existing Agreements are hereby amended to incorporate the Temporary Acceleration of Payment Terms contemplated in this Section 3.13. To the extent that any purchase orders for Existing Agreements or future purchase orders impacted by the Temporary Acceleration of Payment Terms fail to reflect the terms set forth in this Section 3.13 or contains terms inconsistent with the terms set forth in this Section 3.13, the terms of this Section 3.13 shall control even if DAS continues to ship the applicable Component Parts following the issuance of the such purchase orders.
          (b) Beginning January 1, 2012, DAS shall be systematically transitioned back to MNS-2 in six equal installments over the following six (6) calendar quarters in a manner to be further agreed upon by the parties. In no event will the Temporary Acceleration of Payment Terms continue after April 1, 2013, on which date all impacted contracts or supply agreements will revert to MNS-2 payment terms (to the extent they have not reverted prior to that date).
          (c) Should a dispute arise regarding the Temporary Acceleration of Payment Terms pursuant to this section 3.13 that cannot be resolved within a commercially reasonable period of time, at either Party’s election, such dispute shall be resolved in accordance with section 3.10 of this Agreement.
     Section 3.14 Keep Site Right of Last Refusal. With respect to any UAW Keep Business or any IUE-CWA Business, provided that GM has the right under this Agreement and the Labor MOUs to engage in Global Sourcing with respect to any such Business and elects to do so, Delphi shall have a Right of Last Refusal (ROLR) until August 31, 2012 to be exercised as set forth in Exhibit 3.14 hereto.

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ARTICLE IV
FACILITIES PORTFOLIO
     Section 4.01 Labor Reimbursement.
          (a) Under the terms of, and pursuant to the process set forth in, this section 4.01, GM shall reimburse Delphi for certain labor costs as set forth below:
               (i) 50% of Excess Labor Costs for the Red Circle Period at the UAW Keep Facilities, the IUE-CWA Keep Facilities, Sale Facilities, Footprint Facilities, and Wind-down Facilities;
               (ii) 100% of Excess Labor Costs for the period from September 15, 2007, through December 31, 2007, at the UAW Keep Facilities, the Sale Facilities, the UAW Footprint Facilities, and the UAW Wind-down Facilities;
               (iii) The Applicable Labor Reimbursement Percentage of Excess Labor Costs at the UAW Keep Facilities for the period from January 1, 2008, through September 14, 2015; provided, however, that the amounts payable for December of each calendar year 2008 through 2014 and for September 2015 shall be decreased (in the event the Applicable Labor Reimbursement Percentage of Excess Labor Costs for such calendar year exceeds the Actual Applicable Labor Reimbursement Percentage of Excess Labor Costs for such calendar year) or increased (in the event the Applicable Labor Reimbursement Percentage of Excess Labor Costs for such calendar year is less than the Actual Applicable Labor Reimbursement Percentage of Excess Labor Costs for such calendar year) by the Reimbursement Adjustment Amount; and
               (iv) 100% of Additional Labor Reimbursement, regardless of whether obligations set forth in sections 4.01(a)(i through iii) or 4.02 hereof expire. Delphi will use commercially reasonable efforts to apply Management Controls of Employee Costs as defined in this Agreement. Delphi shall regularly provide to GM periodic operating reports on labor and labor cost drivers, such as for hours worked, disability rates, overtime hours worked, employees receiving Supplemental Unemployment Benefits, etc., of the same type and on the same interval as Delphi historically has generated for itself in the management of its business. Alternatively, Delphi may grant GM direct access to Delphi systems and vendors regarding all claims within the scope of the Additional Labor Reimbursement. In no event shall such Additional Labor Reimbursement duplicate or be duplicative of payments by GM otherwise required by section 4.01(a)(i-iii) or elsewhere in this Agreement. Additional Labor Reimbursement shall not include penalties incurred as a result of Delphi’s violation of the law or failure to follow procedures, such as filing deadlines. GM’s obligation regarding the Additional Labor Reimbursement shall be net of all recovered overpayments, rebates or refunds, subsidies, collateral, retroactive Social Security Disability awards, and the like.
          (b) GM’s reimbursement of Excess Labor Costs and Additional Labor Reimbursement described in section 4.01(a) of this Agreement shall be paid by GM pursuant to the following procedure:

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               (i) Delphi shall endeavor to deliver to GM, no later than sixty (60) days before the Effective Date, an invoice reflecting actual Excess Labor Costs from October 1, 2006, through August 31, 2007. Delphi shall further endeavor to deliver to GM, no later than 30 days before the Effective Date, and no earlier than forty-five (45) days before the Effective Date, another invoice reflecting any actual Excess Labor Costs for all months after August 31, 2007, for which Delphi has closed its books, and Delphi’s good faith estimate of Excess Labor Costs for all subsequent periods through the Effective Date. GM shall pay amounts in such invoices containing all information and representations required by section 4.01(b)(iii) (the “Paid Pre-Effective Date Subsidy”) on the Effective Date. Delphi shall recalculate, within sixty (60) days after the Effective Date or within twenty-four (24) days after the year-end close of Delphi’s books, whichever is later, the amount due for the period preceding the Effective Date based on actual Excess Labor Costs during that period and provide GM with a statement (the “Pre-Effective Date Subsidy Statement”) showing the actual amount due under section 4.01(a) (the “Actual Pre-Effective Date Subsidy”). If the Actual Pre-Effective Date Subsidy exceeds the Paid Pre-Effective Date Subsidy, GM shall pay to Delphi the difference via wire transfer in immediately available funds within thirty (30) days of receipt of the Pre-Effective Date Subsidy Statement. If the Actual Pre-Effective Date Subsidy is less than the Paid Pre-Effective Date Subsidy, Delphi shall pay to GM the difference via wire transfer in immediately available funds within thirty (30) days of GM’s receipt of the Pre-Effective Date Subsidy Statement from Delphi.
               (ii) Following the Effective Date regarding Excess Labor Costs and following January 1, 2009 regarding Additional Labor Reimbursement, Delphi shall invoice GM on a monthly basis for the Excess Labor Costs and Additional Labor Reimbursement that GM is obligated to reimburse Delphi pursuant to section 4.01(a) of this Agreement. Delphi shall endeavor to deliver such invoices to the Director of Business Development at GM within twenty (20) days after month-end close of Delphi’s books (if the 20th day falls on a weekend or holiday, Delphi shall endeavor to deliver the invoice to GM by the next business day).
               (iii) Such monthly invoices and invoices described in section 4.01(b)(i) for Excess Labor Costs hereof shall be in the form set forth on Exhibit 4.01(a) to this Agreement and shall include all supporting documentation referenced in Exhibit 4.01(a) to this Agreement and a representation from Delphi that such documentation is substantially complete and substantially accurate in all respects. Such monthly invoices for Additional Labor Reimbursement shall include reasonably detailed supporting documentation and a representation from Delphi that such documentation is substantially complete and substantially accurate in all respects. GM and Delphi agree to work together in good faith to amend the form of invoices if necessary due to changed circumstances. In addition, unless Delphi otherwise consents, the invoices described herein and any information included in or specifically taken from such invoices, except to the extent such information is publicly available or can be obtained from other sources that are not, to GM’s knowledge, subject to an obligation of confidentiality, (i) shall be used solely for the purpose of confirming the amount of Excess Labor Costs and Additional Labor Reimbursement and (ii) shall not be disclosed to any member of GM GPSC.
               (iv) Delphi shall endeavor to provide, on or before August 1st of each year or as soon as reasonably practicable thereafter, but in no event later than December 1st of each year, to GM a non-binding forecast of amounts that Delphi projects GM will be required to pay pursuant to this section 4.01 for the following two (2) calendar years, and GM and Delphi

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shall work together to update the first year of such forecast on a quarterly basis; provided, however, that the amount of GM’s obligation to pay any amount pursuant to this section 4.01 shall not be increased or decreased to equal any such forecast amounts, and Delphi’s right to receive payments from GM shall not be affected by the amount of such forecast amounts.
               (v) GM shall pay all amounts in each monthly invoice referred to in section 4.01(b)(ii) containing all information and representations required by this section 4.01(b) within twenty (20) days following receipt of the invoice or as otherwise agreed by GM and Delphi (if the 20th day falls on a weekend or holiday, GM shall pay Delphi on the next business day). Notwithstanding anything to the contrary in this Agreement or the Settlement Agreement, any payment by GM or Delphi of any amount pursuant to this section 4.01 shall be subject to the right of GM or Delphi, as applicable, to offset all or part of such payment as provided in section 8.01 hereof.
          (c) Delphi shall (i) permit GM (excluding the members of GM GPSC) and/or its agents, at GM’s expense, to audit Delphi’s books and records relating to Excess Labor Costs and Additional Labor Reimbursement, and (ii) reasonably cooperate with GM and its agents in any such audit activities in a timely manner; provided, however, that (x) GM shall provide Delphi with reasonable advance written notice identifying the records and information that GM intends to audit, (y) GM shall reasonably cooperate with Delphi and its agents in any such audit activities, and (z) GM shall, before seeking to audit Delphi’s books and records regarding Excess Labor Costs and Additional Labor Reimbursement, request that Delphi provide reasonably sufficient supporting information with respect to any inquiry by GM regarding Excess Labor Costs and Additional Labor Reimbursement. In addition, unless Delphi otherwise consents, any and all information obtained by or through any audit of Delphi’s books and/or records by GM and/or its agents, except to the extent such information is publicly available or can be obtained from other sources that are not, to GM’s knowledge, subject to an obligation of confidentiality, (i) shall be used solely for the purpose of confirming the amount of Excess Labor Costs and Additional Labor Reimbursement, and (ii) shall not be disclosed to any member of GM GPSC.
          (d) Delphi agrees to use commercially reasonable efforts to maximize the use of temporary employees and minimize the use of skilled labor, as work rules allow, with a goal of achieving a more competitive Labor Cost Amount, provided that Delphi’s right to receive payments from GM shall not be affected by any failure to achieve a more competitive Labor Cost Amount.
     Section 4.02 Production Cash Burn Breakeven.
          (a) With respect to any of the Sale Facilities or UAW Footprint Facilities (the “Support Facilities”) for which GM requires production at any time on or after January 1, 2008, GM agrees, under the terms and pursuant to the process set forth in this section 4.02, to reimburse Delphi for the Applicable Production Cash Burn Percentage of Production Cash Burn at such facility from January 1, 2008 (or such later date agreed to by GM and Delphi) through the Support End Date for such facility (a “Support Period”); provided, however, that to the extent that net sales attributable to any Support Facility exceed the sum of cash expenditures and accrued expenses included in the definition of Production Cash Burn for such Support Facility

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during its Support Period, such excess amount shall offset amounts that GM would otherwise pay in respect of other Support Facilities for which GM is reimbursing Production Cash Burn during such Support Period.
          (b) GM shall reimburse Delphi as required in section 4.02(a) of this Agreement pursuant to the following procedure:
               (i) Following the Effective Date, Delphi shall invoice GM on a calendar month basis for the aggregate amount of the Applicable Production Cash Burn Percentage of Production Cash Burn actually incurred at all Support Facilities during the applicable month. Delphi shall deliver the invoice to the Director of Business Development at GM by the 20th day of the month following each invoice period (if the 20th day of the month falls on a weekend or holiday, Delphi shall endeavor to deliver the invoice to GM by the next business day).
               (ii) Each monthly invoice for the aggregate amount of the Applicable Production Cash Burn Percentage of Production Cash Burn actually incurred at all Support Facilities shall be in the form of Exhibit 4.02(b) hereto, shall have attached as supporting detail an invoice for each Support Facility (also in the form of Exhibit 4.02(b) hereto), and include a representation from Delphi that the attached supporting detail is substantially complete and substantially accurate in all respects. GM and Delphi agree to work together in good faith to amend the form of invoice if necessary due to changed circumstances.
               (iii) GM shall pay all amounts in each invoice containing all information and representations required by section 4.02(b)(ii) within thirty (30) days following receipt of the invoice or as otherwise agreed by GM and Delphi (if the 30th day following receipt of the invoice falls on a weekend or holiday, GM shall pay Delphi on the next business day). Notwithstanding anything to the contrary in this Agreement or the Settlement Agreement, any payment by GM or Delphi of any amount pursuant to this section 4.02 shall be subject to the right of GM or Delphi, as applicable, to offset all or part of such payment as provided in section 8.01 hereof.
               (iv) If any monthly invoice submitted under this section 4.02 reflects an aggregate positive cash flow for all Support Facilities during the applicable month, the amount of the aggregate positive cash flow shall be a credit to GM solely against any future amounts GM owes Delphi pursuant to this section 4.02. For the avoidance of doubt, Delphi shall not be obligated to make any cash payment to GM with respect to any credit under this section 4.02 nor shall any credits under this section 4.02 be applied against any sums owed by GM under any other provision of this Agreement or any other agreement.
          (c) Delphi shall (i) with respect to the Flint East Facility, permit an outside auditor, at GM’s expense, to audit Delphi’s books and records relating to Production Cash Burn, (ii) with respect to all other Support Facilities, permit GM (excluding the members of GM GPSC) and/or its agents, at GM’s expense, to audit Delphi’s books and records relating to Production Cash Burn, and (iii) reasonably cooperate with GM and/or its agents in any such audit activities in a timely manner; provided, however, that (w) GM shall provide Delphi with reasonable advance written notice identifying the records and information that GM intends to audit, (x) GM

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shall reasonably cooperate with Delphi and its agents in any such audit activities, (y) GM shall, before seeking to audit Delphi’s books and records regarding Production Cash Burn, request that Delphi provide reasonably sufficient supporting information with respect to any inquiry by GM regarding Production Cash Burn, and (z) any and all information obtained by or through any audit of Delphi’s books and records shall not be disclosed to any member of GM GPSC, except to the extent such information is publicly available or can be obtained from other sources that are not, to GM’s knowledge, subject to an obligation of confidentiality. Notwithstanding anything contained herein, neither GM nor any of its agents shall be entitled to audit pursuant to this section 4.02(c) Delphi or Delphi’s books and records until GM has commenced making the payments required pursuant to section 4.02 hereof.
          (d) In consideration of GM’s acceptance of responsibility for certain Supplemental Unemployment Benefits and Severance at the Footprint Facilities, GM shall receive a credit in the full amount of the first $10 million for which GM is responsible under this section 4.02. The monthly invoices delivered by Delphi pursuant to this section 4.02 shall reflect and shall be reduced by the amount of the $10 million credit, with the credit applied dollar for dollar against the first and each subsequent invoice until applied in full.
          (e) On or before the date on which payment pursuant to this section 4.02 would be due from GM to Delphi with respect to the invoice pertaining to December of any year, Delphi shall pay to GM, with respect to each Sale Facility (so long as it was also a Support Facility at any point during such year), via wire transfer in immediately available funds an amount (the “Warranty Cost Amount”) equal to one-third of the amount by which warranty costs associated with such facility during the portion of such calendar year such Sale Facility was a Support Facility exceeded an amount equal to the product of (x) the number of months during the year for which GM was obligated to cover warranty costs under Production Cash Burn and (y) 125% of (i) in respect of the Sandusky Facility, $0; (ii) in respect of the Adrian Facility, $0; (iii) in respect of the Saginaw Steering Facility, $1,148,000; and/or (iv) with respect of the Athens Facility, $20,000 (for each such facility, the “Base Monthly Warranty Level”), i.e.: one-third of (the warranty cost associated with the applicable facility for the portion of the current year the Sale Facility was a Support Facility — the number of months the Sale Facility was a Support Facility during the current year x 125% of Base Monthly Warranty Level). If the warranty costs during any month in respect of any Sale Facility (so long as it is also a Support Facility) are more than the greater of $1 million or 200% of the Base Monthly Warranty Level, then, on or before the date on which payment pursuant to this section 4.02 would be due from GM to Delphi for such month, Delphi shall pay to GM via wire transfer in immediately available funds an amount equal to one-third of the amount by which the warranty costs exceed 125% of the Base Monthly Warranty Level; provided, however, that (i) the amount of any annual payment otherwise required to be made by Delphi pursuant to the first sentence of this section in respect of the year in which any monthly payment is made by Delphi pursuant to this sentence shall be reduced by the amount of any such monthly payment and (ii) if the aggregate amount of monthly payments made by Delphi pursuant to this sentence in any calendar year exceeds the amount of any annual payment otherwise required to be made by Delphi pursuant to the first sentence of this section in respect of such calendar year, GM shall pay to Delphi via wire transfer in immediately available funds within thirty (30) days of receipt by GM of the invoice under this section 4.02 for the month of December of such year an amount equal to such excess.

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          (f) Delphi shall endeavor to provide, on or before August 1st of each year or as soon as reasonably practicable thereafter, but in no event later than December 1st of each year, to the Director of Business Development at GM a forecast of Production Cash Burn for the following two calendar years for each Support Facility and GM shall review each forecast and provide any feedback within 15 days after receipt of such forecast. Actual Production Cash Burn shall be tracked against each annual forecast on a monthly basis. GM and Delphi shall work together to update each annual forecast on a quarterly basis for the current calendar year. The amount of GM’s obligation to reimburse Delphi pursuant to this section 4.02 shall not be increased or decreased to reflect any amounts forecasted pursuant to this section 4.02(f).
          (g) At GM’s direction, Delphi shall implement an incentive payment structure (the form and substance of which shall be subject to Delphi’s consent, which shall not be unreasonably withheld) separate from and in addition to Delphi’s current incentive payment structure, pursuant to terms designed by GM to meet certain objectives for Delphi’s salaried employees at the Support Facilities, and any amounts paid by Delphi under such incentive payment structure shall be included as part of cost for purposes of the Production Cash Burn calculation; provided, however, that nothing herein shall require GM to direct Delphi to implement an incentive payment structure, and payments made under an incentive payment structure shall not be included as part of the Production Cash Burn calculation unless GM directs its implementation in writing.
          (h) On January 1, 2008, GM shall accelerate its payment terms (for all payments made by GM after such date) to “net 10 days” for products purchased by GM from Support Facilities that are not also Sale Facilities. The accelerated payment terms for each such Support Facility shall end on the Support End Date for such Support Facility.
          (i) GM and Delphi have agreed to work together to minimize excess and obsolete materials with respect to the Support Facilities in accordance with the letter from Bill Hurles, of GM, to Jeff Paprocki, of Delphi, dated February 1, 2007, which is attached hereto as Exhibit 4.02(i). GM and Delphi have further agreed to handle extended fabrication and material obligations as set forth in such letter.
          (j) Any inventory banks requested by GM at any Support Facility shall be produced by Delphi through the order schedule as outlined in section 4.02(h) of this Agreement. The size and build schedule for any such inventory banks shall be mutually agreed upon by GM and Delphi. GM shall purchase the inventory upon production by Delphi and receipt of an invoice, subject to “net 10 day” payment terms. At GM’s written direction, Delphi shall warehouse and maintain such inventory at GM’s cost.
          (k) Current GM contract terms, including pricing, shall remain in force with no pricing changes to be proposed for GM products produced at the Support Facilities.
          (l) Delphi shall use commercially reasonable efforts to minimize the Production Cash Burn at each Support Facility.

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          (m) GM may, in its sole discretion, assist the Delphi purchasing organization, as requested by Delphi, in the negotiation and purchase of material for the Support Facilities after December 31, 2007.
          (n) After such time as GM makes its first payment to Delphi under this section 4.02, GM may, in its sole discretion, designate GM employee(s) or advisor(s), compensated by GM, to work at any Support Facility (except for the Flint East Facility) as advisors to Delphi to help minimize Production Cash Burn after (i) in the case of the Needmore Road Facility, the Saginaw E&C Facility, the Sandusky Facility, or the Adrian Facility December 31, 2007, and (ii) in the case of the Saginaw Steering Facility or the Athens Facility, December 31, 2008. As necessary to support GM’s efforts to reduce Production Cash Burn, Delphi shall provide such GM representatives with access to the operations of the Support Facilities (except for the Flint East Facility) as well as to the books and records relating to such Support Facilities. The GM representatives may also review ongoing expenditures at any such Support Facility during the Support Period for such Support Facility.
          (o) GM, with the concurrence of Delphi, which shall not be unreasonably withheld, may, but shall not be required to, extend employment offers to Delphi salaried employees affiliated with the products or operations of the Support Facilities after (i) in the case of any employee associated with the Flint East Facility, June 30, 2008, (ii) in the case of any employee associated with the Needmore Road Facility and the Saginaw E&C Facility, December 31, 2007, (iii) in the case of any employee associated with the Saginaw Steering Facility or the Athens Facility, December 31, 2008, and (iv) in the case of any employee associated with the Sandusky Facility or the Adrian Facility, December 31, 2007; provided, however, that with respect to any Sale Facility, GM’s right to extend employment offers pursuant to this section 4.02(o) shall be suspended so long as there is a sale of such Sale Facility pending pursuant to a signed memorandum of understanding or purchase agreement. GM may, but shall not be required to, locate employees that GM hires under this section 4.02(o) at any Support Facility until such Support Facility is wound-down or its ownership is transferred to a party other than Delphi; provided, however, that no salaried employees employed by GM shall hold or be deemed by Delphi or GM to hold a managerial position at any Support Facility.
     Section 4.03 Sunset Requirements.
          (a) GM has agreed, pursuant to section B of and Attachment A to the UAW MOU, to, among other things, provide certain support so that Delphi shall no longer have responsibility for production operations or for employment of UAW-represented employees by dates specified in the UAW MOU in respect of the Saginaw Steering Facility, the Sandusky Facility, the Adrian Facility, the Flint East Facility, the Needmore Road Facility and the Saginaw E&C Facility. For the avoidance of doubt, GM shall have no obligations (and shall not be responsible for any liabilities) in respect of such facilities, other than obligations expressly set forth in the UAW MOU, this Agreement or the Settlement Agreement, or such obligations, if any, expressly set forth in any Existing Agreements. Delphi agrees that it shall not seek any compensation from GM, the UAW or any other party in consideration of Delphi’s cessation of responsibility pursuant to section B of the UAW MOU except as provided for in this Agreement, the Settlement Agreement or any Existing Agreements.

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          (b) GM and Delphi acknowledge that Delphi expects to cease GM production at the Athens Facility on or before December 31, 2009. GM and Delphi agree to use commercially reasonable efforts to relocate or source, on or before such date, production of all Component Parts which are manufactured at the Athens Facility, which relocation shall be coordinated with and approved by GM in accordance with GM’s Business Transfer Approval Board process (the “BTAB Process”). In the event the production of Component Parts for GM at the Athens Facility has not been completely relocated or sourced to other facilities by December 31, 2009 due to technical, sourcing or manufacturing- based impediments, and despite the Parties’ having used commercially reasonable efforts to meet the December 31, 2009 date, GM and Delphi shall mutually discuss and reasonably cooperate to address any additional production that is necessary to support GM following such date. In connection with the closure of the Athens Facility, GM agrees to utilize commercially reasonable efforts to coordinate the timing of flowback opportunities in the most cost-effective manner practicable. Delphi agrees that a condition of any sale of the Athens Facility shall be that the buyer agrees in writing to comply with this section 4.03(b). GM agrees that there shall be no adverse economic impact to Delphi related to hourly and salaried separation costs and costs of moving equipment in connection with any closure of the Athens Facility, and GM shall be responsible for any such costs borne by Delphi. Delphi and GM agree that if the Athens Facility is sold, the buyer (who will reap the long-term benefit of closure of the Athens Facility) shall bear the entire economic impact of closure of the Athens Facility, including, without limitation, hourly and salaried separation costs and costs of moving equipment, provided that GM shall provide flowback opportunities to GM locations or otherwise satisfy long-term employment commitments for approximately 390 Athens former Tier I employees.
          (c) GM and Delphi acknowledge that Delphi expects to close the Columbus Facility on or before December 31, 2007. GM and Delphi agree to use commercially reasonable efforts to relocate or source, on or before such date, production of all Component Parts which are manufactured at the Columbus Facility, which relocation shall be coordinated with and approved by GM in accordance with GM’s BTAB Process, subject to Delphi’s right to close the Columbus Facility no later than December 31, 2008. In the event the production of Component Parts at the Columbus Facility will not be relocated or sourced to other facilities by December 31, 2007 due to technical, sourcing or manufacturing-based impediments, and GM desires that Delphi continue operations at the Columbus Facility to support GM production, despite the Parties’ having used commercially reasonable efforts to meet the December 31, 2007 date, GM shall provide Delphi with sixty (60) days’ prior written notice and GM and Delphi shall use commercially reasonable efforts to expedite the relocation of production from the Columbus Facility, in which case Delphi shall continue to operate the Columbus Facility in support of GM’s production requirements until a date to be agreed upon by GM and Delphi, provided that Delphi shall not be obligated to operate such facility beyond December 31, 2008. In addition, the Parties agree to engage in good faith discussions regarding whether the Columbus Facility would be eligible for the Production Cash Burn subsidy under section 4.02 for the period after January 1, 2008. Delphi agrees that a condition of any sale of the Columbus Facility shall be that the buyer agrees in writing to comply with this section 4.03(c).
          (d) GM and Delphi acknowledge that Delphi expects to close the Milwaukee E&C Facility on or before December 31, 2007. GM and Delphi agree to use commercially reasonable efforts to relocate or source, on or before such date, production of all Component

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Parts which are manufactured at the Milwaukee E&C Facility, which relocation shall be coordinated with and approved by GM in accordance with GM’s BTAB Process, subject to Delphi’s right to close the Milwaukee E&C Facility no later than December 31, 2008. In the event the production of Component Parts at the Milwaukee E&C Facility will not be relocated or sourced to other facilities by December 31, 2007 due to technical, sourcing or manufacturing-based impediments, and GM desires that Delphi continue operations at the Milwaukee E&C Facility to support GM production, despite the Parties’ having used commercially reasonable efforts to meet the December 31, 2007 date, GM shall provide Delphi with sixty (60) days’ prior written notice and GM and Delphi shall use commercially reasonable efforts to expedite the relocation of production from the Milwaukee E&C Facility, in which case Delphi shall continue to operate the Milwaukee E&C Facility in support of GM’s production requirements until a date to be agreed upon by GM and Delphi, provided that Delphi shall not be obligated to operate such facility beyond December 31, 2008. In addition, the Parties agree to engage in good faith discussions regarding whether the Milwaukee E&C Facility would be eligible for the Production Cash Burn subsidy under section 4.02 for the period after January 1, 2008. Delphi agrees that a condition of any sale of the Milwaukee E&C Facility shall be that the buyer agrees in writing to comply with this section 4.03(d).
     Section 4.04 GM Working Capital Backstop for Sale Facilities.
          (a) The Parties agree that the provisions of this section 4.04 are intended to provide Delphi with an agreed upon minimum recovery of the working capital that Delphi has invested in the Sale Businesses. The exercise of any Unsold Business Option under section 4.06 of this Agreement (other than with respect to the Saginaw E&C Assets), including the occurrence of any deemed transfer pursuant to section 4.06(c) of this Agreement, constitutes a sale under the provisions of this section 4.04.
          (b) If the closing of the sale of the Global Interiors & Closures Business occurs on or before the Effective Date:
               (i) GM will pay to Delphi on the Initial Payment Date a payment equal to the lesser of (A) $91 million, and (B) 100% of the amount, if any, by which the estimated Net Working Capital associated with the Global Interiors & Closures Business as of the Closing Date (to the extent included as part of the sale) exceeds the Initial Sale Proceeds (or, to the extent any adjustments have already been made, the Adjusted Sale Proceeds) for the Global Interiors & Closures Business; or
               (ii) Delphi will pay to GM on the Closing Date 60% of the Excess Interiors Proceeds, if any.
               (iii) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsections (b)(i) and (b)(ii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date, in accordance with the procedures set forth in section 4.04(i).
          (c) If the closing of the sale of the Global Interiors & Closures Business has not occurred on or before the Effective Date:

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               (i) GM will advance to Delphi (as an advance deposit against accounts payable to Delphi and its U.S. and Mexican Affiliates), on the later of the Effective Date and January 2, 2008, the lesser of (A) $91 million and (B) 100% of the estimated Net Working Capital associated with the Global Interiors & Closures Business as of December 31, 2007 (the “Interiors Advance”).
               (ii) Upon the closing of a sale of the Global Interiors & Closures Business subsequent to GM making the Interiors Advance
               (A) On the Closing Date, Delphi will pay to GM the amount of the Interiors Advance (which payment shall reduce the Interiors Advance to zero) by wire transfer in immediately available funds;
               (B) On the Closing Date, GM will pay to Delphi the amount equal to the lesser of (x) $91 million, and (y) 100% of the amount, if any, by which the estimated Net Working Capital associated with the Global Interiors & Closures Business as of the Closing Date (to the extent included as part of the sale) exceeds the Initial Sale Proceeds (or, to the extent any adjustments have already been made, the Adjusted Sale Proceeds), which payment is not an advanced deposit, by wire transfer in immediately available funds; and
               (C) Delphi will pay to GM on the Closing Date an amount equal to 60% of the Excess Interiors Proceeds, if any.
               (iii) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsection (c)(ii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date, in accordance with the procedures set forth in section 4.04(i).
        (d) If the closing of the sale of the Sandusky Business occurs on or before the Effective Date:
               (i) Delphi will first pay to GM on the Initial Payment Date the Capital Procurement Payment pursuant to the terms of the Capital Procurement Agreement.
               (ii) Subsequent to Delphi having paid the Capital Procurement Payment to GM, GM will pay to Delphi on the Initial Payment Date the amount, if any, by which (A) the lesser of (1) $35 million and (2) the estimated Net Working Capital associated with the Sandusky Business as of the Closing Date (to the extent included as part of the sale) exceeds (B) the Initial Sale Proceeds (or, to the extent any adjustments have already been made, the Adjusted Sale Proceeds) for the Sandusky Business less the Capital Procurement Payment; or
               (iii) Delphi will pay to GM on the Closing Date 60% of the Excess Sandusky Proceeds, if any.

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               (iv) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsections (d)(i) through (iii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date, in accordance with the procedures set forth in section 4.04(i).
        (e) If the closing of the sale of the Sandusky Business has not occurred on or before the Effective Date:
               (i) GM will advance to Delphi (as an advance deposit against accounts payable to Delphi and its U.S. and Mexican Affiliates), on the later of the Effective Date and January 2, 2008, the lesser of (A) $35 million and (B) 100% of the estimated Net Working Capital associated with the Sandusky Business as of December 31, 2007 (the “Sandusky Advance”).
               (ii) Upon the closing of a sale of the Sandusky Business subsequent to GM making the Sandusky Advance
               (A) On the Closing Date, Delphi will pay to GM the amount of the Sandusky Advance (which payment shall reduce the Sandusky Advance to zero) by wire transfer in immediately available funds.
               (B) On the Closing Date, Delphi will pay to GM the Capital Procurement Payment pursuant to the terms of the Capital Procurement Agreement.
               (C) Upon Delphi having paid the Capital Procurement Payment to GM, on the Closing Date, GM will pay to Delphi the amount, if any, by which (1) the lesser of (x) $35 million, and (y) the estimated Net Working Capital associated with the Sandusky Business as of the Closing Date (to the extent included as part of the sale) exceeds (B) the Initial Sale Proceeds (or, to the extent any adjustments have already been made, the Adjusted Sale Proceeds) for the Sandusky Business less the Capital Procurement Payment, which payment is not an advanced deposit, by wire transfer in immediately available funds; or
               (D) Delphi will pay to GM on the Closing Date 60% of the Excess Sandusky Proceeds, if any.
               (iii) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsections (e)(i) and (e)(ii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date or December 31, 2007, as applicable, in accordance with the procedures set forth in section 4.04(i).
        (f) If the closing of the sale of the Global Steering Business occurs on or before the Effective Date:

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               (i) GM will pay to Delphi on the Effective Date a payment equal to the lesser of (A) $210 million, and (B) 66.6% of the amount, if any, by which the estimated Net Working Capital associated with the Global Steering Business as of the Closing Date (to the extent included as part of the sale) exceeds the Initial Sale Proceeds (or, to the extent any adjustments have already been made, the Adjusted Sale Proceeds) for the Global Steering Business; or
               (ii) Delphi will pay to GM on the Closing Date 60% of the Excess Steering Proceeds.
               (iii) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsections (f)(i) and (f)(ii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date, in accordance with the procedures set forth in section 4.04(i).
        (g) If the closing of the sale of the Global Steering Business has not occurred on or before the Effective Date:
               (i) GM will advance to Delphi (as an advance deposit against accounts payable to Delphi and its U.S. and Mexican Affiliates), on the Effective Date, $210 million (the “Steering Advance”).
               (ii) Between the making of the Steering Advance and the Closing Date of any sale of the Steering Business, Net Working Capital will be reassessed as of the end of each calendar year in accordance with the procedures set forth in section 4.04(i) and any necessary adjustments to the Steering Advance will be made on the appropriate Adjustment Payment Date (A) in the case of an increase in the Steering Advance, through an additional advance deposit against accounts payable to Delphi and its U.S. Affiliates, and (B) in the case of a decrease in the Steering Advance, through repayment by Delphi of the amount of such reduction.
               (iii) Upon the closing of a sale of the Steering Business subsequent to GM making the Steering Advance
               (A) On the Closing Date, Delphi will pay to GM the amount of the Steering Advance (which payment shall reduce the Steering Advance to zero) by wire transfer in immediately available funds;
               (B) On the Closing Date, GM will pay to Delphi the amount equal to the lesser of (x) 210 million, and (y) 66.6% of the amount, if any, by which the estimated Net Working Capital associated with the Steering Business as of the Closing Date (to the extent included as part of the sale) exceeds the Initial Sale Proceeds (or, to the extent any adjustments have already been made, the Adjusted Sale Proceeds), which payment is not an advanced deposit); or

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               (C) Delphi will pay to GM on the Closing Date an amount equal to 60% of the Excess Steering Proceeds, if any.
               (iv) On each Adjustment Payment Date, GM or Delphi, as applicable, will make payment to the other party of any adjustments required to the payments made under subsections (g)(i) through (g)(iii) above to reflect the Adjusted Sale Proceeds or actual Net Working Capital as of the Closing Date or December 31, 2007, as applicable, in accordance with the procedures set forth in section 4.04(i).
          (h) Notwithstanding sections 4.04(f) and (g) above, the terms of the Transaction Facilitation Agreement shall control so long as the Transaction Facilitation Agreement remains in effect.
          (i) On or before the applicable Invoice Delivery Date, Delphi shall deliver to GM its good faith estimate of the calculation of any estimated payment owing under section 4.04 along with any reasonably necessary and appropriate supporting financial statements and other information and, if applicable, a preliminary closing statement for any sale (collectively, the “Estimated Payment Calculation”). GM and/or Delphi shall pay all amounts owing with respect to any Estimated Payment Calculation containing all information required by this section 4.04(i) on the dates such payments are due and owing under the terms of this section 4.04. Notwithstanding anything to the contrary in this Agreement or the Settlement Agreement, any payment by GM or Delphi of any amount pursuant to this section 4.04(i) shall be subject to the right of GM or Delphi, as applicable, to offset all or part of such payment as provided in section 8.01 hereof.
          (j) Within 20 days of each Adjustment Determination Date, Delphi shall deliver to GM the calculation of any adjustment owing under sections 4.04(a)-(g) along with all necessary and appropriate supporting financial statements and other information and, if applicable, a closing statement for any sale (collectively, the “Adjustment Payment Calculation”). The Adjustment Payment Calculation shall include all reasonably necessary supporting documentation and a representation from Delphi that such documentation is substantially complete and substantially accurate in all respects. GM and/or Delphi shall pay all amounts owing under any Adjustment Payment Calculation containing all information and representations required by this section 4.04(j) on the applicable Adjustment Payment Date. Notwithstanding anything to the contrary in this Agreement or the Settlement Agreement, any payment by GM or Delphi of any amount pursuant to this section 4.04(j) shall be subject to the right of GM or Delphi, as applicable, to offset all or part of such payment as provided in section 8.01 hereof.
          (k) Delphi shall (i) permit GM and/or its agents, at GM’s expense, to audit Delphi’s books and records relating to Adjustment Payment Calculations, and (ii) reasonably cooperate with GM and its agents in any such audit activities in a timely manner; provided, however, that (x) GM shall provide Delphi with reasonable advance written notice identifying the records and information that GM intends to audit, (y) GM shall reasonably cooperate with Delphi and its agents in any such audit activities, and (z) GM shall, before seeking to audit Delphi’s books and records regarding Adjustment Payment Calculations, request that Delphi provide reasonably sufficient supporting information with respect to any inquiry by GM

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regarding Adjustment Payment Calculations. In addition, unless Delphi otherwise consents, any and all information obtained by or through any audit of Delphi’s books and/or records by GM and/or its agents, except to the extent such information is publicly available or can be obtained from other sources that are not, to GM’s knowledge, subject to an obligation of confidentiality, shall be used solely for the purpose of confirming any Adjustment Payment Calculations.
          (l) As a condition of receiving payment of the Unrecovered Separation Costs in accordance with section 4.04, Delphi agrees that it will not obligate buyers of the Global Interiors & Closures Business, Global Steering Business or the Sandusky Business to pay such costs unless GM otherwise agrees.
          (m) To the extent required under either Existing Agreements or agreements which GM or any of the Delphi Parties enter into in the future, Delphi shall ensure that GM receives required production from the Global Interiors & Closures Business, the Sandusky Business and the Global Steering Business through the earlier of the Closing Date related to the sale of such business or the applicable Business Outside Date.
     Section 4.05 Additional Terms Regarding Sale Facilities.
          (a) GM shall have the right to consent to the identity of any buyer or buyers of all or any part of the Global Steering Business, Global Interiors & Closures Business, and/or the Sandusky Business which is sold as a going concern and to the amount of proceeds to be paid upon the sale or sales of any of such businesses if less than the Net Working Capital associated with the applicable business; provided, however, that the right to consent to the identity of any buyer or buyers shall not apply to any sale of assets that are no longer used for GM production, including the Athens Facility and Columbus Facility (at such time as such facilities are no longer used for GM production); and provided further, that any proceeds from the sale of such assets (except for the Athens Facility, the Columbus Facility and de minimis surplus asset sales) shall be treated as Sale Proceeds under section 4.04.
          (b) Delphi shall use commercially reasonable efforts to maximize the proceeds from and value of the Global Steering Business, Global Interiors & Closures Business, and the Sandusky Business (including working with GM to evaluate standalone options for such businesses or Facilities that are not sold on or prior to January 1, 2008); provided that nothing contained herein shall relieve GM of its obligation under section 4.06 hereof.
          (c) GM shall use commercially reasonable efforts to negotiate a revenue plan with potential buyers of the Global Steering Business, Global Interiors & Closures Business, and/or the Sandusky Business to facilitate sales of such facilities; provided, however, that GM shall not be obligated under any circumstances to enter into any such revenue plan.
          (d) With respect to the Global Steering Business, Global Interiors & Closures Business, and/or the Sandusky Business, as applicable, GM shall offer to any buyer of such facility or facilities to which GM consents under section 4.05(a) hereof, reimbursement of Excess Labor Costs for the period following the closing of the sale on terms that are substantially the same (and no less favorable to the buyer) as those set forth in section 4.01 of this Agreement.

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     Section 4.06 Treatment of Unsold Businesses and the Transfer of Certain Employees.
          (a) Unsold Business Option
               (i) In accordance with the terms of this section 4.06, Delphi on behalf of itself and its applicable Affiliates (each a “Business Optionor” and collectively, the “Business Optionors”) hereby grants to one or more parties designated by GM in its discretion (each a “Business Optionee” and collectively, the “Business Optionees”), the options (each an “Unsold Business Option” and collectively, “Unsold Business Options”) to purchase the Global Steering Business, the Sandusky Business, the Global Interiors & Closures Business and the Saginaw E&C Assets (each an “Unsold Business” and collectively, the “Unsold Businesses”) each for $1.00, to be effectuated through one or more asset sales, stock or other equity interest sales, real estate leases, machinery and equipment leases (with respect to machinery and equipment located in facilities which are to be leased to the applicable Business Optionee) and assignments and assumptions (each a “Business Transaction” and collectively, the “Business Transactions”), or a combination thereof, as reasonably determined by the applicable Business Optionee (except to the extent Delphi is expressly entitled to determine the structure under this section 4.06).
               (ii) Each Business Transaction shall be structured such that the Business Optionee shall assume the Assumed Liabilities and Delphi and the Business Optionor, as applicable, shall retain the Retained Liabilities each with respect to the applicable Unsold Business. In addition, in connection with such Business Transaction, the Business Optionee shall offer employment to the U.S. salaried employees of the Unsold Business on terms substantially comparable in the aggregate to the terms of their employment with Delphi or its Affiliates for one year following the date of the closing of the applicable Business Transaction (the “Business Closing Date”), and, in the case of non-U.S. employees, the Business Optionee shall assume the employment contracts and all related obligations of the Unsold Business in accordance with applicable legal, works council and union agreement requirements. Also, the assets to be transferred in connection with each Business Transaction shall be accepted by the Business Optionee on an as-is, where-is basis. GM may designate only one Business Optionee at a time for each Unsold Business (unless Delphi otherwise consents, which consent shall not unreasonably be withheld), provided that GM may designate separate Business Optionees with respect to discrete regional operations or lines of business which are a part of the Unsold Business where such discrete regional operations or lines of business may reasonably be sold as a separate ongoing concern. The Business Optionee and GM shall be responsible for all costs associated with any such sales or, to the extent provided in section 4.06(a)(vii) below, the preparation therefor regardless of whether the sale to such Business Optionee closes.
               (iii) To the extent that an Unsold Business includes a contract or other obligations, including without limitation non-compete or non-solicitation agreements, which would restrict or inhibit a Business Optionee or any of its Affiliates from engaging in, owning an interest in any Person engaged in, or providing support (financial or otherwise) to any Person engaged in, any line of business, Delphi shall at the request of the applicable Business Optionee use commercially reasonable efforts to terminate such contract or obligations and, at the election of the applicable Business Optionee, such contract or obligation shall be excluded (at the cost and expense of the Business Optionee) from the contracts and obligations being transferred or assumed by the Business Optionee pursuant to a Business Transaction; and in such case, Delphi,

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the applicable Business Optionor and GM shall use their respective commercially reasonable efforts to provide the Business Optionee with the rights and benefits of such excluded contract or obligation (other than with respect to joint ventures). To the extent that an Unsold Business includes a contract or obligations pursuant to which a third party has a preemptive or similar right to purchase any asset (including an equity interest in a joint venture) which constitutes a portion of the Unsold Business, Delphi shall use commercially reasonable efforts to cause such third party not to exercise such right and at the election of the applicable Business Optionee, such assets shall be excluded (at the cost and expense of the Business Optionee) from the assets being transferred or assumed by the Business Optionee pursuant to a Business Transaction; and in such case, Delphi, the applicable Business Optionor and GM shall use their respective commercially reasonable efforts to provide the Business Optionee with the rights and benefits of such asset (other than with respect to joint ventures). With respect to the Saginaw E&C Assets, Delphi shall be entitled to retain the working capital with respect to such Unsold Business.
               (iv) The Parties agree that in connection with a Business Transaction Delphi may as reasonably determined by Delphi in order to reduce the cost of the applicable Business Transaction, (A) transfer the assets to be sold in connection with an Unsold Business and Assumed Liabilities to be assumed in connection with the purchase of the Unsold Business to a newly-formed subsidiary with no other operations or operational history, and transfer the equity interests of such new subsidiary to the Business Optionee, or (B) in the case of wholly-owned subsidiaries that are engaged in no business other than the Unsold Business, transfer the equity interests of such subsidiaries to the Business Optionee. In no event shall the Business Optionee assume or otherwise become liable for any liabilities or obligations that are not Assumed Liabilities, Delphi and the Business Optionor shall, jointly and severally, indemnify, defend and hold GM and each Business Optionee harmless from and against all such liabilities. Notwithstanding anything to the contrary herein, the liabilities and obligations of any joint venture comprising part of an Unsold Business will not be affected by this Agreement and such liabilities and obligations shall remain liabilities and obligations of the joint venture, and Delphi and its Affiliates (other than the joint venture) shall have no liability or obligation with respect thereto.
               (v) Each Business Transaction shall be subject to customary and appropriate documentation reasonably acceptable to Delphi and the Business Optionee. The Business Optionor and Delphi shall jointly and severally warrant to the applicable Business Optionee that, other than assets excluded from the relevant Unsold Business definition, the assets and rights transferred to the Business Optionee, together with the rights and transition services provided for hereunder, are sufficient to operate the applicable Unsold Business in substantially the same manner as operated prior to the Business Closing Date. In addition, the Business Optionor shall provide a customary warranty to the Business Optionee that it is being transferred marketable title to all stock, equity interests and assets to be transferred to the Business Optionee, free and clear of all liens, claims and Encumbrances, subject only to Permitted Encumbrances. The Business Optionees and the Business Optionor shall take all commercially reasonable actions necessary to and shall execute and deliver, any documents or instruments, reasonably necessary to, perfect or confirm all transfers, assignments and assumptions in connection with each Business Transaction, including making all appropriate regulatory filings as soon as practicable and obtaining all requisite regulatory approvals in advance of the Business Outside Date (as defined below); provided that in no event shall a Business Optionee be obligated to

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dispose of or divest itself of any line of business or restrict itself from engaging in a line of business in order to obtain any regulatory approvals. To the extent a third party consent or approval is not obtained with respect to any third party contract or agreement in connection with a Business Transaction, the applicable contract or agreement shall be excluded from the Business Transaction and Delphi shall and shall cause its Affiliates to use reasonable efforts to provide the benefits therefrom to the Business Optionee.
               (vi) Each Unsold Business Option may be exercised by a Business Optionee (A) with respect to the Global Interiors & Closures Business, the Sandusky Business and the Saginaw E&C Assets, on or after the earlier of (1) the date Delphi and GM agree in writing that Delphi’s marketing efforts have concluded for the applicable Unsold Business and (2) September 30, 2008; and (B) with respect to the Global Steering Business, on or after the earlier of (1) the date Delphi and GM agree in writing that Delphi’s marketing efforts have concluded for such business and (2) August 31, 2010; provided, however, that the Unsold Business Option with respect to each Unsold Business shall terminate and expire upon any sale of such Unsold Business by Delphi. In the event that an Unsold Business Option with respect to any of the Global Interiors & Closures Business, the Sandusky Business, and the Saginaw E&C Assets is not exercised on or before December 31, 2008, or if such option has been exercised but the applicable Business Closing Date has not occurred on or before December 31, 2008, the Unsold Business Option relating to the applicable Unsold Business shall terminate. In the event that an Unsold Business Option with respect to the Global Steering Business is not exercised on or before December 31, 2010, or if such option has been exercised but the Business Closing Date with respect to the Global Steering Business has not occurred on or before December 31, 2010, the Unsold Business Option relating to the Global Steering Business shall terminate. If the Unsold Business Option is exercised in accordance with this section 4.06, the exercising Business Optionee and Delphi shall take all commercially reasonable actions to close the applicable Business Transaction for such Unsold Business Option on or before the applicable termination dates provided for in the previous two sentences (each a “Business Outside Date” and collectively, the “Business Outside Dates”). The Unsold Business Option shall be exercised through notice to Delphi provided in accordance with section 8.19 hereof. Such notice shall be in writing. In addition, GM shall in writing notify Delphi of the identity of the Business Optionees as promptly as practicable, but in any event, at least 45 days prior to the applicable Business Closing Date.
               (vii) At each Business Optionee’s expense, such Business Optionee may begin preparations for the exercise of the Unsold Business Option, without any obligation to exercise such option (A) on or after April 1, 2008, with respect to the Global Interiors & Closures Business, the Sandusky Business, and the Saginaw E&C Assets, and (B) on or after April 1, 2010 with respect to the Global Steering Business, subject to, in each case, the execution of reasonable and customary confidentiality agreements. Delphi shall reasonably cooperate and assist any Business Optionee in its preparations and shall undertake such actions as such Business Optionee reasonably requests in order to complete such preparations, subject to reimbursement by the applicable Business Optionee of Delphi’s actual costs incurred relating to such preparations. Such preparations may include, without limitation, due diligence (including discussions regarding facilities relocation plans for stated facilities), information technology systems conversion, payroll systems conversion, and inventory systems conversion, as well as other actions necessary or reasonably desirable in preparing for the establishment of each of the

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Global Steering Business, the Sandusky Business, the Global Interiors & Closures Business and the Saginaw E&C Assets as separate operating entities.
               (viii) Upon the applicable Business Closing Date, Delphi shall, except as provided in the following sentence, take all necessary and appropriate actions to allow the Business Optionee to acquire ownership or use of, or to receive the benefit of, as applicable, and the Business Optionee shall take all necessary and appropriate actions to receive and accept ownership, use or the benefit of, all contracts, leases, license agreements and other agreements with third parties, and all other assets (including all equipment, machinery and tools) owned by Delphi that are primarily used in the applicable Unsold Business. Ownership of all intellectual property primarily used in the operation of the applicable Unsold Business shall be transferred by Delphi (and/or the Business Optionor as appropriate) to GM. The Parties further agree that (A) with respect to any intellectual property transferred by Delphi that is used in any of Delphi’s or its Affiliates’ other businesses or facilities, GM grants to Delphi, with the right to sublicense to its Affiliates, successors, assigns and/or designated suppliers, a perpetual, fully paid up, worldwide, non-exclusive irrevocable license under such intellectual property to make, have made, use, have used, sell, offer to sell, import, export, reproduce, copy, prepare derivative works, and distribute all products of the type produced by Delphi or any of its Affiliates as of the Business Closing Date and any derivatives and/or re-use/extension thereof other than the GM products associated with the business acquired by the Business Optionee, and (B) with respect to any intellectual property retained by the Business Optionor or Delphi that is also used in connection with the applicable Unsold Business, the Business Optionor or Delphi, as appropriate, grants to GM, with the right to sublicense to its Affiliates, successors, assigns and/or designated suppliers, a perpetual, fully paid up, worldwide, non-exclusive irrevocable license under such intellectual property to make, have made, use, have used, sell, offer to sell, import, export, reproduce, copy, prepare derivative works, and distribute all products of the type produced by such Unsold Business as of the Business Closing Date and any derivatives and/or re-use/extension thereof. The provisions of subsections (A) and (B) hereof are sufficient to constitute a license and no further actions are required by any party to give effect to the terms thereof. GM shall release Delphi and the Business Optionor from any liabilities and obligations relating to the period commencing after the applicable Business Closing Date in connection with any production obligations under any applicable Purchase Orders or supply contracts to GM relating to the Unsold Business. If an Unsold Business Option is exercised, Delphi or the Business Optionor shall assist, at the Business Optionee’s cost (except for information technology costs to the extent Delphi has been compensated for such costs under section 4.04), in the conversion of the information technology, payroll and inventory systems at the applicable Unsold Business.
               (ix) If, in connection with a Business Transaction, a Business Optionee determines to lease an Unsold Business facility, such lease or leases (A) shall be “triple net”, (B) shall provide for no rent payments, (C) shall include an option exercisable at any time prior to the termination of such lease by the Business Optionee or its assignee, to purchase the such facility for $1.00 and (D) shall have a lease term until December 31, 2015 with two (2) four (4) year renewal options and contain such other terms which shall be reasonably acceptable to Delphi and the Business Optionee, and provided that the Business Optionee shall have the right to terminate the applicable lease at any time without liability directly related to such termination on six (6) month’s prior written notice to Delphi. The Business Optionee shall remain

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responsible for any liabilities that arose under such lease prior to the termination thereof. Notwithstanding anything contained herein, the Parties expressly agree that in order for a Business Optionee to have the right to execute a lease of any facility in connection with an Unsold Business Option, Delphi shall have the right to require that all facilities, machinery and equipment that are a part of such Unsold Business (other than any such facilities, machinery or equipment which are owned by an entity, the equity of which would be directly or indirectly transferred to the Business Optionee) shall be leased to such Business Optionee under a lease on terms set forth in the first sentence of this section 4.06(a)(ix). With respect to any facility and machinery and equipment owned by an entity, the equity interests of which were transferred, directly or indirectly, to a Business Optionee, the Business Optionee shall have the right to transfer, no later than December 31, 2023, the applicable facility and machinery and equipment to the applicable Business Optionor or its designee for $1 upon six (6) months notice.
               (x) In connection with a Business Transaction, at a Business Optionee’s request, Delphi shall enter into reasonable and customary transition services agreements for up to a twelve (12) month period following the Business Closing Date to facilitate the operation of the applicable businesses after the exercise of such option, subject to the Business Optionee’s agreement to reimburse Delphi for its and its Affiliates actual costs and expenses incurred in providing such transition services. At the option of the Business Optionee, Delphi shall extend any such transition services agreement for an additional three month period, subject to the Business Optionee’s agreement to reimburse and compensate Delphi for one hundred and twenty-five percent (125%) of its and its Affiliates actual costs and expenses incurred in providing such transition services. Following the expiration of such additional three month period, at the option of the Business Optionee but upon at least 90 days prior written notice to Delphi, Delphi shall extend any such transition services agreement for an additional three month period, subject to the Business Optionee’s agreement to reimburse and compensate Delphi for one hundred and fifty percent (150%) of its and its Affiliates actual costs and expenses incurred in providing such transition services.
               (xi) In connection with the documentation of a Business Transaction, the applicable Business Optionee shall agree to supply products as by directed by Delphi or its Affiliates in connection with product warranty or product recalls for a period of six months after the Business Closing Date at factory-level cost plus engineering cost (without mark-up) for any warranty-related Retained Liabilities; thereafter the applicable Business Optionee shall agree to supply products to Delphi or its Affiliates in connection with product warranty or product recalls at 110% of factory-level cost plus engineering cost.
               (xii) Delphi and each applicable Business Optionor, jointly and severally, shall indemnify the applicable Business Optionee and GM against the Retained Liabilities, the Delphi Retained Employment Liabilities and all other obligations of Delphi or any Business Optionor hereunder to be performed in connection with any Business Transaction and GM and the applicable Business Optionee shall indemnify Delphi for all Assumed Liabilities and other obligations hereunder to be performed by the Business Optionee in connection with such Business Transaction. Delphi and each applicable Business Optionor shall jointly and severally cause to be paid or performed when due each of the Retained Liabilities to the extent that the failure to do so would reasonably be expected to have an adverse impact or effect on GM, a Business Optionee or any of their respective Affiliates.

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               (xiii) In connection with the exercise of any Unsold Business Option, and prior to the closing of any Business Transaction, GM shall cause any Business Optionee to consult with Delphi and, the Business Optionee may consult with Delphi and, provided that Delphi is given a reasonable opportunity to make the first communication, the Business Optionee may consult with any customers of such Unsold Business, to discuss the potential impact of any Business Transaction on the ongoing commercial relationship between such Unsold Business and any such customers.
               (xiv) GM agrees that in the event GM receives any consideration with respect to the designation of a Business Optionee pursuant to this section 4.06, the amount of such consideration shall be allocated between GM and Delphi as if such consideration was treated as Sale Proceeds pursuant to section 4.04 hereof.
          (b) Employment Transfer No Later than Employment Outside Date
               (i) Subject to the terms of this section 4.06 and in accordance with section B.3 of the UAW MOU, GM shall cause all the active and inactive bargaining unit employees (other than those who are participating in the PRP) at each of the Flint East, Needmore Road and Saginaw E&C Facilities (each an “Employment Transfer Facility” and collectively, the “Employment Transfer Facilities”) to transfer (each an “Employment Transfer” and collectively, the “Employment Transfers” ) to employment with a third party (each an “Employment Party” and collectively, the “Employment Parties”) no later than the time set forth in clauses (A), (B) and (C) below, respectively (each an “Employment Outside Date” and collectively, the “Employment Outside Dates”). In connection with each such Employment Transfer each such Employment Party shall receive an assignment of all of Delphi’s rights and obligations other than the Delphi Retained Employment Liabilities for all active and inactive bargaining unit employees at such Employment Transfer Facility and in connection therewith each Employment Party shall assume all of Delphi’s obligations other than those related to the Delphi Retained Employment Liabilities for all such active and inactive bargaining unit employees. The Parties further agree that upon such assumption Delphi shall be relieved and released from any liabilities or obligations other than the Delphi Retained Employment Liabilities to such active and inactive bargaining unit employees arising from and after the date of the applicable Employment Transfer. The time period for completion of the Employment Transfers are as follows:
               (A) with respect to the Flint East Facility, commencing on October 1, 2007, and from time to time thereafter when Delphi notifies GM that Delphi’s employment requirements at Flint East are reducing, GM shall cause the Employment Party to hire the active and inactive bargaining unit employees at the Flint East Facility that Delphi no longer requires for its ongoing production;
               (B) with respect to the Needmore Road Facility, on or after the earlier of 30 days after the cessation of OE Part production at the Needmore Road Facility (which is currently scheduled for June 30, 2008) or December 31, 2008; and

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               (C) with respect to the Saginaw E&C Facility, December 31, 2008.
          Delphi shall reasonably cooperate in connection with the Employment Transfer to each Employment Party. With respect to the Flint East Facility, GM shall be obligated to cause the Employment Party to permit Delphi’s continued use of the employees transferred to the Employment Party pursuant to the Employment Transfer (or substitute employees who are members of the same bargaining unit), to the extent Delphi requires in order to manufacture cluster and MRA products in accordance with the UAW MOU, and the cost of such use shall be included in expenses for the purpose of determining Production Cash Burn.
          (c) Deemed Transactions
               (i) If for any reason a Business Transaction with respect to any Unsold Business other than the Saginaw E&C Assets has not been consummated by the applicable Outside Date, GM, or an Affiliate of GM designated by GM in its discretion, shall be deemed to be a Business Optionee with respect to such Unsold Business and to have exercised and consummated the related Unsold Business Option, and the associated Business Transaction (including the assumption of the Assumed Liabilities) shall be deemed to have been consummated on the applicable Business Outside Date. Such transaction shall be deemed to occur in a manner reasonably determined by Delphi and Delphi shall have the right to make, in its reasonable discretion, any elections with respect to the terms of the applicable Business Transaction which a Business Optionee would otherwise be entitled to make under section 4.06(a) and which have not previously been made by GM, a Business Optionee or a designated GM Affiliate at least 45 days before the Business Outside Date; provided, further, that such Business Transaction shall exclude any foreign joint venture interests comprising a portion of such Unsold Business that are subject to preemptive or similar rights that have not been waived and Delphi shall use its commercially reasonable efforts to cause GM or its designee to receive any net proceeds from the sale of any such joint venture interest. In the event that GM designates one or more of its Affiliates under this section 4.06(c)(i), GM absolutely and unconditionally guarantees all the obligations of such Affiliate with respect to the matters described in this section 4.06(c)(i). Following the consummation of a Business Transaction pursuant to this section 4.06(c)(i), GM and Delphi shall cooperate and provide each other appropriate documentation evidencing such transaction. To the extent that an Unsold Business includes a contract or other obligations, including without limitation non-compete or non-solicitation agreements, which would restrict or inhibit GM or any of its Affiliates from engaging in, owning an interest in any Person engaged in, or providing support (financial or otherwise) to any Person engaged in, any line of business, Delphi shall use commercially reasonable efforts to terminate such contract or obligations and at the election of GM or its designated Affiliate, such contract or obligation, shall be excluded (at the cost and expense of GM) from the contracts and obligations being transferred or assumed by GM or such Affiliate pursuant to a Business Transaction; provided, however Delphi shall be entitled to cause the deemed Business Transaction to occur without including such contract or obligation and, in such case, Delphi and GM shall use their respective commercially reasonable efforts to provide GM or the applicable GM Affiliate with the rights and benefits of such excluded contract or obligation. To the extent any contract, agreement or other asset is excluded from a Business Transaction pursuant to section 4.06(a), such contract, agreement or asset shall be treated as an “Unsold Business” for

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purposes of this section 4.06(c) and the provisions of this section 4.06(c) shall be deemed to apply such that GM or its designated Affiliate shall be deemed a “Business Optionee” with respect to such “Unsold Business” and to have exercised and consummated an “Unsold Business Option”, and the associated “Business Transaction” (including the assumption of “Assumed Liabilities”) shall be deemed to have been consummated on the applicable Business Outside Date associated with the Unsold Business from which such contract, agreement or other asset was excluded.
               (ii) GM acknowledges that as a result of the Business Transactions, certain of Delphi’s customers may have concerns and issues relating thereto. GM agrees to permit Delphi to take such commercially reasonable actions as are necessary or desirable to address such concerns and issues, including cooperating with any customers to transfer production of non-GM business and associated tooling and equipment from any such facility to new sources of production as may be required or requested by any of the customers in the event of any transfer to GM under this section 4.06(c). In addition, GM or its designated Affiliate will consult with Delphi and, provided that Delphi is given a reasonable opportunity to make a first communication, GM may consult with any such customers of an Unsold Business, to discuss the potential impact of any Business Transaction on the ongoing commercial relationship between such Unsold Business, Delphi and any such customers.
               (iii) If for any reason an Employment Transfer with respect to an Employment Transfer Facility has not been consummated by the applicable Employment Outside Date (which shall in the case of the Flint East Facility be deemed to occur from time to time on the dates set forth in Delphi’s notices to GM under section 4.06(b)(i)(A) above), the applicable active and inactive bargaining unit employees for each such Employment Transfer Facility shall transfer to employment with GM, or, an Affiliate of GM designated by GM in its discretion, in accordance with this section on the applicable Employment Outside Date. In the event that GM designates one or more of its Affiliates under this section 4.06(c)(iii), GM unconditionally guarantees all the obligations of such Affiliate with respect to the matters described in this section 4.06(c)(iii). With respect to the Flint East Facility, GM or its Affiliate shall be obligated to permit Delphi’s continued use of the employees transferred to GM or its Affiliate pursuant to this section 4.06(c), to the extent Delphi requires in order to manufacture cluster and MRA products in accordance with the UAW MOU, and the cost of such use shall be included in expenses for the purpose of determining Production Cash Burn. Following the consummation of a Business Transaction or Employment Transfer pursuant to this section 4.06(c)(iii), GM and Delphi shall cooperate and provide each other appropriate documentation evidencing such transaction.
               (iv) GM’s obligations under this section 4.06 are absolute and unconditional and shall not be subject to any defense of any nature whatsoever, including upon a breach by Delphi or any of its Affiliates of any of their obligations under this Agreement (including this section 4.06), the Settlement Agreement or any other agreement or any failure to consummate a Business Transaction pursuant to this section 4.06 for any reason. To the extent the consummation of a Business Transaction under this section 4.06 shall be illegal or shall require GM or its Affiliates to dispose of or divest any line of business or restrict itself from engaging in any line of business to which GM or its Affiliates are at that time actively engaged in order to obtain any regulatory approval, Delphi shall restructure such transaction in order to

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accomplish to the greatest extent legally permissible consummation of the applicable Business Transaction. GM shall pay the costs arising and resulting from such restructuring, including shutdown, closure and severance costs. Notwithstanding the foregoing, it will not be a breach of GM’s obligations hereunder if a Business Transaction is not consummated as a result of Delphi’s failure to restructure such Business Transaction in a manner which is not illegal or which does not require GM or its Affiliates to dispose of or divest any line of business in which GM or its Affiliates are at that time actively engaged.
     Section 4.07 Additional Terms Regarding Wind-Down Facilities.
          (a) GM and Delphi shall work together to facilitate the wind-down of production at Delphi’s facilities that are scheduled to be wound down.
          (b) Delphi shall use commercially reasonable efforts to support the resourcing of GM production at Delphi’s Wind Down Facilities and the Athens Facility, which support shall include, among other things, inventory banks funded by GM, assignment of tier 2 supplier contracts and movement of tooling.
          (c) GM shall use commercially reasonable efforts to transition from each facility of Delphi that is scheduled to be wound down to alternate production sources the production of aftermarket parts within the same timeframe as the transition from such facility to alternate production sources for the production of OE Parts.
     Section 4.08 Additional Terms Regarding Footprint Facilities.
          (a) Delphi shall be responsible for explaining to potential purchasers or transferees of businesses conducted at the Footprint Facilities the provisions of the UAW MOU or IUE MOU, as applicable.
          (b) Delphi shall commit the required engineering resources and capital improvements necessary to support all GM programs produced at the Flint East Facility as required to meet Delphi’s obligations under Existing Agreements or agreements which Delphi and GM enter into in the future. To the extent required under Existing Agreements or agreements which Delphi and GM enter into in the future, Delphi shall ensure that GM receives required production from the Flint East Facility through the date on which Delphi has no further obligations under the UAW MOU relating to production at the Flint East Facility.
          (c) GM has agreed, pursuant to section B of and Attachment A to the IUE MOU, to provide certain business to a third party so that Delphi would be relieved of responsibility for production or operations at the Kettering Facility as soon as possible. GM and Delphi shall continue to work together to support the transfer of the Kettering Facility as contemplated by the IUE MOU.
     Section 4.09 Additional Terms Regarding UAW Keep Facilities. At each of the UAW Keep Facilities, Delphi shall commit the required engineering resources and capital improvements necessary to support all GM programs produced at such UAW Keep Facility as required to meet Delphi’s obligations under Existing Agreements or agreements which Delphi and GM enter into in the future.

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ARTICLE V
TREATMENT OF LEGACY AGREEMENTS; ORDINARY COURSE MATTERS; INDEMNIFICATION
     Section 5.01 Disposition of Agreements with GM.
          (a) Agreements Executed in Connection with the Separation to Be Assumed. As of the Effective Date, the agreements identified in this section 5.01(a) shall, as applicable, be either assumed, reinstated, or ratified (including as amended, as applicable):
               (i) Environmental Matters Agreement. The Environmental Matters Agreement between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM, dated as of “October 1998” (the “Environmental Matters Agreement”), attached hereto as Exhibit 5.01(a)(i); provided, however, that in light of the rejection of the Master Separation Agreement dated as of December 22, 1998 among Delphi Automotive Systems Corporation (n/k/a Delphi), DAS, Delphi Technologies, Inc. (“DTI”), and GM (the “Master Separation Agreement”), pursuant to section 5.01(d) of this Agreement, all references in the Environmental Matters Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the Parties’ original intent with respect to remaining provisions are deemed made;
               (ii) Reserved;
               (iii) Reserved;
               (iv) Income Tax Allocation Agreement. The Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes dated as of December 16, 1998 between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM (the “Income Tax Allocation Agreement”), attached hereto as Exhibit 5.01(a)(iv); provided, however, that all references in the Income Tax Allocation Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the Parties’ intent with respect to remaining provisions are deemed made; and provided further that, as of the Effective Date, the provisions of the Income Tax Allocation Agreement concerning dispute resolution and record retention that refer to the Master Separation Agreement are deemed to refer to the corresponding provisions of this Agreement;
               (v) Non-Income Tax Indemnification Agreement. The Agreement for Indemnification of United States Federal, State and Local Non-Income Taxes dated as of December 16, 1998 between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM (the “Non-Income Tax Indemnification Agreement”), attached hereto as Exhibit 5.01(a)(v); provided,

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however, that all references in the Non-Income Tax Indemnification Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the Parties’ intent with respect to remaining provisions are deemed made; and provided further that, as of the Effective Date, the provisions of the Non-Income Tax Indemnification Agreement concerning dispute resolution and record retention that refer to the Master Separation Agreement are deemed to refer to the corresponding provisions of this Agreement;
               (vi) Assignment and Assumption Agreement – Industrial Development Bonds. The Assignment and Assumption Agreement – Industrial Development Bonds dated as of January 1, 1999 between DAS and GM (the “Assignment and Assumption Agreement – Industrial Development Bonds”), attached hereto as Exhibit 5.01(a)(vi);
               (vii) Oshawa Lease. The following agreements: (A) the Lease Agreement dated as of May 1, 2000 between Delphi Canada Inc. and General Motors of Canada Limited, as amended August 1, 2002, attached hereto as Exhibit 5.01(a)(vii)(i), under which Delphi Canada, Inc. continues to occupy the premises specified in such Lease Agreement as a holdover tenant with the consent of General Motors of Canada Limited, (B) Oshawa Labour & Management Agreement between Delphi Canada, Inc. and General Motors Canada Limited dated as of May 1, 2000, attached hereto as Exhibit 5.01(a)(vii)(ii) (the “Oshawa Labour Agreement”); and (C) the Administrative Services Agreement between Delphi Canada, Inc. and General Motors Canada Limited dated as of May 1, 2000, attached hereto as Exhibit 5.01(a)(vii)(iii); provided, however, that Delphi Canada, Inc. shall be released from any and all past, present or future claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities which GM and General Motors of Canada Limited may have arising out of or related to the separation of leased employees from the Oshawa facility as contemplated by the Oshawa Labour Agreement.
               (viii) Trademark and Trade Name Agreement. The Trademark and Trade Name Agreement dated as of January 1, 1999 between Delphi Automotive Systems Corporation (n/k/a Delphi), DAS, and GM (the “Trademark and Trade Name Agreement”), attached hereto as Exhibit 5.01(a)(viii);
               (ix) Intellectual Property Contracts Transfer Agreement. The Intellectual Property Contracts Transfer Agreement dated as of December 4, 1998, between DTI and GM, as amended October 31, 2001 (the “Intellectual Property Contracts Transfer Agreement”), attached hereto as Exhibit 5.01(a)(ix); provided, however, that all references in the Intellectual Property Contracts Transfer Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the parties’ original intent with respect to remaining provisions are deemed made; and provided further that, as of the Effective Date, the provisions

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of the Intellectual Property Contracts Transfer Agreement concerning dispute resolution and record retention that refer to the Master Separation Agreement shall be deemed to refer to the corresponding provisions of this Agreement;
               (x) Intellectual Property License Agreement. The Intellectual Property License Agreement dated as of December 4, 1998, between DTI and GM (the “Intellectual Property License Agreement”), attached hereto as Exhibit 5.01(a)(x); provided, however, that all references in the Intellectual Property License Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the parties’ original intent with respect to remaining provisions are deemed made; and provided further that, as of the Effective Date, the provisions of the Intellectual Property License Agreement concerning dispute resolution and record retention that refer to the Master Separation Agreement shall be deemed to refer to the corresponding provisions of this Agreement;
               (xi) Intellectual Property Transfer Agreement. The Intellectual Property Transfer Agreement dated as of December 4, 1998 between DTI and GM (the “Intellectual Property Transfer Agreement”), attached hereto as Exhibit 5.01(a)(xi); provided, however, that all references in the Intellectual Property Transfer Agreement to the Master Separation Agreement are deemed deleted, and any grammatical corrections necessary as a result of such deletions required to preserve the parties’ original intent with respect to remaining provisions are deemed made; and provided further that, as of the Effective Date, the provisions of the Intellectual Property Transfer Agreement concerning dispute resolution and record retention that refer to the Master Separation Agreement shall be deemed to refer to the corresponding provisions of this Agreement; and provided further that DTI and GM agree that (i) all obligations under the Intellectual Property Transfer Agreement other than those concerning reconciliation of patent assignments and the delivery of recordable patent assignments have been fully performed, and (ii) they shall complete performance of any such obligations as soon as practicable after the Effective Date;
               (xii) Technology Transfer Agreement. The GM-Delphi Technology Transfer Agreement between Delphi Technologies, Inc. and GM dated December 4, 1998 (the “Technology Transfer Agreement”), which is attached hereto as Exhibit 5.01(a)(xii);
               (xiii) Reserved;
               (xiv) Real Estate Assignment and Assumption Agreements. The real estate assignment and assumption agreements set forth on Exhibit 5.01(a)(xiv).
          (b) Agreements Executed After the Separation to Be Assumed. As of the Effective Date, the agreements identified in this section 5.01(b) shall, as applicable, be either assumed, reinstated, or ratified (including as amended, as applicable):

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               (i) UAW – GM – Delphi Memorandum of Understanding Regarding Benefit Plan Treatment. The UAW – GM – Delphi Memorandum of Understanding Regarding Benefit Plan Treatment between UAW, GM, and Delphi Automotive Systems Corporation (n/k/a Delphi) dated September 30, 1999, including any and all amendments thereto, attached hereto as Exhibit 5.01(b)(i);
               (ii) Letter Agreement Concerning Certain Asbestos Liability. The letter agreement dated March 4, 1999 between Delphi and GM concerning certain asbestos liability, as supplemented by letter agreement dated May 10, 1999 between Delphi and GM, attached hereto as Exhibit 5.01(b)(ii);
               (iii) Investment Tax Credit Transfer Agreement. The Investment Tax Credit Transfer Agreement dated December 8, 2000 between Delphi Automotive Systems Corporation (n/k/a Delphi) and GM, attached hereto as Exhibit 5.01(b)(iii);
               (iv) Management Services Agreement. The Management Services Agreement dated September 19, 2002, as amended, among Delphi Corporation and General Motors Management Corporation, Delphi Mechatronic Systems, Inc., Packard-Hughes Interconnect Company and ASEC Manufacturing, attached hereto as Exhibit 5.01(b)(iv);
               (v) Battery Facilitation Agreement. The Battery Facilitation Agreement – Transaction Summary dated as of March 21, 2005 between Delphi and GM; the Letter Agreement dated August 10, 2004 regarding potential changes in Delphi’s battery operations signed by Mary Boland (GM) and John Blahnik (Delphi); the Letter Agreement dated June 30, 2005 regarding the sale by Delphi of its global battery business to JCI signed by Bo Andersson (GM) and Steve Olsen (Delphi); the Letter Agreement dated June 30, 2005 regarding the potential subsidy to be paid by Delphi to JCI for employees at the New Brunswick battery plant; and the Letter Agreement dated June 30, 2005 regarding the future use of the “Freedom” trade name and associated trademarks, attached hereto as Exhibit 5.01(b)(v); and
               (vi) C&A Agreement. The Agreement dated as of June 3, 2005 between Delphi and GM concerning certain matters related to Collins & Aikman Corporation, attached hereto as Exhibit 5.01(b)(vi).
          (c) Existing Agreements. As of the Effective Date the Existing Agreements and all other contractual commitments between the Debtors and GM or any of its Affiliates directly related to and designed to enable the purchase and supply of Component Parts such as metal resale agreements and advanced development agreements, shall be assumed or reinstated, as applicable.
          (d) Tooling Agreements. As of the Effective Date all GM Purchase Orders and other contractual commitments between the Debtors and GM or any of its Affiliates relating to the manufacture and sale of fixtures, gauges, jigs, patterns, casting patterns, dies, molds, and

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other Tooling utilized in the production of GM Component Parts and Component Systems (collectively, the “Tooling Agreements”) shall be assumed or reinstated, as applicable.
          (e) Assumption, Reinstatement, or Ratification in the Entirety. All provisions of the agreements that are assumed, reinstated, or ratified under this section 5.01 shall be assumed in their entirety without modification, unless such modification is expressly set forth herein.
          (f) Postpetition Agreements. All postpetition agreements between any Delphi Party and GM and/or any of its Affiliates are hereby ratified, are enforceable in accordance with their terms, and shall remain in full force and effect unaffected by this Agreement.
          (g) Debtor Agreements. Except as otherwise provided in this Agreement, as of the Effective Date all prepetition agreements between the Debtors and GM and/or any of its Affiliates shall be deemed rejected or terminated, as applicable; provided, however, that this section 5.01(g) does not apply to (i) agreements to which third parties other than the Delphi Parties, GM and/or GM’s Affiliates are also parties or (ii) agreements that relate solely to the Ordinary Course Relationship (as defined in the Settlement Agreement), which agreements identified in clauses (i) and (ii) of this sentence shall be assumed or reinstated, as applicable, on the Effective Date.
          (h) Non-Debtor Agreements. Except as otherwise provided in this Agreement, with respect to the prepetition agreements between Affiliates of Delphi who are not Debtors, on the one hand, and GM and/or any of its Affiliates, on the other hand:
               (i) Such agreements which were entered into prior to or in connection with the Separation shall be terminated as of the Effective Date; and
               (ii) Such agreements (other than those identified in section 5.01(h)(i) above) shall be ratified and continue in effect after the Effective Date; provided, however, that any such agreement to which a Debtor is also a party shall terminate as of the Effective Date, unless (a) such agreement relates solely to the Ordinary Course Relationship (as defined in the Settlement Agreement), or (b) such agreement is an agreement to which third parties other than the Delphi Parties, GM and/or GM’s Affiliates are also parties, in both of which cases such agreement shall be ratified and continue in effect after the Effective Date; provided, however, that any obligation of any of the Affiliates of Delphi to indemnify against any obligations of the Debtors shall be deemed to be extinguished.
          (i) Limitations on Cure Costs, Rejection Damages, or Assurances. With respect to any and all agreements between any Delphi Party, on the one hand, and GM and/or any of its Affiliates, on the other hand, except as expressly provided for in section 4.03(b) of the Settlement Agreement, (a) GM irrevocably waives, on behalf of itself and all of its Affiliates, with respect to agreements being assumed or rejected pursuant to this Agreement, any cure amount claim or any claim for rejection, (b) each of Delphi and GM irrevocably waives, on behalf of itself and all of its Affiliates, with respect to agreements being terminated pursuant to this Agreement, termination damages, and (c) GM irrevocably waives, on behalf of itself and all

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of its Affiliates, with respect to any agreements being assumed pursuant to this Agreement, any requirement under the Bankruptcy Code that the Delphi-Related Parties provide adequate assurance of future performance.
     Section 5.02 Limitation of Existing Indemnification Obligations. Any provision in any agreement between Delphi and/or its Affiliates on the one hand and GM and/or its Affiliates on the other that is not being assumed, reinstated or ratified pursuant to this Agreement and purports to require any party thereto or its Affiliates to indemnify, defend, or hold harmless any other party thereto or its Affiliates is null and void.
     Section 5.03 Reserved.
     Section 5.04 Reserved.
      Section 5.05 Reserved.
     Section 5.06 Access to Information.
          (a) During the Retention Period, each of the Parties hereto shall cooperate with and afford, and shall cause their respective affiliates, representatives, subsidiaries, successors and/or assignees, and shall use reasonable efforts to cause joint ventures that are not Affiliates (collectively, “Related Parties”) to cooperate with and afford, to the other Party reasonable access upon reasonable advance written request to all information (other than information which is (i) protected from disclosure by the attorney client privilege or work product doctrine, (ii) proprietary in nature or (iii) the subject of a confidentiality agreement between such Party and a third party which prohibits disclosure to the other party) within such Party’s or any Related Party’s possession which was created prior to January 1, 1999 (the “Contribution Date”) or, with respect to any information which would be relevant to the provision of a transitional service in connection with the separation of Delphi and GM on January 1, 1999, information created during the period in which one Party is providing the other Party with such transition service. Access to the requested information shall be provided so long as it relates to the requesting party’s (the “Requestor”) business, assets or liabilities, and access is reasonably required by the Requestor as a result of the ownership relationship between GM and Delphi at any time prior to the Contribution Date or the transition services identified above (“Prior Relationship”) for purposes of auditing, accounting, claims, or litigation (except for claims or litigation between the Parties hereto), employee benefits, regulatory or tax purposes, or fulfilling disclosure or reporting obligations including, without limitation, all records, books, contracts, instruments, computer data, and other data (“Information”) reasonably necessary for the preparation of reports required by or filed under the Securities Exchange Act of 1934, as amended, with respect to any period entirely or partially prior to the Contribution Date.
          (b) Access as used in this paragraph shall mean the obligation of a party in possession of Information (the “Possessor”) requested by the Requestor to exert its reasonable best efforts to locate all requested Information that is owned and possessed by the Possessor or any Related Party. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor’s place of business. Subject to

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confidentiality and/or security provisions as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at the Requestor’s expense. Alternatively, the Possessor may choose to deliver, at its own expense, all requested Information to the Requestor in the form it was requested by the Requestor. If so, the Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor’s expense.
          (c) In connection with providing Information pursuant to this section 5.06, each of the Parties hereto shall upon the request of the other Party make available its respective employees (and those of their respective Related Parties, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the requesting party.
     Section 5.07 Record Retention.
          (a) Delphi shall preserve and keep all books and records included in the Delphi Assets or otherwise in the possession of Delphi or its Related Parties as of the Contribution Date, whether in electronic form or otherwise, for the Retention Period at Delphi’s sole cost and expense. If Delphi wishes to dispose of any books and records or other documents which it is obligated to retain under this section 5.07 after the Retention Period, then Delphi shall first provide ninety (90) days’ written notice to GM and GM shall have the right, at its option and expense, upon prior written notice within such ninety-day (90) period, to take possession of such books or records or other documents within one hundred and eighty (180) days after the date of Delphi’s notice to GM hereunder. Written notice of intent to dispose of such books and records shall include a description of the books and records in detail sufficient to allow GM to reasonably assess its potential need to retain such materials. In the event that Delphi enters into an agreement with a third party during the Retention Period to sell a portion of its business, together with the books and records related thereto, GM shall have the right to duplicate such books and records prior to any such disposition and, should the purchaser of the Delphi business be a competitor of GM, GM shall have the right to prohibit the transfer or disclosure to such party of that portion of the former books and records of GM which GM notifies Delphi contain confidential and proprietary information.
          (b) (i) In addition to the retention requirements of sections 5.07(a), for a period no less than the Retention Period, Delphi, at its sole cost and expense, shall use its reasonable best efforts to maintain all technical documentation in its possession or in the possession of any of its Related Parties applicable to product design, test, release, and validation at locations at which such technical documents shall be reasonably accessible to GM upon request (at GM’s sole cost and expense) and, to the extent reasonably possible, through employees of Delphi who formerly performed that task for GM. Delphi shall, from time to time, at the reasonable request of GM, cooperate fully with GM in providing GM, to the extent reasonably possible through Delphi employees formerly employed by GM who previously performed the same functions on behalf of GM, with technical assistance and information with respect to any claims brought against GM involving the conduct of the Delphi Automotive Systems Business prior to the Contribution Date, including consultation and/or the appearance(s) of such persons on a reasonable basis as expert or fact witnesses in trials or administrative

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proceedings. GM shall reimburse Delphi for its reasonable out-of-pocket costs (travel, hotels, etc.) of providing such services, consistent with GM’s policies and practices regarding such expenditures.
          (ii) In particular, Delphi shall: (i) retain all documents required to be maintained by international, national, state, provincial, regional, or local regulations and all documents that may be reasonably required to establish due care or to otherwise assist GM in pursuing, contesting or defending such claims; (ii) make available its documents and records in connection with any pursuit, contest, or defense, including, subject to an appropriate confidentiality agreement or protective order, documents that may be considered to be “confidential” or subject to trade secret protection; (iii) promptly respond to discovery requests in connection with such claim, understanding and acknowledging that the requirements of discovery in connection with litigation require timely responses to interrogatories, requests to produce, requests for admission, and depositions and also understanding and acknowledging that any delays in connection with responses to discovery may result in sanctions; (iv) make available, as may be reasonably necessary and upon reasonable advance notice and for reasonable periods so as not to interfere materially with Delphi’s business, mutually acceptable engineers, technicians, or other knowledgeable individuals to assist GM in connection with such claim, including investigation into claims and occurrences described in this section and preparing for and giving factual and expert testimony at depositions, court proceedings, inquiries, hearings, and trial; (v) make available facilities and exemplar parts for the sole and limited use of assisting GM in the contest or defense; and (vi) acknowledge that GM is responsible for and shall control, as between GM and Delphi, the conduct of the pursuit, contest or defense.
        (c) (i) GM and Delphi agree to retain all Income Tax Returns (as defined in the Income Tax Allocation Agreement), related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Internal Revenue Code of 1986, as amended, as well as by any similar provision of state or local income tax law, until the later of (i) the expiration of the applicable statute of limitations for the tax period to which the records relate, or (ii) the Final Determination (as defined in the Income Tax Allocation Agreement) has been made with respect to all issues related to the final Consolidated Tax Period (as defined in the Income Tax Allocation Agreement).
            (ii) With respect to Non-Income Taxes (as defined in the Non-Income Tax Indemnification Agreement), GM and Delphi agree to retain all Non-Income Tax Returns, related schedules and workpapers, and all material records and other documents as required under Federal, state, or local law, until the later of (i) the expiration of the applicable statute of limitations for the tax period to which the records relate or (ii) a Determination (as defined in the Non-Income Tax Indemnification Agreement) has been made with respect to all issues for the tax periods to which the Non-Income Tax Indemnification Agreement applies.
            (iii) If either Party wishes to dispose of any such records or documents after such retention period, then the procedure described in (a) and (b) above shall apply.
     Section 5.08 Reimbursement. Unless otherwise provided in this Article V, each Party to this Agreement providing access, information, or witnesses to another Party pursuant to sections 5.06 or 5.07 shall be entitled to receive from the recipient, upon the presentation of

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invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary, and overhead expense) as may be reasonably incurred in providing such information or witnesses.
     Section 5.09 Product Liability Claims.
          (a) GM and Delphi agree to the allocation of liability for all claims and causes of action, however presented, alleging that parts, components, or systems that have been (i) manufactured by the Delphi Automotive Systems Business or Delphi or its Affiliates or (ii) manufactured by a third party, whether sold or otherwise supplied separately, or incorporated into components or systems of Delphi or its Affiliates, in each case, which have been sold or otherwise supplied by the Delphi Automotive Systems Business, Delphi, or its Affiliates to GM, its Affiliates, or customers of Delphi other than GM or its Affiliates (the foregoing collectively constituting “Delphi Products”), have caused or been alleged to cause personal injuries, injuries to property, or other damages as set forth in this section 5.09. The provisions in this section 5.09 cover claims which include but are not limited to the following types of claims: claims premised on theories of negligence, strict liability, express or implied warranties of merchantability, fitness for ordinary use and/or compliance with reasonable consumer expectations, failure to issue adequate warnings, negligent and/or intentional misrepresentation, negligent and/or intentional infliction of emotional distress, failure to provide replacement and/or retrofit parts, and failure to conduct a recall or adequately conduct a recall that has been issued. The provisions set forth in this section 5.09 apply to claims for compensatory damages as well as all claims for punitive or exemplary damages and all claims for defective design as well as all claims for defective manufacture.
          (b) (i) As between GM and Delphi, Delphi shall assume the defense of all such claims involving Delphi Products sold or otherwise supplied prior to January 1, 1999 to customers other than GM or an Affiliate or Subsidiary of GM. Delphi shall indemnify, defend, and hold harmless GM and its Affiliates against any and all such claims. Delphi shall reimburse GM and its Affiliates for any reasonable attorneys’ fees or other expenses reasonably incurred by GM subsequent to December 31, 1998 in connection with investigating and/or defending against any such claim.
               (ii) GM shall retain and/or assume the defense of all such claims involving parts, components or systems manufactured by the Delphi Automotive Systems Business prior to January 1, 1999 and sold or otherwise supplied to GM or its Affiliates before, on, or after January 1, 1999. GM shall indemnify, defend, and hold harmless Delphi and its Affiliates against any and all such claims. GM shall reimburse Delphi and its Affiliates for any reasonable attorneys’ fees or other expenses reasonably incurred by Delphi or its Affiliates subsequent to December 31, 1998 in connection with investigating and/or defending any such claim or securing the indemnification and/or defense that GM is required to provide pursuant to this paragraph.
          (c) (i) Delphi shall defend GM and its Affiliates against all claims involving (A) parts, components, or systems manufactured by Delphi or its Affiliates, which on or subsequent to January 1, 1999 are sold or otherwise supplied to customers other than GM or its Affiliates and (B) parts, components or systems acquired by the Delphi Automotive Systems

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Business or Delphi or its Affiliates from suppliers thereto other than GM or its Affiliates and sold or otherwise supplied by Delphi or its Affiliates on or subsequent to January 1, 1999 to customers other than GM or its Affiliates. Delphi or its Affiliates shall indemnify, defend, and hold harmless GM and its Affiliates against any and all such claims. Delphi or its Affiliates shall reimburse GM and its Affiliates for any reasonable attorneys’ fees or other expenses reasonably incurred by GM and its Affiliates in connection with investigating and/or defending any such claim or securing the indemnification and/or defense that Delphi and its Affiliates are required to provide pursuant to this paragraph.
               (ii) The rights, obligations, and liabilities of GM and Delphi with respect to claims involving parts, components or systems manufactured by Delphi or its affiliates subsequent to December 31, 1998 which are sold by Delphi or its Affiliates to GM or its Affiliates shall be determined according to the terms of the agreements relating to such sale.
          (d) Recall and Warranty Campaigns. Except as otherwise released pursuant to agreements between the Parties executed prior to the Effective Date, including the Warranty Settlement Agreement, claims of GM or its Affiliates against the Delphi Automotive Systems Business in the nature of warranty and recall campaigns relating to parts, components, or systems sold by the Delphi Automotive Systems Business to GM or its Affiliates (regardless of when or by whom manufactured (but excluding parts or systems manufactured by GM or its Affiliates)) which arise prior to or after the Contribution Date shall be determined according to the terms of the agreements relating to the sale of such parts, components or systems, all of which agreements were assumed by Delphi and its Affiliates effective as of the Contribution Date.
          (e) Reserved.
          (f) Notice. GM and Delphi agree that in the case of claims covered by either paragraphs (b) or (c) above, the Party receiving such a claim shall notify the other Party within thirty (30) days of receipt of written notice of the claim. Thereafter, the Party being notified of the claim shall have thirty (30) days to respond. The Party first receiving such a claim shall take all reasonable action necessary to defend against the claim including, but not limited to, responding to court ordered deadlines before the expiration of the time for response.
     Section 5.10 Cooperation.
          (a) GM and Delphi and their respective Affiliates shall cooperate with each other in the defense of any and all claims covered under this Article V and afford to each other reasonable access upon reasonable advance notice to witnesses and information (other than information protected from disclosure by applicable privileges) that is reasonably required to defend these claims as set forth in Article V of this Agreement. The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance to provide information, witnesses, and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the Party responding to discovery may meet all court-imposed deadlines. The Party requesting information shall reimburse the party providing information consistent with the terms of section 5.08 of this Agreement. The obligations set forth in this paragraph are more clearly defined in section 5.01 through and including 5.10 of this Agreement, to which reference is hereby made.

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          (b) GM agrees to consider in good faith any request from Delphi to shorten the Retention Period in connection with any businesses of Delphi that are to be wound-down or sold; provided, however, that the parties acknowledge that the Retention Period cannot be reduced for books and records related to open tax periods, safety products and those subject to litigation hold.
     Section 5.11 Continuation of Limited Employee Related Matters.
          (a) Except as otherwise specifically provided herein, workers’ compensation liability assumed by Delphi as a result of the Separation shall be retained by Delphi; provided, however, that the sending party in a flowback or Special Employment Placement Opportunities (“SEPO”) situation shall bear any and all workers compensation liability for injuries or illnesses that arose prior to the flowback or a placement through SEPO, including claims asserted on or after the flowback or placement through SEPO. In addition, any cumulative trauma claim filed within twelve months of flowback or placement through SEPO, which originated at, or was the responsibility of, the sending party, shall be the responsibility of the sending party.
          (b) The relocation costs associated with the flowback or SEPO of employees, as applicable, shall be shared equally by GM and Delphi. These costs shall include relocation allowances, relocation services and other related expenses provided for in the applicable Labor MOUs or any other applicable collective bargaining agreements. Relocation costs associated with employees of closed or divested operations of Delphi or any of its Affiliates shall be allocated as follows: (i) shared equally where an employee transfers to a GM facility; (ii) paid 100% by Delphi where an employee transfers to a Delphi facility; and (iii) paid consistent with historical relocation cost share levels or as agreed by the Parties at the time of the relocation where an employee of a divested operation transfers to either Delphi or GM.
          (c) All employment related responsibility, obligation or liability of GM relating to Delphi Employees or Delphi Terminated Employees both as they were defined in the U.S. Employee Matters Agreement, and assumed by Delphi and/or the applicable Delphi benefit plans as a result of the Delphi spin-off from GM for claims described in Exhibit 5.11(c), shall be retained by Delphi and/or the applicable Delphi benefit plans, except as otherwise specifically provided in this Agreement, the Settlement Agreement, the attachments hereto or thereto, or the agreements or the attachments referenced herein or therein.
          (d) The National Employment Placement Center shall provide Delphi the following services through the term of the current UAW MOU and the current IUE-CWA MOU pursuant to current negotiated purchase terms and conditions: (i) processing of placement applications as submitted by eligible hourly employees; (ii) processing of requisitions for additional personnel; and (iii) processing of placement offers and filling open requisitions.
ARTICLE VI
ACCESS AGREEMENT AND KEEP SITE FACILITATION PAYMENTS
     Section 6.01 Access Agreement. Delphi and GM shall each use good faith efforts to negotiate and enter into a definitive agreement or agreements setting forth the terms pursuant to

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which GM shall, under certain circumstances, have access to those facilities of the Delphi Parties referred to on Exhibit 6.01 hereto (such agreements, collectively, the “Access Agreement”). Delphi and GM each agrees that the Access Agreement shall incorporate and be consistent with the terms set forth on Exhibit 6.01 hereto.
     Section 6.02 Keep Site Facilitation Payments. To address downward pressure on Delphi’s earnings resulting from the current economic environment, GM shall make a payment to Delphi in the amount of $27.5 million on or before each of the following dates: March 31, 2009, June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010, and December 31, 2010.
ARTICLE VII
EFFECTIVENESS
     Section 7.01 Effectiveness. This Agreement shall become effective upon the satisfaction or waiver by the parties to the Settlement Agreement of all conditions to effectiveness of the Settlement Agreement that are set forth in Article VI thereof (the “Effective Date”); provided, however, that notwithstanding the foregoing, section 3.13 hereof shall not become effective unless and until the occurrence of all of the following events: (1) substantial consummation of a Delphi Plan (A) that provides for (i) the consideration to be received by GM as set forth in section 4.04 of the Settlement Agreement and (ii) all releases described in section 4.01 of the Settlement Agreement, and (B) contains provisions clarifying that to the extent of any inconsistency between the terms of the Delphi Plan and the Settlement Agreement (including this Agreement and all other exhibits and attachments thereto) (solely as to the subject matters addressed in the Settlement Agreement (including this Agreement and all other exhibits and attachments thereto)), the terms of the Settlement Agreement (including this Agreement and all other exhibits and attachments thereto) will govern, and (B) pursuant to which substantially all of the Debtors’ core businesses are revested in the reorganized Debtors; and (2) effectiveness of the Access Agreement (collectively, the “MRA Consummation Date”).
ARTICLE VIII
MISCELLANEOUS
     Section 8.01 On-Going Setoff Provisions. Notwithstanding anything to the contrary contained in this Agreement or the Settlement Agreement, the Parties’ payment obligations under this Agreement and the Settlement Agreement are absolute and unconditional and shall not be subject to any offset (except as expressly set forth in (i) the proviso below or (ii) the Liquidity Support Agreement) or defense of any nature whatsoever including upon a breach by Delphi or any of its Affiliates or GM or any of its Affiliates, as applicable, of any of their obligations under this Agreement, the Settlement Agreement, or any other agreement; provided, however, that any payments by GM pursuant to this Agreement or the Settlement Agreement shall be subject to GM’s right to offset all or part of such payment from any future amounts GM owes Delphi under this Agreement or the Settlement Agreement only if (i) agreed upon by GM and Delphi or (ii) GM determines that it made an overpayment of any amount paid pursuant to this Agreement or the Settlement Agreement and GM and Delphi are unable to resolve GM’s claim for such

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amounts pursuant to the dispute resolution provisions of section 8.11 of this Agreement and GM provides Delphi with five (5) days’ written notice before implementing such offset; provided further, however, that if it is judicially determined that GM did not have the right to offset such amount, GM shall pay Delphi such amount plus interest accruing on such amount from the date of setoff through the repayment date at the rate of 7.5% per annum. Neither this section 8.01 nor any other provision of this Agreement or the Settlement Agreement shall prohibit, restrict, or limit in any way the application of GM’s contractual rights of setoff arising under any GM Purchase Order pursuant to GM’s standard purchase order terms and conditions against other obligations arising under any GM Purchase Orders or agreements other than this Agreement and the Settlement Agreement.
     Section 8.02 Termination Provisions. This Agreement may be terminated or shall terminate immediately and automatically, as applicable, and the transactions contemplated hereby abandoned, upon the occurrence of any of the following:
          (a) by mutual written consent of both Delphi and GM;
          (b) by GM or Delphi if, prior to the effectiveness of the Settlement Agreement pursuant to Article VI thereof, the Settlement Agreement is terminated pursuant to section 7.03 thereof; or
          (c) automatically on December 31, 2015 (other than section 4.01(a)(iv) hereof and the provisions in section 4.01(b) hereof solely with respect to Additional Labor Reimbursement, which shall survive such automatic termination).
     Section 8.03 Guaranty by Delphi.
          (a) From and after the Effective Date, Delphi hereby irrevocably and unconditionally guarantees the due and punctual payment or performance, as the case may be, by DAS and its successors and assigns (collectively, the “Delphi Guaranty Parties”) of all of their obligations under any and all Existing Agreements or future GM Purchase Orders incurred with respect to work performed or required to be performed on or before September 14, 2015 between any of DAS (or another Delphi Guaranty Party) and any of the GM Parties (collectively, the “Guaranteed Agreements”), whether issued and accepted before or after the Effective Date. In connection with this Agreement and for all purposes, all outstanding GM Purchase Orders shall be deemed to be assigned to DAS. GM further agrees that all GM Purchase Orders to be issued and accepted on or after the date hereof and before September 14, 2015, between any of the GM Parties and any of the Delphi-Related Parties shall be issued to and accepted by DAS rather than another Delphi-Related Party, subject, however, to the next to last sentence of section 6.01 of the Settlement Agreement.
          (b) Delphi hereby agrees that its obligations under section 8.03(a) hereof (i) are a guaranty of payment and performance when due and not of collectability, (ii) are a primary obligation of Delphi and not merely a contract of surety, (iii) shall be absolute, independent, unconditional, and irrespective of (1) the validity, regularity or enforceability of the Guaranteed Agreements, (2) any change therein or amendments thereto, (3) the absence of any action to enforce the same, (4) any waiver or consent by GM with respect to any provision thereof, (5) the

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recovery of any judgment against any of the other Delphi Parties or any action to enforce the same, or (6) any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
          (c) Delphi hereby waives presentment, demand of payment, protest or notice with respect to the Guaranteed Agreements and the obligations set forth therein or herein.
          (d) Delphi’s obligations under section 8.03(a) hereof shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any amount owed to any of the GM Parties hereunder or under any of the Guaranteed Agreements is rescinded or must otherwise be returned by any of the GM Parties upon the insolvency, bankruptcy, or reorganization of any of the Delphi Parties or otherwise, all as though such payment had not been made.
          (e) If (I) GM breaches one or more of its payment obligations under this Agreement or the Settlement Agreement or any of its obligations under Article IV hereof (excluding obligations under any of the Continuing Agreements, as defined in the Settlement Agreement or any commercial disputes that arises in the Ordinary Course Relationship (as defined in the Settlement Agreement)) and such breach or breaches would have a material impact (1) on Delphi and its Affiliates or (2) on the benefits Delphi and its Affiliates are reasonably expected to receive under this Agreement or the Settlement Agreement (the effects set forth in (1) or(2) above shall hereinafter be referred to as, a “Delphi Material Impact”) and (II) Delphi provides written notice (the “Delphi Notice”) of such breach or breaches, executed by either Delphi’s chief executive officer or chief financial officer, which notice describes in reasonable detail the nature of the breach or breaches and relevant background information, then the guaranty provided for in this section 8.03 shall, subject to the terms of this section 8.03(e), automatically terminate without any further action; provided, however, that prior to such termination becoming effective (A) if the breach or breaches relate to a payment obligation hereunder or under the Settlement Agreement, GM shall have a ten (10) day period following receipt of the Delphi Notice to cure such breach or breaches and (B) if the breach or breaches relate to an obligation other than a payment obligation hereunder or under the Settlement Agreement, GM shall have a thirty (30) day period following receipt of the Delphi Notice to cure such breach or breaches; provided, further, however that if there is a disagreement between the Parties as to whether GM has breached one or more of its obligations or whether such breach or breaches has a Delphi Material Impact, at the election of either Party, the Parties shall engage in the dispute resolution process specified in section 8.11 hereof with respect to such disagreement, and such termination shall not become effective if such dispute resolution process is commenced prior to the end of such cure period. Upon the conclusion of such process or, if earlier, thirty (30) days after its commencement (the “Dispute Resolution Termination Date”), if Delphi still believes that a breach with a Delphi Material Impact has occurred, GM shall have the right to cure such default within ten (10) days after the Dispute Resolution Termination Date and, if so cured, the guaranty shall not terminate. Either GM or Delphi may seek judicial determination at any time as to whether Delphi has the right to terminate the guaranty pursuant to this section 8.03(e). If it is judicially determined by Final Order that Delphi did not have the right to terminate the guaranty, it shall remain in full force and effect.

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     Section 8.04 Continued Ownership of DAS. Until the earlier of September 14, 2015 and such time as the guaranty provided for pursuant to section 8.03 hereof is no longer in full force and effect, without the prior written consent of GM, which consent shall not be unreasonably withheld, Delphi shall not permit DAS to transfer (i) a material portion of its assets necessary to satisfy production obligations to GM or (ii) more than 40% of its total assets (other than to a Delphi Party; provided that all provisions of this section 8.04 shall apply to such Delphi Party to the same extent they apply to DAS) and Delphi shall not cease to own, directly or indirectly, at least a majority of the outstanding equity and voting equity of DAS; provided, however, that neither of the restrictions in this sentence shall apply if such transfer or cessation, as applicable, occurs as a result of a transfer by Delphi of all or substantially all of its assets.
     Section 8.05 Cooperation with Financial Reporting.
          (a) Delphi acknowledges that (i) GM may have various reporting and disclosure obligations under US generally accepted accounting principles and US federal securities rules and regulations as a result of GM’s commercial relationship with Delphi and GM’s entry into and obligations under this Agreement and the Settlement Agreement, and (ii) GM’s compliance with such reporting and disclosure requirements may require Delphi to, among other things, provide GM with certain information and access to information. Delphi shall (i) reasonably cooperate with GM after the MRA Consummation Date to enable GM to comply with its reporting and disclosure obligations under US generally accepted accounting principles and US federal securities rules and regulations and (ii) cooperate with GM to enter into a more detailed agreement as soon as practicable after the date hereof clarifying the parameters of such obligation to cooperate.
          (b) Defaults and disputes arising under this section 8.05 or the agreement referred to in subsection (a) hereto governing Delphi’s cooperation with GM’s reporting and disclosure requirements shall be governed by and settled in accordance with section 8.11 of this Agreement.

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     Section 8.06 Cancellation Claims.
          (a) Except as otherwise provided in section 8.06(b) hereof, the Delphi Parties waive and are deemed to have waived (and Delphi shall cause the other Delphi Parties to so waive) any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, which the Delphi Parties ever had, now have, or hereafter may have, whether known or unknown, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, or otherwise, arising out of or related to cancellation of any purchase orders or termination of any component or material supply agreements (regardless of whether the cancellation or termination occurs prior to or after the date hereof or the Effective Date) concerning products manufactured in the Wind-Down Facilities, the Footprint Facilities and the Sale Facilities; provided, however, that with respect to the Sale Facilities and the Kettering Facility (in the event the Kettering Facility is not sold as contemplated under 4.08(c)), the waiver in this section 8.06 would apply only in the case of cooperative resourcing by mutual written agreement (collectively, “Cancellation Claims”) that any of the Delphi Parties have or may have against any of the GM Parties or any GM Supplier.
          (b) With respect to any Cancellation Claims that have been asserted as of the Effective Date or may be asserted thereafter by any Delphi Supplier against the Debtors (the “Delphi Supplier Cancellation Claims”):
               (i) the Debtors shall utilize their reasonable best efforts to minimize all Delphi Supplier Cancellation Claims;
               (ii) Delphi shall pay the first $30 million, on a cumulative basis, of any Delphi Supplier Cancellation Claims; and
               (iii) GM shall reimburse the Debtors for 50% of any Delphi Supplier Cancellation Claims actually paid by the Debtors in excess of the $30 million referred to in section 8.06(b)(ii) hereof.
     Section 8.07 Tooling Acknowledgment.
          (a) Delphi acknowledges and agrees that all tooling, fixtures, gauges, jigs, patterns, dies, and molds (collectively, “Tooling”) being used by the Debtors or their respective sub-suppliers in connection with the manufacture of Component Parts for GM, together with appurtenances, accessions and accessories thereto (collectively, the “Accessories”), which have been (i) furnished by GM to a Debtor at any time, directly or indirectly excluding Tooling the ownership of which was transferred to a Debtor on the Contribution Date, unless there was a written agreement which provided that the Debtor’s interest would be other than as a bailee, or (ii) purchased by GM under a tooling purchase order with a Debtor, are owned by GM and are being held by DAS and, to the extent a Debtor has transferred the Tooling or Accessories to third parties, by such third parties, on a bailment basis consistent with paragraph 19 of the Standard GM Terms.
          (b) Nothing contained in this section 8.07 is intended to create or expand the rights, if any, of GM in any intellectual property owned by any Delphi Party.

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     Section 8.08 Reserved.
     Section 8.09 No Undisclosed Agreements or Commitments. There are no undisclosed agreements or commitments between or among the Parties regarding matters subject to the terms of this Agreement.
     Section 8.10 Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, the forum state in which the Bankruptcy Court sits, without regard to any conflict of law provision that could require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party hereby irrevocably and unconditionally agrees that the Bankruptcy Court shall retain exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of this Agreement and the Settlement Agreement; provided, however, that the Bankruptcy Court shall not have jurisdiction over (i) disputes arising out of the provisions set forth in Article III of this Agreement or the agreements referenced in sections 5.01(c) and 5.01(d) of this Agreement, or (ii) disputes arising out of agreements between any Delphi-Affiliate Party on the one hand and GM or any of its Affiliates on the other in which disputes no Delphi-Related Party has an interest; and provided further that after the second anniversary of the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of this Agreement and the Settlement Agreement; and provided further that the jurisdiction of the Bankruptcy Court over all matters related to this Agreement and the Settlement Agreement shall terminate upon the fourth anniversary of the Effective Date. Each Party further agrees to waive any objection based on forum non conveniens.
     Section 8.11 Dispute Resolution. In the event a Restructuring Dispute arises among the Parties (other than an Article III Dispute, which shall be governed and settled in accordance with section 3.10 hereof), upon the written request of either Party, such Restructuring Dispute shall be referred to the Director of Business Development at GM and the Finance Director of Automotive Holdings Group or the Director, Strategic Planning at Delphi (at Delphi’s discretion) for resolution in good faith. In the event that GM’s Director of Business Development and Delphi’s Finance Director of Automotive Holdings Group or the Director, Strategic Planning are unable to resolve such dispute, such Restructuring Dispute shall be referred, at either Party’s written request, to the Assistant Treasurer of GM and the Assistant Treasurer or Treasurer of Delphi (at Delphi’s discretion). If within ten (10) days after such referral, GM’s Assistant Treasurer and Delphi’s Assistant Treasurer or Treasurer are unable to resolve the Restructuring Dispute, the Restructuring Dispute may be elevated by either Party to GM’s Treasurer or Chief Financial Officer (at GM’s discretion) and Delphi’s Chief Executive Officer or Chief Financial Officer (at Delphi’s discretion) for resolution. To the extent that the job title of any of the foregoing positions is changed, this section 8.11 shall be deemed to apply to such successor title or, if the position is eliminated or vacated, to the job title of the party taking over the responsibilities of the eliminated or vacated position.
     Section 8.12 No Solicitation. Each Party acknowledges that this Agreement is not and shall not be deemed to be a solicitation to accept or reject a plan in contravention of section 1125(b) of the Bankruptcy Code. Each Party further acknowledges that no securities of any

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Debtor are being offered or sold pursuant to this Agreement and that this Agreement does not constitute an offer to sell or a solicitation of an offer to buy any securities of any Debtor.
     Section 8.13 Negotiations Not Admissible. Pursuant to Rule 408 of the Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating hereto are not admissible into evidence in any proceeding; provided, however, that this Agreement may be admissible in a proceeding to enforce the terms of this Agreement.
     Section 8.14 Specific Performance. Each Party acknowledges that the other Party would be irreparably damaged if this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms of this Agreement in addition to any other remedy to which the Parties may be entitled, at law, in equity or under this Agreement.
     Section 8.15 Representations and Warranties of Delphi and GM. Each Party represents and warrants to the other Party that the following statements, as applicable to it, are true, correct, and complete as of the date of this Agreement:
          (a) It is duly organized, validly existing, and in good standing under the laws of its state of organization and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
          (b) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part; provided, however, that Delphi’s authority to enter into this Agreement is subject to Bankruptcy Court approval;
          (c) This Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof, subject to the occurrence of the Effective Date; and
          (d) The execution, delivery, and performance by it (when such performance is due) of this Agreement do not and shall not (i) violate any current provision of law, rule, or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.
     Section 8.16 Waiver; Modification; Amendment. Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended, or supplemented unless such modification, waiver, amendment, or supplement is in writing and has been signed by each Party. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.
     Section 8.17 Binding Effect; Assignments. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, administrators, and

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representatives. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement (for the avoidance of doubt, including without limitation, the obligations set forth in sections 4.01 and 4.02 hereof) shall be sold, assigned, or otherwise transferred by any Party without the prior written consent of the other Parties; provided, however, that neither the foregoing nor any other provision of this Agreement shall limit (i) any assignment in connection with the transfer of all or substantially all of the assets of Delphi and its Affiliates or (ii) any assignment not reasonably expected to have a material impact on GM, on the benefits GM reasonably is expected to receive under this Agreement or the Settlement Agreement (including the chapter 11 plan terms set forth herein and therein), or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under this Agreement, the Settlement Agreement, or any agreements assumed, reinstated, or ratified under this Agreement.
     Section 8.18 Third Party Beneficiaries. Except as otherwise provided in section 8.06 herein with respect to the releases of the GM Parties and GM Suppliers, nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.
     Section 8.19 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (and shall be deemed to have been duly given upon receipt) if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Delphi, to:
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Att’n: John D. Sheehan
           David M. Sherbin, Esq.
           Sean P. Corcoran, Esq.
With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606-1285
Att’n: John Wm. Butler, Jr., Esq.
           Ron E. Meisler, Esq.

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and
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Att’n: Eric L. Cochran, Esq.
           Kayalyn A. Marafioti, Esq.
If to GM, to:
General Motors Corporation
767 Fifth Avenue
14th Floor
New York, New York 10153
Att’n: Director of Business Development
and
General Motors Corporation
300 GM Renaissance Center
Detroit, Michigan 48265
Att’n: General Counsel
With a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Att’n: Jeffrey L. Tanenbaum, Esq.
           Michael P. Kessler, Esq.
           Robert J. Lemons, Esq.
or to such other place and with such other copies as either Party may designate as to itself by written notice to the other Party. Rejection, any refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     Section 8.20 Waiver of Right to Trial by Jury. Each Party waives any right to trial by jury in any proceeding arising under or related to this Agreement.
     Section 8.21 Service of Process. Each Party irrevocably consents to the service of process in any legal proceeding arising out of this Agreement by receipt of mailed copies thereof by national courier service or certified United States mail, postage prepaid, return receipt requested, to its applicable registered agent. The foregoing, however, shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

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     Section 8.22 Interpretation.
          (a) In the event of any conflict between this Agreement and any of the Labor MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the Warranty Settlement Agreement, and the IP License, the provisions of such documents other than this Agreement shall govern.
          (b) Reserved.
          (c) Any reference herein to any section of this Agreement shall be deemed to include a reference to any exhibit, attachment or schedule referred to within such section.
          (d) All references to “$” and dollars shall refer to United States currency.
          (e) Consistent with Bankruptcy Rule 9006(a), if the due date for any action to be taken under this Agreement (including the delivery of notices) is not a business day, then such action shall be considered timely taken if performed on or prior to the next business day following such due date. Any reference to “days” in this Agreement shall mean calendar days unless otherwise specified.
     Section 8.23 Expenses. Notwithstanding anything else contained in this Agreement or the Settlement Agreement, each Party shall bear all costs and expenses incurred or to be incurred on or after the MRA Consummation Date by such Party in connection with this Agreement and the consummation and performance of the transactions contemplated hereby.
     Section 8.24 Entire Agreement; Parties’ Intentions; Construction. This Agreement and the Settlement Agreement, including all agreements incorporated by reference herein or therein (e.g., the Labor MOUs, the Non-Represented Employees Term Sheet and the Transaction Facilitation Agreement), and the Confidentiality and Non-Disclosure Agreement between GM and Delphi dated September 12, 2005, as amended, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements, whether oral or written, with respect to such subject matter other than with respect to the agreements expressly assumed, ratified or reinstated in Article V of this Agreement. The attachments and exhibits attached hereto are an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set forth in full herein. This Agreement is the product of negotiations between the Parties and represents the Parties’ intentions. In any action to enforce or interpret this Agreement, this Agreement shall be construed in a neutral manner, and no term or provision of this Agreement, or this Agreement as a whole, shall be construed more or less favorably to any Party.
     Section 8.25 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable in any respect, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as

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possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
     Section 8.26 Headings. The table of contents and the headings of the Articles and sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
     Section 8.27 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Electronic delivery of an executed signature page of this Agreement shall be effective as delivery of a manually executed signature page of this Agreement.
[Signature pages follow.]

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     IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be duly executed and delivered by their respective, duly authorized officers as of the date first written above.

DELPHI CORPORATION	GENERAL MOTORS CORPORATION

By:	/s/ John D. Sheehan	By:	/s/ Frederick A. Henderson

Name:	John D. Sheehan	Name:	Frederick A. Henderson
Title:	Vice President, Chief Restructuring Officer	Title:	President and Chief Operating Officer

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Master Restructuring Agreement
Exhibit 1.24
Assumed Liabilities

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 1.24
“Assumed Liabilities” shall mean (i) all liabilities and obligations relating to ownership or operation of the applicable Unsold Business arising from acts or events occurring after the Business Closing Date (regardless of when any related claim is made), including: [* *] and (x) all other mutually agreed liabilities.

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Master Restructuring Agreement
Exhibit 1.175
Retained Liabilities

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 1.175
“Retained Liabilities” shall mean (i) all liabilities and obligations relating to the ownership or operation of the applicable Unsold Business arising from acts or events occurring on or prior to the Business Closing Date (regardless of when any related claim is made), including without limitation [* *].

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Master Restructuring Agreement
Exhibit 1.178
Excluded Saginaw Assets

Exhibit 1.178
Excluded Saginaw Assets

Exhibit 1.169 Saginaw E&C Assets — Excluded Assets
Description	Purpose	Manufacturer	Model Number	Serial Number	Location	Planned Removal Date
SAP Label Printers	Support Contract Manufacturing	INTE/TEC8	601 XP	01647	Dock #5 (10.199.190.50)	August-08
		INTE/TEC8	601 XP	01758	Dock #2 Supv. Office
		INTE/TEC8	601 XP	01769	S & T Truck Plt 1
		INTE/TEC8	601 XP	01773	PC & L Office (10.199.190.155)
		INTE/TEC8	601 XP	01775	S & T Truck Plt 1
		INTE/TEC8	601 XP	01797	Dock #2 (10.199.190.47)
		INTE/TEC8	601 XP	01993	Plt #1 Gen’l Supv. Office
		INTE/TEC8	601 XP	06195	Dock #3 (10.199.190.45)
		INTE/TEC8	601 XP	06197	Dock #4 Receiving Office
		INTE/TEC8	601 XP	06357	Barb Yax’s Office (10.199.190.8
		INTE/TEC8	601 XP	06521	Plt #5 Unitizing
Wireless Access Point	Support Contract Manufacturing	Cisco	AIR-MP-20B-A-K9		Dock 2 Col A36 — Plant 2	August-08
Wireless Access Point		Cisco	AIR-MP-20B-A-K9		Dock 3 Col E34 — Plant 3
Wireless Access Point		Cisco	AIR-MP-20B-A-K9		Dock 5 Shipping Dock — Plant 5
Wireless Access Point		Cisco	AIR-MP-20B-A-K9		Dock 4 Col D15
Wireless Access Point		Cisco	AIR-AP1231G-A-K9		Administration Building East
Wireless Access Point		Cisco	AIR-AP1231G-A-K9		Administration Building South
Core Switch		Cisco	Catalyst 5500 Series		Computer Room Switch A
Core Switch		Cisco	Catalyst 5500 Series		Computer Room Switch B
Switch		Cisco	Catalyst 5505 Series		Plant 4 North Col H32
Switch		Cisco	Catalyst 5505 Series		Plant 3 North Col C32
Switch		Cisco	Catalyst 5505 Series		Plant 5 North Col E7
Switch		Cisco	Catalyst 5505 Series		Plant 5 West Col L17
Switch		Cisco	Catalyst 5500 Series		Admin East
WAN		Cisco	7206 Series VXR		Computer Room
AC
NEMA Enclosure
UPS
DGD File and Print Server	Support Contract Manufacturing					August-08
SAP Console Server
SAP System Down Server
Multi Axis Test Fixture with 458, 498 controller	Support Contract Manufacturing and ongoing validation					July-08
2 Single Axis Test Benches
Torque gun #3223 Techmotive CP-Model T0661020SSP3 Techmotive Visual Supervisor & laptop
3 MTS Controllers + 1 slave controller used to control 6 Single Axis Test Benches

Exhibit 1.178
Excluded Saginaw Assets

								Equipment
Truck #	MSSI #	Model	Serial #	Class	Area	Dept. Name	Dept. #	Description	Manufacture
CRANE
MC-158	12688	333OB	6225409	4.3	Maintenance	Facilities	0F19	CRANE 8 TON	DROTT CARRYDECK
MC-166	12670	M10-30	8170281123C	4.3	Maintenance	machine repair	0F19	CRANE 1350# CAP.	GREER HERCULIFT
MC-209	12658	IC200-1A	22627	4.3	Maintenance	Plant 5 Bone yard	0F19	CRANE 30,000 # CAP	BRODERSON
FIRE TRUCK
FB-12	12659		2I14B78	4.1	SECURITY	Out of svc, east shed		FIRE TRUCK PUMPER	Scat Pumper
FORK TRUCK
TR19	12704	ERC 060	N324619	1.1	P-3	STORES, DOWN OUT OF SERVICE		LIFT TRUCK, 6000# CAP. ELEC.	YALE
MOWER
LM-2	12709	F735	CF735X01114	8	Maintenance	Out of Svc	0F19	LAWNMOWER MID-SIZE FRONT 60” DECK	JOHN DEERE
LM-3	12675	12G702	96121959	8	Maintenance	Out of Svc	0F19	LAWNMOWER LAWNBOY PUSH	LAWNBOY
LM-7	12676	91202	980728YB	8	Maintenance	Out of Svc	0F19	LAWN EDGER McCLANE GAS	McCLANE
LM-8	12712	FS 85	XABXS0254RB	8	Maintenance	Out of Svc	0F19	LAWN WEEDWACKER STIHL GAS	STIHL
LM-9	12632	318777	13AP698G731	8	Maintenance	Out of Svc	0F19	Rider Mower	Huskee
PERSONAL TRANSPORT
PT-6	12685	E-240	611131	4.2	Maintenance	Facilities,	0F19	Green Stripe 3-WHEEL PERSONAL TRANSPORT	MOTREC
SKID STEER LOADER
LM-220	12633	Scat Trak/1350	4N0030	6	Maintenance	FACILITIES	0F19	SKID STEER LOADER	KOEHRING
SNOW BLOWER
LM-10	12640	924501	131	8	Maintenance	FACILITIES	0F19	AREINS, SNOW BLOWER	ARIENS
TRACTOR
LM-45	12861	140	34145J	8	Maintenance	Out of Svc	0F19	TRACTOR LAWN/SNOW REMOVAL	INTERNATIONAL HARVESTER

Exhibit 1.178
Excluded Saginaw Assets

								Equipment
Truck #	MSSI #	Model	Serial #	Class	Area	Dept. Name	Dept. #	Description	Manufacture
TRUCK
LM-215	12655	70 SERIES	BL7D1P6LV01	8	Maintenance	Out of Svc	0F19	GM CHEVY STAKERACK/ PLOW TRUCK	CHEVROLET
LM-219	12708	GENERAL	49EJ9V63148	8	Maintenance	Out of Svc	0F19	GM GMC TRUCK SNOW PLOW	GMC
LM-6	12654	C 30	BJC34K51E199	8	Maintenance	FACILITIES	0F19	GM CHEVY RED DUMP TRUCK	CHEVROLET
LM-5	12695	7000 SERIES	C17DE9V10072	8	Maintenance	Out of Svc	0F19	GM CHEVY TRUCK SALT SPREADER	GMC
WALKIE
L-23	12679	MCW040	B819N01781T	3.1	P-2,4	Kitties		WALKIE STACKER LIFT TRUCK, 4000# ELEC	YALE
L-25	12678	MCW040	B819N01691T	3.1	Truck Repair	extra		WALKIE STACKER LIFT TRUCK, 4000# ELEC	YALE
Machinery and Equipment
Equipment/Cell			Current Location (Plant)
Quad Front and Rear rotor cell (R3)			5
R1 Cargill – 211/231 Rear knuckle			5
R4 Cargill – P90 rear knuckle			5
F1 Rotor – U/W front rotor service			5
T-truck Knuckle Transfer cell			2, 4
Saturn LS Front Knuckle Transfer cell			2, 4
T-truck Assy Cell			1
J-Car Knuckle			2, 4
GMT900 Knuckle R&B #1			3
GMT900 Knuckle R&B #2			3
GMT900 Knuckle R&B #3			3
GMT900 Knuckle Retool Cell			3
GMT900 Assy Cell #2			3
GMT900 Assy Cell #3			3
GMX 211 Rear Axle Assembly Line (Fixed Line – A18)			Oshawa
Robots	SAP #	Asset Tag #	Location
Training Robot	3051306	1043463	1
Training Robot	3051286	10191	1
Training Robot	3051426	10193	1
Training Robot	3051307	10231	1

Exhibit 1.178 Saginaw E&C Assets — Excluded Assets

Line / Program	Product / Process	Plant Location
SYS II 800	Rotor Machining	Plant 2/4
Sys 2/3 EMAG	Rotor Machining	Plant 2/4
Sys 3 EMAG	Rotor Machining	Plant 3
GMT610	Corner Assembly	Plant 2/4
GMX 295	Knuckle Machining	Plant 3
FORK TRUCKS

Truck #	MSSI #	Model	Serial #	Class	Area	Dept. Name	Dept. #	Equipment Description	Manufacturer
TR355	12686	E60XL2	CO98D03629U	1.1	P-5	DOCK 5		LIFT TRUCK, 8000# CAP. ELEC.	HYSTER COMPANY
TR130	12680	E60XL2	C098D03609U	1.1	Maintenance	Truck Repair Loaner	OM9A	LIFT TRUCK, 8000# CAP. ELEC.	HYSTER COMPANY
TR16	12707	FTD-020	R1915-98	1.1	P-3	STORES, UP		LIFT TRUCK, 1930# CAP. ELEC.	BAKER
TR170	12697	E65XM	F106V10263U	1.1	Maintenance	Truck Repair Loaner	OM9A	LIFT TRUCK, 6500# CAP. ELEC.	HYSTER COMPANY
TR200	12691	E100XL2	C096D03642U	1.1	Maintenance	Carpenter Shop	0F19	LIFT TRUCK, 10000# CAP. ELEC.	HYSTER COMPANY
TR330	12682	E80XL2	C098D03617U	1.1	P-3	EXTRA	OM9C	LIFT TRUCK, 8000# CAP. ELEC.	HYSTER COMPANY
TR340	12683	E100XL2	C098D03618U	1.1	Maintenance	P-3	0F19	LIFT TRUCK, 10000# CAP. ELEC.	HYSTER COMPANY
TR360	12687	E80XL2	C098D03630U	1.1	P-3	DOCK 3	OM9C	LIFT TRUCK, 8000# CAP. ELEC.	HYSTER COMPANY
TR370	12688	E80XL2	C098D03632U	1.1	P-3	SYSTEM ASSM 3	OM9C	LIFT TRUCK, 8000# CAP. ELEC.	HYSTER COMPANY
TR41	12710	FTD-080	U-1917A-572	1.1	Maintenance	Gon Repair	0F19	LIFT TRUCK, 8000# CAP. ELEC.	BAKER
TR510	12684	E100XL2	C098D03620U	1.1	Maintenance	MAINTENANCE	0F19	LIFT TRUCK, 10000# CAP. ELEC.	HYSTER COMPANY
TR590	12699	E65XM	F108V10265U	1.1	P-3	Truck Repair Extra		LIFT TRUCK, 6500# CAP. ELEC.	HYSTER COMPANY
TR199	12635	31R45TN	031E8711184	1.5	Maintenance	Head Shop (P-6)	0F19	LIFT TRUCK, 4500# CAP. ELEC.	RAYMOND
TR205	12636	31R45TN	031E8711185	1.5	Maintenance	Head Shop	0F19	LIFT TRUCK, 4500# CAP. ELEC.	RAYMOND

Master Restructuring Agreement
Exhibit 1.187
Separation Costs

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 1.187
One-Time Information Technology Separation Costs
1.0 [* *]
1.1 [* *]
1.2 [* *]
1.3 [* *]
1.4 [* *]
2.0 [* *]
2.1 [* *]
2.2 [* *]
3.0 [* *]
3.1 [* *]
3.2 [* *]
3.3 [* *]
3.4 [* *]
4.0 [* *]
4.1 [* *]
4.2 [* *]
4.3 [* *]
4.4 [* *]
4.5 [* *]
5.0 [* *]
5.1 [* *]
5.2 [* *]
5.3 [* *]
5.4 [* *]
6.0 [* *]
6.1 [* *]
6.2 [* *]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 3.01(a) (i) Outstanding GM Purchase Orders

Program	Opportunity	P.O. (Contract)	Issue
[* *]	[* *]	[* *]	[* *]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 3.01(b) — Recently Awarded Business	[* *]

Program	GM Creativity Team	Opportunity	[* *]	DIV
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]

Note:	GM & Delphi have discussed & jointly agreed on the above specified new product program awards.

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 3.01(b) (i) Certain Recently Awarded Business (Without Price Confirmation)

Division	Program	Opportunity	Remarks
[* *]	[* *]	[* *]	[* *]

[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 3.02 — Contract Extensions [* *]
[**Four Page Spreadsheet Omitted**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 3.03(a) Changes in Manufacturing Location

Product	Product Line	PBU	Current Location	New Location	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]	[* *]

Note:	[* *]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 3.07 — RFQ A Other New Business Awards

Program	GM Creativity Team	Opportunity	[* *]	Div
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
		A List - Total Value	[* *]

Note:	[* *]
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 3.08(a) — FOP Programs

Program	GM Creativity Team	Opportunity	[* *]	Div
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
[* *]	[* *]	[* *]	[* *]	[* *]
		Total	[* *]

Note:	[* *]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

EXHIBIT — 3.08(b)
FIRST OPPORTUNITY PROCESS
1.	GM will [* *] [5 pages omitted and filed separately]

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

1 of 1

Exhibit 3.12
Delphi North American Sites
That Are on New Business Hold As of September 11, 2008

Site	Location	DUNS
NONE

EXHIBIT 3.14
RIGHT OF LAST REFUSAL
1.	With respect to any ROLR to be provided by GM to Delphi under Section 3.14 of the MRA, [* *] [1 page omitted and filed separately].

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

1 of 1

Master Restructuring Agreement
Exhibit 4.01(a)
Form of Monthly Invoice for Excess Labor Costs

EXHIBIT 4.01 A (i)-Labor Subsidy Invoice for the Red Circle Period
The Information contained herein shall not be disclosed to any member of GM Global Purchasing and Supply Chain
NOTE: One such Invoice shall be provided for each the UAW, IUE and USW pursuant to Section 4.01 B (1)

	Q4 2008				Q1 2007				Q2 2007				Q3 2007 (only July and August 2007)
	Labor Cost	Memo: Total US3,4	Labor Cost	Memo: Total US3,4	Labor Cost	Memo: Total US3,4	Labor Cost	Memo: Total US3,4	Labor Cost	Memo: Total US3,4	Labor Cost	Memo: Total US3,4	Labor Cost	Memo: Total US3,4	Labor Cost	Memo: Total US3,4
	($000)	($000)	($/hr)	($000)	($000)	($000)	($/hr)	($000)	($000)	($000)	($/hr)	($000)	($000)	($000)	($/hr)	($000)

Straight Time	—		—		—		—		—		—		—		—
COLA	—		—		—		—		—		—		—		—

Subtotal Wages	—		—		—		—		—		—		—		—

Overtime Premium	—		—		—		—		—		—		—		—
Night Shift Premium	—		—		—		—		—		—		—		—
Independence Week	—		—		—		—		—		—		—		—
Vacation	—		—		—		—		—		—		—		—
Holiday	—		—		—		—		—		—		—		—
Jury Duty	—		—		—		—		—		—		—		—
Bereavement Leave	—		—		—		—		—		—		—		—
Military Leave	—		—		—		—		—		—		—		—
Profit Sharing	—		—		—		—		—		—		—		—
Suggestion Award	—		—		—		—		—		—		—		—
Performance Bonus	—		—		—		—		—		—		—		—

Subtotal Wage Related	—		—		—		—		—		—		—		—

Total Wage & Related	—		—		—		—		—		—		—		—

Employer Taxes	—		—		—		—		—		—		—		—

Applicable Worker’s Compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Legally Required	—		—		—		—		—		—		—		—

401K Matching	—		—		—		—		—		—		—		—

PAYGO Healthcare	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Training and Legal Funds	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Supplemental Unemployment Benefits and Severance	—		—		—		—		—		—		—		—

Disability/Sickness and Accident	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Administrative Costs — NBC	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Active Basic Life Insurance	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Benefits	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Item X1	—		—		—		—		—		—		—		—
Item Y1	—		—		—		—		—		—		—		—

Additional Agreed Upon Items[1,2]	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Labor Cost (included in Subsidy)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Labor Subsidy Calculation

Active Hours	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Time $26/hr	X 26/hr		X 26/hr		X 26/hr		X 26/hr		X 29/hr		X 26/hr		X 26/hr		X 26/hr

Total labor cost @ $26/hr	—		—		—		—		—		—		—		—

Labor Subsidy	—		—		—		—		—		—		—		—

Memo: Costs Not Included [2]
Signing Bonus (2003 Contract)	—		—		—		—		—		—		—		—
Worker’s Compensation (Pre - 2006)	—		—		—		—		—		—		—		—
Other Non Agreed Upon Items	—		—		—		—		—		—		—		—
Pension	—		—		—		—		—		—		—		—
OPEB (Traditional and Ongoing)	—		—		—		—		—		—		—		—

Subtotal Legacy/Fixed Cost	—		—		—		—		—		—		—		—

[1]	For costs that are not specific to the sites covered under the subsidy and have allocation amounts GM shall require the total US labor cost associated with that line item.

[2]	Relates to other labor cost items that the parties agree upon in writing as per the definition of Labor cost Line Items in the Restructuring Agreement. Such amounts will be itemized.

[3]	Costs related only to plants included in the labor subsidy

[4]	Includes only existing locations as of emergence unless costs are allocated to additional US sites in the future

EXHIBIT 4.01 A (ii) — Actual Labor Subsidy for Ongoing Periods
The Information contained herein shall not be disclosed to any member of GM Global Purchasing and Supply Chain
NOTE: One such Invoice shall be provided on a monthly basis

	Labor Cost	Memo: Total US [3,4]	Labor Cost	Memo: Total US [3]’[4]
	($ 000)	($ 000)	($/hr)	($ 000)
Straight Time	—		—
COLA (only for Red Circle Period)	XXX		XXX
Subtotal Wages	—		—

Overtime Premium	—		—
Night Shift Premium	—		—
Independence Week (only for Red Circle Period)	XXX		XXX
Vacation	—		—
Holiday	—		—
Jury Duty	—		—
Bereavement Leave	—		—
Military Leave	—		—
Profit Sharing (only for Red Circle Period)	XXX		XXX
Suggestion Awards	—		—
Performance Bonus	—		—
Subtotal Wage Related	—		—

Total Wage & Related	—		—

Employer Taxes	—		—
Applicable Worker’s Compensation	—	—	—	—
Total Legally Required	—		—

401 K Matching	—		—
PAYGO Healthcare	—	—	—	—
Training and Legal Funds (only for Red Circle Period)	XXX		XXX
Supplemental Unemployment Benefits and Severance	—		—
Disability/Sickness and Accident	—	—	—	—
Administrative Costs — NBC	—	—	—	—
Active Basic Life Insurance	—	—	—	—
Total Benefits	—	—	—	—

Item X [1]	—		—
Item Y [1]	—		—
Additional Agreed Upon Items [1,2]	—	—	—	—

Total Labor Cost (Included in Subsidy)	—	—	—	—

Labor Subsidy Calculation
Active Hours	—	—	—	—
Times $26/hr	X 26/hr		X 26/hr

Total labor cost @ $26/hr	—		—

Labor Subsidy	—		—

Memo: Costs Not Included[2]
Signing Bonus (2003 Contract)	—		—
Worker’s Compensation (Pre - 2006)	—		—
Other Non Agreed Upon Items	—		—
Pension	—		—
OPEB (Traditional and Ongoing)	—		—

Subtotal Legacy/Fixed Cost	—		—

[1]	For costs that are not specific to the sites covered under the subsidy and have allocation amounts GM shall require the total US labor cost associated with that line Item.

[2]	Relates to other labor cost Items that the Parties agree upon in writing as per the definition of Labor Cost Line Items in the Restructuring Agreement. Such amounts will be itemized.

[3]	Costs related only to plants included in the labor subsidy

[4]	Includes only existing locations as of emergence unless costs are allocated to additional US sites in the future

EXHIBIT 4.01 A (iii) — Forecast Labor Subsidy
The information contained herein shall not be disclosed to any member of GM Global Purchasing and Supply Chain

	ALL PLANTS INCLUDED IN LABOR SUBSIDY						ALL PLANTS INCLUDED IN PRODUCTION CASH BURN
	2008						2008
	Q1	Q2	Q3	Q4	CY	2009	Q1	Q2	Q3	Q4	CY	2009
Forecast headcount:
Production	—	—	—	—	—	—	—	—	—	—	—	—
Skilled	—	—	—	—	—	—	—	—	—	—	—	—
Layoff/Separation	—	—	—	—	—	—	—	—	—	—	—	—
Leave	—	—	—	—	—	—	—	—	—	—	—	—

Total	—	—	—	—	—	—	—	—	—	—	—	—

Estimated rate per hour:
Production	—	—	—	—	—	—
Skilled	—	—	—	—	—	—
Layoff/Separation (Per employee $000s)	—	—	—	—	—	—
Leave (Per employee ($000s)	—	—	—	—	—	—

Total	—	—	—	—	—	—

Hours	500	500	500	500	2,000	2,000

Labor Subsidy $Mils	—	—	—	—	—	—

EXHIBIT 4.01 A (iv) — Headcount Data
The information contained herein shall not be disclosed to any member of GM Global Purchasing and Supply Chain
The following detail will be provide for actual headcount on a plant by plant basis for those plants included in both Labor Subsidy and Production Cash Burn
SKILLED AND PRODUCTION

										PRE-
PLANT	ACTIVE	BANK	TLO	LEAVES	TOTAL	ILO-VOL	ILO-OTH	TOTAL	TEMP	RETIRE	PERD	TFT
All Plants Covered by Wage Subsidy

TOTAL	0	0	0	0	0	0	0	0	0	0	0	0

PRODUCTION ONLY										PRE-
PLANT	ACTIVE	BANK	TLO	LEAVES	TOTAL	ILO-VOL	ILO-OTH	TOTAL	TEMP	RETIRE	PERD	TFT
All Plants Covered by Wage Subsidy

TOTAL	0	0	0	0	0	0	0	0	0	0	0	0

SKILLED ONLY										PRE-
PLANT	ACTIVE	BANK	TLO	LEAVES	TOTAL	ILO-VOL	ILO-OTH	TOTAL	TEMP	RETIRE	PERD	TFT
All Plants Covered by Wage Subsidy

TOTAL	0	0	0	0	0	0	0	0	0	0	0	0

EXHIBIT 4.01 A (v) — Facility Sales Data
The information contained herein shall not be disclosed to any member of GM Global Purchasing and Supply Chain
NOTE: Numbers used above are for illustrative purposes only.

Monthly Facility Sales Detail	Month Actual
$ millions	Grand Rapids	Kokomo	Lockport	Rochester	Month Total	Year to Date
GM	8	40	50	41	139	1,663
Tier to GM	1	2	5	1	9	107
Allied — GM	1	9	6	4	19	229
Allied — Non-GM	1	1	2	1	4	52
Other (Non-GM)	3	5	0	3	10	125

TOTAL	15	56	63	49	181	2,176

Memo: Non-GM	4	5	2	3	15	177
Non-GM as a % of Total Sales	28%	9%	4%	7%	8%	8%
Non-GM Revenue Limit (Month/YTD)					20	240
Applicable Labor Reimbursement Percentage
NOTE: Delphi will provice monthly sales data as soon as possible, but no later than 10 days following the delivery of monthly invoice (Exhibits 4.01 A (i)-(iv)); The Applicable Labor Reimbursement Percentage will only be calculated once a year, in the final invoice for any

Master Restructuring Agreement
Exhibit 4.02(b)
Form of Monthly Invoice for the Aggregate Amount of the Applicable Cash Burn
Percentage of Production Cash Burn Incurred at all Support Facilities

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

EXHIBIT 4.02 B
[* *]
Income Statement Input
Template to be used for all Applicable Support Facilities

L			Account		Reimbursement
N		($000’s)	General Ledger Number	Comment	Amount
1	[* *]		5	[* *]	—
2	[* *]		5		—
3	[* *]		5		—
4	[* *]		5		—
5	[* *]		5		—
6	[* *]		5		—
7	[* *]		5		—
8	[* *]		5		—
9	[* *]		5		—
10	[* *]		5		—
11	[* *]		5		—
12	[* *]		5		—
13	[* *]		5		—
14	[* *]		5		—
15	[* *]		5		—
16	[* *]		5		—
17	[* *]		5		—
18	[* *]		5		—
19	[* *]		5		—
20	[* *]		5		—
21	[* *]		5		—
22	[* *]		5		—
23	[* *]		5		—
24	[* *]		5		—
25	[* *]		5		—
26	[* *]		5		—
27	[* *]		5		—
28	[* *]		5		—
29	[* *]		5		—
30	[* *]		5		—
31	[* *]		5		—
32	[* *]		5		—
33	[* *]		5		—
34	[* *]		5		—
35	[* *]		5		—
36	[* *]		5		—
37	[* *]		5		—
38		[* *]	5		—
39	[* *]				—
40	[* *]		6	[* *]	—
41	[* *]		6		—
42	[* *]		6		—
43	[* *]				—
44	[* *]		6		—
45	[* *]		6		—
46	[* *]		6		—
47	[* *]		6		—
48	[* *]		6		—
49	[* *]		6		—
50	[* *]		6		—
51	[* *]		6		—
52		[* *]			—
53	[* *]				—
54	[* *]		6	[* *]	—

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

2 of 6

L			Account		Reimbursement
N		($000’s)	General Ledger Number	Comment	Amount
55	[* *]		6		—
56	[* *]		6		—
57	[* *]		6		—
58	[* *]		6		—
59	[* *]		6		—
60	[* *]		6		—
61	[* *]		6		—
62	[* *]		6		—
63	[* *]		6		—
64	[* *]		6		—
65	[* *]				—
66	[* *]				—
67	[* *]		6		—
68	[* *]		6		—
69	[* *]		6		—
70	[* *]		6		—
71	[* *]		6		—
72	[* *]				—
73	[* *]				—
74	[* *]		6		—
75	[* *]		6		—
76	[* *]		6		—
77	[* *]		6		—
78	[* *]		6		—
79	[* *]		6		—
80	[* *]		6		—
81	[* *]			[* *]	—
82	[* *]		6		—
83	[* *]				—
84	[* *]			[* *]	—
85		[* *]			—
86	[* *]		6	[* *]	—
87	[* *]		6	[* *]	—
88		[* *]			—
89	[* *]		6	[* *]	—
90	[* *]		6	[* *]	—
91	[* *]		6		—
92	[* *]			[* *]	—
93	[* *]			[* *]	—
94		[* *]			—
95	[* *]		6	[* *]	—
96	[* *]		6	[* *]	—
97	[* *]		7	[* *]	—
98	[* *]				—
99	[* *]			[* *]	—
100	[* *]		6	[* *]	—
101	[* *]			[* *]	—
102	[* *]		5	[* *]	—
103	[* *]			[* *]	—
104	[* *]		6	[* *]	—
105	[* *]			[* *]	—
106	[* *]			[* *]	—
107	[* *]			[* *]	—
108	[* *]			[* *]	—
109	[* *]			[* *]	—
110	[* *]			[* *]	—
111	[* *]			[* *]	—
112	[* *]			[* *]	—
113	[* *]			[* *]	—
114	[* *]			[* *]	—
115	[* *]			[* *]	—
116		[* *]			—

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

3 of 6

L			Account		Reimbursement
N		($000’s)	General Ledger Number	Comment	Amount
117	[* *]			[* *]	—
118		[* *]			—
119	[* *]				—
120	[* *]			[* *]	—
121	[* *]			[* *]	—
122	[* *]			[* *]	—
123	[* *]			[* *]	—
124		[* *]			—
125	[* *]				—
126	[* *]			[* *]	—
127	[* *]			[* *]	—
128	[* *]			[* *]	—
129	[* *]				—
130	[* *]			[* *]	—
131	[* *]			[* *]	—
132		[* *]			—
133	[* *]				—
134	[* *]			[* *]	—
135	[* *]			[* *]	—
136	[* *]			[* *]	—
137	[* *]			[* *]	—
138	[* *]			[* *]	—
139	[* *]			[* *]	—
140	[* *]				—
141	[* *]				—
142	[* *]			[* *]	—
143	[* *]			[* *]	—
144	[* *]			[* *]	—
145	[* *]			[* *]	—
146	[* *]			[* *]	—
147		[* *]			—
148		[* *]			—
149		[* *]			—
150		[* *]			—

	[* *][2]			[* *]
	[* *][3]			[* *]
	[* *][4]			[* *]

Plant Production Cash Burn

1	[* *]

2	[* *]

3	[* *]

4	[* *]

5	[* *]

6	[* *]

7

NOTE:

The Parties acknowledge that GM and Delphi have reached an agreement where GM will [* *]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

4 of 6

EXHIBIT 4.02 B — [* *]
[* *]
Income Statement Input
Template to be used [* *]

L				Account		Reimbursement
N	($000’s)			General Ledger Number	Comment	Amount
[* *]
[* *]
1		[* *]				—
2	[* *]					—
3		[* *]				—
4	[* *]				[* *]	—
5	[* *]				[* *]	—
6	[* *]				[* *]	—
7		[* *]				—
8	[* *]			6	[* *]	—
9	[* *]			6	[* *]	—
10		[* *]				—
11	[* *]			6	[* *]	—
12	[* *]				[* *]	—
13	[* *]				[* *]	—
14		[* *]				—
15	[* *]			6	[* *]	—
16	[* *]			6	[* *]	—
17	[* *]				[* *]	—
18	[* *]					—
19	[* *]			6	[* *]	—
20	[* *]			6	[* *]	—
21	[* *]				[* *]	—
22	[* *]			6	[* *]	—
23	[* *]				[* *]	—
24	[* *]			6	[* *]	—
25	[* *]			6	[* *]	—
26	[* *]				[* *]	—
27	[* *]				[* *]	—
28	[* *]				[* *]	—
29	[* *]				[* *]	—
30	[* *]				[* *]	—
31	[* *]				[* *]	—
32	[* *]				[* *]	—
33	[* *]				[* *]	—
34	[* *]				[* *]	—
35	[* *]				[* *]	—
36		[* *]				—
37	[* *]				[* *]	—
38		[* *]				—
39	[* *]					—
40	[* *]				[* *]	—
41	[* *]				[* *]	—
42	[* *]				[* *]	—
43	[* *]				[* *]	—
44		[* *]				—
45	[* *]					—
46	[* *]				[* *]	—
47	[* *]				[* *]	—
48	[* *]				[* *]	—
49		[* *]	)			—
50	[* *]				[* *]	—
51	[* *]				[* *]	—
52		[* *]			[* *]	—

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

5 of 6

L			Account		Reimbursement
N	($000’s)		General Ledger Number	Comment	Amount
53	[* *]				—
54	[* *]			[* *]	—
55	[* *]			[* *]	—
56	[* *]			[* *]	—
57	[* *]			[* *]	—
58	[* *]			[* *]	—
59	[* *]			[* *]	—
60		[* *]			—
61	[* *]				—
62	[* *]			[* *]	—
63	[* *]			[* *]	—
64	[* *]			[* *]	—
65	[* *]			[* *]	—
66	[* *]			[* *]	—
67		[* *]			—
68		[* *]			—
69		[* *]			—
70		[* *]			—

	[* *][2]			[* *]
	[* *][3]			[* *]
	[* *][4]			[* *]
—
		Plant Production Cash Burn			—

[1]	[* *]

[2]	[* *]

[3]	[* *]

[4]	[* *]

[5]	[* *]

[6]	[* *]

NOTE:

The Parties acknowledge that GM and Delphi have reached an agreement where GM will [* *]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

6 of 6

Master Restructuring Agreement
Exhibit 4.02(i)
Letter from Bill Hurles, of GM, to Jeff Paprocki, of Delphi, dated February 1, 2007

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

[* *]
Paprocki — Hurles Agreement
February 1, 2007
[* *]
“Consistent with current practices, [* *] For the specific facilities identified: [* *].
– see attached) The completed form, and any supporting documentation, has been provided to GM. This agreement will only pertain to [* *].
/s/Bill Hurles
Bill Hurles
[* *]
/s/Jeff Paprocki
Jeff Paprocki
[* *]

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

GM Intellectual Property Proposal
Attachment
February 1, 2007
[* *]
[* *]
Addendum
The attached listing captures [* *].
Delphi is responsible for submitting [* *].
In the case of engineering changes, [* *].

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Master Restructuring Agreement
Exhibit 5.01 (a)(i)
Environmental Matters Agreement between Delphi Automotive Systems Corporation
(n/k/a Delphi) and GM, dated as of “October 1998”

Exhibit C-1
ENVIRONMENTAL MATTERS AGREEMENT
     This Environmental Matters Agreement (“Agreement”), dated as of October, 1998, is made among General Motors Corporation, a Delaware corporation (“GM”), with its principal place of business in Detroit, Michigan, and Delphi Automotive Systems Corporation, a Delaware corporation (“Delphi”), with its principal place of business in Troy, Michigan. GM and Delphi are sometimes referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, GM and Delphi are Parties to a Master Separation Agreement entered into in connection with the separation of the business heretofore carried on by the Delphi Automotive Systems Division as a part of GM into a business owned and operated by Delphi and completely separate and independent from GM; and
     WHEREAS, the Parties desire to enter into this Agreement regarding environmental matters.
     NOW, THEREFORE, in consideration of the mutual covenants and provisions hereunder contained, the Parties agree as follows:
ARTICLE 1
Definitions
     1.1. Defined Terms. As used in this Agreement, the following terms (in singular and plural forms) shall have the meanings below. Capitalized terms used, but not defined, herein shall have the meaning set forth in the Master Separation Agreement or elsewhere in this Agreement.
     “Contribution Date” has the same meaning assigned to this term in the Master Separation Agreement.
     “Corporate Successor” means any successor in interest of a Party by reason of a merger, reorganization or sale of all or substantially all of the assets of such Party.
     “Delphi Assets” means the equipment, machinery and other personal property acquired by purchase, lease or otherwise by Delphi from GM as of the Contribution Date in accordance with the terms of the Master Separation Agreement whether or not associated with a Delphi Facility.
     “Delphi Facility” means each parcel of real property, including all facilities and improvements thereon, acquired by purchase, lease or otherwise by Delphi as of the Contribution Date in accordance with the terms of the Master Separation Agreement as the same may

1

hereafter be revised as a result of the “true-up” process provided for in the Real Estate Matters Agreement between the Parties.
     “Environmental Claim” shall mean any third-party (i.e., non-Party) accusation, allegation, notice of violation, action, claim, lien, demand, abatement or other order or directive (conditional or otherwise) for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination of or other adverse effect on the environment or human health, or for fines, penalties, or restrictions, resulting from or based upon: (i) the existence, or the continuation of the existence of, a Release (including without limitation a sudden or non-sudden accidental or non-accidental Release), or, exposure to, any Hazardous Material, in, into or onto the indoor or outdoor environment, including, but not limited to, the air, soil, surface water or groundwater, at, on, by, from or related to any Facility; (ii) the use, management, handling, transportation, storage, treatment or disposal of Hazardous Material in connection with any Facility; or (iii) the violation or alleged violation of any Environmental Law relating to the ownership, use, operation, or remediation of any Facility or to the use, management, handling, transportation. Release, storage, treatment or disposal of Hazardous Materials thereon or therefrom.
     “Environmental Costs and Liabilities” shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, reasonable costs and reasonable expenses (including without limitation attorneys’ fees, disbursements and expenses of legal counsel, experts, engineers, and consultants and the costs of Remedial Action) arising from or under or related to any Environmental Law.
     “Environmental Damages” shall refer to any and all Environmental Costs and Liabilities and Environmental Claims, including, but not limited to, costs, expenses and attorneys’ or other experts’ or consultants’ fees in connection with any Remedial Action or enforcing any right of indemnification hereunder against any Indemnitor; provided, however, that Environmental Damages do not include consequential, special or incidental damages, including, but not limited to, loss of profits, loss of business opportunity, loss of use, diminution in value, stigma damages, or any attorneys’ or consultant’s fees or other expenses as to any matter as to which an Indemnitor has accepted its defense and indemnity obligations.
     “Environmental Law” means, collectively, all applicable foreign, domestic, federal, state or local laws, statutes, ordinances, rules, regulations, codes, common law doctrines, or other legally binding requirements, including, but not limited to, orders, judgments, settlement agreements, consent orders, consent decrees, consent judgments or Environmental Permits, relating to regulation and protection of human health, the environment, or natural resources, including, but not limited to, all laws regulating Releases or threatened Releases of Hazardous Materials, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 el seq., the Clean Air Act, 42 U.S.C. § 7401 el seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C § 52601 et seq., as any of the foregoing may have been, or may in the future be, amended.

2

     “Environmental Permits” means permits, licenses, registrations, and other authorizations issued under any Environmental Law.
     “Environmental Records” means any and all books, records, notes, reports, letters, memoranda, assessments, testing data, maps, Environmental Permits, certificates, applications, approvals, surveys or other written, printed, or electronically or magnetically recorded materials, communications or data relating to; (i) the use, management, handling, transportation. Release, storage, treatment or disposal of any Hazardous Material in, about or under any Delphi Facility; (ii) the environmental condition of the Delphi Facilities; and (iii) compliance with Environmental Laws at the Delphi Facilities. By way of example, Environmental Records includes the following as they directly or indirectly relate to Delphi Facilities: environmental bulletins, environmental performance criteria, NAO reference letters, EPCRA and TSCA manuals, environmental performance audit reports (IPSR & EPR), Phase I property transfer evaluations, release reports, GM SARA database, ISO 14001 certification guidance, Title V materials, (e.g., compliance assessments, compliance reports, outside counsel memoranda re issues, GM emission factors, and rule interpretations).
     “Facility” means, as the context may require, either a GM Retained Facility or a Delphi Facility, or both.
     “GM Retained Facility” means any and all real property and facilities which are not Delphi Facilities and which were owned, operated, occupied or possessed by GM or its direct or indirect wholly-owned subsidiaries prior to the Contribution Date.
     “Hazardous Material” shall mean, collectively, any: (i) chemical, material or substance: (a) which is now or hereafter becomes defined as or included in the definition of “hazardous substance,” “extremely hazardous substance,” “hazardous waste,” “hazardous material,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic substance,” or words of similar import under any Environmental Law; or (b) the emission, discharge, release, storage, transport, disposal, management, handling or use of which is regulated under or subject to any Environmental Law; and (ii) petroleum or petroleum products, or derivatives or fractions thereof, flammable materials, explosives, radioactive materials (including radon gas other than that which is naturally occurring), urea formaldehyde foam insulation (“UFI”), asbestos-containing materials (“ACM”) and polychlorinated biphenyls (“PCBs”).
     “Identified Waste Disposal Sites” means those Off-Site Waste Disposal Sites known to the Parties as of the Contribution Date, where liability is known or alleged, which are identified on Exhibit A to this Agreement.
     “Indemnifying Party” or “Indemnitor” means a person that is obligated to provide indemnification under Article 3 of this Agreement.
     “Indemnitee” means a person that is entitled to seek indemnification under Article 3 of this Agreement.

3

     “Newly Identified Waste Disposal Site” means an Off-Site Waste Disposal Site other than an Identified Waste Disposal Site where liability becomes known or is alleged after the Contribution Date.
     “Off-Site Waste Disposal Site” means any site, other than a Facility, which is or becomes subject to an obligation for Remedial Action under an Environmental Law.
     “Release” means any release, spill, emission, escape, abandonment of any container or receptacle containing any Hazardous Material, leaking, pumping, pouring, emptying, injection, deposit, disposal, discharge, dispersal, leaching, movement or migration of any Hazardous Material on or into the indoor or outdoor environment or into or out of any property.
     “Remedial Action” means all investigations and/or actions to: (i) clean up, remove, remediate, treat, or in any other way address any Hazardous Material under or pursuant to any Environmental Law; (ii) prevent the Release or threatened Release, or minimize the further Release of, any Hazardous Material so that it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; (iv) perform corrective actions or obtain timely closure or closure certification related to any underground or aboveground tank, container storage area, treatment, storage or disposal facility or operation, solid waste management unit or other location of Hazardous Material use, management, handling, transportation, treatment, storage, or disposal; or (v) bring any matter, activity, practice or conduct into compliance with any Environmental Law.
ARTICLE 2
Allocation of Environmental Liabilities
     2.1. Responsibility for GM Retained Facilities.
     As of and after the Contribution Date, GM shall be solely responsible for all Environmental Damages arising from, relating to or in connection with all GM Retained facilities, whether or not the circumstances or claims giving rise to such Environmental Damages occurred or were asserted before or after the Contribution Date; provided, however, that Delphi shall be responsible for all Environmental Damages at the GM Retained Facilities to the extent caused by Delphi’s acts or omissions first occurring or continuing after the Contribution Date. Where necessary for GM to fulfill its obligations under this Agreement, Delphi will use its best efforts to assign its rights with respect to GM Retained Facilities.
     2.2. Responsibility for Delphi Facilities.
     (a) Subject to Section 2.2(b), as of and after the Contribution Date, Delphi shall be solely responsible for all Environmental Damages arising from, relating to or in connection with all Delphi Facilities and Delphi Assets, whether or not the circumstances or claims giving rise to such Environmental Damages occurred or were asserted before or after the Contribution Date; provided, however, that GM shall be responsible for all Environmental Damages at the Delphi

4

Facilities to the extent caused by GM’s acts or omissions first occurring or continuing after the Contribution Date.
     (b) Notwithstanding Section 2.2(a), GM shall be solely responsible for all payments relating to any contract for Remedial Action and other environmental-related service or goods procurement contracts, or any stipulated penalties, fines or other sanctions under orders, decrees, judgments or settlements with respect to any environmental matter at a Delphi Facility, actually incurred but not paid by GM prior to the Contribution Date for services performed or acts or omissions occurring before the Contribution Date. Before the Contribution Date, Delphi shall procure environmental-related goods and services only on commercially reasonable terms and conditions, and in no event shall GM be responsible for any materials purchased by Delphi before the Contribution Date and not utilized by Delphi within ninety (90) days after the Contribution Date. Except as otherwise specifically provided in this Section 2.2(b), Delphi shall be solely responsible for all payments under any contracts for Remedial Action, other environmental-related service or goods procurement contracts, and any stipulated penalties, fines or other sanctions under orders, decrees, judgments, or settlements with respect to any environmental matter at a Delphi Facility.
     (c) Between the date of the execution of this Agreement and the Contribution Date, the Parties shall pursue, with reasonable diligence and in good faith, with respect to the Delphi Facilities: (i) compliance with Environmental Laws; (ii) the avoidance of any liability under any Environmental Law; and (iii) the resolution or continued performance of any activities necessary to resolve any Environmental Claim or satisfy or discharge any Environmental Damages before the Contribution Date.
     2.3. Responsibility for Waste Disposal Sites.
     (a) Identified Waste Disposal Sites.
     As of and after the Contribution Date, GM shall be solely responsible for Environmental Damages and any other liabilities, to the extent due to contributions by GM before or after the Contribution Date, arising from, relating to or in connection with all Identified Waste Disposal Sites.
     (b) Newly Identified Waste Disposal Sites.
     Within twenty (20) days after receiving notice or other information as to the existence of a Newly Identified Waste Disposal Site as to which the other Party may have liability under an Environmental Law, the Party receiving such notice or information shall notify the other Party and provide copies of all relevant correspondence and other documents relating thereto.
     (c) Allocation.
          (i) The Parties’ respective liability with respect to: (1) Newly Identified Waste Disposal Sites; and (2) contributions to Identified Waste Disposal Sites after the

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Contribution Date, shall be allocated based on each Party’s respective contributions thereto, as follows:
     (a) GM’s liability shall be based on contributions attributable to the GM Retained Facilities and any other facility owned or operated by GM before, on or after the Contribution Date except the Delphi Facilities.
     (b) Delphi’s liability shall be based on contributions attributable to the Delphi Facilities and any other facility owned or operated by Delphi on or after the Contribution Date, whether or not such contributions were made before or after the Contribution Date. Delphi shall not be responsible for contributions to Identified Waste Disposal Sites occurring before the Contribution Date.
          (ii) The Parties shall use their reasonable best efforts to amicably resolve all liability and allocation issues using traditional factors, such as the volume, type and toxicity of the contributions to such Newly Identified Waste Disposal Site or Identified Waste Disposal Site by each Party.
     2.4. Duty to Comply With Environmental Laws.
     (a) GM. As of and after the Contribution Date, GM shall comply with Environmental Laws at the GM Retained Facilities and the sole legal and financial responsibility for compliance with Environmental Laws applicable to GM’s use of, operations at or occupancy of the GM Retained Facilities shall be that of GM.
     (b) Delphi. As of and after the Contribution Date, Delphi shall comply with Environmental Laws at the Delphi Facilities and the sole legal and financial responsibility for compliance with Environmental Laws applicable to Delphi’s use of, operations at or occupancy of the Delphi Facilities shall be that of Delphi.
     (c) The sole remedy of the Parties for breach of this Section 2.4 shall be under the indemnification provisions of Article 3 of this Agreement.
     2.5. No Representations or Warranties. Except as otherwise expressly set forth in this Agreement, the Delphi Facilities and Delphi Assets are being conveyed in their “as is, where is” condition and with all faults and without any representation or warranty of any nature whatsoever, express or implied, oral or written, and in particular without any implied warranty of merchantability or fitness for a particular purpose.

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ARTICLE 3
Indemnification
     3.1. Indemnification by GM. GM shall indemnify, defend and hold harmless Delphi from and against all Environmental Damages which are caused by, relate to or arise in connection with:
     (a) The GM Retained Facilities, including, but not limited to, Environmental Damages caused by, relating to or arising in connection with circumstances occurring or claims asserted either on, before or after the Contribution Date; provided, however, that GM shall have no indemnity or defense obligations hereunder with respect to Environmental Damages to the extent caused by, relating to, or arising in connection with Delphi’s acts or omissions first occurring or continuing after the Contribution Date.
     (b) Any act or omission by GM after the Contribution Date.
     (c) Contributions before the Contribution Date to all Identified Waste Disposal Sites attributable to a Delphi Facility as well as contributions attributable to a GM Retained Facility.
     (d) GM contributions to Newly Identified Waste Disposal Sites attributable to a GM Retained Facility.
     (e) Any breach of this Agreement.
     (f) Any imposition or acceleration of Environmental Costs and Liabilities or Environmental Claims regarding GM Retained Facilities under Section 9.2(b) under any applicable Environmental Transfer Law, as defined hereafter, as a result of the transactions contemplated by the Master Separation Agreement.
     3.2. Indemnification by Delphi. Delphi shall indemnify, defend and hold harmless GM from and against all Environmental Damages which are caused by, relate to or arise in connection with:
     (a) The Delphi Facilities and all Delphi Assets, including, but not limited to, Environmental Damages caused by, relating to or arising in connection with circumstances occurring or claims asserted either on, before or after the Contribution Date; provided, however, that Delphi shall have no indemnity or defense obligations hereunder with respect to Environmental Damages to the extent caused by. relating to or arising in connection with GM’s acts or omissions first occurring or continuing after the Contribution Date.
     (b) Any act or omission by Delphi after the Contribution Date.
     (c) Any breach of this Agreement.

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     (d) Delphi contributions on or after the Contribution Date to Identified Waste Disposal Sites.
     (e) Delphi contributions to Newly Identified Waste Disposal Sites attributable to a Delphi Facility.
     (f) Any imposition or acceleration of Environmental Costs and Liabilities or Environmental Claims regarding Delphi Facilities under Section 9.2(b) under any applicable Environmental Transfer Law, as defined hereafter, as a result of the transactions contemplated by the Master Separation Agreement.
     3.3. Indemnification Procedures.
     (a) If any Indemnitee receives notice of any Environmental Claim or becomes aware of any Environmental Costs and Liabilities or other matter with respect to which an Indemnifying Party is or may be obligated under this Agreement to provide indemnification to such Indemnitee, the Indemnitee shall give the Indemnifying Party prompt written notice thereof (together with any information concerning the matter). Whenever practicable, such notice shall be provided at least ten (10) business days before the Indemnitee incurs any Environmental Damages in respect of such matter. If such advance notice is not practicable, then notice shall be provided as soon as practicable. Failure or delay of any Indemnitee to give notice as provided in this Section 3.3 shall not relieve any Indemnifying Party of its obligations except to the extent that such Indemnifying Party is actually prejudiced.
     (b) An Indemnifying Party may elect to defend any Environmental Claim at its own expense and through its counsel (which counsel shall be reasonably acceptable to the Indemnitee). If an Indemnifying Party elects to defend an Environmental Claim, it shall notify the Indemnitee of its intent to do so within ten (10) business days after receiving notice of such Environmental Claim (or sooner, if the nature of such Environmental Claim so requires). The Indemnitee shall cooperate in the defense of such Environmental Claim. The Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Environmental Claim. The Indemnifying Party shall also pay such Indemnitee’s reasonable out-of-pocket expenses incurred in connection with such cooperation, but shall not be responsible for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense of such Environmental Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnitee: (i) settle or compromise any Environmental Claim or consent to the entry of any judgment which does not include a written release from all liability to the Indemnitee; or (ii) settle or compromise any Environmental Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee. If an Indemnifying Party elects not to defend against a Environmental Claim, or fails to properly notify an Indemnitee of its election, the Indemnitee may defend, compromise, and settle such Environmental Claim and shall be entitled to indemnification to the extent permitted hereunder; provided, however, that the Indemnitee may not compromise or settle any such Environmental Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

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     3.4. Mitigation. No Party shall have any obligation to indemnify the other Party with respect to any Environmental Damages to the extent such Environmental Damages could have reasonably been avoided or mitigated.
     3.5. Exclusive Remedy. The Parties acknowledge that, except with respect to matters covered under Sections 9.3 and 9.4 of this Agreement: (a) the rights and obligations provided in this Agreement shall be the exclusive rights and obligations of the Parties with respect to environmental matters; and (b) the remedies in Articles 3 and 6 of this Agreement shall be the exclusive remedies of the Parties with respect to environmental matters and shall be in lieu of, and not in addition to, all other remedies which may exist in law, equity or under any other contract.
     3.6. No Initiation of Third Party Claims. The Parties shall not initiate any action with any third party, including any governmental agency, which could reasonably be expected to lead to an Environmental Claim; provided, however, that nothing herein shall prevent either Party from performing its obligations or exercising its rights under this Agreement.
     3.7. Cooperation On Third Party Claims. If either Party, in addressing a matter or in defending or resolving any Environmental Claim as to which it has defense or indemnification responsibility under this Agreement (for purposes of this Section 3.7, the “Indemnifying Party”), remediates or incurs costs or damages with respect to a matter for which a third party may be responsible or liable, the other party agrees to cooperate with the Indemnifying Party in pursuing any claim against such third party and the Parties shall assist each other so as to enable the Indemnifying Party to legally assert such claim against such third party and to recover its costs and damages from such third party, including acting as the real party in interest and assigning any rights or causes of action against any such third party relating to such claim or the proceeds thereof to the Indemnifying Party.
ARTICLE 4
Environmental Reserves
     4.1. As of the Contribution Date, each Party shall be responsible for establishing its own reserves for environmental liabilities in accordance with generally accepted accounting principles. At the time of Contribution, the environmental reserves established for the Delphi Facilities are shown on Exhibit B. These reserves were established in accordance with the same principles used to establish reserves for GM Retained Facilities.
ARTICLE 5
Environmental Permits
     5.1. Set forth on Exhibit C are all of the Environmental Permits identified and not yet expired with respect to the Delphi Facilities and the Delphi Assets. Exhibit C also identifies, with respect to each such Environmental Permit, whether each such Environmental Permit: (i)

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relates to the Delphi Facilities and operations by GM on GM Retained Facilities, but shall not be transferred to Delphi by GM and shall remain with GM as permittee; (ii) may be transferred to Delphi under applicable Environmental Law; or (iii) may not be transferred to Delphi under applicable Environmental Law. The Parties shall use best efforts to: (i) effectuate the transfer of those Environmental Permits under clause (ii), above, that may be transferred to Delphi under applicable Environmental Law; (ii) obtain issuance to Delphi of new or replacement Environmental Permits for Delphi’s operations now covered by the Environmental Permits described in clauses (i) or (iii), above; and (iii) mitigate problems that may arise during the transfer process. As of and after the Contribution Date, Delphi shall be solely responsible to obtain and comply with all Environmental Permits with respect to the Delphi Facilities and the Delphi Assets, whether or not GM was required under any Environmental Law to, but did not, obtain any such Environmental Permits. Prior to the Contribution Date, Delphi shall have obtained and GM shall also assist Delphi in obtaining new RCRA generator identification numbers which are or may be required under current or future Environmental Laws for hazardous waste, as defined under current or future Environmental Laws. If same cannot be obtained prior to the Contribution Date, Delphi will expeditiously obtain such identification number after the Contribution Date and, to the extent legally required, will use such number or obtain a substitute number for Delphi’s use after the Contribution Date. Without the prior written consent of GM, Delphi will not use for any purpose any such numbers issued before the Contribution Date to GM with respect to the Delphi Facilities.
ARTICLE 6
Dispute Resolution
     6.1. The Parties shall use good faith, best efforts and sound and accepted engineering judgment in making all determinations under this Agreement. In the event of a dispute or disagreement under this Agreement, the Parties shall consult in good faith with each other and shall use best efforts to resolve the matter. It is the express intent of the Parties that any such disputes or disagreements shall be resolved through negotiation between the Parties or, if mutually agreeable as to a specific matter in each Party’s discretion, a form of alternative dispute resolution, including binding or non-binding arbitration. It is further understood and agreed, however, that alternative dispute resolution and litigation under this Agreement shall be viewed as a last resort and that the results of any non-litigation dispute resolution procedure under this Article 6 shall not be admissible for any purposes in any litigation in which the Parties are involved and relating to this Agreement unless the Parties otherwise agree as part of such resolution or are utilized to enforce the terms thereof. Either Party shall have the right, after making a reasonable and good faith effort to resolve such dispute through other means, to seek judicial relief in connection with any dispute arising under this Agreement, and in the event that either Party resorts to litigation in order to resolve a dispute (including any breach of this Agreement) under this Agreement, the Party prevailing in connection with such dispute shall be entitled to recover its reasonable and actual attorneys’ fees and costs incurred in connection with such litigation. In the event that the matter in litigation relates to a dispute involving a Party’s failure to comply with its defense and indemnification obligations under this Agreement and the Party in favor of whom such obligations run has, as a result of the successful assertion of an Environmental Claim, spent money to resolve or otherwise dispose of any resulting

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Environmental Damages, the Indemnifying Party shall pay the Indemnitee’s interest at the “prime rate” then in effect from the date due until fully paid, on and to the extent of any expenditures by the other Party in respect of such Environmental Damages. Except with respect to matters covered by Section 2.4 (Duty to Comply with Environmental Laws), the procedures under this Article 6 shall apply to all disputes arising under this Agreement.
ARTICLE 7
Transfer Obligations and Non-Assignability
     7.1. Duties Upon Transfer. Each Party, in connection with the execution and delivery of any lease, sublease, assignment, agreement of sale or other transfer, assignment or conveyance agreement relating to the Delphi Facilities, Delphi Assets or GM Retained Facilities (“Conveyance Document”) in which any interest in or portion of any Delphi Facility, Delphi Asset or GM Retained Facility, respectively, is conveyed, sold, contributed, assigned, transferred, leased or subleased, shall use its reasonable best efforts to provide in such Conveyance Document that the non-transferring Party shall have no liability or responsibility for, and shall be fully released and exculpated from, all Environmental Costs and Liabilities and Environmental Claims with respect to the specific Delphi Facility, Delphi Asset or GM Retained Facility subject to such Conveyance Document, and to impose the obligations under this Section 7.1 on any subsequent user, occupant or transferee.
     7.2. Non-Assignability. The Parties’ respective rights, obligations, duties and liabilities under this Agreement, including, but not limited to, the indemnification provisions of Article 3, are personal to each of them and may not be assigned to, or assumed by, any successor, assignee, or any other person without the prior written consent of the other Party, which consent may be granted or withheld in the sole discretion of such other Party; provided, however, that either Party may assign their respective rights under this Agreement to a Corporate Successor without the consent of the other Party, but only if such Corporate Successor also agrees to assume such Party’s duties, obligations and liabilities under this Agreement. No such assignment or assumption shall relieve either Party of its obligations under this Agreement unless so agreed in writing by the other Party.
ARTICLE 8
Mutual Releases and Covenants Not to Sue
     8.1. Release. Except as otherwise expressly set forth in Articles 3 and 6 of this Agreement, each Party hereby fully and forever releases and discharges the other Party and its officers, directors, employees, shareholders, direct and indirect wholly-owned subsidiaries, representatives and agents from all manner of action and causes of action, suits, proceedings, arbitrations, choses in action, contracts, covenants, claims, bonds, bills, debts, dues, sums of money, damages, demands and rights whatsoever, in law or in equity, now existing or which may hereafter accrue by reason of any known or unknown facts existing either before or after the Contribution Date and which relate to matters under Environmental Laws, whether or not specifically addressed in this Agreement, including, but not limited to, the environmental

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condition and compliance status of the Delphi Facilities, the Delphi Assets, the GM Retained Facilities, the Identified Waste Disposal Sites, and the Newly Identified Waste Disposal Sites, and all Environmental Damages, Environmental Costs and Liabilities, and Environmental Claims relating thereto.
     8.2. Covenant Not to Sue. Except as otherwise expressly set forth in Articles 3 and 6 of this Agreement, each Party hereby covenants that it shall not commence any action, arbitration, proceeding or suit, or participate or assist in any manner in the commencement or prosecution of any action, arbitration, proceeding or suit, in law or in equity, in any judicial, administrative, or other forum, based upon or arising out of any matter subject to a release by such Party under Section 8.1 of this Agreement.
ARTICLE 9
Miscellaneous
     9.1. Environmental Records.
     (a) As of the Contribution Date, GM shall transfer to Delphi either the originals or true and complete copies of all Environmental Records.
     (b) Subject to Section 9.1(c), for a period of seven (7) years from and after the date hereof, each Party covenants and agrees to keep and maintain at reasonably accessible locations all of the Environmental Records in its possession or control as of the date hereof or otherwise coming into the possession or control of such Party after the date hereof. Following reasonable advance written notice, each Party shall make available for review and photocopying by the other Party each and all of its Environmental Records.
     (c) With respect to matters in dispute between the Parties or subject to an Environmental Claim at the end of the seven (7) year record retention period, such retention period shall be extended and shall continue with respect to all Environmental Records that may be relevant to the matter until the matter is finally and fully resolved.
     9.2. Environmental/Real Property Transfer Laws.
     (a) The Parties shall reasonably cooperate in good faith with respect to compliance with any applicable Environmental Laws or other laws that require disclosures or other notifications regarding environmental matters to be made by or to either Party or any unit of government in connection with the transactions contemplated by the Master Separation Agreement (collectively, “Environmental Transfer Laws”). To the extent that any obligation exists under any Environmental Transfer Laws to report any information or make any report or notice, such obligation shall be jointly undertaken by the Parties. Each Party hereby waives any requirements under any such Environmental Transfer Law that disclosures or other reports or notifications be made before the Contribution Date and agree that such disclosures and other notifications may be made on the Contribution Date.

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     (b) The Parties shall each use their reasonable best efforts to avoid the imposition of or accelerating any Environmental Costs and Liabilities or Environmental Claims under any applicable Environmental Transfer Law as a result of the transactions contemplated by the Master Separation Agreement. Such avoidance strategies could include GM leasing assets to Delphi. Subject to the preceding sentence, neither Party shall be liable or responsible for any Environmental Costs and Liabilities or Environmental Claims regarding the other Party’s facilities under any Environmental Transfer Law resulting from the transactions contemplated by the Master Separation Agreement, and each Party shall indemnify and defend the other with respect thereto in accordance with the terms of Article 3.
     9.3. Wastewaters, Stormwater and other Services Agreements. The Parties may enter into a Wastewaters and Stormwater Services Agreement, or other agreements, under which one Party shall provide certain services for the other Party.
     9.4. Leases and Sub-leases Regarding Certain Facilities. The Parties have entered or will enter into leases and sub-leases with respect to certain facilities. The terms and conditions with respect to environmental matters at such facilities shall be governed by the respective leases and sub-leases for those facilities.
     9.5. Entire Agreement. Except for the Master Separation Agreement, the service agreements and the leases and sub-leases referenced in this Agreement, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to the subject matter hereof. In the event of a conflict between this Agreement and the Master Separation Agreement, the terms of this Agreement shall supersede those of the Master Separation Agreement. This Agreement is not intended to confer upon any other person any benefit, right or remedy.
     9.6. No Arrangement for Disposal. The Parties each acknowledge that the transactions contemplated by this Agreement constitute a transfer of assets in the ordinary course of business and are not intended in any way, nor will they be deemed to be, an arrangement for treatment, storage or disposal of any of the Delphi Facilities or Delphi Assets or any substances or materials contained therein. Delphi agrees that GM will not have any liability under any Environmental Law by virtue of such transfer alone and Delphi will not assert any claim or cause of action against GM based solely thereon.
     9.7. Further Assurances. The Parties hereto, at any time before or after the Contribution Date, shall, at their own expense, execute, acknowledge and deliver any further assurances, documents and instruments reasonably requested by one another and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by one another for the purpose of consummating the transactions contemplated by or fulfilling the intent of this Agreement.
     9.8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware regardless of the laws that otherwise govern under applicable principles of conflicts of laws.

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     9.9. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     9.10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by express or overnight mail or messenger delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested), to a Party as follows:
     If to GM: Michelle T. Fisher, Esq.
     If to Delphi: Mark A. Hester, Esq.
     9.11. Amendment. No change or amendment shall be made to this Agreement except by an instrument in writing signed on behalf of each Party hereto.
     9.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
     9.13. Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the subject matter hereof is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so the intent hereof is fulfilled to the fullest extent possible.
     9.14. Failure or Induilgence Not Waived. Subject to the express provisions of this Agreement, no failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquicscence in, any breach of this Agreement, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
     9.15. Confidentiality. The terms of this Agreement shall remain confidential and each Party shall not disclose the same without the prior written consent of the other Party except: (a) to such Party’s directors, officers, partners, employees, legal counsel, accountants, engineers,

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contractors, financial advisors and similar professionals and consultants to the extent such Party deems it necessary or appropriate and such Party shall inform each of the foregoing persons of such Party’s obligations under this paragraph and shall secure the agreement of such persons to be bound by the terms hereof; (b) pursuant to contractual obligations existing as of the date hereof; or (c) as otherwise required by law or regulation.
     9.16. No rights are created in any third party by this Agreement.
     9.17. Each Party will cause its direct and indirect wholly-owned subsidiaries to take such actions as may be reasonably necessary to assist such Party to perform its obligations under this Agreement.
     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its authorized officers.

GENERAL MOTORS CORPORATION
By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	[ILLEGIBLE]

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
By:	/s/ James A. Bertrand
	Name:	James A. Bertrand
	Title:	Vice President-Operations

EXECUTION RECOMMENDED
WORLDWIDE REAL ESTATE

BY	/s/ C. P. Schwartz

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Master Restructuring Agreement
Exhibit 5.01(a)(iv)
Amended and Restated Agreement for the Allocation of United States Federal, State and
Local Income Taxes, dated as of December 16, 1998, between Delphi Automotive Systems
Corporation (n/k/a Delphi) and GM

Exhibit L-3
AMENDED AND RESTATED AGREEMENT FOR THE ALLOCATION OF
UNITED STATES FEDERAL, STATE AND LOCAL INCOME TAXES
This Agreement is by and between General Motors Corporation, a Delaware corporation (“GM”), and Delphi Automotive Systems Corporation, a Delaware corporation (“Delphi”).
RECITALS
     1. GM is the common parent of the GM Group, which includes Delphi.
     2. On June 19, 1998, GM formed Delphi Automotive Systems (Holding), Inc. (“DASHI”), as a Delaware corporation wholly owned by GM. On or about January 1, 1999, GM will contribute to DASHI GM’s ownership interest in all of the foreign branches, subsidiaries, joint ventures and other foreign assets related to the business of Delphi.
     3. On September 9, 1998, GM formed Delphi Technologies, Inc., a Delaware corporation (“Delphi Technologies”), and will, on or about January 1, 1999, contribute to it certain intellectual property (e.g., patents, trademarks and trade names) related to the Delphi business. Delphi Technologies will then be contributed to Delco Electronics Corporation, a Delaware corporation. Delphi Technologies will grant a license to other Delphi entities for use of the intellectual property in exchange for an appropriate royalty.
     4. On September 16, 1998 GM formed Delphi Automotive Systems LLC (“DAS”) as a single-member Delaware limited liability company. Pursuant to Treas. Reg. § 301.7701-1(a)(4), following its formation DAS will be treated as a division of GM for Federal Income Tax purposes. On or about January 1, 1999, GM will contribute to DAS all of Delphi’s U.S. assets, including the stock of Delco.
     5. On September 16, 1998 GM formed Delphi and will, on or about January 1, 1999, contribute to it all of GM’s ownership interest in DASHI and DAS.
     6. Pursuant to Treas. Reg. § 301.7701-1(a)(4), following the contribution of DAS to Delphi, DAS will be treated as a division of Delphi for Federal Income Tax purposes.
     7. It is anticipated that during the second quarter of 1999 GM will distribute all of its Delphi capital stock to holders of GM’s $1-2/3 Par Value Common Stock.
     8. The effective date of this Agreement is intended to be the day following the Spin-Off Date.

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     9. Except as otherwise provided, GM and Delphi agree and acknowledge that the Spin-Off has no effect on the relationship between them for any Consolidated Tax Period, and GM and Delphi intend to amend and restate the Agreement for the Allocation of United States Federal, State and Local Income Taxes (the “First Agreement”) to provide for, among other things, (i) the allocation between GM and Delphi of Carryforward Tax Attributes available to be carried forward to Separate Return Tax Periods, (ii) the rights, duties and responsibilities of the parties in connection with audits, protests, appeals, litigation and other proceedings with respect to the Consolidated Tax Periods, (iii) the treatment of any carryback item from a Separate Return Tax Period to a Consolidated Tax Period, and (iv) the relationship of the parties as it relates to income tax matters from the effective date of this Agreement until the date of the Final Determination of the last of the income tax liabilities to be so finally determined.
     10. This Agreement supersedes and replaces the First Agreement.
     11. This Agreement has been entered into by the parties based on the assumption that the GM Tax Staff will, pursuant to the Tax Compliance and Planning Services Agreement, be providing Delphi with tax compliance services related to Income Tax reporting with respect to taxable years ending on or before December 31, 1999.
AGREEMENT
Article I. Definitions
“Accountants” means an internationally recognized firm of Certified Public Accountants mutually agreed to by the parties.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of Michigan are authorized or obligated by law or executive order to close.
“Carryforward Tax Attribute” means a deductible or creditable consolidated Federal tax attribute, including, but not limited to, (i) a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit, or a consolidated excess charitable contribution (see §1.1502-79 of the Regulations), and (ii) the consolidated minimum tax credit, or other consolidated general business credits, that can be carried forward from one tax period to subsequent tax periods.
“Code” means the Internal Revenue Code of 1986, as amended.

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“Consolidated Tax Period” means any tax period (except a Prior Tax Year) of the GM Group ending before, with, or which includes the Spin-Off Date during which any member of the Delphi Group was a member of the GM Group.
“Contribution Date” means that date that GM completes the formation of Delphi by contributing to it all of GM’s ownership interest in DASHI and DAS, anticipated to be January 1, 1999.
“Delco” means Delco Electronics Corporation, a Delaware corporation.
“Delco Closing Date Balance Sheet” is defined in the Hughes Transactions Agreement.
“Delco Group” means Delco and all corporations which from time to time would join with Delco in filing a consolidated Federal Income Tax Return with Delco as the common parent of that group if Delco were not a member of the GM Group.
“Delphi” means Delphi Automotive Systems Corporation, a Delaware corporation.
“Delphi Group” means Delphi and all corporations which from time to time would join with Delphi in filing a consolidated Federal Income Tax Return with Delphi as the common parent of that group if Delphi were not a member of the GM Group.
“Delphi Group Tax Liability” means the Delphi Group consolidated Federal income tax liability, determined as of the end of the applicable tax period in accordance with Section 1.1502-1, et seq. of the Regulations as if (i) the highest rate of tax specified in subsection (b) of Section 11 of the Code were the only rate set forth in that subsection, and (ii) the Delphi Group were a separate affiliated group of corporations filing a consolidated Federal income tax return, including any elections which have been made by Delphi pursuant to the Code or the Regulations.
“Election” means the treatment of an item or items in an Income Tax Return, including (i) affirmative elections such as inventory methods, depreciation methods, the use of a foreign sales corporation, or tax year-end, (ii) accounting method elections, including timing of the recognition of items of income or deduction on the taxpayer’s Income Tax Return, and (iii) Income Tax Return filing positions with respect to certain characterization issues, including whether a particular item is deductible, whether a particular gain or loss is ordinary or capital, or whether an item is business or non-business income.
“Final Determination” means (i) an adjustment mutually agreed by either GM or Delphi, as appropriate, and the tax authority, (ii) the definition of “determination” set forth in Section 1313(a) of the Code, or (iii) the expiration of the applicable statute of limitations.
“GM” means General Motors Corporation, a Delaware corporation.

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“GM Group” means GM and all corporations which from time to time join with GM in filing a consolidated Federal Income Tax Return with GM as the common parent of that group.
“GM Group Tax Liability” means the consolidated Federal income tax liability of the GM Group, determined as of the end of the applicable tax period, in accordance with Section 1.1502-1, et seq. of the Regulations.
“Hughes Transactions Agreement” means that certain agreement dated as of December 17, 1997 by and between GM and Hughes Electronics Corporation, a Delaware corporation, formerly known as Hughes Network Systems, Inc. (“Hughes”).
“Income Tax” means any United States Federal, state or local (but not foreign) tax, charge, fee, levy or other assessment which is determined with reference to (i) net income or profits (including, but not limited to, the Michigan Single Business Tax and capital gains, gross receipts, value added or minimum tax, but not including sales or use tax), or (ii) multiple bases, including but not limited to, corporate franchise, gross receipts, net worth, privilege, doing business or occupation taxes, if one of the bases is listed in clause (i).
“Income Tax Return” means any return, report, filing, statement, declaration or other document required to be filed with a taxing authority in respect of Income Taxes.
“Master Separation Agreement” means that certain Master Separation Agreement entered into by and among GM, Delphi, and certain members of the Delphi Group in December 1998.
“Prior Tax Year” means 1998 and all previous tax periods.
“Proceeding” means any audit or other examination, protest, appeals or other administrative or judicial proceeding relating to liability for or refunds or adjustments with respect to Income Taxes for any tax period.
“Regulations” means the regulations promulgated under the Code, in effect from time to time.
“Separate Return Tax Period” means any tax period of Delphi or any member of the Delphi Group not included in a Consolidated Tax Period, or any tax period of the GM Group subsequent to the final Consolidated Tax Period.
“Spin-Off” means the distribution by GM of the Delphi common stock to GM’s common stockholders in a tax-free transaction under Section 355 of the Code, and related transactions.

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“Spin-Off Date” means the last date that Delphi is included in the GM Group’s consolidated Federal Income Tax Return.
“Tax Change” means for any tax period the difference between (i) the relevant income tax liability calculated taking into account any Timing Difference, and (ii) the relevant income tax liability calculated as if such Timing Difference had not occurred, but taking all other facts into account. The amount of any Tax Change will be determined by multiplying the relevant adjustment to taxable income for the relevant tax period by the highest rate of tax specified in Section 11(b) of the Code.
“Timing Difference” means an adjustment to the taxable income or credits of the GM Group which results in (i) an increase or decrease in the income, gain, recapture, deduction, loss or credit of either the GM Group or the Delphi Group for a particular tax year, and (ii) an offsetting increase or decrease in deduction, loss, credit, income, gain or recapture of the other party for other tax years. Timing Difference also means an adjustment to the taxable income of the Delphi Group and an offsetting adjustment to the taxable income of the GM Group for the same tax year.
Article II. General Provisions: Effective Date and Other Agreements
     2.1. Effective Period. This Agreement shall be effective on the day following the Spin-Off Date; provided, however, that if this Agreement has not become effective on or prior to January 1, 2000, it shall not become effective thereafter in the absence of the written consent of both parties to extend the effective date. This Agreement will remain in full force and effect until the Final Determination of the GM Group Tax Liability has been made for all tax periods in which Delphi or any member of the Delphi Group is included in the GM Group.
     2.2. Recitals Incorporated. The above recitals are hereby incorporated into this Agreement by reference.
     2.3. Application of the Code. Unless otherwise indicated, the words and concepts used in this Agreement shall be given the same definitions and meanings ascribed to them by the Code and the Regulations, unless that meaning is clearly inconsistent with this Agreement. Any alteration, modification, addition, deletion, or other change in the applicable provisions of the Code or the Regulations will automatically be applicable to this Agreement. Unless otherwise indicated, all references herein to a particular Section of the Code or the Regulations will include any successor provision designated by a different or additional Section reference.
     2.4. Hughes Transactions Agreement. In connection with the post-closing payment made by Hughes to GM pursuant to Section 1 of the Hughes Transactions Agreement dated December 17, 1997, GM, Hughes Electronics Corporation, and Delco entered into an agreement dated June 26, 1998 that provides for indemnification by Hughes with respect to certain issues. The parties hereby acknowledge that any

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indemnity payment that may be due from Hughes pursuant to the June 26,1998 agreement relates to the payment made by Hughes to GM pursuant to the Hughes Transactions Agreement and would be payable to GM.
     2.5. State and Local Income Taxes. If any state or local Income Tax is determined by combining or consolidating all or part of the income, losses, properties, payrolls, sales or other attributes of any member of the GM Group with those of any member of the Delphi Group, the parties will apply all of the provisions of this Agreement and the relevant provisions of state and local laws to such state and local Income Taxes, including estimated and final tax payments, Elections, Proceedings, and Final Determinations.
Article III. Tax Payments: Consolidated Returns
     3.1. Agreement to File. As long as Delphi is a member of the GM Group, GM and Delphi (and all members of the Delphi Group) hereby agree to file consolidated Federal Income Tax Returns in the United States, and will execute such documents and take such actions as are necessary or appropriate in connection with filing those returns.
     3.2. Elections.
     For 1998 and each Consolidated Tax Period:
     (a) General.
               (i) Consolidated Elections. GM will make all Elections that the Code or the Regulations require to be made by the parent corporation of a consolidated group, or Elections that must be followed by all members of the GM Group.
               (ii) General Delphi Elections. Except for Elections described in (i) above and subject to Section 3.2(b) below, all Elections that are available to Delphi under the Code and the Regulations relating to the filing of consolidated Federal Income Tax Returns, including Elections with respect to a Delphi taxable period beginning before the Contribution Date, will be determined by Delphi in its sole discretion and made by GM on behalf of Delphi. All Elections made on Delphi’s behalf by GM are deemed to have been made by Delphi.
          (b) GM Consent. Delphi shall not make any Election that might have an adverse impact on GM (whether because the Election is not consistent with Elections made by GM or otherwise) without the prior written consent of GM. Whether an Election might have an adverse impact on GM will be determined by GM acting reasonably.
          (c) Delphi Specific Elections. GM may, in connection with providing the Income Tax reporting compliance services to Delphi referred to in Recital 11, provide

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Delphi with a written description of certain specific Elections for which GM may require that Delphi make an affirmative determination of the Delphi Election. The written description will include all of the facts known to GM that are reasonably necessary for Delphi to make the determination, and the date by which the determination must be made in order to permit GM sufficient time to prepare the Income Tax Returns. Delphi will provide GM with its written determination of Election by the specified date. If Delphi fails to provide GM with its written determination of Election by the specified date, Delphi shall be deemed to have determined the Election made on its behalf by GM.
          (d) Delphi Pension Plan Contribution Deduction. Notwithstanding anything in this Section 3.2 to the contrary, if permitted to do so by the Code and Regulations, Delphi may make an Election to treat an amount of its pension plan contribution (including any contribution that Delphi makes to GM’s pension plan in respect of Delphi employees) as deductible in its Consolidated Tax Period that includes the Contribution Date, and subsequent Consolidated Tax Periods (including the Consolidated Tax Period that includes the Spin-Off Date) but such deduction shall not exceed an amount that reduces the Delphi Group domestic source taxable income for the applicable Consolidated Tax Period below zero.
3.3 Preparation of Income Tax Returns.
          (a) Consolidated or Combined Income Tax Returns. This Section 3.3(a) applies with respect to the preparation and filing of the GM Group’s consolidated Federal Income Tax Returns and its consolidated or combined state or local Income Tax Returns for the Consolidated Tax Period that includes the Contribution Date, and subsequent Consolidated Tax Periods (including the Consolidated Tax Period that includes the Spin-Off Date).
               (i) Delphi Consolidated Returns. For each Consolidated Tax Period, Delphi shall provide GM with a draft Federal Income Tax Return and draft state and local Income Tax Returns for each jurisdiction in which Delphi is included in a consolidated or combined state or local Income Tax Return with any member of the GM Group, on or before a date established by GM (which shall be consistent with the dates established for other members of the GM Group). Each draft Income Tax Return provided to GM shall be signed by an officer of Delphi in the space provided for the taxpayer’s signature on the appropriate Income Tax Return form. Items of income, gain, deduction, loss and credit to be included in the draft Income Tax Returns for the Consolidated Tax Period that includes the Spin-Off Date shall be determined by the method described in Section 3.3(a)(ii).
               (ii) Delphi Final Consolidated Tax Period. Notwithstanding anything in this Agreement to the contrary, the Delphi Group Tax Liability for the Consolidated Tax Period that Delphi ceases to be a member of the GM Group shall be determined pursuant to Reg. § 1.1502-76 by including only that portion of the taxable year ending on the Spin-Off Date, based on a closing of the books for income tax purposes and,

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immediately before the Spin-Off, items of income, gain, loss, deduction, and credit will be taken into account (to the extent not previously taken into account in the computation of the Delphi Group Tax Liability) as required by the applicable intercompany transaction Regulations.
          (b) Delphi Separate Returns.
               (i) Separate State and Local Returns. Delphi shall prepare and file Income Tax Returns, and pay its separate Income Tax Liabilities or estimated separate Income Tax liabilities for any tax jurisdiction in which Delphi (or any member of the Delphi Group) is required to file (or does file) a separate state or local Income Tax Return directly with the taxing authority and not as a part of a GM return for a period that includes a Consolidated Tax Period.
               (ii) Separate Return Tax Periods. GM and Delphi shall each prepare and file Income Tax Returns, and pay their own Income Tax liabilities directly with the taxing authorities for all Separate Return Tax Periods.
               (iii) Separate Tax Return Adjustments. If there are any adjustments to the Delphi Group Income Tax liabilities for Separate Return Tax Periods or for separate state or local Income Tax Returns for a Consolidated Tax Period, Delphi will control the conduct of Proceedings related thereto, and will pay the Income Tax liability, if any, directly to the relevant taxing authority.
     3.4 Payment of Tax to Internal Revenue Service. For each Consolidated Tax Period GM will pay to the Internal Revenue Service, or to any other payee that may be required by the Code, the GM Group Tax Liability as shown on the consolidated Federal Income Tax Return filed with the Internal Revenue Service.
     3.5 Tax Payments.
     For Each Consolidated Tax Period:
          (a) Calculation. Not less that ten (10) Business Days prior to the date on which GM is required to make payments of estimated tax (as defined in Section 6655 of the Code) on behalf of the GM Group, for any quarter in which the Delphi Group is includable in the GM Group consolidated Federal Income Tax Return, Delphi shall submit to GM a calculation of the separate Delphi Group estimated tax, determined on the basis of the estimated Delphi Group Tax Liability.
          (b) Estimated Payment. On or before the due date of GM’s payment of estimated tax, Delphi will pay to GM the amount, if any, shown in the calculation of Delphi Group estimated tax. If, at the due date of any payment of estimated tax, or after the close of the tax year, Delphi’s calculations show that its previous payments to GM are in excess of the Delphi Group Tax Liability for estimated tax due on a

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cumulative basis, GM shall promptly refund such excess to Delphi. No refund shall be required prior to the filing of the Income Tax Return related to such taxes unless GM can obtain cash benefit of such Delphi excess payment whether by refund from the taxing authorities or by reduction of other taxes for which GM is liable.
          (c) Underpayment Penalty. If an additional tax would have been imposed on the Delphi Group under Section 6655 because of an underpayment of estimated tax had that Group paid the calculated Delphi Group estimated tax and incurred the Delphi Group Tax Liability, Delphi will pay to GM the amount of the additional tax on the date the additional tax would have been due, but not in excess of the amount that the GM Group Tax Liability is increased under Section 6655 of the Code.
          (d) Federal Income Tax Return Payment. On or before September 30 of the year following each tax year to which this Agreement applies, Delphi will pay to GM or GM will pay to Delphi, as appropriate, the difference between the Delphi Group Federal Income Tax liability for that tax year and the estimated tax payments paid by Delphi for that tax year.
          (e) State or Local Income Tax Return Payment. On or before January 15 of the second year following each tax year to which this Agreement applies, Delphi will pay to GM or GM will pay to Delphi, as appropriate, the difference between the aggregate Delphi Group state and local Income Tax liability for such tax year and the estimated tax payments paid by Delphi for that tax year. This Section 3.5(e) does not apply to Delphi Income Tax Returns described in Section 3.3(b).
     3.6 Method of Payment.
          (a) General. Unless otherwise mutually agreed, all payments required by this Agreement will be made by wire transfer of same day funds to the appropriate bank account as may from time to time be designated for that purpose, and notice of the transfer will be given to the payee of the payment in accordance with Section 8.5 of this Agreement.
          (b) Setoff. Notwithstanding anything to the contrary in any agreement between Delphi and GM, but subject to the following sentence, each party has the right to collect payments under this Agreement that are more than sixty (60) calendar days past due by setoff against payments due to the other party under this Agreement or any other agreement between them, unless such other agreement is in respect of any form of taxes, in which case no right of setoff shall apply. Notwithstanding the preceding sentence, in the event and to the extent that any payment to be made under this Agreement is in dispute between the parties and the disputed matter is subject to the dispute resolution procedure set forth in Section 7.2 of this Agreement, the setoff provision of this Section 3.6(b) shall not apply to the extent of the disputed amount. No amounts due under this Agreement may be used to satisfy claims by either party under any other agreement between them.

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     3.7 Interest. If any payment required by this Agreement is not timely paid, interest shall accrue during any calendar quarter on the unpaid amount at a rate per annum equal to the highest Prime Lending Rate published on the first Business Day of such calendar quarter by the Wall Street Journal, but in no event to exceed the maximum rate of interest allowed by applicable law. For this purpose, a payment will be timely paid only if actually received by the payee on or before the due date of the payment.
Article IV. Recomputations and Adjustments
     4.1. Adjustments of GM Group Tax Liability.
          (a) Adjusting Payments Generally. For Prior Tax Years and any Consolidated Tax Period, if any item of income, gain, loss, deduction, or credit of the GM Group is adjusted as part of a Final Determination, GM will pay Delphi or Delphi will pay GM an amount, including interest and penalties imposed on the GM Group, (A) as may be necessary to adjust the payments between Delphi and GM to reflect payments that would have been made under Section 3.5 of this Agreement had the Final Determination of the adjustment been taken into account in determining the amount of those payments, or (B) as described in other Sections of this Agreement. However, any payment otherwise required by (A) or (B) will be required to be made only if the payment results from an adjustment that:
               (i) constitutes a Timing Difference, as described in Section 4.2,
               (ii) relates to Delphi Technologies, Inc.,
               (iii) results from the failure of GM or Delphi to retain records as required by Section 6.2,
               (iv) results from the failure of GM or Delphi to cooperate in tax administration matters as required by Section 6.3,
               (v) relates to other recomputations described in Section 4.3 below,
               (vi) relates to Delco for Prior Tax Years, as described in Section 4.4 below,
               (vii) relates to Elections determined by Delphi, but not consented to by GM in writing pursuant to Section 3.2(b),
               (viii) relates to Elections determined by Delphi pursuant to Section 3.2(c), or
               (ix) relates to foreign tax refunds, as described in Section 4.5.

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          (b) Time of Payment. A payment required under this Section 4.1 will be due ten (10) calendar days following the date that one party gives notice to the other party that a payment is due.
          (c) Required Notice. Notice will include a copy of the notice of deficiency or other written communication from an authority describing the Final Determination and, if necessary, detailed calculations supporting the amount due.
     4.2. Timing Differences. If any item of income, gain, recapture, loss, deduction, or credit of the GM Group is adjusted as part of a Final Determination for any tax year (whether or not this Agreement applies to that tax year), and the adjustment results in a Timing Difference, GM or Delphi, as appropriate, will pay to the party incurring the tax detriment an amount equal to the Tax Change. The party obtaining the Tax Change benefit will pay to the party incurring the Tax Change detriment the amount of the benefit, without interest, on the earlier of (i) the due date of the Income Tax Return on which the benefit is claimed (unless that return was filed before the Timing Difference arose), (ii) the date that a refund of the tax benefit is received, or (iii) the date that a taxing authority applies the tax benefit to an amount owed by the party receiving the tax benefit. The party incurring the Tax Change detriment shall have the right to review the tax benefit utilization by the other party. GM and Delphi may negotiate a single payment to be made in lieu of the payments contemplated in this Section 4.2. The parties may consider, among other factors, the time value of the future tax benefits, anticipated future tax rates, and the likelihood that the tax benefits will be utilized.
     4.3. Other Recomputations. If there is any change of or adjustment to any item relating to the computation of payment under this Agreement that is not otherwise provided for (such as correction of a previous erroneous calculation), GM and Delphi will make payments to each other as may be appropriate to reflect the intent of this Agreement, as described in Section 7.1. No payment shall be required with respect to a Prior Tax Year pursuant to this Section 4.3.
     4.4. Delco Prior Tax Year Adjustments. If any item of Delco’s income, gain, loss, deduction, or credit is adjusted as part of a Final Determination made with respect to any Prior Tax Year and the adjustment increases the Delco Income Tax liability, Delphi will pay GM an amount equal to such increase, reduced by the amount of any indemnification payment due to GM from Hughes described in Section 2.4(a) of this Agreement. If the Delco adjustment decreases the Delco Income Tax liability (net of any such indemnification payment), GM will pay Delphi the amount of the decrease.
     4.5. Foreign Tax Refunds. If Delphi receives, after the Spin-Off Date, a refund of foreign taxes related to a tax year ending on or before the Spin-Off Date and the IRS requires an adjustment pursuant to Regulation §1.905-3T to the GM Group’s foreign tax credit for a Consolidated Tax Period or a Prior Tax Year, Delphi will pay GM an amount equal to the adjustment to the GM Group’s foreign tax credit generated through the last

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Consolidated Tax Period. If any portion of the foreign tax credit repaid by Delphi to GM would have expired unused, GM will pay an amount equal to such portion to Delphi, together with interest on such portion from the date Delphi paid GM to the date GM pays Delphi, computed at the Federal short-term rate described in Section 6621(b) of the Code, plus two percentage points. Delphi shall have the right to review such foreign tax utilization.
     4.6. Character of Adjusting Payments. If any payment required by this Article IV is taxable to the recipient, the amount of the payment shall be adjusted to place the recipient in the same after-tax position it would have enjoyed if the payment were not taxable to the recipient.
Article V. Carryforward Tax Attributes.
     5.1. Delco Carryforward Tax Attributes. The Carryforward Tax Attributes available to the Delphi Group for the tax period that includes the Contribution Date will be determined by apportioning the Carryforward Tax Attributes of the GM Group among the GM Group and the Delco Group, as described below:
          (a) Federal Tax Attributes. If the final or temporary Regulations would require an allocation of a portion of the GM Group’s Carryforward Tax Attributes to the Delco Group had the Delco Group left the GM Group as of the Contribution Date, then, GM will allocate to the Delco Group only that portion, if any, of the particular Carryforward Tax Attribute items that would have been expressly required to be allocated to the Delco Group if the Delco Group left the GM Group as of the Contribution Date. The Delphi Group may take only these Carryforward Tax Attributes into account in determining the Delphi Group Tax Liability for the Consolidated Tax Period that includes the Contribution Date. The determination of the amount of unused foreign tax credit allocable to the Delco Group shall be determined separately with respect to each of the items of income listed in Section 904(d) of the Code.
     5.2. Separate Return Tax Period Carryforward Tax Attributes. The Carryforward Tax Attributes available to the Delphi Group for Separate Return Tax Periods will be determined by allocating the Carryforward Tax Attributes of the GM Group available to carry forward to tax periods beginning after the end of the final Consolidated Tax Period among the GM Group and the Delphi Group, as described below:
          (a) Federal Tax Attributes. Unless the final or temporary Regulations expressly require an allocation of particular items of the GM Group’s Carryforward Tax Attributes from the final Consolidated Tax Period to the Delphi Group’s Separate Return Tax Periods, no Carryforward Tax Attributes will be allocated to Delphi. GM will allocate to the Delphi Group only that portion, if any, of particular Carryforward Tax Attribute items as the final or temporary Regulations expressly require to be so allocated. The portion, if any, of any GM Group consolidated unused foreign tax credit

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which is allocable to Delphi shall be determined separately with respect to each of the items of income listed in Section 904(d) of the Code.
          (b) State or Local Income Tax Attributes. No tax attributes arising from state or local Income Tax Returns shall be allocated to Delphi or any member of the Delphi Group (including Delco), unless under the provisions of applicable state law or state regulations such tax attributes are expressly required to be allocated to Delphi.
          (c) R&E Credit Base Period. As provided by Section 41(f)(3) of the Code, GM will allocate to Delphi the required portion of GM’s Code Section 41(c) base amount.
          (d) Earnings and Profits. As provided by §312(h) of the Code, earnings and profits shall be allocated between GM and Delphi.
     5.3. Calculation of Carryforward Tax Attributes. Calculation of the portion of any Carryforward Tax Attribute, state or local tax attributes, R&E Credit base period amount, and earnings and profits available to Delphi or to any member of the Delphi Group shall be made by GM in accordance with this Article V. Such calculation will be provided to Delphi as soon as practicable but in any case estimates shall be provided to Delphi not later than a date that permits Delphi sufficient time to prepare and to timely file its Income Tax Returns for Delphi’s first Separate Return Tax Period, taking all extensions of time to file Income Tax Returns into consideration. GM shall also advise Delphi of any adjustments to such calculations as a result of a tax audit, a Final Determination, or otherwise. Delphi shall have a right to review GM’s calculations made pursuant to this Section 5.3.
     5.4. Tax Attributes to be Claimed for Separate Return Tax Periods. Delphi shall prepare and file all of its Income Tax Returns for all Separate Return Tax Periods taking into account the amount of the Carryforward Tax Attributes provided to Delphi by GM pursuant to this Article V, or such tax attributes as finally determined.
     5.5. Carryback Items from Separate Return Tax Periods. With respect to carrybacks by Delphi of net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes to a Consolidated Tax Period from a Separate Return Tax Period which would be permitted under the Code and the Regulations (or state law or state regulations), taking into consideration the separate return limitation year rules, whenever permitted to do so by the Code, the Regulations, state law or state regulations, Delphi shall elect to relinquish any carryback period which would include any Consolidated Tax Period. In cases where Delphi cannot relinquish the carryback period, or if the parties otherwise agree, GM shall cooperate with Delphi in seeking tax refunds from the appropriate taxing authority, at Delphi’s expense, and Delphi shall be entitled to such refund, including interest paid by the taxing authority in connection with such refund; provided, however, that Delphi shall indemnify and hold GM harmless from and against any and all collateral tax

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consequences resulting from or caused by the carryback of deductible or creditable tax attributes by Delphi from a Separate Return Tax Period to a Consolidated Tax Period, including, but not limited to, tax attributes of GM that expire unused (including tax attributes that expire during a tax period subsequent to the tax period during which the Delphi tax attribute carried back was generated) and which would have been used but for Delphi’s carryback. The amount of such indemnity shall be limited to the actual tax benefit to which the GM Group would have been entitled in the absence of the carryback of the deductible or creditable tax attribute of Delphi. GM shall only be entitled to indemnification under this Section 5.5 if GM has used its reasonable best efforts to avoid the collateral tax consequence being indemnified. Delphi shall have the right to review the collateral tax consequence being indemnified. The amount of the refund due to Delphi from GM shall be reduced by the amount of the indemnification, if any.
In the event that (i) Delphi or a member of the Delphi Group has filed a refund claim with a taxing authority for a Consolidated Tax Period as contemplated by this Section 5.5, (ii) the refund claim has been allowed, and (iii) the taxing authority has applied the refund to an amount owed by GM, then GM shall pay Delphi the amount of the refund, including the amount of interest that would otherwise have been paid by the taxing authority to Delphi or such member of the Delphi Group.
The refund payment shall be due to Delphi ten Business Days after the earlier of (i) the date that GM receives the refund from the taxing authority, or (ii) the date that a taxing authority applies the refund to an amount owed by GM.
Article VI. Tax Matters Administration, Indemnification, Record Retention, and Cooperation
     6.1. Audits, Protests, Appeals and Litigation.
          (a) Notification. GM will notify Delphi in writing of any pending or threatened Proceeding in connection with any Income Tax liability for which any member of the Delphi Group may be liable, promptly upon receipt of notice of such Proceeding by any member of the GM Group. Delphi will notify GM in writing of any pending or threatened Proceeding in connection with any Income Tax Liability for which any member of the GM Group may be liable, promptly upon receipt of notice of such Proceeding by any member of the Delphi Group. Notification must include a complete copy of any written communication, and a complete written summary of any oral communication. The failure of GM or Delphi to timely forward such notification shall not relieve the other party of its obligation to pay such Income Tax, except to the extent that the failure to timely forward notification prejudices the ability of the other party to contest the Income Tax Liability.
          (b) Representation. GM has the sole right to represent the interests of the GM Group, including all members of the Delphi Group, in any Proceeding in connection

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with any Income Tax Liability for a Consolidated Tax Period for which a member of the GM Group may be liable. GM shall not resolve or settle such Proceeding if the resolution or settlement would result in (i) an Income Tax liability for Delphi pursuant to Section 4.1 of this Agreement (and provisions of this Agreement referred to therein), or (ii) a change in an accounting method of any member of the Delphi Group, without the concurrence of Delphi, which shall not be unreasonably withheld.
     6.2. Record Retention. GM and Delphi agree to maintain books and records in accordance with the record retention procedures described in the Master Separation Agreement.
     6.3. Cooperation.
          (a) Exchange of Information. GM (and each member of the GM Group) and Delphi (and each member of the Delphi Group) will provide each other with the cooperation and information reasonably requested by the other party in connection with tax planning, the preparation or filing of any Income Tax Return (or claim for refund), the determination and payment of estimated Income Tax, or the conduct of any Proceeding; provided, however, that neither party is required to disclose privileged and confidential information. Such cooperation and information includes:
               (i) promptly forwarding copies of appropriate notices and other communications (including, information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing authority,
               (ii) providing copies of all relevant Income Tax Returns (including workpapers and schedules), and documents relating to rulings or other determinations by taxing authorities,
               (iii) providing copies of records concerning the ownership and tax basis of property,
               (iv) providing other relevant information which either party may possess, including explanations of documents and information provided under this Agreement, as well as access to appropriate personnel,
               (v) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return (or claim for refund) or in connection with any Proceeding, including waivers, consents or powers of attorney, and
               (vi) the use of the parties’ reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonable helpful in connection with any of the foregoing.

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     (b) Information Confidential. GM and Delphi shall hold and cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other party furnished to it by the other party or its representatives pursuant to this Agreement (except to the extent that such information was (i) in the public domain through no fault of the party to which it was furnished, or (ii) lawfully acquired from other sources by such party), and shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 6.3(b). Any disclosure of information by either party to Accountants for review purposes pursuant to sections of the Agreement providing for review rights shall not constitute a breach of confidentiality under this Agreement.
     (c) R & E Credit Audit. In particular, Delphi shall fully cooperate with GM in connection with any Proceeding that involves:
               (i) the credit for increasing research activities under Section 41 of the Code (the “R & E Credit”) claimed on the GM Group’s Federal Income Tax Return for the tax years 1995 through 1998, and
               (ii) the R & E Credit claimed on the GM Group’s Federal Income Tax Return for any Consolidated Tax Period to the extent that the qualified research expenses (as defined by Section 41(b) of the Code) (“QRE”) of Delphi or any member of the Delphi Group were included in the determination of the GM Group’s R & E Credit.
               (iii) Target Range. Delphi will be responsible for sustaining in a Final Determination QRE within a QRE Target Range established by GM for each of the tax years 1995 through the tax year during which the Spin-Off occurs. The QRE Target Range will be based on the methodology that resulted from the 1991-1994 audit agreed Delphi QRE (Delphi’s sustained QRE) in GM’s overall R & E Credit resolution for tax years 1991 through 1994. Such methodology will be applied to tax years 1995 through the tax year during which the Spin-Off occurs, and a QRE Target Amount will be determined. The upper end of the QRE Target Range will be the QRE Target Amount plus 5% of the QRE Target Amount. The lower end of the QRE Target Range will be the QRE Target Amount less 5% of the QRE Target Amount. (For example, if the QRE Target Amount is $100, then the upper end of the QRE Target Range will be $105, and the lower end of the QRE Target Range will be $95.) The QRE Target Range for each of the tax years 1995 through the tax year during which the Spin-Off occurs will be provided to Delphi by GM at the commencement of the audit for the respective tax years.
               (iv) Incentive. If Delphi sustains QRE in excess of the specified target range for a particular tax year, then GM will pay Delphi 6-1/2 cents for each one dollar of sustained QRE in excess of the highest amount of the target range for that tax year.

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If Delphi fails to sustain QRE within the specified target range for a particular tax year, then Delphi will pay GM 6-1/2 cents for each one dollar that the lowest amount of the target range exceeds the amount QRE sustained by Delphi that tax year. This Section 6.3(c) is intended to quantify the amount that Delphi may be required to pay GM for failure to maintain records under Section 6.2, or for failure to cooperate under Section 6.3, as those Sections relate to QRE. Any amount that Delphi is required to pay GM under this Section 6.3(c) will be in addition to any amount that Delphi would be required to pay GM in respect of issues other than QRE in connection with tax liabilities resulting from Delphi’s failure to retain records or to cooperate. With respect to those tax years for which the R & E Credit was in effect for only part of the tax year (i.e., 1995 and 1996), the amount of the incentive payment will be reduced proportionately to reflect that portion of the tax year for which the R & E Credit was in effect.
     6.4. Indemnification.
          (a) GM Group Taxes. Subject to Section 6.4(e) below, GM will indemnify Delphi for all Income Taxes that GM is required to pay (including Income Tax that a taxing authority may attempt to collect from Delphi pursuant to Section 1.1502-6 of the Regulations or similar provisions of state or local law or regulations), except those Delphi is required to pay to GM pursuant to this Agreement.
          (b) Delphi Separate Taxes. Delphi will indemnify GM for all Income Taxes that Delphi is required to pay to any taxing authority, including those related to state or local Income Tax Returns for Consolidated Tax Periods that are not combined or consolidated returns with a member of the GM Group other than members of the Delphi Group.
          (c) Gain Recognition Agreements. If GM is required to enter into a Gain Recognition Agreement, as that term is defined in Section 1.367(a)-8 of the Regulations (which would result in an Income Tax liability to GM in the event that Delphi disposes of certain foreign entities or assets within the time period described in the Regulations), Delphi will indemnify GM from any Income Tax liability, including interest and penalties thereon, resulting from the disposition by Delphi of assets that are the subject of a Gain Recognition Agreement entered into by GM in respect of any Delphi foreign entities or assets. GM will notify Delphi of all such Gain Recognition Agreements by the later of (i) the Contribution Date, or (ii) within 10 Business Days after the Gain Recognition Agreement is entered into.
          (d) Coordination With Services Agreements. Nothing in this Agreement will limit the indemnification or hold harmless provisions of the Tax Compliance and Planning Services Agreement or the Customs Consulting Agreement.
          (e) Coordination With Other Agreements. Nothing in this Agreement will limit the covenants, representations or warranties, or indemnification obligations of the

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parties with respect to Income Tax related matters in the Master Separation Agreement or the Initial Pubic Offering and Distribution Agreement.
Article VII. Dispute Resolution.
     7.1. Intent of the Parties. Except as otherwise provided in this Agreement, it is the intent of the parties that the Delphi Group Federal, state and local Income Tax liability for all taxable periods, beginning with the tax period that includes the Contribution Date, will be determined as if the Delphi Group were a separate affiliated group of corporations filing a consolidated Federal Income Tax Return, and that Delphi shall pay such liability. This Agreement shall at all times be interpreted consistently with such intent.
     7.2. Dispute Resolution. Disputes arising in connection with this Agreement shall be resolved in accordance with the procedures set forth in the Master Separation Agreement, with the proviso that each arbitrator shall be a tax attorney or tax accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.
Article VIII. Miscellaneous Provisions.
     8.1. Additional Members. The parties recognize that from time to time other corporations may become members of the GM Group or the Delphi Group during the term of this Agreement, and GM and Delphi agree to use their best efforts to cause such corporations to be bound by all of the terms and conditions of this Agreement.
     8.2. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon the parties and their respective successors, predecessors and assigns, but no assignment of this Agreement shall relieve any party of its obligations without the written consent of the other party.
     8.3. Entire Understanding. This Agreement contains the entire understanding of the parties with respect to:
          (a) the allocation of Federal, state and local Income Tax liabilities for tax periods beginning on or after the Contribution Date, and
          (b) transitional tax matters, including those related to the contribution of Delco by GM to Delphi.
This Agreement may not be amended except by a written agreement executed by each of the parties. The parties recognize and acknowledge their intention to enter into additional agreements from time to time with respect to the allocation of taxes not covered by this Agreement. This Agreement is separate from, and will not affect or be

18

affected by, the rights and obligations of the parties under the Master Separation Agreement, the Initial Public Offering Agreement and Distribution Agreement, the Tax Compliance and Planning Services Agreement or the Customs Consulting Agreement.
     8.4. Conflict of Law. The validity, interpretation and performance of this Agreement will be controlled and construed under the laws of the State of Michigan, without giving effect to laws and principles relating to conflicts of law.
     8.5. Notices. Every notice, request, statement, or bill or other communication provided for in this Agreement (a “Notice”) must be in writing and may be personally served, provided a receipt is obtained, or may be sent by certified mail, return receipt requested, postage prepaid, or may be sent by facsimile, with acknowledgment of receipt requested, to the parties at the following addresses (or such other address as one party may specify by Notice to the other parties):
If to GM:
Chief Tax Officer
GENERAL MOTORS CORPORATION
Mail Code 482-114-262
3044 West Grand Boulevard
Detroit, Michigan 48202
with a copy (which shall not constitute effective notice) to:
Assistant General Tax Counsel
GENERAL MOTORS CORPORATION
Mail Code 482-114-262
3044 West Grand Boulevard
Detroit, Michigan 48202
If to Delphi:
Chief Tax Officer
DELPHI AUTOMOTIVE SYSTEMS CORPORATION
Mail Code 483.400.626
5725 Delphi Drive
Troy, Michigan 48098

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with a copy (which shall not constitute effective notice) to:
General Counsel
DELPHI AUTOMOTIVE SYSTEMS CORPORATION
Mail Code 483.400.603
5725 Delphi Drive
Troy, Michigan 48098
A Notice which is delivered personally is given as of the date specified in the written receipt. A Notice sent by certified mail is given on the third Business Day following the date of mailing. A Notice by facsimile is given on the date it is transmitted, provided that acknowledgment of receipt is received by sender.
     8.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.
     8.7. Change in Law. If, due to any change in applicable law or regulation or the interpretation thereof by any court of law or other governing body having jurisdiction, subsequent to the date of the Agreement, performance of any provision of or any transaction contemplated by this Agreement shall become impracticable or impossible, the parties will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by this Agreement.
     8.8. Review Rights. Whenever either party has a right of review pursuant to any provision of this Agreement, either (i) the party exercising its review right may engage Accountants to perform (or assist in performing) the review, or (ii) the other party may elect to engage Accountants to perform the review, and in that event the party exercising its review right shall not perform the review. The party engaging the Accountants shall pay all costs and fees associated with the Accountants’ review. Both parties will cooperate fully in such review.

20

     The parties have duly executed this Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes on the date indicated.

GENERAL MOTORS CORPORATION

By:	/s/ Roger D. Wheeler	Date:	12/15/98
Roger D. Wheeler
Chief Tax Officer

DELPHI AUTOMOTIVE SYSTEMS CORPORATION

By:	/s/ James P. Whitson	Date:	12/16/98
James P. Whitson
Chief Tax Officer

21

ADDENDUM TO THE
AMENDED AND RESTATED AGREEMENT FOR THE ALLOCATION OF
UNITED STATES FEDERAL, STATE AND LOCAL INCOME TAXES
RELATING TO MICHIGAN SINGLE BUSINESS TAX
This Addendum is by and between General Motors Corporation, a Delaware corporation (“GM”), and Delphi Automotive Systems Corporation, a Delaware corporation (“Delphi”).
RECITALS
1.	GM and Delphi entered into that certain Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes on December 16, 1998 (the “Tax Allocation Agreement”).

2.	Pursuant to the Tax Allocation Agreement, for Delphi’s tax year ended May 28, 1999, Delphi will pay its Michigan Single Business Tax (“SBT”) to GM.

3.	Delphi has lobbied for a new provision in the Michigan SBT law that would permit a corporation such as Delphi to elect to determine its SBT by excluding sales to members of its former affiliated group (the “Proposed Legislation”), but only if such corporation commits to make a certain amount of capital investment in the state of Michigan within a certain time (the “Required Investment”). In Delphi’s case, the Proposed Legislation would permit Delphi to elect to exclude sales to GM in its determination of its SBT liability for a five year period.

4.	Delphi intends to make the election described in Recital 3 above, first effective for its tax year beginning January 1, 1999. Delphi’s election under the enacted Proposed Legislation described in Recital 3 above for its tax year beginning January 1, 1999 and ending May 28, 1999 is referred to herein as the “Election”.

5.	GM believes that, if enacted, the Proposed Legislation would have no effect on the amount of SBT that Delphi is required to pay GM under the Tax Allocation Agreement for the five months ended May 28, 1999.

6.	Delphi believes that, if enacted, the Proposed Legislation will substantially reduce the amount of SBT that Delphi is required to pay GM under the Tax Allocation Agreement for the five months ended May 28, 1999.

1

7.	GM and Delphi desire to resolve their difference of opinion described in Recitals 5 and 6 by entering into this Addendum.
8.	Delphi made an estimated SBT payment to GM of approximately $10.8 million on May 28, 1999, for the first quarter 1999.
AGREEMENT
1.	Recitals Incorporated. The above recitals are hereby incorporated into this Agreement by reference.
2.	Pending Enactment. Until the Proposed Legislation is enacted, Delphi shall pay to GM the amount of Delphi’s SBT for its tax year ending May 28, 1999, including estimated and final tax payments, as and when due under the Tax Allocation Agreement, without regard to the Proposed Legislation.
3.	After Enactment. If the Proposed Legislation is enacted and is effective on January 1, 1999, either by its terms or pursuant to Delphi’s Election, then:
(a)	Delphi shall notify GM of the enactment of the Proposed Legislation and of its intention to make the Election. Promptly after Delphi makes its Election, Delphi shall provide GM with a copy of such Election, together with the appropriate State of Michigan Election approvals.

(b)	GM and Delphi hereby agree that, in consideration for GM not taking action contrary to Delphi’s legislative efforts, if Delphi makes the Election, then Delphi’s SBT liability for that tax year shall be determined under the Tax Allocation Agreement to be equal to:
(i)	the amount determined as if the Proposed Legislation had not been enacted (i.e., by including Delphi’s sales to GM) but including all other SBT law provisions that are effective for tax years beginning January 1, 1999.

(ii)	reduced by one-half of the difference between the amount determined in clause (i) and the amount determined by excluding Delphi’s sales to GM that would be excluded under the Proposed Legislation and the Election (the “Excess SBT Payment”).

2

(c)	If the Proposed Legislation is enacted before July 31, 1999 and Delphi has provided GM notice of its intention to make the Election before that date, then
(i)	pursuant to Section 3.5(a) of the Tax Allocation Agreement, Delphi will provide to GM the calculation of its estimated SBT payment for the second quarter 1999 by the formula set forth in (b) above, based on the then most recent tax forecast, and

(ii)	Delphi’s estimated SBT due to GM on July 31 shall be the difference between the amount for Delphi’s tax year ending May 28, 1999 as determined under (b) above, reduced by the amount of the estimated SBT paid to GM for Delphi’s first quarter 1999.
(d)	If the Proposed Legislation is enacted after July 31, 1999 and Delphi has provided to GM notice of its intention to make the Election after that date then, at Delphi’s option, Delphi may (i) apply the Excess SBT Payment to tax liabilities due to GM for other tax jurisdictions, or (ii) pursuant to Section 3.5(b) of the Tax Allocation Agreement, require GM to promptly refund the Excess SBT Payment, which refund shall not be subject to the last sentence of Section 3.5(b).
4.	Recapture. If it is determined at any time that Delphi would not be entitled to the benefits of the Proposed Legislation for its tax year ending May 28, 1999 for any reason, including failure to make the Required Investment in accordance with Section 208.54(1)(C)(iii) of the Michigan Tax Code, failure to make or ineffectiveness of the Election, repeal or invalidation of the Proposed Legislation, or otherwise, Delphi shall immediately repay to GM the amount of the Excess SBT Payment, together with interest at the rate described in Section 3.7 of the Tax Allocation Agreement from the later of July 31, 1999 or the date GM applies or refunds the Excess SBT Payment to Delphi. Ineffectiveness of the Election shall be determined for this purpose as follows: If Delphi actually makes the Election, and the election described in Recital 3 for Delphi’s next succeeding tax year is determined to be ineffective or invalid by the relevant agency of the State of Michigan, then the Election shall be deemed to be ineffective.

5.	Notices. Any notice given under this Addendum shall comply with the provisions of Section 8.5 of the Tax Allocation Agreement.

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The parties have duly executed this Addendum to the Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes on the date indicated.

GENERAL MOTORS CORPORATION

By:	/s/ Roger D. Wheeler Roger D. Wheeler	Date: 6/21/99
Chief Tax Officer

DELPHI AUTOMOTIVE SYSTEMS CORPORATION

By:	/s/ James P. Whitson James P. Whitson	Date: 6/17/99
Chief Tax Officer

4

Master Restructuring Agreement
Exhibit 5.01(a)(v)
Agreement for Indemnification of United States Federal, State and Local Non-Income
Taxes, dated as of December 16, 1998, between Delphi Automotive Systems Corporation
(n/k/a Delphi) and GM

Exhibit L-2
AGREEMENT FOR THE INDEMNIFICATION OF
UNITED STATES FEDERAL, STATE AND LOCAL NON-INCOME TAXES
This Agreement is by and between General Motors Corporation, a Delaware corporation (“GM”), and Delphi Automotive Systems Corporation, a Delaware corporation (“Delphi”).
RECITALS
     1. GM is the common parent of the GM Group, which includes Delphi.
     2. On June 19, 1998, GM formed Delphi Automotive Systems (Holding), Inc. (“DASHI”), as a Delaware corporation wholly owned by GM. On or about January 1, 1999, GM will contribute to DASHI GM’s ownership interest in all of the foreign branches, subsidiaries, joint ventures and other foreign assets related to the business of Delphi.
     3. On September 9, 1998, GM formed Delphi Technologies, Inc., a Delaware corporation (“Delphi Technologies”), and will, on or about January 1, 1999, contribute to it certain intellectual property (e.g. patents, trademarks and tradenames) related to the Delphi business. Delphi Technologies will then be contributed to Delco Electronics Corporation, a Delaware corporation (“Delco”). Delphi Technologies will grant a license to other Delphi entities for use of the intellectual property in exchange for an appropriate royalty.
     4. On September 16, 1998, GM formed Delphi Automotive Systems LLC (“DAS”) as a single-member Delaware limited liability company. Pursuant to Treas. Reg. §301.7701-1(a)(4), following its formation DAS will be treated as a division of GM for Federal income tax purposes. On or about January 1, 1999, GM will contribute to DAS all of Delphi’s U.S. assets, including the stock of Delco.
     5. On September 16, 1998, GM formed Delphi and will, on or about January 1, 1999, contribute to it all of GM’s ownership interest in DASHI and DAS.
     6. Pursuant to Treas. Reg. § 301.7701-1(a)(4), following the contribution of DAS to Delphi, DAS will be treated as a division of Delphi for Federal income tax purposes.
     7. It is anticipated that during the second quarter of 1999 GM will distribute all of its Delphi capital stock to holders of GM’s $1-2/3 Par Value Common Stock.

     8. Prior to the Contribution Date, GM’s business practice with respect to Non-Income Tax liabilities and adjustments thereto was to bill the Delphi Business Sector for those liabilities or adjustments that were attributable to the Delphi Business Sector or its operations.
AGREEMENT
Article I. Definitions
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of Michigan are authorized or obligated by law or executive order to close.
“Contribution Date” means that date that GM completes the formation of Delphi by contributing to it all of GM’s ownership interest in DASHI and DAS, anticipated to be January 1, 1999.
“Customs Duty” means a tax or fee imposed by the U.S. Federal government (e.g., under Title 19 of the U.S. Code) on goods imported into the customs territory of the United States. This includes a charge, fixed by U.S. statute or regulation, for services provided by U.S. government officials or officers, or for the use of a privilege granted by or under the control of the U.S. government, including, but not limited to the Merchandise Processing Fee and the Harbor Maintenance Fee.
“Delco” means Delco Electronics Corporation, a Delaware corporation.
“Delphi” means Delphi Automotive Systems Corporation, a Delaware corporation.
“Delphi Group” means Delphi and majority-owned subsidiary companies, including Delco.
“Delphi Business Sector” means those assets and divisions of GM, including the stock of Delco, representing the automotive component manufacturing operations of GM prior to the Contribution Date and which are included as part of Delphi and subsidiaries in the Form S-1 filed by Delphi with the Securities and Exchange Commission on November 16, 1998.
“Determination” means the point in time where liability for Non-Income Taxes is either:

(1) adjusted to the mutual agreement of GM or Delphi and the Federal or state or local government, (2) adjusted by a court of law, or (3) no longer subject to adjustment due to the lapse of the applicable statute of limitations. A Determination will generally occur at earliest of the following points in time: (1) the conclusion of an audit, examination, or investigation, where the Non-Income Tax adjustment is agreed to by GM or Delphi and the Federal or state or local government, (2) the conclusion of an administrative appeal, where the Non-Income Tax adjustment is the subject of a settlement between GM or Delphi and the Federal or state or local government, (3) a final non-appealable court decision, or (4) the lapse of the applicable statute of limitations.
“Employment Tax” means any of the following taxes imposed or collectible based on wages as defined in Subtitle C of the Tax Code and related state or local law provisions: (1) Federal, state or local employee withholding taxes, (2) Federal Unemployment Tax Act taxes, or related state or local unemployment taxes, and (3) Federal Insurance Contribution Act taxes.
“Federal Excise Tax” means taxes imposed under Subtitles D or E of the Tax Code.
“Federal Regulations” means the regulations promulgated under the U.S. Code, in effect from time to time.
“GM” means General Motors Corporation, a Delaware corporation.
“GM Group” means GM and majority-owned subsidiary companies, including Delphi and the Delphi Group where applicable.
“Master Separation Agreement” means that certain Master Separation Agreement entered into by and among GM, Delphi, and certain members of the Delphi Group in December 1998.
“Non-Income Taxes” means any or all of the following: Customs Duties, Sales or Use Taxes, Property Taxes, Employment Taxes, or Federal Excise Taxes.
“Sales or Use Tax” means any U.S. state or local tax on the purchase, sale or use of tangible personal property or statutorily enumerated services by the taxpayer.
“Property Tax” means any U.S. state or local tax based on the value of real or personal property owned by the taxpayer.
“Prior Tax Year” means 1998 and all previous tax periods.
“Proceeding” means any audit, inquiry, or other examination, protest, appeals or other administrative or judicial proceeding relating to liability for, refunds of, or other adjustments with respect to Non-Income Taxes for any tax period.
“Spin-Off” means the distribution by GM of the Delphi common stock to GM’s common stockholders in a tax-free transaction under Section 355 of the Tax Code, and related transactions.

“Spin-Off Date” means the last date that Delphi is included in the consolidated Federal income tax return of GM and affiliated companies.
“Tax Code” means the Internal Revenue Code of 1986, Title 26 of the U.S. Code, as amended.
“U.S. Code” means the United States Code, as amended.
Article II. General Provisions and Effective Date
2.1. Effective Period. This Agreement is effective on January 1, 1999, and applies with respect to Prior Tax Years and all tax periods during which Delphi or any member of the Delphi Group is included in the GM Group. This Agreement will remain in full force and effect until a Determination of the GM Group Liability for all Non-Income Taxes has been made for all Prior Tax Years and all periods in which Delphi or any member of the Delphi Group is a member of the GM Group. This Agreement will be re-negotiated if the Spin-Off Date does not occur on or before December 31, 1999.
2.2. Recitals Incorporated. The above recitals are hereby incorporated into this Agreement by reference.
2.3. Application of Law. Unless otherwise indicated, the words and concepts used in this Agreement shall be given the same definitions and meanings ascribed to them by applicable Federal, state or local law. Any alteration, modification, addition, deletion, or other change in the applicable law will automatically be applicable to this Agreement. Unless otherwise indicated, all references herein to a particular Section of the U.S. Code, the Tax Code, or the Federal Regulations will include any successor provision designated by a different or additional Section reference.
Article III. Payments of and Adjustments to Non-Income Taxes
3.1 Payments of and Adjustments to GM Group or Delphi Group Non-Income Tax. Delphi will be liable for, and will indemnify, defend and hold harmless GM from and against any and all Non-Income Taxes, together with interest and penalties thereon, attributable to the Delphi Business Sector, Delphi, a member of the Delphi Group, or the operations of any of them. GM will remit to Delphi any and all Non-Income Taxes, together with interest and penalties thereon, refunded to GM and attributable to the Delphi Business Sector, Delphi, a member of the Delphi Group, or the operations of any of them. GM will be liable for, and will indemnify, defend and hold harmless Delphi from and against any and all Non-Income Taxes, together with interest and penalties thereon, not attributable to the Delphi Business Sector, Delphi, a member of the Delphi Group, or the operations of any of them. Delphi will remit to GM any and all Non-Income Taxes, together with interest and penalties thereon, refunded to Delphi and not attributable to the Delphi Business Sector, Delphi, a member of the Delphi Group, or the operations of any of them.
3.2 Time of Payment. A payment required under this Section will be due ten (10) calendar days after the date that one party gives notice to the other party that a payment is due following a Determination.
3.3 Required Notice. Notice will include a copy of the notice or other written communication from an authority describing the Determination and, if necessary, detailed calculations supporting the amount due.
3.4 Method of Payment.
(a) General. Unless otherwise mutually agreed, all payments required by this Agreement will be made by wire transfer of same day funds to the appropriate bank account as may from time to time be designated for that purpose, and notice of the transfer will be given to the payee of the payment in accordance with Section 6.5 of this Agreement.
(b) Setoff. Notwithstanding anything to the contrary in any agreement between Delphi and GM, but subject to the following sentence, each party has the right to collect payments under this Agreement that are more than sixty (60) calendar days past due by setoff against payments due to the other party under this Agreement or any other agreement between them, unless such other agreement is in respect of any form of taxes, in which case no right of setoff shall apply. Notwithstanding the preceding sentence, in the event and to the extent that any payment to be made under this Agreement is in dispute between the parties and the disputed matter is subject to the dispute resolution procedure set forth in Section 5.1 of this Agreement, the setoff provision of this Section 3.4(b) shall not apply to the extent of the disputed amount.
3.5 Interest. If any payment required by this Agreement is not timely paid, interest shall accrue during any calendar quarter on the unpaid amount at a rate per annum equal to the highest Prime Lending Rate published on the first Business Day of such calendar quarter by the Wall Street Journal, but in no event to exceed the maximum rate of interest allowed by applicable law. For this purpose, a payment will be timely paid only if actually received by the payee on or before the due date of the payment.
3.6 Other Recomputations. If there is any change of or adjustment to any item relating to the computation of a payment under this Agreement that is not otherwise provided for, GM and Delphi will make payments to each other as may be appropriate to reflect the intent of this Agreement, as described in Section 5.2 of this Agreement.

Article IV. Tax Matters Administration. Record Retention, and Cooperation
4.1 Audits, Protests, Appeals and Litigation.
(a) Notification. Delphi will notify GM in writing of any pending or threatened Proceeding in connection with any Non-Income Tax Liability for a Prior Tax Year, promptly upon receipt of notice of such Proceeding by any member of the Delphi Group. GM will notify Delphi in writing of any pending or threatened Proceeding in connection with any Delphi Non-Income Tax Liability for a Prior Tax Year, promptly upon receipt of notice of such Proceeding by any member of the GM Group. Notification must include a complete copy of any written communication, and a complete written summary of any oral communication.
(b) Representation. GM has the sole right to represent the interests of the GM Group, including the Delphi Business Sector and all members of the Delphi Group, in any Proceeding in connection with any Non-Income Tax Liability for a Prior Tax Year or for any period during which Delphi or any member of the Delphi Group is included within the GM Group. GM shall not resolve or settle such Proceeding without the concurrence of Delphi, which shall not be unreasonably withheld, if the resolution or settlement would result in (i) a Non-Income Tax liability for Delphi pursuant to Section 3.1 of this Agreement or (ii) a change in (or establishment of) an accounting method of any member of the Delphi Group.
4.2 Record Retention. GM and Delphi agree to maintain books and records in accordance with the record retention procedures described in the Master Separation Agreement.
4.3 Cooperation. Delphi will cooperate, and will cause members of the Delphi Group to cooperate, with GM in connection with all matters covered by this Agreement in a manner consistent with prior practice as adjusted for evolving requirements. Such cooperation will include making resources, including human resources, information, and documents available to GM upon request.
Article V. Dispute Resolution
5.1. Dispute Resolution. Disputes arising in connection with this Agreement shall be resolved in accordance with the procedures set forth in the Master Separation Agreement with the proviso that each arbitrator shall be a tax attorney or tax accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

5.2 Intent of Agreement. It is the intent of GM and Delphi that Delphi will be liable for Non-Income Taxes that are attributable to Delphi, its operations, or any member of the Delphi Group, for all pre-Spin-Off periods. It is further the intent of GM and Delphi that: (1) Delphi will bear the burden of any unfavorable adjustments paid by GM for Non-Income Taxes that are attributable to Delphi, its operations, or any member of the Delphi Group, (2) Delphi will receive the benefit of any favorable adjustments refunded to GM for Non-Income Taxes that are attributable to Delphi, its operations, or any member of the Delphi Group, for all pre-Spin-Off periods and (3) GM will be liable for, or receive the benefit of refunds of, all other Non-Income Taxes.
Article VI. Miscellaneous Provisions.
6.1 Additional Members. The parties recognize that from time to time other corporations may become members of the GM Group or the Delphi Group during the term of this Agreement, and GM and Delphi agree to use their best efforts to cause such corporations to be bound by all of the terms and conditions of this Agreement.
6.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon the parties and their respective successors, predecessors and assigns, but no assignment of this Agreement shall relieve any party of its obligations without the written consent of the other party.
6.3 Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the allocation of Non-Income Taxes between GM and Delphi for Prior Tax Years and all periods in which Delphi or any member of the Delphi Group is a member of the GM Group. This Agreement shall not override any other agreement (including a country separation agreement) between GM and Delphi which specifically addresses any Non-Income Taxes.
This Agreement may not be amended except by a written agreement executed by each of the parties. The parties recognize and acknowledge their intention to enter into additional agreements from time to time with respect to the allocation of taxes not covered by this Agreement. This Agreement is separate from, and will not affect or be affected by, the rights and obligations of the parties under the Master Separation Agreement, the Initial Public Offering and Distribution Agreement, the Tax Compliance and Planning Services Agreement or the Customs Consulting Agreement.
6.4 Conflict of Law. The validity, interpretation and performance of this Agreement will be controlled and construed under the laws of the State of Michigan, without giving effect to laws and principles relating to conflicts of law.
6.5 Notices. Every notice, request, statement; or bill or other communication provided for in this Agreement (a “Notice) must be in writing and may be personally served, provided a receipt is obtained, or may be sent by certified mail, return receipt requested, postage prepaid, or may be sent by facsimile, with acknowledgment of receipt requested, to the parties at the following addresses (or such other address as one party may specify by Notice to the other parties):
If to GM:
Chief Tax Officer
GENERAL MOTORS CORPORATION
Mail Code 482-114-262
3044 West Grand Boulevard
Detroit, Michigan 48202
with a copy (which shall not constitute effective notice) to:
Assistant General Tax Counsel
GENERAL MOTORS CORPORATION
Mail Code 482-114-262
3044 West Grand Boulevard
Detroit, Michigan 48202
If to Delphi:
Chief Tax Officer
DELPHI AUTOMOTIVE SYSTEMS CORPORATION
Mail Code 483.400.626
5725 Delphi Drive
Troy, Michigan 48098
with a copy (which shall not constitute effective notice) to:
General Counsel
DELPHI AUTOMOTIVE SYSTEMS CORPORATION
Mail Code 483.400.603
5725 Delphi Drive
Troy, Michigan 48098
A Notice which is delivered personally is given as of the date specified in the written receipt. A Notice sent by certified mail is given on the third Business Day following the date of mailing. A Notice by facsimile is given on the date it is transmitted, provided acknowledgment of receipt is received by sender
6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

6.7 Change in Law. If, due to any change in applicable law or regulation or the interpretation thereof by any court of law or other governing body having jurisdiction, subsequent to the date of the Agreement, performance of any provision of or any transaction contemplated by this Agreement shall become impracticable or impossible, the parties will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as is consistent with the intent of the parties, as described in Section 5.2 of this Agreement.
6.8 Non-U.S. Customs Duties. The provisions of this Agreement shall apply to Customs Duties imposed by governments of countries other that the United States in the same manner as such provisions apply to Customs Duties imposed by the U.S. Federal government.
     The parties have duly executed this Agreement for the Indemnification of United States Federal, State and Local Non-Income Taxes on the date indicated.

GENERAL MOTORS CORPORATION

By:	/s/ Roger D. Wheeler Roger D. Wheeler	Date: 12/15/98
Chief Tax Officer

DELPHI AUTOMOTIVE SYSTEMS CORPORATION

By:	/s/ James P. Whitson James P. Whitson	Date: 12/16/98
Chief Tax Officer

Master Restructuring Agreement
Exhibit 5.01(a)(vi)
Assignment and Assumption Agreement — Industrial Development Bonds,
dated as of January 1, 1999, between DAS and GM

ASSIGNMENT AND ASSUMPTION AGREEMENT—INDUSTRIAL DEVELOPMENT BONDS
     This ASSIGNMENT AND ASSUMPTION AGREEMENT by and between General Motors Corporation, a Delaware corporation (“GM”), and Delphi Automotive Systems LLC, a Delaware limited liability company (“Delphi”) is made as of January 1, 1999.
     WHEREAS, GM has organized Delphi as the wholly owned subsidiary of Delphi Automotive Systems Corporation, a Delaware corporation which is wholly owned by GM, and intends to transfer certain assets and corresponding liabilities to Delphi as of January 1, 1999, as part of preparations for establishing Delphi Automotive Systems Corporation and its subsidiaries as an entity operated separately and at arms’ length from GM;
     WHEREAS, GM has from time to time entered into loan or lease agreements in connection with industrial development bonds, tax abatement bonds, industrial revenue bonds or similar arrangements whereby a state or local government agency in the United States issues securities for the benefit of GM;
     WHEREAS, certain of the real property, fixtures, and equipment to be transferred from GM to Delphi as described above is subject to loan or lease agreements of the type described in the preceding paragraph; and
     WHEREAS, GM intends to transfer such real property, fixtures and equipment and is willing to transfer the benefits and Delphi is willing to assume the liabilities associated with such loan or lease agreements;
     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound thereby, GM and Delphi hereby agree as follows:
1.	Assignment of Agreements. GM hereby assigns, transfers, conveys, grants and delivers to Delphi (a) all of GM’s right, title and interest in and to the loan agreements listed on Exhibit A (the “Loan Agreements”) and the lease agreements listed on Exhibit B (the “Lease Agreements”) (together with the Loan Agreements, the “Transferred Agreements”), (b) all of the notes, bonds, or other securities held by GM in connection with the Transferred Agreements, and (c) all of GM’s residual ownership interest, if any, in any real property, fixtures, and equipment subject to the Transferred Agreements (collectively, the “Associated Assets”).

2.	Assumption of Agreements. Delphi hereby accepts the assignment and transfer of the Associated Assets, assumes and agrees to pay and discharge the contractual obligations and liabilities of GM under and pursuant to the Transferred Agreements, and agrees to be bound by the terms of the Transferred Agreements to the extent that GM would have been bound by such terms.
3.	Transfer of Portion of Property Subject to Transferred Agreement. In certain instances, indicated on Exhibit A and Exhibit B, GM intends to transfer to Delphi an ownership interest in only a portion of the real property, fixtures or equipment subject to a Transferred Agreement. In such circumstances, GM hereby transfers, and Delphi hereby accepts the rights and obligations pursuant to such Transferred Agreement only to the extent that corresponds to the proportion of real property, fixtures, or equipment thus transferred. Further, in such circumstances, the term “Associated Assets” shall be deemed to refer to the securities held by GM in connection with such Transferred Agreement, and in such residual interest in property subject to such Transferred Agreement only to the extent that corresponds to the proportion of real property, fixtures, or equipment thus transferred.
4.	Notification and Further Assurances. Delphi covenants that it will promptly provide written notice of this Assignment and Assumption Agreement to the lender or lessor and to the trustee for each of the Transferred Agreements in compliance with the terms of the respective Transferred Agreement. GM, for itself and its successors and assignees, convenants with Delphi and its successors and assignees that GM will do, execute, act, and deliver, or will cause to be done, executed, acted, and delivered, such and all other acts, transfers, notices, assignments, deeds of conveyance, powers of attorney, and assurances as Delphi and its successors and assignees shall reasonably require to further effect the transfer and assignment to Delphi and its successors and assignees the Transferred Agreements and the Associated Assets as contemplated hereby.
5.	Power of Attorney. Solely for the purposes herein described, GM hereby constitutes and appoints Delphi as its true and lawful attorney in fact, with full power of substitution, and Delphi hereby accepts such appointment, to prosecute, defend and compromise any and all proceedings at law, in equity, or otherwise which GM and its successors and assignees may deem necessary or proper in order to collect, assert, enforce, or defend any claim, right, title, or interest of any kind in and to the Transferred Agreements or Associated Assets transferred, conveyed, and assigned to Delphi hereby, and to do all such acts and things in relation thereto as Delphi and its successors and assignees shall deem desirable. GM hereby declares that the appointment hereby made and powers hereby granted shall be irrevocable.

6.	Indemnification. Delphi shall indemnify GM and its affiliates and hold GM and its affiliates harmless from and against any and all losses, liabilities, deficiencies, interest, costs and expenses (including all reasonable expenses incurred in preparing or defending any litigation or proceeding, whether commenced or threatened, including reasonable attorney’s fees), whether contingent or otherwise, fixed or absolute, known or unknown, present or future or otherwise, relating directly or indirectly to, arising out of, or resulting from the Transferred Agreement or the Associated Assets.
7.	Correction of Exhibits. As of the date of this Assignment and Assumption Agreement, each of GM and Delphi agrees that it is not aware of any omissions or misstatement contained in Exhibit A or Exhibit B. Each party agrees further that it will use its best efforts to confirm the accuracy and completeness of the information contained in Exhibit A or Exhibit B, and that it will promptly notify the other party in writing if and when it becomes aware of any misstatements or omissions. Unless either party promptly objects, Exhibit A and Exhibit B, as amended by such notices, will be deemed final, complete, and correct as of June 30, 1999.
8.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          IN WITNESS WHEREOF, the Parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers.

GENERAL MOTORS CORPORATION
By:	/s/ E. A. Feldstein
Title:	Vice President and Treasurer

DELPHI AUTOMOTIVE SYSTEMS LLC
By:	/s/ [ILLEGIBLE]
Title:	Vice President and Treasurer

EXHIBIT A
Loan Agreements

		Bond Information
		Bond	Notional on 1/1/99	Delphi	Delphi	Maturity
Counterparty	Agreement Date	Series	($000)	Portion	Notional	Date
Michigan Strategic Fund	April 15, 1988	1988A	26,230	6.20%	1,626	01-Apr-08
Michigan Strategic Fund	July 1,1995	1995	58,800	6.40%	3,763	01-Sep-20
County of Portage, Ohio	December 1,1984	1984	10,000	100.00%	10,000	01-Oct-00
County of Trumbull, Ohio	July 1,1994	1994	2,750	100.00%	2,750	01-Jul-14
Ohio Water Development Authority	June 15, 1978	1978A	27,000	84.50%	22,815	15-June-07

EXHIBIT B
Lease Agreements

		Bond Information
		Bond	Notional on 1/1/99	Delphi	Delphi	Maturity
Counterparty	Agreement Date	Series	($000)	Portion	Notional	Date
City Of Saginaw, Michigan	June 1, 1978	1978	18,520	31.60%	5,852	01-Jun-05
City Of Laurel, Mississippi	May 1, 1977	1977	1,000	100.00%	1,000	01-Jun-07
City Of Brookhaven, Mississippi	May 1, 1977	1977	1,000	100.00%	1,000	01-Jun-07
Industrial Development Board of the City of Tuscaloosa, Alabama	April 1, 1988	1988	30,000	100.00%	30,000	01-Feb-08
Industrial Development Board of the City of Tuscaloosa. Alabama	February 1, 1991	1991	25,000	100.00%	25,000	01-Feb-08
County of Monroe Industrial Development Agency	December 1, 1985	1985	42,803	100.00%	42,803	01-Dec-15

Master Restructuring Agreement
Exhibit 5.01(a)(vii)(i)
Lease Agreement dated as of May 1, 2000 between Delphi Canada Inc. and General Motors of Canada Limited, as amended August 1, 2002

LANDLORD:	GENERAL MOTORS OF CANADA LIMITED,

a Canadian corporation

-and-

TENANT:	DELPHI CANADA INC.

an Ontario corporation

LEASE

-i-

TABLE OF CONTENTS
(continued)

Page
SECTION 24. TENANT’S PROPERTY	26
SECTION 25. HOLDING OVER	26
SECTION 26. COMMON AREAS	26
SECTION 27. INTENTIONALLY DELETED	27
SECTION 28. ENVIRONMENTAL MATTERS	27
SECTION 29. MISCELLANEOUS	28
SECTION 30. DISPUTE RESOLUTION	31
SECTION 31. TERMINATION RIGHTS	32

SCHEDULE “A” — DEMISED PREMISES
SCHEDULE “B” — LEGAL DESCRIPTION
SCHEDULE “C” — PLAN OF COMPLEX
SCHEDULE “D” — PERMITTED ENCUMBRANCES
SCHEDULE “E” — SERVICES RENT
-ii-

LEASE
     THIS LEASE, made as of this 1st day of May, 2000, between General Motors of Canada Limited, a Canadian corporation (hereinafter referred to as “Landlord”), and Delphi Canada Inc., an Ontario corporation (hereinafter referred to as “Tenant” and, together with Landlord, the “Parties”).
WITNESSETH:
     In consideration of Ten and 00/100 Dollars ($10.00), other good and valuable consideration and mutual covenants contained herein, and intending to be legally bound hereby, Landlord and Tenant hereby agree with each other as follows:
Section 1. PREMISES
     (a) Landlord hereby leases and lets to Tenant, and Tenant hereby takes and hires from Landlord, upon and subject to the terms, conditions, covenants and provisions hereof, premises consisting of approximately 193.964 square feet and more particularly detailed in Schedule “A” hereto (the “Demised Premises”), being part of a building (the whole of such building being hereinafter referred to as the “Building”), located on that certain tract, piece or parcel of land, situated in Oshawa, Ontario and known municipally as 700 Park Road South, as more particularly described in Schedule “B” hereto (the “Lands”). The responsibility of the Landlord or Tenant for payment of any costs associated with the physical separation of the Demised Premises from the remainder of the Building, such as the construction of demising walls, shall be as determined pursuant to the Amended and Restated Asset Purchase Agreement between Landlord and Tenant dated as of May 1, 2000 (the “Asset Purchase Agreement”).
     (b) The Demised Premises is situated within a complex of industrial buildings and facilities (hereinafter referred to as the “Complex”) containing a number of buildings and facilities operated by Landlord. The Complex is shown on Schedule “C” hereto and made a part hereof.
     (c) Tenant acknowledges that the lease of the Demised Premises by Landlord to Tenant is being made without any warranty or representation of any nature whatsoever except as expressly set forth in this Lease and without the implied warranties of merchantability or of fitness for a particular purpose. Tenant also acknowledges that the Demised Premises are subject to the Permitted Encumbrances listed in Schedule “D”.
     (d) The Demised Premises are herein leased together with the non-exclusive right during the term of this Lease to have reasonable use of the Common Areas (as defined in Section 26 hereof) consistent with past practice, subject to the terms of this Lease and reasonable rules and regulations promulgated by Landlord from time to time for the efficient operation of the Complex and the right to receive utilities, including, without limitation, those more particularly described in Section 6 hereof, through lines, pipes, and facilities in, under or across the Complex in order to service the Demised Premises. Notwithstanding anything herein contained to the contrary, upon at least 30 days’ prior written notice to Tenant’s plant manager (except in the event of an emergency) Landlord may at any time close temporarily any such Common Areas to make repairs or changes, to prevent the acquisition of public rights in such areas or to discourage public use of any portion of the Complex and may do such other acts in and to the Complex excluding (subject to the remaining terms of this Lease) the Demised Premises as in its judgment may be desirable; provided, that Tenant shall be granted reasonable access to the Demised Premises at all times and Landlord shall use its commercially reasonable best efforts to ensure that there shall be no material interference with the Tenant’s business operations in the Demised Premises and Common Areas.
     (e) Tenant acknowledges that certain steam lines, condensate lines, compressed air lines, water lines, stormwater lines, sanitary water lines, process wastewater lines, gas lines, electrical lines, communication facilities and lines, fire protection lines and other lines and facilities servicing other parts of the Complex run through, under, across and over the Demised Premises (including within the Building) (such lines and facilities are hereinafter referred to as the “Complex Utility Lines”). Landlord reserves the right to have the Complex Utility Lines run through, under, across and over the Demised Premises (including within the Building), to operate the same and as reasonably necessary to replace the same. In addition, Landlord reserves the right to install and construct new. and additional Complex Utility Lines running through, under, across and over the Demised Premises (but not within the Building) to governmental authorities and public and private utilities to service the Complex without Tenant’s consent or joinder, provided that such easements and licenses shall not materially and adversely affect Tenant’s use of the Demised Premises. Landlord shall provide to Tenant’s Plant Engineer (or his designee) thirty (30) days’ prior written notice of the installation of new lines. In exercising its rights pursuant to this Section 1(e), Landlord shall use its commercially reasonable best efforts to ensure that there shall be no material interference with the Tenant’s business operations in the Demised Premises and Common Areas and shall cooperate with Tenant to minimize interference with Tenant’s operations in the Demised Premises and Common Areas.
     (f) Notwithstanding anything herein contained to the contrary, Landlord reserves the right at any time and from time to time (i) to make or permit changes or revisions in and to the Complex (other than the Demised Premises), including additions to, subtractions from, rearrangements of, alterations of, modifications of or supplements to the building areas, parking areas, roads, driveways or other areas; (ii) to construct other buildings or improvements and to make alterations thereof and additions thereto and/or demolish any existing buildings or improvements (except upon the Demised Premises or as otherwise expressly provided herein); and (iii) to make or permit changes or revisions on the Complex, including additions thereto and/or reductions thereof (other than the Demised Premises) and to convey portions of the Complex to others for the purpose of constructing buildings or improvements thereon (other than the Demised Premises); provided, however, that in exercising its rights pursuant to Sections 1(d) and (e) hereof and this Section 1(f), Landlord shall not materially and adversely affect Tenant’s access to the Demised Premises, or parking thereon, or its operations in the Demised Premises or Common Areas or the providing of Landlord’s Services, as hereinafter defined, to the Demised Premises.

Section 2. TERM
     (a) The term of this Lease shall commence on May 1, 2000 (hereinafter referred to as the “Commencement Date”), and continue for a period of two (2) years and eight (8) months until December 31, 2002, unless sooner terminated or extended as herein provided.
     (b) Provided Tenant is not in default after notice and beyond any applicable cure periods, Tenant shall have the right to extend the term of this Lease for three consecutive periods of one year each, upon all of the terms and conditions herein contained. Tenant shall exercise such right, if at all, by written notice to Landlord at least six (6) months prior to the expiration of the term of this Lease as the same may be extended. The exercise of the first such right shall not constitute the exercise of the second such right and upon Tenant’s failure to exercise the first right, the second right to extend shall be terminated and of no further force or effect. As used in this Lease, the phrase “term of this Lease” shall include any extension periods.
Section 3. RENT
     (a) Tenant covenants and agrees to pay Landlord for the Demised Premises, without previous demand therefor, basic rent (hereinafter referred to as the “Basic Rent”) during the original term of this Lease in the amount of Two Hundred and Seventy Nine Thousand One Hundred and Twenty Canadian Dollars (Cdn.$279,120.00) (calculated at U.S.$1.00 per square foot per annum using an exchange rate of Cdn.$1.439 equals U.S.$1.00 with estimated square footage of 193,964 square feet), annually for each year of the term, together with the amounts payable to Landlord by Tenant pursuant to Section 6 hereof (hereinafter referred to as the “Services Rent”), the amounts payable to Landlord by Tenant pursuant to Section 3(b) hereof and the amounts payable to Landlord by Tenant pursuant to Section 3(c) hereof (the amounts payable pursuant to Section 3(c) are hereinafter referred to as a “Common Areas Charge”). Basic Rent shall be paid in equal monthly instalments in arrears without any deduction or set-off on a Prox 15 basis, with the first payment of Basic Rent due on June 15, 2000. The Services Rent and Common Areas Charge shall be paid at the times and in the manner provided for in Sections 6 and 3(c) respectively. Payments under Section 3(b) shall be paid at the times and in the manner provided therein.
     (b) Tenant shall pay to Landlord as additional rent any money and charges required to be paid by Tenant pursuant to the terms of this Lease, whether or not the same may be designated “additional rent”, including, without limitation, Tenant’s proportionate share of Taxes in accordance with Section 5(a) hereof and Tenant’s proportionate share of the costs of insurance required to be maintained by Landlord on the Complex pursuant to Section 15(a) hereof.
     (c) Tenant shall pay Landlord the amount of Twenty Three Thousand Canadian Dollars (Cdn.$23,000) per year in the term as a Common Areas Charge. Tenant shall pay Landlord an amount equal to 1/12th of Common Areas Charge per month on a Prox 15 basis.
     (d) If Tenant shall exercise its right to extend the term of this Lease pursuant to Section 2(b) hereof, the Basic Rent during each extended term shall be the fair market value rent based on terms and conditions arrived at by the parties bargaining at arms length taking into account the original components of original Basic Rent as same may have increased in cost plus other factors applicable to original Basic Rent for the Demised Premises as reasonably determined by the parties; provided that such Basic Rent shall not decrease save and except for any reduction in square footage as a result of Tenant exercising its option to reduce the square footage leased hereunder pursuant to Section 1(g) hereof. Tenant acknowledges that if it exercises its right pursuant to Section 1(g) hereof, an increase in the fair market rent per square foot for the remainder of the Demised Premises so leased may result. As soon as practical after the exercise of the right to extend by Tenant, the parties shall meet and determine such Basic Rent, failing which the matter shall be determined in accordance with Section 30 hereof.
     (e) Save as expressly provided in this Lease, the rent provided for in Sections 3(a), 3(b), 3(c), 3(d) and 6 hereof shall be an absolutely net return to Landlord and shall continue unreduced and unabated throughout the entire term of this Lease.
     (f) Except as expressly provided herein, rental and additional rental shall be paid to Landlord, in lawful money of Canada at Landlord’s address for notices hereunder or to such other person or at such other place as Landlord may from time to time designate in writing. All amounts payable by Tenant to Landlord and/or by, Landlord to Tenant hereunder if not paid within ten (10) days after receipt of notice by the payee that the same is past due, shall bear interest from the due date until paid at the rate equal to two percent (2%) in excess of the then annual rate of interest announced from time to time by The Toronto-Dominion Bank as the reference rate of interest then in effect for loans to customers of varying degrees of credit-worthiness, adjusted from time to time to reflect changes in such rate (“Rate of Interest”), but not in excess of the maximum rate allowed by law. Any payments required to be made by Tenant directly to any third party shall be paid on the due date as indicated in the invoice for payment.
     (g) “Prox 15” in this Lease means for invoices from Landlord to Tenant dated from the 1st to the 31st of the current month, payment by Tenant is due on the fifteenth day of the following month.
Section 4. USE OF THE DEMISED PREMISES
     (a) The Demised Premises shall be used for automotive component manufacturing and related uses provided there shall be no greater risk to the Complex than the current use thereof. In addition, Tenant may utilize all or any portions of the Demised Premises for office, warehousing and laboratory purposes in each case related to automotive component manufacture and uses directly related thereto and for no other use or purpose.
     (b) If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business or other activity carried on in the Demised Premises, Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Landlord on request. Tenant shall, at Tenant’s expense, at all times, comply with the requirements of each such license or permit.
     (c) Tenant shall not do or permit or suffer to be done in or about the Demised Premises, nor bring or keep or permit or suffer to be brought or anything which is prohibited by or will materially conflict with any applicable law, statute, ordinance or governmental rule or regulation, now in force or which may hereafter be enacted or promulgated, or which is prohibited by or will materially conflict with any of the Permitted Encumbrances, or which is prohibited by the Casualty Policy, as hereinafter defined, or cause a cancellation of the Casualty Policy, or materially and adversely affect or interfere with any services required to be furnished by Landlord to Tenant hereunder or to other portions of the Complex, or with the proper and economical rendition of any such service. Tenant shall not do or permit anything to be done in of about the Demised Premises which will in any material way obstruct or interfere with the rights of Landlord or use or allow the Demised Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Demised Premises or commit or permit to be committed any waste in, on or about the Demised Premises or commit or permit to be committed any waste in, on or about the Demised Premises which has a material and adverse affect on the Complex or Landlord.
     (d) Tenant shall not do or permit anything to be done which will in any material way obstruct or interfere with the business or the rights (including occupancy rights) of any other tenant of the Building or Complex, including Landlord.
     (e) Landlord acknowledges that Tenant shall have the right during the term to use, at no additional cost to Tenant, the furniture and related personal property belonging to the Landlord located in the offices at the Demised Premises on an “as is where is basis”.
     (f) Each of the Parties hereby acknowledges that certain of the Landlord’s salaried and hourly employees will be operating the manufacturing business at the Demised Premises pursuant to the terms and conditions of the Oshawa Labour and Management Services Agreement between the Landlord and Tenant dated as of May 1, 2000 (the “Oshawa Labour and Management Services Agreement”) and as such, may be performing obligations of the Tenant under this Lease.
Section 5. TAXES
     (a) Tenant shall pay to Landlord Tenant’s proportionate share of all Taxes on the Complex with respect to each calendar year (or part thereof) during the term, Tenant’s proportionate share of Taxes shall be determined by the Landlord on a fair and equitable basis having regard to the square footage of the Demised Premises relative to the square footage of all buildings in the Complex among which the Taxes are allocated and/or a market-value based assessment, or a combination thereof.
     (b) “Taxes” shall be all taxes and existing and future assessments, general and special, and governmental charges of any kind or nature whatsoever, which may be levied or assessed by any lawful authority or become due and payable against the land, buildings and improvements comprising the Complex during the term of this Lease and including those taxes payable after the term of this Lease but attributable to the term of this Lease, and including, without limitation, all (i) ad valorem real property taxes and assessments (including installments of special assessments required to be paid during the calendar year); (ii) other taxes, other charges and impositions imposed by the Province of Ontario or any subdivision thereof which: (A) are in replacement of or in addition to all or any part of ad valorem taxes as sources of revenue; and (B) are based in whole or in part upon the land and building of which the Complex is a part or any interest therein or the ownership thereof, or the rents, profits or other income therefrom, including, without limitation, excise, license, privilege, sales, use, and occupancy taxes; (iii) taxes or surcharges of any kind or nature upon, against or with respect to the parking areas or the number of parking spaces in the portion of the Complex covered by such tax bills; and (iv) taxes and/or assessments of any kind or nature upon, against or with respect to the rentals and other charges payable by Tenant to Landlord other than GST payable pursuant to Section 5(g).
     (c) Upon receipt of the appropriate tax bills, Landlord shall compute Tenant’s proportionate share of the Taxes covered by such bills (and actually payable by Landlord) and shall deliver to Tenant a statement showing such computation together with a copy of such tax bills and Tenant shall pay to Landlord an amount equal to 1/12th of its proportionate share of each installment of Taxes required to be paid by Landlord to the relevant governmental authority per month on a Prox 15 basis. Landlord shall deliver to Tenant upon Tenant’s written request reasonable supporting documentation sufficient to verify to Tenant the computation of Tenant’s proportionate share.
     (d) For the calendar year in which the term of this Lease commences and terminates or expires, the provisions of this Section 5 shall apply, and Tenant’s liability for its proportionate share of Taxes shall be subject to a pro rata adjustment in accordance with local custom for such prorations.
     (e) Any reasonable costs, expenses and legal fees (including without limitation the cost of tax consultants) incurred by Landlord in connection with the negotiations for reduction in the assessed valuation of land, buildings and improvements comprising the Complex and any protest or contest of real estate tax and/or assessments shall be made solely in the discretion of the Landlord and the cost thereof shall be included within the term “Taxes”. If Landlord obtains any tax refunds or rebates relating to any Taxes of which Tenant paid its proportionate share hereunder, Landlord shall promptly refund to Tenant, Tenant’s proportionate share of any such refund, net of Tenant’s proportionate share of Landlord’s reasonable out-of-pocket expenses in obtaining the same.
     (f) In addition to the payment of Tenant’s proportionate share of the Taxes as herein provided, Tenant shall pay any and all taxes whether or not now customary or within the contemplation of the parties (i) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located on the Demised Premises, and (ii) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Demised Premises or any portion thereof. If Landlord is required to pay any of such taxes, Tenant shall reimburse Landlord therefor on a Prox 15 basis.
     (g) Tenant shall also pay any goods and services tax (“GST”) and any applicable provincial sales tax (“PST”) in respect of this Lease or the rent or other amounts payable by Tenant under this Lease. Tenant shall pay GST and any applicable PST to Landlord at the same time as the amounts to which such taxes apply are payable to Landlord under the terms of this Lease. If Tenant fails to pay such GST or any applicable PST when due, Landlord shall have the right, but not the obligation, to make such payments to the relevant authorities and to collect the GST and any applicable PST together with any penalties and interest costs imposed by such relevant authorities from Tenant upon demand. Notwithstanding any other provision of this Lease, GST and any applicable PST payable by Tenant under this subsection shall be deemed not to be Basic Rent, but in addition to Landlord’s statutory rights and remedies, Landlord shall have all of the same remedies for and rights of recovery of such amounts as it has for recovery of Basic Rent under this Lease including without limitation, the right to collect interest thereon at the Rate of Interest from the date the relevant amount was due to the date of payment.
Section 6. LANDLORD SERVICES
     (a) During the term of this Lease, Landlord shall supply certain services to the Demised Premises and the operations therein (herein referred to as “Landlord’s Services”) and Tenant shall reimburse Landlord for Landlord’s costs thereof (without any mark-up) as rent (herein referred to as the “Services Rent”) in accordance with the terms and provisions of this Section 6 and Schedule E.
     (b) Electricity
          The parties acknowledge that it is not presently practical for Tenant to obtain separate electric service for the Demised Premises. Therefore, Landlord shall supply electricity to the Demised Premises in a manner comparable to which such service was provided to the Demised Premises immediately prior to the Commencement Date, such service shall be separately metered to the Demised Premises and Tenant shall pay for such service on a Prox 15 basis. The responsibility of the Landlord or Tenant for payment of installation of such metering shall be as determined in the Asset Purchase Agreement. The payment by Tenant to Landlord of the supply of electricity pursuant to this Section 6(b) is herein referred to as one of the components comprising the “Services Rent”. Landlord and Tenant acknowledge that in the event that it should become practical for Tenant to obtain separate electric service for the Demised Premises, the Tenant may obtain such service at the Tenant’s sole cost, provided that Landlord’s rates for such service are not increased, and thereafter the Tenant shall pay directly to the service provider all charges for such electricity on due date therefor and shall release Landlord from its obligations to supply electric service to the Demised Premises.
     (c) Steam
          (i) Steam service is currently provided to the Demised Premises by Landlord through a closed loop system (which returns condensate water to the powerhouse). Such steam is currently produced at a powerhouse in the Complex and transported to the Demised Premises through the existing integrated steam (and condensate) lines that cannot economically be separated readily so as to be capable of providing separate service to the Demised Premises. It is further understood that steam service is not readily available from any other provider.
          (ii) Landlord shall provide steam to the Demised Premises comparable to that being supplied thereto immediately preceding the Commencement Date, subject to adjustment for traditional cyclical and seasonal volume. Tenant shall return all condensate water (subject to normal loss) resulting from the supply and use of steam to the Demised Premises to the powerhouse through the condensate lines. Such condensate water shall be in materially the same condition as ordinarily results from its passage through the system and consistent with past practices and Tenant shall be responsible for any damage resulting from condensate water being returned from the Demised Premises to the powerhouse other than in such condition, unless such condition has been caused by actions on the Complex other than upon the Demised Premises or caused by actions of Landlord or performance by employees of Landlord pursuant to Section 4(f) hereof (whether on or off of the Demised Premises). If Landlord reasonably determines that the condensate water being returned from the Demised Premises is injurious to the system due to conditions upon the Demised Premises, unless such condition has been caused by actions of Landlord or performance by employees of Landlord pursuant to Section 4(f) hereof (whether on or off of the Demised Premises), Landlord shall have the right to require Tenant to dispose of the condensate water other than by returning the same to the powerhouse and in accordance with all applicable laws, at Tenant’s sole cost and expense.
          (iii) Such steam services shall be metered to the Demised Premises and Tenant shall pay for such steam so consumed by it at a rate equal to Landlord’s cost of producing the same. Tenant shall pay for such steam service on a Prox 15 basis. The responsibility of the Landlord or Tenant for payment of installation of such metering shall be as determined in the Asset Purchase Agreement. The payment to Landlord for steam service pursuant to this Section 6(c)(iii) is herein referred to as one of the components comprising the “Services Rent.”
     (d) Natural Gas
          (i) Landlord shall supply gas service to the Demised Premises in accordance with the provisions of this Section 6(d), through the existing integrated lines and equipment that cannot economically be separated readily so as to be capable of providing separate service to the Demised Premises.
          (ii) Landlord shall supply gas to the Demised Premises in a manner comparable to which such service was provided to the Demised Premises immediately prior to the Commencement Date, subject to adjustment for traditional cyclical and seasonal volume.
          (iii) Such service shall be separately metered to the Demised Premises and Tenant shall pay for such service on a Prox 15 basis. The responsibility of the Landlord or Tenant for payment of installation of such metering shall be as determined in the Asset Purchase Agreement. The charge for such natural gas service shall be at the same rate paid by Landlord. The payment by Tenant to Landlord pursuant to this Section 6(d)(iii) is herein referred to as one of the components of the “Services Rent”.
          (iv) In the event that gas is supplied to the Demised Premises through a buy/sell or a bundled service arrangement, Landlord shall not be liable for any claims, damages or losses which Tenant may suffer as a result of any reduction, interruption or shutdown of service provided under such arrangement. If Landlord receives from the supplier notice of any such reduction, interruption or shutdown of service, Landlord shall provide notice of same to Tenant. Tenant agrees to enter into any agency agreement reasonably required by such natural gas supplier to ensure Landlord has the right to supply gas to Tenant.

     (e) Compressed Air
          (i) Landlord shall supply compressed air to Tenant in accordance with the provisions of this Section 6(e) hereof, through the existing integrated lines and equipment that cannot economically be separated readily so as to be capable of providing separate service to the Demised Premises. It is further understood that compressed air service is not readily available from any other provider.
          (ii) During the term of this Lease, Landlord shall supply compressed air to the Demised Premises in a manner comparable to which such service was provided to the Demised Premises immediately prior to the Commencement Date, subject to adjustment for traditional cyclical and seasonal volume.
          (iii) The payment by Tenant to Landlord pursuant to this Section 6(e)(iii) is herein referred to as one of the components of the “Services Rent”. Such service shall be separately metered to the Demised Premises and Tenant shall pay for such service on a Prox 15 basis.
     (f) Telephone, Communication and Technical Infrastructure — Autoplex
          (i) Landlord shall supply telephone, communication and technical infrastructure service for the Complex to Tenant in accordance with the provisions of this Section 6(f), through the existing integrated infrastructure that cannot economically be separated readily so as to be capable of providing separate service to the Demised Premises. It is further understood that such service is not readily available from any other provider.
          (ii) During the term of this Lease, subject to obtaining any necessary consents, Landlord shall supply telephone, communication and technical infrastructure service to the Demised Premises in a manner comparable to which such service was provided to the Demised Premises immediately prior to the Commencement Date.
          (iii) Tenant shall pay Landlord the amount of $1,500 per month for the provision of such telephone, communication and technical service, which cost shall be fixed for the term of this Lease. Payment for such service will be made to Landlord on a Prox 15 basis. In addition, Tenant shall pay directly to the applicable vendor the cost of telephone services as billed by the applicable vendor to Tenant. The payment by Tenant to Landlord pursuant to this Section 6(f)(iii) is herein referred to as one of the components of the “Services Rent”.
     (g) Water Service
          (i) Landlord shall supply water service to Tenant in accordance with the provisions of this Section 6(g) hereof, through the existing integrated lines and equipment that cannot economically be separated readily so as to be capable of providing separate service to the Demised Premises. It is further understood that water service is not readily available from any other provider.
          (ii) During the term of this Lease, Landlord shall supply water service to the Demised Premises in a manner comparable to which such service was provided to the Demised

Premises immediately prior to the Commencement Date, subject to adjustment for traditional cyclical and seasonal volume.
          (iii) Such service shall be separately metered to the Demised Premises and Tenant shall pay for such service on a Prox 15 basis. The responsibility of the Landlord or Tenant for payment of installation of such metering shall be as determined in the Asset Purchase Agreement. The charge for water service shall be at the same rate paid by Landlord. The payment by Tenant to Landlord pursuant to this Section 6{g)(iii) is herein referred to as one of the components of “Services Rent”.
     (h) Fire Protection Systems
          During the entire term of this Lease, Landlord shall provide high pressure fire protection water and fire watch and monitoring systems which include alarm and security systems which are maintained through a computer system operated and controlled by Landlord in a manner comparable to which such services were provided to the Demised Premises immediately prior to the Commencement Date and through the existing integrated lines and equipment that cannot economically be separated readily so as to be capable of providing separate service to the Demised Premises. It is further understood that fire protection water and fire water and monitoring services are not readily available from any other provider. The cost of this service is included in Basic Rent.
     (i) Janitorial Service
          The Landlord shall provide janitorial services to the Demised Premises in a manner comparable to which such service was provided to the Demised Premises immediately prior to the Commencement Date. Tenant shall pay Landlord for janitorial services based on the wages and benefits of a mutually agreeable number of services personnel. The payment by Tenant to Landlord for such services shall be on a Prox 15 basis and the payment pursuant to this Section 6(i) is herein referred to as one of the components of the “Services Rent”. The Parties will determine annually on a calendar year basis whether a lesser number of employees would be sufficient, subject to the provisions of the “Collective Agreement” as defined in the Oshawa Labour and Management Services Agreement.
     (j) Wastewater Treatment Service
          (i) Landlord shall supply wastewater treatment service to Tenant in accordance with the provisions of this Section 6(j), through the existing integrated lines and equipment that cannot economically be separated readily so as to be capable of providing separate service to the Demised Premises. It is further understood that wastewater treatment service is not readily available from any other provider.
          (ii) During the term of this Lease, Landlord shall supply wastewater treatment service to the Demised Premises in a manner comparable to which such service was provided to the Demised Premises immediately prior to the Commencement Date, subject to adjustment for recognized cyclical or seasonal volume.

          (iii) The charge for wastewater treatment service shall be based on an assessment arrived at in a manner fully consistent with the assessment conducted prior to the Commencement Date, which is based on total water delivery to the Demised Premises in the relevant period, and an estimate of the Demised Premises’ requirement for wastewater treatment together with any supplementary charges imposed as a result of the delivery of overstrength waters from the Demised Premises. Supplementary charges shall be imposed in a manner fully consistent with the manner in which they have been imposed prior to the Commencement Date. The charges for wastewater treatment service have been included as part of the environmental management services charge, which shall be paid in accordance with the provisions of the Administrative Services Agreement between the Landlord and Tenant dated as of April 30, 2000 (the “ASA”).
          (iv) Tenant will take no steps which compromise the compliance status of the wastewater treatment plant or its ability to perform the services for which it was designed. Tenant will give notice to Landlord of all proposed changes to product, product components, or manufacturing processes which are likely to have environmental implications, or implications for the viability or compliance status of the wastewater treatment plant prior to implementation (which changes shall be subject to Landlord’s prior written approval, acting reasonably), and sufficiently in advance of implementation to permit the impact of the proposed changes to be fully assessed and accounted for. Landlord hereby approves the compliance status of products and manufacturing processes currently in use at the Demised Premises.
     (k) Security Services
          The Landlord shall provide security services for the Building to the same standard as immediately prior to the Commencement Date subject to Tenant receiving the necessary approvals and executing any acknowledgements reasonably required by the security provider to the extent required by agreements between the security provider and Landlord. Tenant shall pay to Landlord its proportionate share of such security services having regard to the square footage of the Demised Premises relative to the square footage of all buildings in the Complex to which Landlord provides such services. Tenant shall pay Landlord for such services in accordance with the provisions of the ASA.
     (l) General
          With respect to all Landlord’s Services:
          (i) All Landlord’s Services are provided on a commercially reasonable best efforts basis.
          (ii) Although Landlord will use commercially reasonable best efforts to provide Landlord’s Services as required pursuant to the terms of this Section 6, Landlord makes no guarantees, warranties, representations or commitments with respect to the quantity under/or quality of the service to be provided, except as expressly provided herein. Landlord shall provide Landlord’s Services to Tenant hereunder on substantially the same basis as to quality and quantity as such services are supplied to the other portions of the Complex but not of less quantity or quality than that supplied to the Demised Premises on the Commencement Date unless the quantity or quality supplied to the remainder of the Complex decreases to the same extent.
          (iii) All Landlord’s Services shall be provided subject to the provisions of Section 29(d) hereof.
          (iv) Upon Tenant’s written request, Landlord shall provide to Tenant reasonable supporting documentation relating to Landlord’s computation of the Services Rent. Tenant acknowledges that should Landlord’s costs of providing Landlord’s Services increase, the cost to Tenant for Landlord’s Services shall increase accordingly. During the term of the Lease and during the one year period thereafter, Landlord agrees to maintain back-up documentation, bills and invoices sufficient to verify to Tenant the Services Rent and will provide copies to Tenant once annually upon request within 90 days following calendar year end.
          (v) Tenant acknowledges and agrees that the providing of Landlord’s Services by Landlord to Tenant does not constitute Landlord being a “public utility” or “regulated entity” and that Tenant is estopped during the term of this Lease or thereafter from asserting that Landlord is or was a “public utility” or “regulated entity” by virtue of Landlord providing any such Landlord’s Services to Tenant.
          (vi) None of Landlord’s Services shall be supplied by Tenant to or shared by Tenant with any third party and Tenant’s right to receive the same is not assignable; provided, however, that other parties permitted to utilize or otherwise conduct business in the Demised Premises hereunder may utilize such services, together with Tenant.
          (vii) Notwithstanding anything to the contrary contained in this Section 6, Tenant shall pay to Landlord, if paid by Landlord, or be responsible for timely payment of any direct or indirectly allocable properly documented sales, use, services or other taxes imposed by any governmental authority which may be assessed or levied against Landlord or Tenant relating to supply of Landlord’s Services, as the circumstances may require. Such taxes shall not, however, include any income, excess profits or franchise taxes nor any environmental assessment attributable to the Demised Premises.
          (viii) Landlord shall have the right upon reasonable prior written notice to Tenant to terminate any Landlord’s Services being provided by Landlord to Tenant pursuant to this Section 6 if (A) it is determined by any court or regulatory agency that Landlord is not permitted to provide any such Landlord’s Services, or (B) any action, investigation or inquiry by any person, entity or regulatory agency is made or initiated which alleges that Landlord is not permitted to provide any such Landlord’s Services and such allegation is reasonably likely to be proven true. If Landlord cannot provide any such Landlord’s Services and Tenant, after employing commercially reasonable best efforts is unable to obtain such services from another provider. Landlord and Tenant agree to negotiate in good faith to determine an appropriate solution with a view to minimizing the financial impact on both parties. Such negotiation may include a discussion of the termination of this Lease and may include a discussion of the payment by Landlord to Tenant of a reasonable relocation allowance.

          (ix) It is understood and agreed that occasional shutdowns of service described herein may be required for regularly scheduled or emergency non-routine maintenance services or during periods of non-supply to Landlord from its supplier of the services described herein. Except for emergencies or periods of non-supply to Landlord from its suppliers, the time and duration of such shutdowns for regularly scheduled maintenance will be scheduled by mutual agreement, but if the parties are unable to agree, the reasonable determination of Landlord shall be binding upon the parties; provided, that in connection therewith, Landlord will not discriminate against Tenant and will make commercially reasonable best efforts not to unreasonably interfere with Tenant’s operations in the Demised Premises.
          (x) Notwithstanding anything herein contained to the contrary, but subject to the provisions of Section 6(l)(ii) hereof, Landlord shall not be liable for any damage whatsoever caused by any interruption to or for the quantity or quality of any of the services to be provided by Landlord to Tenant pursuant to this Section 6 for reasons other than those attributable solely to Landlord’s gross negligence or wilful misconduct hereunder nor shall Landlord be liable for any damage on the Demised Premises due to any defect, insufficiency, deterioration or corrosion of any Complex Utility Lines or other facilities for reasons other than those attributable solely to Landlord’s gross negligence or wilful misconduct hereunder provided, however, that under no circumstances shall Landlord ever be liable for any liability described in Section 29(n) hereof. Tenant’s sole and exclusive remedy for the failure of Landlord to supply any services to be provided under this Lease for reasons other than those attributable solely to Landlord’s gross negligence or wilful misconduct hereunder shall be the right set forth in Section 22 and the right to withhold payment of Services Rent for such Landlord’s Services not so supplied and to seek specific performance and other injunctive relief provided, however, that under no circumstances shall Landlord ever be liable for any liability described in Section 29(n) hereof.
          (xi) If it becomes commercially practicable for Tenant to obtain any Landlord’s Services directly, then upon reasonable prior written notice to and consent of Landlord (which consent may be arbitrarily withheld if termination will result in any cost or penalty to Landlord or breach of contract by Landlord) Tenant may terminate Landlord’s obligation to provide the Landlord’s Services in question and Landlord shall (to the extent reasonably practicable) permit Tenant to utilize any facilities previously used for the provision of such service to the Demised Premises at Tenant’s expense.
          (xii) Tenant shall cooperate with Landlord to obtain any necessary consents and provide such further documents or instruments as may be reasonably necessary or desirable to carry out the provisions under this Lease.
Section 7. LANDLORD’S MAINTENANCE OBLIGATIONS
     (a) Landlord shall, at Landlord’s sole cost and expense, repair and maintain and operate and replace (provided replacement shall be required only if repair is not a commercially practicable alternative in light of factors such as the length of term and the risk to Tenant’s business operations should repair be inadequate and provided that Landlord has the right to factor the short term nature of the Lease and the economics of replacement into its decision about what is an appropriate replacement) the Complex Utility Lines and pipes in such a manner so that Landlord may supply Landlord’s Services to Tenant.

     (b) Landlord shall at Landlord’s sole cost and expense repair and maintain and replace (provided replacement shall be required only if repair is not a commercially practicable alternative in light of factors such as the length of term and the potential detrimental effect of repair on Tenant’s business operations should repair be inadequate and provided that Landlord has the right to factor the short term nature of the Lease and the economics of replacement into its decision about what is an appropriate replacement) both the Common Areas, as hereinafter defined, upon the Complex and the Demised Premises in such condition as is consistent with past practices and procedures of Landlord and considering the age and condition of such Common Areas and Demised Premises subject in each case to reasonable wear and tear, any gross negligence or wilful misconduct on the part of Tenant or those for whom the Tenant is at law responsible (which shall be the responsibility of the Tenant), and (subject to Section 17 hereof) any damage caused by fire, the elements or other casualty.
     (c) Landlord shall at its cost repair and maintain and replace (provided replacement shall be required only if repair is not a commercially practicable alternative in light of factors such as the length of term and the risk to Tenant’s business operations should repair be inadequate and provided that Landlord has the right to factor the short term nature of the Lease and the economics of replacement into its decision about what is an appropriate replacement) the Building structure, roof and utility systems owned by Landlord (which do not exclusively serve the Demised Premises), and other improvements of a capital nature to the extent required to serve the Demised Premises so as to maintain same in such condition as is consistent with past practices and procedures of Landlord and considering the age and condition of the Building, subject to reasonable wear and tear, any gross negligence act or wilful misconduct of Tenant or those for whom it is in law responsible (which shall be Tenant’s responsibility) and (subject to Section 17 hereof) any damage caused by fire, the elements or other casualty.
Section 8. ALTERATIONS, ADDITIONS, MAINTENANCE AND REPAIRS
     (a) Tenant shall have the right, at its own cost and expense, to make any interior, non-structural alterations to the Demised Premises at any time and from time to time, as Tenant shall from time to time determine, provided that (i) the same shall be in compliance with all then applicable building codes, laws and ordinances; (ii) the construction and/or existence of such improvement shall not adversely affect Landlord’s operations upon the Complex and/or any of the Complex Utility Lines (which Tenant may relocate at its cost and expense, in a manner which does not disrupt service and subject to Landlord’s prior written approval); (iii) the construction and/or existence of any such improvement shall not increase the cost of Landlord supplying Landlord’s Services to Tenant pursuant to Section 6 hereof, unless Tenant agrees to pay all such increased costs in full, and in no event shall the construction and/or existence of any such improvement increase the cost of Landlord supplying such services to the remainder of the Complex; and (iv) where the Alteration Cost (as hereinafter defined) exceeds $100,000.00, Tenant must provide Landlord with plans and specifications for such alterations, which plans and specifications shall be subject to the approval of Landlord, such approval not to be unreasonably withheld or delayed ( “Alteration Cost” shall mean the cost of the total design, construction and related services required to complete the alteration in its entirety and shall include all phases or components of an alteration whether completed in stages or at different times.) In no event shall Landlord have any obligation to perform any work or expend any amounts in connection with any such construction by Tenant, Tenant shall not make any exterior or structural alterations to the Building without Landlord’s prior written consent.
     (b) Upon the expiration or earlier termination of the term of this Lease, Tenant shall surrender the Demised Premises together with alterations, additions and improvements made by Tenant in accordance with the terms of this Lease, in good order and condition, ordinary wear and tear and loss or damage by fire, the elements or other casualty (subject to the provisions of Section 17 hereof), and with all of Tenant’s machinery, equipment, trade fixtures and personal property removed from the Demised Premises. Tenant shall leave the Demised Premises in a clean and safe condition plating over or barricading all pits, trenches or other openings in the floor and removing all conduits, pipes and ducts other than the Complex Utility Lines to a height of fifteen (15) feet above floor level. Tenant shall also remove and dispose of all waste arising from Tenant’s process operations at the Demised Premises and pump and dispose of all oil, waste water and other liquids from trenches, pipe and lines and conduits on the Demised Premises, all in accordance with applicable law and with Section 28 hereof.
     (c) Except as set forth in Section 7 and except where such obligation may be performed by employees of the Landlord pursuant to
Section 4(f), Tenant shall, at all times and during the term of this Lease, at its sole cost and expense, keep and maintain or cause to be kept and maintained in good repair, order and condition consistent with the past practices and procedures of Landlord and considering the age and condition of the Demised Premises upon the Commencement Date, the remainder of the Demised Premises.
Section 9. REQUIREMENTS OF PUBLIC AUTHORITY
     (a) Subject to the provisions of Section 9(e) hereof, during the term of this Lease, Tenant shall, at its own cost and expense, promptly observe and comply with all present and future laws, ordinances, requirements, orders, directives, rules and regulations of the Federal, Provincial, Municipal and City Governments and of all the governmental authorities affecting the Demised Premises or appurtenances thereto or any part thereof whether the same are in force at the commencement of the term of this Lease or may in the future be passed, enacted or directed, and Tenant shall pay all costs, expenses, liabilities, losses, damages, fines, penalties, claims and demands, including reasonable counsel, consultant and expert fees, that may in any manner arise out of or be imposed because of the failure of Tenant to comply with the covenants of this Section 9. Notwithstanding the foregoing, Tenant shall not be required to so comply to the extent such laws, ordinances, etc. require changes to improvements or facilities which Landlord is obligated to maintain under Section 7, or require changes to facilities used for the provision of Landlord’s Services; instead, Landlord shall be required to so comply with such laws, ordinances, etc. provided, however, Tenant shall comply with laws, ordinances etc. requiring changes to mechanical and electrical facilities exclusively serving the Demised Premises if such changes are required due to Tenant’s particular manner of use of the Demised Premises (as opposed to general manufacturing use).
     (b) Subject to the provisions of Section 9(e) hereof, during the term of this Lease, Landlord shall, at its own cost and expense, promptly observe and comply with all present and future laws, ordinances, requirements, orders, directives, rules and regulations of the Federal, Provincial, Municipal and City Governments and of all the governmental authorities affecting the Complex (excluding the Demised Premises) whether the same are in force at the commencement of the term of this Lease or may in the future be passed, enacted or directed, and Landlord shall pay all costs, expenses, liabilities, losses, damages, fines, penalties, claims and demands, including reasonable counsel, consultant and expert fees, that may in any manner arise out of or be imposed because of the failure of Landlord to comply with the covenants of this Section 9, but only to the extent that Landlord’s failure to comply will have a material adverse effect on Tenant’s use of the Demised Premises and Common Areas.
     (c) Subject to the provisions of Section 9(e) hereof, Tenant shall have the right to contest by appropriate legal proceedings diligently conducted in good faith, in the name of Tenant, without cost or expense to Landlord, the validity of application of any law, ordinance, rule, regulation or requirement of the nature referred to in Section 9(a) hereof and, if by the terms of any such laws, ordinance, order, rule, regulation or requirement, compliance therewith may legally be delayed pending the prosecution of any such proceeding.
     (d) Subject to the provisions of Section 9(e) hereof, Landlord agrees to within a reasonable period of time execute and deliver any appropriate papers or other instruments which may be necessary or proper to permit Tenant so to contest the validity or application of any such law, ordinance, order, rule, regulation or requirement and to fully cooperate with Tenant in such contest.
     (e) Notwithstanding the foregoing provisions of this Section 9, the provisions of this Section 9 shall not be applicable with respect to: (i) environmental matters to the extent that the Landlord is responsible for such matters pursuant to Section 28 hereof and (ii) unless Tenant is preventing same, the services performed by Landlord or its affiliates under the Oshawa Labour and Management Services Agreement or the ASA which shall be governed by the provisions set out therein; or (iii) any breach of this Section 9 resulting from performance by employees of the Landlord pursuant to Section 4(f) hereof.
Section 10. COVENANT AGAINST LIENS
     (a) If because of any act or omission of Tenant, any construction lien or other lien, charge or order for the payment of money shall be filed against Landlord or any portion of the Demised Premises, Tenant shall, at its sole cost and expense, cause the same to be discharged of record or bonded within thirty (30) days after written notice from Landlord to Tenant of the filing thereof; and Tenant shall indemnify and save harmless Landlord against and from all costs, liabilities, suits, penalties, claims and demands, including reasonable counsel fees, resulting therefrom, except to the extent any failure to do so results from Landlord’s failure to perform under the Oshawa Labour and Management Services Agreement or the ASA, unless Tenant is preventing such performance.
     (b) Notwithstanding the foregoing, the provisions of this Section 10(a) shall not be applicable to any liens arising with respect to environmental matters to the extent that the Landlord is responsible for such matters pursuant to Section 28 hereof. These matters shall be governed by the provisions of Section 28 hereof.

     (c) Provided Tenant is not in default under this Lease, at the request of Tenant Landlord shall execute and deliver in favour of an arms length lender providing financing to Tenant upon the security of Tenant’s machinery, equipment, inventory, trade fixtures and other personal property, postponements of any statutory and/or common law rights of distraint granted to Landlord against such of Tenant’s machinery, equipment, inventory, trade fixtures and other personal property located in or about the Demised Premises, in a form approved by Landlord which approval shall not be unreasonably withheld or delayed
Section 11. RIGHT OF ENTRY
          Landlord or Landlord’s agent shall have the right to enter the Demised Premises at all reasonable times or examine the same upon twenty-four (24) hours’ written notice (except in an emergency), and to cure Tenant’s failure to repair and maintain the Demised Premises in accordance with Section 8 hereof after reasonable written notice and an opportunity to cure (except in emergencies), and, Landlord shall be allowed to take all material into and upon the Demised Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall in no way abate while said repairs and alterations are being made, by reason of loss or interruption of business of Tenant, or otherwise. Tenant shall have the right to have its employees accompany Landlord or its agents when in the Demised Premises (unless impractical in an emergency situation).
Section 12. ASSIGNMENT AND SUBLETTING
     (a) Tenant agrees not to assign, mortgage, encumber or in any manner transfer, in whole or in part, this Lease or any estate or interest therein, and not to sublet the Demised Premises or any part or parts thereof without Landlord’s consent, which Landlord may grant or withhold in its sole and absolute discretion. Any transfer, assignment or subletting in violation of this Section 12(a) shall be void. Consent by Landlord to one or more assignments of this Lease or to one or more subletting of the Demised Premises shall not operate to exhaust Landlord’s rights under this Section 12.
     (b) Tenant acknowledges the special relationship between Landlord and Tenant which exists under the Lease and numerous other agreements between the Parties and further acknowledges that but for these relationships Landlord would not have entered into this Lease. Therefore, Tenant agrees to the provisions of this Section 12 as being fair and reasonable and binding upon Tenant.
Section 13. SIGNS
          Subject to Landlord’s prior written approval thereof not to be unreasonably withheld or delayed and subject to compliance with all requirements of any governmental authorities, Tenant shall have the right to install, maintain and replace signage in, on or over the Demised Premises and shall be granted street, building and directional signage consistent with the types of signage used by Landlord for Landlord’s operations with sizes, types and locations to be mutually agreed upon in good faith (but no other signs or advertising matter other than usual traffic control and directional, safety, environmental and similar signs), and Tenant shall comply with any applicable requirements of any governmental authorities having jurisdiction and shall obtain any necessary permits for such purposes. Such signs shall be similar in size and design with the other comparable signs on the Complex. Subject to the foregoing, Tenant shall be granted the right to install, maintain and replace signage in the Complex to the extent signage shall be of the types, and shall be in the locations, as the signage utilized for the operations in the Demised Premises prior to the Commencement Date. Failing agreement by Landlord and Tenant regarding the size, type and location of such signs, the reasonable determination of Landlord shall be binding.
Section 14. COVENANT TO HOLD HARMLESS
     (a) Tenant covenants to indemnify Landlord, and save it harmless, from and against any and all claims, actions, damages, liability and expense, including legal fees, in connection with loss of life, personal injury and/or damage to property (i) arising from or out of any occurrence in, upon or at the Demised Premises; or (ii) arising from or out of the occupancy or use by Tenant, Tenant’s agents, contractors, employees, servants, customers, licensees or invitees, of the Demised Premises or Common Areas or any part thereof; or (iii) occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, customers, licensees or invitees. Landlord shall not be responsible or liable for any damage or injury to any property, fixtures, buildings or other improvement, or to any person or persons, at any time on the Demised Premises, including any damage or injury to Tenant or to any of Tenant’s agents, contractors, employees, servants, customers, licensees or invitees. The foregoing indemnity and hold harmless obligations of Tenant and exculpation of Landlord shall not apply to any occurrence to the extent resulting from (i) the gross negligence or wilful misconduct of Landlord, its agents, contractors, employees, servants, customers, licensees or invitees or (ii) acts or omissions of Landlord, Landlord’s agents, contractors, employees, servants, licensees or invitees in connection with services provided under Sections 4(f) or 28 hereof, the Oshawa Labour and Management Services Agreement or the ASA; and Landlord will indemnify and hold harmless Tenant to such extent. Provided however that Tenant acknowledges that it shall nevertheless be liable for the acts and/or omissions of third party contractors and for the gross negligence and/or willful misconduct of Tenant and its affiliates. Notwithstanding the foregoing, under no circumstances shall Tenant ever be liable for any consequential damages or economic loss.
     (b) Save as set out in Section 14(a) as to Tenant’s obligation to indemnify, Landlord covenants to indemnify Tenant, and save it harmless, from and against any and all claims, actions, damages, liability and expense, including legal fees, in connection with loss of life, personal injury and/or damage to property which are attributable solely to the gross negligence or wilful misconduct of Landlord: (i) arising from or out of any occurrence in, upon or at the Common Areas or the occupancy or use by Landlord, Landlord’s agents, contractors, employees, servants, customers, licensees or invitees, of the Common Areas or any part thereof, or (ii) occasioned wholly or in part by any act or omission of Landlord, its agents, contractors, employees, servants, customers, licensees or invitees. Notwithstanding the foregoing, under no circumstances shall Landlord ever be liable for any consequential damages or economic loss.

Section 15. INSURANCE
     (a) Landlord shall, during the Term, self-insure or maintain insurance on the Complex, including the Building and the Common Areas, in accordance with Landlord’s usual procedure (the “Casualty Policy”) and Tenant shall pay to Landlord Tenant’s proportionate share of all costs of such insurance with respect to each calendar year (or part thereof) during the term but only for such costs that relate to the Building (e.g., no additional charge for Common Areas). Tenant’s proportionate share of the costs of such insurance shall be determined by the Landlord on a fair and equitable basis having regard to the square footage of the Demised Premises relative to the square footage of the Complex and the allocation to the Tenant of the Landlord’s costs of self-insurance shall be done in a manner which is consistent with that done by the Landlord prior to the Commencement Date. Landlord shall compute Tenant’s proportionate share of the costs of such insurance and shall deliver to Tenant upon Tenant’s written request reasonable supporting documentation sufficient to verify to Tenant the computation of Tenant’s proportionate share.
     (b) During the term of this Lease, Tenant shall obtain and maintain pursuant to the terms of this Lease, at its sole cost and expense, insurance against fire, vandalism, windstorm, explosion, smoke damage, malicious mischief, and such other perils as are from time to time included in all risks policy, insuring Tenant’s merchandise, trade fixtures, furnishings, equipment and all other items of personal property of Tenant located on or within the Demised Premises, in an amount equal to not less than one hundred percent (100%) of the actual replacement cost thereof and to furnish Landlord with a certificate evidencing such coverage. Tenant shall not carry any stock of goods or do anything in or about the Demised Premises, which will in any way invalidate any of Landlord’s insurance policies on the Complex. If Tenant’s manner of use with respect to the Demised Premises increases Landlord’s insurance rates, Tenant will pay for such increases in Landlord’s insurance rates. If Tenant installs any electrical equipment that overloads the lines in the Demised Premises, Tenant shall at its own expense make whatever changes are necessary to comply with the requirements of the insurance underwriters and governmental authorities having jurisdiction. All property kept, stored or maintained within the Demised Premises by Tenant shall be at Tenant’s sole risk.
     (c) During the term of this Lease, Tenant shall obtain and maintain pursuant to the terms of this Lease, at its sole cost and expense, the following types of insurance, with the minimum limits as set forth below:
          (i) Commercial General Liability, including products completed operations and contractual liability, at a limit of not less than Five Million Dollars ($5,000,000) per occurrence for personal injury and property damage combined.
          (ii) Comprehensive Automobile Liability covering all owned, hired, and nonowned vehicles at a limit of not less than Five Million Dollars ($5,000,000) per occurrence for personal injury and property damage combined, including all statutory coverages.
     (d) The insurance provided for in Sections 15(a), (b) and (c) hereof may be subject to reasonable deductibles and the insurance provided for in Section 15(b) may, subject to Landlord’s prior written approval, which may be given in Landlord’s sole discretion, be made by way of self-insurance, considering the financial condition, size and type of business conducted by Tenant in the Demised Premises, provided, that no such deductible shall exceed One Million United States Dollars (U.S.$1,000,000) per occurrence. Notwithstanding the foregoing, the Landlord will grant approval for self-insurance and will grant approval for reasonable increases in the deductible, in each case, so long as the Tenant is a wholly-owned subsidiary of Delphi Automotive Systems Corporation (the “Parent”) and Parent has entered into an agreement with the Landlord acknowledging the responsibility of Parent to pay claims under such self-insurance and to cover such increase in deductible, in form and substance acceptable to the Landlord, acting reasonably.
     (e) From time to time during the term of this Lease, at Landlord’s request, Tenant shall (A) procure, pay for and keep in full force and effect such other insurance as Landlord shall reasonably require, and (B) increase the limits of such insurance as Landlord shall reasonably require; provided, however such other insurance and increased limits shall be those then being maintained by prudent operators of comparable facilities and considering the financial condition of the Tenant, size and type of business conducted on the Demised Premises by Tenant and in no event shall Tenant be required to carry casualty insurance in excess of the full replacement cost of the Demised Premises, and, unless required by applicable law, Landlord shall not have the right to require Tenant to obtain Pollution Legal Liability Insurance.
     (f) Tenant shall provide Landlord with a certificate of insurance evidencing Landlord and its parent as an additional insured for all above mentioned coverages except Workers Compensation and Employers Liability for all activities connected with this Lease and/or the Demised Premises and stating that the above listed insurance is primary to any coverage that may be available to Landlord. Each such policy shall provide that the insurer shall provide at least thirty (30) days prior written notice to Landlord of cancellation, modification, or material change to any policy. Such certificate shall be in a form acceptable to, and underwritten by insurance company(ies) with a Best rating of at least A:VII, if possible and in no event lower than a “B” rating. The purchase of appropriate insurance coverage by Tenant or the furnishing of certificates of insurance shall not release Tenant from its obligations or liabilities under this Lease.
Section 16. WAIVER OF SUBROGATION
          Landlord shall cause each insurance policy carried by Landlord, if any, insuring the Demised Premises and Complex against loss by fire and causes covered by all risks hazard insurance coverage or insuring Landlord’s personal property and Tenant shall cause each insurance policy carried by Tenant and insuring the Demised Premises and its merchandise, trade fixtures, furnishings, equipment and all other items of personal property, against loss by fire and causes covered by such all risks coverage, to be written in a manner so as to provide that the insurance company waives all right of recovery by way of subrogation against the Landlord or Tenant as the case may be in connection with any loss or damage covered by any such policies. Subject to obtaining consent, if any, required from the insurer, each party (the “Releasing Party”) hereby releases the other from any loss or damage caused by fire or any of the risks insurable under all risks casualty insurance. If the release of either Landlord or Tenant, as set forth in the second sentence of this Section 16, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be deemed secondary to the latter’s insurance.
Section 17. DAMAGE AND DESTRUCTION
     (a) In the event the improvements upon the Demised Premises and/or the Building are damaged or destroyed by a fire or other casualty, subject to the provisions of Section 17(c) hereof, Landlord shall repair, restore and rebuild such improvements in an expeditious manner to the prior condition and such repair, restoration and rebuilding shall be subject to the provisions of Section 8 hereof. Notwithstanding anything herein contained to the contrary, Landlord shall not be required to repair, restore and/or rebuild the entire Building or to repair, restore and/or rebuild any portion of the Building so that the same is the same as or similar to the Building prior to such damage or destruction, but Landlord shall remove all debris and Hazardous Materials, cause the Demised Premises to be in a safe and sightly condition and repair, restore and rebuild the Complex Utility Lines unless Landlord shall elect in writing to relocate the same. There shall be no abatement in the basic rental or any additional rental as a result of any such damage or destruction, provided, however, to the extent Tenant ceases utilizing Landlord’s Services in total during such repair, restoration and rebuilding, the Service Rent during such period shall be abated.
     (b) Notwithstanding anything herein contained to the contrary, Tenant may, subject to Landlord’s prior approval (not to be unreasonably withheld or delayed), make alterations, additions and/or modifications to the Demised Premises being so repaired, restored and rebuilt so long as the cost thereof does not exceed the cost of repair, restoring and rebuilding the Demised Premises as then covered by the Casualty Policy. If the proceeds of the Casualty Policy shall exceed the cost of such repair, restoration and rebuilding (after payment of such deductible), such excess shall be paid to Landlord upon the completion of such repair, restoration and rebuilding. Notwithstanding anything herein contained to the contrary, Landlord shall have absolutely no obligation or responsibility to repair, restore or replace or contribute to the cost of the repair, restoration or replacement of any of Tenant’s merchandise, trade fixtures, furnishings, equipment or any other items of personal property and Tenant shall be fully responsible therefor.
     (c) (i) Notwithstanding anything herein contained to the contrary, if the Demised Premises and/or the Building shall be damaged or destroyed by fire or other casualty covered by the Casualty Policy such that 35% or more in area of either the Demised Premises or the Building is rendered unfit for use, or if the Demised Premises and/or Building shall be damaged or destroyed by fire or other casualty not covered by the Casualty Policy such that 35% or more in area of either the Demised Premises or the Building is rendered unfit for use, Tenant or Landlord shall have the right to terminate this Lease by written notice to the other within ninety (90) days after the date of such fire or other casualty. The party giving such notice must also submit a statement certified by an architect, together with appropriate supporting data.
          (ii) If Tenant shall elect to terminate this Lease pursuant to Section 17(c)(i) hereof, Tenant shall, subject to the extent of the proceeds of insurance which are recoverable for such purpose, pay to Landlord the cost of demolishing all improvements upon the Demised Premises in accordance with plans and specification therefor approved by Landlord, provided that, at Landlord’s request, Tenant shall make provision for the repair and restoration of the

Complex Utility Lines so damaged or destroyed and for the retention of the Complex Utility Lines which were not so damaged or destroyed.
     (iii) If Tenant shall so elect to terminate this Lease pursuant to Section 17(c)(i) hereof and if such fire or other casualty is covered by the Casualty Policy, Tenant shall pay the cost of such demolition up to the amount of the then current deductible under the Casualty Policy and if the proceeds of the Casualty Policy are insufficient, all costs in excess of the proceeds of the Casualty Policy. If the amount of the proceeds of the Casualty Policy, exceed the cost of such demolition (after payment of such deductible by Tenant), the balance of such excess shall be paid to Landlord upon the completion of such demolition. If Tenant shall so elect to terminate this Lease pursuant to Section 17(c)(i) hereof and if such fire or other casualty is not covered by the Casualty Policy, Tenant shall, subject to the extent of the proceeds of insurance which are recoverable for such purpose, pay all costs and expenses of demolishing the improvements upon the Demised Premises.
Section 18. EXPROPRIATION
     (a) If the whole of the Demised Premises shall be taken for any public or quasi-public purpose under any statute or by right of expropriation or by private purchase in lieu thereof, then the Lease shall automatically terminate as of the date possession has been taken.
     (b) (i) If more than twenty-five percent (25%) of the Building or so much of the Demised Premises shall be so taken so that Tenant cannot reasonably operate from the Demised Premises, as reasonably determined by Tenant, Tenant or Landlord shall have the right to terminate this Lease as of the date possession has been taken. This right shall be exercised by Landlord or Tenant, as the case may be, if at all, within ninety (90) days after notice of such taking is received by the other party.
          (ii) If Tenant shall elect to so terminate this Lease pursuant to Section 18(b)(i) hereof, Tenant shall, subject to the extent of the proceeds of any expropriation award which are recoverable for such purpose, pay to Landlord the cost of demolishing all improvements upon the Demised Premises in accordance with plans and specifications approved by Landlord; provided that, at Landlord request, Tenant shall make provision for the relocation, repair and restoration of the Complex Unity Lines affected thereby, and provided, further, that a portion of the condemnation award shall be made available to Tenant for such demolition as hereinafter provided.
     (c) If the Lease is not terminated pursuant to Sections 18(a) or (b)(i) hereof, Landlord shall, at Tenant’s sole cost and expense, make all repairs to the Demised Premises affected by such taking (or purchase) to the extent necessary to restore the same to a complete architectural unit (to the extent permitted, however, taking into consideration the amount of the Demised Premises remaining after any such taking or purchase); provided, however, that a portion of the expropriation award shall be made available to Tenant for such demolition as hereinafter provided.
     (d) If Tenant shall be required to pay to Landlord the cost of demolishing the improvements upon the Demised Premises pursuant to Section 18(b)(ii) hereof or if the improvements are restored pursuant to Section 18(c) hereof, that portion of the expropriation award received by Landlord relating to the taking of the improvements upon the Demised Premises and any such demolition and restoration (but not any portion of the award relating to the taking of any land) shall be made available to Tenant up to the reasonable cost of such demolition or restoration in the manner provided in Section 17(b) hereof for the disbursement of proceeds of the Casualty Policy (without regard to any deductible).
     (e) Subject to the Provisions of Sections 18(b)(ii), (c) and(d)(i) hereof, all damages awarded for such taking under the power of expropriation (or purchase in lieu thereof), whether for the whole or a part of the Demised Premises, shall belong to and be the property of Landlord, whether such damages shall be awarded as compensation for diminution in value to the leasehold or the fee of the Demised Premises; provided, however, that Tenant and not Landlord shall be entitled to the award made for depreciation to and the cost of removal of, Tenant’s stock and trade fixtures, equipment and other personal property, moving expenses, loss of business and good will and related expenses. The termination of this Lease pursuant to this Section 18 shall not affect Tenant’s rights to such award.
Section 19. ESTOPPEL CERTIFICATE
     Each of Landlord and Tenant agrees within thirty (30) days after request therefor by the other to execute and deliver to the other a statement, in writing, certifying to the other and/or any party designated by the other that this Lease is in full force and effect.
Section 20. ATTORNMENT AND SUBORDINATION
     (a) Tenant agrees that this Lease shall, at the request of Landlord, be subordinate to any mortgages or deeds of trust that may be placed upon the Demised Premises after the date hereof and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided the mortgagee or trustee named in said mortgages or trust deeds shall agree to recognize the Lease in the event of foreclosure if tenant is not in default beyond the applicable notice, grace or cure period and enter into a lease directly with Tenant, and as a condition precedent thereto enters into a Subordination, Non-Disturbance and Attornment Agreement in form and substance reasonably approved by Tenant. Tenant also agrees that any mortgagee or trustee may elect to have this Lease constitute a prior lien to its mortgage or deed of trust, and in the event of such election and upon notification by such mortgagee or trustee to Tenant to that effect, this Lease shall be deemed a prior lien to the said mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust. Tenant agrees, that upon the request of landlord, any mortgagee or any trustee, it shall, without cost to Tenant, execute whatever instruments may be required to carry out the intent of this Section 20, provided such instruments are approved by Tenant, which approval shall not be unreasonably withheld. Landlord represents and warrants to Tenant that the Demised Premises is not subject to any mortgages or deeds of trust as of the Commencement Date.
     (b) In the event any proceedings are brought for the foreclosure of, or in the event of the conveyance of deed in lieu of foreclosure of, or in the event of exercise of the power of sale under, any mortgage made by Landlord covering the Demised Premises, Tenant hereby attorns to, and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Tenant attorns to such successor in interest and recognizes such successor as the Landlord under this Lease, subject to non-disturbance as provided for in Section
20(a) hereof.
Section 21. DEFAULT OF TENANT
     (a) In the event (i) of any failure of Tenant to pay any rental or other charges due hereunder for more than ten (10) business days after written notice of such default shall have been received by Tenant; or (ii) of any failure to perform any other of the terms, conditions or covenants of this Lease (other than the covenants for the payment of rent) to be observed or performed by Tenant, including without limitation the failure of Tenant to maintain in effect any licence or permit necessary for the use, occupancy or operation in the Demised Premises in accordance with this Lease or a breach of Section 4 of this Lease concerning Tenant’s use of the Demised Premises, for more than twenty (20) days after written notice of such default shall have been received by Tenant (unless a shorter period is specified herein with respect to a specific failure); provided, however, that if the curing of such default shall reasonably require in excess of 20 days, Tenant shall not be deemed in default hereunder if Tenant shall commence to cure such default within such 20 days period and thereafter diligently prosecutes such cure to completion or (iii) Tenant shall abandon the Demised Premises prior to the last three (3) months of the term (provided that Tenant’s mere vacating of the Demised Premises shall not be deemed to be abandonment provided that Tenant continues to pay rent and perform all obligations under this Lease) or permits this Lease to be taken under any writ of execution; or (iv) Tenant assigns, mortgages, sublets, encumbers or in any manner transfers the Demised Premises or its interest in the Lease without Landlord’s consent; or (v) Tenant makes an assignment for the benefit of creditors, allows any petition under the bankruptcy law, or the appointment of a trustee or receiver of Tenant, or its assets, or the estate created hereby shall be taken in execution or by other process of law or Tenant shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy act, or if a receiver or trustee of the property of Tenant shall be appointed by reason of the insolvency or inability of Tenant to pay its debts, or if any assignment shall be made of the property of Tenant for the benefit of creditors; or (vi) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution, then, unless such failure is caused directly or indirectly by the failure of the Landlord to provide the services under Section 28 hereof, the Oshawa Labour and Management Services Agreement or the ASA, or by the performance or non-performance of employees of the Landlord pursuant to Section 4(f) hereof, Landlord, besides other rights or remedies it may have, shall have the right to declare this Lease terminated and the term ended and/or shall have the immediate right of re-entry and may remove all persons and property from the Demised Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, without evidence, of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.
     (b) Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alternations and repairs as may be necessary in order to relet the Demised Premises, and relet the Demised Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and as such rental or rentals and upon such other terms and conditions as Landlord in its sole and absolute discretion may deem advisable. Upon each such reletting all rentals and other sums received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any reasonable costs and expenses of such reletting, including reasonable brokerage fees and attorneys’ fees and of reasonable costs of such alterations and repairs; third, to the payment of rent and other changes due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rentals and other sums received from such reletting during any month be less than that to be paid during that month by tenant hereunder, Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall in no event be entitled to any rent collected or payable upon any reletting, whether or not such rent shall exceed the rent reserved in this Lease. No such re-entry or taking possession of the Demised Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time hereafter elect to terminate this Lease for such previous breach. Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering the Demised Premises, and reasonable attorneys’ fees.
     (c) In case suit shall be brought for recovery of possession of the Demised Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of either party to be kept or performed, and a breach shall be established, the losing party shall pay to the prevailing party all expenses incurred therefor, including reasonably attorney’s, consultant’s and expert’s fees.
     (d) Notwithstanding anything herein contained to the contrary, if Tenant shall be in default in the performance of any of the terms or provisions of this Lease and if Landlord shall give to Tenant notice in writing of such default specifying the nature thereof, and it Tenant shall fail to cure such default within the time provided in Section 21 (a) hereof or immediately if such default requires emergency action, Landlord may, in addition to its other legal and equitable remedies, cure such default for the account of and at the costs and expense of Tenant, and the sums so expended by Landlord, including reasonable legal fees, shall be deemed to be additional rent and shall be paid by Tenant on the day when Basic Rent shall next become due and payable.
Section 22. TENANT’S SELF HELP REMEDY
          In the event that Landlord does not undertake any repair, maintenance or replacement detailed in Section 7 of this Lease, Tenant may perform such repair, maintenance or replacement and set off the cost thereof against Basic Rent payable under the Lease provided that:
     (a) Tenant gives Landlord 30 days’ prior written notice specifying the nature of the required repair, maintenance or replacement and the cost thereof; and

     (b) The failure to undertake such repair, maintenance or replacement would have a material adverse effect on Tenant’s business operations.
          In the event that Landlord gives notice within 20 days next following receipt of such notice from Tenant that Landlord disputes whether such repair, maintenance or replacement is necessary or whether Landlord is responsible therefor pursuant to Section 7 or whether the cost thereof is reasonable, the dispute shall be determined in accordance with Section 30 and Tenant shall have no right to perform the repair, maintenance or replacement or set off the cost thereof against Basic Rent.
Section 23. QUIET ENJOYMENT
          Upon payment by Tenant of the rent herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Demised Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease and any mortgages to which this Lease is subordinate (subject to the provisions of Section 20(a) hereof) and all applicable laws and ordinances and charges therein.
Section 24. TENANT’S PROPERTY
     (a) Landlord shall not be responsible or liable to Tenant for any loss or damage or injury to persons resulting to Tenant or its property from bursting, stoppage or leaking of gas, sewer, wastewater or steam pipes or for any damage or loss of property or injury to persons within the Demised Premises from any cause whatsoever other than the gross negligence or wilful default of Landlord, its agents, employees and contractors.
     (b) Tenant shall give prompt notice to Landlord in case of fire or accident in the Demised Premises.
Section 25. HOLDING OVER
          Any holding over after the expiration of the term hereof with the consent of Landlord shall be construed to be a tenancy from month to month (at the monthly rent including the Services Rent and the Common Areas Charge herein specified), and shall otherwise be on the same terms and conditions herein specified so far as applicable. In the event Tenant remains in possession of the Demised Premises after the expiration of the term of this Lease without Landlord’s consent, Tenant shall also pay to Landlord all damages sustained by Landlord as a result of retention of possession of the Demised Premises after the expiration of the term of this Lease.
Section 26. COMMON AREAS
          For purposes of this Lease, the “Common Areas” shall be those areas of the Complex used in common by Landlord and Tenant, including all areas and facilities used by Landlord and Tenant in common on the date prior to the date of this Lease and shall include, without limitation, roads, landscaped areas, parking areas (other than parking areas dedicated to the use of one or more buildings), sidewalks, driveways, retention basins, loading areas, building entrances and exits, restrooms, corridors, vestibules, lobbies, break rooms, locker rooms, elevators, boardrooms, cafeterias and photocopying rooms. Subject to the provision of this Lease, Landlord shall operate, maintain, and repair the Common Areas in a manner comparable to the manner that Landlord operates, maintain and repairs the same on the date hereof.
Section 27. Intentionally Deleted.
Section 28. ENVIRONMENTAL MANAGEMENT SERVICES
     (a) Landlord shall continue to manage and retain liability and responsibility for all environmental issues associated with the Demised Premises following the Commencement Date. All reasonable costs incurred in the ordinary course of business, consistent with past practice associated with maintaining day-to-day environmental compliance (and not remediation) of the Demised Premises which are not provided for in the Oshawa Labour and Management Services Agreement, shall be borne by Tenant upon presentation of account in accordance with the provisions of the ASA. All costs relating to remediation of the Demised Premises shall remain the responsibility of Landlord. Landlord shall indemnify Tenant against any and all Losses arising out of environmental contamination (including remediation) and non-compliance (irrespective of whether the related contamination or non-compliance occurred prior to or after the Commencement Date), except the Tenant shall indemnify Landlord for any contamination and non-compliance first occurring after the Commencement Date which is caused by the gross negligence of Tenant.
     (b) The Parties contemplate that, in managing environmental issues at the Demised Premises, Landlord will include the Demised Premises in all applicable environmental programs in effect at the Complex including, without limiting the generality of the foregoing, all programs directed to auditing, due diligence, monitoring, testing, environmental reporting and compliance with applicable laws, permits or any and all such orders or directives issued by a competent authority. Where changes to existing programs are required in order to effect enhanced auditing, due diligence, monitoring, testing, environmental reporting, compliance with applicable laws, permits or any and all orders or directives, such changes shall be implemented by Landlord. It is also contemplated by the Parties that the Demised Premises will participate in all applicable spill prevention response activities following the Commencement Date in the ordinary course of business, consistent with past practice, and that Tenant will be responsible for all reasonable costs of this kind attributable to the Demised Premises, payable by Tenant in accordance with the provisions of the ASA.
     (c) Tenant shall take no steps which compromise the compliance status of the Demised Premises and shall give notice to Landlord of all proposed changes to product, product components or manufacturing processes which are likely to have environmental implications, or implications for compliance with relevant permits, orders or directives, prior to implementation (which changes shall be subject to Landlord’s prior written approval, acting reasonably), and sufficiently in advance of implementation to permit the impact of the proposed changes to be fully assessed.

     (d) As used in this Section 28, “Losses” shall mean any claims, demands, actions, causes of action, liabilities, damages, losses, costs or expenses (including reasonable expenses of investigation and reasonable consultants’ and solicitors’ fees and disbursements), fines and penalties.
     (e) It is contemplated by the Parties that the Demised Premises will be certified by a third party as compliant with ISO 14000 EMS prior to January 1, 2002. Landlord shall coordinate the implementation of the EMS, and Tenant shall pay all reasonable costs associated with the implementation of the program, up to a maximum of US$ 40,000.
Section 29. MISCELLANEOUS
     (a) One or more waivers of any covenant or condition shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval to or of any act requiring consent or approval shall not be deemed to render unnecessary consent or approval to or of any subsequent similar act. No breach of a covenant or condition of this Lease shall be deemed to have been waived, unless such waiver be in writing signed by the waiving party.
     (b) This Lease and the Exhibits, and Rider, if any, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Demised Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. Except as expressly set forth herein, Tenant has not relied upon any representations of Landlord or its agents as an inducement to enter into this Lease. No alternation, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party.
     (c) Nothing contained herein or any other agreement between Landlord and Tenant shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. Whenever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.
     (d) In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The party entitled to such extension hereunder shall give written notice as soon as possible to the other party hereto of its claim of right to such extension and the reason(s) therefor. The provisions of this Section 29(d) shall not operate to excuse either Landlord or Tenant from prompt payment of any payments required by the terms of this Lease provided, however, that in no event shall Tenant be required to pay for any of Landlord’s Services while same are not supplied as a result of any of the causes described in this Section 29(d) except where Landlord is obligated to pay its supplier of such services notwithstanding any non-supply as a result of any of the causes described in this Section 29(d).
     (e) All notices, requests, consents, waivers, approvals or other communication permitted or required to be given to either party under this Lease shall be in writing and shall be deemed to have been given when personally delivered, or when sent via fax (upon receipt of confirmed “good” transmission) and first class mail or by recognized overnight delivery system and shall be deemed effective upon receipt (or refusal to accept delivery) to the following:
If to Landlord, addressed to:
General Motors of Canada Limited
1908 Colonel Sam Drive
Oshawa, Ontario L1H 8P7
Attention: Treasurer
With a copy to:
General Motors of Canada Limited
1908 Colonel Sam Drive
Oshawa, Ontario
L1H 8P7
Attention: General Counsel
If to Tenant, addressed to:
Delphi Canada Inc.
c/o Delphi Energy & Chassis Systems
4800 S. Saginaw Street
M/C 485-301-140
Flint, Michigan 48501
Attention: Pat Straney

With a copy to:
Delphi Automotive Systems Corporation
5725 Delphi Drive
Troy, Michigan
48098-2815
Attention: Assistant General Counsel, Commercial
     Either party may designate a different addressee by notice to the other as herein provided.
     (a) All rights and liabilities herein given to or imposed upon the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties. No rights, however, shall inure to the benefit of any assignee of Tenant.
     (b) The captions section numbers, article numbers, and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.
     (c) Each of Landlord and Tenant represents and warrants unto the other that there are no claims for brokerage commissions or finder’s fee in connection with this lease, and agrees to indemnify the other and hold it harmless from all liabilities arising from any such claim arising from an alleged agreement or act by it (including, without limitation, the cost of legal fees in connection therewith); such agreement to survive the termination of this Lease.
     (d) Tenant shall not record this Lease without the written consent of Landlord; however, upon the request of either party hereto, the other party shall join in the execution of a memorandum or so-called “short form” of this Lease for the purposes of registration. Said memorandum or short form of this Lease shall describe the parties, the Demised Premises, the term of this Lease, any special provisions, and shall incorporate this Lease by reference.
     (e) In the event of any transfer or transfers of Landlord’s interest in the Demised Premises, the transferor shall be automatically relieved of any and all obligations on the part of Landlord accruing from and after the date of such transfer to the extent that the transferee has assumed such obligations.
     (f) No payment by one party or receipt by the other of a lesser amount than the rent or other amount due hereunder shall be deemed to be other than on account of the earliest stipulated amount due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and the receiving party shall accept such check or payment without prejudice to its right to recover the balance of such amount due or pursue any other remedy in this Lease provided.
     (g) This Lease shall be governed by, and construed in accordance with, the laws of the Province of Qntario. If any provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision of the Lease shall be valid and enforceable to the fullest extent permitted by law.
     (h) Except as expressly provided to the contrary herein, whenever Landlord or Tenant’s consent or approval is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed.
     (i) Any liability of Landlord hereunder (which for purposes of this Section 29(m) shall be deemed to include Landlord’s employees, agents, suppliers and contractors of any tier) to Tenant with respect to any and all claims arising out of the performance or nonperformance of the Landlord hereunder whether based on contract, warranty, tort (including negligence), strict liability or otherwise shall in no event, include loss of proceeds, profits or revenue or the loss of use of either, loss by reason of shutdowns or inability to operate at any level, cost of replacement of services not so supplied or obligations not so performed or incidental, special or consequential damages of any nature whatsoever.
     (j) The expiration of earlier termination of the term of this Lease shall not release either party from any liability or obligation accruing prior to such expiration or termination, unless otherwise expressly provided herein.
Section 30. DISPUTE RESOLUTION
     (a) Resolution Between the Parties. Save and except where a provision hereof specifically provides for a different dispute resolution mechanism, if a disagreement arises between the Landlord and Tenant in relation to this Lease, the parties will first endeavour to resolve such disagreement through friendly negotiations in good faith between the following groups of persons referenced below in order of priority:
          (i) each party’s experts from the area(s) relevant to the dispute in question;
          (ii) each party’s contract manager;
          (iii) the executives of each party responsible for the area in which the dispute arises;
          (iv) the President of GMCL and the President of Delphi Canada; and
          (v) upon written notice identifying the matter in dispute, to mediation or other method of alternative dispute resolution to be defined by the parties.
          If such a disagreement arises, one party will give written notice to the other party that advises that a disagreement exists and acknowledges the steps above that have been utilized without success as at the date of the notice (the “Dispute Notice Date”).

     (b) Arbitration. If an amicable solution cannot be reached between the parties using friendly negotiations in good faith, within four months following the Dispute Notice Date, then the disagreement will be submitted to arbitration, unless otherwise agreed to by the parties.
          The arbitration will be carried out in accordance with the rules of Conciliation and arbitration of the International Chambers of Commerce, by one or more arbitrators appointed in accordance with the said rules. The arbitration will take place in Toronto, Canada in the English language.
          The decision of the arbitrator(s) will be final and binding on the parties. If any party does not perform the obligations imposed upon it by the decision in full and in a timely manner, the other party will be entitled to seek the enforcement of the decision from any competent court in any jurisdiction.
Section 31. TERMINATION RIGHTS
     If Landlord requests termination of this Lease, Tenant and Landlord agree to discuss commercially reasonably terms of a possible Tenant departure (such as Landlord’s reimbursement of Tenant’s relocation costs).
     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

GENERAL MOTORS OF CANADA LIMITED (Landlord)

APPROVED

FINANCIAL	LEGAL	By:	/s/ L. D. Worrall
BPM	CC		Name: L. D. Worrall
DATE	DATE		Title: Vice President
4/28/00	4/28/00
		By:	/s/ J. Zur Schmiede Name: J. Zur Schmiede
Title: Vice President

DELPHI CANADA INC. (Tenant)

		By:	/s/ Richard J. Wilkins Name: Richard J. Wilkins
Title: Chief financial officer

By:
Name:
Title:

SCHEDULE “A”
DEMISED PREMISES

BODY PLANT TRK ROOM		= 17,902 sq ft
PILOT	= 17 BAYS	= 39984 sq.ft
TIN STORAGE	= 4 BAYS	= 9407 sq.ft
MATERIAL HANDLING	= 4 BAYS	= 9407 sq.ft.
INVESTMENT RECOVERY	= 24 BAYS	= 56448 sq.ft.
UNIVERSITY PROGRAM		= 17,123 sq.ft.
BODY PLANT AGV STORAGE & TOOL CRIB	= 7 BAYS	= 16464 sq.ft

SERVICE	[illegible]
C.D.S.	= 50392 sq ft.
PARTS OFFICE	= 52080 sq ft.
RAD PLANT	= 213,670 sq.ft
TRI-LINK	= 152,874 sq.ft
CONTROL ARM	= 41,090 sq.ft.
ENGINE DRESS	= 136,208 sq.ft.
HRLY ASSM'T/APPR TRNG	= 42,336 sq ft

NORTH
FENCE LINE
CDS & SERVICE PARKING
CONTROL ARM
41,090
152,874
TRI LINK
Total Demand
193,964
VACANT
CAFE
SERVICE
CDS
CAFE
PARTS
MAINT
APPRENT TRAIN
HOURLY EMPLOYMENT
UNIVERSITY PROGRAM
INVESTMENT RECOVERY
TIN
BODY AGV STOR
MAINTENANCE AND ELECTRODE REPAIR
51
50
49
48
47
46
45
44
43
42
41
40
39
38
37
36
35
33
32
31
29
28
20
18
13
34
24

PARTS BUILDING

BAY SIZE IS 42' X 56'

100
0
100
200
300
400
500

PARTS BUILDING

AREA ALLOCATION

SCHEDULE “B”
LEGAL DESCRIPTION
700 Park Road South, Oshawa (“Tri-Link Plant”)
Short Legal Description
PIN#16391-0021(LT) Land Titles Conversion Qualified
Part of Lots 13 Concession Broken Front East Whitby as in EW23139 (Secondly) Except OS75744 and OS91241; Part Lot 13 Concession Broken Front East Whitby as in EW23141 Except OS91241; Part Lot 13 Concession Broken Front East Whitby as in D329027, D318841, OS128089,OS177565 and OS176568; Part Lot 14 Concession Broken Front East Whitby as in EW23140 Except OS75744, 40R-15834 and Parts 3, 4, 10 and 11 on 40R-9435; Part Lot 14 Concession Broken Front East Whitby as in EW23340; Part Lot 14 Concession Broken Front East Whitby as in EW23338 Except Part 10 on 40R-8780, Parts 1 and 2 on 40R-8779, Part 1 on 40R-9917 and Part 2 on 40R-6485, City of Oshawa (formerly Township of East Whitby) Regional Municipality of Durham (No. 40)

SCHEDULE “C”
PLAN OF COMPLEX

SCHEDULE “D”
PERMITTED ENCUMBRANCES
A.	SPECIFIC ENCUMBRANCES
700 Park Road South, Oshawa (“Tri-Link Plant”)
1.	Instrument No. OS162800 registered July 14, 1967 being a Lis Pendens filed in The Supreme Court of Ontario by Echo Construction Limited as the Plaintiff and Clover Glade Subdivision Limited, Stevensons Road Realty Company Limited, North Shore Realty Company Limited and John Edwin Harris as Defendants which Landlord is in process of removing from title.

2.	Instrument No. D26607 registered May 5, 1976 being a License Agreement to install, repair, maintain and replace underground cables and concrete conduits over Part 1 on 40R-2443 (being part of GM lands) between General Motors of Canada Limited and Bell Canada.

3.	Instrument No. D130900 registered October 15, 1981 being a Site Plan Agreement for the lands to be used as a roadway to provide access to parking facilities for employees between The Corporation of The City of Oshawa and General Motors of Canada Limited (affects only part of lands shown as Parts 1 & 2 on 40R6485)

Note: Part 2 has now been transferred to The City for road widening purposes.

4.	Instrument No. D196790 registered May 24, 1985 being a Declaration (Section 22 of the Registry Act) of an Appointment by the Bank of Nova Scotia of The Clarkson Company Limited as Receiver, Manager and Agent of Whitby Welding Limited (being the plaintiff in Claim for Lien No. D-166103 which said Lien has now been released and deleted from title) which Landlord is in process of removing from title.

5.	Instrument No. D359597 registered March 21, 1991 being an Encroachment Agreement for the benefit of General Motors of Canada Limited over the lands of The Regional Municipality of Durham, for the construction and maintenance of a watermain over Part 1 on 40R-12764 (being part of Park Road South) Note: This agreement shall terminate on the date of the sale or transfer of the GM lands unless the Region approves the assignment of this agreement.

6.	Instrument No. D432102 registered May 5, 1994 being a Site Plan Agreement for the lands to be used as a central access roadway between The Corporation of The City of Oshawa and General Motors of Canada Limited (affects only part of the lands shown as Part 1 on 40R-10887).

B.	GENERAL ENCUMBRANCES

1.	Restrictions, easements, rights-of-way, restrictive covenants, licenses, servitudes, watercourse, right of water, right of access or user or other similar rights in land (including, without restriction, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other persons and rights reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant, agreement or permit, which do not materially adversely affect the marketability of the Lands.

2.	Security given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the development, management, ownership and operation of the Lands.

3.	The reservations, limitations, exceptions, provisos and conditions, if any, expressed in any original grants from the Crown.

4.	Subdivision agreements, site plan control agreements, servicing agreements, development agreements and other similar agreements with government authorities affecting the development or use of the Lands, provided same have been complied with to the Commencement Date and do not materially adversely affect the marketability or current use of the Lands.

5.	Encumbrances respecting minor encroachments by the Lands over neighbouring lands and/or permitted under agreements with the owners of such other lands.
Title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the current use or marketability of the Lands.

SCHEDULE “E”
SERVICES RENT
Basic Rent Common Area Charge and “Services Rent”           Schedule “E”
Delphi Canada Inc. & General Motors of Canada Ltd.

					Annualized
	Battery	Annual Cost	Trilink	Annual Cost	Cost	Account
Service	Monthly	Battery	Monthly	Trunk	Both Plants	Number	Comment / Issues
Basic Rent	$30,115	$381,380	$23,260	$279,120	$540,500		Assessed based on US $1/sq foot (CSI 430 - U S $100)

Common Area Charge	$2,250	$27,000	$1,917	$23,004	$50,004		501 heads C$100 00

Janitorial Services	$88,000	$1,056,000	$3,750	$45,000	$1,101,000		Source: 2000 CPE Assessment (Subject to Manpower Requirements submitted by Delphi)

Electricity - metered	$153,817	$1,847,004	$20,500	$246,000	$2,093,004		Estimate (To be metered and based on usage)

Steam - metered	$101,531	$1,216,372	$1,802	$21,624	$1,238,996		Estimate (To be metered and based on usage) Rate to be $3 67 miter for 2008.

Natural Gas - metered	$14,667	$176,004	$4,917	$59,004	$235,008		Estimate (To be metered and based on usage)

Compressed Air - metered	$37,553	$450,838	$115	$1,380	$452,018		Estimate (To be metered and based on usage) Rate to be agreed by parties

Water - metered	$11,250	$135,000	$4,167	$50,004	$185,004		Estimate (To be metered and based on usage.)

Fire Protection							Included In the lease payment above.

Communication & Technical Infrastructure - Autoplex	$1,500	$18,000	$1,500	$18,000	$36,000	13575	Source: Ian Morgan
Totals	$440,783	$5,289,396	$61,928	$743,136	$8,032,532

Monthly Battery	Annual Battery	Monthly Trilink	Annual Trilink	Total Annual Services Rent Cost

Master Restructuring Agreement
Exhibit 5.01 (a)(vii)(ii)
Oshawa Labour & Management Agreement between Delphi Canada, Inc. and General
Motors Canada Limited, dated as of May 1, 2000

OSHAWA LABOUR AND MANAGEMENT SERVICES AGREEMENT
Entered into as of May 1, 2000
BETWEEN:
GENERAL MOTORS OF CANADA LIMITED
(hereinafter referred to as “GMCL”)
OF THE FIRST PART
- and -
DELPHI CANADA INC.
(hereinafter referred to as “Delphi”)
OF THE SECOND PART
RECITALS:
A. Delphi Canada Inc. (“Delphi”) and General Motors of Canada Limited (“GMCL”) have entered into an Asset Purchase Agreement dated as of the 31st day of December, 1998 amended and restated as of April 30, 2000 (the “Asset Purchase Agreement”) for the sale of each of the Businesses;
B. Pursuant to the Asset Purchase Agreement, the employees of the Businesses will remain employees of GMCL;
C. GMCL has agreed to provide to Delphi the services of certain GMCL hourly rate employees for the Businesses;
D. GMCL has also agreed to provide certain management and supervisory services as well as certain indirect services of GMCL non-unionized employees currently engaged, on a substantially full-time basis, in the operation of the Businesses;
E. GMCL and Delphi are entering into this Agreement to set forth the terms and conditions governing the Services to be provided hereunder;

               THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GMCL and Delphi agree as follows:
1.	DEFINITIONS
               In this Agreement (including the recitals to this Agreement) the definitions found in the Asset Purchase Agreement, to the extent not defined in this Agreement will apply. In addition, the following words will have the following meaning:
1.1	“Agreement” means this Labour and Management Services Agreement.

1.2	“Annual Operating Parameters” has the meaning ascribed thereto in Section 2.2.

1.3	“Appeal Committee” has the meaning ascribed thereto in Section 5.5.

1.4	“Assigned Employee” or “Assigned Employees” means an employee or employees of GMCL providing services to a Business, those persons providing services to a Business by virtue of rights to employment at one of the Businesses under the Collective Agreement, those GMCL employees, if any, who replace Assigned Employees who depart from a Business for any reason and such other GMCL employees whose services are provided by GMCL to Delphi pursuant to this Agreement;

1.5	“Assigned Hourly Employee” means an Assigned Employee who is represented by the CAW and to whom the Collective Agreement, when in effect, applies and includes a person deemed to be assigned to the Business by virtue of rights to employment at one of the Businesses under the Collective Agreement.

1.6	“Assigned Salaried Employee” means an Assigned Employee who is not an Assigned Hourly Employee, and may include a non-unionized GMCL employee who is not remunerated on a Salaried basis.

1.7	“Businesses” means, together, the business and operations on the Closing Date as conducted by GMCL of: (a) the manufacture of Battery Products at the Oshawa Battery Plant; and (b) the manufacture of Chassis Products at the Oshawa Tri-Link Plant (“TRI-LINK”); and either of which may be referred individually, a “Business”.

1.8	“CAW” means the National Automobile, Aerospace, Transportation and General Workers Union of Canada (CAW/Canada) and includes Locals 222 and any successors thereof.

1.9	“Collective Agreement” means the Master Agreement between GMCL and the CAW dated October 19, 1999 and all associated or related documents, letters and further agreements between GMCL and the CAW, including, without limitation, the local agreements between GMCL and Local 222, CAW Oshawa as amended, and includes statutory or negotiated extensions thereof, and any successor agreements thereto, and any written communications with the CAW which impose obligations on GMCL or set out the understanding of GMCL and the CAW with respect to the meaning of any provision of such Master Agreement and local agreements.

1.10	“Collective Agreement Issue” means an issue, including but not limited to a difference or dispute, regarding the administration of the Collective Agreement, and includes but is not limited to all grievances under the Collective Agreement and any issue concerning the interpretation, application, operation or alleged violation of the Collective Agreement, or concerning discipline or dismissal, affecting a Assigned Hourly Employee or a union.

1.11	“Composite Fringe Amount” has the meaning ascribed thereto in Section 3.3.

1.12	“Delphi US” means Delphi Automotive Systems Corp., the ultimate parent corporation of Delphi, and its successors or assigns.

1.13	“Employment Costs” has the meaning ascribed thereto in Section 3.1(b);

1.14	“Employment Laws” means all Laws relating in whole or in part to the Assigned Employees, including without limitation, Laws with respect to occupational health and safety, human rights, employment standards, workplace safety and insurance, labour relations, pay equity as well as Laws regarding wages, and the withholding and remittance of taxes on the wages and salaries of Employees, including those amounts owed pursuant to the Income Tax Act, Canada Pension Plan, Employer Health Tax Act, and the Employment Insurance Act.

1.15	“GMCL Policy” means employment procedures, programs, standards and policies with respect to or are applicable to GMCL employees who are not unionized.

1.16	“GMCL Service” means employment with GMCL.

1.17	“Hourly Employees” means employees of GMCL who are represented by the CAW and to whom the Collective Agreement, when in effect, applies.

1.18	“Laws” means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other requirements of any Governmental Authority.

1.19	“Lay-off Cost Amount” has the meaning ascribed thereto in Section 3.4.

1.20	“Loss” means any claim, demand, action, cause of action, damage, costs, liability or expense, including reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

1.21	“OHSA” means the Occupational Health and Safety Act (Ontario), as amended.

1.22	“OPEB Expense” means in relation to any calendar year, the amount determined in accordance with Section 3.3;

1.23	“Particular Employment Cost Matters” has the meaning ascribed in Section 3.2.

1.24	Pension Expense” means in relation to any calendar year, the amount determined in accordance with Section 3.3;

1.25	“Services” means the services of the Assigned Employees provided by GMCL to Delphi pursuant to this Agreement.

2.	PROVISION OF SERVICES
2.1	GMCL Employment Services
               In accordance with and subject to the terms and conditions hereof, GMCL agrees to employ and provide to Delphi the Services of Assigned Salaried Employees to operate the Businesses. On May 1, 2000 the number of such Assigned Salaried Employees shall be fifty-two (52) and as of that date, the persons who are Assigned Salaried Employees will be the persons employed by GMCL on that date in the operation of the Businesses. The number and identity of Assigned Salaried Employees after May 1, 2000 will vary in accordance with this Agreement. GMCL is not obliged to replace Assigned Salaried Employees who depart the Businesses.
               In accordance with and subject to the terms and conditions hereof, GMCL also agrees to employ and provide to Delphi the Services of Hourly Employees necessary to manufacture the products of the Business at their current locations as of the date of this Agreement. On May 1, 2000, such persons will be the persons who are the Hourly Employees who are engaged in the operation of the Businesses on that date but the Parties acknowledge the number and identity of such persons will vary in accordance with this Agreement and the provisions of the Collective Agreement. In the event Delphi wishes to use the Services of Hourly Employees in excess of the number of Assigned Hourly Employees then provided by GMCL, it shall give GMCL written notice of the number of such Hourly Employees required and the duration for which such Hourly Employees are required. For greater certainty any Hourly Employees so provided become Assigned Hourly Employees. GMCL will use commercially reasonable efforts to provide the services of such additional Hourly Employees as soon as practicable but not in any case less than within 60 days of receipt of such notice.
               Schedule 2.1 sets forth the number of GMCL employees who are actively at work at the Businesses as of May 1, 2000 and those GMCL employees who have employment rights related to the Businesses, catagorized as hourly and salaried, direct and indirect.
2.2	Annual Operating Parameters
(a)	Delphi Canada will provide strategic and operational direction to Assigned Salaried Employees consistent with the Laws, the Collective Agreement, GMCL Policy and the Annual Operating Parameters.

(b)	Delphi and GMCL will evaluate the skills of the Assigned Salaried Employees and will use commercially reasonable efforts to (i) jointly determine what initiatives are required to improve operations which if agreed may include changes to identity of Assigned Salaried Employees and (ii) to agree on an action plan to achieve such improvements.

(c)	Recognizing that GMCL will retain exclusive control to direct the day-to-day work of Assigned Employees (including discipline) and that Delphi will provide operational direction to Assigned Salaried Employees, Delphi and GMCL will agree on Annual Operating Parameters. The Annual Operating Parameters will govern costs, productivity, quality and delivery performances of the Businesses. They will be formulated based on productivity, quality, and other traditional measurement metrics excerpted from Delphi’s business plans for the Businesses consistent with the provisions of Laws, the Collective Agreement and GMCL Policy. The 2000 budget and business plan metrics will be the Annual Operating Parameters for the balance of 2000 and will serve as the basis for subsequent Annual Operating Parameters. Absent agreement regarding matters specifically referenced in the Annual Operating Parameters, which agreement will not be unreasonably withheld, GMCL will supply Services in a manner consistent with the conduct of the Businesses as carried on prior to the failure to agree to any applicable provisions within the Annual Operating Parameters.

(d)	Delphi will advise GMCL in writing of the manufacturing processes and procedures to be followed by the Assigned Employees, provided that such manufacturing processes and procedures must be consistent with Laws, the Collective Agreement, GMCL Policy and the Annual Operating Parameters. GMCL will direct its Assigned Employees to follow Delphi manufacturing processes and procedures provided to it in writing by Delphi in accordance with Section 2.2(a), except where in the opinion of GMCL, acting reasonably, such processes and procedures violate Laws, the Collective Agreement, GMCL Policy or this Agreement.

(e)	GMCL will compensate Delphi for documented additional costs incurred by Delphi if Delphi is prevented or precluded from implementing a, detailed cost reduction initiative presented in writing to GMCL because of GMCL unreasonably refusing to implement such initiative. A refusal to implement such an initiative is not an unreasonable refusal by GMCL if such initiative (i) is not consistent with the Collective Agreement (as interpreted by GMCL acting reasonably and in good faith), (ii) would violate Law, or (iii) would have a material adverse effect, as reasonably documented by GMCL, on the operations of GMCLL.

(f)	Any disputes, including failures to agree, between GMCL and Delphi concerning matters covered in this Section 2.2 must be submitted to the Appeal Committee for resolution in accordance with this Agreement.
2.3	Administration of the Collective Agreement
(a)	Delphi acknowledges that GMCL and Assigned Salaried Employees in providing the Services, and otherwise performing its obligations under this Agreement, are required to comply with all of GMCL’s obligations under the Collective Agreement. Delphi will not prevent, impair or impede such compliance. Delphi also agrees that the terms of the Collective Agreement shall govern if there is a conflict between the terms of the Collective Agreement and this Agreement.

(b)	GMCL shall have exclusive control over hiring, discipline, termination and directing the day to day work of Assigned Hourly Employees, as well as over administration of the Collective Agreement and management of Collective Agreement Issues.

(c)	Loss incurred by GMCL in the administration of the Collective Agreement, including but not limited to costs or expenses incurred in assisting and advising Delphi, for grievance procedures, the arbitration process or legal services pertaining to a Collective Agreement Issue, in relation to Services provided to a Business by the Assigned Hourly Employees shall be the responsibility of Delphi and to the extent not otherwise reimbursed under this Agreement GMCL shall be reimbursed by Delphi for all such costs in accordance with Section 3.5, except where the Loss relates to a Collective Agreement Issue caused by a GMCL employee who is not an Assigned Employee. Delphi may refer any dispute regarding its obligations under this provision to the Appeal Committee in accordance with this Agreement.

(d)	Delphi shall co-operate with GMCL in all respects to assist GMCL in fulfilling its responsibilities related to the administration of the Collective Agreement as it affects the Assigned Hourly Employees and the Businesses under this Agreement.
2.4	Absent Assigned Employees
(a)	GMCL hourly and salaried employees identified on Schedule 2.1 who (i) are absent from the Businesses at Closing, due to illness or injury and, who subsequently go on a compensable or sick leave of absence for the same condition or, (ii) who at Closing are on statutory, compensable or sick leave of absence will, upon their return to active employment, subject to the requirements of the Collective Agreement, GMCL Policy and applicable Law be returned to the job at the Businesses which was held immediately prior to their absence. Such employees will then become Assigned Employees.

(b)	GMCL hourly and salaried employees identified in Schedule “2.1”, who are, as at Closing, on layoff or leave from the Businesses, including disability leave (whether or not any applicable waiting period relating to such disability leave is then satisfied), shall, upon their return to active employment, be returned subject to the requirements of the Collective Agreement, GMCL Policy and applicable Laws to the job at the Business which was held immediately prior to their absence.

(c)	Notwithstanding any other provisions in this Agreement, to the extent that any Assigned Employees are terminated or laid off as a result of the implementation of this Section 2.4, GMCL will pay the costs attributable to any terminations or layoffs caused by the return to work of the persons referred to in this Section 2.4 and Delphi will not be required to reimburse such costs as defined in Article 3.

2.5	No Employment Relationship and the Relationship of the Parties

(a)	It is acknowledged and agreed by the Parties that the Assigned Employees shall remain employees of GMCL and that nothing contained in this Agreement shall be construed to imply that they are the employees of Delphi.

(b)	GMCL shall provide the Services to Delphi as an independent contractor and the relationship between GMCL and Delphi shall be that of independent parties and neither Party shall be considered an agent of the other, except as expressly and specifically agreed to in respect of compensation, payroll and benefit administration services provided by GMCL on behalf of Delphi.

(c)	GMCL shall not have the power or authority to bind Delphi or to assume or create any obligations or responsibilities, express or implied, on Delphi’s behalf or in its name, nor shall GMCL represent to anyone that GMCL has such power or authority except as expressly provided in this Agreement or as may be expressly agreed to in writing by the Parties. Delphi shall not have the power or authority to bind GMCL or to assume or create any obligations or responsibilities express or implied, on GMCL’s behalf or in its name nor shall Delphi represent to anyone that Delphi has such power or authority except as expressly provided in this Agreement or as may be expressly agreed to in writing by the Parties.

(d)	Assigned Employees performing the Services under this Agreement shall at all times be under GMCL’s direction and control and both GMCL and Delphi shall instruct their personnel accordingly. GMCL shall retain the sole and exclusive right to assign, direct, discipline, promote, hire and terminate the Assigned Employees, except as otherwise expressly provided in this Agreement.

2.6	GMCL Supervision

(a)	GMCL has the exclusive right to discipline Assigned Employees, subject to the applicable terms and conditions of employment. If GMCL determines that it is appropriate to suspend or terminate an Assigned Employee, then GMCL shall so notify Delphi in writing and at GMCL’s option, either terminate or suspend the employment of the Assigned Employee, or terminate the assignment in respect of that Assigned Employee and accept that Assigned Employee into another position outside of the Businesses. If GMCL chooses to terminate the assignment and transfer the Assigned Employee to a GMCL position, then:
(i)	GMCL and Delphi shall, acting reasonably having regard to all of the surrounding circumstances, mutually agree upon the effective date of such transfer; and

(ii)	Delphi shall be responsible for all Employment Costs relating to such employee until a suitable alternative placement can be arranged for the Assigned Employee.
(b)	If a dispute arises between GMCL and the CAW regarding the termination of the assignment of an Assigned Hourly Employee and a transfer of the Assigned Hourly Employee out of either Business, the dispute shall be deemed to be a Collective Agreement Issue which shall be managed in accordance with the requirements of Section 2.3 of this Agreement. The Collective Agreement Issue will be permitted to proceed to arbitration if GMCL and the CAW are unable to agree on any other resolution. GMCL and Delphi agree to be bound by the outcome of any such arbitration, including (but not limited to) an award that the Assigned Hourly Employee is to be reinstated to the grieved position in the Businesses.

2.7	Compensation, Payroll and Benefit Administration
Subject to GMCL entitlement to be reimbursed by Delphi in accordance with Article 3 of this Agreement:
(a)	GMCL shall continue to maintain, administer and pay the payroll and benefits of the Assigned Hourly Employees in accordance with the Collective Agreement and applicable Law.

(b)	GMCL shall continue to maintain, administer and pay the payroll and benefits of Assigned Salaried Employees in accordance with GMCL Policy. GMCL will advise Delphi in writing of any material changes to GMCL Policy as soon as practicable in advance of the implementation of such changes

(c)	GMCL will remain solely responsible for the maintenance, administration and payment of Workplace Safety and Insurance, Employment Insurance, Canada Pension Plan, Employer Health Tax and all other coverage and payments or assessments to governments or government agencies that accrue or arise after the commencement of this Agreement in connection with the Assigned Employees. Without limiting the foregoing, GMCL shall remain responsible for and make payments necessary to satisfy the requirements of the Income Tax Act (Canada) and any provincial taxes in connection with the Assigned Employees.

2.8	Delphi Directly Hiring Employees
               Delphi agrees that it will not hire any persons to perform work required to be performed by members of the CAW bargaining unit at the Businesses. All such persons shall be provided by GMCL in accordance with this Agreement. Delphi may directly hire personnel as Delphi employees or Delphi contract employees (“Delphi Employees”), provided that they will not perform work required to be performed by members in the bargaining unit governed by the Collective Agreement.
               Delphi will directly pay all costs associated with Delphi Employees. Delphi Employees will have no entitlement under GMCL r Policies, including, without limitation to GMCL self nomination process and GMCL benefit programs and will have no access or recall rights to any GMCL position. Delphi shall be directly responsible for establishing and maintaining appropriate payroll, and benefit practices and benefit plans for Delphi Employees. Delphi will be solely responsible for the maintenance, administration and payment Workplace Safety and Insurance, Employment Insurance, Canada Pension Plan, Employer Health Tax and all other coverage and payments for assessments to governments or governmental agencies that arise or accrue in connection with Delphi Employees. Delphi shall be responsible for making payments necessary to satisfy the requirements of the Income Tax Act (Canada) and any provincial taxes in connection with the Delphi Employees. Delphi will be solely responsible for directing and supervising Delphi Employees unless otherwise agreed between the Parties.
2.9	Termination of Assignment

(a)	If an Assigned Employee departs a Business for any reason other than layoff or termination at the request of Delphi, including, without limitation, transfer, resignation, election to transfer to another location at GMCL, GMCL shall inform Delphi of the employee’s departure as soon as practicable upon GMCL becoming aware of the departure. If Delphi is advised by an Assigned Employee that he or she is terminating or resigning, Delphi shall inform GMCL but shall have no authority to accept such termination or resignation.

(b)	Subject to Section 2.10 and 2.2(b), GMCL will not be responsible for replacing Assigned Salaried Employees. GMCL shall be responsible only for staffing any vacancy that results from an Assigned Hourly Employee departing from the Business other than layoff or termination at the request of Delphi, and then only if

Delphi requests replacement of such persons. Any GMCL employee filling such vacancy shall be deemed to be an Assigned Employee.

(c)	Where an Assigned Hourly Employee elects to transfer out of the Business in accordance with the Collective Agreement, GMCL and Delphi shall, acting reasonably having regard to all of the surrounding circumstances, and subject to the requirements of the Collective Agreement, mutually agree upon the effective date of such transfer.

(d)	It is agreed GMCL will not replace or increase the number of Customer Service Engineers (“CSEs”) employed in respect of the Businesses. Notwithstanding the provisions on any purchase order governing the services provided by CSEs to the Businesses, all Employment Costs, and support costs related to CSEs (including all of GMCL’s costs relating to vehicles provided to such CSE’s, such as insurance, marketing losses, theft, repair, replacement, gas, etc.) will be the responsibility of the appropriate Delphi division and will be reimbursed to GMCL by that Delphi division.

2.10	Self Nomination by Assigned Salaried Employee
               Assigned Salaried Employees may continue to self-nominate for other positions within GMCL in accordance with the GMCL self-nomination process and policies (subject to reasonable restrictions on movement where such move is determined by Delphi to be adverse to a Business). GMCL will not reassign Assigned Salaried Employees away from the Business without first consulting Delphi and obtaining Delphi’s consent which consent shall not be unreasonably withheld. Positions to replace Assigned Salaried Employees will be posted by GMCL in accordance with GMCL policies upon Delphi’s request when openings arise as a result of an Assigned Salaried Employee self-nominating for other positions within GMCL. Appropriate replacement personnel satisfactory to Delphi include other qualified GMCL salaried employees as identified in accordance with GMCL Policies who volunteer to transfer to either Business or Delphi Employees.
               GMCL alone will be required to review and approve internal postings for and promotions to “Level 8” positions involving Assigned Salaried Employees.
               Neither Party or their affiliates may approach the other’s employees about employment opportunities without prior written consent of the other Party.
2.11	Delphi Offers of Employment
               Once Delphi has provided notice in writing to GMCL of its bona fide long-term plan for the Businesses, Delphi will be permitted to offer bona fide employment to the Assigned

Salaried Employees upon terms and conditions to be agreed between GMCL and Delphi, but in any case substantially similar in value in the aggregate to that then offered by GMCL. Once all the terms of employment have been agreed upon between GMCL and Delphi and the offers made, such Assigned Salaried Employees will have thirty (30) days to consider the offer of employment. During that period, GMCL and Delphi will work together to encourage Assigned Salaried Employees to accept employment with Delphi. The effective date of the transfer to employment with Delphi will be a mutually agreeable date, no later than 18 months thereafter and GMCL and Delphi will work together to transition any Assigned Salaried Employees who elect not to transfer to Delphi into suitable GMCL jobs. To the extent that such employees elect not to transition to Delphi and are not placed within GMCL, GMCL and Delphi will share equally the costs of the resulting layoff or severance, if any.
               Except as provided in this Section 2.11, Delphi will not employ or offer to employ a GMCL employee or, for a period of fifteen months after retirement, a GMCL employee who has taken incentive separation from GMCL, without the prior consent of GMCL, such consent which will not be unreasonably withheld.
2.12	Complaints to Outside Agencies
               GMCL is the party responsible for defending against all claims, complaints, suits and actions against it relating to or involved with the employment or cessation of employment of Assigned Employees, including, without limitation, claims under contract, tort, equity, or pursuant to any Employment Laws, and Delphi agrees to reimburse GMCL for the portion of any settlement or judgment that constitutes (a) Employment Costs or (b) that were caused by the actions (i) of Delphi or (ii) GMCL, where GMCL was complying with Delphi’s processes or procedures or Annual Operating Parameters provided that GMCL has advised Delphi of the claim, complaint or action, and Delphi has consented to any settlement (such consent not to be unreasonably withheld). Further Delphi agrees to reimburse GMCL for all reasonable legal and administrative costs resulting from such claims, complaints suits or actions in proportion that it is obligated to reimburse GMCL on the substantive portion of the claim.
               GMCL reserves the right to transfer, reassign, rehire, terminate or otherwise deal with a Assigned Employee to ensure compliance with Laws and to ensure compliance with an order or ruling from a government organization, agency or body. Delphi agrees to assist GMCL to comply with all Laws relating to the provision of Services under this Agreement.
2.13	Performance Evaluation
               GMCL shall apply its policy of carrying out annual performance reviews to the Assigned Salaried Employees and shall conduct all such reviews in accordance with the applicable GMCL Policy. Delphi may provide input to GMCL concerning the performance of Assigned Salaried Employees. Delphi concerns about performance issues relating to Assigned Employees may be referred to the Appeal Committee if, in Delphi’s view, Delphi’s concerns have not otherwise been adequately addressed.
2.14	Approval of Communications

(a)	Where Delphi contemplates formal communications outside of those communications required to operate the Businesses to GMCL’s employees, the public or governmental representatives relating to Delphi’s plans, intentions or obligations with respect to the Businesses or the Assigned Employees; such communications shall be reviewed and agreed to by both GMCL and Delphi acting reasonably. If GMCL objects to the proposed communication the dispute shall be referred to the Appeals Committee for resolution prior to its release.

(b)	GMCL shall have no authority through any authorized or unauthorized communications with its employees or their representatives, the public, or governmental officials, to commit Delphi to obligations, hiring arrangements, benefits or other terms or conditions of employment or to any other matter, nor shall any such communication by GMCL expand the specific and limited obligations of Delphi set forth herein.

(c)	Where communications are desired by Delphi to Assigned Employees, such communications shall be made by GMCL. Delphi shall have no authority through any authorized or unauthorized communications with its employees or their representatives, the public, or governmental officials, to commit GMCL to obligations, hiring arrangements, benefits or other terms or conditions or employment or to any other matter governed by this Agreement, nor shall any such communication by Delphi expand the specific and limited obligations of GMCL set forth herein.
3.	PAYMENT FOR SERVICES
3.1	Delphi Reimbursement of Employment Costs

(a)	Delphi shall be obligated to reimburse GMCL for all Employment Costs defined in subsection (b), relating to the Businesses incurred on or after May 1, 2000, which will include: (i) weekly and semi-monthly payment for payroll, payroll related taxes, and related costs for Assigned Hourly and Assigned Salaried Employees, respectively; (ii) reimbursement for Particular Employment Cost Matters as defined in Section 3.2; and (ii) a Composite Fringe Amount defined in Section 3.3 that is inclusive of the Layoff Cost Amount defined in Section 3.4. GMCL shall maintain responsibility for Employment Costs incurred prior to May 1, 2000, including but not limited to 2000, including but not limited to 2000 calendar year vacation pay, special paid allowance, statutory holidays, Christmas bonus, and paid absence allowance.

(b)	Employment Costs means all direct costs paid to or on behalf of the Assigned Employees by GMCL relating to Services provided to the Businesses for: (i) salaries, wages, holiday pay, vacation pay, bonuses, costs of living allowances, shift premiums, overtime costs; (ii) third party provider costs GMCL incurs for GMCL benefit plans; (ii) legally required costs referred to in Section 2.7(c). These Employment Costs are as set forth in Schedule 3.1(b) and must be incurred as a result of the Collective Agreement, GMCL Policies, or Employment Laws.

3.2	Arrangements and Reimbursement for Particular Employment Cost Matters

(a)	Ideas For Excellence

All GMCL employees shall remain eligible to submit suggestions under the GMCL Ideas for Excellence Program for improvements to either GMCL or Delphi operations. GMCL and Delphi will appoint representatives to determine the disposition of suggestions that affect the Businesses. If Delphi agrees that the suggestion made on or after May 1, 2000 is to be implemented in respect of a Business, then Delphi and GMCL shall determine jointly the award to be made to the GMCL employee in respect of the suggestion. GMCL will make the payment agreed in accordance with the GMCL Ideas for Excellence Program and Delphi will reimburse GMCL in an amount representing Delphi’s proportionate share of the financial benefit.

(b)	Tuition Allowance

GMCL has the right to approve the taking of courses by Assigned Employees. Delphi shall reimburse GMCL for all costs associated with the tuition allowance program for Assigned Salaried Employees regarding short-term training courses where Delphi agrees to the Assigned Salaried Employee taking such course. Delphi will have no reimbursement obligations for long-term training and education (that is, degree programs) allowances provided to Assigned Salaried Employees.

Delphi shall reimburse GMCL for all costs associated with the tuition assistance program and tuition assistance for dependent children plan contemplated by the Collective Agreement and GMCL Policy.

(c)	Company Cars

GMCL will continue to provide eligible Assigned Salaried Employees with company supplied automobiles in accordance with GMCL’s policies governing company supplied automobiles. Delphi shall reimburse GMCL for all of GMCL’s costs associated with providing such automobiles to Assigned Salaried Employees (including, without limitation marketing losses, insurance, theft, repair, replacement, gas, etc.).

However, if Delphi U.S. establishes a uniform stipend approach in lieu of supplying automobiles to its employees in its operations in the United States, the total amount which Delphi reimburses to GMCL pursuant to this paragraph shall not exceed the product of:

U.S. pre-tax stipend amount (converted to Canadian dollars) multiplied by the number of company supplied cars used by Assigned Salaried Employees.

(d)	Compensation Fund for Assigned Salaried Employees

Delphi will have input regarding administration of the GMCL compensation fund at GMCL levels as applied to the Businesses. To the extent that the GMCL compensation fund percentage of compensation is greater than the percentage of compensation provided under similar Delphi U.S. programs, Delphi will only be required to reimburse GMCL for the costs that would have been incurred if GMCL applied the Delphi U.S. percentage of compensation to the Assigned Salaried Employees. Subject to the foregoing sentence, Delphi will reimburse GMCL for the total amount of the enhanced variable compensation award paid by GMCL to Assigned Employees(which in respect of any options will be based on the Black-Scholes value at the time of the grant by GMCL) assigned by GMCL to any stock options granted by GMCL. For greater certainty, GMCL will be responsible and Delphi will not be obliged to reimburse GMCL for the cost of exercise of any stock options granted by GMCL.

(e)	General Training
(i)	GMCL will be responsible for providing any training that is required under the Collective Agreement and Delphi will reimburse GMCL for all costs relating to such training.

(ii)	Other than in respect of the training referred to in subparagraph (i) above, GMCL and Delphi will use commercially reasonable efforts to develop a joint process to determine the appropriate training to be provided to the Assigned Employees. Subject to Section 3.2(e)(i), Delphi will have primary responsibility for operations and organizational-related training such as lean manufacturing training. GMCL will have primary responsibility for personnel and country-related training, including but not limited to, health and safety, human rights, environmental and diversity training.

(iii)	Delphi will only be obligated to reimburse GMCL for its out-of- pocket costs for training, such as consultants, training materials and development costs, food and rentals of third party space. Delphi will not be responsible for costs related to GMCL employees providing the training or GMCL facilities used for the training.

(iv)	Delphi will be responsible for paying for all operations and organizational training except to the extent that bumping caused by an event caused by GMCL or GMCL employees other than Assigned Employees exceeds 10% of a specific employee classification affected by the bumping. Such training is set forth in Section 3.2(f). In such case, either
(1)	GMCL will either (a) provide Assigned Employees with the applicable training, or (b) will pay (and will not be reimbursed by Delphi) for the out-of-pocket costs for the standard operations and organizational training provided by Delphi, including Employment Costs, for those new Assigned Employees, above such percentage who bump in the Businesses, or

(2)	GMCL will only transfer such persons after completing the necessary training itself.
(v)	Any dispute concerning whether training should be provided, the cost of training or the allocation of the costs therefor will be referred to the Appeal Committee.
(f)	Skilled Trades Training

The Parties agree that certain training is required for particular trades:

Tool & Die:

Hands-on machine familiarization — (overlap with the resident trades person) — 80 hrs.

Electrician:

IMT Gas Certification — 120 hrs.

Robot Training — 80 hrs.

Hands-on Equipment Familiarization — 80 hrs. (overlap)

Miller Weld Controls — 16 hrs. (TRI-LINK only)

AFS Fastening — 24 hrs. (TRI-LINK only)

Vision Systems — 8 hrs. (TRI-LINK only)

Mig Welding — 8 hrs. (TRI-LINK only)

Industrial Mechanic — Millwright

IMT Gas Certification — 120 hrs. (Delphi should only train the 16 people and beyond that all additional would be GMCL’s responsibility)

Hands-on Equipment Familiarization — 80 hrs. (overlap)

Mig Welding (Robots) — 8 hrs. (TRI-LINK only)

GMCL and Delphi will agree upon the allocation of the costs in advance of such training.

(g)	Travel

If it is necessary for Assigned Employees to travel in the course of their work assignment, the travel guidelines of the GM Travel Policy, as amended from time to time, will apply to Assigned Salaried Employees and the Collective Agreement will apply to Assigned Hourly Employees. The Assigned Employees will be reimbursed by GMCL and Delphi will reimburse GMCL for such costs of travel that Delphi approves in advance.

     (h) Lay-offs and Terminations
(i)	Lay-offs Under Thirteen Weeks
The costs of any layoffs anticipated to be of thirteen (13) weeks or less will be paid by GMCL and reimbursed by Delphi as incurred regardless of the initiating cause. Such layoffs of a temporary nature and hence the required funding will be supported by a special report to be generated by GMCL to Delphi. When a layoff is deemed to be short term GMCL will continue to be reimbursed in the same fashion until such time that the layoff ends.
(ii)	Lay-offs Greater than Thirteen Weeks
(A)	Delphi shall give GMCL at least six months’ notice of any changes to the Businesses that may lead to the layoff of Assigned Employees anticipated to be greater than thirteen (13) weeks, (but at least one year in the event of a plant closure). Delphi acknowledges that GMCL has obligations that could be breached if Delphi fails to give GM notice of layoffs anticipated to be greater than 13 weeks. Upon receipt of such notice, GMCL shall provide sufficient working notice to the CAW and any affected Assigned Hourly Employees in compliance with the applicable statutory and Collective Agreement notice requirements. GMCL shall pay the costs relating to layoffs of this nature and will be reimbursed by Delphi in respect of the Layoff Cost Amount in accordance with Sections 3.3 and 3.4.
     (i) Vehicle Purchase Program
          GMCL will bear the costs of the GMCL Vehicle Purchase Program if used by Assigned Employees. Delphi will not be required to reimburse such costs.
     3.3 Composite Fringe Amount
(a)	The Composite Fringe Amount in any year will be based initially upon the costs determined in accordance with this Agreement for costs of the type set out in Schedule 3.3. Such amount will include an amount for layoffs of a type referred to in Section 3.2(h)(ii) and early retirement costs determined in accordance with section 3.4 (“Lay-off Cost Amount”). The Composite Fringe Amount will be reviewed and adjusted annually to reflect the variance in the prior year’s forecast. The Parties recognise that costs of the type set out in Schedule 3.3 are not definitive of all types of costs that should be considered as part of the Composite Fringe Amount in future years. The Composite Fringe Amount may vary from year to year reflecting required legislative or market changes to fringe benefits paid by GMCL to its employees. As well, the types of costs incurred may vary depending on the particular sub-population of employees under study.

(b)	In relation to the OPEB Expense and the Pension Expense, which forms part of the Composite Fringe Amount, the annual adjustment will reflect (i) the difference between the forecast number of Assigned Employees and the actual number of such Assigned Employees and (ii) the difference between the forecast OPEB Expense and Pension Expense upon which the monthly invoices to Delphi are based, and the actual OPEB Expense and Pension Expense, based upon the relevant FASB report referred to in this Section.

(c)	For each calendar year Delphi and GMCL will agree on a Composite Fringe Amount for Assigned Employees that includes: (i) selected forecast fringe benefit costs for the calendar year; and (ii) any amount carried forward from the previous calendar year that represents the difference between the amount accrued by GMCL in accordance with this Agreement and the amount paid by Delphi Canada. The reconciliation of the Composite Fringe Amounts contemplated in Article 3 will be at calculated at a minimum, on an annual basis, but no later than January of the following year. Delphi and GMCL will reconcile the Actual “Composite Fringe Benefit” categories to the amount which Delphi reimbursed, on a 1/12th budget basis and the aggregate variance will be settled no later than March 31 of the following year.

(d)	The Composite Fringe Amounts for Assigned Employees will include an amount for Pension Expense reflecting active service cost only (i.e., exclude any amount for interest expense, retiree expense or prior period actuarial gains or losses) where GMCL’s liability for the Business employees is valued on an economic basis. For pension liability valuation purposes, all actuarial assumptions will be consistent with GMCL’s prior year-end valuation as reported in GMCL’s FASB-87 report, except for: (i) the discount rate, which will be the plan’s actuarially assumed asset return rate in the previous year; and (ii) the pension benefit will be assumed to increase at the average rate over the past rolling 10 years. These exceptions will adjust the valuation to be an economic valuation. By valuing these expenses on an economic basis, any future pension benefit enhancements approved by GMCL will not be incorporated in any future allocations to Delphi (i.e., the benefit plan design will remain fixed).

(e)	The Composite Fringe Amounts for Assigned Hourly Employees will also include an amount for OPEB Expense reflecting active service cost only (i.e., exclude any amount for interest expense, retiree expense or prior period actuarial gains or losses) where GMCL’s liability for the Business employees is valued on an economic basis. For OPEB liability valuation purposes, all actuarial assumptions will be consistent with GMCL’s prior year-end valuation as reported in GMCL’s FASB-106 report, except for: (i) the discount rate, which will be the Pension Plan’s actuarially assumed asset return rate in the previous year; and (ii) the health care trend rate will be assumed to be 100 basis points higher. These exceptions will adjust the valuation to be an economic valuation. By valuing these expenses on an economic basis, any future OPEB enhancements approved by GMCL will not be incorporated in any future allocations to Delphi (i.e., the benefit plan design will remain fixed).

(f)	The hourly and salaried Composite Fringe Amounts will include amounts for other fringe benefits that reflect GMCL’s prior experience adjusted in a way consistent with GMCL’s budgeting process used to determine the expense at GMCL’s other operations.
     3.4 Lay-off Cost Amount
(a)	Delphi and GMCL will agree on Lay-off Cost Amounts for Assigned Employees in accordance with the following process:
(i)	In May of each year, prior to the commencement of the applicable calendar year budget process, the Parties will agree on the next year’s forecast Lay-off Cost Amount using a weighted amount of lay-off costs and the cost of early retirement. The weighting will be determined, and mutually agreed upon based on past experience for the number of retirement elections.

(ii)	The layoff costs will include SUB, IMP, VTEP payment, Health care, group insurance and any Pension Expense and OPEB Expense as calculated in the Composite Fringe Amount. The early retirement allowance will include the allowance and pension plan experience loss. (See Schedule 3.4 for examples)
(b)	The Lay-Off Cost Amount will be reviewed and adjusted annually to reflect the difference between forecast lay-off events (i.e., timing, number and mix of layoffs and early retirements) and actual layoff events (i.e., timing, number and mix). The variance between forecast and actual lay-off events and resulting actual and forecast Lay-off Cost Amounts will be subject to an annual reconciliation of the assumed timing, number and mix of long term layoff and early retirement as part of the reconciliation of the Composite Fringe Amount.

(c)	The base head count for assessing the Layoff Cost Amount for 2000 calendar year will be 449 Assigned Hourly Employees and 52 Assigned Salaried Employees. The base head count will be reduced by 1% annually for normal attrition (such as normal retirement without incentive payments, quit, or deaths). Such reduction will be recognised only as of January (starting in 2001) of each year, rounded down to the next whole number. The base head count will also be reduced for actual long-term layoffs that have occurred and for which Delphi has agreed to pay the costs pursuant to this Section 3.4. Base head count will be increased for additional permanently assigned heads added to Delphi.

(d)	Notwithstanding anything else in this Agreement, Delphi shall only be responsible for reimbursing layoff costs amount relating to long-term layoffs for Assigned Employees when such layoff reduces the Assigned Employee headcount within the Businesses below the then applicable base headcount for assessing actual layoff costs set out in the paragraph above.
[Delphi will be given credit against future Layoff Cost Amounts for reducing GMCL layoff costs during periods that the Businesses Assigned Employees who are permanent active GMCL employees are is in excess of the base head count.] However, in such case, notwithstanding the definition of Employment Costs and Lay-off Cost Amount, Delphi will be responsible for reimbursing GMCL for any actual layoff costs incurred by GMCL subsequent to the commencement of this Agreement in relation to Assigned Employees for whom it has received such credit, but only if such excess employees are actually laid off directly from Delphi.
     3.5 Invoices
          GMCL shall invoice Delphi, and be paid, for the Services and other amounts required to be paid by Delphi to GMCL under this Agreement in accordance with the Schedule 3.5 attached hereto. GMCL’s invoice for the Services will be submitted t on or before the times specified in Schedule 3.5. Delphi shall pay by electronic fund transfer on or before the times specified on Schedule 3.5. Any amounts payable under this Agreement in respect of which goods and services tax or harmonized sales tax is payable shall have such tax added thereto, and Delphi shall in addition to the amount payable pay an amount equal to the tax exigible thereon to the bank account(s) specified by GMCL from time to time.
          In the event that GMCL determines that an invoice previously issued contains an error or omission, a correction will be made to a subsequent invoice as soon as is practicably possible. The subsequent invoice will show the correction as a separate line item with a description of the nature of the error and the period to which it relates.

          GMCL shall be solely responsible for any penalties or interest as a result of errors or omissions arising from the assessment, calculation, collection, payment, or remittance of any goods and services tax or any other applicable tax related to GMCL’s invoices for Services.
4. TERM AND TERMINATION
     4.1 Termination
This Agreement shall commence May 1, 2000 and shall continue indefinitely unless terminated under, and only under, the following alternative conditions.
1.	Delphi gives written termination notice to GMCL on or before September 1, 2001 with termination effective December 31, 2002 or such other date to which both Parties agrees.

2.	Delphi gives written termination notice to GMCL on or before September 1, 2004 with termination effective December 31, 2005 or such other date to which Parties agrees.

3.	Delphi gives written termination notice to GMCL on or after December 31, 2005 with termination effective at least one year after notice has been given or such other date to which GMCL agrees.

4.	GMCL gives written termination notice to Delphi with termination effective at least to one year after notice has been given.
The Party requesting termination shall be liable for costs associated with termination of this Agreement including, but not limited to, associated severance and layoff costs.
     4.2 Insolvency Default
A Party (not then subject to the events enumerated in this Section) may terminate this Agreement on sixty (60) days’ notice if:
(a)	if the other Party does not generally pay its debts when such debts become due or admits in writing its inability to pay its debts generally or becomes insolvent or makes a general assignment for the benefit of creditors or conveys or transfers any of its material property with a view to delaying, defeating or hindering creditors or any proceedings are instituted by or against the other Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation or winding up, reorganization or relief of debtors or other similar law or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property (excluding proceedings being contested by the other Party in good faith so long as any enforcement proceedings are stayed), or if a receiver, trustee, custodian or other similar official for it or for any substantial part of its property is appointed, or any of them shall take any corporate action to authorize any of the actions set forth above in this clause;

(b)	if an order shall be made or an effective resolution passed for the winding-up, liquidation or dissolution of the other Party; or

(c)	if an encumbrancer shall take possession of all or a substantial part of the property of the other Party (whether by appointment of a receiver, receiver and manager or otherwise) or if a distress or execution or any similar process be levied or enforced there against and remain unsatisfied for such period as would permit such property or such substantial part thereof to be sold thereunder.
The Party whose condition under either paragraphs (a), (b), or (c) triggered the termination shall bear the costs of any such termination of this Agreement, including layoff and severance costs.
     4.3 Force Majeure
          Delays in or the failure of any Party to perform its obligations under this Agreement shall not constitute a default hereunder or give rise to any claim for Loss if and to the extent caused by a general lock-out of the GMCL complex or occurrences beyond the control of the Party so affected, including, but not limited to, decrees of Government (whether federal, provincial or municipal), acts of God, inability to procure materials or labour, strikes (legal or illegal), slowdowns, refusal to work or other activity to restrict output by Assigned Employees, fires, floods, explosions, riots, war, rebellion, sabotage and atomic or nuclear incidents; but lack of finances shall in no event be deemed to be a cause beyond a Party’s control. A Party, who wishes to rely on this Section, shall advise the other Parties of such state of force majeure as soon as possible.
5. INDEMNITY
     5.1 Indemnity by GMCL
          GMCL shall defend, hold harmless and indemnify Delphi against any Loss as a result of, in connection with or related to:
(a)	product liability claims in respect of products manufactured by GMCL Assigned Employees for Delphi pursuant to this Agreement, but only to the extent of any Loss attributable to the gross negligence or wilful misconduct of GMCL or its employees in failing to comply with Delphi’s manufacturing processes and procedures as required under this Agreement. For greater certainty Delphi is responsible and liable for all aspects of the design and engineering of such products manufactured after the date of the Agreement;

(b)	all employment related claims by Assigned Employees, or by the CAW on behalf of Assigned Employees, except (i) that such indemnity shall not preclude GMCL from claiming reimbursement from Delphi for any portion of such Losses that are otherwise amounts reimbursable by Delphi to GMCL under this Agreement and (ii) this indemnity does not extend to Losses to the extent, such Losses, are attributable to (A) GMCL properly implementing Delphi Annual Operating Parameters or (B) to the gross negligence of Delphi or wilful misconduct of Delphi Employees, (including without limitation, breach of Laws, or actions constituting sexual harassment or constructive dismissal);

(c)	claims by the CAW in relation to this Agreement and GMCL’s performance of the terms of this Agreement, except to the extent that the claim relates to the actions of GMCL taken at the direction of Delphi or in accordance with the proper implementation of the Annual Operating Parameters.

(d)	claims, including prosecutions and other regulatory proceedings, commenced against Delphi Canada as a result of the alleged failure of GMCL to comply with the duties and responsibilities under applicable Laws in relation to GMCL’s provision of Services under this Agreement.
     5.2 Indemnity by Delphi
          Delphi shall defend, hold harmless and indemnify GMCL against any Loss as a result of, in connection with or related to:
(a)	product liability claims relating to products manufactured after the date of this Agreement, except claims that are specified as a GMCL liability in s. 5.1(i); or

(b)	any employment related claims by Delphi Employees, except to the extent that such claims relates to the gross negligence of GMCL or wilful misconduct of GMCL employees (other than Assigned Employees) including breach of Laws, actions constituting sexual harassment or constructive dismissal.
     5.3 Certain Limitations
          Unless otherwise specifically provided, the obligations of indemnification in Sections 5.1 and 5.2 shall be subject to the requirements that the Party seeking to be indemnified provides the indemnifying Party, in respect of any claim made by a third party, prompt notice in writing of such claim and an opportunity at the indemnifying Party’s sole expense to resist, defend and negotiate a settlement regarding the same, including the final disposition of any appeal therefrom. The other Party shall have the right at its sole expense and option to be represented by counsel of its own choice in defence of any such claim and to be consulted in respect of all negotiations for settlement in connection with any such claim.
     5.4 Sole Remedy
The Parties agree that any dispute between GMCL and Delphi with respect to the obligations of the parties to this Agreement or the interpretation, application, or alleged violation of this Agreement or the failure by the Parties to agree on a matter which, under the terms herein, requires the agreement of the Parties (collectively “Disputes”) shall be subject to the provisions set out in Section 5.5.
     5.5 Dispute Resolution
          The Parties shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration or otherwise. Senior employees with expertise concerning the dispute shall first attempt to settle the Dispute within thirty (30) days of the issue being raised in writing by a Party. In the event that the Dispute is unresolved at the end of such period, it may be referred by either party to an appeal committee consisting of the GMCL Vice President, Personnel, Vice President Finance and Vice President Operations and Delphi E&C Director of Canadian Operations and Personnel Director, Delphi’s Oshawa site manager and Delphi Canada’s CFO (the “Appeal Committee”). The Appeal Committee will meet within thirty (30) days of having a Dispute referred to it and use commercially reasonable efforts to resolve the Dispute within sixty (60) days of the date of the referral of the Dispute. Regarding labour issues, the Appeal Committee will resolve Disputes in an effort to achieve a result that reflects as reasonably practicable the result that would have occurred had Delphi executed its own collective agreement with the CAW in the context of being the major supplier to GMCL. If any Dispute remains unsettled by the Appeal Committee within thirty (30) days of a Dispute being referred to it, either Party may require that the Dispute be subject to the Dispute resolution mechanism agreed between General Motors Corporation and Delphi U.S. If the Dispute is not resolved within the time frame set out in such agreement a Party may commence proceedings hereunder by delivering a written notice from a Senior Vice President or comparable executive officer of such Party (the “Demand”) to the other Party providing reasonable description of the Dispute to the other and expressly requesting mediation hereunder.
          The Parties hereby agree to submit all Disputes to non-binding mediation before a mediator reasonably acceptable to both Parties. If, after such mediation, the Parties subject to such mediation disagree regarding the mediator’s recommendation, such Dispute shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the Parties, their successors and assigns. The arbitration shall be conducted in

Oshawa, Ontario by three arbitrators acting by majority vote (the “Panel”) selected by agreement of the parties not later than ten (10) days after the delivery of the recommendation provided by the mediator as described above or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the “AAA Rules”). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the 1 Arbitration Act (Ontario) and such procedures as the Parties subject to such arbitration may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute; (ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each Party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Parties; provided that if the Parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel’s fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. The Parties hereto agree that monetary damages may be inadequate and that either Party by whom this Agreement is enforceable shall be entitled to seek specific performance of the arbitrators’ decision from a court of competent jurisdiction, in addition to any other appropriate relief or remedy. Notwithstanding the foregoing, in no event may the Panel award consequential, special, exemplary or punitive damages. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.
6. INSPECTION OF RECORDS
     6.1 Records
          All Employment Cost and time records shall be maintained by GMCL and GMCL shall maintain detailed, complete and accurate accounting records of Employment Costs and of the hours of direct labour performed under this Agreement. The hours of such labour billed by GMCL shall be supported by work schedules showing hours worked and by evidence of actual payment either through payroll records or cancelled cheques. All records pertaining to this Agreement shall be preserved for at least seven (7) years following the expiration or termination of this Agreement or any purchase order under it.
          GMCL agrees that its books and records, or such part thereof, relating to the performance of its obligations under this Agreement, shall at all reasonable times during business hours and on reasonable prior notice be subject to inspection by any authorized representative of Delphi and/or any government authorities having jurisdiction.

7. COMPLIANCE WITH LAW
     7.1 Compliance with Law
          GMCL and Delphi, as the case may be, shall use commercially reasonable efforts to cause their respective employees, agents and representatives to, comply with and observe all applicable Laws,.
     7.2 Permits and Approvals
          GMCL is responsible for obtaining (and maintaining) any necessary governmental permits for approvals that are required by law in order for GMCL to provide the Services to Delphi under this Agreement.
     7.3 Governing Law
          This Agreement shall be governed by, and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Subject to Section 5.5, the Parties hereby irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of Ontario in respect of the subject matter hereof.
8. CONFIDENTIALITY
     8.1 GMCL’s Name
          Delphi shall not, directly or indirectly, in any manner use or register or attempt to register (i) any name containing General Motors of Canada Limited, GMCL, General Motors Corporation, General Motors or GM, or (ii) any other mark, name or design owned by GMCL or its subsidiaries or affiliates or any confusingly similar marks, names or designs. Without limiting the generality of the foregoing, Delphi shall not use GMCL’s name in any advertising, promotional materials, publicity releases or other written material distributed to prospective clients relating to the Services to be performed by GMCL hereunder or the results thereof, without the prior written consent of GMCL.
     8.2 Delphi Confidentiality Obligations
          All GMCL Confidential Information disclosed or otherwise made available to Delphi by GMCL shall be considered confidential by Delphi. “GMCL Confidential Information” means confidential information known or used by GMCL in connection with its business including without limitation employee information (both personal and costs), financial information, marketing information, business opportunities and research and development which information may be modified, amended or improved from time to time, together with all data, compilations of information, forecasts, studies and other documentation, whether in oral, written, graphic, machine readable or physical form.
          Delphi shall not be subject to the obligations of this Section 8.2 with respect to:
(a)	information which is in the public domain or public information at the time of Delphi’s receipt thereof from GMCL;

(b)	information which, after Delphi’s receipt thereof from GMCL, becomes part of the public domain or public information through no act or fault of Delphi;

(c)	information which Delphi can show was lawfully in Delphi’s possession prior to the receipt thereof from GMCL;

(d)	information which at the time it was received in good faith by Delphi from an independent third patty was lawfully in possession of such third party and under no obligation of secrecy; and

(e)	information which is released from the provisions of this Agreement by the written authorization of GMCL.
          Delphi shall, and shall cause its officers, directors, employees and agents, to keep confidential all Confidential Information and not use such information except as contemplated by this Agreement. The standard of care imposed on Delphi for protecting such information shall be the reasonable and prudent care necessary to prevent improper disclosure or use of such information, to the same degree employed by Delphi to protect its own information of such nature, Delphi shall not be liable to GMCL, nor it will not be a default under this Confidentiality provision unless Delphi is grossly negligent in breaching this standard. During and after the term of this Agreement, Delphi agrees to not for any reason, without the prior written authorization of GMCL, directly or indirectly provide any other person, firm or corporation with access to the GMCL Confidential Information or make use of the GMCL Confidential Information for its personal benefit or for the benefit of any person, firm or corporation other than GMCL or assist others in doing so.
          Delphi acknowledges that the GMCL Confidential Information is confidential and a valuable asset of GMCL and is and at all times shall remain the exclusive property of GMCL and the confidentiality of the same shall be protected by Delphi. All applicable intellectual property rights residing in the GMCL Confidential Information, including, without limitation, patents, copyrights, industrial designs, trade-marks and trade secrets are and will remain the exclusive property of GMCL.

          Upon written request from GMCL upon the termination of this Agreement, Delphi shall promptly return to GMCL all GMCL Confidential Information in Delphi’s possession or subject to its control.
          Delphi agrees to request that Delphi salaried employees execute a confidentiality acknowledgment in favour of GMCL substantially in the form of Schedule 8.2.
          In the event that Delphi or anyone to whom Delphi provides or otherwise makes available the GMCL Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the GMCL Confidential Information to any government entity or other third party, Delphi will provide GMCL with prompt notice, together with copies of all GMCL Confidential Information which Delphi intends to disclose so that GMCL may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. Such notice and GMCL Confidential Information shall be provided to GMCL in writing at least five (5) Business Days prior to disclosure of same to any governmental entity or other third party. In the event that such protective order or other remedy is not obtained, or that GMCL waives compliance with the provisions of this Agreement, Delphi will furnish only that portion of the GMCL Confidential Information which Delphi is advised, by written opinion of counsel, addressed to Delphi, is legally required and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded the GMCL Confidential Information.
     8.3 GMCL Confidentiality Obligations
          All Delphi Confidential Information disclosed or otherwise made available to GMCL by Delphi shall be considered confidential by GMCL. “Delphi Confidential Information” means confidential information known or used by Delphi in connection with its business including without limitation employee information (both personal and costs), financial information, marketing information, business opportunities and research and development which information may be modified, amended or improved from time to time, together with all data, compilations of information, forecasts, studies and other documentation, whether in oral, written, graphic, machine readable or physical form.
          GMCL shall not be subject to the obligations of this Section 8.3 with respect to:
(a)	information which is in the public domain or public information at the time of GMCL’s receipt thereof from Delphi;

(b)	information which, after GMCL’s receipt thereof from Delphi, becomes part of the public domain or public information through no act or fault of GMCL;

(c)	information which GMCL can show was lawfully in GMCL’s possession prior to the receipt thereof from Delphi;

(d)	information which at the time it was received in good faith by GMCL from an independent third party was lawfully in possession of such third party and under no obligation of secrecy; and

(e)	information which is released from the provisions of this Agreement by the written authorization of Delphi.
          GMCL shall, and shall cause its officers, directors, employees and agents, to keep confidential all Delphi Confidential Information and not use such information except as contemplated by this Agreement. The standard of care imposed on GMCL for protecting such information shall be the reasonable and prudent care necessary to prevent improper disclosure or use of such information, to the same degree employed by GMCL to protect its own information of such nature, GMCL shall not be liable to Delphi, nor it will not be a default under this Confidentiality provision unless GMCL is grossly negligent in breaching this standard. During and after the term of this Agreement, GMCL agrees to not for any reason, without the prior written authorization of Delphi, directly or indirectly provide any other person, firm or corporation with access to the Delphi Confidential Information or make use of the Delphi Confidential Information for its personal benefit or for the benefit of any person, firm or corporation other than Delphi or assist others in doing so.
          GMCL acknowledges that the Delphi Confidential Information is confidential and a valuable asset of Delphi and is and at all times shall remain the exclusive property of Delphi and the confidentiality of the same shall be protected by GMCL. All applicable intellectual property rights residing in the Delphi Confidential Information, including, without limitation, patents, copyrights, industrial designs, trade-marks and trade secrets are and will remain the exclusive property of Delphi.
          Upon written request from Delphi upon termination of this Agreement, GMCL shall promptly return to Delphi all Delphi Confidential Information in GMCL’s possession or subject to its control.
          GMCL agrees to request that GMCL Assigned Salaried Employees execute a confidentiality acknowledgment in favour of Delphi substantially in the form of Schedule 8.3.
          In the event that GMCL or anyone to whom GMCL provides or otherwise makes available the Delphi Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the Delphi Confidential Information to any government entity or other third party, GMCL will provide Delphi with prompt notice, together with copies of all Delphi Confidential Information which GMCL intends to disclose so that Delphi may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. Such notice and Delphi Confidential Information shall be provided to Delphi in writing at least five (5) Business Days prior to disclosure of same to any governmental entity or other third party. In the event that such protective order or other remedy is not obtained, or that Delphi waives compliance with the provisions of this Agreement, GMCL will furnish only that portion of the Delphi Confidential Information which GMCL is advised, by written opinion of counsel, addressed to GMCL, is legally required and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded the Delphi Confidential Information.
     8.4 Public Disclosures
          The terms of this Agreement shall be kept confidential by the Parties except that the CAW may be informed by GMCL of its terms. GMCL and Delphi Canada will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any press release or make any public statement without mutual consent, except as may be required by applicable law and then only after such prior consultation.
9. NOTICE
     9.1 Notice
          Any notice or other communication required or permitted to be given by this Agreement shall be in writing and shall be effectively given if (i) delivered personally; or (ii) sent by prepaid courier service; or (iii) sent by facsimile and confirmed by mailing the original document so sent by prepaid mail on the same or following day,
If to GMCL:
General Motors of Canada Limited
1908 Colonel Sam Drive
Oshawa, Ontario L1H 8P7
Attention:     Treasurer
Fax No:     (905)644-6273

with a copy to: General Motors of Canada Limited
1908 Colonel Sam Drive
Oshawa, Ontario L1H 8P7
Attention:     General Counsel
Fax No:       (905) 644-7772
If to Delphi Canada:
Delphi Canada Inc.
c/o Delphi Energy & Chassis Systems
4800 S, Saginaw Street
M/C 485-301-14C
Flint, Michigan 48501
Attention:   President
Fax No:       (810) 257-6957
with a copy to: Delphi Automotive Systems Corporation
5725 Delphi Drive
Troy, MI 48098-2815
Attention:  Assistant General Counsel, Commercial Practices
Fax No.      (248) 813-2491
or at such address as the Party to whom such notice or other communication is to be given shall have advised the Party giving same in the manner provided in this Section. Any notice or other communication delivered personally or by prepaid courier service shall be deemed to have been given and received on the day of actual receipt at such address, provided that if such day is not a Business Day (as defined below), such notice or other communication shall be deemed to have been given and received on the next Business Day. Any notice or other communication transmitted by facsimile shall be deemed given and received on the day of its transmission provided that the sending Party contacts the receiving Party to confirm receipt thereof and that such day is a Business Day and such transmission is completed before 5:00 p.m. on such day, failing which such notice or other communication shall be deemed given and received on the first Business Day after its transmission. Regardless of the foregoing, if there is a mail stoppage or labour dispute or threatened labour dispute which has affected or could affect normal mail delivery by Canada Post, then a Party who sends a notice or other communication by telecopier shall be relieved from the obligation to mail the original document in accordance with this Section.

10. GENERAL
     10.1 Cooperation
     Delphi and GMCL agree to work together in good faith and cooperate in performing under this Agreement. In this regard, other than with respect to claims by GMCL or any GMCL affiliate against Delphi, GMCL shall, at the reasonable request of Delphi, provide Delphi with technical assistance, documentation, and other information, through Assigned Employees and, to the extent possible, former Assigned Employees. Delphi shall reimburse GMCL for GMCL’s reasonable out-of-pocket costs incurred in connection with such assistance as agreed upon by the Parties.
     10.2 Survival
     Sections 5, regarding indemnification, 6, regarding inspection of records, 8, regarding confidentiality, and 10.1, regarding cooperation, shall survive the termination of this Agreement for a period of seven (7) years. If any portion of this Agreement is deemed invalid by a court of competent jurisdiction, the other provisions of this Agreement will apply with full force and effect.
     10.3 No Assignment
     This Agreement shall be binding upon the parties hereto and shall not be assignable or transferable by either party to any third party without the prior written consent of the other party, which consent may be withheld to the other party in its sole discretion.
     10.4 Time
          Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.
     10.5 Singular, etc.
     In this Agreement, the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise requires.

     10.6 Headings
          The division of this Agreement and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any part thereof.
     10.7 Currency
          Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful Canadian funds. All amounts to be paid pursuant to this Agreement are to be paid in lawful Canadian funds.
     10.8 Entire Agreement
          This Agreement, including all schedules attached hereto and including any purchase orders and/or releases issued by GMCL from time to time shall constitute the entire agreement between the Parties with respect to the furnishing of the Services.
     10.9 Waiver and Modification
          No provision of this Agreement shall be deemed waived, amended or modified by any Party unless such waiver, amendment or modification is in writing, and signed by an authorized representative of each Party.
     10.10 Business Day
          For the purposes of this Agreement, “Business Day” shall mean any day that is not a Saturday, Sunday, a statutory or public holiday or a day on which GMCL is closed for business.
     10.11 Counterparts
          This Agreement may be executed by the Parties in separate counterparts or by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts or facsimile copies shall together constitute one and the same instrument. All signatures of the Parties to and pursuant to this Agreement may be transmitted by facsimile, and such facsimile will for all purposes be deemed to be the original signature of the person whose signature it reproduces and will be binding upon that person and on the Party on whose behalf that person signed.

     10.12 Third Parties
          Nothing contained in this Agreement is intended to or shall be construed to confer upon or give to any person, firm, corporation, association, labour organization, or trust other than the Parties and their respective successors and permitted assigns, any claims, rights, or remedies under or by reason of this Agreement.

          IN WITNESS WHEREOF, the Parties hereby have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

GENERAL MOTORS OF CANADA LIMITED

By:	/s/ L. D. Warrall
Title:

By:	/s/ J. Zur Schmiede
Title:

DELPHI CANADA INC.

By:	/s/ Richard J. Wilkins
Title:

By:
Title:

APPROVED

FINANCIAL	LEGAL

BPM	CC
4/28/00
DATE	DATE
April 28, 2000

SCHEDULE “2.1”
TOTAL EMPLOYEES

LOCATION	HOURLY EMPLOYEES	SALARIED EMPLOYEES
OSHAWA BATTERY	244	25

TRI-LINK	205	27

TOTAL	449	52
Hourly Employees on leave, etc.

Oshawa Battery

Leave	4
Layoff	8
Total	12

Oshawa Tri-Link

Leave	3
Layoff	3
Total	6
Salaried Employees on leave, etc.
     Nil

Schedule 3.1(b) — Payroll Related Actuals

Description	Group
1 Straight Time	Hourly	Salary
2 Shift Premiums	Hourly	Salary
3 Overtime	Hourly	Salary
4 COLA	Hourly
5 Vacation Pay (PAA. SPA)	Hourly
6 Special Payment (Holiday Bonus)	Hourly	Salary
7 Holiday Pay	Hourly
8 Short Work Week Benefits	Hourly
9 Bereavement. Election & Jury Duty	Hourly
10 Disability Leave of Absence	Hourly	Salary
11 Military leave of Absence	Hourly
12 Enhanced Variable Pay		Salary
13 Health Care Tax	Hourly	Salary
14 Employment Insurance	Hourly	Salary
15 Employment Insurance Rebate		Salary
16 Canada Pension Plan	Hourly	Salary
17 Stock Savings Plan		Salary
18 Tuition and Tool Allowance	Hourly
19 Tuition Refund	Hourly	Salary
20 Worker’s Compensation	Hourly	Salary
21 Short-term Layoff Costs	Hourly	Salary
22 Short-term Leave	Hourly	salary

Schedule 3.3 — Composite Fringe Items

Description	Group
23 Wages Training Program	Hourly
24 Group Life Insurance	Hourly	Salary
25 Health Care Benefits	Hourly	Salary
26 Substance Abuse		Salary
27 Legal Services Plan	Hourly
28 Retiree Health Group / OPEB	Hourly	Salary
29 Pension Plan	Hourly	Salary
30 Stock Savings Plan	Hourly
31 National Training Fund	Hourly
32 Paid Educational Leave	Hourly
33 Training Fund – National Overtime Penalty	Hourly
34 Long-term Layoff Costs	Hourly	Salary
35 Special Canadian Contingency Plan	Hourly
36 Other Benefits As Agreed To By GMCL And Delphi From Time to Time	Hourly	Salary

Schedule 3.4 – Layoff Cost Example (Salary)

Salary Layoffs	2000 CY	2001 CY	2002 CY
Year 1
Sub payments per head (6 mths* 6140/mth * 75%) + (6 mths * 6140/mth * 60%), lese EI portion	33,627	35,308	37,074
Health care per head (1 mth * 307.07 + 11 mths * 222.79)	2,758	2,803	3,055
Group Inc per head (1 mth @ 222.96 + 11 mths @ 98.09)	1,302	1,367	1,435
Pension Cost	5,800	6,090	6,395
OPEB Cost	1,400	1,474	1,551

Total Costs - year 1	44,887	47,141	49,509

Year 2
Sub payments per head (12 mths @ $6140/mth * 60%)	44,208	48,418	48,739
Heath care per head (12 mths @ 222,79)	2,673	2,814	2,982
Group Inc per head (12 mtha @ 98,09)	1,177	1,236	1,298
Pension Cost	5,800	6,090	6,395
OPEB Cost	1,400	1,474	1,551

Total Costs - year 2	55,259	58,032	60,944

Year 3
ICP payments per head (12 mths @ $6140/mth * 60%)	44,208	46,418	48,739
Total Costs - year 3	44,208	46,418	48,739

Total Layoff Costs Per Employee	144,353	151,592	159,193

Schedule 3.4 – Layoff Cost Example (Hourly)

	2000 CY	2001 CY	2002 CY
Early Retirements	90%	90%	90%
Document 12 Early Retirement Incentive	50,000	50,000	50,000
Pension Plan Experience Loss	98,650	98,650	98,650

Total Early Retirement Costs Per Employee	148,650	148,650	148,650

Layoffs	10%	10%	10%
Year 1
Sub payments per head (52 weeks * $698/Week), less El portion - (52*698)-(39*413)	20,189	21,198	22,258
Health care per head (1 mth * 264.31 + 11 mths * 188.42)	2,337	2,460	2,589
Group Ins per head (1 mth @ 204.08 + 11 mths @ 46.43)	715	751	788
Pension Cost	5,000	5,250	5,513
OPEB Cost	1,100	1,158	1,219

Total Costs - year 1	29,341	30,816	32,366

Year 2
Sub payments per head (52 weeks @ $698/week)	36,296	38,111	40,016
Health care per head (12 mths @ 168.42)	2,261	2,380	2,505
Group Ins per head (12 mths @ 46.43)	557	565	614
Pension Cost	5,000	5,250	5,513
OPEB Cost	1,100	1,158	1,219

Total Costs - year 2	45,214	47,483	49,866

Year 3
IMP payments per head (52 weeks @ $644/week)	33,488	35,162	36,921
Health care per head (12 mths @ 188.42)	2,261	2,380	2,505
Group Ins per head (12 mths @ 46.43)	557	585	614

Total Costs - year 3	36,306	38,127	40,039

Year 4
Sub payments per head (52 weeks @ $698/week)	36,296	38,111	40,016
Health care per head (12 mths @ 188.42)	2,261	2,380	2,505
Group Ins per head (12 mths @ 46.43)	557	586	614

Total Costs - year 4	39,114	41,076	43,135

Year 5
Sub payments per head (26 weeks @ $698/week)	18,148	19,055	20,008
Health care per head (6 mths @ 188.42)	1,131	1,190	1,252
Group Ins per head (6 mths @ 46.43)	279	293	307

Total Costs - year 5	19,557	20,538	21,568

Total Layoff Costs Per Employee	169,532	178,040	186,975

SCHEDULE “3.5”
(a) Except as specified in paragraph (c) Delphi will reimburse GMCL on a weekly basis for Assigned Hourly Employee payroll and related payroll taxes and payments on or before the dates on Schedule 3.5.A.
(b) Except as specified in paragraph (c) Delphi will reimburse GMCL semi-monthly for Assigned Salaried Employee payroll and related payroll taxes and payments on or before the dates on Schedule 3.5.A, except for reimbursement of the cost of the options granted as part of variable compensation which will be reimbursed at the end of the month in which the optins are paid.
(c) Delphi will reimburse GMCL on a monthly (5th Working Day of following month) for Hourly and Salary actual incurred Health Care Tax and Worker’s Compensation Tax.
(d) Composite Fringe Amounts will be recovered on a prorated monthly basis based on the agreed Composite Fringe Amount for the year in question and paid on or before the dates set out in Schedule 3.5.A.
(e) All other reimbursements due under this Agreement between the Parties shall be paid within fourteen days of the presentment of invoices for such payment, invoices for ordinary course reimbursement may be presented at the end of each month in which the expense was incurred and invoices for extraordinary items and all reimbursement in excess of $500,000 may be presented upon the expense being incurred. In either case, payment will be due 14 days after presentment of the invoice.
(f) Any other Employee related costs which may arise during the course of this agreement must be reviewed and agreed upon by Delphi prior to invoicing and will be reimbursed to GMCL on the appropriate basis depending on the type of cost, i.e., weekly, semi-monthly.

Schedule 3.5 — Invoice Delphi Funding Schedule — Calendar Year 2000

Short-term
		Layoff/	Salaried
	Hourly Pay	Leave	Pay
	Funding	Funding	Funding
Month	Code “A”	Code “A*”	Code “B”
May	10th	11th	12th
	17th	18th	30th
	25th	26th
	31st	1st
June	7th	8th	14th
	14th	15th	28th
	21st	22nd
	28th	29th
July	5th	6th	12th
	12th	13th	28th
	19th	20th
	26th	27th .
August	2nd	3rd	14th
	10th	11th	30th
	16th	17th
	23rd	24th
	30th	31st
September	7th	8th	13th
	13th	14th	27th
	20th	21st
	27th	28th
October	4th	5th	11th
	12th	13th	30th
	18th	19th
	25th	26th
November	1st	2nd	14th
	8th	9th	29th
	15th	16th
	22nd	23rd
	29th	30th
December	6th	7th	13th
	13th	14th	20th
	20th	21st
	28th	29th

Schedule 3.5 – Invoice Payroll & Composite Fringe Funding Legend

Funding Code	“A”	Delphi To Reimburse “Weekly”
	“A”	Delphi To Reimburse “Weekly”
	“B”	Delphi To Reimburse “Semi-Monthly”
	“C”	Delphi To Reimburse “Monthly”

	Employee	Funding	Employee	Funding
Description	Group	Code	Group	Code
1 Straight Time	Hourly	A	Salary	B
2 Shift premiums	Hourly	A	Salary	B
3 Overtime	Hourly	A	Salary	B
4 COLA	Hourly	A
5 Vacation Pay (PAA, SPA)	Hourly	A
6 Special Payment (Holiday Bonus)	Hourly	A	Salary	B
7 Holiday Pay	Hourly	A
8 Short Work Week Benefits	Hourly	A
9 Bereavement Election & Jury Duty	Hourly	A
10 Disability Leave of Absence	Hourly	A	Salary	B
11 Military leave of Absence	Hourly	A
12 Enhanced Variable Pay			Salary	B
13 Health CareTax	Hourly	C	Salary	C
14 Employment Insurance	Hourly	A	Salary	B
15 Employment Insurance Rebate			Salary	B
16 Canada Pension Plan	Hourly	A	Salary	B
17 Stock Savings Plan			Salary	B
18 Tuition and Tool Allowance	Hourly	A
19 Tuition Refund	Hourly	A	Salary	B
20 Worker’s Compensation	Hourly	C	Salary	C
21 Short-term Layoff Costs	Hourly	A*	Salary	B
22 Short-term Leave	Hourly	A*	Salary	B

23 Wages Training Program	Hourly	C
24 Group Life Insurance	Hrly/Salary	C
25 Health Care Benefits	Hrly/Salary	C
26 Substance Abuse	Salary	C
27 Legal Services Plan	Hourly	C
28 Retiree Health Group/OPEB	Hrly/Salary	C
29 Pension Plan	Hrly/Salary	C
30 Stock Savings Plan	Hourly	C
31 National Training Fund	Hourly	C
32 Paid Educational Leave	Hourly	C
33 Training Fund -National O/T Penalty	Hourly	C
34 Long-term Layoff Costs	Hrly/Salary	C
35 Special Canadian Contingency Plan	Hourly	C
Other Benefits As Agreed To By
36 GMCL Delphi From Time to Time	Hrly/Salary	C

SCHEDULE 8.2
DELPHI SALARIED EMPLOYEES
CONFIDENTIALITY ACKNOWLEDGMENT
TO: GENERAL MOTORS OF CANADA LIMITED (“GMCL”)
Dear Sirs/Mesdames:
I acknowledge that as an employee of Delphi Canada Inc. (“Delphi Canada”) who may from time to time receive non-public, confidential or proprietary information pertaining to GMCL and its affiliates, including, without limitation, information concerning GMCL costs, technology, financing, financial statements, pricing and business plans (“Information”). “Information” does not include information that is or becomes generally available to the public other than as a result of disclosure by me or other Delphi Canada employees or that is received by me from an independent third party that obtained it lawfully and was under no duty of confidentiality.
I will keep the Information confidential and will not, without your prior written consent, disclose such Information to any person other than (i) as required by law; (ii) to employees of GMCL and their affiliates; or (iii) to Delphi Canada or Delphi Canada employees as required to permit Delphi to provide services to GMCL. I will not use such Information for any purpose other than to provide the services to GMCL. Any copies of the Information in my possession will be returned to you promptly upon your request (and, in any event, within five (5) business days after such request).
I acknowledge that disclosure of the Information may cause serious irreparable damage and harm to GMCL and that remedies at law would be inadequate to protect against breach of this agreement, and therefore I agree in advance to the granting of injunctive relief in your favour for any breach of the provisions of this acknowledgment and to the specific enforcement of the terms of this acknowledgment, without proof of actual damages, in addition to any other remedy to which you would be entitled.

Yours very truly,

By:
	[Name of Employee]	Witness Signature

Date:		Name of Witness (Printed)

SCHEDULE 8.3
GMCL ASSIGNED SALARIED EMPLOYEES
CONFIDENTIALITY ACKNOWLEDGMENT
TO: DELPHI CANADA INC. (“Delphi Canada”)
Dear Sirs/Mesdames:
I acknowledge that as an employee of General Motors of Canada Limited (“GMCL”) who may provide services to Delphi Canada from time to time I may receive non-public, confidential or proprietary information pertaining to Delphi Canada and its affiliates, including, without limitation, information concerning Delphi Canada costs, technology, financing, financial statements, pricing and business plans (“Information”). “Information” does not include information that is or becomes generally available to the public other than as a result of disclosure by me or other GMCL employees or that is received by me from an independent third party that obtained it lawfully and was under no duty .of confidentiality.
I will keep the Information confidential and will not, without your prior written consent, disclose such Information to any person other than (i) as required by law; (ii) as required in order to properly perform services for Delphi; (iii) to employees of Delphi Canada and their affiliates; or (iv) to GMCL or GMCL employees as required to permit GMCL to provide services to Delphi Canada. I will not use such Information for any purpose other than to provide the services to Delphi Any copies of the Information in my possession will be returned to you promptly upon your request (and, in any event, within five (5) business days after such request).
I acknowledge that disclosure of the Information may cause serious irreparable damage and harm to Delphi Canada and that remedies at law would be inadequate to protect against breach of this agreement, and therefore I agree in advance to the granting of injunctive relief in your favour for any breach of the provisions of this acknowledgment and to the specific enforcement of the terms of this acknowledgment, without proof of actual damages, in addition to any other remedy to which you would be entitled.

Yours very truly,

By:
	[Name of Employee]	Witness Signature

Date:		Name of Witness (Printed)

Master Restructuring Agreement
Exhibit 5.01(a)(vii)(iii)
Administrative Services Agreement between Delphi Canada, Inc. and General Motors
Canada Limited, dated as of May 1, 2000

ADMINISTRATIVE SERVICES AGREEMENT
THIS ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is made and entered into as of May 1, 2000 by GENERAL MOTORS OF CANADA LIMITED, a Canadian Corporation (“GMCL”), and DELPHI CANADA INC., an Ontario corporation, (“Delphi Canada”), based upon the following:
WHEREAS, GMCL and Delphi Canada are parties to an Asset Purchase Agreement dated as of December 31, 1998 as amended and restated May 1, 2000 (the “Asset Purchase Agreement”), under which Delphi Canada is purchasing certain assets from GMCL in connection with GMCL’s Battery Products business at the Oshawa Battery Plant and the Chassis Products business at the Oshawa Tri-Link Plant, which constitute the Businesses that are the subject of the Asset Purchase Agreement; and
WHEREAS, in accordance with the Asset Purchase Agreement, GMCL and Delphi Canada will enter the Oshawa Labour and Management Services Agreement with respect to the provision of the services of GMCL employees directly engaged in the operation of the Businesses; and
WHEREAS, in accordance with the Asset Purchase Agreement, GMCL and Delphi Canada will enter Leases with respect to the Oshawa Battery Plant and Oshawa Tri-Link Plant; and
WHEREAS, in connection with the Asset Purchase Agreement and Leases, GMCL has agreed to provide to Delphi Canada, directly or through one or more of its affiliates or third party suppliers, commencing on the date of closing as set forth in the Asset Purchase Agreement, certain administrative services, under the terms and conditions set forth in this Agreement; and
WHEREAS, GMCL and Delphi Canada are entering into this Agreement to set forth terms and conditions governing GMCL’s provision of services to Delphi Canada and the rights and obligations of the parties with respect thereto; and
WHEREAS, capitalized terms in this Agreement shall have the meaning ascribed thereto in the Asset Purchase Agreement unless defined otherwise in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GMCL and Delphi Canada agree as follows:
1.	Provision of Services
     1.1 During the Term of this Agreement as defined in Section 4 below (“Term”), GMCL will provide or ensure the provision to Delphi Canada of any services provided by GMCL or its Affiliates to the Businesses (as defined in the Asset Purchase Agreement) in the year period ending April 30, 2000 (the “Prior Year”) which Delphi Canada reasonably identifies and requests in writing that GMCL provide to it, in accordance with the times, specifications and other provisions contained in Delphi Canada purchase orders issued from time to time and in accordance with this Agreement (the “Services”). The Services shall be provided in the manner and at a relative level of service consistent in all material respects with that provided by GMCL or its Affiliates to the Businesses in the Prior Year.
     1.2 GMCL represents that Exhibit 1.1 (listing “Administrative Services”) includes only those services which GMCL and Delphi Canada have agreed are to be provided. The parties agree to review and amend, if required, the Exhibit on an annual basis to more fully list the Services and to carry out the intent of Section 1.1. The terms of this Agreement will apply except to the extent conflicting with the terms of an Exhibit as to a particular Service, in which case the terms of such Exhibit will control.
     1.3 GMCL shall continue to manage all Health and Safety and Industrial Hygiene issues associated with the properties subject to the Leases (the “Delphi Facilities”) in the same manner in all respects as before the Closing Date. All costs associated with such management shall be borne by Delphi Canada upon presentation of account. The Parties contemplate that in managing Health and Safety and Industrial Hygiene issues at the Delphi Facilities, GMCL will include the Delphi Facilities in all generally applicable Health and Safety and Industrial Hygiene programmes in effect at GMCL Oshawa Autoplex, including without limiting the generality of the foregoing, all programmes directed to auditing, due diligence, monitoring, testing, Health and Safety and Industrial Hygiene reporting, compliance with applicable laws, permits, any and all orders or directives issued by a competent authority. Where changes to existing programmes are required in order to effect enhanced auditing, due diligence, monitoring, testing, Health and Safety and Industrial Hygiene reporting, compliance, with applicable laws, permits, or any and all orders or directives, such changes shall be implemented by GMCL. It is also contemplated by the Parties that the Delphi Facilities will participate in all applicable spill prevention, response, and remediation activities in the same manner and degree following the Closing Date as was the case prior to the Closing Date, and that the same method and approach to costs allocation will be used following the Closing Date. Delphi Canada will take no steps which compromise the compliance status of the Delphi Canada Facilities, and will ensure that all proposed changes to product, product components, or manufacturing processes which may have Health and Safety and Industrial Hygiene implications, or implications for compliance with relevant permits, orders or directives will be revealed to GMCL Health and Safety and Industrial Hygiene personnel prior to implementation, and sufficiently in advance of implementation to permit the impact of the proposed changes to be fully assessed. GMCL shall be responsible for all losses attributable to Health and Safety and Industrial Hygiene management services GMCL provides under this Agreement except to the extent such Losses are attributable to the gross negligence of Delphi.
     1.4 If, after the execution of this Agreement, Delphi Canada requests GMCL to provide a Service available from GMCL and omitted from the Exhibit, such Service shall be provided to Delphi Canada subject to GMCL’s consent, which consent shall not be unreasonably withheld or delayed, and GMCL and Delphi Canada shall negotiate in good faith to agree on the terms and conditions upon which such Service would be added to this Agreement, it being agreed that, subject to Article 2, the charges for such Services should be determined on a basis consistent with the methodology for determining the charges provided for in this Agreement (i.e., sufficient to cover GMCL’s actual costs, without any profit margin).
     1.5 Services will be performed by GMCL in the same manner as GMCL performs or requires performance of the same services for its own organization and customers. Subject to the foregoing, GMCL has the right to change the manner of rendering Services from time to time, but in no event will any such change cause a material adverse effect on the quality of the Services rendered, except only if (a) such change relates to a Service provided by a U.S. Affiliate of GMCL and is made necessary by a change mandated by such U.S. Affiliate and (b) such change is generally applicable to GMCL and its U.S. and Canadian vehicle producing Affiliates. In any case, all changes will be implemented to the extent practicable so as to minimize any disruption to Delphi Canada’s operations and ability of Delphi Canada to use such Services. Delphi Canada shall have the option of paying for changes in its systems and operations to minimize any such disruption, and GMCL will cooperate in a commercially reasonable fashion in implementing its changes in coordination with any changes made by Delphi Canada so as to minimize such disruption.
     1.6 Services and the form of reports and other data as historically rendered will be adapted at no charge for Delphi Canada’s use in a reasonable manner, in order to reflect the separation of Delphi Canada from GMCL. Additional adaptation requested by Delphi Canada will be provided by GMCL at Delphi Canada’s expense. Reports and other data will be given to Delphi Canada in a form separate from reports and other data applicable to GMCL and its Affiliates, and access thereto will be restricted except to the extent necessary to perform the Services.
     1.7 Subject to Section 1.8, this Agreement shall not be exclusive and Delphi Canada may order other services from other parties. GMCL may provide these Services to other parties at any time.
     1.8 The Services of GMCL referenced in Section 4.2, must however be exclusively used by Delphi Canada during the Term of the Oshawa Labour and Management Services Agreement of GMCL that are environmental services in respect of a premises that are subject to a Lease must be exclusively used by Delphi Canada during the term of the relevant Lease.
2.	Pricing
     2.1 In the first year that Services are provided, the pricing charged to Delphi Canada for each Service will be an amount equal to the cost allocated, consistent with past practice, to the Businesses in the Prior Year for such Service as set out in Exhibit 1.1, adjusted to reflect any changes in the nature, cost or level of the Services provided; provided that, if no cost has historically been allocated to the Businesses for any Service, then Delphi Canada shall pay to GMCL that portion of the total cost borne by GMCL which GMCL would have allocated to Delphi Canada under its internal allocation formula.
     2.2 The pricing for Services shall be subject to revision by GMCL annually on January 1 based on GMCL’s costs for the Service in the year then ended and shall be allocated, consistent with the manner in which such costs have been allocated to the Businesses in the prior year. GMCL shall notify Delphi Canada as soon as practical after establishing the revised costs of Services of such costs.
     2.3 To the extent that GMCL undertakes projects in order to improve its cost structure, and such projects are beneficial to Delphi Canada and are approved in advance by Delphi Canada, costs or investments associated with the execution of such approved projects including, but not limited to, systems investments, property purchase or lease and furniture, fixtures and equipment will be shared between GMCL and Delphi Canada pro rata based on the annual volume of transactions performed. If a project is not approved by Delphi Canada, Delphi Canada will not be entitled to receive any cost benefit resulting from such project and, if such project requires modifications in Delphi Canada interfaces, Delphi Canada will bear the reasonable cost for such modifications.
3.	Payment
          As indicated on the Exhibit, Delphi Canada will pay GMCL on a prox 15 term agreement. All payments will be made in immediately available funds by wire transfer.
4.	Term
     4.1 The initial Term for each Service shall be coincident with the initial term of the Lease for the Business with respect to which the Service is provided, subject to renewal by the Parties by mutual agreement in writing. In the event of valid termination of one Lease but not the other, the Services shall continue only in respect of the location for which a Lease continues to be in effect.
     4.2 Notwithstanding Section 4.1, Services consisting of health and safety, payroll and other human resources services in respect of GMCL’s employees who are supplied to Delphi under the Oshawa Labour and Management Services Agreement shall continue until the termination of the Oshawa Labour and Management Services Agreement.
     4.3 Delphi Canada may, upon sixty (60) days’ prior notice, request an extension beyond the Term contemplated for a Service in Section 4.1. In such event, GMCL and Delphi Canada shall negotiate in good faith to agree to the terms and conditions upon which such Service may be extended taking into consideration whether GMCL has sufficient available personnel, time and resources to provide such Service.

     4.4 If either party cancels any Service, other than a Service referred in Section 1.8, before the end of the Term of such Service without giving the required notice under this Agreement, the other party will invoice or re-bill the cancelling party for all cancellation costs, if any, without provision for profit to the other party. GMCL and Delphi Canada will work together to minimize any cancellation costs.
     4.5 Upon termination of any Service and for a reasonable time thereafter, GMCL shall cooperate with Delphi Canada in assuring a smooth transition for provision of such Service.
5.	Independent Contractor Relationship
          GMCL shall for all purposes be an independent contractor of Delphi Canada with respect to the Services being provided under this Agreement, GMCL shall be solely responsible for (i) the supply, maintenance, repair and replacement of all equipment, machinery, parts, materials and other products used in connection with the provision of the Services, (ii) the fulfillment of all obligations to GMCL’s contractors, employees and subcontractors and (iii) the compliance with all laws, regulations, orders and other governmental requirements applicable to GMCL’s performance of the Services. The foregoing sentence shall not limit any obligation of Delphi Canada to pay for certain items as specifically set forth in the Leases.
6.	Limitation of Liability
          Neither GMCL nor Delphi Canada will be responsible to the other for any damages, including, without limitation, incidental, consequential, punitive, or special damages, arising out of either’s performance or failure to perform under this Agreement, except where the party has committed gross negligence or willful misconduct. With respect to any liability resulting from an act or omission of any third party vendor providing a Service under this Agreement, GMCL shall have no liability to Delphi Canada for any amount in excess of the amount that is recovered from the vendor. GMCL will assign any rights or causes of action it may have against the vendor to Delphi Canada to the extent permitted and will cooperate with Delphi Canada in pursuing legal action against the vendor.
7.	Indemnification
          Subject to Section 1.3 of this Agreement and the indemnification provisions of the Leases, Delphi Canada shall indemnify, defend and hold harmless GMCL, its directors, officers, employees and agents from and against any losses, claims, damages, costs, expenses, liabilities or actions (including reasonable attorneys’ fees) arising out of the performance or failure to perform Services on behalf of Delphi Canada except if GMCL has committed gross negligence or willful misconduct.
8.	Audit Rights
          The cost of Services provided under this Agreement shall be subject to audit by Delphi Canada or by certified public accountants retained by Delphi Canada at any time during GMCL’s normal business hours and upon reasonable notice to GMCL. GMCL shall maintain all relevant records {including all relevant ledgers, books, vouchers, time sheets, billing rates, billing calculation worksheets, invoices and backup information related thereto from suppliers) in a manner to facilitate such audit throughout the term of each Service, the cost of which is being audited and for one (1) year after the payment due date of the invoice for any such Service even if all or any part of such one (1) year period occurs after the term of such Service, only to the extent consistent with past practices. The provisions of this Paragraph shall continue in full force and effect notwithstanding expiration or termination of this Agreement for any reason. In the event it is discovered, whether through an audit or otherwise, that Delphi Canada has overpaid GMCL, such overpayment shall be refunded to Delphi Canada with interest. Such refund shall be without prejudice to any other remedies Delphi Canada shall have under this Agreement or at law.
9.	Proprietary Information
          In the performance of this Agreement, certain proprietary commercial and financial information of a party (the disclosing party) may be made available to the other party (the receiving party). The receiving party agrees to: (i) exercise reasonable discretion so as to maintain the confidential nature of such proprietary information consistent with the receiving party’s procedures for handling similar information of its own, (ii) use such information only in connection with its provision or receipt of Services hereunder, and (iii) not use, disclose, or otherwise divulge such information to others without the prior written authorization of the disclosing party. The receiving party has no obligation with respect to any information which is or becomes publicly known or available to the public through no wrongful act of the receiving party; which is already known to the receiving party at the time of receipt; or which is approved for release by written authorization of the disclosing party.
10.	Force Majeure
          In the event that either party is rendered wholly or partially unable to carry out its obligations under this Agreement because of a lockout or because of causes beyond its reasonable control, including but not limited to, war (whether or not declared), sabotage, insurrection, rebellion, riot or other act of civil disobedience, labour disputes (including strikes), act of a public enemy, act of any government or any agency or subdivision thereof, fire, accident, explosion, epidemic, quarantine, restrictions, storm, flood, earthquake or other act of God, or new laws or regulations forbidding or limiting the execution of this Agreement, then the performance of either party or both parties, as they are affected by such cause, is excused during the continuance of any such inability.
11.	Notices
          All notices, requests, consents, or other communications permitted or required under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, or when sent if sent via facsimile (with receipt confirmed), or on the first business day after sent by reputable overnight carrier.
If to GMCL:
General Motors of Canada Limited
1908 Colonel Sam Drive
Oshawa, Ontario L1H 8P7
Attn: Treasurer
Fax No.: (905) 644-6273
With a copy to:
General Motors of Canada Limited
1908 Colonel Sam Drive
Oshawa, Ontario L1H 8P7
Attn: General Counsel
Fax No.: (905) 644-7772
If to Delphi Canada:
Delphi Canada Inc.
c/o Delphi Energy & Chassis Systems
4800 S. Saginaw Street
M/C 485-301-140
Flint, MI 48501
Attn: President - Pat Straney
Fax No.: (810) 257-6957
With a copy to:
Delphi Automotive Systems LLC
5725 Delphi Drive
Troy, MI 48098-2815
Attn: Assistant General Counsel, Commercial Practices
Fax No.: (248) 813-2491
12.	Entire Agreement
          This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. All Exhibits attached to this Agreement are incorporated herein and made a part hereof by this reference.
13.	Waiver
          Any waiver by GMCL or Delphi Canada of any breach or of a failure to comply with any provision of this Agreement (i) shall be valid only if set forth in a written instrument signed by the party to be bound, and (ii) shall not constitute, or be construed as, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any provision of this Agreement.
14.	Severability
          Should any provision, or any portion thereof, of this Agreement for any reason be held invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions, or portions thereof, of this Agreement, which other provisions, and portions, shall remain in full force and effect, and the application of such invalid or unenforceable provision, or portion thereof, to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.
15.	Specific Performance
          Delphi Canada acknowledges that the provision of the Services referenced in Section 1.8 are an integral part of the transaction contemplated by the Asset Purchase Agreement and Oshawa Labour and Management Services Agreement under which Delphi Canada has received a significant benefit. Delphi Canada acknowledges and agrees that a breach of Section 1.8 or termination of those Services prior to the end of their respective term would cause GMCL irreparable harm not compensable in damages. Delphi Canada further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that GMCL be entitled to the remedy of an injunction or specific performance without being required to show irreparable harm.
16.	Amendment
          This Agreement may only be amended in writing by duly authorized representatives or officers of the parties.
17.	Counterparts
          This Agreement may be executed in counterparts, each of which shall constitute an original although not fully executed, but all of which when taken together, shall constitute an original although not fully executed, but all of which when taken together, shall constitute but one agreement. Delivery by facsimile of this Agreement or an executed counterpart hereof shall be deemed a good and valid execution and delivery hereof.

18.	Headings
          The headings contained in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
19.	Governing Law
          This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario, without giving effect to rules governing the conflict of laws.
20.	Defined Terms
          All capitalized terms shall have the meaning ascribed thereto in the Asset Purchase Agreement unless otherwise defined in this Agreement.
21.	Disputes
          The parties agree that any disputes concerning this Agreement or the subject matter hereof, including the interpretation or application of this Agreement will be settled in accordance with the dispute resolution provisions in the Oshawa Labour and Management Services Agreement as the exclusive remedy of the parties.
22.	Benefit of Agreement
          This Agreement shall bind and inure to the benefit of the parties and their successors and permitted assigns, but may not be assigned, subcontracted or delegated by GMCL or Delphi Canada without the consent of the other Party in its sole discretion. There shall be no third party beneficiaries of this Agreement or any of its provisions.
IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

GENERAL MOTORS OF CANADA LIMITED

By:	/s/ L. D. Worrall

Name: L. D. Worrall
Title: Vice President

By:	/s/ J. Zur Schmiede	C.S.

Name: J. Zur Schmiede Title: Vice President

DELPHI CANADA INC.

By:	/s/ Richard J. Wilkins

Name: Richard J. Wilkins Title: Chief Financial Officer

I have authority to bind the Corporation

APPROVED

FINANCIAL	LEGAL

RDC	CC
4/28/00
DATE	DATE
April 28/2000

Exhibit 1.1
Administrative Services Agreement (ASA)
Delphi Canada Inc. & General Motors of Canada Ltd.

					Annualized
	Battery	Annual Cost	Trilink	Annual Cost	Cost
Service	Monthly	Battery	Month*	Trilink	Both Plants	Dept Number	Comment/Issues
Environmental (incl. Wastewater Treatment)	$5,833	$69,996	$4,500	$54,000	$123,996	19905	Source: Work effort study 2000 budget
Medical Services Regional Personnel	$7,043	$84,516	$7,043	$84,516	$169,032	19955	ONA negotiationed contract increases
Security Services Regional Personnel	$31,161	$373,932	$31,161	$373,932	$747,864	19959	Security here includes Fire Protection which is a mostly Pinkerton expense and maintence to fire equipment.
Security Services Divisional Personnel	$569	$6,828	$568	$6,816	$13,644	19305
Industrial Hygiene Divisional Personnel	$2,417	$29,004	$2,000	$24,000	$53,004	19105	This is a natural split out of the allocation to account 19105, was previously only Industrial Hygiene.
Health &. Safety Divisional Personnel	$2,500	$30,000	$2,000	$24,000	$54,000	19105	This is a natural split out of the allocation to account 19105, was previously only Industrial Hygiene.
Industrial Relations Divisional Personnel	$6,354	$76,248	$6,353	$76,236	$152,484	19205	2000 includes CAW National Co-ordinators (new) as well as post negotiations benefit book, joint annual meeting, other union (powerhouse) negotiations
Div Admin / Employment Equity Divisional Personnel	$4,013	$48,156	$4,012	$48,144	$96,300	19405
Organization & Employee Dev. Divisional Personnel	$826	$9,912	$825	$9,900	$19,812	19705
Sal Personnal/Comp. Ban. Policy Divisional Personnel	$2,000	$24,000	$2,000	$24,000	$48,000	19805	Salaried Personnel / Compensation Benefit Policy
Personnel Admin Regional Personnel	$401	$4,612	$400	$4,800	$9,612	19958	Wages/Fringe, trainging travel, Floral Tribute, Call center services.
Labour Relations Regional Personnel	$1,311	$15,732	$1,310	$15,720	$31,452	19960	Labour relations and CAW reps, Interface
Cross docking Expense Stores Car Plant	$1,335	$16,020	$765	$9,180	$25,200	19666	This expense is from the Car plant.
Handling Fee Expense Stores Car Plant	$1,890	$22,680	$1,890	$22,680	$45,360	19766/19866	This expense is from the Car plant.
Indirect Material Buyer GMCL Indirect Material Purchasing	$1,583	$18,996	$1,583	$18,996	$37,992	19937	Source: Assessment Worksheet-Allocation of .75 heels and related costs for Indirect purchasing
MOA Tracking of Expense	$250	$3,000	$250	$3,000	$6,000		This is the cost that MOA Incurs in tracking and billing for expense reports and other ASA billing.
[ILLEGIBLE]
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Delphi Canada Inc. & General Motors of Canada Ltd.

					Annualized
	Battery	Annual Cost	Trilink	Annual Cost	Cost
Service	Monthly	Battery	Monthly	Trilink	Both Plants	Dept Number	Comment/Issues
Hourly Employment	$417	$5,004	$417	$5,004	$10,008	19961
Payroll	$28,167	$334,004	$21,167	$254,004	$592,008	36520	Includes department work effort plus carrier admin. costs
Timekeeper	$1,750	$21,000	$1,750	$21,000	$42,000		The portion of the timekeeper needed for Delphi personnel.
Maintaining Almanu		$0		$0	$0		Special Requests Only (pay as you Go)
Logistic	$0	$0	$0	$0	$0		There is no fee for this service. Direct freight charges will be handled through Corpay.
Supplier Quality Laboratory Salt Spray testing		$0	$0	$0	$0		Assume Delphi has their own salt spray equipment
Totals	$99,820	$1,197,840	$89,994	$1,079,928	$2,277,768

Total Annual ASA
Monthly Battery	Annual Battery	Monthly Trilink	Annual Trilink	Cost

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Master Restructuring Agreement
Exhibit 5.01(a)(viii)
Trademark and Trade Name Agreement, dated as of January 1, 1999, between Delphi
Automotive Systems Corporation (n/k/a Delphi), DAS, and GM

Exhibit A-3
TRADEMARK AND TRADE NAME AGREEMENT
     This TRADEMARK and TRADE NAME AGREEMENT is made and entered into as of the Effective Date, by and among Delphi Automotive Systems Corporation, a company organized under the laws of the State of Delaware (“DAS”), Delco Electronics Corporation, a wholly-owned subsidiary company of DAS organized under the laws of the State of Delaware (“DE”), Delphi Technologies, Inc., a wholly-owned subsidiary company of DE organized under the laws of the State of Delaware (“DT”), and General Motors Corporation, a corporation organized under the laws of the State of Delaware (“GM”).
WITNESSETH
     WHEREAS, GM has created DAS to acquire certain assets and assume certain liabilities of GM’s automotive components business.
     WHEREAS, DT desires to acquire and GM is willing to assign all of its rights, title and interest to certain trademarks and trade names.
     WHEREAS, DT desires to acquire, and GM is willing to grant, a license to use certain trademarks and Trade names worldwide.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, for themselves and their successors and assigns, agree as follows:
1.	DEFINITIONS. The following terms have the meaning ascribed to them herein:

ACDelco Trademark. The term “ACDelco Trademark” shall mean the trademarks AC, DELCO, ACDelco and all formatives and derivatives thereof.

Business Sector. The term “Business Sector” shall mean the Delphi Automotive Systems Group, including its affiliated companies.

GMSPO. The term “GMSPO” shall mean General Motors Service Parts Operations, a division of GM.

Business Relationship Agreement. The term “Business Relationship Agreement” shall mean the Delphi/SPO Business Relationship Agreement between DAS and GM included among the Ancillary Agreements to the Master Separation Agreement.

Assigned Trademarks. The term “Assigned Trademarks” shall mean the “DELPHI” trademark, the other trademarks set forth in Exhibit A, any other trademarks used exclusively in the Business Sector, and all common law rights as well as the applications for and registrations thereof worldwide.

Assigned Trade Names. The term “Trade Names” shall mean the subsidiary and joint venture company names set forth on Exhibit C, and divisional, departmental and business unit names of the Business Sector immediately prior to the Effective Date.

Legacy Trademarks. The term “Legacy Trademarks” shall mean the HARRISON, PACKARD, PACKARD ELECTRIC [add PACKARD ELECTRIC to Exhibit A?], SAGINAW, ROCHESTER, NDH trademarks and associated logos which are included in the Assigned Trademarks.

Licensed Trademarks. The term “Licensed Trademarks” shall mean the ACDelco Trademarks (Exhibit B) and Licensed Delco Electronics Trademarks.

Licensed Trade Name. The term “Licensed Trade Name” shall mean the Trade name “Delco Electronics” when used in relation to the business of Delco Electronics Corporation and its subsidiaries and affiliated companies (Exhibit D).

Licensed Delco Electronics Trademarks. The term “Licensed Delco Electronics Trademarks” shall mean the trademarks “DELCO” and “DELCO ELECTRONICS” in block letters or logotype format (Exhibit E) when used in relation to the current business of Delco Electronics Corporation and its subsidiaries and affiliated companies.

Effective Date. The term “Effective Date” shall mean 1 January 1999.

Products. The term “Products” shall mean those automotive components manufactured, assembled, designed, processed, marketed, offered for sale, sold, imported, installed or serviced by or in the conduct of the Business Sector immediately prior to the Effective Date.

Quality Standards. The term “Quality Standards” shall have the meaning described in Paragraph 11 (a) herein.

Territory. The term “Territory” shall mean worldwide.

Third Party Licensees. The term “Third Party Licensees” shall mean contract manufacturers/assemblers, licensees, joint ventures and subsidiary companies set forth on Exhibit F.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Master Separation Agreement.

2.	ASSIGNMENT

GM hereby assigns its right, title and interest in and to the Assigned Trademarks, the Assigned Trade Names, the goodwill associated therewith, and all trademark and Trade name license agreements relating thereto worldwide (Exhibit C) to DT and DT shall assume responsibility for all trademark and Trade name applications, registrations, prosecutions, oppositions, cancellations and litigation related thereto. DT will be responsible for recording such assignments to the extent required by local law; the costs of recording will be considered a Project Oracle expense.
(a)	With respect to the Legacy Trademarks:

2

(i) DAS agrees that for the duration of the Business Relationship Agreement (through 31 December 2000), and except as provided in Subparagraphs (b) and (c) of this Section, the Legacy Trademarks will be used only in relation to OEM business and will always be used in association with the DELPHI trademark and Trade name.

(ii) If DAS elects to cancel the Business Relationship Agreement or allow it to terminate, DAS agrees not to use or permit others to use the Legacy Trademarks in relation to aftermarket sales until after 31 December 2001. However, if GM elects to cancel the Business Relationship Agreement, then DT may use and permit others to use the Legacy Trademarks in relation to aftermarket sales after 31 December 2000.

(iii) DAS agrees that it will not use the Legacy Trademarks in Europe and South America in relation to aftermarket sales so long as it is using the ACDelco Trademark.

(b)	DT may permit DAS and its subsidiary and affiliated companies and third party licensees to continue to use Legacy Trademarks alone in existing tooling and on current Products; however, when tooling is replaced or refurbished the DELPHI trademark will be substituted for or added to the Legacy Trademark if it is commercially practical to do so.

(c)	DT grants to GM a perpetual, nonexclusive, royalty free license, with the right to sublicense, the Assigned Trademarks or Licensed Delco Electronics Trademarks for use in relation to restoration parts (including all related prints, drawings, specifications and tools) for GM vehicles to the extent such parts are no longer manufactured by DAS or DAS no longer desires to manufacture or have those parts manufactured. GM agrees that all such restoration parts shall comply with provisions corresponding to the Goodwill provisions set forth in Paragraph 8 below, the Protection of Rights provisions provided in Paragraph 9 below and the Quality Control provisions set forth in Paragraph 11 below. GM also agrees to indemnify DT and its affiliated companies and hold them harmless from any and all liability with regard to such restoration parts. DAS and GM will each appoint a representative to be responsible for restoration parts matters.

(d)	DAS agrees that with regard to the FREEDOM trademark:

3

(i) In North America, for the duration of the Business Relationship Agreement, it will not use or permit others to use the FREEDOM trademark in the aftermarket either alone or in relation to another trademark and that the FREEDOM trademark will only be used on batteries supplied to and as requested by GMSPO

(ii) In Europe and South America, with the exception of Brazil and other MERCOSUR countries (Argentina, Paraguay, Uruguay), it will not use, or permit others to use, the FREEDOM trademark, alone or in relation to DELPHI or any other trademark in the aftermarket until it has ceased use of the ACDelco trademark. DAS undertakes that it and its distributors and licensees (Exhibit F) cease use of the ACDelco trademark within 12 months of the Effective Date as provided in Paragraph 5(a)(ii).

(e)	GM shall retain ownership of the VOYAGER trademark for marine batteries. However, GM agrees that it will only use the VOYAGER trademark on marine batteries it purchases from DAS.

(f)	DAS undertakes that it will not adopt and use the part numbers and/or merchandising numbers used by GM for parts sold other than to GM or any other such numbering scheme that would be confusingly similar to that used by GM. However, this shall not preclude DAS from referring to GM part numbers for cross-referencing purposes.
3.	TRADE NAME/COMPANY NAME CHANGE

DAS undertakes to promptly amend or change the names of the companies listed on Exhibit G so as to eliminate the use of the ACDelco or other GM trademark or Trade name.

4.	GRANT OF TRADE NAME AND TRADEMARK LICENSE FOR DELCO ELECTRONICS
(a)	Trade Name Grant. GM grants DT the right to grant DE and DE’s subsidiaries and affiliates, joint ventures, and sublicensees in existence immediately prior to the Effective Date (Exhibit D) a exclusive, royalty free license to use the Licensed Trade Name. DE shall display the Licensed Trade Name in the logo type shown in Exhibit E and such other logotypes containing the Licensed Trade Name as DE may adopt (any such logotype being subject to GM’s written consent not to be unreasonably delayed or withheld), but DE

4

will not display the Licensed Trade Name in any other logo without prior written approval of GM.

(b)	Trademark Grant. Subject to the terms and conditions of this Agreement, GM hereby grants DT the right to grant to DE and DE’s subsidiaries and affiliates, joint ventures, and sublicensees in existence immediately prior to the Effective Date a royalty free license to use the Licensed Delco Electronics Trademarks on current Products and future automotive audio products.

(i) The grant shall include all typical uses such as letterhead, business cards, signage as well as the advertising, promotion, distribution, service and sale of products in the Territory except as provided herein, and shall include use as a corporate name as well as a Trade name.

(c)	Sole Use. DE agrees that its use of the Licensed Trade Name and the Licensed Delco Electronics Trademarks is with the permission of GM.

(d)	Scope of Use. DE undertakes to wind down the use of the Licensed Delco Electronics Trademarks on products other than automotive audio equipment over a two-year period or as tooling is replaced or refurbished.

(e)	Term. The term of the license granted in this Section 4 shall be perpetual, fully paid, royalty-free and commence on the Effective Date, and shall continue unless terminated as provided herein or until such time as DE has ceased use of the Licensed Trade Name and Licensed Delco Electronics Trademarks for two years or has notified GM that it has ceased their use.

(f)	Non-Assignment. It is agreed that nothing contained in this Agreement shall be construed as an assignment or grant to DE, DT or DAS of any other right, title or interest in or to the Licensed Trade Name, it being understood that all rights relating thereto are reserved by GM, except for the license of the right to use and utilize the Licensed Trade Name only as specifically and expressly provided in this Agreement.

(g)	Standard of Conduct. GM acknowledges that the overall manner in which business is being conducted by DE meets its high standards. So as not to impair the substantial goodwill that GM has built up and

5

now possesses in the Licensed Trade Name it is an essential condition of this Agreement, and DE hereby covenants and agrees: (i) that the overall manner in which the business will be conducted under this Agreement, and any use of the Licensed Trade Name in connection therewith, shall meet or exceed the standard of DE as of the Effective Date; (ii) that business will be conducted in all material respects in accordance with all applicable and material federal, state and local laws and regulations; and (ii) that the activities of DE hereunder shall not reflect adversely in any material respect upon the good name and reputation of GM.
5.	GRANT OF TRADEMARK LICENSE TO WIND DOWN USE OF ACDELCO TRADEMARK
(a)	Authorization for Use of ACDelco Trademark on Existing Products and Products Supplied to GM and Third Parties Worldwide and Specific Undertakings in Europe and South America During a Wind Down Period.

GM grants to DT the right to grant to DAS and its subsidiaries and affiliates, joint ventures, and sublicensees in existence immediately prior to the Effective Date a royalty free license to use (1) the ACDelco Trademark on and in connection with existing Products and other finished goods inventory as of the Effective Date, (2) the ACDelco Trademark, or such other GM owned trademark specified by GM in a Purchase Order, on and in connection with products made by or for supply to GM and its subsidiaries; (3) the ACDelco Trademark on and in connection with Products made by or for DAS and its subsidiaries and affiliates, joint ventures, and sublicensees in existence immediately prior to the Effective Date not supplied to GM.

(i) The grant shall include the manufacture (including the right to have made), packaging, advertising, promotion, distribution, service and sale of such Products in Europe and South America only by or for DAS and its subsidiaries and affiliates, joint ventures, and sublicensees in existence immediately prior to the Effective Date.

(ii) DAS undertakes to wind down all use of the ACDelco Trademark and cause all of the distributors and dealers of DAS to remove all ACDelco signs and cease use of letterhead and business cards bearing the ACDelco Trademark within twelve (12) months of the Effective Date.

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(b)	Special Undertakings with Respect to Brazil/MERCOSUR

GM grants to DT a royalty free license to use and authorize others to use DELCO in conjunction with FREEDOM for batteries in the MERCOSUR region (Brazil, Argentina, Paraguay, Uruguay) during a wind down period from 1/1/99 (Effective Date) until 12/31/99, with no extensions permitted thereafter. The license extends to “battery specialists” in Brazil who use DELCO FREEDOM on signs, trucks and buildings as well.

(i) DT is unrestricted as to its use of FREEDOM as a brand.

(ii) GM may begin selling ACDelco batteries in Brazil on or after 1 January 2000.

(iii) GM is unrestricted from using the ACDelco Trademark on other parts in Brazil.

(iv) GM may continue using ACDelco on batteries it sells in MERCOSUR countries other than Brazil.

(c)	Provision for the Use of the ACDelco Trademarks by Third Parties During Wind Down Period

It is agreed that DAS and GM will use their best efforts to identify all situations where DAS will be assigned the business relationship with a joint venture or other third party and such entity has a pre-existing trademark license with GM to use the ACDelco Trademark (Exhibit F) and address them in the following manner within 12 months of the Effective Date:
1.	Assign a priority to each of the joint ventures and third party relationships that have been identified.

2.	For each such joint venture or third party relationship, identify the appropriate operating units of DAS and GM and the appropriate personnel including attorneys for DAS and GM as necessary and develop a resolution that is satisfactory to all parties and implement it in agreements accordingly.

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Desired resolutions include:
(a)	Recognizing GM ownership of the ACDelco Trademark;

(b)	GMSPO controlling the distribution of all products sold under the ACDelco Trademark;

(c)	Aligning the time periods for trademark license and distribution agreements (Middle East Battery);

(d)	ACDelco product manufactured by third parties being sold to GM (Zhuzhou);

(e)	Joint ventures or third parties ceasing use of ACDelco Trademark on products sold to third parties.
3.	If it is not possible to amend such pre-existing trademark license agreements in a manner satisfactory to all parties and DAS is deriving financial benefit from the joint venture or third party, then DAS agrees to pay GM a royalty or fee on an annual basis for products sold by the entity under the ACDelco Trademark, calculated as follows:
(a)	50% of dividends received by DAS from that entity; plus

(b)	1/3 of any royalty received by DAS on technology or know-how licensed to such entity; plus

(c)	3% of DAS’ source plant revenue on sales to that entity;
but not to exceed 3% of the ex-works price of all products sold by the entity under the ACDelco Trademark.

4.	If there are any agreements under which a royalty is received by DAS based solely on granting permission to use and distribute under the ACDelco Trademark such agreements and royalty stream shall be assigned to GM.
(d)	Payment, Records and Reports.

DAS agrees to provide an annual statement summarizing the royalties, revenue and/or dividends received from each of the Third Party Licensees listed on Exhibit F as long as those companies continue to use the ACDelco Trademark. Such statement as well as the royalty payment shall be made and provided within sixty days after the anniversary date of the Effective Date. Further, DAS shall keep accurate books of account and records covering all transactions relating to

8

Paragraph 5(c)(3 and 4) of this Agreement and GM or its nominee shall have the right at all reasonable business hours to examine said books of account and records and all other documents and material in the possession or under the control of DAS and shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom. DAS must segregate its records in such a manner as to facilitate a complete audit and agrees that such audit may be used as a basis of settlement of charges in accordance with this Agreement. Examinations under this paragraph shall be conducted during normal business hours with notice of such examination provided to DAS at least one week prior to such examination, and no more often than once each calendar year. DAS agrees to maintain such records for at least two years.
6.	LIMITATIONS TO DAS’ RIGHTS.

DAS shall not use the Licensed Trademarks directly or indirectly on or in connection with, or in relation to, any product except as provided herein. DAS shall not make trademark use of the Licensed Trademarks or any confusingly similar forms of, variation on, or alternative spelling of the terms “AC”, “DELCO”, “ACDelco”, “GM” or “GENERAL MOTORS”, or other Licensed Trademark except as provided in this Agreement. No other right or license is granted hereby by implication or otherwise under any other mark, trademark, service mark or Trade name of GM.

7.	LIMITATIONS TO GM’S RIGHTS.

Except with respect to issuing license agreements to third parties for parts and components used in the restoration of GM vehicles as provided in Paragraph 2(c), GM shall not use, and will not directly or indirectly authorize or permit any third party to use the Assigned Trademarks or the Assigned Trade Names (or any confusingly similar form of variation on, or alternative spelling thereof), directly or indirectly on or in connection with or in relation to any products or services.

8.	GOODWILL

DAS recognizes the value of the goodwill associated with the Licensed Trade Name and the Licensed Trademarks and acknowledges that the Licensed Trade Name and Licensed Trademarks, and all rights therein and the goodwill pertaining thereto, belong exclusively to GM and that the Licensed Trade Name and Licensed Trademarks have acquired secondary meaning in the mind of the public in association with GM. Notwithstanding anything to the

9

contrary expressed in this Agreement, DAS shall not acquire, be deemed to have acquired and shall not claim any rights to the Licensed Trade Name and Licensed Trademarks other than the rights granted by GM under this Agreement.

9.	PROTECTION OF RIGHTS
(a)	Conduct of DAS. DAS agrees that it will not knowingly do or suffer to be done during the term of this Agreement any act or thing that will materially impair the rights of GM in and to the Licensed Trademarks or Licensed Trade Name then licensed hereunder. GM hereby agrees to indemnify and defend DAS and its subsidiaries and affiliates and authorized licensees and undertakes to hold them harmless against any claims or suits to the extent that such claim or suit arises out of the use by DAS or its subsidiaries or affiliates or authorized licensees of the Licensed Trademarks and Licensed Trade Name as authorized in this Agreement, provided that the claim or suit arises in the Territory and prompt notice is given to GM of any such claim or suit and provided further that GM shall have the option to undertake and conduct, at GM’s expense, the defense of any suit brought and that no settlement of any such claim or suit is made without prior written consent of GM (which consent shall not be unreasonably delayed or withheld). DAS or its subsidiary shall participate in such defense, at its own expense, to protect its interests. GM shall keep DAS informed on all material developments throughout the progress of any such defense, and GM shall not, without DAS’ prior approval, which approval shall not be unreasonably withheld, enter into any consent, settlement, or other agreement which materially diminishes or restricts any rights under this Agreement or places any material restrictions or conditions upon use of the Licensed Trademarks or Licensed Trade Name as provided in this Agreement.

(b)	Assistance. DAS agrees to assist GM to the extent necessary in the procurement of any protection or to protect any of GM’s rights in and to the Licensed Trademarks or Licensed Trade Name. To this end, GM may commence or prosecute, at GM’s expense, any claim or suits in its own name, in the name of DAS or may join DAS as a party thereto. Each party shall promptly notify the other in writing of any material infringement of the Licensed Trade Name or imitation by others of the Licensed Trademarks on goods the same as or similar to the products covered by this Agreement which may come to such party’s attention. The parties shall promptly consult with each other and use their best efforts to agree upon a course of action to be taken with respect to such infringement, including conducting an analysis as to whether the goods are counterfeit, provided, however, that GM shall have the sole right to determine whether or not it takes any action on account of any

10

such infringement or imitation. If GM decides not to take action, DAS or a DAS subsidiary may then take action in its own name and at its expense and discretion and may join GM as a party to the extent necessary, provided that DAS indemnifies and defends and holds GM harmless from any claims, suits, or counterclaims resulting therefrom.

(c)	No Registration. Except as otherwise provided in this Agreement, DAS shall not attempt to register the Licensed Trademarks, or any formative thereof, alone or as part of its own trademark, nor shall DAS use or attempt to register any marks which are likely to be confusingly similar to or constitute a colorable imitation of the Licensed Trademarks. This undertaking shall survive the termination of this Agreement.

(d)	Registration and Registered User. GM has in GM’s name registrations of the Licensed Trademarks in the Territory. In the event that DAS or a DAS subsidiary or affiliate desires to market products bearing the DELCO or DELCO ELECTRONICS trademark in any country where they are not adequately registered, DE or DT shall first promptly notify GM so appropriate trademark applications can be filed by GM and where necessary registrations issued before any manufacturing or marketing of such products shall commence; provided that GM shall instruct the filing of any application within sixty (60) days after receipt of the notice to GM. DAS agrees to cooperate with GM in having DAS, DT and/or DE recorded as a registered user where GM in its sole discretion deems that such recordal is necessary.

(e)	Maintenance. DAS agrees to reimburse GM for its out-of-pocket costs associated with filing new applications, renewing, filing affidavits and/or evidence of use, or other taxes, expenses or fees associated with maintaining the Licensed Delco Electronics Trademark registrations in the Territory, recording as a registered user DAS, DT and/or DE or others with which DT has a trademark/technology agreement and costs, attorneys, investigators and other fees associated with taking reasonable action against infringers or counterfeiters of the Licensed Delco Electronics Trademarks in the Territory. GM shall endeavor to give DAS three (3) months’ prior notice of the deadlines for such maintenance and renewal and in countries where there is no actual or contemplated use the option of declining to maintain or renew such registrations or recordals. Each party shall furnish the other with all reasonable requested information and documentation (including the execution and delivery of any appropriate and accurate affidavits, declaration, oaths and other documentation) to assist the other in obtaining or maintaining trademark registrations or other forms of intellectual property protection and registrations and in any litigation or administrative proceeding related thereto.

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(f)	No Assignment. It is agreed that nothing contained in this Agreement shall be construed as an assignment or grant to DAS of any right, title or interest in or to the Licensed Trademarks, it being understood that all rights relating thereto are reserved by GM, except for the license of the right to use and utilize the Licensed Trademarks only as specifically and expressly provided in this Agreement.
10.	INDEMNIFICATION

Except for claims of trademark or Trade name infringement, DAS agrees to indemnify GM and hold it harmless from all claims arising out of its use and/or use by third parties authorized by it of the Licensed Trademarks and Licensed Trade Names.

11.	QUALITY CONTROL
(a)	Quality Standards. GM acknowledges that the Products currently manufactured by its Business Sector meets its high standards for quality. DAS acknowledges that if the Products it manufactures after the Effective Date were to be of inferior quality in design, material or workmanship, the substantial goodwill that GM has built up and now possesses in the Licensed Trademarks would be impaired. Accordingly, it is an essential condition of this Agreement, and DAS hereby covenants and agrees: (i) that the overall quality of the Products covered by this Agreement, and any use or depiction of the Licensed Trademarks in connection therewith, shall continue to meet or exceed the overall standard and quality of the Products manufactured by or for the Business Sector as of the Effective Date; and (ii) that products bearing the Licensed Trademarks will be of merchantable quality as defined in the Uniform Commercial Code and will be manufactured, imported, promoted, sold, distributed and exploited in all material respects in accordance with all applicable and material federal, state and local laws and regulation; however, this clause does not apply as a warranty with respect to goods supplied to GM or others. In addition, if any Product sold by DAS to GM under the Business Relationship Agreement is resourced by GM because of DAS’ breach of the quality requirements of such agreement, then DAS will not thereafter without GM’s written authorization use the Licensed Trademarks to promote that particular Product for sale in the same application as original equipment or new service parts.

(b)	Reporting and Inspection. In order to verify that DE is continuing to maintain the Quality Standards as required under this Agreement, at GM’s reasonable request DE shall deliver to GM or its designee sample

12

Products bearing the Licensed Delco Electronics Trademarks together with information relating to the design, specification, manufacture and reliability of products including but not limited to those supplied to GM pursuant to the Business Relationship Agreement. This requirement shall survive the termination of such Business Relationship Agreement.

(c)	Advertising. DE shall provide GM, at GM’s request, a representative sampling of all current or proposed tags, labels, identification plates, packaging, advertising copy, brochures, catalogs, marketing and promotional materials, bearing the Licensed Delco Electronics Trademarks or Licensed Trade Name not previously provided pursuant to this provision (individually or collectively, the “Material”) for GM’s review of (i) the manner in which the Licensed Delco Electronics Trademarks and Licensed Trade Name are used and depicted and (ii) conformity to the Quality Standards. GM shall use its best efforts to respond with any reasonable objections thereto in writing within fourteen (14) days, and the parties will use their best efforts to resolve in good faith such objections. If GM shall fail, however, to object in writing within thirty (30) days after receipt of the Material, it shall be deemed to have consented to DE’s use of the Material. Such consent by GM shall not constitute a waiver of DAS’ other duties under this Agreement.
12.	TERMINATION
(a)	Bankruptcy. If any party (i) files a voluntary petition for an order of relief in bankruptcy; (ii) is adjudicated a bankrupt; (iii) has an involuntary petition in bankruptcy filed against it which remains unstayed or undismissed for sixty (60) days following the filing thereof; (iv) makes an assignment for the benefit of its creditors or pursuant to any bankruptcy law; or (v) has a liquidating receiver appointed for it or for its business, the license hereby granted to that party shall automatically terminate without any notice being necessary.

(b)	Material Breach. If any party commits a material breach of any of its obligations under this Agreement, any other party shall have the right to terminate the license granted to that party upon ninety (90) days prior written notice (“Notice Of Termination”), and such Notice Of Termination shall become effective unless the breaching party shall have substantially remedied the breach within the ninety (90) days and the breaching party is working in good faith to fully remedy such breach.

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13.	DISPOSAL OF STOCK UPON TERMINATION

DAS and its subsidiaries and affiliates and authorized licensees may dispose of products bearing Licensed Trademarks which were manufactured prior to the time of termination. DAS shall in no event manufacture, promote, assemble, sell, exploit or dispose of any Product bearing Licensed Trademarks after termination of its license, where such termination was based on the material departure by DAS from the Quality Standards required by Paragraph 11 of this Agreement.

14.	EFFECT OF TERMINATION

Upon and after the termination of a license, such license shall forthwith revert to the grantor, and the licensee shall execute any instruments reasonably requested to accomplish or confirm the foregoing, provided, however, that such termination shall not in any way diminish, limit, revoke, or cause any reversion of, DT’s rights to the Assigned Trademarks and Assigned Trade Names transferred and assigned pursuant to Paragraph 2 of this Agreement.

15.	REMEDIES
(a)	No Waiver. The resort by any party to any remedies referred to herein shall not be construed as a waiver of any other rights or remedies to which such party is entitled under this Agreement or otherwise.

(b)	Remedies Cumulative. All rights and remedies of a party hereto whether evidenced hereby or arising as a result of any other contract, agreement, instrument or law shall be cumulative and may be exercised singularly or concurrently.
16.	NOTICES

All communications, notices and exchanges of information contemplated herein, or required or permitted to be given under this Agreement, must be in writing and will be deemed effective when delivered in person or on the third business day after the day on which such notice is mailed by the highest class of regular mail to the following addresses:

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If to GM:
General Motors Service Parts Operations
6200 Grand Pointe Drive
P.O. Box 6020
Grand Blanc, MI 48439
Attention: General Manager
With a copy to:
General Motors Corporation
Office of General Counsel
3031 W. Grand Boulevard
P.O. Box 33114
Detroit, Michigan 48232-5122
Attention: Trademark Counsel
If to DAS, DE or DT:
Delphi Technologies, Inc.
Legal Staff
Delphi Drive
Troy, Michigan
17.	RELATIONSHIP BETWEEN THE PARTIES

Nothing in this Agreement shall be construed to place the parties in a relationship whereby either shall be considered to be the agent of the other for any purpose whatsoever. Neither party is authorized to bind the other party or to enter into any contract or assume any obligation for the other. Any such unauthorized act will be null and void as to the party for which such obligations were assumed. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between GM and DAS. Each party is individually responsible only for its own obligations, duties and promises as set out in this Agreement.

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18.	ASSIGNMENT OR SUBLICENSE

The licenses granted in this Agreement and each part hereof and all rights and duties hereunder are personal to the parties and except as provided herein and shall not be assigned, mortgaged, sublicensed or otherwise encumbered. Notwithstanding the foregoing, GM may assign this Agreement to any wholly owned subsidiary company of GM, and DAS, DE and DT may assign their rights under this Agreement as part of an internal reorganization or to the successor of all or substantially all of their business.

19.	PRESS RELEASES OR PUBLIC STATEMENTS

DAS agrees to submit to GM for its prior review and approval any and all press releases or other public statements or communications relating to its ongoing ability to use the ACDelco trademarks as provided in this Agreement.

20.	NO WAIVER, ENTIRE AGREEMENT

None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by all of the parties. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement and Exhibits hereto, and the Master Separation Agreement and its Ancillary Agreements, which represent the entire understanding of the parties hereto relating to the subject matter thereof. The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof, and either party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any or all of such rights. No person, firm, group or corporation other than GM and DT (and DAS and DE to the extent provided in agreements with DT) shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

21.	MISCELLANEOUS
(a)	Controlling Law. This Agreement shall be considered as having been entered into in the State of Michigan, without giving effect to the principles of conflict of laws, and shall be construed and interpreted in accordance with the laws of that State.

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(b)	Service of Process. Service of process shall be effective if mailed pursuant to Paragraph 16 hereof.

(c)	Singular Shall Include Plural. Whenever required by the context, the singular shall include the plural and the plural the singular, and the masculine shall include the feminine and neuter.

(d)	Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability shall not affect any other provision hereof or the interpretation and effect of this Agreement as to any other jurisdiction, and the remainder of this Agreement, disregarding such illegal, invalid or unenforceable provision shall continue in full force and effect as though such illegal, invalid or unenforceable provision had not been contained herein.

(e)	Heading. Headings or titles to Paragraphs or subparagraphs in this Agreement are for the convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any part hereof.

(f)	No Modifications. This Agreement may not be released, discharged, abandoned, changed or modified in any manner except in an instrument signed by each of the parties hereto.

(g)	No Strict Construction. The language used in this Agreement shall be deemed to be language chosen by all parties hereto to express their mutual intent, and no rule of strict construction against either party shall apply to any term or condition of this Agreement.

(h)	Signature Representation. Each person who signs this Agreement on behalf of a party hereto represents and warrants that he has the proper authority to execute this Agreement on such party’s behalf.

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IN WITNESS WHEREOF, GM, DAS, DE and DT have caused this Agreement to be executed by their duly authorized representatives on the day and year first written above.

GENERAL MOTORS CORPORATION		DELPHI AUTOMOTIVE

SERVICE PARTS OPERATIONS		SYSTEMS CORPORATION

BY		BY	/s/ Alan S. Dawes

Alan S. Dawes

TITLE	V.P. & GENERAL MANAGER	TITLE	Vice President

DELCO ELECTRONICS CORPORATION		DELPHI TECHNOLOGIES, INC.

BY	/s/ David B. Wohleen	BY	/s/ Andrew Brown, Jr.

	David B. Wohleen		Andrew Brown, Jr.

TITLE	President	TITLE	President

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EXHIBIT A
ASSIGNED TRADEMARKS
ACTIVE AUDIO
AIRSTAR
AUDYSSEY
AUTRA
CASM
CHIPSTACK
COMMUNIPORT
DE & DESIGN
DELPHI
DECISE
DELIGHT
DRB
DYNAVOLT
E-LOC
E-TUNE
E-Z-PACK
ENERGEN
ETR
EYECUE
FORESIGHT

1

EXHIBIT A
FOREWARN
FREEDOM
GALILEO
GOLD DOT
GT CONNECTION SYSTEM
GUIDESTAR
HARRISON
HARRISON
& DESIGN
HYATT
INLAND
INLITE
INTELLEK
INTELLI-GUARD
IONITE
IZON
KLAXON
LITECAST
LITEFLEX
MAGNARIDE
MAGNASTEER
MICRO-MAX
MINI-WEDGE

2

EXHIBIT A
MONSOON
MULTEC
MUSIC IMMERSION
NDH
P.E.D.
PACK-CON
PACKARD
PACKARD LOGO
PASSKEY
PLEASURIZER
PLIACELL
RAT
ROCHESTER
RP
RP
SAGINAW
SAGINAW LOGO
SEALRATER
SENTRI-SEAL

3

EXHIBIT A
SKYHOOK
SUPERLIFT
TELEPATH
THE SMARTS WITHIN
THEFTLOCK
TBI
TILT WHEEL
LOGO
UNI-SET

4

EXHIBIT A
COMMON LAW TRADEMARKS
ACTRA
ADAPTIVE PROTECTIONS SYSTEM
ADAPTIVE RESTRAINT TECHNOLOGY
ADCAT
AGILON
COM-PACK
CONDELP
CRUISESTEER
DBC7
DEL-PACK
DHT-3
DOCK AND LOCK
E-STEER
E-H-STEER
EASYSPLICE
EXA-LIGHT
EZDEK
EZDOOR
EZGLASS
EZHATCH
FLEXA-LIGHT
FLEXISPLICE
FLEXWIRE
GASCAT
HID
HV3
IMAGI-KNIT
INFI-KNIT
INFINITILT
INNOVENT
INTELLIGENT PROTECTION SYSTEM
INTELLSTART
INVISAMOD
LINEAX
LIGHTPACK
LIGHTSAVER
LITE PACK
LOGISTIX
LUXURYTILT
MAESTRO
MAGICDOOR
MAGNA RIDE
METRI-PACK
MICRO
MICRO-PACK
OES
OPEN COCKPIT
OPTI-LIGHT
OPTI-NET
QUADRASTEER
POWERMASTER

5

EXHIBIT A
COMMON LAW TRADEMARKS
POWEREADY
POWERTRAXX
PROFILER
PROJECT RIDE PROFICIENT
REACTRA
SENSORSTEER
SMARTSPEED
SNOISE
SPLICE SAVER
STAR-LIGHT
STEERLITE
SUPERPLUG
TACTIX
TORSO-LOCK
TUNING FORK
TRAXXAR
UNI-SOURCE
UTJII
VARISPLICE
VIRTUOSO
VERSA-LIGHT
WIRE TO BUMP
XDELP
ZNOISE
064
3D-KNIT

6

EXHIBIT B
LICENSED TRADEMARKS
AC in Bullseye
AC in Circle
AC
AC-DELCO
ACDELCO
ACDELCO

1

EXHIBIT B
ACDELCO
Tri-shield
SPLIT CIRCLE

2

EXHIBIT C
ASSIGNED TRADEMARK/TRADENAME AGREEMENTS
Aegis Technologies
Alambrados Y Circuitos Electronicos
Ambrake
American Axle
Arco
Arabian Battery Holding Company
Arneses Electricos Automotrices SA de CV
Auto Cable Industries Ltd.
Autoensambles Y Logistica SA de CV
Beijing Delphi Automotive Systems Co., Ltd.
Blaimer 2
Calsonic Harrison Co., Ltd.
Carquest
Cei, Co., Ltd.
Centro Tecnico Herramental SA de CV
Cofomat
Compagnie Des Faiscaux Tunisiens International SA
Componentes Delfa, CA
Cordoflex do Brasil
Delnosa
Delphi Alambrados Automotrices
Delphi Alambrados and Circuitos Electricos SA de CV
Delphi Automotive Systems Australia, Ltd.
Delphi Automotive Systems China Inc.
Delphi Automotive Systems do Brasil
Delphi Automotive Systems Deutschland GMBH
Delphi Automotive Systems Espana SA
Delphi Automotive Systems France SA
Delphi Automotive Systems (M) SDN BHD
Delphi Automotive Systems Private Ltd. (Pte)
Delphi Automotive Systems International Inc.
Delphi Automotive Systems International Inc. — Beijing
Delphi Automotive Systems International Inc. — Changchun
Delphi Automotive Systems International Inc. — Shanghai
Delphi Automotive Systems Luxembourg
Delphi Automotive Systems Overseas Corporation
Delphi Automotive Systems Poland
Delphi Automotive Systems Pvt Ltd. — Chassis
Delphi Automotive Systems Pvt Ltd. — E & E
Delphi Automotive Systems Pvt Ltd. — Packard
Delphi Automotive Systems Pvt Ltd. — Saginaw
Delphi Automotive Systems SA de CV
Delphi Automotive Systems Sweden
Delphi Automotive Systems Thailand, Inc.
Delphi Automotive Systems (Thailand) Ltd.
Delphi Automotive Systems Uk Ltd.
Delphi Automotive Systems Vienna GMBH
Delphi Cableados

1

EXHIBIT C
Delphi Calsonic Compressors SAS
Delphi Cetesa, SL
Delphi Chassis Systems Krosno SA
Delphi Cisa SA
Delphi Colvegasa, SA
Delphi Components Mecanicos de Matamoros
Delphi Components SA
Delphi Energy and Engine Management Systems (Malaysia) SDN BHD
Delphi Energy and Engine Management Systems — UK Overseas Corporation
Delphi Ensamble de Cables Y Componentes
Delphi Ensamble de Cubiertas Automotrices
Delphi Gliwice SP
Delphi Harrison Calsonic
Delphi Inlan — Industria de Componentes Mecanicos, SA
Delphi Interior & Lighting Systems South Africa
Delphi Italia Automotive Systems SRL
Delphi Italia Service Center SRL
Delphi L’em Argentina SA
Delphi Merit, SA
Delphi Overseas Corporation
Delphi Packard Austria
Delphi Packard Deutschland GMBH
Delphi Packard Electric (Guangzhou) Co., Ltd.
Delphi Packard Electric Sielin Argentina, SA
Delphi Packard Electric Systems Malaysia SDN BHD
Delphi Packard Electric Systems Philippines Inc
Delphi Packard Electric Systems Venezuela
Delphi Packard Elektrik Sistemleri Ltd., Sti.
Delphi Packard Hungary Kft
Delphi Packard Romania SRL
Delphi Packard Systems Electricos, SA
Delphi Polska Automotive Systems SP.Z.O.O.
Delphi Rimir
Delphi Saginaw Lingyun Driveshaft Co., Ltd.
Delphi Saginaw Nsk Company Ltd.
Delphi Saginaw Steering Systems Ltd.
Delphi Shanghai Steering And Chassis Systems
Delphi Sistemas de Energia E Controlo de Motors, LDA
Delphi Steering (Malaysia) SDN BHD
Delphi Sistemas de Energia
Delphi Unicables, SA
Deltronics de Mataboros
DHB Componentes Automotivos, SA
Diavia Aire SA
Diavia SRL
DRB SA
El Teriak
Epec
Exhaust Systems Corporation
Flip Chip Technologies LLC
General Bearing Corp
HE Microwave LLD
Hezhong Automotive Component Co.
Hubei Delphi Automotive Generator Co., Ltd.

2

EXHIBIT C
ITT Automotive Mabu
Kabelindo Munri PT
KDS Company, Ltd.
Kyungshin Delphi Packard
MB Cable Confections SDN BHD (M)
Merit Verwaltungs GMBH
Noteco Comercio E Particpacoes Ltda
Packard Cta Pty Ltd.
Packard Electric Baieheng Co., Ltd.
Packard Electric Baieheng Ltd., Chanchun Service Center
Packard Electric Czech Republic
Packard Electric Hebi Co., Ltd.
Packard Electric Ireland, Ltd.
Packard Electric Shanghai Co., Ltd.
Packard Electric Systems Samara Cable Company
Packard Electric VAS KF
Pietong Engine Co.
Promotora — Arcomex I
Promotora — Arcomex II
Promotora — Arela I
Promotora — Arela II
Promotora — Arela III
Promotora — Arela V
Promotora — Arela VI
Promotora — Arela VII
Promotora — Arela VIII
Promotora — Cordaflex I
Promotora — Cordaflex II
Promotora — Macopel SA de CV
Promotora de Partes Electricas
Promotora de Partes Electricas Automotrices
PT Packard Kabelindo Murni Indonesia
Reinshagen GMBH
Reinshagen Italia SRL
Reinshagen Tournai SA
Reinshagen UK Branch
Rio Bravo Electricos
Saginaw Delhi Automotive Latch
Saginaw Deutschland GMBH
Saginaw Norinco Lingyun Driveshaft Ltd.
Saginaw Zhejiang Xiaoshan Steering Gear Co., Ltd.
Samaro Cable Co
Sanyco
Sengton Transportation Implement Company
Shanghai Delphi Automotive Air Conditioning Systems Co. Ltd.
Shanghai Saginaw Dongfeng Steering Gear Co., Ltd.
Shinsung Packard Company Ltd.
Sistemas Electricos y Conmutadores
Sistemas Para Automotores de Mexico
Society Francaise Des Amortisseurs De Carbon
Sodex
Sonigistix
Sung San Co., Ltd.
Tianjin Delphi Suspension Systems Co., Ltd.

3

EXHIBIT C
Torrington
Typro SA de CV
Voltas
Zhejiang Delphi Asia Pacific Brake Co., Ltd.

4

EXHIBIT D
LICENSED DELCO ELECTRONICS TRADENAMES
Delco Electronics Asia Pacific Pte., Ltd.
Delco Electronics Corporation
Delco Electronics Europe GMBH
Delco Electronics International Inc. (DEII)
Delco Electronics Overseas Corporation U.K. Branch
Delco Electronics Singapore Pte., Ltd.
Delco Electronics International Inc.
Shanghai Delco Electronics & Instrumentation Co., Ltd.

1

EXHIBIT E
LICENSED DELCO ELECTRONICS TRADEMARKS
DELCO
DELCO
ELECTRONICS
DELCO ELECTRONICS
LOGO
DELCO-LOC II
DELCO SOUND

1

EXHIBIT F
THIRD PARTY USE OF ACDELCO TRADEMARK
AC Battery Co.
Arlamex
ASEC (Allied Signal Catalyseurs Pour L’Environment SA)
Asermex
Bakony
Bujias De Colombia
Bujias Mexicanas
Delco Chassis Nsk
Empreses ca le de Tlaxcala
Katcon Sa de Cv
Middle East Battery Company
Sistemas de Frenos
Zhuzhou Spark Plug Plant

1

EXHIBIT G
TRADENAME CHANGE
AC Battery Co.
AC Delco Systems Australia
AC Rochester Malaysia
AC Rochester Overseas Corporation
Controlodora General Motors
Delco Chassis NSK Do Brasil LTDA.
GM Holding (Portugal) SGBS LTD.
Productos Delco De Chihuahua (Maquiladora Operations)
Shanghai Delco International Battery Co., LTD.

1

Master Restructuring Agreement
Exhibit 5.01(a)(ix)
Intellectual Property Contracts Transfer Agreement, dated as of December 4, 1998, between DTI and GM, as amended October 31, 2001

Charles K. Veenstra
Assistant General Counsel

31 October 2001
Howard N. Conkey
General Motors Corporation
Amendment to
GM-Delphi Intellectual Property Contracts Transfer Agreement
Schedule A of the GM-Delphi Intellectual Property Contracts Transfer Agreement does not specifically refer to the September 1992 Technology License and Service Agreement between Delco Chassis Division of General Motors Corporation and Delphi Componentes, S.A. (formerly ACG Componentes, S.A.), the May 1993 clarification of that agreement, nor the December 1996 modification of that agreement.
Accordingly, please sign and return a copy of this amendment to indicate your agreement that the following have been assigned to Delphi Technologies, Inc., and that schedule A of the GM-Delphi Intellectual Property Contracts Transfer Agreement is amended to include:
-	the September 1992 Technology License and Service Agreement between Delco Chassis Division of General Motors Corporation and Delphi Componentes, S.A. (formerly ACG Componentes, S.A.)

-	the May 1993 clarification of that Technology License and Service Agreement

-	the December 1996 modification of that Technology License and Service Agreement
Regards -
/s/ Charles K. Veenstra
General Motors Corporation

by	/s/ Howard N. Conkey

date	11/27/01

Legal Staff — Intellectual Property
5725 Delphi Drive Troy, Michigan 48098 USA

Exhibit G-l
4 December 1998
GM — DELPHI
INTELLECTUAL PROPERTY CONTRACTS TRANSFER AGREEMENT
This Intellectual Property Contracts Transfer Agreement is between General Motors Corporation (“GM”) and Delphi Technologies, Inc. (“Delphi”).
The parties enter this agreement to transfer certain intellectual property contracts owned by GM prior to the separation of Delphi from GM.
Capitalized terms are defined in section 5.
1 -	Assignment of contracts to Delphi

1.1	Delphi IP Agreements

(a) GM hereby assigns (and will cause GM Affiliates to assign) their interest in the Delphi IP Agreements to Delphi, together with the right to sue others for past breach. Delphi will be responsible for recording such assignment to the extent required by local law; the costs of recording will be considered a Project Oracle expense.

(b) Schedule A lists Delphi IP Agreements assigned pursuant to clause 1.1(a). The parties recognize schedule A may not be a complete list of Delphi IP Agreements.

(c) If the parties discover that any agreement assigned pursuant to clause 1.1(a) is not a Delphi IP Agreement, Delphi will reassign such agreement to GM or the GM Affiliate. If the parties discover that any Delphi IP Agreement is not included on schedule A, they will amend schedule A to include that Delphi IP Agreement.

1.2	Delphi Copyright agreements

(a)	GM hereby assigns to Delphi all IP Agreements primarily relating to Delphi Copyrights. Delphi will be responsible for recording such assignment to the extent required by local law; the costs of recording will be considered a Project Oracle expense.

(b) Schedule B lists agreements assigned pursuant to clause 1.2(a) and not included in schedule A. The parties recognize schedules A and B may not be a complete list of Delphi Copyright agreements.

1

(c) If the parties discover that any agreement assigned pursuant to clause 1.2(a) does not primarily relate to a Delphi Copyright, Delphi will reassign such agreement to GM. If the parties discover that any IP Agreement primarily relating to Delphi Copyrights is not included on schedule B, they will amend schedule B to include that IP Agreement.

1.3	If any agreement referenced in clause 1.1(a) or 1.2(a) may not be assigned to Delphi for the benefit of Delphi and Delphi Affiliates without the consent of another party to the agreement, or without government approval, GM will use reasonable effort (or cause the GM Affiliate to use reasonable effort) to obtain such consent or approval. Until such consent or approval is obtained, GM will retain and administer (or cause the GM Affiliate to retain and administer) such agreement for the benefit of Delphi or a Designated Delphi Affiliate as provided in the Master Separation Agreement between GM and Delphi Automotive Systems Corporation. However, GM and GM Affiliates are not required to incur any additional payment obligation under this paragraph, but will permit Delphi or a Delphi Affiliate to make any payment necessary for GM or the GM Affiliate, to retain and administer an agreement for the benefit of Delphi and Designated Delphi Affiliates.

1.4	Delphi will fulfill (and cause Delphi Affiliates to fulfill) all obligations imposed on Delphi or Delphi Affiliates by the agreements assigned hereunder, and will indemnify and hold harmless GM and GM Affiliates against any breach of such obligations by Delphi or a Delphi Affiliate.

1.5	GM will fulfill (and cause GM Affiliates to fulfill) all obligations imposed on GM or GM Affiliates by the agreements assigned hereunder, and will indemnify and hold harmless Delphi and Delphi Affiliates against any breach of such obligations by GM or a GM Affiliate.

1.6	Delphi hereby grants (and will cause Delphi Affiliates to grant) a sublicense to GM, together with the right to further sublicense GM Affiliates and others, under IP Agreements with others, for technology and intellectual property owned by others to the extent Delphi or Delphi Affiliates have the right to do so without further payment obligation. At GM’s request, and to the extent it has the right to do so without further payment obligation, Delphi will provide (or cause Delphi Affiliates to provide) to GM and Designated GM Affiliates third party technology licensed under IP Agreements with others. In each case, Delphi or the Delphi Affiliate will permit GM or a GM Affiliate to make any payment necessary for Delphi or the Delphi Affiliate to grant such a sublicense or provide such technology to GM and Designated GM Affiliates.

1.7	The parties may execute a specific transfer instrument for one or more Delphi IP Agreements. In any such instance, the parties desire that this agreement be applied and construed in a manner and to the extent consistent with that instrument.

2

2 -	Shared agreements

2.1	GM will use reasonable effort to include (or cause GM Affiliates to use reasonable effort to include) Delphi and Designated Delphi Affiliates as parties to all IP Agreements entered by GM or a GM Affiliate for the benefit of both the Delphi Business Sector and one or more other GM business sectors and not assigned to Delphi under this agreement. However, GM is not required to incur any further payment obligation under this paragraph, but will permit Delphi or a Delphi Affiliate to make any payment necessary for GM or the GM Affiliate to include Delphi and Designated Delphi Affiliates as parties to such IP Agreements.

2.2	Schedule C lists IP Agreements entered by GM or a GM Affiliate for the benefit of both the Delphi Business Sector and one or more other GM business sectors. The parties recognize schedule C may not be a complete list of such agreements.

2.3	If the parties discover that any agreement listed on schedule C was not entered into for the benefit of the Delphi Business Sector, GM shall have no further obligation to include Delphi or Designated Delphi Affiliates as parties to that agreement. If the parties discover that any IP Agreement entered by GM or a GM Affiliate for the benefit of both the Delphi Business Sector and one or more other GM business sectors and not assigned to Delphi under this agreement is not included on schedule C, they will amend schedule C to include that IP Agreement.

2.4	If GM or a GM Affiliate is unable to include Delphi or a Designated Delphi Affiliate as a party to any agreement pursuant to clause 2.1, GM will use reasonable effort (or cause GM Affiliates to use reasonable effort) to administer such agreement for the benefit of both GM and Delphi or the Designated Delphi Affiliate.

2.5	Delphi will fulfill (and cause Delphi Affiliates to fulfill) all obligations imposed on Delphi or Delphi Affiliates by agreements to which Delphi or Delphi Affiliates are included pursuant to clause 2.1, and will indemnify and hold harmless GM and GM Affiliates against any breach of such obligations by Delphi or a Delphi Affiliate.

2.6	GM will fulfill (and cause GM Affiliates to fulfill) all obligations imposed on GM or GM Affiliates by agreements to which Delphi or Delphi Affiliates are included pursuant to clause 2.1, and will indemnify and hold harmless Delphi and Delphi Affiliates against any breach of such obligations by GM or a GM Affiliate.

3

3 -	Sublicenses to Delphi

3.1	GM hereby grants (and will cause GM Affiliates to grant) a sublicense to Delphi, together with the right to further sublicense Delphi Affiliates and others, under IP Agreements with others, for technology and intellectual property owned by others to the extent GM and GM Affiliates have the right to do so without further payment obligation. At Delphi’s request, and to the extent it has the right to do so without further payment obligation, GM will provide (or cause a GM Affiliate to provide) such technology to Delphi and Designated Delphi Affiliates. In each case, GM or the GM Affiliate will permit Delphi or a Delphi Affiliate to make any payment necessary for GM or the GM Affiliate to grant such a sublicense or provide such technology to Delphi and Designated Delphi Affiliates.

3.2	Schedule D lists IP Agreements with others under which GM or a GM Affiliate has the right to sublicense Delphi or a Delphi Affiliate. The parties recognize schedule D may not be complete.

3.3	Delphi will fulfill (and cause Delphi Affiliates to fulfill) all obligations imposed on Delphi or Delphi Affiliates by the sublicenses granted pursuant to clause 3.1, and will indemnify and hold harmless GM and GM Affiliates against any breach of such obligations by Delphi or a Delphi Affiliate.

3.4	GM will fulfill (and cause GM Affiliates to fulfill) all obligations imposed on GM or GM Affiliates by the agreements referred to in clause 3.1, and will indemnify and hold harmless Delphi and Delphi Affiliates against any breach of such obligations by GM or a GM Affiliate.

4 -	Other provisions

4.1	Term

This agreement will remain in effect until all rights and obligations have expired.

4.2	Notices

All notices or other communications relating to this agreement must be written, and will be deemed to have been properly given when delivered in person, received by facsimile, or delivered by registered or certified mail as shown by a return receipt Such notices or other communications must be addressed as follows:

4

If to GM:	General Motors Corporation
Legal Staff
P.O. Box 33114
Detroit MI 48232

Attention: Patent Counsel
Facsimile: 313-974-1374

If to Delphi:	Delphi Technologies, Inc.
Legal Staff
P.O. Box 33114
Detroit MI 48232

Attention: Patent Counsel
Facsimile: 313-974-0593
Either party may change its address by notice to the other.

4.3	Disputes

The parties will use all reasonable efforts to resolve any dispute arising from or in connection with this agreement, and to that end will refer any such dispute to the GM and Delphi Automotive Systems Corporation vice presidents responsible for engineering matters. If a dispute is not resolved in that manner, then the dispute resolution provisions of the Master Separation Agreement between GM and Delphi Automotive Systems Corporation will apply.

4.4	Sublicenses

Either party may sublicense its rights under this agreement to the successors to the portions of its business or its Affiliate’s business to which such rights relate, provided such sublicense is limited to continuation of such portion of such business and does not extend to other activities of the successor in interest or to new activities beyond the scope of such portion of such business.

5 -	Definitions

“Control” of an organization means direct or indirect possession of the power to direct or cause direction of the management of the policies of the organization, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have the corollary meanings ascribed thereto.

“Delphi Affiliate” means an organization directly or indirectly Controlling, Controlled by, or under common Control with Delphi at any time.

5

“Delphi Business Sector” means domestic and foreign operations of the Delphi Automotive Systems business sector of GM, and its predecessor organizations. The Delphi Business Sector is the predecessor of Delphi Automotive Systems Corporation and its subsidiaries.

“Delphi Copyright” means a copyright or semiconductor chip mask work right assigned to Delphi pursuant to the Intellectual Property Transfer Agreement executed herewith between the parties.

“Delphi IP Agreement” means an IP Agreement entered by GM or a GM Affiliate and established primarily for the benefit of the Delphi Business Sector.

“Designated Delphi Affiliate” means a. Delphi Affiliate designated by Delphi at any time.

“Designated GM Affiliate” means a GM Affiliate designated by GM at any time. “Effective Date” means 1 January 1999.

“GM Affiliate” means an organization directly or indirectly Controlled by GM at any time, but excluding Delphi Automotive Systems Corporation and its subsidiaries.

“IP Agreement” means an agreement entered into prior to the Effective Date which provides for rights in technology or intellectual property.
The parties have signed two copies of this agreement as of the Effective Date.

GENERAL MOTORS CORPORATION		DELPHI TECHNOLOGIES, INC.

By	/s/ Thomas J. Davis	By	/s/ Andrew Brown, Jr.

Name	Thomas J. Davis	Name	Andrew Brown, Jr.
Title	Vice President and	Title	President
Group Executive

6

Schedules

A	Delphi IP Agreements
	Al	Delphi Chassis Systems
	A2	Delphi Delco Electronics Systems
	A3.1	Delphi Energy & Engine Management Systems — Flint/Rochester
	A3.2	Delphi Energy & Engine Management Systems — Anderson
	A4	Delphi Harrison Thermal Systems
	A5	Delphi Interior Systems '
	A6	Delphi Packard Electric Systems
	A7	Delphi Saginaw Steering Systems
B	Delphi Copyright agreements
C	Shared agreements
D	Sublicensed agreements

7

Schedule A — Delphi IP Agreements
(20 pages attached)

8

DELPHI CHASSIS TECHNOLOGY AGREEMENTS

	COMPANY	SUBJECT	EFFECT
1	Minnesota Mining and Manufacturing (3M)	License: USPN 4639392	4 Nov 95	S

2	Aisin Chemical Co.	Tech. License re friction disks		S

3	Akebono	Technology to Delphi

4	Akebono	Tech. License re caliper w/park brake		S

5	Akebono	License to China Bonding Equipment	negotiating	S

6	Akebono	Tech Assist w/Ambrake		S

7	Ambrake	Tech. License re disk brake asm		S

8	Aralmex	Tech. License and Assist re shock absorbers		S

9	ATRO	Tech. License re Litecast	negotiating

10	Bendix Mintex	Non-disclosure

11	Benteler	Collaboration re Delta rear axle asm.	negotiating

12	Bosch	Tech. Exchange & Supply re Bosch ABS modulator, Delphi- C algorithm & DE controller

13	Chrysler	Engine Mount, Hybrid Engine	negotiating

14	Citroen	Non-analysis, six months 1995

15	Continental Tire	Development re sidewall torsion sensor	negotiating

16	Daewoo Automotive Components (DAC)	Engineering services		S/F

17	Daewoo Automotive Components (DAC)	Tech License re brake apply system	negotiating	S/F

18	Daewoo Automotive Components (DAC)	Tech License		S/F

19	Daewoo Automotive Components (DAC)	Tech License re Gen III bearings	negotiating	S/F

20	Daewoo Automotive Components (DAC)	Tech License re rear hubs, drums & rotor	8 Nov 94	S/F

21	Daewoo Automotive Components (DAC)	ABS VI	18 Jun 98	S/F

22	Daewoo Automotive Components (DAC)	Brake components (GM France)		S/F

23	de Carbon	Non-disclosure re Liteflex leaf spring tech.	negotiating

24	de Carbon	License re Liteflex leaf spring tech.		S/F

25	de Carbon	Tech. & Service re monotube dampers		S
CONFIDENTIAL — Delphi Chassis Technology Agreements — page 1 of 3

	COMPANY	SUBJECT	EFFECT

26	Delco Chassis NSK do Brasil	License re Gen III wheel bearings		S/F

27	Delphi Chassis Systems USA	License from de Carbon re monotube dampers		S/F

28	Dow Chemical	Non-analysis (exp)	20 Nov 97

29	DSSCSC	Opel brake drum manufacture		S/F

30	DuPont	Joint development re Neoprene engine mount

31	DuPont	Non-disclosure (exp)

32	Environmental Research Institute of Michigan (ERIM)	Provide brake, roll & vehicle damping systems for Variable Dynamic Testbed Vehicle	18 Apr 97

33	FASA Krosno	Tech License	negotiating

34	FAG	Sale of strut bearing business to FAG

35	FORUM	Tech License re boosters, master cylinders & wheel brakes		F/S

36	Inorganic Recycling	Master agrt for asbestos treatment

37	ITT-Teves	License re brake components to GM France

38	ITT — Teves	Working agreement

39	Link Engineering	License re accelerator asm	21 Jun 85

40	Link Engineering	License re brake pedal force — decel instrumentation	4 Jun 84	S

41	Lucas	License re brake components to GM France

42	Lucas Varity	Brake license	negotiating

43	Mercedes	Mutual Non-disclosure re modules

44	MTS Systems	Demo Agrt for height sensor test & evaluation	25 Nov 97

45	National Center for Manufacturing Sciences	Membership in consortium	16 Dec 97

46	Noise Cancellation Technologies	Joint development re engine mounts

47	PBR Automotive	Patent License & Tech Assist		F

48	PBR Automotive	Partial re-negotiation of Tech Assist re Banksia		F

49	PER Automotive USA	License & Tech Assist re brakes		F

50	PBR Automotive	License & Tech re brakes		F
CONFIDENTIAL — Delphi Chassis Technology Agreements — page 2 of 3

	COMPANY	SUBJECT	EFFECT
51	Shanghai Automotive Brake Systems	Tech License re brake calipers	23 May 97	F/S

52	Shanghai Automotive Brake Systems	Tech License re brake controls	22 Jul 97	F/S

53	Shanghai General Motors Corp.	Technical Assist	1 Jan 98	F

54	Shanghai General Motors Corp.	Non-disclosure	1 Jan 98	F

55	Shanghai Huizhong Automotive Manufacturing Co.	Tech Assist	8 Oct 97	F/S

56	TEBO, S.A.	Supply of brake parts	29 Oct 86	F/S

57	Tianjin Delphi Suspension Systems Co.	Tech Assist		F

58	Tianjin Delphi Suspension Systems Co.	Tech License re strut & damper manufacture	negotiating	F/S

59	Toyota	Non-disk wheel bearings

60	Union Carbide	Brake fluid	16 Aug 94

61	Union Carbide	Brake fluid	9 Sep 96

62	University of Dayton – Rapid Prototyping Consortium	Membership

63	Volvo	Non-disclosure re modules

64	Xerox	Non-disclosure re distributed filament

65	Xerox	Non-disclosure re PSI surge control	25 Apr 95

66	Zhejiang Delphi Asia-Pacific Brake Co.	Tech License & Assist		F/S
CONFIDENTIAL — Delphi Chassis Technology Agreements — page 3 of 3

Company	Agreement Date
American Telephone and Telegraph Company	1/12/83
Bix Manufacturing Company	6/4/93
Bose Corporation	8/29/81
Hitachi, Ltd.	8/29/83
Kent State University	3/26/90
Motorola	2/9/87
Motorola	12/17/81
Motorola	12/22/81
Motorola	7/26/77
Motorola	8/30/77
Motorola	9/11/84
Motorola	9/11/84
National Semiconductor Corporation	5/29/81
National Semiconductor Corporation	6/30/86
National Semiconductor Corporation	12/4/89
N.V. Philips’ Gloeilampenfabrieken	6/30/81
Philips Export B.V.	1/17/84

Delphi-E Study-Contracts

Company	Effective

AC Delco Systems Australia Ltd. ClaytonSouth., Victoria Australia	1-Jan-94
AC Rochester Austria Ges.m.b.H.
AC Rochester Oversees Corporation, Delaware
AC Rochester Oversees Corporation, UK	1-Jan-92
AC Rochester Oversees Corporation, UK	1-Apr-93
Air Cleaner Technical Service	1-Jul-85
Allison Engine Company, Indianapolis, Indiana	3-Feb-94
Asec	27-Oct-97
Atlantic Richfield Company (“ARCO”), a Delaware corporation	?/?/98
Autovazimport of Volga automobile Associated Works, USSR	7-Jun-90
AVL, Australia — Haus-List-Platz 1, A-8020 Graz	24-Jun-98
Avtolada, Togliatti, USSR (VAZ, AutoVAZ)	7-Jun-90
Battelle Memorial Institute, Pacific Northwest Laboritories 902 Battelle BLVD, PO Box 999, Richland Wa 99352	27-Mar-98
Battelle Memorial Institute, Pacific Northwest Laboritories 902 Battelle BLVD, PO Box 999, Richland Wa 99352	18-Jun-98
Battelle Memorial Institute, Pacific Northwest Laboritories 902 Battelle BLVD, PO Box 999, Richland Wa 99352	2-Jun-98
Battelle Memorial Institute, Pacific Northwest Laboritories 902 Battelle BLVD, PO Box 999, Richland Wa 99352	11-Feb-98
Battelle Memorial Institute, Pacific Northwest Laboritories 902 Battelle BLVD, PO Box 999, Richland Wa 99352	11-Feb-98
Battelle Memorial Institute, Pacific Northwest Laboritories 902 Battelle BLVD, PO Box 999, Richland Wa 99352	5-Aug-97
Battelle Memorial Institute, Pacific Northwest Laboritories 902 Battelle BLVD, PO Box 999, Richland Wa 99352	12-Nov-97
Battelle Memorial Institute, Pacific Northwest Laboritories 902 Battelle BLVD, PO Box 999, Richland Wa 99352	22-Jul-98
Beijing Wanyun GM Automotive Electronic Control Co.
BMW (Bayerische Motoren Werke Aktiengesellschaft D-80788 Munchen	9-Feb-98
BMW (Bayerische Motoren Werke Aktiengesellschaft) D-80788 Munchen	15-May-97
BMW (Bayerische Motoren Werke Aktiengesellschaft) D-80788 Munchen	1-May-97
BMW (Bayerische Motoren Werke Aktiengesellschaft) D-80788 Munchen	13-Mar-96
BMW (Bayerische Motoren Werke Aktiengesellschaft), Petuelring 130, 80788 Munchen, Germany	9-Dec-94
BMW (Bayerische Motoren Werke Aktiengesellschaft), Petuelring 130, 80788 Munchen, Germany	9-Jan-96
BMW (Bayensche Motoren Werke Aktiengesellschaft), Petuelring 130, 80788 Munchen, Germany	12-Mar-97
BMW (Bayensche Motoren Werke Aktiengesellschaft), Petuelring 130, 80788 Munchen, Germany	9-Dec-94
Bosch GMBH, Robert	7-Apr-88
Bujlas de Columbia
Bujlas Mexicanas, S. A. de C.V.	27-Mar-87
Caterpillar Inc.	4-Jan-91
Caterpillar, Inc.	27-Apr-98
Chrysler Corporation	16-Dec-96
Chrysler Corporation	8-Nov-96
C-MAC	23-Jan-97
Cottec Industries, Inc. acting through its Holley Performance Products Division	22-May-95
Daewoo Automotive Components, Ltd	11-Oct-95
Daewoo Automotive Components, Ltd	5/18/98

Delphi-E Study-Contracts

Company	Effective

Daewoo Automotive Components, Ltd	(1) 4/27/94 (motors), (2) 6/28/94 (ICE-4), (3) 6/28/94 (alternators), (4) 6/28/94 (distributors), (5) 6/28/94 (HEl coils)
Delco Remi — Componentes Electronicos, LDA, Portugal
Delkor (JV in Seoul, Korea, 50% owned by	4-Dec-85
Delphi Automotive Systems Australia Ltd	1-Jun-94
Delphi Automotive Systems France, Genneviliers France	1-Jan-96
Delphi Automotive Systems India Private Limited, B-92, Himalaya House, 23-Kasturba Gandhi Marg, New Delhi 110001, India	15-Apr-95
Delphi Automotive Systems Luxembourg S. A.
Delphi Automotive Systems of General Motors do Brasil Ltda, through Delphi Energy and Engine Management Division	1-Jan-96
Delphi Automotive Systems Vienna GmbH
Delphi Energy and Engine Management Systems (M) Sdn. Bhd	4-Nov-94
Delta Motor Corporation	14-Jan-91
Detroit Diesel Corporation	19-Mar-96
Dysekompagniet I/S	25-Apr-95
Edison Welding Institute	18-Oct-85
Empresas “Ca-Le” de Tiaxcala, S. A. de C. V., Mexico	1-Jan-96
Engelhard Corp., Menlo Park, CN 40, Edison, New Jersey 08818	7-Jul-92
Equal flow Inc. 694 Prairie, Glen Ellyn, II 60137	1-Jul-96
Eveready Battery Company, Inc 25225 Detroit Rd PO Box 45145, Westlake Ohio 44145	31-Oct-94
Exacto Spring Corp., Perfection Spring & Stamping Corp.	18-Sep-98
Exxon Research and Engineering Company (and affiliated Samia Research laboratories)	25-Sep-98
Ferro Corporation of Cleveland Ohio	15-Feb-96
Ferro Corporation, Cleveland, Ohio	26-May-95
Ficht GmbH	1-Feb-96
Ficht GmbH & Co. KG, Spannleitenberg 1, D-85614 Kirchseeon, Germany	2-Dec-96
Flowform Ltd	17-Aug-92
Ford Motor Company (Automotive Components Division)	13-Dec-94
General Motors Austria Gesellschaft m.b.H.	11-Oct-88
General Motors France	l-Jan-82
General Motors France	1-Jan-91
General Motors France, Gennevilliers, France	1-Jan-92
General Motors France, Gennevilliers, France	1-Jan-92
General Motors France, Gennevilliers, France	1-Jan-93
Gerald Metals Inc. 6 High Ridge Park, Stanford, CT 06905	25-Feb-97
Hitachi, Ltd., through Hitachi Automotive Products Division, 6 Surugadai 4-chome, Chiyoda ku, Tokyo, Japan	11-Sep-98
Hitachi, Ltd., through Hitachi Automotive Products Division, 6 Surugadai 4-chome, Chiyoda ku, Tokyo, Japan	8-Apr-98
Holden’s Engine Company, 600 Lorimer Street, Port Melbourne 3207, Victoria, Australia	21-Jun-95
Honda R&D Company, Ltd.	16-Mar-98
Honda R&D Company, Ltd.	1-Aug-94
Hubei Auto Motor Factory and Beijing Everbright Industrial Co. Huabei Office and International Tendering Company of China National Technical Import and Export Co.	22-Apr-92
Hubei Delphi Automotive Generator Co., Ltd. (JV that is 51% owned by DASCI)	5-Mar-96
Industrial Technology Research Institute (ITRI), Taiwan	1-Jan-95
International Business Machines Corporation	17-Aug-95

Delphi-E Study-Contracts

Company	Effective

Iron Mountain (Records Management Co), and Realist Technology Limited Partnership	29-Oct-97
Isuzu	3-Jun-98
Isuzu Motors Limited	10-Dec-97
Katcon, S.A. de C.V.	23-Jul-93
Keene, Cristopher M., 32 Grosvenor Rd., Waltham MA 02154	20-May-95
Lawrence Livermore National Lab	19-Sep-97
Lockheed Martin Energy Systems, Inc., P.O. Box 2009 Oak Ridge Tennessee 37831-8242	2-Feb-98
Lockheed Martin Energy Systems, Inc., P.O. Box 2009 Oak Ridge Teooessee 37831-8242	16-Dec-97
Lockheed Martin Idaho Technologies Company	1-Feb-97
Lockheed Martin Idaho Technologies Company	15-Dec-97
Lotus Engineering	17-Mar-98
Mannai Corporation, Ltd., P.O. Box 76, Doha, Qatar Arabian Gulf	7-Aug-90
Martin Marietta Energy Systems. Inc. CRADA No. Y-1293-0193	29-Oct-93
Mechadyne International, Ltd	3-Jun-98
Metreon Hiram Ohio & GM Power Train	1-Mar-96
Michigan State university	6-May-98
Middle East Battery Company	20-Dec-95
Navistar International Transportation Corp., 455 North Cityfront Plaza Drive Chicago, II 60611	16-Apr-97
NGK Insulators, Ltd.	31-Oct-90
NGK Lock, Inc. 1000 Town Center, Suite 1650, Southfield Ml 48075	28-Sep-92
Onan Corporation	??
Pechiney Recherche Balzac Bldg-10, place das Vosges, La Defense 5, Courbevoie — Cedex 68, 92048 Paris France	15-Apr-98
Pierburg G.m.b.H.. Alfred-Pierburg-Strasse 1. D 41456 Neuss Germany	22-Jan-96
Pierburg GmBH Germany	20-Jun-94
Pierburg GmBH Germany	20-Jun-94
Porsche, GM Luxembourge Operations S.A. and AC Rochester Division of GMC	17-Dec-92
Pridco LP., Arlington, Virginia	22-Dec-94
Pridco LP., Arlington, Virginia	9-Aug-96
Realist Technology Limited (Applied Ceramics), 5555 Pleasantdale Road Docaville GA 303340	3-Nov-97
Realist Technology Limited, 5555 Pleasantdale Road Docaville GA 303340	3-Nov-97
Realist Technology Limited, 5555 Pleasantdale Road Docaville GA 303340	3-Nov-97
Realist Technology Limited, 5555 Pleasantdale Road Docaville GA 303340	3-Nov-97
Realist Technology Limited, 5555 Pleasantdale Road Docaville GA 303340	3-Nov-97
Realist Technology Limited, 5555 Pleasantdale Road Docaville GA 303340	3-Nov-97
Realist Technology Limited, 5555 Pleasantdale Road Docaville GA 303340	3-Nov-97
Rexam Custom, Ferro	8-Feb-96
Sandia Corporation,	3-Apr-98
Sandia Corporation, CRADA No. SC92/01143	9-Feb-93
Sandia Corporation, Regents of the University of California	27-Jan-95
Sandia Corporation, Regents of the University of California	16-Dec-96
Sandia National Laboritories User Facility Agreement No. 5989 1410	18-Apr-96
Sanyco
Sengton Transportation Implementation Co.	21-Jan-97
Shanghai Delco International Battery Co. Ltd	0/0/1995
Shelby American, Inc.	17-Jul-97
Sistema de Frenos, S.A. Av. Iquitos 4808 La Victoria Apartado Postal 2173 Lima Peru	23-Jun-89
Sistemas Electricos S.A. de C.V.
Sistemas Electricos Y Conmutadores, S. A. de C.V.
Sistemas Y Componentes Electricos, S. A. de C.V. San Luis Potosi Mexico	29-Jun-91
Stirling Thermal Motors, Inc.	August, 1993?

Delphi-E Study-Contracts

Company	Effective

Systemas Electricos Y Conmutadores S.A. de C.V. Chihuahua Mexico	2-Jan-80
Taiwan	1-Apr-98
Tawas Industies	11-Nov-93
Techumseh Products Company	23-Jun-94
Teknekron Sensor Development Corporation	19-Oct-92
UBE Industries	17-Nov-86
University of California, Los Alamos National Laboratory, PO Box 1663 MS K571, Los Alamos, NM 87545	13-Apr-95
Wesley Industries Inc., 1825 S. Woodward Ave Suote 205, Bloomfield Hills, MI 48302	10-Feb-97
Whitehead Engineered Products, Inc., 45 Gracey Avenue Meriden Connecticut 06450	30-Aug-91
Worden, Mr. Gary, represented by Kurt Grossman, Wood, Herron & Evans, LLP, 2700 Carew Tower, 441 Vine Street Cincinnati OH	19-Sep-97
Zhuzhou Spark Plug Plant China National Constructional & Agricultural Machinery Import and Export Corporation	22-Jun-92

Company	Effective

AeroVironment Inc	26-Aug-96
Ajax Magnethermic	13-Apr-94
Bolder Technologies	1-Jul-98
Ceracon Inc.	15-Oct-91
Daewoo Automotive Components Ltd.	28-Jun-94
Delco Remi — Industria (Portugal)	1-Jan-95
Delco Remy America	14-Jul-94
DOE/MRI — Chrysler	1-Jun-96
Ecoair Corp	17-May-94
Electrosource Inc; Tracor Inc	11-Feb-91
Empresas Ca-Le de Tlaxcala SA de CV	12-Dec-96
Forge performance Products, Inc.	2-Mar-94
Front Edge Technology	11-Dec-95
General Motors do Brasil	1-Jan-96
General Motors France	1-Jan-92
Honda R & D North America Inc	1-Apr-94
Hubei Auto Motor Factory; Beijing Everbright Industrial Co.; International Tendering Co of China	22-Jan-92
Kimberly-Clark Corp	13-Mar-79
Lord Corporation; Universal Toll & Engineering Co.	28-Aug-91
Magnavox Government and Electronics Co.; (North American Phillips Corporation — Successor)	31-Dec-90
Shanghai Delco International Battery Co Ltd
Siemens AG	24-Aug-94
Sistemas y Componentes Electricos SAdeCV; Grupo Corporative Internacional	27-Jun-91
Standard Industries	28-Jul-89
Sterling Thermal Motor	1-Apr-95
Valence — Nevada	15-Sep-94

Company	Effective

Advanced Casting Technologies	24 NO 97
AFPS Allied Signal Alma Products	10 DE 90
Armas	30 SE 93
Calsonic Harrison Corp.	11 JL 86
Calsonic Harrison Corp.	JL 95
Calsonic Harrison Corp.	Not signed yet
Calsonic Harrison Corp.	Not signed yet
Calsonic Calsonic	25 OC 94
Cambric Graphics DAC, CNTIC	21 AP 93
DAC	26 FE 93
DAC	28 DE 95
DAC	13 MR 97
DAC	02 DE 97
DAC	18-Jan-98
DAC	13 NO 97
DELFA	20 JA 93
DELFA	28 OC 97
DHTS do Brasil Ltd.	26 AP 96
Diavia	18 DE 96
Donchery	22 DE 93
EL Teriak	02 FE 96
FAACA	19 OC 92
FAACA	01 OC 95
Four Seasons	24 NO 97
HALLA	17 AP 97

Company	Effective

Honda of America Interpartes De Durango	04 SE 90
Kaiser	08 SE 95
Kaiser Aluminum	27 JA 96
Kale Oto Radyator	24 MR 97
Ostrow	20 MY 97

P.T. Selamat Sempurna	AP 96

Radiadores Richard	01 FE 96

Company	Effective

Radiadores Richard	01 FE 96

Radiadores Richard	01 FE 96
RANCO	14 AU 95
Reynolds Metals Reynolds Metals
SDAAS	27 FE 98
SAPF Shanghai EK Chor	10 JN 97
TAIGENE	25 OC 93
Toyota

U. of Illinois U. of Maryland U.B. U. Dayton Research Inst.

DELPHI INTERIOR TECHNOLOGY AGREEMENTS

THIRD PARTY	EFFECTIVE DATE

AEGIS/Talley Defense Systems	17-Jun-97

Aladdin Industries Inc.	13-Dec-96

Audi AG — Nondisclosure	12-Feb-96 and Approx. 16-May-97

Autoflug GmbH	2-Mar-82

Autoliv	18-Jan-96

Automated Solutions Inc.	21-Feb-97

Battelle Memorial Institute	11-Jan-85

Boston University	19-May-97

Brose — Germany	13-May-86 and 28-Jul-87

Brose — Germany	4-Aug-80

Capro, Inc.	6-Mar-98

Cinpres	26-Jun-98 and 15-Apr-91

Colamco, Inc.	Approx. 2/85

Daewoo Automotive Components Ltd.	21-Dec-94

Deneb Robotics/U.S. Army TACOM	Approx. 8/96

Dow Chemical	22-Sep-93 & 23-Feb-90 & 31 May-90

European Components Corp	Unknown

European Components Corp/Takata	4 Oct-88

Fast 4M/Time Engineering Services	15-Jun-98

Ford Motor & Delco — Nondisclosure for Safety & Power Products	Negot. Ongoing

FSO Motor Car Company	28-Jul-94

Georgia Tech Research Corp.	29-Jan-98

Georgia Tech Research Corp.	12-Mar-98 & 2-Nov-98

Global Manufacturing Solutions, Inc.	20-Dec-98

Globe Motors	10-Dec-97

DELPHI INTERIOR TECHNOLOGY AGREEMENTS

THIRD PARTY	EFFECTIVE DATE

Honda R&D Co.	11-Jul-94

HRL Laboratories/ISX Corporation	23-Jun-97 and 18-Apr-98

Hyundai	1-Aug-97

KDS Company, Ltd.- Korea	11-Sep-95

Keikert — Germany	28-Nov-83

L’Equipe Monteur S.A. — Uruguay/Argentia	15-Jul-96

Mark Gears and Systems, Inc.	5-Feb-96

Mayco Plastics	1-Oct-91

Mercedes	28-Nov-96

Meritor Light Vehicle Systems, Inc.	4-Aug-98

Modeling and Optimization Consulting, Inc./Floudas	4-May-98

Muth Wood-Stock	24-Nov-86

Neaton Auto Products Manufacturing	29-Jan-96

OEA, Inc.	18-Jan-94 and 18-Jan-95

Ohio University	01-Jan-95

Omega Company, Inc.	6-Feb-98

Orthopedic Biomedical Institute — refer to PO#FDS-50604	21-Jan-97

Princeton University — refer to PO#FDS-50237	Approx. 12-Feb-97

Rover Group Limited	2-Feb-97

Samsung Electro-Mechanics Co. Ltd.	12-Jan-98 and 13-Jan-98

Samsung Electro-Mechanics Co. Ltd.	12-Sep-95

Sensotech	9-Jun-98 and 15-Jun-97

Simula Automotive Safety Devices, Inc.	18-Apr-98

Sung San Company, Ltd.	22-Apr-86 and 14-Sep-92

Takata	1-Sep-95

3-D Systems, Inc.	13-Oct-87

DELPHI INTERIOR TECHNOLOGY AGREEMENTS

THIRD PARTY	EFFECTIVE DATE

Toyota Motor Co.- Power Slide Door	27-Nov-97

Toyota Motor Co.	18-Oct-95

Toyota Motor Company	2-Mar-98

Toyota Motor Corporation	18-Jul-95 and 27-Aug-98

Toyota Motor/Johnson Controls/Trim Masters	4-Mar-96

TRW Vehicle Safety Systems	22-Mar-96

Tsinghua University	28-Aug-97

Univ. of Detroit Mercy	l8-May-96 and 17-Dec-97

University of Oklahoma	Approx. 14-Aug-92

DELPHI PACKARD ELECTRIC TECHNOLOGY AGREEMENTS
Confidential Information

COMPANY	EFFECTIVE

ACI — South Africa	14-Nov-97

An Thel	30-Mar-98

AZ Beta (Czechoslovakia)(Separate Agreement)	[ILLEGIBLE]

Behr Climate Systems	6-Dec-98

Beicheng (Schedule II to the JV — This will not be signed because of the original JV)	Copy on file is not signed/dated

BMW	18-Apr-97

Crown City Plating	2-Feb-98

Daesung	17-Jun-98

Daewoo — FSO (Poland)	26-May-98

Dow Corning	14-May-98

DuPont	8-Oct-97

Durable Wire (See Solid State Stamping)	Executed 31-Dec-90

Durable Wire (Arcola) Addendum	7-Jul-92

Eaton Corporation	13-Dec-98

ELCON (Croatia)	3-Dec-90

Ford	2-Feb-98

Freightliner	30-May-97

Furukawa Electric Co., Ltd.	14-Nov-97

Freightliner (Truck Project Corporation)	13-Aug-96

Hebi — Packard Electric Hebi, Inc. And PE China, Inc.	5-Apr-97

Hitashi/Delphi-P/Delco Electronics	30-Jul-97

Honda of America Mfg. Inc.	4-Mar-94

Honda of Japan	1-Jan-95

Honda of Japan	1-Sep-95

Hyundai Motor Company	12-Aug-96

Hyundai Motor Company	1-Sep-95

IAPMEI (Portugal)	14-Apr-98

IEFP (Portugal)	10-Jan-97

Kia	6-Feb-95

Kyungshin Industrial Company	12-Apr-97

Lord Corporation	11-Dec-96

Malaysia

Nippon Tanshi Co., Ltd.	20-Aug-96

North American Plastics	22-Jun-92

PEC/SCC (Russia)	1-Aug-95

Polyflex Div of Flex Technology	26-Oct-92

Queretaro Design Center Agreement	25-Feb-93

Raychem Corporation	2-Dec-85

DELPHI PACKARD ELECTRIC TECHNOLOGY AGREEMENTS
Confidential Information

COMPANY	EFFECTIVE

[ILLEGIBLE] (Germany)	19-Sep-97

Schulmen, A., Inc.	10-Feb-97

Shinsung Packard Co., Ltd. Kore For Egypt	12-Feb-98

Solid State Stampings	Executed 31-Dec-90

Sumitomo Wiring	31-May-91

Texas Instruments, Inc.	29-Jan-90

Toyota Motor Corporation — NUMM	1-Jun-94

Volvo Trucks North America, Inc.	17-Jul-98

ZEM/FSO (Poland)	7-Feb-92

Sheet 1

10/6/98
D L ELLIS
Ref.		Effective
#	Company	Date
1	DHB — Components Automotivos S.A.	05AU98
2	JKC Ltd.	10SE97
3	JKC Ltd.	10SE97
4	Delphi Saginaw NSK Co. Ltd.	18MR97
5	Daewoo Automotive Components Ltd.	01OC96
6	Daewoo Automotive Components Ltd.	01OC96
7	Saginaw Norinco Lingyun Drive Shaft Ltd.	13NO95
8	Saginaw — Zhijiang Xiao Shan Steering Gear, Ltd.	22JN96
9	China Aero Technology Import & Export Beijing Co. and Yubel machine Factory	02MR94
10	Shanghai Saginaw Dongfeng Steering Gear Ltd.	06JN96
11	Shanghai Saginaw Dongfeng Steering Gear Ltd.	06JN96
12	Saginaw Norinco Lingyun Drive Shaft Ltd.	06DE95
13	Saginaw — Zhijiang Xiao Shan Steering Gear, Ltd.	22JN96
14	Koyo Seiko	01SE95
15	Sanyco Industry Co. Ltd.	17SE96
16	Sanyco Industry Co. Ltd.
17	DHMS (Daewoo Components)	01AP87
18	Daewoo Automotive Components Ltd.	01JA93
19	Compania Nacional De Direcciones Automotrices, S.A. DE C.V. (Condasa)	29OC86

Sheet 2

10/6/98
D L ELLIS
Ref.		Effective
#	Company	Date
1	Sandia National Laboratories	9/7/93
2	Ohio State University	8/1/94
3	Pacific Northwest Laboratories
4	Martin Marietta Energy Systems, Inc.	1/29/92
5	National Center for Manufacturing Sciences	1/1/92
6	Thompson Ball Screw	20JU98

Sheet 3

10/6/98
d ellis
Ref.		Effective
#	Company	Date
1	Mecaplast
2	Univ of Texas
3	NCMS	Jun-92
4	NCMS	Nov-92
5	Industry Refractory	Jan-92
6	CONTECH	Apr-98
7	University of Glasgow	15JN97
8	Toyota	Sep-97
9	Delphi Auto.. Sys Private Limited with General Motors	Dec-96
10	Delphi Auto Sys Private Limited with General Motors	Oct-96
11	GM France with Saginaw Division	Dec-92
12	Saginaw Deutschland with Saginaw Division	Apr-93
13	Saginaw Deutschland with saginaw Division	1-Dec-92
14	Saginaw Deutschland with Saginaw Division	1-Mar-93
15	Gm with Delphi India on various products	1-Jun-97
16	GM and Delphi Shanghai	1-Sep-97
17	DOE CRADA Batelle # 046	1-Jun-94
18	DOE CRADA Oak Ridge # 92-0076	1-Mar-92
19	Buckeye Custom Products	1-Jan-89
20	Magnetolastic Devices INC.	Dec-92

various

Schedule B — Delphi Copyright agreements
none identified

1

Schedule C — Shared agreements
Robert Bosch GmbH and Robert Bosch Corporation — April 1992 Technology Exchange/Development Agreement
National Center for Manufacturing Sciences et al — 1992 Project Agreement 170-052-92031, as amended

2

Schedule D — Sublicensed agreements
Automotive Polymer-Based Composites Joint Research and Development Partnership — 1988 Partnership Agreement
Crash Avoidance Metrics Partnership — November 1995 Partnership Agreement
Electrical Wiring Component Applications Partnership — April 1994 Partnership Agreement
Environmental Sciences Research and Development Partnership — 21 March 1991 Partnership Agreement
Low Emission Paint Research and Development Partnership — 9 February 1993 Partnership Agreement
Kelsey-Hayes Company -1 August 1987 4WAL Supply Agreement, as amended
Kelsey-Hayes Company — 1 August 1987 RWAL Supply Agreement, as amended
Lear Corporation — 31 August 1998 Intellectual Property License Agreement
Lemelson — 22 May 1998 Settlement Agreement
Lightsource Parent Corporation and PEP Guide, LLC — 30 October 1998 Intellectual Property License Agreement
Low Emissions Technologies Research and Development Partnership — 8 June 1992 Partnership Agreement, as amended
Midwest Research Institute — 30 September 1993 Definitized Subcontract No. ZCB-3-13032-01, as amended
Natural Gas Vehicle Technology Partnership — Partnership Agreement
Sandia National Laboratory — Cooperative Research and Development Agreements 92/1133 and 96/1422
Shanghai General Motors Corporation Limited — 25 March 1997 Technology License Agreement
Supercomputer Automotive Applications Partnership — 1993 Partnership Agreement

3

Schedule D — Sublicensed agreements — continued
United States Advanced Battery Consortium — 30 January 1991 Partnership Agreement, as amended
United States Automotive Manufacturers Crash Test Dummy Consortium — 30 June 1992 Partnership Agreement
United States Automotive Materials Partnership — 21 April 1993 Partnership Agreement
Vehicle Recycling Partnership — September 1991 Partnership Agreement

4

Master Restructuring Agreement
Exhibit 5.01(a)(x)
Intellectual Property License Agreement,
dated as of December 4, 1998, between DTI and GM

Exhibit G-2
4 December 1998
GM — DELPHI
INTELLECTUAL PROPERTY LICENSE AGREEMENT
This Intellectual Property License Agreement is between General Motors Corporation (“GM”) and Delphi Technologies, Inc. (“Delphi”).
The parties enter this agreement to establish licenses in intellectual property owned by GM prior to the separation of Delphi from GM.
Capitalized terms are defined in section 5.
1 –	Patents

The licenses granted in this section 1 are subject to the restrictions set forth in the Technology Transfer Agreement executed herewith between the parties, and to rights granted to others prior to the Effective Date, and are effective as of the Effective Date.

1.1	Delphi patent license to GM
(a) Delphi hereby grants (and will cause Delphi Affiliates to grant) to GM a non-exclusive, world-wide, irrevocable license (including the right to grant sublicenses to GM Affiliates) under Delphi Patents to make, have made, use, have used, offer to sell, sell and import products, processes and services.
(b) However, Delphi and Delphi Affiliates reserve the right to collect reasonable royalties/damages from suppliers to GM and GM Affiliates under Delphi Current Component Patents in those situations where:
           - GM or a Designated GM Affiliate has not committed prior to the Effective Date to a particular supplier for a product or process covered by a Delphi Current Component Patent,
           - GM or a Designated GM Affiliate has not later entered a further contract with that supplier for that product or a replacement for that product covered by the same patent and not requiring substantial new tooling design,
           - GM or a Designated GM Affiliate has not later entered a further contract with that supplier for that process or a replacement of that process covered by the same patent that does not incorporate any substantial change in the process,

1

          - collection of such reasonable royalties/damages is not inconsistent with any supply terms or conditions agreed to by GM or a Designated GM Affiliate and a supplier prior to the Effective Date, and
          - GM and Delphi or the Delphi Business Sector have not otherwise agreed in any prior or subsequent written agreements.
(c) Nothing in this clause 1.1 will preclude Delphi from collecting royalties from Delphi Affiliates on sales under Delphi Patents to GM and GM Affiliates.
1.2	GM patent license to Delphi
(a) GM hereby grants (and will cause GM Affiliates to grant) to Delphi a non-exclusive, world-wide, irrevocable license (including the right to grant sublicenses to Delphi Affiliates) under GM Patents to make, have made, use, have used, offer to sell, sell and import products, processes and services.
(b) However, GM and GM Affiliates reserve the right to collect reasonable royalties/damages from suppliers to Delphi and Delphi Affiliates under GM Patents in those situations where:
           - the Delphi Business Sector has not committed prior to the Effective Date to a particular supplier for a product or process covered by a GM Patent,
          - Delphi or a Designated Delphi Affiliate has not later entered a further contract with that supplier for that product or a replacement for that product covered by the same patent and not requiring substantial new tooling design,
           - Delphi or a Designated Delphi Affiliate has not later entered a further contract with that supplier for that process or a replacement of that process covered by the same patent that does not incorporate any substantial change in the process,
          - collection of such reasonable royalties/damages is not inconsistent with any supply terms or conditions agreed to by the Delphi Business Sector and a supplier prior to the Effective Date, and
           - GM and Delphi or the Delphi Business Sector have not otherwise agreed in any prior or subsequent written agreements.
1.3	Additional licenses
(a) If Delphi is assigned an interest in a Patent pursuant to clause 1.4(a) of the Intellectual Property Transfer Agreement executed herewith between the parties, Delphi will grant to GM a non-exclusive, world-wide, fully paid, irrevocable

2

license (including the right to grant sublicenses to GM Affiliates) to make, have made, use, have used, offer to sell, sell and import products, processes and services under the Patent.
(b) If GM is assigned an interest of a Patent pursuant to clause 1.4(b) of the Intellectual Property Transfer Agreement executed herewith between the parties, GM will grant to Delphi a non-exclusive, world-wide, fully paid, irrevocable license (including the right to grant sublicenses to Delphi Affiliates) to make, have made, use, have used, offer to sell, sell and import products, processes and services under the Patent.
2 -	Copyrights

The licenses granted in this section 2 are subject to the restrictions set forth in the Technology Transfer Agreement executed herewith between the parties, and to rights granted to others prior to the Effective Date, and are effective as of the Effective Date.

2.1	Delphi copyright license to GM

Delphi hereby grants (and will cause Delphi Affiliates to grant) to GM a non-exclusive, world-wide, irrevocable license (including the right to grant sublicenses to GM Affiliates) under Delphi Copyrights and Delphi Affiliate Copyrights.

2.2	GM copyright license to Delphi

GM hereby grants (and will cause GM Affiliates to grant) to Delphi a non-exclusive, world-wide, irrevocable license (including the right to grant sublicenses to Delphi Affiliates) under GM Copyrights and GM Affiliate Copyrights.

3 -	Equal value

An independent accounting firm has concluded that the aggregate value of licenses granted to Delphi by GM and GM Affiliates is approximately equal to the aggregate value of licenses granted to GM by Delphi and Delphi Affiliates. Accordingly, no payment by either party to the other is necessary to make such licenses of equal value, and all licenses granted in this agreement are fully paid.

4 -	Other provisions

4.1	Term

This agreement will remain in effect until all rights and obligations have expired.

3

4.2	Notices

All notices or other communications relating to this agreement must be written, and will be deemed to have been properly given when delivered in person, received by facsimile, or delivered by registered or certified mail as shown by a return receipt. Such notices or other communications must be addressed as follows:

If to GM:	General Motors Corporation Legal Staff P.O. Box 33114
Detroit MI 48232

Attention: Patent Counsel
Facsimile: 313-974-1374

If to Delphi:	Delphi Technologies, Inc. Legal Staff P.O. Box 33114 Detroit MI 48232

Attention: Patent Counsel
Facsimile: 313-974-0593
Either party may change its address by notice to the other.

4.3	Disputes

The parties will use all reasonable efforts to resolve any dispute arising from or in connection with this agreement, and to that end will refer any such dispute to the GM and Delphi Automotive Systems Corporation vice presidents responsible for engineering matters. If a dispute is not resolved in that manner, then the dispute resolution provisions of the Master Separation Agreement between GM and Delphi Automotive Systems Corporation will apply.

4.4	Sublicenses

Either party may sublicense its rights under this agreement to the successors to the portions of its business or its Affiliate’s business to which such rights relate, provided such sublicense is limited to continuation of such portion of such business and does not extend to other activities of the successor in interest or to new activities beyond the scope of such portion of such business.

4

5 -	Definitions

“Control” of an organization means direct or indirect possession of the power to direct or cause direction of the management of the policies of the organization, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have the corollary meanings ascribed thereto.

“Delphi Affiliate” means any organization directly or indirectly Controlling, Controlled by, or under common Control with Delphi at any time.

“Delphi Affiliate Copyright” means a copyright or semiconductor chip mask work right in which a Delphi Affiliate has an ownership interest immediately prior to the Effective Date, but excluding Delphi Restricted Technology Copyrights.

“Delphi Affiliate Patent” means a Patent in which a Delphi Affiliate has an ownership interest immediately prior to the Effective Date.

“Delphi Business Sector” means domestic and foreign operations of the Delphi Automotive Systems business sector of GM, and its predecessor organizations. The Delphi Business Sector is the predecessor to Delphi Automotive Systems Corporation and its subsidiaries.

“Delphi Copyright” means a copyright or semiconductor chip mask work right assigned to Delphi pursuant to the Intellectual Property Transfer Agreement executed herewith between the parties.

“Delphi Current Component Patent” means a Delphi Patent (a) primarily related to a component made or sold by the Delphi Business Sector prior to the Effective Date, or (b) primarily related to a component (i) involved immediately prior to the Effective Date in a Delphi Business Sector development program set forth in the attached schedule A and (ii) not involved in a GM development program immediately prior to the Effective Date that GM continues (either alone or with a supplier other than Delphi or a Delphi Affiliate) following the Effective Date.

“Delphi Patent” means a Patent assigned to Delphi pursuant to the Intellectual Property Transfer Agreement executed herewith between the parties, or a Delphi Affiliate Patent, but excluding Delphi Restricted Technology Patents.

“Delphi Restricted Technology Copyright” means a copyright or a semiconductor chip mask work right assigned to Delphi pursuant to the Intellectual Property Transfer Agreement executed herewith between the parties, and directed to a technology (i) subject to restriction and (ii) in which Delphi or a Delphi Affiliate has an ownership interest, as provided in the Technology Transfer Agreement executed herewith between the parties.

5

“Delphi Restricted Technology Patent” means a Patent assigned to Delphi pursuant to the Intellectual Property Transfer Agreement executed herewith between the parties, and directed to a technology (i) subject to restriction and (ii) in which Delphi or a Delphi Affiliate has an ownership interest, as provided in the Technology Transfer Agreement executed herewith between the parties.

“Designated Delphi Affiliate” means a Delphi Affiliate designated by Delphi at any time.

“Designated GM Affiliate means a GM Affiliate designated by GM at any time.

“Effective Date” means 1 January 1999.

“GM Affiliate” means an organization directly or indirectly Controlled by GM at any time, but excluding Delphi Automotive Systems Corporation and its subsidiaries.

“GM Affiliate Copyright” means a copyright or semiconductor chip mask work right in which a GM Affiliate has an ownership interest immediately prior to the Effective Date, but excluding GM Restricted Technology Copyrights.

“GM Affiliate Patent” means a Patent in which a GM Affiliate has an ownership interest immediately prior to the Effective Date.

“GM Copyright” means a copyright or semiconductor chip mask work right in which GM has an ownership interest immediately prior to the Effective Date and not assigned to Delphi pursuant to the Intellectual Property Transfer Agreement executed herewith between the parties, but excluding GM Restricted Technology Copyrights.

“GM Patent” means a Patent in which GM or Saturn has an ownership interest immediately prior to the Effective Date and not assigned to Delphi pursuant to the Intellectual Property Transfer Agreement executed herewith between the parties, or a GM Affiliate Patent, but excluding GM Restricted Technology Patents.

“GM Restricted Technology Copyright” means a copyright or semiconductor chip mask work right directed to a technology (i) subject to restriction and (ii) in which GM or a GM Affiliate retains an ownership interest after the Effective Date, as provided in the Technology Transfer Agreement executed herewith between the parties.

“GM Restricted Technology Patent” means a Patent directed to a technology (i) subject to restriction and (ii) in which GM or a GM Affiliate retains an ownership

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interest after the Effective Date, as provided in the Technology Transfer Agreement executed herewith between the parties.

“Patent” means a domestic or foreign patent, utility model or industrial design granted on an invention conceived prior to the Effective Date; an application for a patent, utility model or industrial design on such an invention; the right to apply for a patent, utility model or industrial design on such an invention; and any other intellectual property rights in such an invention.

“Saturn” means Saturn Corporation, a GM Affiliate.
     The parties have signed two copies of this agreement as of the Effective Date.

GENERAL MOTORS CORPORATION		DELPHI TECHNOLOGIES, INC.

By	/s/ Thomas J. Davis	By	/s/ Andrew Brown, Jr.

Name	Thomas J. Davis	Name	Andrew Brown, Jr.
Title	Vice President and Group Executive	Title	President

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Schedule A — Development Programs
the confidential Technology Database — 6 pages
provided to the GM Patent Counsel prior to the Effective Date is incorporated by reference

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Master Restructuring Agreement
Exhibit 5.01(a)(xi)
Intellectual Property Transfer Agreement dated as of December 4, 1998 between DTI and GM

Exhibit G-3
4 December 1998
GM — DELPHI
INTELLECTUAL PROPERTY TRANSFER AGREEMENT
This Intellectual Property Transfer Agreement is between General Motors Corporation (“GM”) and Delphi Technologies, Inc. (“Delphi”).
The parties enter this agreement to transfer certain intellectual property from GM to Delphi in connection with the separation of Delphi from GM.
Capitalized terms are defined in section 3.
1 -	Patents, copyrights

1.1	Assignment of Patents to Delphi
(a) GM hereby assigns (and will cause Saturn to assign) their interest in the Delphi Patents to Delphi, together with the right to sue for past infringement. Such assignment is subject to the rights of joint owners, and to rights granted to others prior to the Effective Date, and is effective on the Effective Date. Delphi will be responsible for recording such assignment to the extent required by local law; the costs of recording will be considered a Project Oracle expense.
(b) Schedule A lists US Patents assigned pursuant to clause 1.1(a). The parties recognize schedule A may not be a complete list of such US Patents. Foreign Patents corresponding to the US Patents listed in schedule A are also assigned pursuant to clause 1.1(a).
(c) If the parties discover that any Patent assigned to Delphi hereunder is not a Delphi Patent, Delphi will reassign such Patent and the corresponding foreign Patents to GM or Saturn. If the parties discover that any Delphi Patent is not included on schedule A, they will amend schedule A to include that Patent.
(d) GM hereby assigns to Delphi a joint ownership interest in the Patents listed in schedule B, and in the corresponding foreign Patents, including the right to sue for past infringement. Such assignment is subject to the rights of joint owners, and to rights granted to others prior to the Effective Date, and is effective on the Effective Date. Delphi will be responsible for recording such assignments to the extent required by local law; the costs of recording will be considered a Project Oracle expense. GM and Delphi will bear equal shares of all fees associated with prosecution and maintenance of the Patents listed in schedule B. GM will retain responsibility for prosecution and maintenance of the Patents listed in schedule B, subject to the provisions of clause 1.4 of this agreement, and will invoice Delphi for its share of the fees.

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(e) In those situations where a Patent is owned jointly by GM or a GM Affiliate on the one part and Delphi or a Delphi Affiliate on the other part — at any time after the Effective Date — then each joint owner may exercise all incidents of ownership in such Patent without consulting with or accounting to the other. However, GM and GM Affiliates may not license any such Patent to a Delphi Affiliate, and Delphi and Delphi Affiliates may not license any such Patent to a GM Affiliate. The parties may vary the terms of this clause 1.1(e) by written agreement at any time, either with respect to a particular Patent or with respect to all such Patents.
1.2	Assignment of copyrights to Delphi
(a) GM hereby assigns its interest in the Delphi Copyrights to Delphi, together with the right to sue for past infringement. Such assignment is subject to the rights of joint owners, and to rights granted to others prior to the Effective Date, and is effective on the Effective Date. Delphi will be responsible for recording such assignment to the extent required by local law, the costs of recording will be considered a Project Oracle expense.
(b) Schedule C lists copyright registrations assigned pursuant to clause 1.2(a). The parties recognize schedule C may not be a complete list of Delphi Copyright registrations.
(c) If the parties discover that any copyright assigned pursuant to clause 1.2(a) is not a Delphi Copyright, Delphi will reassign such copyright to GM. If the parties discover that any Delphi Copyright is not included on schedule C, they will amend schedule C to include that Delphi Copyright.
1.3	Cooperation in securing and enforcing IP rights

The parties will cooperate with each other in a reasonable manner to secure and enforce intellectual property rights, including (without limitation) executing any lawful papers that a party considers helpful to secure and enforce such rights.
1.4	Maintenance of patents
(a) If GM or Saturn elects to allow any patent or patent application filed prior to the Effective Date to lapse or become abandoned, GM will notify (or cause Saturn to notify) Delphi of its intention to do so at least 60 days prior to the date on which the patent is due to lapse or become abandoned, but GM and Saturn will have no liability to Delphi if it fails to do so. Delphi may then assume control of such patent at its own expense by providing written notice to such effect at least 30 days prior to the date the patent lapses or becomes abandoned. Upon receiving such notice, GM will assign (or cause Saturn to assign) its interest in the patent to Delphi, together with the right to sue for past infringement. Such assignment will

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be subject to the rights of joint owners, and to rights granted to others prior to the assignment.

(b) If Delphi elects to allow any patent or patent application filed prior to the Effective Date and transferred under this agreement to lapse or become abandoned, Delphi will notify GM of its intention to do so at least 60 days prior to the date on which the patent is due to lapse or become abandoned, but Delphi will have no liability to GM if it fails to do so. GM may then assume control of such patent at its own expense by providing written notice to such effect at least 30 days prior to the date the patent lapses or becomes abandoned. Upon receiving such notice, Delphi will assign its interest in the patent to GM, together with the right to sue for past infringement. Such assignment will be subject to the rights of joint owners, and to rights granted to others prior to the assignment.

2-	Other provisions

2.1	Term

This agreement will remain in effect until all rights and obligations have expired.

2.2	Notices

All notices or other communications relating to this agreement must be written, and will be deemed to have been properly given when delivered in person, received by facsimile, or delivered by registered or certified mail as shown by a return receipt. Such notices or other communications must be addressed as follows:

If to GM:	General Motors Corporation
Legal Staff
P.O. Box 33114
Detroit MI 48232

Attention: Patent Counsel
Facsimile: 313-974-1374

If to Delphi:	Delphi Technologies, Inc.
Legal Staff P.O. Box 33114
Detroit MI 48232

Attention: Patent Counsel Facsimile: 313-974-0593

Either party may change its address by notice to the other.

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2.3	Disputes

The parties will use all reasonable efforts to resolve any dispute arising from or in connection with this agreement, and to that end will refer any such dispute to the GM and Delphi Automotive Systems Corporation vice presidents responsible for engineering matters. If a dispute is not resolved in that manner, then the dispute resolution provisions of the Master Separation Agreement between GM and Delphi Automotive Systems Corporation will apply.

3-	Definitions

“Control” of an organization means direct or indirect possession of the power to direct or cause direction of the management of the policies of the organization, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have the corollary meanings ascribed thereto.

“Delphi Additional Component Patent” means a Patent, other than a Delphi Algorithm Patent or a Delphi Current Component Patent, which the parties agree has highest value to Delphi, and in which GM or Saturn has an ownership interest immediately prior to the Effective Date.

“Delphi Affiliate” means an organization directly or indirectly Controlling, Controlled by, or under common Control with Delphi at any time.

“Delphi Algorithm Patent” means a Patent directed to an algorithm invented or maintained by the Delphi Business Sector, and in which GM or Saturn has an ownership interest immediately prior to the Effective Date.

“Delphi Business Sector” means domestic and foreign operations of the Delphi Automotive Systems business sector of GM, and its predecessor organizations. The Delphi Business Sector is the predecessor of Delphi Automotive Systems Corporation and its subsidiaries.

“Delphi Current Component Patent” means a Patent primarily related to components made or sold by the Delphi Business Sector prior to the Effective Date, and in which GM or Saturn has an ownership interest immediately prior to the Effective Date.

“Delphi Copyright” means a copyright or semiconductor chip mask work right in material created by the Delphi Business Sector prior to the Effective Date, and in which GM has an ownership interest immediately prior to the Effective Date, but excluding GM Restricted Technology Copyrights.

“Delphi Patents” means Delphi Current Component Patents, Delphi Additional Component Patents and Delphi Algorithm Patents, but excluding GM Restricted Technology Patents.

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“Effective Date” means 1 January 1999.

“GM Affiliate” means an organization directly or indirectly Controlled by GM at any time, but excluding Delphi Automotive Systems Corporation and its subsidiaries.

“GM Restricted Technology Copyright” means a copyright or semiconductor chip mask work right directed to a technology (i) subject to restriction and (ii) in which GM or a GM Affiliate retains an ownership interest after the Effective Date, as provided in the Technology Transfer Agreement executed herewith between the parties.

“GM Restricted Technology Patent” means a Patent directed to a technology (i) subject to restriction and (ii) in which GM or a GM Affiliate retains an ownership interest after the Effective Date, as provided in the Technology Transfer Agreement executed herewith between the parties.

“Patent” means a domestic or foreign patent, utility model or industrial design granted on an invention conceived prior to the Effective Date; an application for a patent, utility model or industrial design on such an invention; the right to apply for a patent, utility model or industrial design on such an invention; and any other intellectual property rights in such an invention.

“Saturn” means Saturn Corporation, a GM subsidiary.
The parties have signed two copies of this agreement as of the Effective Date.

GENERAL MOTORS CORPORATION		DELPHI TECHNOLOGIES, INC.

By	/s/ Thomas J. Davis	By	/s/ Andrew Brown, Jr.

Name	Thomas J. Davis	Name	Andrew Brown, Jr.
Title	Vice President and Group Executive	Title	President

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Schedules
A        Delphi Patents
          Al      Patents in force — GM owns entire interest & assigns to Delphi
          A2      Pending applications — GM owns entire interest & assigns to Delphi
          A3      Active invention files — GM owns entire interest & assigns to Delphi
          A4      Patents in force — Saturn owns entire interest & assigns to Delphi
          A5      Pending applications — Saturn owns entire interest & assigns to Delphi
          A6      Active invention files — Saturn owns entire interest & assigns to Delphi
          A7      Patents in force — GM owns partial interest & assigns to Delphi
          A8      Pending applications — GM owns partial interest & assigns to Delphi
          A9      Active invention files — GM owns partial interest & assigns to Delphi
B       Joint Patents
          B1      Patents in force
          B2      Pending applications
          B3      Active invention files
C        Delphi Copyright Registrations

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Master Restructuring Agreement
Exhibit 5.01(a)(xii)
GM-Delphi Technology Transfer Agreement
between Delphi Technologies, Inc. and GM, dated December 4, 1998

Exhibit G-5
4 December 1998
GM—DELPHI
TECHNOLOGY TRANSFER AGREEMENT
This Technology Transfer Agreement is between General Motors Corporation (“GM”) and Delphi Technologies, Inc. (“Delphi”).
The parties enter this agreement to establish rights in Technology owned by GM prior to the separation of Delphi from GM.
Capitalized terms are defined in section 4.
1-	Assignment of Technology to Delphi

1.1	GM hereby assigns to Delphi its interest in the Delphi Technology, together with the right to sue for past misappropriation. Such assignment is subject to the rights of joint owners, and to rights granted to others prior to the Effective Date, and is effective on the Effective Date.

1.2	GM hereby assigns to Delphi a joint ownership interest in the Common Technology, including the right to sue for past misappropriation. Such assignment is subject to the rights of joint owners, and to rights granted to others prior to the Effective Date, and is effective on the Effective Date. By this assignment, the parties intend to establish a tenancy-in-common with respect to the Common Technology. Each party may exercise all incidents of ownership in the Common Technology without consulting with or accounting to the other, and accordingly may use and authorize others to use all Common Technology to make and sell products and provide services to others, except as set forth in this agreement. However, GM and GM Affiliates may not license Common Technology to Delphi Affiliates, and Delphi and Delphi Affiliates may not license Common Technology to GM Affiliates. The right to use Common Technology also is subject to the rights reserved in the Intellectual Property License Agreement executed herewith between the parties, and to rights granted to others prior to the Effective Date.

1.3	GM further assigns to Delphi its interest in the Technology identified in clause 2 of this agreement as owned solely by Delphi, and a joint ownership interest in the Technology identified in clause 2 of this agreement as owned by both Delphi and GM. Such assignment is subject to the rights of joint owners, and to rights granted to others prior to the Effective Date, and is effective on the Effective Date.

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2-	Restricted Technologies

2.1	Vehicle information management relationship

Schedule A reproduces the terms established for the parties’ relationship relating to certain vehicle information management technology. Those terms will continue in effect as stated.

2.2	Algorithm relationships

(a) Schedules B through I list algorithms for which disclosure or use of the related technology by GM or Delphi may be restricted.

(b) For each item in schedules B through I, the word “own” or “owns” identifies the party which owns all intellectual property rights and interests in the item.

(c) For product technologies in schedules B through I (in each case, subject to the provisions of clause 2.2(e)):
     - the letter U under Delphi associated with a product technology means Delphi may use, modify and disclose the technology without restriction.
     - the letter U under GM associated with a product technology means GM may use, modify and disclose the technology without restriction.
     - the letter R under Delphi associated with a product technology means Delphi and Delphi Affiliates may not disclose the technology, or supply products based on the technology, to anyone other than GM and Designated GM Affiliates.
     - the letter R under GM associated with a product technology means GM may use and modify (and authorize GM Affiliates to use and modify) the technology but may not disclose the technology to anyone other than Delphi and Designated Delphi Affiliates.
(d) For development tools in schedules B through I (in each case, subject to the provisions of clause 2.2(e)):
     - the letter U under Delphi associated with a development tool means Delphi may use, modify and disclose the tool without restriction.
     - the letter U under GM associated with a development tool means GM may use, modify and disclose the tool without restriction.

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     - the letter R under Delphi associated with a development tool means Delphi may use and modify (and authorize Delphi Affiliates to use and modify) the tool to develop products for other customers, but may not disclose the tool to those customers or anyone else.
     - the letter R under GM associated with a development tool means GM may use and modify (and authorize GM Affiliates to use and modify) the tool but may not disclose the tool to anyone.
(e) Schedules B through I indicate some items for which GM and the Delphi Business Sector have agreed on variations from or additions to the foregoing restrictions. Schedule J reproduces terms established for the relationship between GM and the Delphi Business Sector relating to certain powertrain matters, and may include variations from or additions to the foregoing restrictions. Other prior agreements between GM and the Delphi Business Sector also may vary or supplement the foregoing restrictions. The variations and additions indicated in schedules B through J or other such prior agreements override the restrictions set forth in clauses 2.2(c) and (d).

(f) Schedules B through I indicate a few items for which the parties have agreed on a limited period during which Delphi and Delphi Affiliates may not sell products based on the related technology to others. In addition, Quadrasteer will be subject to the agreement (if any) resulting from current negotiations between the Delphi Business Sector and GM Truck Group, the magneto-rheological fluid controlled damper will be subject to the agreement (if any) resulting from current negotiations between the Delphi Business Sector and Adam Opel AG (a GM Affiliate), and the Low Cost Telematics, Galileo Dry Interface Brake, and TraXXar with Slide Slip Control will be subject to the agreements (if any) resulting from current discussions between the Delphi Business Sector and other GM business sectors. The terms of the agreements referenced in this section (f) will remain in effect only for the agreed period.

(g) For any item in schedules B through J covered by a patent, the restrictions will remain in effect only for the term of the patent. For any item in schedules B through J not covered by a patent, the restrictions will remain in effect only until the related technology becomes known to the public other than through a wrongful act by the party so restricted, or becomes lawfully available from another source, or is independently developed by the party so restricted; or until both parties agree in writing that the restrictions no longer apply. (If the terms of an agreement reproduced in schedule J differ from this clause 2.2(g), the terms of that agreement override the provisions of this clause 2.2(g) for purposes of that agreement.)

(h) Schedules B through I apply only to versions of the indicated algorithm technology created prior to the Effective Date. Transfers (if any) of algorithm

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technology created after the Effective Date will be subject to the terms of the agreements (if any) relating to such transfers.

(i) The parties may vary the terms of this clause 2.2 by written agreement at any time in the future, either with respect to Technology on a particular item or with respect to all Technology.

(j) The parties believe GM and GM’s Affiliates and the Delphi Business Sector are in full compliance with the restrictions set forth in this clause 2.2, and will interpret this clause 2.2 in accordance with that belief.
2.3	Fuel cell relationship

Schedule K reproduces the terms established for the parties’ relationship relating to certain fuel cell technology. Those terms will continue in effect as stated.

2.4	Licensed software tools

Schedule L identifies certain software tools licensed by the Delphi Business Sector to GM and/or GM Affiliates. GM may disclose and use such tools only to the extent provided in such license arrangements.

3-	Other provisions

3.1	Access to drawings

(a) The parties will cooperate to create, maintain, update, and share technical information, such as component detail drawings, specifications and math geometry, models and data, about products supplied to GM by the Delphi Business Sector prior to the Effective Date and their manufacture and related information, as needed for litigation and regulatory purposes and engineering reference, and in compliance with GM’s drafting and math standards.

(b) Delphi will provide GM with access to test lists and test standards applicable to a component supplied to GM by the Delphi Business Sector prior to the Effective Date if a Delphi Affiliate sells the business relating to that component.

(c) Delphi owns or is responsible for several tests (MTL) and test standards (GMUTS). Delphi will review these test procedures to identify and remove Delphi proprietary design information, will rewrite these procedures as GM generic documents that GM can utilize to execute its business, and will provide the rewritten procedures to GM. These will become GM domain. (This includes any proving grounds driving and test schedules, but does not pertain to non-MTL Delphi component lab test procedures.)

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3.2	Indemnity for use of Technology

(a) Neither party makes any representation or warranty of any kind whatsoever regarding rights or interests in Technology transferred or provided under this agreement and, unless otherwise expressly provided herein, the party transferring or providing such rights or interests disclaims all warranties either express or implied, including warranties of fitness for a particular purpose or of merchantability regarding such Technology and such rights and interests.

(b) GM will defend (or cause a GM Affiliate to defend) any suit or other claim against Delphi or a Delphi Affiliate based on use — by GM, a GM Affiliate or a GM licensee other than Delphi and Delphi Affiliates (but excluding use by the Delphi Business Sector) — of any rights or interests in Technology transferred or provided under this agreement. In any such suit, GM will hold (or cause the Designated GM Affiliate to hold) Delphi or the Delphi Affiliate harmless against any money damages or costs awarded in such suit including reasonable attorney’s fees. GM or the GM Affiliate will have full control of the defense of any such action through counsel of its own selection, and may settle any such action at its own expense.

(c) Delphi will defend (or cause a Delphi Affiliate to defend) any suit or other claim against GM or a GM Affiliate based on use — by Delphi, the Delphi Business Sector, a Delphi Affiliate or a Delphi licensee other than GM and GM Affiliates- of any rights or interests in Technology transferred or provided under this agreement. In any such suit, Delphi will hold (or cause the Designated Delphi Affiliate to hold) GM or the GM Affiliate harmless against any money damages or costs awarded in such suit including reasonable attorney’s fees. Delphi or the Delphi Affiliate will have full control of the defense of any such action through counsel of its own selection, and may settle any such action at its own expense.

(d) The provisions of this clause 3.2 are intended as general in nature, and are superseded by any applicable provisions of any other prior or subsequent agreement between the parties or their Affiliates — such as, for example, warranty provisions or other terms and conditions of a purchase order or other agreement by which GM purchases products from a Delphi Affiliate.
3.3	Intellectual Property Infringement Indemnity

(a) Unless otherwise specifically provided in a separate written agreement between the parties, and to the extent not otherwise addressed by the Supply Agreement executed herewith between GM and Delphi Automotive Systems LLC, Delphi agrees to defend (or to cause a Delphi Affiliate to defend) any suit or other claim or any threat thereof against GM, GM Affiliates, and GM customers arising out of any actual or alleged direct or contributory infringement of, or

5

inducement to infringe, any United States or foreign patent, trademark, copyright or mask work right by reason of the manufacture, use or sale of products or services purchased by GM or others from the Delphi Business Sector under agreements, projects, or ventures entered into prior to the Effective Date, including but not limited to those suits and claims listed in schedule M, and including infringement arising out of compliance with specifications furnished by GM or the GM Affiliate, or for actual or alleged misuse or misappropriation of a trade secret resulting directly or indirectly from the Delphi Business Sector’s actions. In any such suit, claim, or action, or in response to any threat thereof Delphi agrees to hold (or to cause a Delphi Affiliate to hold) GM, GM Affiliates, and GM customers harmless against any money damages or costs awarded or incurred thereby including reasonable attorney’s fees. Delphi or a Delphi Affiliate will have full control of the defense of any such action through counsel of its own selection, and may settle any such action at its own expense. However, GM and GM Affiliates reserve the right, at their sole option and expense, to participate in any such action or any portion thereof, and to conduct its own defense with counsel of its own selection. Such participation in no way alters or reduces the obligations of Delphi and Delphi Affiliates under this paragraph.

(b) Delphi agrees to waive (and to cause Delphi Affiliates to waive) any claim against GM or a GM Affiliate under the Uniform Commercial Code or otherwise, including any hold harmless or similar claim, in any way related to a claim, action, or threat asserted against Delphi or a Delphi Affiliate or GM or a GM Affiliate for patent, trademark, copyright or mask work right infringement or the like by reason of the manufacture, use or sale of products or services purchased from the Delphi Business Sector under agreements, projects, or ventures entered into prior to the Effective Date, including claims arising out of compliance with specifications furnished by GM or a GM Affiliate.
3.4	Protection of Technology

GM will protect (and cause GM Affiliates to protect) documents and other material containing proprietary Common Technology against disclosure to others with the same care GM uses to protect its own documents and other material of a similar nature. However, neither GM nor GM Affiliates will be liable to Delphi or Delphi Affiliates in any manner for any disclosure that may occur, even if such disclosure occurs because of a failure to provide such protection.

Delphi will protect (and cause Delphi Affiliates to protect) documents and other material containing proprietary Common Technology against disclosure to others with the same care Delphi uses to protect its own documents and other material of a similar nature. However, neither Delphi nor Delphi Affiliates will be liable to GM or GM Affiliates in any manner for any disclosure that may occur, even if such disclosure occurs because of a failure to provide such protection.

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3.5	Term

This agreement will remain in effect until all rights and obligations have expired.

3.6	Notices

All notices or other communications relating to this agreement must be written, and will be deemed to have been properly given when delivered in person, received by facsimile, or delivered by registered or certified mail as shown by a return receipt. Such notices or other communications must be addressed as follows:

If to GM:	General Motors Corporation
Legal Staff
P.O. Box 33114
Detroit MI 48232

Attention: Patent Counsel
Facsimile: 313-974-1374

If to Delphi:	Delphi Technologies, Inc.
Legal Staff P.O. Box 33114
Detroit MI 48232

Attention: Patent Counsel Facsimile: 313-974-0593

Either party may change its address by notice to the other.
3.7	Disputes

The parties will use all reasonable efforts to resolve any dispute arising from or in connection with this agreement, and to that end will refer any such dispute to the GM and Delphi Automotive Systems Corporation vice presidents responsible for engineering matters. If a dispute is not resolved in that manner, then the dispute resolution provisions of the Master Separation Agreement between GM and Delphi Automotive Systems Corporation will apply.

3.8	Sublicenses

Either party may sublicense its rights under this agreement to the successors to the portions of its business or its Affiliate’s business to which such rights relate, provided such sublicense is limited to continuation of such portion of such

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business and does not extend to other activities of the successor in interest or to new activities beyond the scope of such portion of such business.

4-	Definitions

“Common Technology” means Technology developed or acquired from others and used, prior to the Effective Date, by both the Delphi Business Sector and one or more other GM business sectors to provide products or services, and in which GM or Saturn has an ownership interest immediately prior to the Effective Date. However, Common Technology does not include any Patent, copyright, or semiconductor chip mask work right licensed under the Intellectual Property License Agreement executed herewith between the parties or any technology identified in this Agreement as (i) subject to restriction under clause 2 and (ii) owned only by GM or only by Delphi.

“Control” of an organization means direct or indirect possession of the power to direct or cause direction of the management of the policies of the organization, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have the corollary meanings ascribed thereto.

“Delphi Affiliate” means an organization directly or indirectly Controlling, Controlled by, or under common Control with Delphi at any time, but excluding GM and GM Affiliates.

“Delphi Business Sector” means domestic and foreign operations of the Delphi Automotive Systems business sector of GM, and its predecessor organizations. The Delphi Business Sector is the predecessor or Delphi Automotive Systems Corporation and its subsidiaries.

“Delphi Technology” means Technology developed or acquired from third parties prior to the Effective Date by the Delphi Business Sector, and not in the possession of another GM business sector, and in which GM has an ownership interest immediately prior to the Effective Date. However, Delphi Technology does not include any technology subject to restriction under section 2 of this agreement.

“Designated Delphi Affiliate” means a Delphi Affiliate designated by Delphi at any time.

“Designated GM Affiliate” means a GM Affiliate designated by GM at any time.

“Effective Date” means 1 January 1999.

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“GM Affiliate” means an organization directly or indirectly Controlled by GM at any time, but excluding Delphi Automotive Systems Corporation and its subsidiaries.

“Patent” means a domestic or foreign patent, utility model or industrial design granted on an invention conceived prior to the Effective Date; an application for a patent, utility model or industrial design on such an invention; the right to apply for a patent, utility model or industrial design on such an invention; and any other intellectual property rights in such an invention.

“Technology” refers to technical information of every kind and nature, including trade secrets and other proprietary and confidential technical information, know-how, methods, practices, procedures, processes, and formulas with respect to the engineering, design, development, manufacture, assembly and servicing of products, and encompassing (but not limited to) the information included in the documents and other materials listed in schedule N.
The parties have signed two copies of this agreement as of the Effective Date.

GENERAL MOTORS CORPORATION		DELPHI TECHNOLOGIES, INC.

By	/s/ Thomas J. Davis	By	/s/ Andrew Brown, Jr.

Name	Thomas J. Davis	Name	Andrew Brown, Jr.
Title	Vice President and Group Executive	Title	President

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Schedules
A     Vehicle information management relationship
B     Vehicle information management
C     Powertrain algorithms
D     Vehicle control — chassis systems
E     Vehicle control — steering systems
F     Collision avoidance
G     Integrated body
H     Body computer algorithms
I      SIR algorithms
J      Communications between GM and Delphi Business Sector personnel
K     Fuel cell relationship
L     Licensed software tools
M    Infringement suits and claims
N     Engineering documents

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Schedule A — Vehicle Information Management Relationship
3/17/97 Statement on Exclusivity and Public Announcements
(2 pages attached)

3/17/97
Statement on Exclusivity and Public Announcements
Delco and Motorola both individually and together desire that their principal relationship with GM ONSTAR be as a supplier and not as a competitor. While Delco and Motorola each possess distinctive skills, technologies and hardware capabilities they together make up a team called “MoDel”, Motorola, Delco and MoDel’s objective is to provide hardware to ONSTAR for use in the 1999 Model year for use in GM vehicles using world class competitive technologies. It is not the intention of Motorola, Delco and/or MoDel to compete with the ONSTAR system in the marketplace. Similarly, it is not the intention of ONSTAR to restrict the ability of Delco and Motorola to support existing customers or sell or integrate hardware for inclusion in a Vehicle Communication Platform (VCP) except as provided herein. As such Delco, Motorola and MoDel agree to the following:
               — to offer ONSTAR first access and limited exclusivity to new technology solely for the inclusion in the VCP for the ONSTAR system.
               — not to jeopardize their customer/supplier relationship with ONSTAR by discussing ONSTAR product roll-out plans with other customers.
               — not to engage in any publicity or advertising relating to ONSTAR or their relationship with it without the approval of ONSTAR.
               — not to provide ONSTAR type systems for use with VCP type applications either directly or indirectly. ONSTAR type systems refer to either/or call centers or new technologies that are the subject of this agreement.
          To facilitate these objectives a Technology Review Committee ( TRC ) will be formed and will be comprised of senior managers of ONSTAR, Delco and Motorola. The Delco and Motorola members of the TRC will meet with ONSTAR either together as MoDel and/or separately as appropriate no less than once every six months to discuss the business relationship and to present new or new applications of existing technologies (New Technologies ) to ONSTAR for possible inclusion in the VCP that will be deemed exclusive. Delco, Motorola and MoDel agree that the following individual will represent their organizations on the TRC:

ONSTAR	Chet Huber
Delco	Michael Burns
Motorola	Dave Melka
Each TRC member will be allowed to bring an appropriate number of support personnel to the Council meetings. The TRC shall consider and be guided by the following:
1.	The TRC and/or Delco, Motorola and MoDel will review New Technologies and identify those which are applicable to the VCP. Delco, Motorola and MoDel agree not to withhold New Technologies from ONSTAR that are applicable to the VCP and to offer New Technologies to ONSTAR with sufficient lead time to allow for vehicle validation for an identified target model year introduction.

2.	If ONSTAR decides not to adopt any of the New Technologies or does not introduce them in the target model year then they will be deemed to be non-exclusive.

3.	Those New Technologies and/ or their unique application to a VCP that are designated for ONSTAR exclusivity will not be sold in a VCP type product for at least 12 months after the targeted introduction date.

4.	New Technologies jointly developed by ONSTAR, Delco, Motorola or MoDel will be jointly owned by General Motors, Delco and Motorola. Jointly owned New Technologies will be accorded ONSTAR exclusivity and will not be sold in a VCP type product for at least 24 months after the target introduction date.

5.	If ONSTAR decides not to adopt jointly owned New Technologies and/or introduce them in the target model year then they will be deemed to be non-exclusive.

6.	Exclusivity for New Technology will end when the TRC concludes that the New Technology is commercially available in the market for VCPs.
/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]

Schedule B — Vehicle Information Management
Usage authority definition
•	R — identifies the need to get approval from the other party (GM or Delphi) when applying a feature with a third party. Third party will mean either customer or supplier.

•	U — unrestricted usage authority with regard to aforementioned third party.
Vehicle Information Management (OnStar) Usage and Ownership

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted

System Description

Airlink	R	R

Tools, Vehicle Simulator	U	R
Owns

DSP, IHF	Purchased from third party

DSP, Vocoder	U	R
Owns

DSP, Voice Rec. Tree	R	U
Owns

DSP, SVD (Bell 103 Notched)	R	R
	Own	Own

Voice Templates	R	U
Owns

POI Download	R	U
Owns

RF Switch	R	U
Owns

GPS	Purchased from third party

Tools, Call Center Simulator	U	R
Owns

DSP, Memo Record (Segmentation & Partitioning)	R	U
Owns

Onboard Black Box Data Format	R	U
Owns

Embedded Phone Interface	U	R
Owns

OnStar Configured Mobile (OnStar Virtual Network)	R	U
Owns

1

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
Vehicle Interface	U	U
Owns

Remote Diagnostics	U	U
	Own	Own

Call Flows	R	U
Owns

2

General Statements Regarding the Delphi/DE and Onstar Intellectual Properties
Agreement
OnStar and Delphi/DE agree that the existing MoDel “Statement on Exclusivity and Public Announcements”, dated March 17, 1997 is the guiding principle in our discussion on Intellectual Property convering OnStar products.
GM has ownership of PDD, SSTS and Vehicle Interface Specifications related to OnStar products.
Delphi requires GM approval to utilize knowledge and application of the Class 2 (C2), the Entertainment and Comfort (E&C), and the Universal Asynchronous Receiver Transmitter (UART) buss interfaces for use in any OnStar-like product on GM vehicles.
With regard to those items denoted as “ownership” by Delphi, Delphi will not refuse to license GM.
1. For purposes of this agreement:
a) VIM (Vehicle Information Management) equals OnStar
b) Delphi/DE equals Delphi and its Affiliates
2.	The business relationship between Delphi/DE and OnStar will be guided by the Statement of Exclusivity and Public Announcements dated 3/17/97. However, the ownership positions and the restrictions listed in “Delphi/DE and OnStar Intellectual Properties Agreement” will continue even after the MoDel agreements have expired.

3.	Delphi/DE can sell hardware to other OEMs subject to the terms and conditions of the Statement of Exclusivity and Public Announcements and the “Delphi/DE and OnStar Intellectual Properties Agreement.”

4.	When possible, Delphi/DE and OnStar should work together to provide systems to other OEMs.
The MoDel agreement is reproduced in schedule A.

3

Schedule C — Powertrain Algorithms
Usage authority definition
•	U = Unrestricted — All Categories
•	R = Restricted
Product
•	R — Delphi: Delphi can not “sell or disclose” this product to non-GM

•	R — GM: GM can not “disclose” to Delphi competition
Tools
•	R — Delphi: Delphi can use tool for any OEM but not “disclose” tool logic to non-GM

•	R — GM: GM can use tool but not “disclose” to Delphi competition
Powertrain Algorithms Usage and Ownership
System Description

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
ALGORITHMS DEVELOPED BY GMPT AND USED BY DELPHI

Algorithms applied in Control or Diagnosis of Powertrain (unless otherwise provided)	R	U Owns
Serial Data Communication J-1979 and J-2190	U	U Owns
DSpace to PCM Link Code	U	U Owns
OBDII S/W	U	U Owns
CVT Control and Diagnostic S/W	R	U Owns
IPC	U	U Owns
Communication Drivers	R	U Owns
Class II Specifications	U Own	U Own

ALGORITHMS DEVELOPED BY DELPHI AND USED BY GMPT

Algorithms applied in Control or Diagnosis of Powertrain (unless otherwise provided)	U Owns	R
Simulink to dSpace Link Code	U Owns	U
ETC S/W Specifications	U Owns	U
Cruise Control S/W Specification	U Owns	U
Communication Drivers, Math Libraries, Controller Diagnostics, Operating System, which were developed by Delphi	U Owns	R

4

System Description

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
DEVELOPMENT TOOL USED BY DELPHI

Lint/Code Check Tools for S/W Quality	R	U Owns
Simucar Engine Models Access and Support	R	U Owns
Autobob (Automatic Break Outbox)	R	U Owns
Overdrive	R	U Owns
Cal Tools	R	U Owns

DEVELOPMENT TOOL USED BY GMPT

MDS H/W and Algorithms	U Owns	R

5

Schedule D — Vehicle Controls — Chassis Systems
Usage authority definition
•	‘U’ means unrestricted usage authority.

•	‘R’ means restricted — either a time constraint for NAO exclusivity for a feature, limitation of using a feature on only Delphi-A hardware, or simply identifies the need to get approval from the other party when applying the feature with a third party.
Vehicle Controls Algorithm — Chassis Systems Usage and Ownership
System Description

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
ABS (Antilock Brake System)

ABS 3	U Owns	R
ABS 6 — 2wd & 4wd truck	U	R3
	Own	Own
ABS — Truck	R	U Owns
Bosch/DDE 5.0	U Owns	R
DBC 7	U Owns	R
Bosch/DDE 5.3	U Owns	R
EH I (Electric Car)	U	R3
	Own	Own

DRP (Dynamic Rear Proportioning)

DRP — Truck	R	U Owns
EH I (Electric Car)	U	R3
Owns
DBC 7	U Owns	R
Bosch/DDE 5.3	U Owns	R

TCS (Traction Control System)

TCS 6	U	R3
	Own	Own
TCS — Truck	R	U
Owns
Bosch/DDE 5.0	U Owns	R
DBC 7	U Owns	R
Bosch/DDE 5.3	U Owns	R

6

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
ETS (Enhanced Traction System)

ABS 6	U Owns	R
DBC 7	U Owns	R
Saturn	R	U Owns

Traxxar (Vehicle Stability System)

Bosch/DDE 5.0	U	R3
	Own	Own
Bosch/DDE 5.3	U Owns	R
Veh. Stability Enhanc. Sys. — Truck	R	U Owns

Base Brake Control

EH I (Electric Car)	U Owns	R
Regen Blending	U Own	U Owns

Tire Inflation Monitoring	U Owns	R

Communications

UART	U Own	U Own
Class II	U Own	U Own
Keyword	U Own	U Own
CAN	U Own	U Own

Misc

Vehicle Speed Sensing Output	U Owns	U
Rough Road (Misfire Detection)	U Own	U Own

Damping Control

CCR (Computer Control Ride)	U Owns	R
BSRTD (Bi-State RTD)	U Owns	R
CVRTD (Continuously Variable RTD)	U Owns	R
BSRTDm (Bi-State RTD Monotube)	U Owns	R

7

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
Ride Height Control

2CRL (2 Corner Rear Leveling) [2]	U Owns	R

Integrated Chassis

Normal Force	U Owns	R
Damper Based Stability Enhancement	U Owns	R

Sensors

Steer Angle — Single Track Roll Over	U Owns	R
Steer Angle — Analog & Digital Track	U Owns	R3
Steer Angle — Dual Track — Analog	U Owns	R
Yaw Rate — Discrete	U Owns	R3
Lateral Accelerometer — Discrete	U Owns	R3

Notes:

Algorithm Ownership Only, In all cases source code was implemented by Delphi Business Sector

[2]	Has been implemented in a non Delphi Controller/System

[3]	GM NAO retains the right to use the algorithm on GM vehicles independent of systems supplier
Advanced Development Projects
System Description

	Delphi	NAO
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
Traxxar (Vehicle Stability System)

Sensor Reduction	U Owns	R3
Slip Angle Enhancement	U Owns	R

Base Brake

Delphi Boost Assist (Low Vacuum)	U Owns	R
ACC Braking	U Owns	R

Notes:

This list only includes advanced projects with past NAO involvement

8

Schedule E — Vehicle Controls -Steering Systems
Usage authority definition
•	U = Unrestricted

The specified organization (Delphi or GM) can use the algorithm without any restrictions. This includes disclosing the algorithm, selling the algorithm, or incorporating the algorithm into other products.

•	R = Restricted

The specified organization (Delphi or GM) can only use the algorithm in conjunction with the other organization. Any disclosure or use of the algorithms outside of the GM / Delphi organizations requires the other organization’s consent.
Vehicle Controls Algorithms — Steering Systems Usage and Ownership
System Description

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
E-Steer System Algorithms

>System compensation	U Owns	R
>Steering assist	U Owns	R
>Active Damping	U Owns	R
>Active Returnability	U Owns	R
>Vehicle speed dependency	U Owns	R
>Duty cycle enforcement	U Owns	R
>System diagnostics	U Owns	R

E-Steer Actuator Control Algorithms

>Sine motor control	U Owns	R
>Phase advance	U Owns	R
>Resistance compensation	U Owns	R
>Voltage compensation	U Owns	R
>Trapezoidal motor control	U Owns	R
>Current estimation	U Owns	R
>Controller & Actuator Diagnostics	U Owns	R

E-Steer Generic Algorithms

>Torque sensor input processing	U	R

9

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
Owns
>DTW sensor input processing	U Owns	R
>DTW revolution initialization algorithms	U Owns	R
>KW2000 serial communications	U Owns	U Owns
>CAN serial communications	U Owns	U Owns

E-Steer tools
>E-Tune™	U Owns	R

Quadrasteer System Algorithms*

>System compensation	U Owns	R
>Rear angle position command	U Owns	R
>Vehicle speed to ratio dependency	U Owns	R
>Thermal management	U Owns	R
>System diagnostic algorithms	U Owns	R
>Rear swing out compensation	U Owns	U Owns
>Static steer operation algorithm	U Owns	U Owns
>Alignment algorithm	U Owns	R
>Mode switch mechanization logic & transition	U Owns	U Owns
>Handwheel position compensation	U Owns	U Owns
>Flight data recorder	R	U Owns
>Mode selection & requirement for multiple algorithms.	U Owns	U Owns

Quadrasteer actuator algorithms*

>Softstart control	U Owns	R
>Key on ramp and mode transition timing	U Owns	U Owns
>Trapezoidal motor control	U Owns	R

Quadrasteer generic algorithms*

>Front/Rear position sensor acquisition algorithms	U Owns	R

10

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
Quadrasteer tools

>Quadrasteer ratio R&H spreadsheet tool	U Owns	R
>GMTG 4-wheel steer ratio R&H spreedsheet tool	R	U
Owns

*	Negotiations are under way with GMTG regarding a two year exclusivity agreement for Quadrasteer
System Description

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
Magnasteer I system algorithms

>Vehicle speed dependent effort	U Owns	U Owns

Magnasteer II system algorithms

>Lateral acceleration estimation	U Owns	R
>Lateral acceleration effort compensation	U Owns	R

EVO system algorithms

>Vehicle speed dependent effort	U Owns	U Owns
>Handwheel velocity (pump catch) compensation	U Owns	U Owns

EH-Steer (Low Voltage)

Low Voltage EH-Steer algorithms	U Owns	R

EH-Steer (High Voltage)

High Voltage EH-Steer algorithms	U Owns	R

	Does not include work produced by ATV Group on Electric Vehicles, Hybrid Vehicles or other ATV specific projects.

11

Schedule F — Collision Avoidance
Usage authority definition
•	U’ means unrestricted usage authority. Algorithm can be used with any third party without notification of the other party.

•	‘R’ means Restricted — identifies the need to get approval from the other party when applying the algorithm with a third party
System Description

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
Path Algorithms	U Owns	R

Collision Warning Algorithms	U Owns	R

Threat Assessment (Delphi)	U Owns	R

Adaptive Cruise Control (Delphi)	U Owns	R
Engine Management Interface	U Owns	R
Instrument Cluster Interface	U Owns	R
Brake Booster Interface	U Owns	R
DSP Interface	U Owns	R
CAN Communication	U Owns	R
Diagnostics	U Owns	R
Operating System	U Owns	R

Backup Aid	U Owns	R
Instrument Cluster Interface	U Owns	R
Operating System	U Owns	R
Diagnostics	U Owns	R

Side Detection System	U Owns	R
Instrument Cluster Interface	U Owns	R

12

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
Operating System	U Owns	R
Diagnostics	U Owns	R

Adaptive Cruise Control (GM)	R	U Owns

Threat Assessment (GM)	R	U
Owns

13

Schedule G — Integrated Body
Usage authority definition
•	U’ means unrestricted usage authority. Algorithm can be used with any third party without notification of the other party.

•	‘R’ means Restricted — identifies the need to get approval from the other party when applying the algorithm with a third party
System Description

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
Receivers & Peripherals
Algorithms
RDS Algorithms	U Owns	R
Random Algorithm	U Owns	R
Theftlock	U Owns	R
DSP Room Simulation Algorithms	U Owns	R
DEFT	U Owns	R
Tools
WinSpeed — Vehicle Equalization Tool
CAT Testing

Air Controls
Algorithms
IR Temperature Sensing Algorithm	U Owns	R
HVAC Comfort Algorithms	U Owns	R
After Blow Algorithm	U Owns	U
Tools
HVAC OOA Based Auto-Code Generator	U Owns	R
Win CIP development tool	U Owns	R
DSS development tool	U Owns	R

Instrument Clusters
Algorithms
Compass sensor dynamic compensation methods	U Owns	R
Air core gage Drive, smoothing, and alignment	U Owns	R

14

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
Stepper motor Drive, smoothing, and alignment	U	R
Owns
RTT temperature compensation	U Owns	R
RCG family software design	U Owns	R
Odometer storage and access security	U Owns	R
Fuel level detection and self calibration methods	U Owns	R

15

Schedule H — Body Computer Algorithms
Usage authority definition
•	U’ means unrestricted usage authority. Algorithm can be used with any third party without notification of the other party.

•	‘R’ means Restricted — identifies the need to get approval from the other party when applying the algorithm with a third party
System Description

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
Security Rolling Code Algorithm	U Owns	R
Class 2 communications specs	U	U Owns
Class 2 communications drivers	U	R Owns
Door lock switches	R	U Owns
Light switches	R	U Owns
DRL	R	U Owns
Theater lighting	R	U Owns
RF receiver for key fob	R	U Owns
RF receiver communication algorithms	R	U Owns
Diagnostics for I/O (shorts & grounds)	R	U Owns
Telltale functions based on diagnostic info	R	U
Owns
Hatch unlock	R	U
Owns
Delayed accessory bus power	R	U
Owns
Fuel gage controls (small car)	R	U
Owns
Odometer (small car)	R	U
Owns

16

Schedule I — SIR Algorithms
Usage authority definition
•	U’ means unrestricted usage authority. Algorithm can be used with any third party without notification of the other party.

•	‘R’ means Restricted — identifies the need to get approval from the other party when applying the algorithm with a third party
System Description

	Delphi	GM
	U=Unrestricted	U=Unrestricted
	R=Restricted	R=Restricted
VBC/SDMA	U	R
Owns
EVBC/SDMA,S,E,B	U	R
Owns
E2VBC/SDMR(S,SD)	U*	R
Owns
ALGO-S/SDMG	U	R
Owns
ALGO-S-SeveGreenity/SDM-Delta	U	R
Owns
ALGO-E/SDM-Epsilon	U	R
Owns
ESS/SDM-GT,DeIta,EpsiLon	U	R
Owns
DASI/SISM	U	R
Owns
DANA/SISM,SIS	U	R
Owns
Rollover/Rollover	U	R
Owns
Bladder/PODS	U	R
Owns
Flexpoint/PODS	U	R
Owns
Frame Based/PODS	U	R
Owns
OPRS/OPRS	U	R
Owns

17

Schedule J — Communications between
GM and Delphi Business Sector Personnel
(21 pages attached)

memo

Date:	December 12, 1997

To:	John Givens, C. Houllion

From:	Richard Johnson

Subject:	Serial Communication

cc:	T. Binasio, P. Cumbo
This memo is to document the meeting held December 10, 1997, at 1:00 PM in the office of John Givens; attended by John Givens, Curtis Houllion, and Richard Johnson. Key outcomes of the meeting are listed below:
•	GMPT is open to the concept proposed in R. Johnson’s memo dated November 25, 1997, (see attached) but needs additional time to review details. Further conversations will take place in 1998 with the goal of reaching a serial communication specification sharing agreement, where DE/Delphi would transfer budget for access to the GMPT specifications.
•	In December 1997, DE/Delphi will transfer a budget amount of $30,000 to GMPT for use of J-1979 and J-2190, Version 015 for customer programs. This is a one time event and any future sharing will be negotiated as outlined in the above bullet.
Sincerely,
Richard Johnson
Staff Engineer, Forward Systems
RJJ: din
attachment (1)

memo

Date:	November 25, 1997

To:	John Givens

From:	Richard Johnson

Subject:	Serial Communication

cc:	P. Cumbo, C. Houllion
The following is my proposed compensation to GMPT from DE/Delphi EMS for use and updates to the serial communication specifications. These specifications would cover Class II, Keyword-2000, and CAN. They would be made available to DE/Delphi EMS on an as is, when available basis (no additional work required).
The following documents the rational of my proposal. The Taylor/Duex/Cumbo agreement gave DE/Delphi access to the latest specification as of December 31, 1996. The proposal is to cost share the cost of updating or modifying specifications. My intent is to estimate this cost sharing on a 5 year basis and do a budget transfer in 1997 to cover the 5 year costs.

1997	.3	(100K/Man Year)	$30,000
1998	.3		$30,000
1999	.3		$30,000
2000	.3		$30,000
2001	.3		$30,000

			$150,000
I will work with your secretary to set up a meeting in early December to review this proposal, please do not hesitate to seek additional clarification of this proposal.

/s/ Richard Johnson
Richard Johnson
RJJ: din

memo

Date:	November 7, 1997

To:	Richard Taylor, John Givens

From:	Richard Johnson

Subject:	ECM Off-Board Serial Communication

cc:	Pete Cumbo, Curtis Houllion
DE/Delphi-E Engine Management Systems has long used GM Corporate Class II specification documents (listed below) for customer systems. Use of these documents has obviously relieved DE/Delphi-E from doing redundant work and has made these documents more universal standards. DE/Delphi-E would like to gain GMPT’s concurrence to continue this practice and establish a process by which DE/Delphi-E would receive specification updates.

•	J-1979 Modes 1 — 9 Message Description (CARB Required Modes)
General Motors Powertrain Group
J1979 / J2190 Class 2 Communications Interface Specification
Version 016
Dan Grenn
Bob VanBommel
Powertrain Control Center

•	J-2190 Modes $10 — $AE Message Description (Enhanced Modes)
General Motors Powertrain Group
J1979 / J2190 Class 2 Communications Interface Specification
Version 016
Dan Grenn
Bob VanBommel
Powertrain Control Center

OR

General Motors
Class 2 Physical Message
Diagnostic Strategy
Specification
Version 1.12
Rob Hoover
Class 2 Diagnostic Work Group
Service Technology Group

•	Control of Off-Board Devices (Mode $AE Control Specification)
General Motors Powertrain Group
Subsystem Technical Specification for
Class-ll Device Control Interface to PCM from Off-Board Devices
TL.17.5001.R05
Revision 05
Bob VanBommel
Powertrain Control Center

•	Class-2 Functional Message Operation (ABS, IPC, TCM, etc.)
NAO Corporate
Class 2 Functional Communication Specification
Version 1.2
Class 2 Message Strategy Group
STG ???

•	Class 2 Message Handler (Specification / Description)

General Motors
Corporate Standard Class 2
Message Handler
Revision 2.1b
Author-Unknown

Support Documents for above:

Class 2 Application Reference Model
Users Guide
Version 1.0a
Author-Unknown

Class 2 Application Reference Model
Software Specification
Version 1.0b
Author-Unknown
In addition to Class II, GMPT will be developing and implementing specifications for other serial communication protocols; namely Keyword-2000 and CAN. DE/Delphi-E also desires a similar arrangement as requested for Class II for use of Keyword-2000 and CAN on customer programs and to receive specification updates.
Sincerely,

/s/ Richard Johnson
Richard Johnson
RJJ: din

Agreement for Commercialization of OBD-II Software Technology
GM Powertrain Group/ Delphi-E and Delco Electronics
Purpose:
•	To facilitate the effective commercialization of Engine Management Systems by Delphi Automotive Systems Group (Delphi-E and Delco Electronics).

•	To provide an appropriate level of compensation to GM Powertrain Group, Powertrain Control Center, for the developments they have created and managed.
Agreement
•	Delphi-E/ DE would provide GMPTG/PCC fees based upon the following schedule, as a mechanism to Delphi-E/ DE for full rights of use and disclosure of existing OBD-II technology.
•	OBD-II technology includes algorithm descriptions, software requirements, calibration guides, validation information, software application tools, and any other engineering process or product documentation.
•	Fee schedule:
•	$500,000 in 1996.

•	$250,000 by March 1, 1997, for updates through December, 1996.
•	The sum of all fees paid through this Agreement would constitute a paid-up license to all parties for any knowledge exchanged. This would permit Delphi-E/ DE to base their systems on the knowledge exchanged, but end any enhancements from GMPTG, as of December 31, 1996.
•	This Agreement shall not preclude future technical cooperation by mutual agreement of these parties, on a project by project basis.

Approvals:

/s/ Richard B. Taylor	/s/ Thomas J. Duex	/s/ Peter C. Cumbo

Richard B. Taylor	Thomas J. Duex	Peter C. Cumbo
Technical Director GMPTG	Dir Powertrain Customer Team	Customer Director for GMPTG
Powertrain Control Center	Delco Electronics	Delphi Automotive Systems

Date:	December 3, 1997

To:	Rich Taylor

From:	Kevin Cullen

Subject:	Exchange of dSPACE Development Software
The attached memo from Scott Furry and Jim Waters of Delphi proposes an exchange of dSPACE software between Delphi and PCC that will enhance both our and their current capabilities. It will also make Delphi better able independently to support their outside customers. I previously reviewed the matter with you and you agreed that we should proceed with the exchange. This memo serves to document the agreement and effect the exchange.

/s/ Kevin Cullen
Kevin Cullen
Manager, Advanced Controls
Powertrain Control Center

cc:	Dave Dempsey
	Scott Furry	483-342-101
	Jim Waters	483-342-101

To:	Kevin Cullen, David Dempsey
GMPTG / PCC

From:	Scott Furry, James Waters
Delphi-E / EMS

Date:	16-OCT-97

Subject:	Summary of agreement to exchange dSPACE rapid algorithm development software.
The purpose of this memo is to summarize the agreement reached during the October 15th meeting. The agreement covers the exchange of custom software used in the Rapid Algorithm Development (RAD) environment based on tools from dSPACE, GmbH and The MathWorks, Inc. The purpose of the agreement is to give both parties unrestricted ownership of the exchanged software so that each can pursue business with outside customers using the RAD tools. The details of this agreement are:
1.	Delphi-E shall receive all software that provides communication between the dSPACE AutoBox and the target controller (68332 or 68HC11). This includes all source code, executables, assemblers, batch files and any other support software required to generate, compile, and download the communication software to the AutoBox dual-port RAM. Delphi-E shall also receive any available documentation and training (not to exceed 3 days) from GMPTG to understand how the above software functions.

2.	GMPTG shall receive all software that integrates the above communication software with the automatic code generation process provided by The MathWorks SIMULINK and Real-Time Workshop. This includes all source code, “Make” files, and MATLAB M-files required for integration. GMPTG shall also receive any available documentation and training (not to exceed 3 days) from Delphi-E to understand how the integration process functions.
This agreement does not exclude the possibility of future work between GMPTG and Delphi-E on RAD tools.

/s/ J. Scott Furry	/s/ James Waters
J. Scott Furry	James Waters
MC: 483-342-101, General Motors Proving Ground,
3300 General Motors Road, Milford, MI 48380-3726

To:	Current Delphi members of Diagnostic COE/NAO OBDII Interface Committee

From:	Mario Maiorana Jr. — NAO OBD II Interface Committee Chairman
John Van Gilder — Diagnostic COE Chairman

Subject:	Diagnostic COE/NAO OBD II Interface Meeting Distribution Changes

Date:	January 10, 1997
     This memo is to notify you that given the current state of business between GM Powertrain and Delphi E, we are removing all Delphi-E employees from the regular Diagnostic COE/NAO OBD II Interface distribution. Attached is a memo that describes in more detail the changes in the Powertrain — Delphi E relationship that have precipitated this action.
     We appreciate the expertise Delphi has provided at these meeting and will continue to invite specific representatives from Delphi to attend occasional meetings on an as needed basis.

/s/ Mario Maiorana	/s/ John Van Gilder
Mario Maiorana	John Van Gilder
NAO OBD II Interface Committee Chairman	Diagnostic COE Chairman
Powertrain Control Center	Powertrain Control Center
8-341-5121	8-341-5845
GM POWERTRAIN GROUP • General Motors Corporation • GM Proving Ground. Milford, Michigan 48380

Date:	January 8,1997

To:	PCC staff
CSC

Subject:	Delphi-E relationship
During the last several years, our relationship with Delphi-E has evolved from a close interdependent partnership to an arms-length commercially-dominated association. This has been underscored by our recent decision to terminate certain cooperative activities relative to OBDII and other controls technologies.
With this change, it is no longer appropriate to include Delphi-E in GMPTG technical forums such as COE or work group activities, or to provide them with advice or technical support in areas where a specific agreement to cooperate does not exist.
This is not to suggest that we will not continue to communicate actively with Delphi-E as a major supplier, concerning program implementation or technical direction. We should also continue to rely on Delphi-E for technical support as expected from any key supplier, and their participation in our activities when to our benefit, and at our request, should continue.
This change also does not preclude technical cooperation by mutual agreement. Any agreement to cooperate should include the following considerations:
1. There should be comparable contribution by each party.
2. The project should not result in unacceptable interdependence or business encumbrance for either party.

GM Powertrain Group, General Motors Corporation	Phone (810) 685-6438 GM 8-341-6438
General Motors Proving Ground, Building 31-E PCC	FAX (810) 685-6374 GM 8-341-6374
M/C 483-331-500	VME 81001-54100
Milford, Ml 48380-3726

3. The area of cooperation should be defined and should not require discussion of sensitive technical information outside the direct area of the project.
4. In general, projects involving expectations of non-disclosure should not be pursued.
5. The agreement should be documented and reviewed by management. The agreement need not be formal, but should address objectives, deliverables, schedule, contributions, and application/disclosure expectations.
If you have any questions regarding this direction, please contact me at 8-341-6438 (VME 81001-54100)

/s/ Rich Taylor
Rich Taylor
Technical Director
Powertrain Control Center

cc:	Ned McClurg
Tom Endres
Peter Cumbo
Tom Duex

Date:	May 28, 1993

Subject:	GM Powertrain/AC Rochester Agreement to exchange software intellectual property on Electronic Throttle Control (ETC) and Integrated Powertrain Control (IPC)

In exchange for providing to GMPT the ETC algorithms that ACR has developed over the past seven (7) years, ACR is given the right to use IPC algorithms to be developed by GMPT in the future. The following conditions apply:

—	ACR may use these IPC algorithms in its Worldwide Engine Management System business with non-GM/NAO customers provided that these algorithms are implemented as an embedded part of a system and are not specifically disclosed to the customer.

—	Use of these algorithms requires prior agreement from GMPT for any algorithms not jointly developed by GMPT and ACR. Approval for ACR use will only be withheld in the following two cases:

•	A non-disclosure agreement exists between GMPT and a third party co-developer.

•	If, in the future, a NAO strategic decision (that must be confirmed by the NAO Strategy Board) is made that identifies the subject algorithms as technologies that are to be held in NAO as a GM strategic competitive advantage.

This agreement must be reviewed if the legal relationship of ACR or GMPT to General Motors should change.

/s/ D. L. Christeller	/s/ R. B. Taylor
D. L. Christeller	R. B. Taylor
For AC Rochester	For GM Powertrain

DATE: MAY 27, 1993
SUBJECT: POWERTRAIN’S REQUIREMENTS FOR 1997 1/2 ELECTRONIC THROTTLE CONTROL
TO: R. SIMS
     ACR, FLINT MI.
THIS LETTER IS TO CONFIRM OUR CONVERSATIONS OF THE PAST SEVERAL WEEKS ON THE “PARTITIONING” OF THE ETC ACTIVITY AND GM POWERTRAIN’S SPECIFIC ALGORITHM NEEDS. THERE IS GENERAL AGREEMENT AT BOTH POWERTRAIN AND ACR THAT THE ETC ACTIVITY SHOULD BE
SEPARATED INTO THREE SPECIFIC AREAS:
GLOBAL SOURCING / ADVANCED PURCHASING — THIS ACTIVITY IS FOCUSED ON DEVELOPING THE REQUIREMENTS FOR THE ETC SUBSYSTEM AT THE SUBSYSTEM LEVEL IT IS EXPECTED THAT POWERTRAIN AND ACR WILL JOINTLY DEVELOP THIS REQUIREMENTS DOCUMENT AND THAT NO “GM CONFIDENTIAL” INFORMATION SPECIFIC TO THE ACR ARCHITECTURE WILL BE INCLUDED IN THIS DOCUMENT WITHOUT ACR’S SPECIFIC APPROVAL
ETC “CORE ”DEVELOPMENT — THIS ACTIVITY IS FOCUSED ON COMPLETING THE DEVELOPMENT AND VALIDATION OF THE ETC “CORE” FOR THE SUBSYSTEM ARCHITECTURE DEVELOPED BY ACR. THIS ACTIVITY IS BEING DONE JOINTLY BY POWERTRAIN ( PCC AND VARIOUS PRODUCT TEAMS ) AND ACR.
APPLICATION SPECIFIC UTILIZATIONS OF ETC — THIS ACTIVITY IS FOCUSED ON DEVELOPING VARIOUS CONTROL SCHEMES THAT TAKE ADVANTAGE OF ETC. MANY CONTROL SCHEMES HAVE BEEN DEVELOPED BY THE ACR ETC TEAM AND THE WARREN PRODUCT TEAM IS CURRENTLY EVALUATING THESE SCHEMES AND THEIR ASSOCIATED ALGORITHMS FOR USE IN THE 1997 1/2 CORVETTE PROGRAM. POWERTRAIN RECOGNIZES THAT THESE ALGORITHMS ARE GM CONFIDENTIAL AND NOT TO BE DISCLOSED OUTSIDE GM.
WITH THIS PARTITIONING IN MIND, THE AGREEMENT TO HAVE A JOINT DEVELOPMENT ACTIVITY BETWEEN ACR AND POWERTRAIN FOR THE 1997 1/2 CORVETTE CARIES SOME RISK THAT PROPRIETARY (GM CONFIDENTIAL) ALGORITHMS DEVELOPED BY ACR WOULD BE DISCLOSED OUTSIDE THE CORPORATION DURING THE SOURCING AND DEVELOPMENT PROCESS.
POWERTRAIN RECOGNIZES THESE RISKS AND AGREES TO ABIDE BY ACR’S REQUEST THAT ALL ALGORITHMS SUPPLIED BY THE ETC DEVELOPMENT TEAM BE TREATED AS “GM CONFIDENTIAL” IN ORDER TO ALLOW THE 1997 1/2 WARREN PROGRAM TO PROCEED ON SCHEDULE.
THE REQUIREMENTS OF THIS AGREEMENT ON POWERTRAIN AND ACR ARE AS FOLLOWS:
POWERTRAIN — COMMITS TO RESPECT THE GM CONFIDENTIAL STATUS OF ALGORITHMS PROVIDED BY THE ETC DEVELOPMENT TEAM AND NOT DISCLOSE THOSE ALGORITHMS OUTSIDE GM WITHOUT PRIOR AGREEMENT FROM ACR.
ACR — COMMITS TO PROVIDE ALGORITHM REQUIREMENTS (MARKED GM CONFIDENTIAL) RELATED TO “APPLICATION” SPECIFIC USAGE OF ETC TO THE WARREN PRODUCT TEAM PER THE PUBLISHED ALGORITHM DEFINITION DATES. (ATTACHED)
ANY QUESTIONS OR COMMENTS PLEASE CONTACT ME

/s/ R. A. MARSH
R. A. MARSH
SYSTEM ARCHITECTURE STL

MEMORANDUM OF UNDERSTANDING
This memorandum summarizes the agreement reached by Delphi Energy & Engine Management (Delphi-E), GM Powertrain (Powertrain) and the Electrical and Electronics Department of the GM R&D Center (EE Department) to develop a sensor to measure oil quality (OILPROBE). Delphi-E and Powertrain desire the cooperation of the EE Department, to develop the sensor and related algorithms to measure oil quality for OILPROBE. The EE Department, agrees to participate in this development. Accordingly, the following terms and conditions will constitute our agreement on this subject:
1.	Delphi-E will contribute one hundred thousand ($100,000) to the budget of the EE Department to support algorithm development in 1996.

2.	The algorithms and all other information that is developed through this activity will be made available, without restriction, to Delphi-E, Powertrain, and the GM R&D Center. In particular, the parties hereto agree to share all information including, but not limited to:
a)	developments in electronic circuitry and fabrication techniques developed by Delphi-E,

b)	testing results developed by Powertrain,

c)	developments in algorithms
3.	The work of R&D Center’s Fuels and Lubricants Department and work performed by the GM R&D Center or Powertrain relating to extended oil intervals are explicitly excluded from this Agreement.

4.	Delphi, Powertrain and The EE Department agree to support this activity with adequate resources to ensure its timely completion.

5.	This Project shall be deemed completed when Powertrain has complete information on how the sensor and its circuits are made in sufficient detail so that it may be sourced through World Wide Purchasing and Delphi, as sufficient knowledge of the algorithms to enable it to manufacture a sensor for sale.

6.	The parties hereto agree that participation in this project does not constitute any agreement, either expressed or implied, relating to future sales or purchases of OILPROBE sensors.

If the foregoing is satisfactory to you, please have this agreement executed on behalf of your organization by an authorized representative.

GM NAO R&D Center
Electrical & Electronics Department		Powertrain

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Title:	Dept. Head	Title:	Tech. Director
Date:	March 12, 1996	Date:	March 15, 1996

Delphi-E		Powertrain

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Title:	Tech Ctr. Dir. Sensors	Title:	Tech Dr. – Matl’s Energy
Date:	March 20, 1996	Date:	March 15, 1996

Attachment H
Simucar
GMPT & Delco Sponsorship
•1991-1997, Simucar Hardware & Software Development Sponsored by:

- GMPT	$3.6M
- Truck	$0.5M
- Mid-Lux	$0.6M
- GM Central	$2.9M
- DE	$0

•DE Contact:	Mike Creer	8-341-3847
•GM Contact:	Prakash Shrivastava	8-226-2206
•EDS Contact:	Bob Falberg	8-366-9188

Attachment I
Autobob
GMPT & Delco Sponsorship
•1991-1997, Autobob Hardware Development Sponsored by:

- GM Central	$100K
- DE	$0

•DE Contact:	Mike Creer	8-341-3847
•GM Contact:	Prakash Shrivastava	8-226-2206
•EDS Contact:	Bob Falberg	8-366-9188

Attachment J
MDS
GMPT & Delco Sponsorship
•	98R1 Software co-developed between GMPT and Delco.

(GMPT/DE = 60/40) *

•	Powertrain investment estimated ~$2.5M*

• DE Contacts:	Bob Hoffman	8-322-4199 *
	Mike Horton	8-293-3218
• GMPT Contact:	John Givens	8-341-3742

Attachment K
Delphi Automotive Systems

From:	Ron W Cox/DELCO
Date:	06/24/98 11:19:51 AM
Subject:	Delphi-D Intellectual Property
I am assisting Tom Binasio in identifying any intellectual property deals that may have been made recently with regard to the ownership of software. Specifically we need to know by 5:00 PM today (Wed. 6/24/98), any deals made to exchange or to purchase intellectual property from GM-NAO.
I am currently checking on the history of the CAN and Key-Word 2000 (KW 2000) communications software modules.
The CAN software was first developed by our Software Reuse group led by David Gray. The first use of the CAN software driver developed was for GMPT-Lansing Line Engine PCMs as part of our commitment to supply the Hardware IO software. The KW 2000 software was first developed by our software group in Luxembourg led by Roland Millen for Opel applications. The KW 2000 software was then used on GMPT-Lansing Line Engine PCMs as part of our commitment to supply the Hardware IO software. These modules were not part of the software that we were contracted to provide when GMPT decided not to provide the application software for MY 2000-2002 Line Engine programs. Other uses of CAN and KW 2000 software other than GMPT-Lansing applications include the Isuzu 2000 V6, CVT, and Daewoo MR 140 programs. If this history is incorrect in any way, please contact me at once.
Ron Cox
To:
George A Duncan/DELCO@DELCO
Norm Swanson/DELCO@DELCO
Debra E Poppas/DELCO@DELCO
Thomas J Puza/DELCO@DELCO
cc:
Mike Forehand/DELCO@DELCO
Dave L Mannfeld/DELCO@DELCO
Majid Lodhi/DELCO@DELCO
Charles M Grimm/DELCO@DELCO
Jerzy A Kowalczuk/DELCO@DELCO
Evangeline Bletsis/DELCO@DELCO
Tuhin Ray/DELCO@DELCO
Andrew H Voss/JP/DELCO@DELCO
Steven M Stewart/DELCO@DELCO
Roland Millen/DE/DELCO@EDSDELPHILUX
Harry L Husted/SG/DELCO@DELCO
Sandip Sarkar/SG/DELCO@DELCO
Curtis P Houllion/DELCO@US_GM_TRY_DWH01
James M Caddell/DELCO@DELCO
Mike S Campbell/DELCO@DELCO
Tom Binasio/DELCO@DELCO
William R Stewart/DELCO@DELCO
Category:

Attachment K
Delphi Automotive Systems

From:	Ron W Cox/DELCO
Date:	06/26/98 07:25:40 AM
Subject:	Delphi-D Intellectual Property
FYI...
                     Forwarded by Ron W Cox/DELCO on 06/26/98 07:26 AM

Thomas J Puza 06/25/98 02:20:30 PM

cc: Ron W Cox
Subject: Delphi-D Intellectual Property
Mike,
Any issues with the statements on the Lansing program?
Dennis and Joseph,
Do we have any other deals to exchange intellectual property from GM-NAO? If so, please outline specifically.
Ron,
Separately we’ve agreed to give copies of vehicle application source code to GMTG and EMS application source code to Isuzu. All framework and other code we’ve attempted to keep separate. There are requests from GMTG to give them the EMS application source code also. We have told Isuzu we cannot do that until we have a letter of authorization from Isuzu specifically allowing us to do this. I believe that these letters are (or have) been written.
Tom
                     Forwarded by Thomas J Puza/DELCO on 06/25/98 02:15 PM

Ron W Cox 06/24/98 11:19:51 AM

To: Thomas J Puza
Subject: Delphi-D Intellectual Property
Delphi DE Confidential
I am assisting Tom Binasio in identifying any intellectual property deals that may have been made recently with regard to the ownership of software. Specifically we need to know by 5:00 PM today (Wed. 6/24/98) any deals made to exchange or to purchase intellectual property from GM-NAO.

I am currently checking on the history of the CAN and Key-Word 2000 (KW 2000) communications software modules.
The CAN software was first developed by our Software Reuse group led by David Gray. The first use of the CAN software driver developed was for GMPT-Lansing Line Engine PCMs as part of our commitment to supply the Hardware IO software. The KW 2000 software was first developed by our software group in Luxembourg led by Roland Millen for Opel applications. The KW 2000 software was then used on GMPT-Lansing Line Engine PCMs as part of our commitment to supply the Hardware IO software. These modules were not part of the software that we were contracted to provide when GMPT decided not to provide the application software for MY 2000-2002 Line Engine programs. Other uses of CAN and KW 2000 software other than GMPT-Lansing applications include the Isuzu 2000 V6, CVT, and Daewoo MR 140 programs. If this history is incorrect in any way, please contact me at once.
Ron Cox
To:
Tom Binasio/DELCO@DELCO
cc:
Category:

memo

Date:	November 11, 1996

To:	Lauren Bowler

From:	Linda Dinger

Subject:	O2S Thermal Model for Use by GMPTG Premium V Product Team

c:	D. Maschoff, S. Mahan, P. Peterson, A. Verma
Delphi-E’s Exhaust Oxygen Sensor Thermal Model provides a temperature map of the complete sensor based on exhaust gas temperature, heater power and boundary conditions from the exhaust gas and the outside environment. The model includes temperature dependent material properties (some of which are proprietary to Delphi-E), and heat exchange between the surfaces of all the internal components of the sensor. At this time Delphi-E has invested over $60K to define and enhance this model as a useful engineering tool.
At the request of GMPTG Premium V Product Team, Delphi-E will make a copy of this model available to them for their use only. The model and any variations of the model or results of using the model will not be disclosed to third parties without the express written permission of the Delphi-E Chief Engineer, Exhaust Engineering. Premium V personnel have agreed to share with us any additions/modifications to the model and inform us of any findings based on exercising the model that could impact our sensor design.
The model will be delivered on a floppy, tape or via Lotus Notes by 15NO96.

/s/ Linda M. Dinger Linda M. Dinger Chief Engineer Exhaust Subsystems Engineering

agreed:	/s/ Samuel R. Winegarden Samuel R. Winegarden	Date:	11/12/96
Chief Engineer, Premium V Product Team
GM Powertrain Group

Schedule K — Fuel Cell Relationship
8/6/98 Global Fuel Cell Research, Development and
Commercialization Program
and
November 5, 1998 letter relating to
Fuel Cell Agreement
(6 pages attached)

Arbitrated by H. J. Pearce
GLOBAL FUEL CELL RESEARCH DEVELOPMENT AND
COMMERCIALIZATION PROGRAM
This Program Agreement is between General Motors Corporation (GM), represented by its Global Alternative Propulsion Center (GAPC) under the umbrella of General Motors Global Research and Development and Delphi (DELPHI), an independent company.
The Purpose of the Program is the research and development activity necessary to place a GM manufactured vehicle in commerce which is powered by a Fuel Cell Propulsion System.
Section 0 — Preamble
This Agreement defines the rights and relationships that assure the following Goals:
•	GM ownership and control of the Fuel Cell Propulsion System and related technologies.

•	GM control of the commercialization of the Fuel Cell Propulsion System and related technologies.

•	GM control of non-GM enablement in the Fuel Cell Propulsion System and related technologies.

•	Maximized return for all developing parties while controlling commercialization of the Fuel Cell Propulsion System and recognizing that GM must be able to offer the most competitive product.

•	Maximized application of Worldwide Purchasing to the extent consistent with GM control of key technology, the desire to minimize enablement of non-GM parties and good business sense.
Section 1 — Definitions
The following terms have the following meanings:
•	Fuel Cell Propulsion System — a Fuel Cell Subsystem and Electric Drive System.

•	Fuel Cell Subsystem — a fuel processor, stack, ancillary components, sensors and controls.

•	Electric Drive System — a drive motor and power electronics.

•	Enablement — the transfer of Technical Information outside of GM which is sufficient to allow a party to develop or manufacture a key component of the Fuel Cell Propulsion System.

•	Global Alternative Propulsion Center — an organization under the GM Global Research and Development umbrella, having the organizational structure included as Attachment A.
Section 2 — Implementation
The Program will be performed by the GAPC.
•	All research, development and commercialization activities, and related expenses, have been transferred to GAPC.

•	Initially, two Co-Directors will be responsible for the implementation of the Program. The Co-Directors report to Peter Hanenberger, Executive Vice President, GMIO and Chairperson, GM Vehicle Technology Strategy Board.

•	Delphi will be represented on the Steering Committee, with the intent to facilitate cooperation between the Units, until such time that Delphi is no longer partially owned by GM. Thereafter, Delphi will be requested to serve in an advisory role consistent with its development partner status.

•	GAPC includes Program specific administrative support functions to assure continuity and consistency across the Program and to maximize the effectiveness of Program efforts.
— Functions include:
a)	Program Management

b)	Worldwide Purchasing

c)	Finance

d)	Legal — Commercial

e)	Legal — Intellectual Property

f)	Marketing and Planning

g)	Administration/Personnel
•	Recognizing that Delphi supported an active Fuel Cell Subsystem development program in Rochester, NY, it is the intent to utilize the Fuel Cell Resources (people and facilities) of this prior program so as not to disrupt activities underway. These Delphi Fuel Cell Resources were transferred, effective November 1, 1997, to GAPC and are under the direct management of the two Program
Co-Directors. The Fuel Cell Resources (people and facilities) are, and shall remain, the property of GM.

•	The GAPC, based on discussions with the Steering Committee and the VTSB, shall define those components/systems for which the Worldwide Purchasing process shall apply.

•	GM recognizes that Delphi may require technical resources and support from GM to competitively manufacture components, and GM agrees to work with Delphi as a development supplier in this regard.
Section 3 — Funding Commitment
3.1 The Program will be 100% funded by GM.
3.2 Given Delphi’s contribution, Delphi will receive a minimum of 25% of the volume for specific components they want to and are able to manufacture for the first two major vehicle programs (charter life cycle volumes minimum 100,000) if Delphi is able to meet quality, service and price of the competitively benchmarked components in question. For those components where the WWP process as not utilized and Delphi is the sole source, Delphi shall be required to meet mutually agreed to benchmarked QSP targets 3.5. It is the intent of the GM President’s Council (GMPC) that Delphi will receive an equitable return for its investment in the Program. Such return:
•	Will be determined by the GMPC

•	Will recognize the goals set forth in this Policy Statement

•	May take into account GM’s actual commercialization strategy.

•	May take into account the actual contribution by Delphi towards the realization of the Program Purpose.
3.3 Recognizing from an internal, organizational perspective, that Delphi’s prior support has led to existing technology and expertise which will accelerate the overall development of the Program, and recognizing that Delphi has transferred all Fuel Cell Resources to GAPC, Delphi will receive no rebill from GM of the GAPC’s expense.
i) As a development supplier to GM, Delphi may be obligated to participate fully in the development of the components which they will supply and to participate fully in early, non-major vehicle programs. Such participation is recognized as necessary so Delphi can develop its current core component product competencies around the component needs of GM’s Fuel Cell Propulsion System.

2

Section 4 — Technology Portfolio
4.1 For the purposes of this Agreement, the Technology Portfolio will consist of, but not be limited to:
•	Patents and Patent Applications.

•	Trade Secrets.

•	Technical Information (Know-how).

•	Copyrights (Software).
4.2 For the purposes of this Agreement, the GM Technology Portfolio will include the following:
•	GAPC Program generated technology.

•	Background technology (pre-Program technology).

•	Third Party technology.

-co-developed with GM.

•	All GAPC personnel
4.3 The GM Technology Portfolio will be owned by the GMPC
4.4 For the purposes of this Agreement, the Delphi Technology Portfolio will include the following:
•	Delphi generated technology which Delphi, as a supplier to GM, develops in support of GAPC from the date of this agreement going forward.

•	License to GAPC Technology Portfolio which is limited to that required to work the Delphi generated technology.

•	Delphi has the right to engage in any new Independent Research, Development or Supply Projects alone, or with non-GM parties and the technology developed in such programs is included in the Delphi Technology Portfolio defined in this Section.

•	All Delphi personnel
4.5 The Delphi Technology Portfolio will be owned by Delphi.
4.6 GMPC ownership of the GM Technology Portfolio and Delphi ownership of the Delphi Technology Portfolio will include the control of:
•	The permitted “use” of technology from the respective Technology Portfolios, including:
-	Licensing of technology.

-	Contractual relationships with non-GM or non-Delphi parties:
-	joint engineering projects and ventures.

-	joint marketing projects and ventures.

-	sourcing of components.

-	sales of manufactured components.
4.7 GM fully understands that Delphi wants to be a major manufacturer of fuel cell subsystems to GM and other OEMs. Any commercialization of the GM Technology Portfolio by Delphi for non-GM parties must first be approved by GMPC and will be subject to a royalty fee which:
•	Will be shared within GM based on the pro rata funding allocation.

•	Will, as determined by the GMPC, be paid in the form of either a running royalty or a fixed, up front charge of equivalent economic value.

3

Section 5 — Miscellaneous
5.1 Independent Research
(A) Delphi retains the right to engage in any new Independent Research and Development Projects alone or with non-GM parties.
(B) Previous Delphi Independent Research and Development Projects need to be completed independently of the GAPC as soon as practical.
5.2 Confidentiality
(A) It is recognized that this agreement will be disclosed as part of the contemplated IPO of Delphi.
The above Policy Statement is supported and agreed to by the GMPC and by Delphi:
President Council of General Motors Corporation

/s/ Harry J. Pearce
Date: August 6, 1998

4

Attachment A

Global Alternative Propulsion Center
Structure

P. Hanenberger
Exec. VP GMIO
Engineering,
VTSB Chair
L. Burns **
VP R&D
D. Runkle **
VP & GM
Delphi-E
N, McClurg **
VP & GM
Powertrain
Engineering
Task 8
Task: 5, 6, 7
Task: 3, 4
Office of Program Management
Directors*
E. Schubert B. McCormick
0.0
•Program Management
•Worldwide Purchasing
•Finance
•Legal / Patents
•Marketing / Planning
•Administration
•Technology Acquistion
Staff Functions *
Technology Acquisition
1.0
Vehicle Integration
1.1 Vehicle reqmts., VTS
1.2 Delta
1.3 Prototypes
1.4 Test & Val.
1.5 Environment, FMEA
1.6 Type approval
2.0
System Design/ Controls / Modeling
2.1 System requirements, SSTS's
2.2 System modeling
2.3 Conduct system tradeoff studies
2.4 System controls
2.5 Systems integration
2.6 FMEA
3.0
Subsystem Integration Management
3.1 Process mgnt.
3.2 Technology development
3.3 System Design
3.4 Interfaces
3.5 Up-integration, Make/Buy Study
4.0
Electric Traction System
4.1 Architectural tradeoffs
4.2 Cost/performance tradeoff studies
4.3 Subsystem Design & Development
4.4 Fabricate hardware
4.5 Integrate & test
4.6 FMEA
4.7 Make or Buy
4.8 Assembly
4.9 Validation
5.0
Integration of FC Processor & FC Stack & Ancillaries
5.1 Develop control system sensors
5.2 Hydrogen Buffer
5.3 Bench Validation
6.0
Fuel Cell Stack Subsystem
6.1 Requirements
6.2 MEA Design/ Development
6.3 Bipolar plate
6.4 Stack engineering
6.5 Integration, FMEA
6.6 Bench Validation
6.7 Up Integration
7.0
Fuel Processor Subsystem
7.1 Methanol fuel processor system
7.2 Gasoline Fuel processor system
8.0
Infrastructure
8.1 Fuel
8.2 Customer preparation

* Program Office to be at ITDC

** Steering Committee (Don Runkle will be a development supplier "advisor" after Delphi is no longer partially owned by GM)

Inter-Organization

Date:	November 5, 1998

Subject	Fuel Cell Agreement

To.	J. T. Battenberg III

From:	H. J. Pearce
This is in reply to your request that GM provide a side letter to document and explain what actions will be taken to insure the intent of the GM President’s Council that Delphi receive an equitable return on its investment in GM’s Fuel Cell Program. The Delphi investment refers to the contribution by Delphi in November 1997 of its intellectual property and advanced engineering resources on fuel cells to the Global Alternative Propulsion Center (GAPC).
As indicated in my August 6, 1998, arbitration of the original fuel cell agreement, GM recognizes that Delphi may require technical assistance, resources and support from GM to competitively manufacture a minimum of 25% of the volume for fuel cell components and sub-systems that Delphi wants to and is able to manufacture. Accordingly, the following actions will be taken by GM to support Delphi in this regard:
1.	A non-exclusive license to the presently-existing GAPC technology portfolio shall be provided to Delphi in respect of the fuel cell subsystem (i.e., the fuel processor, suck sub-system integration auxiliary components, sensors and controls) consistent with Delphi’s research and development activities prior to the formation of the GAPC. This license can only be utilized by Delphi to meet GM’s production requirements. Any enablement to commercialize these sub-systems outside of GM would require the prior consent of GM.
2.	Going forward, Delphi will have the opportunity to participate in all elements of the fuel cell subsystem development at GAPC. Such participation will require that GAPC provide Delphi with access to its development activities and that Delphi fully contribute the necessary resources and participants to further the development of this activity.

Provided that Delphi cooperates on this basis as a preferred development partner, it is the expectation of WWP that Delphi will be awarded a minimum of 25% of the volume for those sub-systems and components which have been so co-developed, it is the intention of both GM and Delphi that by having Delphi work together closely as a preferred development partner, all QSP targets will be met or exceeded.
3.	In recognition of the unique position Delphi will enjoy as a preferred development partner so that it can receive an equitable return on its prior investment in the program, GM will make its best effort to make available third-party technology licensed or purchased by GAPC to Delphi so that the minimum 25% volume commitment can be achieved. Such technology shall not be utilized to enable any entity outside of GM without the prior consent of GM. Delphi is obligated to work closely with GAPC to insure and third-party concerns on confidentiality, enablement, etc., are addressed.
The foregoing represents the basic elements of GM support to be provided to Delphi to insure that the objectives of the GM/Delphi fuel cell agreement are achieved.
c: H. R. Kutnee
General Motors Corporation           100 Renaissance Center      P.O. Box 100       Delphi Michigan 46265-1000

Schedule L — Licensed Software Tools

Cal-DS	Calibration Development System This is a configuration management system for calibration data. Among its functions are receiving a software bundle from DDE for a new version of released software; revision control of calibration data, transferring calibration data values from one software version to another; and releasing production calibration data back into the Delco Electronics Corporation Software Release system for use by Manufacturing, Assembly Plants, Service, etc.

DSDS	Distributed Software Development System
This is configuration management system for software development. It provides version control of software modules; build control of software programs; automated dependency information, etc.

Modula-GM	This is a custom software language developed for Delco Electronics Corporation by Intermetrics, Inc. for development of software for embedded systems. Its use is gradually being phased out in favor of C.

CalDef	This is a custom language used within a C program to define calibration constants in a syntax which can be read by the i61gen tool.

i61gen	This tool reads output files from C compilers and linkers along with information found in the CalDef portions of C programs and outputs an IEEE69S compatible file. This generated file is then used by tools such as Cal-DS and CalTools (owned by EDS) which are needed in the calibration development activities.

CalRel	This is a tool which generates a “software bundle” which is then input to Cal- DS. Essentially this is the link between the software development activity and the calibration development activity.

Schedule M — Infringement Suits and Claims

(1)	LucasVarity, U.S. Patent No. 5,575,358, Brake Caliper

(2)	Denso, U.S. Patent Nos. 4,926,076, 4,549,103, CS130D Generator

(3)	Autosmart Light Switches. Inc., U.S. Patent Nos. 5,614,788, 5,438,237, 5,185,558, 5,136,209, 4,956,562, Rainsense components

(4)	Matsushita Electric Industrial Co. Ltd., U.S. Patent Nos. 4,314,870, 4,312,692, mounting electronic components

(5)	RPI. Inc., U.S. Patent No. 5,773,983, Electrical Transfer Switch

(6)	Martell, U.S. Patent Nos. 4,949,067, 4,785,282, Caution Light System

(7)	Li, U.S. Patent No. 4,946,800, CMOS Submicron Process

(8)	Thomson Consumer Electronics Sales GmBH, German Patent Nos. DE 3309406, DE 3432848, 3448043, European Patent Nos. EP 0294511, 0293464, 0233967, and corresponding patents, German Trademark Registration Nos. 1143239, 1145044 and related registrations, Vehicle Radio Data Systems

(9)	Saf-T-Net Co., U.S. Patent No. 4,523,178, Vehicle Panic Alarm

(10)	Ergenix, Inc., trademark infringement for Delphi use of “Ergenix”

(11)	Takata Restraints Systems, U.S. Patent No. 5,110,647, Layer Molded SIR Covers

(12)	Gain Technologies, several U.S. Patents relating to gas assisted injection molding

(13)	Patent Holding Co., U.S. Patent Nos. 5,501,485, 5,498,026, Air Bag Covers

(14)	Takata Restraints Systems, U.S. Patent No. 5,060,971, Air Bag Cover Tear Seam

(15)	Autoliv, Patent No. WO96/26087, Head Air Bag Assemblies

(16)	INA, European Patent No. 715 681, Tappet

(17)	Toyoda Automatic Loom Works. Ltd., Japanese Patent Nos. 2 6 11 382, 1 515 118, and 1 511 797, Laid Open European Patent Application No. 0 713 972, Compressor (CVC)

(18)	Modine, U.S. Patent No. 4,887,588, European Patent No. 0219 974B1, Condenser technology

(19)	Rhodia, French Patent EP 0207857, powder consisting of ceria, zirconia, and lanthanum oxide

(20)	Fruedenberg, DE Patent No. 42 29 110 Cl, Solenoid Valve for Canister Purge

(21)	Honeywell, U.S. Patent Nos. DES 339,995, 5,279,155, 4,914,947, 4,856,328, 4,825,693, 4,683,159, 4,651,564, 4,624,137, 4,581,928, 4,556,320, 4,501,144, 4,478,077, 4,472,239, Bidirectional Air Flow Meter

(22)	Clifford Electronics, U.S. Patent Nos. 5,650,774, 4,383,242, Vehicle Security Systems

(23)	Perfection Spring and Stamping/Exacto, U.S. Patent No. 4,489,327, Return Spring

(24)	Mantuuruk, Trade Secret, cold forming of valve lifters

(25)	McDoueal, U.S. Patent Nos. 4,471,737, 4,718,381, 4,809,662, 4,960,093, 4.993,371, 5,029,567, 5,085,192, 5,133,322, Engine cylinder knock sensing with window sensing including global control

Schedule N — Engineering Documents
(3 pages attached)

Eng. Doc. Types

Document
Type	Description
Customer Reqmt’s — Vehicle & System	Characteristics of specific parts or systems
FMEA (Design & Process)
Eng. Systems Source Code	Product Source Code
Engineering Center Layouts	Facility
Equip. Calibration (Lab)
Gauge Qualification Reports (Production)	Done continuous
Machine Qualification Reports	Done initially
Forms — Master Index
Intellectual Property Info
Meeting Minutes	Any minutes responsible by eng.
Design Review records	Delphi PDP
Gate Review records	Delphi PDP
Organization Charts
PPAP
Procedures

Process Flow Chart	Flow diagram of equipment used to create a part

Product Test Reports

Product Validation Plans	Validation: Ensuring your product performs to the expected requirements in the customer use environment
Product Validation Results	Summary of the results of appropriate testing,
analysis, etc.
Virtual Document linking to many diff.
Validation File	documents
Verification: Design outputs meet
Design Verification Plan/Results	specifications listed in customer req.
Technical / Business Reports
Presentations Tech. and Bus.
Validation Test/Software Algorithms	LAB tests
Production Test/Software Algorithms	Production tests
Warranty Analysis Reports
Project Plans / Schedules
Project Folder (Notebook)	Virtual Document of many different documents
Process Routings	Routing of material through product creation
Customer Supplied CAD Data
Design Analysis Model/Data

Eng. Doc. Types

Analysis Source Code	Custom code
Analysis executables	Custom executables
EBOM (a.k.a. ABL, parts list, stock lists)
Equip./Tooling Design 2D CAD
Equip/Tooling Design Math Data
Product Design 2D CAD
Product Design Math Data
Design Analysis Reports / Findings
Equip/Tooling Drawings/Images
Product Design Drawings/Images
Product Action Authorization
Engineering Release	Product Release
Change Authorization	Product change authorization (EWO)
Work Orders/Requests	Financial & Work description
Process Control Plans
Eng. Sale Samples Orders/Shipping Doc.s
Purchasing Requisitions	Description of what you ordered
Eng. Forecast (Financial, etc.)
BOP (level 1,2,3)

Test Incident Reports	Global, issue resolution team is working on this
Quality Control Instructions (QCI)
pertaining to the quality requirements related to
Quality Specifications (referenced on product dwgs)	end product
pertaining to the build process of end product
Process Specifications	includes Mixed specifications
pertaining to the test requirements that parts
Test Specifications (referenced on product dwgs)	must meet
End Product Material Specifications, Material
Material Specifications (referenced on product dwgs)	spec group is working on this
Along with M-Specs, material description for
ordering, Material spec group is working on
Purchase specifications	this
pertaining to the equipment to build parts. End-
Equipment Specifications	product testing equipment
Tooling Specifications	pertaining to the tooling to build parts
pertaining to the controls on equipment used to
Controls Specifications	build parts
inputs to drive outputs described in
Requirements Templates	cust/vehicle specifications

Eng. Doc. Types

Delphi PDP Documents	Product Development Process
Process Layout	Physical arrangement of equipment
PSPT
Spare Parts List	Spare parts related to mfg. equipment
PM Plans	Preventative Maintenance
Reports done comparing our product/process
Technical Benchmarking Reports	to competitors

Standards
Regulatory St’ds (MVSS, etc.)
Common requirements far all parts supplied to
Customer Specifications (GM, Chrysler, Ford, Opel, Toyota, .....)	customer
Specifications: .(SAE, ASTM, AA, )
Design Standards
Legal Standards
International Standards (ISO, JASCO, .....)
QS-9000 Standard
GP Standards
GMUTS Standards

Master Restructuring Agreement
Exhibit 5.01(a)(xiv)
Real Estate Assignment and Assumption Agreements

EXHIBIT 5.01(a)(xiv)
Real Estate-Related Assignment and Assumption Agreements
1.	Assignment and Assumption between General Motors Corporation (“GM”) and Delphi Automotive Systems LLC (“DAS”), dated December 10, 1998, with respect to Lease between 1401 Troy Associates Limited Partnership, as Landlord, and GM, as Tenant, dated June 1,1989, as amended, covering premises located at 1401 Crooks Road, Troy, Michigan

2.	Assignment and Assumption between GM and DAS, dated December 10, 1998, with respect to Warehouse Building Lease between Opus South Corporation, as Landlord, and GM, as Tenant, dated February 1, 1994, as amended, covering premises located at Butterfield Trail Industrial Park, El Paso, Texas

3.	Assignment of Lease and Termination of Sublease Agreement between GM and DAS, dated May 28, 1999, with respect to Sublease between GM, as Sublessor, and DAS, as Sublessee, dated December 10, 1998 (under prime lease between Detroit and Mackinac Railway Company, as Lessor, and GM, as Lessee, dated June 26, 1998), covering premises located at 12501 East Grand River Avenue, Brighton, Michigan

4.	Assignment and Assumption between GM and DAS, dated December 10, 1998, with respect to Lease between John E. Benz, as Landlord, and GM, as Tenant, dated September 28, 1998, covering premises located at 3535 Kettering Boulevard, Moraine, Ohio

5.	Assignment and Assumption between GM and DAS, dated December 10, 1998, with respect to Lease between Orix GF Warren Venture, as Landlord, and GM, as Tenant, dated November 26, 1997, covering the Delphi Packard Electric Systems Research Building located in Warren, Ohio

6.	Assignment and Assumption between GM and DAS, dated December 10, 1998, with respect to Lease Agreement between The Industrial Development Board of the City of Athens, as Landlord, and GM, as Tenant, dated April 1, 1975, as amended, covering the Water Pollution Facility located in Limestone County, Alabama

7.	Assignment and Assumption between GM and DAS, dated December 10, 1998, with respect to Lease Agreement between The Industrial Development Board of the City of Athens, as Landlord, and GM, as Tenant, dated September 1, 1977, as amended, covering Plants 21 and 22 located at U.S. Highway 31 North, Limestone County, Alabama

8.	Assignment and Assumption between GM and DAS, dated December 10, 1998, with respect to Lease Agreement between The Industrial Development Board of the City of Athens, as Landlord, and GM, as Tenant, dated May 1, 1974, as amended (the “May 1, 1974 Lease Agreement”), originally covering approximately 319.1736 acres of land and buildings constructed thereon in Limestone County, Alabama;

9.	Assignment and Assumption between GM and DAS, dated February 16, 2007, with respect to Additional Equipment Lease Agreement between The Industrial Development Board of the City of Athens, as Landlord, and GM, as Tenant, dated September 1,1977, covering certain items of machinery and equipment for use in the buildings in Limestone County, Alabama leased pursuant to the May 1, 1974 Lease Agreement

10.	Assignment and Assumption between GM and DAS, dated December 10, 1998, with respect to Lease between The Industrial Development Board of the City of Athens, as Landlord, and GM, as Tenant, dated August 8, 1975, as amended, covering approximately 22.1 acres of land in Limestone County, Alabama

11.	Assignment and Assumption between GM and DAS, dated December 10, 1998, with respect to Lease Agreement between The Industrial Development Board of the City of Athens, as Landlord, and GM, as Tenant, dated September 1,1977, as amended, covering approximately 70,2824 acres of land and buildings constructed thereon in Limestone County, Alabama

12.	Assignment and Assumption between GM and DAS, dated February 16, 2007, with respect to Lease Agreement between The Industrial Development Board of the City of Athens, as Landlord, and GM, as Tenant, dated December 1,1981, as amended, covering machinery and equipment and additions to the buildings pursuant to the May 1,1974 Lease Agreement

ASSIGNMENT AND ASSUMPTION
     Know all men by these presents that for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GENERAL MOTORS CORPORATION, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“Assignor”), hereby assigns, upon the terms and conditions herein contained, to DELPHI AUTOMOTIVE SYSTEMS LLC, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (“Assignee”) its entire right, title and interest, as Tenant, in and to that certain Lease more particularly described on Exhibit “A” hereto (the “Lease”). The terms and conditions above referred to are as follows:
     A. This Assignment shall be effective as of January 1,1999 (the “Effective Date”).
     B. Assignee hereby assumes and agrees to perform all of the obligations of Tenant under the Lease from and after the Effective Date.
     C. Assignor shall indemnify Assignee, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease arising prior to the Effective Date.
     D. Assignee shall indemnify Assignor, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease from and after the Effective Date.
Dated: DEC 10, 1998

GENERAL MOTORS CORPORATION

/s/ C. P. Schwartz	By:	/s/ John J. Dues
General Director
World wide Real Estate

DELPHI AUTOMOTIVE SYSTEMS LLC

/s/ [ILLEGIBLE]	By:	/s/ Edward J. O’Neill
	Its:	Director Real Estate

EXECUTION RECOMMENDED WORLDWIDE REAL ESTATE

	By:	/s/ C. P. Schwartz

EXHIBIT “A”
Lease between 1401 TROY ASSOCIATES LIMITED PARTNERSHIP, as Landlord, and GENERAL MOTORS CORPORATION, as Tenant, dated June 1,1989, as amended, covering premises at 1401 Crooks Road, Troy, Michigan.

January 25,1999
VIA CERTIFIED MAIL
1401 Troy Associates Limited Partnership
200 Franklin Center
29100 Northwestern Highway
Southfield, Michigan 48034

RE:	Assignment of Lease Assignor: General Motors Corporation Assignee: Delphi Automotive Systems LLC 1401 Crooks Road Troy, MI. GMC File No. REl4159
Dear Sir/Madam;
This is to inform you that Delphi Automotive Systems, formerly a division of General Motors Corporation, has recently become a separate legal entity known as Delphi Automotive Systems LLC.
Effective January 1, 1999, General Motors Corporation has assigned its interest in the above referenced Lease to Delphi Automotive Systems LLC. A photocopy of the Assignment and Assumption document is enclosed for your records.
Please direct any future notices in connection with the above referenced Lease to Delphi Automotive Systems LLC at the following address:
Delphi Automotive Systems LLC
5725 Delphi Drive
Troy, Michigan 48098
Attn: Assistant Corporate Counsel-Commercial Practice
Thank you for your attention to this matter. Please contact me at (313) 556-[ILLEGIBLE] if you require any further information.
Very truly yours,
/s/ Betty Stichler
Betty Stichler
cc: Edward O’Neill
Worldwide Real Estate • 485 W. Milwaukee Avenue — Detroit Michigan 48202 — (313)556-5000 • Fax — [ILLEGIBLE]

ASSIGNMENT AND ASSUMPTION
     Know all men by these presents that for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GENERAL MOTORS CORPORATION, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“Assignor”), hereby assigns, upon the terms and conditions herein contained, to DELPHI AUTOMOTIVE SYSTEMS LLC, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (“Assignee”) its entire right, title and interest, as Tenant, in and to that certain Lease more particularly described on Exhibit “A” hereto (the “Lease”). The terms and conditions above referred to are as follows:
     A. This Assignment shall be effective as of January 1, 1999 (the “Effective Date”).
     B. Assignee hereby assumes and agrees to perform all of the obligations of Tenant under the Lease from and after the Effective Date.
     C. Assignor shall indemnify Assignee, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease arising prior to the Effective Date.
     D. Assignee shall indemnify Assignor, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease from and after the Effective Date.
Dated: December 10, 1998

GENERAL MOTORS CORPORATION

/s/ C. P. Schwartz	By:	/s/ John J. Dues JOHN J. DUES, General Director
Worldwide Real Estate

DELPHI AUTOMOTIVE SYSTEMS LLC

/s/ [ILLEGIBLE]	By:	/s/ Edward J. O’Neill
	Its:	Director Real Estate

EXECUTION RECOMMENDED WORLDWIDE REAL ESTATE

	By:	/s/ Conrod P. Schwartz

EXHIBIT “A”
Warehouse Building Lease by and between Opus South Corporation, as Landlord, and GENERAL MOTORS CORPORATION, as Tenant, dated February 1,1994, as amended, covering premises at Butterfield Trail Industrial Park, El Paso, Texas.

ASSIGNMENT OF LEASE AND
TERMINATION OF SUBLEASE AGREEMENT
     THIS AGREEMENT, made and entered into this 28th day of May, 1999, by and between General Motors Corporation, a Delaware corporation, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“GM”), and Delphi Automotive Systems, LLC, a Delaware limited liability company whose address is 5725 Delphi Drive, Troy, MI 48098 (“Delphi”).

WITNESSETH:
     WHEREAS, GM, as Lessee, did hereto before enter into a Lease dated June 26, 1998, with Detroit and Mackinac Railway Company, as Lessor, (the “Lease”), covering premises consisting of a 178,560 square foot office, light industrial, warehouse facility commonly known as 12501 East Grand River Avenue, Brighton, Michigan (the “Premises”), which Premises are move particularly described in the Lease;
     WHEREAS, GM and Delphi did heretofore enter into a certain Sublease dated December 10, 1998 (the “Sublease”) covering the Premises; and
     WHEREAS, the parties hereto are presently desirous of cancelling and terminating the Sublease and, in addition, are desirous of entering into an agreement in which GM shall assign its interest in the Lease to Delphi.
     NOW, THEREFORE, for and in consideration of the covenants herein contained and other good and valuable considerations, the receipt and adequacy of which are confessed by each of the parties hereto, it is agreed as follows:
     1. The Sublease shall be and the same is hereby cancelled and terminated effective as of the date of this Agreement.

     2. As of the date of this Agreement, GM does hereby assign all of its right, title and interest in the Lease unto Delphi, and Delphi does hereby assume all of the terms, covenants and conditions of GM as Lessee under the Lease arising from and after the effective date of such assignment.
     3. This Agreement is contingent upon the Lessor under the Lease consenting to the above assignment of the Lease.
     IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the day and year first above written and declare this Agreement to be binding on them, their respective successors and permitted assigns.
IN THE PRESENCE OF:

GENERAL MOTORS CORPORATION, a Delaware corporation

/s/ [ILLEGIBLE]	By:	/s/ Conrod P. Schwartz
[ILLEGIBLE]	Its:	Director

DELPHI AUTOMOTIVE SYSTEMS, L.L.C., a Delaware limited liability company

/s/ [ILLEGIBLE] [ILLEGIBLE]	By: Its:	/s/ Edward J. O’Neill Director, Real Estate

EXECUTION RECOMMENDED DELPHI REAL ESTATE

	By:	/s/ Conrod P. Schwartz

CONSENT OF LESSOR
     The undersigned, Detroit & Mackinac Railway Company, does hereby consent to the assignment of General Motors Corporation’s interest in the Lease dated June 26, 1998, for 12501 East Grand River Avenue, Brighton, Michigan, to Delphi Automotive Systems, LLC.

IN THE PRESENCE OF:	DETROIT & MACKINAC RAILWAY COMPANY, a Michigan railroad corporation

/s/ Jennifer M. Johnson JENNIFER M. JOHNSON	By: Its:	/s/ [ILLEGIBLE] VICE PRESIDENT

/s/ B. Lynn Straebel B. LYNN STRAEBEL

12501 East Grand Rivez Avenue,
Brighton, Michigan
SUBLEASE
     THIS SUBLEASE, made this 10 day of December, 1998, by and between GENERAL MOTORS CORPORATION, a Delaware corporation, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (hereinafter referred to as “Sublessor”) and DELPHI AUTOMOTIVE SYSTEMS LLC, a Delaware limited liability company, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (hereinafter referred to as “Subtenant”).
W I T N E S S E T H:
     WHEREAS, Detroit & Mackinac Railway Company (hereinafter referred to as the “Prime Landlord”), as lessor, and Subtenant, as lessee, entered into that certain lease dated June 26, 1998, covering property commonly known as 12501 East Grand River Avenue, Brighton, Michigan (such Lease is hereinafter referred to as the “Prime Lease” and the premises covered thereby are hereinafter referred to as the “Premises”); and
     WHEREAS, Sublessor wishes to sublet the Premises to Subtenant and Subtenant wishes to sublease the same from Sublessor upon all of the terms and provisions herein set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     1. (a) Sublessor hereby subleases to Subtenant and Subtenant hires from Sublessor the Premises for a term which commences January 1, 1999 (hereinafter referred to as the “Commencement Date”) and expires June 29, 2001.
          (b) Sublessor hereby grants Subtenant the right to extend the term of this Sublease for (i) the period from June 30, 2001, to June 29, 2002, (ii) the period from June 30, 2002, to June 29, 2003, (iii) the period from June 30, 2003, to June 29, 2006, and (iv) the period from June 30, 2006, to June 29, 2008, upon the terms, conditions and rents contained in this Sublease. Subtenant shall exercise such right, if at all, by written notice to Sublessor at least six (6) months prior to the expiration of then current term of this Sublease. If Subtenant shall fail to exercise any such right, all such subsequent rights to so extend hereunder shall be of no further force or effect.
     2. Sublessor shall be deemed to have delivered the Premises to Subtenant on the Commencement Date and Subtenant shall be deemed to have accepted the same in its then “as is, where is” condition.
     3. The parties agree that this Sublease shall be subject and subordinate to all of the terms, covenants, conditions and provisions of the Prime Lease and to all the title and other matters to which the Prime Lease is subject or subordinate. A copy of the Prime Lease has been delivered to and examined by Subtenant.

     4. (a) The terms, covenants, conditions and provisions in the Prime Lease (including, but not limited to, the rents and other charges and the remedies provided thereunder) are incorporated herein by reference, and shall, as between Sublessor and Subtenant, constitute the terms, covenants, conditions and provisions of this Sublease, except to the extent that they are inapplicable to, inconsistent with, or modified by the provisions of this Sublease. The parties agree to observe and perform the terms, covenants, conditions and provisions on their respective parts to be observed and performed hereunder, including, but not limited to, those terms, covenants, conditions and provisions of the Prime Lease which are incorporated herein.
          (b) Subtenant shall, in no case, have any rights in respect of the Premises greater than Sublessor’s rights under the Prime Lease.
          (c) To the extent the performance by Sublessor of any of the terms and conditions of this Sublease upon the Sublessor’s part to be performed are subject and dependent upon the performance by the Prime Landlord under the Prime Lease of the terms, covenants, conditions and provisions, expressed or implied, of the Prime Lease on the part of the Prime Landlord under the Prime Lease to be performed, Sublessor shall be under no obligation or liability whatsoever to the Subtenant in the event that the Prime Landlord shall fail to perform any of such terms or conditions contained therein on the part of the Prime Landlord to be performed, but Sublessor shall take all reasonable actions to cause the Prime Landlord to so perform such obligations.
          (d) Sublessor agrees that it will not enter into any modification, termination or other agreement or take any action with respect to the Prime Lease that would terminate the Prime Lease or prevent or materially and adversely affect the use by Subtenant of the Premises in accordance with the terms of this Sublease or materially increase the obligations or liabilities (financial or otherwise) of Subtenant hereunder; provided, however, that Sublessor reserves the right to terminate the Prime Lease (and this Sublease) pursuant to the terms of the Prime Lease, including, without limitation, upon fire and condemnation but not upon the default of the Prime Landlord.
     5. Subtenant will indemnify and hold Sublessor and the Prime Landlord harmless from and against all losses, costs, damages, expenses and liability, including, but not limited to, reasonable attorneys’ fees, which Sublessor and/or the Prime Landlord may incur or pay out by reason of any injury to persons or property occurring in, on or about the Premises, or by reason of any breach or default hereunder on Subtenant’s part or by reason of any work done in or to the Premises or any act or negligence on the part of Subtenant.
     6. Nothing contained in this Sublease shall be construed to create privity or estate or of contract between Subtenant and the Prime Landlord. Subtenant shall not do or permit to be done any act or thing which will constitute a breach or violation of any of the terms, covenants, conditions or provisions of the Prime Lease.
     7. Subtenant will cause Sublessor and the Prime Landlord to be listed as an additional insured on all public liability, property damage and fire and extended coverage insurance procured by Subtenant relating to the Premises. Sublessor and Subtenant each hereby

2

releases and discharges the other and Subtenant releases the Prime Landlord of and from any liability whatsoever hereafter arising from loss, damage or injury caused by fire or other casualty.
     8. During the continuance of this Sublease, Subtenant shall pay the rent and other charges payable under the Prime Lease directly to the Prime Landlord in lawful money of the United States, as agent for and on behalf of Sublessor.
     9. Subtenant shall not cause or suffer to be caused any releases or threatened releases of hazardous or solid waste materials or constituents, contaminants, pollutants, petroleum or petroleum products (including derivatives or fractions thereof) or hazardous substances (“Hazardous Material”), as defined under any applicable federal, state or local environmental law (“Environmental Law”), in, on or about the Premises, and otherwise shall not cause, contribute to, exacerbate or suffer any other person to cause, contribute to or exacerbate any contamination of the ground surface, soil, air, groundwater, surface water, buildings or improvements in, on or about the Premises. In the event of a breach of this Paragraph 9, Subtenant shall promptly notify Sublessor and, at its sole cost and in cooperation with Sublessor, shall promptly take all action(s) necessary under and in compliance with applicable Environmental Law to restore the Premises to their condition prior to such breach. If Subtenant fails to promptly take such action(s), Sublessor may take such action(s) at Subtenant’s sole cost. Subtenant shall indemnify and defend Sublessor with respect to all releases or threatened releases of Hazardous Material or contamination otherwise caused, contributed to or exacerbated in, on or about the Premises in breach of this Paragraph 9.
     10. Sublessor’s refusal to consent to or approve any matter or thing, whenever Sublessor’s consent or approval is required under the terms of this Sublease, shall be deemed reasonable if, inter alia, the Prime Landlord has refused to give such consent or approval.
     11. (a) Notices and other communications hereunder shall be in writing and shall be given or made by certified mail addressed to the parties at their respective addresses set forth above, or at any other address which either party may hereafter designate for such purpose by a written notice.
          (b) Subtenant shall promptly deliver to Sublessor copies of all notices received by Subtenant from the Prime Landlord and copies of all notices served upon the Prime Landlord under the terms of the Prime Lease.
     12. If for any reason the term of the Prime Lease is terminated prior to the expiration date of this Sublease, this Sublease shall thereupon be terminated and Sublessor shall not be liable to Subtenant by reason thereof, unless such termination shall have been effected because of the breach or default of the Sublessor under the Prime Lease.
     13. Notwithstanding anything contained in the Prime Lease to the contrary, Subtenant shall not by operation of law or otherwise assign, sublet, mortgage, pledge or otherwise encumber this Sublease, without the prior written consent of the Sublessor in each instance, which approval shall not be unreasonably withheld. Any assignment or subletting, or purported

3

assignment or subletting without such consent shall be void and of no effect. Notwithstanding such assignment or subletting, Subtenant shall not be released from any and shall perform all obligations imposed upon Subtenant hereunder.
     14. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors, successors in interest and assigns.
     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

WITNESS:	SUBLESSOR:

GENERAL MOTORS CORPORATION, a Delaware corporation

/s/ C. P. Schwartz /s/ [ILLEGIBLE]	By:	/s/ John J. Dues John J. Dues General Director, Worldwide Real Estate

EXECUTION RECOMMENDED WORLDWIDE REAL ESTATE

	By:	/s/ C. P. Schwartz

SUBTENANT:

DELPHI AUTOMOTIVE SYSTEMS LLC, a Delaware limited liability company

/s/ [ILLEGIBLE]	By:	/s/ Edward J. O’Neill Edward J. O’Neill Director, Real Estate

4

ASSIGNMENT AND ASSUMPTION
     Know all men by these presents that for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GENERAL MOTORS CORPORATION, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“Assignor”), hereby assigns, upon the terms and conditions herein contained, to DELPHI AUTOMOTIVE SYSTEMS LLC, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (“Assignee”) its entire right, title and interest, as Tenant, in and to that certain Lease more particularly described on Exhibit “A” hereto (the “Lease”). The terms and conditions above referred to are as follows:
     A. This Assignment shall be effective as of January 1, 1999 (the “Effective Date”).
     B. Assignee hereby assumes and agrees to perform all of the obligations of Tenant under the Lease from and after the Effective Date.
     C. Assignor shall indemnify Assignee, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease arising prior to the Effective Date.
     D. Assignee shall indemnify Assignor, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease from and after the Effective Date.
Dated: December 10, 1998

GENERAL MOTORS CORPORATION

/s/ C. P. Schwartz	By:	/s/ John J. Dues JOHN J. DUES, General Director
Worldwide Real Estate

DELPHI AUTOMOTIVE SYSTEMS LLC

/s/ [ILLEGIBLE]	By: Its:	/s/ Edward J. O’Neill Director Real Estate

EXECUTION RECOMMENDED WORLDWIDE REAL ESTATE

	By:	/s/ C. P. Schwartz

EXHIBIT “A”
Lease between JOHN E. BENZ, as Landlord, and GENERAL MOTORS CORPORATION, as Tenant, dated September 28,1998, covering premises at 3535 Kettering Boulevard, Moraine, Ohio.

January 25,1999
VIA CERTIFIED MAIL
Mr. John E. Benz
C/O John E. Benz & Co.
3017 Exchange Court, Suite A
West Palm Beach, Florida 33409

RE:	Assignment of Lease Assignor: General Motors Corporation Assignee: Delphi Automotive Systems LLC 3535 Kettering Moraine, Ohio GMC File No. RE 22129
Dear Mr. Benz;
This is to inform you that Delphi Automotive Systems, formerly a division of General Motors Corporation, has recently become a separate legal entity known as Delphi Automotive Systems LLC.
Effective January 1, 1999, General Motors Corporation has assigned its interest in the above referenced Lease to Delphi Automotive Systems LLC. A photocopy of the Assignment and Assumption document is enclosed for your records.
Please direct any future notices in connection with the above referenced Lease to Delphi Automotive Systems LLC at the following address:
Delphi Automotive Systems LLC
5725 Delphi Drive
Troy, Michigan 48098
Attn: Assistant Corporate Counsel-Commercial Practices
Thank you for your attention to this matter. Please contact me at (313) 556-2930 if you require any further information.
Very truly yours,
/s/ Betty Stichler
Betty Stichler
cc: Edward O’Neill
Worldwide Real Estate • 485 W. Milwaukee Avenue — Detroit, Michigan 48202 — (313)556-5000 • Fax (313)974-7227

P 144 994 723

US Postal Service
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ASSIGNMENT AND ASSUMPTION
     Know all men by these presents that for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GENERAL MOTORS CORPORATION, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“Assignor”), hereby assigns, upon the terms and conditions herein contained, to DELPHI AUTOMOTIVE SYSTEMS LLC, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (“Assignee”) its entire right, title and interest, as Tenant, in and to that certain Lease more particularly described on Exhibit “A” hereto (the “Lease”). The terms and conditions above referred to are as follows:
     A. This Assignment shall be effective as of January 1, 1999 (the “Effective Date”).
     B. Assignee hereby assumes and agrees to perform all of the obligations of Tenant under the Lease from and after the Effective Date.
     C. Assignor shall indemnify Assignee, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease arising prior to the Effective Date.
     D. Assignee shall indemnify Assignor, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease from and after the Effective Date.
Dated: December 10, 1998

GENERAL MOTORS CORPORATION

/s/ C. P. Schwartz	By:	/s/ John J. Dues JOHN J. DUES, General Director
Worldwide Real Estate

DELPHI AUTOMOTIVE SYSTEMS LLC

/s/ [ILLEGIBLE]	By:	/s/ Edward J. O’Neill

	Its:	Director Real Estate

EXECUTION RECOMMENDED WORLDWIDE REAL ESTATE

	By:	/s/ C. P. Schwartz

EXHIBIT “A”
Lease between ORIX GF WARREN VENTURE, as Landlord, and GENERAL MOTORS CORPORATION, as Tenant, dated November 26, 1997, covering 94,000 rentable square feet of area in a building commonly known as the Delphi Packard Electric Systems Research Building located in Warren, Ohio.

ASSIGNMENT AND ASSUMPTION
     Know all men by these presents that for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GENERAL MOTORS CORPORATION, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“Assignor”), hereby assigns, upon the terms and conditions herein contained, to DELPHI AUTOMOTIVE SYSTEMS LLC, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (“Assignee”) its entire right, title and interest, as Tenant, including, but not limited to, Tenant’s option to purchase, in and to that certain Lease more particularly described on Exhibit “A” hereto (the “Lease”). The terms and conditions above referred to are as follows:
     A. This Assignment shall be effective as of January 1, 1999 (the “Effective Date”).
     B. Assignee hereby assumes and agrees to perform all of the obligations of Tenant under the Lease from and after the Effective Date.
     C. Assignor shall indemnify Assignee, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease arising prior to the Effective Date.
     D. Assignee shall indemnify Assignor, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease from and after the Effective Date.
Dated: December 10, 1998

GENERAL MOTORS CORPORATION

/s/ C. P. Schwartz	By:	/s/ John J. Dues JOHN J. DUES, General Director
/s/ [ILLEGIBLE]		Worldwide Real Estate

DELPHI AUTOMOTIVE SYSTEMS LLC

/s/ [ILLEGIBLE]	By:	/s/ Edward J. O’Neill

	Its:	Director Real Estate

EXHIBIT “A”
Lease Agreement between THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ATHENS, as Landlord, and GENERAL MOTORS CORPORATION, as Tenant, dated April 1, 1975, as amended, covering approximately 2.855 acres of land and pollution control facilities constructed thereon in Limestone County, Alabama, as more particularly described in the Lease Agreement.

ASSIGNMENT AND ASSUMPTION
     Know all men by these presents that for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GENERAL MOTORS CORPORATION, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“Assignor”), hereby assigns, upon the terms and conditions herein contained, to DELPHI AUTOMOTIVE SYSTEMS LLC, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (“Assignee”) its entire right, title and interest, as Tenant, including, but not limited to, Tenant’s option to purchase, in and to that certain Lease more particularly described on Exhibit “A” hereto (the “Lease”). The terms and conditions above referred to are as follows:
     A. This Assignment shall be effective as of January 1, 1999 (the “Effective Date”).
     B. Assignee hereby assumes and agrees to perform all of the obligations of Tenant under the Lease from and after the Effective Date.
     C. Assignor shall indemnify Assignee, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease arising prior to the Effective Date.
     D. Assignee shall indemnify Assignor, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease from and after the Effective Date.
Dated: December 10, 1998

GENERAL MOTORS CORPORATION

/s/ C. P. Schwartz	By:	/s/ John J. Dues JOHN J. DUES, General Director
/s/ [ILLEGIBLE]		Worldwide Real Estate

DELPHI AUTOMOTIVE SYSTEMS LLC

/s/ [ILLEGIBLE]	By:	/s/ Edward J. O’Neill

	Its:	Director Real Estate

EXHIBIT “A”
Lease Agreement between THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ATHENS, as Landlord, and GENERAL MOTORS CORPORATION, as Tenant, dated September 1, 1977, as amended, covering approximately 70.2824 acres of land and buildings constructed thereon in Limestone County, Alabama, as more particularly described in the Lease Agreement.

ASSIGNMENT AND ASSUMPTION
     Know all men by these presents that for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GENERAL MOTORS CORPORATION, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“Assignor”), hereby assigns, upon the terms and conditions herein contained, to DELPHI AUTOMOTIVE SYSTEMS LLC, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (“Assignee”) its entire right, title and interest, as Tenant, including, but not limited to, Tenant’s option to purchase, in and to that certain Lease more particularly described on Exhibit “A” hereto (the “Lease”). The terms and conditions above referred to are as follows:
     A. This Assignment shall be effective as of January 1, 1999 (the “Effective Date”).
     B. Assignee hereby assumes and agrees to perform all of the obligations of Tenant under the Lease from and after the Effective Date.
     C. Assignor shall indemnify Assignee, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease arising prior to the Effective Date.
     D. Assignee shall indemnify Assignor, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease from and after the Effective Date.
Dated: December 10, 1998

GENERAL MOTORS CORPORATION

/s/ C. P. Schwartz	By:	/s/ John J. Dues JOHN J. DUES, General Director
/s/ [ILLEGIBLE]		Worldwide Real Estate

DELPHI AUTOMOTIVE SYSTEMS LLC

/s/ [ILLEGIBLE]	By:	/s/ Edward J. O’Neill

	Its:	Director Real Estate

EXHIBIT “A”
Lease Agreement between THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ATHENS, as Landlord, and GENERAL MOTORS CORPORATION, as Tenant, dated May 1, 1974, as amended, currently covering approximately 319.1736 acres of land and buildings constructed thereon in Limestone County, Alabama, as more particularly described in the Lease Agreement.

ASSIGNMENT AND ASSUMPTION
     Know all men by these presents that for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GENERAL MOTORS CORPORATION, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“Assignor”), hereby assigns, upon the terms and conditions herein contained, to DELPHI AUTOMOTIVE SYSTEMS LLC, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (“Assignee”) its entire right, title and interest, as Tenant, including, but not limited to, Tenant’s option to purchase, in and to that certain Lease more particularly described on Exhibit A hereto (the “Lease”). The terms and conditions above referred to are as follows:
     A. This Assignment shall be effective as of January 1, 1999 (the “Effective Date”).
     B. Assignee hereby assumes and agrees to perform all of the obligations of Tenant under the Lease from and after the Effective Date.
     C. Assignor shall indemnify Assignee, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorneys’ fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease arising prior to the Effective Date.
     D. Assignee shall indemnify Assignor, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorneys’ fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease from and after the Effective Date.
Dated: February 16, 2007

GENERAL MOTORS CORPORATION

/s/ Moya Kelly		By:	/s/ Debra H. Hodge

Print Name:	Moya Kelly	Print Name:	Debra H. Hodge

/s/ Lisa Markham		Its:	Director, Worldwide Real Estate

Print Name:	Lisa Markham

DELPHI AUTOMOTIVE SYSTEMS LLC

/s/ Donna Kustarz		By:	/s/ John A. Jaffurs

Print Name:	Donna Kustarz	Print Name:	John A. Jaffurs

/s/ Susan L. Bacon		Its:	Executive Director, Operations Support Group

Print Name:	Susan L. Bacon

EXECUTION RECOMMENDED WORLDWIDE REAL ESTATE

		By:	/s/ C. P. Schwartz

EXHIBIT A
Additional Equipment Lease Agreement between THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ATHENS (as Landlord) and GENERAL MOTORS CORPORATION (as Tenant), dated September 1, 1977, covering certain items of machinery and equipment for use in the landlord buildings in Limestone County, Alabama leased pursuant to a May 1, 1974 Lease between the parties, as more particularly described in the Lease Agreement.

ASSIGNMENT AND ASSUMPTION
     Know all men by these presents that for good and valuable consideration, the receipt and adequacy of which arc hereby acknowledged, GENERAL MOTORS CORPORATION, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“Assignor”), hereby assigns, upon the terms and conditions herein contained, to DELPHI AUTOMOTIVE SYSTEMS LLC, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (“Assignee”) its entire right, title and interest, as Tenant, in and to that certain Lease more particularly described on Exhibit “A” hereto (the “Lease”). The terms and conditions above referred to are as follows:
     A. This Assignment shall be effective as of January 1, 1999 (the “Effective Date”).
     B. Assignee hereby assumes and agrees to perform all of the obligations of Tenant under the Lease from and after the Effective Date.
     C. Assignor shall indemnify Assignee, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease arising prior to the Effective Date.
     D. Assignee shall indemnify Assignor, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease from and after the Effective Date.
Dated: December 10, 1998

GENERAL MOTORS CORPORATION

/s/ C. P. Schwartz	By:	/s/ John J. Dues JOHN J. DUES, General Director
Worldwide Real Estate

DELPHI AUTOMOTIVE SYSTEMS LLC

/s/ [ILLEGIBLE]	By:	/s/ Edward J. O’Neill

	Its:	Director Real Estate

EXECUTION RECOMMENDED WORLDWIDE REAL ESTATE

	By:	/s/ C. P. Schwartz

EXHIBIT “A”
Lease by and between THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ATHENS, as Landlord, and GENERAL MOTORS CORPORATION, as Tenant, dated August 8th, 1975, as amended, covering approximately 22.1 acres of land in Limestone County, Alabama, as more particularly described in said Lease.

P 144 989 460

US Postal Service
Receipt for Certified Mail

Industrial Development Board of
The City of Athens
C/O Patton Lathom Legge & Cole
Attn: Mike Kohl, Esq.
P.O. Box 470
Athens, Alabama 35612

STICHLER ARGO A959

PS Form 3800, April 1995

Postage	$ .33
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6. Signature: *(Addressee or Agent)*
X Ashley Porter

PS Form **3811**, December 1994

Domestic Return Receipt

Unimproved Property
GM 273-Recived 2-63

This Lease, dated August 8, 1975, between THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ATHENS, a public corporation and instrumentality organized under the laws of the State of Alabama, whose address is c/o Malone Steele & Alexander Attorneys at Law, Athens, Alabama 35611, hereinafter called the Lessor, and GENERAL MOTORS CORPORATION, a Delaware Corporation, with its principal office at 3044 West Grand Boulevar Detroit Michigan 48202, hereinafter called the Lessee.
[ILLEGIBLE]

PREMISES	The Lessor hereby lets to the Lessee, and the Lessee hires from the Lessor:

A tract of land lying in Limestone County, State of Alabama, in the E1/2NW1/4 Section 33, Town 4 South, Range 4 West, on the East side of Pryor Branch Embayment of Wheeler Lake, approximately 1 1/2 miles North of Keller Memorial Bridge, the said tract being more particularly described in Exhibit A attached hereto and made a part hereof,

USE OF PREMISES	with the appurtenances to be used for providing transportation utilities, storm water retention pond, sewer lines, railroad spur tracks and any other services required by adjoining Industrial Plant or any type of Facility owned by Lessor business conducted or controlled by GENERAL MOTORS CORPORATION, for a term commencing June 1, 1975, and expiring April 30, 1994,

RENT	at the total yearly rent of ONE DOLLAR ($1.00) payable in advance upon execution of this Lease.

The parties hereto covenant and agree with each other as follows:

VACATION OF PEMISES	FIRST: The Lessee shall pay the rent at the times and in the manner aforesaid and at the expiration of the term will remove its goods and effects and will peaceably yield up to the Lessor said premises in as good order and condition as when delivered to it, ordinary wear and tear, damage by fire, the elements and casualty excepted as well as damage due to any cause or happening not occasioned by the act or negligence of the Lessee.

EASEMENTS	SECOND: That the enjoyment and use of all entrances, exits, approaches and means of entrance and approach and of light and air now existing in favor of the demised premises shall not be interfered with or interrupted by any act or assent of the Lessor during the term of this Lease.

ASSIGNMENT	THIRD: That the Lessee will not assign this Lease without the written consent of the Lessor, except such assignment be to a corporation then owned or controlled by the Lessee or by GENERAL MOTORS CORPORATION. The Lessor agrees that such consent will not be unreasonably withheld

NEGATIVE COVENANTS	FOURTH: That the Lessee will not consent to any unlawful use of the demised premises.

COVENANTS OF LESSOR	FIFTH: That the Lessor covenants and agrees that the possession of the demised premises will be delivered to the Lessee on the commencement of the term of this Lease in as good condition as the same now are, free from all tenancies and occupancies, and free from all orders and notices and violations filed or entered by any public or quasi-public authority, and free from complaints and/or reports of violations, noted or existing in or filed with any Federal, State, County, Municipal, Borough, and/or any other local authority.

[SIXTH: OMITTED]

[ILLEGIBLE]	SEVENTH: In the event of the enactment or existence of any law, ordinance, rule, ruling or regulation prohibiting the use of said premises for any one or more of the purposes for which they are hereby demised, then in that event at the option of the Lessee, this Lease shall terminate and all liability hereunder shall cease from and after the date such prohibition becomes effective, and any unearned rent paid in advance by the Lessee shall be refunded to it.

[ILLEGIBLE][ILLEGIBLE]	EIGHTH: That if the Lessee shall neglect or fail to perform or observe any of the covenants contained herein on its part to be observed and performed for thirty (30) days after written notice by the Lessor, or if the Lessee shall be adjudicated bankrupt or insolvent according to law, or shall make an assignment for the benefit of creditors, then and in any of said cases the Lessor may lawfully enter into and upon the said premises or any part thereof in the name of the whole, and repossess the same as of the former estate of the Lessor and expel the Lessee and those claiming under and through it and remove its effects (forcibly if necessary), without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant and upon entry as aforesaid this Lease shall terminate and the Lessee covenants that in case of such termination it will indemnify the Lessor against all unavoidable loss of rent which the Lessor may incur by reason of such termination during the residue of the term above specified.

[ILLEGIBLE]	NINTH: That notwithstanding any provision of law or any judicial decision to the contrary, (a) no notice shall be required to terminate the term of this Lease on the date herein specified and the term hereof shall expire on the date herein mentioned without notice being required from either party; (b) in the event that the Lessee, any assignee or sublessee remains beyond the expiration date of the term herein, it is the intention of the parties and it is hereby agreed that a tenancy from month to month shall arise.

[ILLEGIBLE]	TENTH: Lessor herein represent that if is the* of the premises hereby leased and hereby covenants that Lessee on paying the rent and performing all and singular the covenants and conditions of this Lease on its part to be performed, shall and may peaceably and quietly have, hold and enjoy the demised premises for the term aforesaid, and for the term of any renewal or renewals hereof, free from molestation, eviction or destruction by the Lessor, or by any other person or persons lawfully claiming the same, and that the Lessor has good right to make this Lease for the full term hereby granted, including the period for which the Lessee has the right to effect a renewal hereof. Should Lessee be dispossessed from the premises by reason of a superior title, the payment of rent shall cease from and after the date of such dispossession and all rent that may have been prepaid for any period of time Lessee is deprived of its peaceful possession by reason of said dispossession, shall be returned to Lessee forthwith, but the Lessor shall not thereby be relieved of liability to the Lessee for damages sustained by Lessee due to such dispossession. Lessor further agrees that in the event the premises are sold during the term of this Lease or any extension thereof, a certified copy of the Deed of Conveyance or an executed copy of the Assignment of this Lease shall be furnished to Lessee, it being understood that the consideration for such conveyance may be deleted from such instruments.

[ILLEGIBLE]	ELEVENTH: That the Lessee may at its option, obtain an extension of the term of this Lease, for a further term of twenty (20) years so as to expire April 30, 2014, and upon like terms and conditions by giving to the Lessor written notice of its intention to extend on or before January 31, 1994.

[TWELFTH: OMITTED]

*	Grantee in an Easement granted to it by the Tennessee Valley Authority by instrument dated May 5, 1975, and recorded in Volume 690, Page 698, Limestone Country Records

IMPROVEMENTS	THIRTEENTH: That it is understood that the demised premises consist of unimproved real estate only and that any improvements or buildings placed or constructed upon said premises by the Lessee shall be and remain personal property and at all times belong to the said Lessee and at the expiration of the term of this Lease, or any renewal thereof, the Lessee may remove any such improvements, but Lessee shall repair any damage caused by such removal.

SIGNS	FOURTEENTH: That the Lessee shall have the right to install or place signs or posters anywhere on or about the demised premises and upon removal of said signs and posters at the termination of this Lease shall repair any damage caused by such installation and removal.

CONDEMNATION	FIFTEENTH: That in the event that the premises or any part thereof are taken or condemned for a temporary or permanent public or quasi-public use, Lessee may at its option terminate this Lease and in such event any unearned rent paid in advance shall be returned to Lessee, but nothing herein contained shall prevent Lessee from recovering from the condemning authority any damages sustained by Lessee due to such taking.

WAIVER OF SUBROGATION	SIXTEENTH: The Lessor and the Lessee waive all rights, each against the other, for damages caused by fire or other perils covered by insurance where such damages are sustained in connection with the occupancy of the leased premises.

NOTICES	SEVENTEENTH: That all notices to be given hereunder by either party shall be in writing and given by personal delivery to the Lessor or to one of the executive officers of the Lessee or shall be sent by registered mail addressed to the party intended to be notified at the post office address of such party last known to the party giving such notice and notice given as aforesaid shall be a sufficient service thereof, and shall be deemed given as of the date when deposited in any post office, or in any post office box regularly maintained by the Federal Government. Provided, however, that it is mutually agreed that the Lessee appoints the President, the Executive Vice Presidents and the Vice ** of Argonaut Realty Division. General Motors Corporation, Argonaut Building, 485 West Milwaukee Avenue Detroit, Michigan 48202, as its agents, and that any one of them may give all notices and receive all notices to be given hereunder, and may pay the rent, and notices shall be sent to any one of said agents and not otherwise. The right is hereby reserved by the Lessee to countermand such appointments and make others consistent herewith, due notice of which shall be given by the Lessee to the Lessor.

** President in Charge of Real Estate, General Motors Corporation, and the Director

EIGHTEENTH: It is understood by the parties that the premise hereby leased are being used in conjunction with a plant facility adjacent to the described premises. In the event the Lease covering the premises adjacent to the property herein described, which is dated May 1, 1974, and between the parties hereto, shall be terminated, Lessee shall have the right and option to terminate this Lease or any renewals hereof upon thirty (30) days prior written notice.

The use of the premises described herein is subject to the terms, conditions and covenants contained in the aforementioned Easement granted to Lessor by the Tennessee Valley Authority.

NINETEENTH: At the election of Lessee, and upon written request of Lessee at any time, Lessor shall convey its aforesaid Easement rights to Lessee for the full consideration of ONE DOLLAR ($1.00) and in such event this Lease would automatically be terminated without further writing or action by either party.

     The covenants and agreements contained in the foregoing Lease are binding upon the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and assigns.
In Witness Whereof, Lessor has signed and sealed this instrument this 10 day of September A.D. 1975, and Lessee has signed and sealed this instrument this 18th day of August A.D. 1975.

In the presence of:	THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ATHENS

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE] CHAIRMAN

/s/ [ILLEGIBLE]	ATTEST	/s/ [ILLEGIBLE]
SECRETARY

In the presence of:	GENERAL MOTORS CORPORATION

/s/ Betty M. North Betty M. North	By:	/s/ R. L. Kessler R. L. Kessler

Vice President

/s/ Carmen F. Paniccia Carmen F. Paniccia	ATTEST	/s/ A. T. Hastings A. T. Hastings
Assistant Secretary
	By:	/s/ [ILLEGIBLE]

Beginning at a metal marker (Coordinates: N.1, 692,409; E. 661,695) in the center line of a road, in the South line of the NW 1/4 Section 33 and in the boundary of the United States of America’s land at a corner of the lands of Mrs. C. Wilson Taylor and Floyd P. Marsh; Thence with the center line of the road approximately along the following bearings and distances: North 2 degrees 31 minutes West, 2292 feet to a metal marker and North 5 degrees 36 minutes West, 357 feet, passing a metal marker at 327 feet, to a point in the center of a road junction, in the North line of Section 33 and in the boundary of the United States of America’s land; Thence with the United States of America’s boundary line and the center line of the road South 88 degrees 54 minutes East, 420 feet to the Northeast corner of the NW1/4NE1/4NW1/4 Section 33; Thence leaving the road and with the East line of the W1/2NE1/4NW1/4 Section 33 South 0 degrees 45 minutes West, 1050 feet, passing a metal marker at 30 feet, to a concrete monument; Thence, leaving the said East line, North 89 degrees 15 minutes East, 232 feet to a concrete monument; Thence South 2 degrees 55 minutes East, 398 feet to a concrete monument; Thence South 87 degrees 31 minutes West, 259 feet to a concrete monument in the East line of the NW1/4SE1/4NW1/4 Section 33; Thence South 0 degrees 49 minutes West, 1173 feet to a concrete monument at the Southeast corner of the SW1/4SE1/4NW1/4 Section 33; Thence North 88 degrees 33 minutes West, 247 feet to the point of beginning, and containing 22.1 acres, more or less.
EXHIBIT A

GM
General Motors Corporation
November 29, 1993
The Industrial Development Board
     of the City of Athens
c/o James M. Corder
Alexander, Corder & Plunk, P.C.
Attorneys at Law
Jefferson at Green
P. O. Box 809
Athens. AL 35611
Gentlemen:
Pursuant to the Lease Agreement dated August 8, 1975, between your Corporation, as Lessor, and General Motors Corporation, as Lessee, covering premises containing approximately 22.1 acres of land in Limestone County, Alabama, and described as follows:
A tract of land lying in Limestone County, State of Alabama, in the E1/2NW14 Section 33, Town 4 South, Range 4 West, on the East side of Pryor Branch Embayment of Wheeler Lake, approximately 1 1/2 miles North of Keller Memorial Bridge, which tract is more particularly described in Exhibit “A” attached to said Lease Agreement dated August 8, 1975, we hereby notify you of our election to exercise our option to extend the term of said Lease for a period of twenty (20) years on all the terms and conditions contained in said Lease.
Also enclosed is a check in the amount of $1.00 as required by the terms of the Lease.
Please acknowledge receipt and acceptance of the above by signing and returning the enclosed
General Motors Building 3044 West Grand Boulevard Detroit Michigan 48202

The Industrial Development Board
     of the City of Athens

copy of this notice to Argonaut Realty, 485 West Milwaukee Avenue, Detroit, Michigan 48202,
Attention: Geri M. Ireson.
Sincerely,

GENERAL MOTORS CORPORATION

By:	/s/ W. J. O’Keefe

RECEIPT AND ACCEPTANCE ACKNOWLEDGED

THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ATHENS

By:	/s/ [ILLEGIBLE]
[ILLEGIBLE]

DATE	1/6/94

By:	/s/ [ILLEGIBLE]

COUNTY ROAD
THOMPSON TRACTOR CO. INC.
PARKING
STORM SEWER EASEMENT
PERMANENT EASEMENT FROM T.V.A. TO S.S.G.
STORAGE PAD
PARKING
SANITARY SEWER EASEMENT
MANUFACTURING BUILDING PLANT No. 23
PRIVATE CEMETERY
PRYOR AIRPORT
COUNTRY ROAD
STORM WATER RETENTION POND
PARKING
E/L T BUILDING
L & N RAILROAD
PRIMARY SWITCH YARD
SWITCH HOUSE
WASTE TREATMENT
PARKING
MANUFACTURING BUILDING PLANT No. 22
STORAGE PAD
WATER METER PIT EASEMENT
U.S. HIGHWAY No. 31
OIL STORAGE TANKS
SUBSTATION BUILDING
POWER HOUSE
COAL STORAGE
FIRE PUMP HOUSE
GROUND WATER TANK
STORAGE BUILDING
GAS METER
PARKING
PIPE TRESTLE
STORAGE BUILDING
STORAGE PAD
MANUFACTURING BUILDING PLANT No. 21
JOHN CALHOUN JUNIOR COLLEGE
STORAGE PAD
SCALE
TRUCK GATE
PARKING
PARKING
PARKING
AIRPORT ROAD
FIRST ALABAMA BANK OF ATHENS
SHELL OIL CO.
NORTH

LEGEND

- G M PROPERTY LINES
- BUILDING LINES, EQUIPMENT ENCLOSURES
- EASEMENTS
- RAILROADS
- ROADS

300 0 300 600
GRAPHIC SCALE

DIVISION: SAGINAW STEERING GEAR
LOCATION: LIMESTONE COUNTY, ALABAMA
TOTAL ACRES: 411.464
DATE DRAWN: 9-16-77
REVISED: 9-27-79

ASSIGNMENT AND ASSUMPTION
     Know all men by these presents that for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GENERAL MOTORS CORPORATION, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“Assignor”), hereby assigns, upon the terms and conditions herein contained, to DELPHI AUTOMOTIVE SYSTEMS LLC, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (“Assignee”) its entire right, title and interest, as Tenant, including, but not limited to, Tenant’s option to purchase, in and to that certain Lease more particularly described on Exhibit “A” hereto (the “Lease”). The terms and conditions above referred to are as follows:
     A. This Assignment shall be effective as of January 1, 1999 (the “Effective Date”).
     B. Assignee hereby assumes and agrees to perform all of the obligations of Tenant under the Lease from and after the Effective Date.
     C. Assignor shall indemnify Assignee, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease arising prior to the Effective Date.
     D. Assignee shall indemnify Assignor, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorney’s fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease from and after the Effective Date.

Dated: December 10, 1998	GENERAL MOTORS CORPORATION

/s/ C. P. Schwartz	By:	/s/ John J. Dues JOHN J. DUES, General Director Worldwide Real Estate
/s/ [ILLEGIBLE]

DELPHI AUTOMOTIVE SYSTEMS LLC

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]

	Its:	Director Real Estate

EXHIBIT “A”
Lease Agreement between THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ATHENS, as Landlord, and GENERAL MOTORS CORPORATION, as Tenant, dated September 1, 1977, as amended, covering approximately 70.2824 acres of land and buildings constructed thereon in Limestone County, Alabama, as more particularly described in the Lease Agreement.

ASSIGNMENT AND ASSUMPTION
     Know all men by these presents that for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GENERAL MOTORS CORPORATION, whose address is 3044 West Grand Boulevard, Detroit, Michigan 48202 (“Assignor”), hereby assigns, upon the terms and conditions herein contained, to DELPHI AUTOMOTIVE SYSTEMS LLC, whose address is 5725 Delphi Drive, Troy, Michigan 48098 (“Assignee”) its entire right, title and interest, as Tenant, including, but not limited to, Tenant’s option to purchase, in and to that certain Lease more particularly described on Exhibit A hereto (the “Lease”). The terms and conditions above referred to are as follows:
     A. This Assignment shall be effective as of January 1, 1999 (the “Effective Date”).
     B. Assignee hereby assumes and agrees to perform all of the obligations of Tenant under the Lease from and after the Effective Date.
     C. Assignor shall indemnify Assignee, its officers, directors, stockholders, representatives, agents and employees and save, them harmless from and against any and all claims, actions, damages, liability, costs and expenses, Including reasonable attorneys’ fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease arising prior to the Effective Date.
     D. Assignee shall Indemnify Assignor, its officers, directors, stockholders, representatives, agents and employees and save them harmless from and against any and all claims, actions, damages, liability, costs and expenses, including reasonable attorneys’ fees, in connection with any obligations of Tenant under the Lease and all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the premises covered by the Lease from and after the Effective Date.
Dated: February 16, 2007

GENERAL MOTORS CORPORATION

/s/ Moya Kelly		By:	/s/ Debra H. Hodge

Print Name:	Moya Kelly	Print Name:	Debra H. Hodge

/s/ Lisa Markham		Its:	Director, Worldwide Real Estate

Print Name:	Lisa Markham

DELPHI AUTOMOTIVE SYSTEMS LLC

/s/ Donna Kustarz		By:	/s/ John A. Jaffurs

Print Name:	Donna Kustarz	Print Name:	John A. Jaffurs

/s/ Susan L. Bacon		Its:	Executive Director Operations Support Group

Print Name:	Susan L. Bacon

EXHIBIT A
Lease Agreement between THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ATHENS (as Landlord) and GENERAL MOTORS CORPORATION (as Tenant), dated December 1, 1981, as amended, regarding machinery and equipment and additions to the buildings covered by a May 1, 1974 lease between the parties for land in Limestone County, Alabama, as more particularly described in the Lease Agreement.

Master Restructuring Agreement
Exhibit 5.01(b)(i)
UAW — GM — Delphi Memorandum of Understanding
Regarding Benefit Plan Treatment between UAW, GM, and Delphi Automotive Systems Corporation (n/k/a Delphi), dated September 30, 1999

UAW-GM-DELPHI MEMORANDUM OF UNDERSTANDING
BENEFIT PLAN TREATMENT
It is recognized that the separation of GM and Delphi has raised issues which are of concern to employees. In order to address these issues it is agreed that the following will apply.
1. DIVESTED UNITS
     a. Benefit treatment of employees at divested units (see Attachment A), will be as set forth in the applicable memorandum of understanding negotiated with the UAW to address the particular divestiture. Where service at a divested unit is referenced in this Understanding, such service applies only pursuant to the terms of an applicable memorandum of understanding for a divested unit listed in Attachment A.
     b. Nothing contained in this Understanding increases or decreases the benefit entitlement of any employee impacted by a prior divestiture. For example, employment at Delphi will be treated the same as employment at GM for purposes of suspension of pension payments upon re-employment.
2. SUB/GIS AND JOBS PROGRAM
     a. Delphi Employees are not entitled to any benefits under the GM-UAW SUB Plan, GIS Program, or JOBS Program. Any such benefits payable will be paid consistent with Plan provisions under the Delphi-UAW National Agreement.
     b. Assets in the GM-UAW Layoff Benefit trust as of May 28, 1999 will be allocated based on the proportion that the number of Delphi-UAW eligible employees bears to the sum of all GM-UAW eligible employees plus Delphi-UAW eligible employees as of May 28, 1999.

3. PENSIONS
     a.l. Delphi established a defined benefit pension plan (hereinafter referred to as the Delphi Pension Plan), effective as of May 28, 1999, covering all Delphi Employees which contains terms identical to the GM Pension Plan except for those provisions required to be changed as a result of a new plan sponsor and the provisions addressed in this Understanding. The intent of the parties is to provide Delphi Employees with benefits from the Delphi Pension Plan which, apart from any difference that may result from future bargaining, in aggregate, will equal the benefits that would have been provided had the separation of Delphi not occurred.
DELPHI PENSION PLAN INCLUDING MOVEMENT TO GM AFTER MAY 28, 1999
The Delphi Pension Plan will also provide as set forth in 3.a.2. through 3.a.9., the following:
     a.2. The Delphi Pension Plan will recognize the credited service accrued under the GM Pension Plan as of May 28, 1999 for vesting and for accrual purposes for Delphi Employees. The GM Pension Plan will reassume responsibility for those Delphi Employees who retire on or before January 1, 2000. In such cases, the GM Pension Plan will provide benefits in accordance with the applicable provisions of Section 3.b.2.
     a.3. All Delphi Employees with unbroken seniority at GM immediately prior to May 28, 1999, who retire from Delphi on a normal or early voluntary or total and permanent disability (approved by Delphi) basis after January 1, 2000, shall be entitled to payment from the Delphi Pension Plan. The Delphi Pension Plan payment will be equal to the total benefit that would be payable under the Delphi Pension Plan determined by including for eligibility for payment and for the determination of the amount of payment, the credited service accrued under the GM Pension Plan as of May 28, 1999 and the credited service accrued under the Delphi Pension Plan thereafter and for eligibility for payment (but not for determination of the amount of payment) the credited service accrued under the pension plan of a divested unit (or other unit divested by GM which is not included in Attachment A, where a Memorandum of Understanding provides for recognition by the GM Pension Plan of credited service at the divested unit for eligibility purposes) if applicable. The payment will include a basic benefit (reduced for age where appropriate) for each year of accrued credited service recognized under the Delphi Pension Plan and any applicable supplement or temporary benefit.

     a.4. Pro-rata share in this Section 3.a. shall equal a percentage of the number of years of accrued credited service (including fractional years) under the Delphi Pension Plan divided by the sum of the total years of credited service accrued under the GM Pension Plan after May 28, 1999, if any, the credited service accrued under the pension plan of a divested unit (or other unit divested by GM which is not included in Attachment A, where a Memorandum of Understanding provides for recognition by the GM Pension Plan of credited service at the divested unit for eligibility purposes) if applicable, and the number of years of accrued credited service under the Delphi Pension Plan as of the date of retirement from Delphi or GM.
     a.5. Except as provided in 3.a.6. below, all Delphi Employees with unbroken seniority at GM immediately prior to May 28, 1999, who move to GM pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and are not retired on or before January 1, 2000, shall be entitled to payment from the Delphi Pension Plan, upon retirement from GM. The Delphi Pension Plan benefit will be determined as if the Delphi Employee were then retiring from Delphi on a voluntary basis and by taking into account solely for eligibility for payment (but not for determination of the amount of payment) the accrued credited service under the GM Pension Plan as a result of re-employment by GM after May 28, 1999 and the pension plan of a divested unit (or other unit divested by GM which is not included in Attachment A, where a Memorandum of Understanding provides for recognition by the GM Pension Plan of credited service at the divested unit for eligibility purposes) if applicable. The payment will include a basic benefit (reduced for age where appropriate) for each year of credited service accrued under the Delphi Pension Plan, and any applicable supplement in an amount equal to the difference between the pro-rata share of the total benefit that would be payable under the Delphi Pension Plan if all the credited service described above were accrued in the Delphi Pension Plan and the basic benefit (reduced for age where appropriate) for each year of credited service accrued under the Delphi Pension Plan. All other Delphi Pension Plan terms shall apply, including but not limited to the discontinuation of benefit payments upon death, an award of Social Security Disability Insurance benefits, or cessation of pension benefits for other reasons.
     a.6. Unless Delphi agrees to a “Mutual Retirement” (as defined in the GM Pension Plan), or approves a disability retirement, any Delphi Employee who moves to GM after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and who retires from GM but is not otherwise eligible to retire under the Delphi Pension Plan, shall be eligible under the Delphi Pension Plan only for unreduced benefits at age sixty-two (62) and one (1) month. The amount of such benefits will be calculated by using the benefit levels in effect under the Delphi Pension Plan as of the date of retirement from GM increased to reflect post-retirement increases, as appropriate, until age 62 and one month, as if the Delphi Pension Plan benefits had commenced as of the date the employee retired from GM. Provided however, if such employee grows into eligibility for an 85 point retirement, Delphi Pension Plan responsibility will commence the first of the month following attainment of age 60 subject to any applicable age reductions and the GM Pension Plan supplement will be reduced accordingly.
     a.7. Except as provided in 3.a.9 below, the surviving spouse, of a Delphi Employee who is vested under the Delphi Pension Plan and who dies while employed by Delphi, shall be eligible for payment from the Delphi Pension Plan of a death benefit based on Delphi Pension Plan credited service and the Delphi Pension Plan benefit levels in effect at the time of death. All other Delphi Pension Plan terms shall apply, including but not limited to, those regarding eligibility and duration of surviving spouse benefits.
     a.8. Except as provided in 3.a.9 below, the surviving spouse, of a Delphi Employee who has unbroken seniority at GM immediately prior to May 28, 1999 and is vested under the Delphi Pension Plan and who moves to GM after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and dies while employed by GM, shall be eligible for payment from the Delphi Pension Plan of a pro-rata death benefit based on Delphi Pension Plan credited service and the Delphi Pension Plan benefit levels in effect at the time of death. All other Delphi Pension Plan terms shall apply, including but not limited to those regarding eligibility and duration of surviving spouse benefits.
     a.9. The surviving spouse, of a Delphi Employee who is vested under the Delphi Pension Plan and who dies on or before January 1, 2000 while employed by Delphi or GM, shall not be eligible for any death benefit from the Delphi Pension Plan and shall be eligible for payment from the GM Pension Plan of a death benefit based on GM and Delphi credited service. All other GM Pension Plan terms shall apply, including but not limited to those regarding eligibility and duration of surviving spouse benefits.

GM PENSION PLAN INCLUDING MOVEMENT FROM DELPHI AFTER MAY 28, 1999
     b.l. The GM Pension Plan will be amended to provide as set forth in 3.b.2. through 3.b.8, the following:
     b.2. The GM Pension Plan shall recognize, for vesting and accrual purposes, credited service accrued under the Delphi Pension Plan for any Delphi Employee who retires on a normal or early voluntary or total and permanent disability (approved by GM) basis under the GM Pension Plan on or before January 1, 2000. Further, the GM Pension Plan shall only recognize Delphi credited service in an amount equal to the credited service actually accrued under the Delphi Pension Plan prior to January 1, 2000 and no credited service shall be recognized for any period for which the GM Pension Plan has already provided credited service.
     b.3. Pro-rata share in this Section 3.b. shall equal a percentage of the number of years of credited service accrued (including fractional years) under the GM Pension Plan after May 28, 1999, if any, divided by the sum of the total years of credited service accrued under the GM Pension Plan after May 28, 1999, if any, the credited service accrued under the pension plan of a divested unit (or other unit divested by GM which is not included in Attachment A, where a Memorandum of Understanding provides for recognition by the GM Pension Plan of credited service at the divested unit for eligibility purposes) if applicable, and the number of years of accrued credited service recognized under the Delphi Pension Plan as of the date of retirement from Delphi or GM.
     b.4. Except as provided in 3.d. below, Delphi Employees who retire from Delphi after January 1, 2000, shall not be entitled to any payment from the GM Pension Plan.
     b.5. Except as provided in 3.b.6. below, all Delphi Employees with unbroken seniority at GM immediately prior to May 28, 1999, who move to GM after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and are not retired on or before January 1, 2000, shall be entitled to payment from the GM Pension Plan upon retirement from GM. The GM Pension Plan benefit will be determined by taking into account solely for eligibility for payment (but not for the determination of the amount of payment) the accrued credited service under the Delphi Pension Plan, and if applicable, the pension plan of a divested unit (or other unit divested by GM which is not included in Attachment A, where a Memorandum of Understanding provides for recognition by the GM Pension Plan of credited service at the divested unit for eligibility purposes). The payment will include a basic benefit (reduced for age where appropriate) for each year of credited service accrued under the GM Pension Plan after May 28, 1999, and any applicable supplement in an amount equal to the difference between the pro-rata share of the total benefit that would be payable under the GM Pension Plan if all the credited service described above were accrued in the GM Pension Plan and the basic benefit (reduced for age where appropriate) for each of credited service accrued under the GM Pension Plan. All other GM Pension Plan terms shall apply, including but not limited to the discontinuation of benefit payments upon death, an award of Social Security Disability Insurance benefits, or cessation of pension benefits for other reasons.
     b.6. Unless Delphi agrees to a “Mutual Retirement” (as defined in the GM Pension Plan), or approves a disability retirement, any Delphi Employee, who moves to GM after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and who retires from GM but is not otherwise eligible to retire under the Delphi Pension Plan, shall be entitled to a monthly benefit, until age sixty-two (62) and one (1) month, from the GM Pension Plan equal to the total benefit that would be payable under the GM Pension Plan, determined as if the employee were then retiring from GM with combined GM, Delphi, and any applicable plan of a divested unit (or other unit divested by GM which is not included in Attachment A, where a Memorandum of Understanding provides for recognition by the GM Pension Plan of credited service at the divested unit for eligibility purposes), benefit accrual credited service. After the employee attains or would have attained age sixty-two (62) and one (1) month, the GM Pension Plan shall pay monthly benefits based only on GM credited service accrued after May 28, 1999, however, if such employee grows into eligibility for an 85 point retirement, Delphi Pension Plan responsibility will commence the first of the month following attainment of age 60 subject to any applicable age reductions and the GM Pension Plan supplement will be reduced accordingly.
     b.7. Except as provided in 3.a.9 above, the surviving spouse, of a Delphi Employee who dies while employed by Delphi, shall not be eligible for payment from the GM Pension Plan.

     b.8. Except as provided in 3.a.9 above, the surviving spouse, of a Delphi Employee who has unbroken seniority at GM immediately prior to May 28, 1999 and is vested under the Delphi Pension Plan and who moves to GM after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and dies while employed by GM, shall be eligible for payment from the GM Pension Plan of a pro-rata death benefit based on GM Pension Plan credited service and the GM Pension Plan benefit levels in effect at the time of death. All other GM Pension Plan terms shall apply, including but not limited to those regarding eligibility and duration of surviving spouse benefits.
DELPHI PENSION PLAN-MOVEMENT TO DELPHI AFTER MAY 28, 1999
     c.l. The Delphi Pension Plan will also provide, as set forth in 3.c.2 through 3.c.5, the following for UAW represented employees who move to Delphi after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement.
     c.2. Pro-rata share in this Section 3.c. shall equal a percentage of the number of years of accrued credited service (including fractional years) under the Delphi Pension Plan divided by the sum of the total years of credited service accrued under the GM Pension Plan, the credited service accrued under the pension plan of a divested unit (or other unit divested by GM which is not included in Attachment A, where a Memorandum of Understanding provides for recognition by the GM Pension Plan of credited service at the divested unit for eligibility purposes) if applicable, and credited service accrued under the Delphi Pension Plan as of the date of retirement from Delphi or GM.
     c.3. Except as provided in 3.c.4. below, all GM UAW represented employees with unbroken seniority at GM, who move to Delphi after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and are not retired on or before January 1, 2000, shall be entitled to payment from the Delphi Pension Plan upon retirement from Delphi. The Delphi Pension Plan benefit will be determined by taking into account solely for eligibility for payment (but not for determination of the amount of payment) the accrued credited service under the GM Pension Plan and, if applicable, the pension plan of a divested unit (or other unit divested by GM which is not included in Attachment A, where a Memorandum of Understanding provides for recognition by the GM Pension Plan of credited service at the divested unit for eligibility purposes), for service prior to employment at Delphi. The payment will include a basic benefit (reduced for age where appropriate) for each year of credited service accrued under the Delphi Pension Plan, and any applicable supplement in an amount equal to the difference between the pro-rata share of the total benefit that would be payable under the Delphi Pension Plan if all the credited service described above were accrued in the Delphi Pension Plan and the basic benefit (reduced for age where appropriate) for each year of credited service accrued under the Delphi Pension Plan. All other Delphi Pension Plan terms shall apply, including but not limited to the discontinuation of benefit payments upon death, an award of Social Security Disability Insurance benefits, or cessation of pension benefits for other reasons.
     c.4. Unless GM agrees to a “Mutual Retirement” (as defined in the GM Pension Plan), or approves a disability retirement, any GM employee, who moves to Delphi pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and who retires from Delphi but is not otherwise eligible to retire under the GM Pension Plan, shall be entitled to a monthly benefit, until age sixty-two (62) and one (1) month, from the Delphi Pension Plan equal to the total benefit that would be payable under the Delphi Pension Plan, determined as if the employee were then retiring from Delphi with combined GM, Delphi, and any applicable pension plan of a divested unit, benefit accrual credited service. After the employee attains or would have attained age sixty-two (62) and one (1) month, the Delphi Plan shall pay monthly benefits based only on Delphi credited service, however, if such employee grows into eligibility for an 85 point retirement, GM’s responsibility will commence the first of the month following attainment of age 60 subject to any applicable age reductions and the Delphi Pension Plan supplement will be reduced accordingly.
     c.5. Except as provided in 3.a.9 above, the surviving spouse, of a GM UAW represented employee who has unbroken seniority at GM on May 28, 1999 and who is vested under the GM Pension Plan as of such date and who moves to Delphi after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and dies while employed by Delphi, shall be eligible for payment from the Delphi Pension Plan of a pro-rata death benefit based on Delphi Pension Plan credited service and the Delphi Pension Plan benefit levels in effect at the time of death. All other Delphi Pension Plan terms shall apply, including but not limited to those regarding eligibility and duration of Social Security benefits.

GM PENSION PLAN-MOVEMENT TO DELPHI AFTER MAY 28, 1999
     d.1. The GM Pension Plan will also provide, as set forth in 3.d.2 through 3.d.5, the following for UAW represented employees who move to Delphi after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement.
     d.2. Pro-rata share in this Section 3.d. shall equal a percentage of the number of years of accrued credited service (including fractional years) under the GM Pension Plan divided by the sum of the total years of credited service accrued under the GM Pension Plan, the credited service accrued under the pension plan of a divested unit (or other unit divested by GM which is not included in Attachment A, where a Memorandum of Understanding provides for recognition by the GM Pension Plan of credited service at the divested unit for eligibility purposes) if applicable, and credited service accrued under the Delphi Pension Plan as of the date of retirement from Delphi or GM.
     d.3. Except as provided in d.4. below, all GM UAW represented employees with unbroken seniority at GM as of May 28, 1999, who move to Delphi after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and are not retired on or before January 1, 2000, shall be entitled to payment from the GM Pension Plan, upon retirement from GM or Delphi. The GM Pension Plan benefit will be determined by taking into account solely for eligibility for payment (but not for determination of the amount of payment) the accrued credited service under the Delphi Pension Plan and, if applicable, the pension plan of a divested unit (or other unit divested by GM which is not included in Attachment A, where a Memorandum of Understanding provides for recognition by the GM Pension Plan of credited service at the divested unit for eligibility purposes). The payment will include a basic benefit (reduced for age where appropriate) for each year of credited service accrued under the GM Pension Plan, and any applicable supplement in an amount equal to the difference between the pro-rata share of the total benefit that would be payable under the GM Pension Plan if all the credited service described above were accrued in the GM Pension Plan and the basic benefit (reduced for age where appropriate) for each year of credited service accrued under the GM Pension Plan. All other GM Pension Plan terms shall apply, including but not limited to the discontinuation of benefit payments upon death, an award of Social Security Disability Insurance benefits, or cessation of pension benefits for other reasons.
     d.4. Unless GM agrees to a “Mutual Retirement” (as defined in the GM Pension Plan), or approves a disability retirement, any GM employee, who moves to Delphi after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and who retires from Delphi but is not otherwise eligible to retire under the GM Pension Plan, shall be eligible under the GM Pension Plan only for unreduced benefits at age sixty-two (62) and one (1) month at the benefit levels in effect under the GM Pension Plan as of the date of retirement from Delphi increased to reflect post-retirement increases as appropriate until age 62 and one (1) month as if the GM Pension Plan benefits had commenced as of the date the employee retired from Delphi. Provided however, if such employee grows into eligibility for an 85 point retirement, GM Pension Plan responsibility will commence the first of the month following attainment of age 60 subject to any applicable age reductions and the GM Pension Plan supplement will be reduced accordingly.
     d.5. Except as provided in 3.a.9 above, the surviving spouse, of a GM employee who has unbroken seniority at GM on May 28, 1999 and who is vested under the GM Pension Plan as of such date and moves to Delphi after May 28, 1999 pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement and dies while employed by Delphi, shall be eligible for payment from the GM Pension Plan of a pro-rata death benefit based on GM Pension Plan credited service and the GM Pension Plan benefit levels in effect at the time of death. All other GM Pension Plan terms shall apply, including but not limited to those regarding eligibility and duration of Social Security benefits.
     e. If any GM Employee or Delphi Employee retires under the provisions of this Section 3 and is subsequently re-employed by GM or Delphi on a regular, contract or other basis, then consistent with treatment for all GM and Delphi retirees, payments being made to such employee by the GM Pension Plan or the Delphi Pension Plan shall be suspended until such employment ceases. Upon cessation of employment the suspended benefit will recommence.

     f. GM and Delphi will enter into an agreement with a designated paying agent to combine Delphi and GM pension plan payments in order to issue, on a monthly basis, one check for the combined benefit amount for individuals who retire on or prior to November 1, 2007.
4. CREDITED SERVICE
a. Delphi Employees will accumulate credited service under the Delphi Pension Plan in accordance with its terms.
b. Credited service will not accrue simultaneously at Delphi, GM, or a divested unit for the same period of time. For purposes of Section 3, the term “credited service” shall have the meaning set forth in the applicable pension plan or plans.
c. The GM Pension Plan shall not recognize any additional grants of credited service by Delphi or a divested unit, for example, extra credited service offered as an inducement for employees to retire early. Similarly, The Delphi Pension Plan shall not recognize any additional grants of credited service by GM or a divested unit.
5. HEALTH CARE AND LIFE AND DISABILITY BENEFIT PROGRAMS
     a. As of May 28, 1999, Delphi established Delphi Health Care and Life and Disability Benefits Programs that duplicate the terms and conditions provided for under the GM Health Care and Life and Disability Benefits Programs, except for the provisions required to be changed as a result of a new plan sponsor.
     b. Upon retirement from GM and, where applicable, Delphi, GM shall provide post-retirement health care and Basic Life Insurance coverage for the following Delphi Employees as if retiring from GM to:
          i) All Delphi Employees who retire on a normal or early voluntary basis or a total and permanent disability basis (approved by GM) on or before January 1, 2000 and who are then, based on combined credited service, otherwise eligible for post-retirement health care and Basic Life Insurance coverage under the terms of the applicable GM-UAW Agreement, and

          ii) All Delphi Employees who are re-employed by GM under the provisions of the UAW-GM-Delphi Flowback Agreement and retire with eligibility for such benefits.
The provision of post-retirement health care and Basic Life Insurance coverage by GM is subject to all applicable benefit plan terms then in effect.
     c. GM will reinstate Basic Life (BLI), Optional Life (OLI), Dependent Life (DLI) and Personal Accident Insurance (PAI) coverage under the GM Life and Disability Benefits Program for Hourly Employees (the Program) for Delphi Employees who are eligible for such coverage in retirement (other than Deferred Vested) under the provisions of paragraph 5.b.(i) and 5.b.(ii) immediately above.
     c.1. In determining amounts of BLI, the base hourly rate, in effect on the date immediately prior to retirement from GM and, where applicable, Delphi, will be used.
     c.2. In determining amounts of Continuing Life Insurance in retirement, the combined credited service accumulated under the GM and Delphi pension plans and, where applicable, pension plans of divested units (or other unit divested by GM which is not included in Attachment A, where a Memorandum of Understanding provides for recognition by the GM Pension Plan of credited service at the divested unit for eligibility purposes) will be used. If Delphi’s coverage amounts differ from those available under the Program, the amount(s) reinstated will be the next higher amount(s) available under the GM Program.
     c.3. An otherwise eligible Delphi Employee will be eligible in retirement for OLI, DLI and PAI from GM, provided such Delphi Employee has BLI coverage reinstated by GM and had such employee paid coverage in effect under Delphi’s plans immediately prior to retirement.
     c.4. An otherwise eligible Delphi Employee shall contribute the full cost of any OLI, DLI and PAI. Contributions shall be payable monthly in advance and where possible from benefits payable under any GM benefit plan or program. At an employee’s election, this amount may be deducted from the pension check.
     c.5. Eligibility for coverage, amounts of coverage, contribution rates and all other Program provisions will be those of the GM Life and Disability Benefits Program then in effect except as otherwise provided above.

     d. Post-retirement health care and Basic Life Insurance coverage for all other Delphi Employees, and UAW represented employees who move to Delphi pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement after May 28, 1999, other than those in 5.b.(i) and 5.b.(ii), shall be pursuant to the terms of the Delphi-UAW Agreement and Delphi Health Care and Life and Disability Benefits Programs.
6. SAVINGS PLAN
     a. Delphi established a Delphi Personal Savings Plan (Delphi PSP) as of May 28, 1999 that duplicates the terms and conditions provided for under the GM Personal Savings Plan, except the provisions required to be changed as a result of a new plan sponsor. All existing account balances of Delphi Employees may be voluntarily transferred to the Delphi PSP under procedures established by GM. A Delphi stock investment option will be added to the Delphi PSP.
     b. Delphi PSP participants who retire on or before January 1, 2000 will be eligible for a one-time transfer of their account balances (including loans) from the Delphi PSP to the GM PSP under procedures established by GM.
     c. Delphi PSP participants who had unbroken seniority at GM immediately prior to May 28, 1999, who move to GM pursuant to the provisions of the UAW-GM-Delphi Flowback Agreement will be eligible for a one-time transfer of their account balances (including loans) from the Delphi PSP to the GM PSP under procedures established by GM.
7. PROFIT SHARING
     Otherwise eligible Delphi employees shall be treated under the Delphi Profit Sharing Plan as if they were covered under the terms and conditions of the 1996 UAW-GM Supplemental Agreement on The General Motors Profit Sharing Plan for Hourly-Rate Employees in the United States for Plan Year 1999. Thereafter, Delphi employees shall be covered under the terms and conditions of the 1999 UAW-Delphi Supplemental Agreement on the Delphi Profit Sharing Plan for Hourly-Rate Employees in the United States.
     For Plan Year 2000 and thereafter, Delphi and GM employees who are Eligible Participants in the Delphi and GM Profit Sharing Plans for separate periods of a given Plan Year as a result of flow-back arrangements between the two companies, shall have his/her

Compensated Hours for the Plan Year under the respective Plans not exceed a combined total of 1,850 hours. Furthermore, such an employee’s combined total Compensated Hours for the Plan Year shall accumulate and be applicable under each Plan in the order in which the hours are compensated under the respective Plans, up to a combined total not to exceed 1,850 hours. For purposes of determining the Allocation of the Total Profit Share, such an employee shall be considered a Participant in each Plan for the given Plan Year.
     If issues arise regarding the application of these provisions, the parties will meet to discuss and resolve them.
8. OVERPAYMENTS
     a. Any overpayments recoverable to GM or GM-UAW benefit plans from employees transferring to Delphi, will be recoverable from future wages and benefit payments payable to Delphi employees.
9. OTHER
     a. Eligibility for any GM or Delphi employee benefit plan/program shall be determined solely by the written provisions of such respective plan/program.
     b. Retirement from either GM or Delphi will terminate all seniority at all plants of both GM and Delphi.
The parties agree that if unusual circumstances occur that were not contemplated at the time this Understanding was negotiated and agreed upon, said parties may discuss and resolve such circumstances.

Executed by the duly authorized representatives of the parties this 30th day of September, 1999.

INTERNATIONAL UNION, UAW	GENERAL MOTORS CORPORATION

/s/ Richard Shoemaker	/s/ R. J. O’Brien

/s/ Jim Beardsly	/s/ [ILLEGIBLE]

/s/ Jon Richards	/s/ [ILLEGIBLE]

DELPHI AUTOMOTIVE SYSTEMS

/s/ S. L. Gebbia

/s/ [ILLEGIBLE]

/s/ [ILLEGIBLE]

ATTACHMENT A
DELPHI DIVESTED UNITS
•	American Axle
-	Delphi Steering-Buffalo

-	Delphi Steering-Detroit Forge

-	Delphi Steering-Detroit Gear & Axle

-	Delphi Steering-Tonawanda Forge

-	Delphi Steering-Three Rivers
•	Delco Remy America
-	Delphi Energy & Engine-Anderson

-	Delphi Energy & Engine-Meridian
•	Magnaquench
-	Delphi Energy & Engine-Anderson
•	Peregrine
-	Delphi Interior-Coldwater Road

-	Delphi Interior-Livonia
•	Guide Lighting
-	Delphi Interior-Monroe

-	Delphi Interior-Anderson
•	Lear Seating
-	Delphi Interior-Monroe

-	Delphi Interior-Anderson
•	Chasco Systems
-	Delphi Chassis Systems-Livonia (Coil Springs)

Amendment to UAW-GM-Delphi Memorandum
of Understanding Benefit Plan Treatment
Whereas, the UAW, GM and Delphi entered into a Memorandum of Understanding, Benefit Plan Treatment (“MOU”) concerning benefit treatment for UAW represented employees regarding the separation of GM and Delphi.
Whereas, the MOU set forth certain provisions regarding benefit treatment in the event of a flowback to GM or Delphi under the provisions of the UAW-GM-Delphi Flowback Agreement.
Whereas, flowback treatment was limited to GM and Delphi employees who acquired seniority on or before the expiration of their respective 1996 GM-UAW or Delphi-UAW National Agreements.
Whereas, as part of the negotiations with the UAW regarding the 2003 GM-UAW National Agreement and the 2003 Delphi-UAW National Agreement, the parties agreed to extend flowback rights to all UAW represented employees hired by GM or Delphi before the expiration of their respective 1996 GM-UAW or Delphi-UAW National Agreement but who were not covered under the UAW-GM-Delphi Flowback Agreement (the “Covered Employees”).
Now, therefore the parties agree to amend the MOU for Covered Employees as follows:
1.	Flowback treatment under the MOU shall apply to Covered Employees.

2.	The requirement that an employee have unbroken seniority at GM immediately prior to May 28,1999 shall not apply to Covered Employees.

3.	In the event GM or Delphi agree to make lump-sum payments to retirees and Covered Employees are included in the group of retirees eligible for such lump sums, the lump sum payable by each company will be pro-rated based on the credited service at the paying company divided by total credited service at both GM and Delphi in accordance with the terms of the MOU.
Executed by the duly authorized representatives of the parties this 18th day of SEPTEMBER, 2003.

INTERNATIONAL UNION, UAW		GENERAL MOTORS CORPORATION
/s/ Richard Shoemaker		/s/ Deana Munger

DELPHI CORPORATION
/s/ Ralph E. Hundley

Master Restructuring Agreement
Exhibit 5.01 (b)(ii)
Letter agreement dated March 4, 1999 between Delphi and GM
concerning certain asbestos liability, as supplemented by letter agreement dated May 10, 1999 between Delphi and GM

memo	Privileged and Confidential
Attorney Work Product

Date:	March 4, 1999
To:	Louis H. Lindeman, Jr.
From:	Joseph E. Papelian
Subject:	Asbestos Brake Pads
c	Warren G. Andersen
John G. Blahnik
Graham M. Rickard
Logan G. Robinson
This letter is a follow-up to our telephone conversation yesterday and memorializes the agreement reached last year during Project Oracle regarding existing and future asbestos brake claims.
The GM/Delphi Master Separation Agreement provides that Delphi will indemnity GM for all claims involving components and systems we provide to parties other than GM, and that Delphi will indemnity GM for all components and systems provided to GM that were manufactured after January 1, 1999. Although Delphi has not manufactured asbestos brake pads for several years, and has no plans to do so, there are pending brake asbestos claims against GM that the GM Legal Staff is defending. I understand Glenn Jackson of your section is the principal GM attorney supervising these cases.
While many of the asbestos brake pads were manufactured and installed on GM vehicles, others were sold to non-GM entitles. Last year we agreed that GM would retain responsibility for all existing and future claims for asbestos brake pads manufactured by Delphi before January 1, 1989. Including those sold to non-GM entities.
I believe this letter accurately summarizes our agreement. If you agree, please sign in the space below and return a signed copy to me.
Accepted agreed to this 4th day of March 1999.
/s/ Louis H. Lindeman, Jr.
Louis H. Lindeman, Jr.

memo
Privileged and Confidential Attorney Work Product

Date:	May 10, 1999
To:	Louis H. Lindeman, Jr.
From:	Joseph E. Papelian
Subject:	Asbestos Brakes
c	Warren G. Andersen
John G. Blahnik
Graham M. Rickard
Logan G. Robinson
This letter supplements our March 4th agreement regarding existing and future asbestos brake claims.
My March 4th memo memorialized our agreement that GM would retain responsibility for all existing and future claims for asbestos brake pads manufactured by Delphi before January 1, 1999, including those sold to non-GM entities. Subsequent to that agreement, I learned that Delphi still manufactures asbestos rear brake drum linings for sale to Chrysler and GM. Chrysler uses these linings on one line of pick-up trucks (RAM 1500) and GM uses asbestos linings on the “J” car.
Chrysler plans to discontinue use of asbestos linings at the end of the 1999 Model Year. However, GM plans to use asbestos brake linings on the “J” car for several more model years. In addition, Delphi manufactures asbestos brake linings for service parts but sells them only to Chrysler and GM. The asbestos brake linings service parts sold to GM are for several models, but those sold to Chrysler are limited to the RAM 1500 truck. The attached schedule provides information about the part numbers and vehicle lines on which the asbestos linings are used. There are markings on the linings that reflect the date of manufacture and material used. Delphi has no plans to enter the after-market sale of asbestos brake linings or pads beyond that noted above.
Since Delphi currently sells asbestos linings only to Chrysler and GM for the applications noted on the attached, we propose amending our March 4 agreement as follows.
•	GM would retain responsibility for all existing and future claims for asbestos brake pads manufactured by Delphi before January 1, 1999, including those sold to non-GM entities;

Louis H. Lindeman, Jr.
May 10, 1999
•	GM would retain responsibility for all existing and future claims for asbestos pads and linings manufactured by Delphi and sold to GM, regardless of when they were manufactured; and

•	Delphi would accept responsibility for asbestos pads and linings manufactured after December 31, 1998 and sold to customers other than GM.
If you agree to the proposed amendment, please sign in the space below and return a signed copy to me.
att.
Accepted and agreed to this 12th day of May 1999.
/s/ Louis H. Lindeman, Jr.
Louis H. Lindeman, Jr.

[ILLEGIBLE]
DELPHI CHASGIG BRACK APPLICTION TYPE CHART

Master Restructuring Agreement
Exhibit 5.01(b)(iii)
Investment Tax Credit Transfer Agreement, dated December 8, 2000, between Delphi
Automotive Systems Corporation (n/k/a Delphi) and GM

INVESTMENT TAX CREDIT TRANSFER AGREEMENT
     This INVESTMENT TAX CREDIT TRANSFER AGREEMENT (“Agreement”) is made and entered into as of December 8, 2000, by and between General Motors Corporation (“GM”), a Delaware corporation, and Delphi Automotive Systems Corporation (“Delphi”), a Delaware corporation.
RECITALS
     WHEREAS, pursuant to Subdivision 12 of Section 210 of Chapter 60 of the New York Laws (hereinafter “Tax Law”), where property with respect to which investment tax credit has been allowed is disposed of by transfer to a taxpayer in a qualified transaction that otherwise qualifies under the Tax Law, the taxpayer and the transferor may jointly elect to permit such credit to be treated as the credit of the taxpayer and carried forward by the taxpayer (hereinafter referred to as “unused credit”);
     WHEREAS, GM and Delphi agree that property was transferred to Delphi from GM by means of a qualified transaction that otherwise qualifies under the Tax Law;
     WHEREAS, GM and Delphi desire to jointly elect pursuant to the Tax Law to permit such credit to be treated as the credit of Delphi;
     WHEREAS, the joint election is to be made by filing a document indicating the joint election with the GM and Delphi New York franchise tax returns for tax year 1999, due on or about December 15, 2000;
     WHEREAS, GM and Delphi agree that the amount of unused credit with respect to the property transferred tentatively is $43,817,192, calculated in the manner and for the years as indicated in Attachment 1, that schedule being incorporated by reference and made a part of this Agreement;
     WHEREAS, it is the intention of the parties to cooperate fully to maximize the amount of the investment tax credit that is the subject of this joint election;
     NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound thereby, GM and Delphi agree as follows:
Section 1. The above recitals are hereby incorporated into this Agreement by reference.
Section 2. GM and Delphi will execute this Agreement, all parties signing thereto being authorized to execute said Agreement;
Section 3. GM and Delphi will execute the document included as Attachment 2, such document constituting the aforementioned joint election;

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Section 4. GM and Delphi will file said executed document described as Attachment 2 with their respective 1999 New York franchise tax returns on or before the extended due date of December 15, 2000;
Section 5. In consideration of the execution of this agreement and the election Delphi will make payments to GM as follows:
a.	Where a credit is allowed to Delphi pursuant to Section 210 (12)(g)(11) of the Tax Law, Delphi shall pay to GM forty percent (40%) of the amount of such credit applied by Delphi in accordance with the provisions of Section 210 (12)(g)(11)(H) of the Tax Law;

b.	Delphi shall pay to GM forty percent (40%) of the amount of unused credit used to offset, reduce or eliminate any New York tax, expense, fee, or any other amount due by Delphi, except as discussed in subsection a above.

c.	Delphi shall make available to GM all records necessary to permit a review of the compliance with the provisions of this Section 5.
Section 6. In the event that the State of New York audits or otherwise attempts to adjust the amount or availability of the unused credit, such audit shall be the responsibility of Delphi, with the complete cooperation of GM with respect to records or any other relevant information that may be in the control of GM.
a.	Delphi shall conduct such audits of the unused credits in good faith, and any audits, assessments, agreements, settlements and related documents that affect the amount of the payment to be paid to GM thereto are subject to review by GM prior to their acceptance by Delphi.

b.	In the event that outside legal or other professional expenses are incurred by Delphi to defend the amount or availability of the unused credit, GM shall reimburse Delphi for forty percent (40%) of such expenses. Delphi shall be reimbursed by GM after Delphi presents to GM a demand for such reimbursement supported by copies of such invoices setting forth the detail of the expense.

c.	In the event that any audits, assessments, agreements or settlements result in a reduction of the unused credit that has become final, and to the extent that any related amount has been previously paid to GM, GM shall reimburse Delphi for forty percent (40%) of such reduction paid to the State of New York after being presented with a demand for such reimbursement, such demand attaching copies and setting forth the detail of the reduction.
Section 7. Disputes arising in connection with this Agreement shall be resolved in accordance with the procedures set forth in the Master Separation Agreement, with the proviso that each arbitrator shall be a tax attorney or tax accountant who is generally

2

recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.
Section 8.
a.	All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided, that on the date of such wire transfer notice of the transfer is given to the recipient thereof in accordance with Section 9 hereof, or (ii) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

b.	Delphi shall make the payments provided for in Section 5 not later than 30 days following:
I.	the application of the credit as provided in Section 5(a) of this Agreement and if such application is a refund then Delphi will pay GM when it receives the refund from the State of New York, or

II.	the filing of a return or report which utilizes the unused credit to offset, reduce or eliminate any New York tax, expense or fee, as provided in Section 5(b) of this Agreement.
c.	Payments due shall not be reduced or subjected to setoff by Delphi for any reason whatsoever.

Section 9.

a.	Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier if delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):
If to GM, to:

General Motors Corporation
300 Renaissance Center
MC 482-C15-C66
Detroit, Michigan 48265-3000
Attention: Harry Brinsden
Telecopy No.: (313) 665-4123

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If to Delphi, to:

Delphi Automotive Systems
P. O. Box 5086
MC 480-414-410
Troy, Michigan 48007-5086
Attention: Denise C. Olbrecht
Telecopy No.: (248) 267-5771
Such names and addresses may be changed by notice given in accordance with this Section 9.
Section 10. GM and Delphi may assign any of their rights or obligations under this Agreement to any subsidiary or affiliate that they shall designate.
Section 11. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.
Section 12. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.
Section 13. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without reference to choice of law principles, including matter of construction, validity and performance.
Section 14. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
Section 15. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.
Section 16. Franchise tax shall mean that tax imposed pursuant to Article 9-A of Chapter 60 of the New York Laws.

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     IN WITNESS WHEREOF, each of the parties has caused this Investment Tax Credit Transfer Agreement to be executed on its behalf by its officers or designates thereunto duly authorized, all as of the day and year first written above.

GENERAL MOTORS CORPORATION

By:	/s/ Roger D. Wheeler

Title:	CHIEF TAX OFFICER

DELPHI AUTOMOTIVE SYSTEMS CORPORATION

By:	/s/ James P. Whitson

Title:	CHIEF TAX OFFICER

5

Attachment 1
New York State
Investment Credit Carryforward
Total GM & Subs Carryforward

	1986	1987	1988	1989	1990	1991	1992	1993	1994	1995	1996	1997	1998	Totals

Carryforward From Prior Years	292,035	23,303,542	38,371,996	33,289,132	37,313,392	45,280,701	50,098,617	52,468,246	56,099,566	58,416,336	61,969,482	64,913,219	68,606,281
Current Year ITC	29,068,818	15,966,165	5,664,672	4,896,148	8,518,576	5,420,186	2,972,570	4,362,485	4,212,606	3,891,991	3,394,530	3,763,992	13,118,625	105,251,364
Current Year Recapture Of ITC	(750,413)	(451,638)	(464,067)	(1,345,689)	(54,187)	(32,833)	(46,207)	(577,203)	(1,453,494)	(34,256)	(197,185)	(55,139)	(124,120)	(4,586,431)

Total Carryforward Plus Current Year	28,610,440	38,818,069	43,572,601	37,839,591	5,777,781	50,668,054	53,024,980	56,253,528	58,858,678	62,274,071	65,166,827	68,622,072	81,600,788
ITC Used In Current Year	(5,306,898)	(446,073)	(10,283,469)	(526,199)	(497,080)	(569,437)	(556,734)	(153,962)	(442,342)	(304,589)	(253,608)	(15,791)	(16,873)	(19,373,055)

Carryforward To Future Years	23,303,542	38,371,996	33,289,132	37,313,392	45,280,701	50,098,617	52,468,246	56,099,566	58,416,336	61,969,482	64,913,219	68,606,281	81,583,913

Delphi Portion

	1986	1987	1988	1989	1990	1991	1992	1993	1994	1995	1996	1997	1998	Totals

Carryforward From Prior Years	0	6,401,684	19,360,722	19,506,575	21,633,295	24,306,274	27,972,136	30,504,024	33,604,276	35,902,755	37,991,606	39,814,750	41,829,516
Current Year ITC	8,624,491	13,796,106	3,826,240	2,593,504	2,944,132	3,959,122	2,880,645	3,625,104	3,707,645	2,197,640	2,014,648	2,049,426	2,011,664	54,230,367
Current Year Recapture Of ITC	(222,642)	(390,253)	(313,457)	(183,112)	(18,728)	(23,983)	(44,778)	(479,640)	(1,279,265)	(19,343)	(117,029)	(30,022)	(19,033)	(3,141,285)

Total Carryforward Plus Current Year	8,401,849	19,807,537	22,873,505	21,916,967	24,558,699	28,241,413	30,808,003	33,649,489	36,032,655	38,081,053	39,889,225	41,834,153	43,822,147
ITC Used In Current Year	(1,558,444)	(130,995)	(3,019,882)	(154,526)	(145,974)	(167,223)	(163,493)	(45,213)	(129,900)	(89,447)	(74,475)	(4,637)	(4,955)	(5,689,164)

Adjusted Amount	6,843,405	19,676,542	19,853,623	21,762,441	24,412,725	28,074,190	30,644,510	33,604,276	35,902,755	37,991,606	39,814,750	41,829,516	43,817,192
% Disallowed Per NY Audit	5.1217%	2.2892%	9.0702%	4.9796%	3.6157%	2.5777%	4.8769%

Amount Disallowed	(441,721)	(315,820)	(347,048)	(129,146)	(106,451)	(102,054)	(140,486)							(1,582,726)

Carryforward To Future Years	6,401,684	19,360,722	19,506,575	21,633,295	24,306,274	27,972,136	30,504,024	33,604,276	35,902,755	37,991,606	39,814,750	41,829,516	43,817,192	43,817,192

December 8, 2000
State of New York Department of Taxation and Finance
W.A. Harriman Campus
Albany, NY 12227
Joint Election Under Tax Law Section 210.12(g)(11)(B)
For General Motors Corporation:
I certify that I am an authorized person with respect to the transferor. General Motors Corporation. On behalf of General Motors Corporation, I elect to utilize the investment tax credit provisions set forth in Tax Law section 210.12(g)(11)(B).

/s/ ROGER D. WHEELER On behalf of General Motors Corporation

ROGER D. WHEELER
CHIEF TAX OFFICER Name & Title	12/8/2000 Date
For Delphi Automotive Systems Corporation:
I certify that I am an authorized person with respect to the taxpayer, Delphi Automotive Systems Corporation. On behalf of Delphi Automotive Systems Corporation, I elect to utilize the investment tax credit provisions set forth in Tax Law section 210.12(g)(11)(B).

James P. Whiston On behalf of Delphi Automotive Systems Corporation
James P. Whitson
Chief Tax Officer Name & Title	12/11/2000 Date

CONFIDENTIALITY AGREEMENT
     This CONFIDENTIALITY AGREEMENT (“Agreement”) is made and entered into as of February 27, 2001, by and between General Motors Corporation (“GM”), a Delaware corporation, and Delphi Automotive Systems Corporation (“Delphi”), a Delaware corporation. The Agreement reduces to writing the oral agreement and understanding reached between the parties on December 11, 2000.
RECITALS
WHEREAS, GM and Delphi have entered into an INVESTMENT TAX CREDIT TRANSFER AGREEMENT (incorporated by reference and made a part of this Agreement) which relates to a claim for refund of unused Investment Tax Credit with the State of New York;
WHEREAS, GM and Delphi filed tax returns on or about December 15, 2000 making the required elections and claiming the refund;
NOW, THEREFORE, GM and Delphi agree as follows:
Section 1. The purpose of this Agreement is to protect and prevent unauthorized disclosure of confidential information to any third party.
Section 2. GM and Delphi agree that the terms of the INVESTMENT TAX CREDIT TRANSFER AGREEMENT are confidential and will not be discussed with, or disclosed to, any third party unless required by law.
     IN WITNESS WHEREOF, each of the parties has caused this Confidentiality Agreement to be executed on its behalf by its officers or designates thereunto duly authorized, all as of the day and year first written above.

GENERAL MOTORS CORPORATION

By: Title:	/s/ Michael A. Mack General Director — State and Local Taxes and Global Customs Activities

DELPHI AUTOMOTIVE SYSTEMS CORPORATION

By: Title:	/s/ Richard J. Zablocki Director of Tax Administration

Delphi Corporation (t/k/a Delphi Automotive Systems Corporation)
Tax Year: 01/01/02 — 12/31/02
Form CT-46 — Claim for Investment Tax Credit
Investment Tax Credit Carryforward
The taxpayer. Delphi Automotive Systems Corporation (DASC) was spun-off from General Motors Corporation (GMC) on May 28, 1999. Pursuant to Tax law Section 210.12(g)(11)(B), on December 8, 2000. DASC and GMC entered into an election whereby the amount of any unused Investment Tax Credits relating to DASC New York State investments prior to the spin-off date are to be treated as a credit of DASC which will be carried forward by the taxpayer. The joint election that was entered into by DASC and GMC (copy attached), was filed with each party’s respective New York State franchise tax return for the tax year ended December 31, 1999, as required by tax Law Section 210.12(g)(11)(B). The following Tax Law Section specifies the manner in which the unused credits are to be treated in years subsequent to the spin-off of the taxpayer from GMC.
Tax Law section 210.12(g)(11)(h) specifies that:
Where a credit is allowed to a taxpayer pursuant to this subparagraph, the taxpayer may treat the amount of such credit as an overpayment of tax to be credited or refunded in accordance with the provisions of section ten hundred eighty-six of this chapter, provided, however, the provisions of subsection (c) of section ten hundred eighty-eight of this chapter notwithstanding, no interest shall be paid thereon. Such credit shall be allowed against the tax imposed by this article with respect to the second succeeding taxable year next following the transaction year, provided that not more than one-fourth of the amount of such credit may be applied by the taxpayer, whether to reduce tax otherwise due or to be treated as an overpayment to be credited or refunded, with respect to such second succeeding taxable year and each of the next three taxable years following such second succeeding taxable year.
The unused Investment Tax Credit transferred from General Motors Corporation to DASC on May 28, 1999. DASC’s first taxable year after the transaction year was May 29, 1999 through December 31, 1999. Therefore, the second succeeding taxable year following the transaction year is the tax year January 1, 2000 through December 31, 2000. The total unused credits as of May 28, 1999 were $43,817,192. The following schedule outlines the availability of one-fourth of the amount of total credits to be applied in the second succeeding taxable year and each of the next three taxable years following the second succeeding taxable year. The taxpayer with claim a refund of the allowable amount of credits on Form CT-46 (Claim for Investment Tax Credit).
Amount of Unused Investment Tax Credit Available for Tax Year 20002003:

		Total Future Amonts
	Allowable	Available for
Tax Year	Refund	Credit Refund
2000	10,954,298
2001	10,954,298
2002	10,954,298
2003	10,954,298	10,954,298

	43,817,192	10,954,298

Detail of Available Unused Investment Tax Credit

	1986	1987	1988	1989	1990	1991	1992	1993	1994

Carryforward From Prior Years	0	6,401,684	19,360,722	19,506,575	21,633,295	24,306,274	27,972,136	30,504,024	33,604,276
Current Year ITC	8,624,491	13,796,108	3,826,240	2,593,504	2,944,132	3,959,122	2,880,645	3,625,104	3,707,645
Current Year Recapture of ITC	(222,642)	(390,253)	(313,457)	(183,112)	(18,728)	(23,983)	(44,778)	(479,640)	(1,279,265)

Total Carryforward Plus Current Year	8,401,849	19,807,537	22,873,505	21,916,967	24,558,699	28,241,413	30,808,003	33,649,489	36,032,655
ITC Used in Current Year	(1,558,444)	(130,995)	(3,019,882)	(154,526)	(145,974)	(167,223)	(163,493)	(45,213)	(129,900)

Adjusted Amount	6,843,405	19,676,542	19,853,623	21,762,441	24,412,725	28,074,190	30,644,510	33,604,276	35,902,755
% Disallowed Per NY Audit	5.1217%	2.2892%	9.0702%	4.9796%	3.6157%	2.5777%	4.8769%

Amount Disallowed	(441,721)	(315,820)	(347,048)	(129,146)	(106,451)	(102,054)	(140,486)

Carryforward To Future Years	6,401,684	19,360,722	19,506,575	21,633,295	24,306,274	27,972,136	30,504,024	33,604,276	35,902,755

	1995	1996	1997	1998	Totals

Carryforward From Prior Years	35,902,755	37,991,606	39,814,750	41,829,516
Current Year ITC	2,197,640	2,014,648	2,049,426	2,011,664	54,230,367
Current Year Recapture Of ITC	(19,343)	(117,029)	(30,022)	(19,033)	(3,141,285)

Total Carryforward plus Current Year	38,081,053	39,889,225	41,834,153	43,822,147
ITC Used In Current Year	(89,447)	(74,475)	(4,637)	(4,955)	(5,689,164)

Adjusted Amount	37,991,606	39,814,750	41,829,516	43,817,192
% Disallowed Per NY Audit

Amount Disallowed					(1,582,726)

Carryforward To Future Years	37,991,606	39,814,750	41,829,516	43,817,192	43,817,192

Statement 10

Master Restructuring Agreement
Exhibit 5.01 (b)(iv)
Management Services Agreement, dated September 19, 2002, as amended, among Delphi
Corporation and General Motors Management Corporation, Delphi Mechatronic Systems,
Inc., Packard-Hughes Interconnect Company and Manufacturing

MANAGEMENT SERVICES AGREEMENT
     This Management Services Agreement, including Exhibits A, B, C and D and Addenda 1 through 3 (the “Agreement”), dated September 17, 2002, is entered into by and between Delphi Corporation, a Delaware corporation (formerly known as Delphi Automotive Systems Corporation) (“Delphi”) and General Motors Investment Management Corporation, a Delaware corporation (“GMIMCo”).
RECITALS
     1. Delphi and certain of its wholly-owned subsidiaries (each a “Delphi Subsidiary” and collectively the “Delphi Subsidiaries”) sponsor “employee pension benefit plans,” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) § 3(2)(A). These employee pension benefit plans (each a “U.S. Plan” and collectively the “U.S. Plans”) are subject to the provisions of ERISA.
     2. Delphi, acting through its Board of Directors, appointed the Executive Committee of the Board of Directors as “named fiduciary” (as defined in ERISA § 402(a)(2)) with respect to the U.S. Plans sponsored by Delphi.
     3. Additionally, Delphi, acting through its Board of Directors, designated GMIMCo as “named fiduciary” (as defined in ERISA § 402(a)(2)) for purposes of investment of the U.S. Plans sponsored by Delphi.
     4. Further, pursuant to two separate Investment Management Agreements between GMIMCo and Delphi (together, the “Investment Management Agreements”), each dated January 1, 1999 and each subsequently amended through the date of this Agreement, Delphi, acting through one of its designated officers, appointed GMIMCo “investment manager” (as defined in ERISA § 3(38)(A)) with respect to the U.S. Plans Delphi sponsors.
     5. Moreover, Delphi, acting through its Board of Directors, directed the establishment of the Investment Policy Committee of Delphi (“IPC”) and authorized the IPC to: (a) make annual recommendations to the Executive Committee regarding investment policy guidelines for the assets of the U.S. Plans sponsored by Delphi; (b) interact with and oversee the performance of the named fiduciary for investment purposes of the U.S. Plans sponsored by Delphi; (c) acting as employer on behalf of Delphi and in accordance with a procedure described in ERISA § 402(a)(2), remove and replace the named fiduciary for investment purposes of the U.S. Plans sponsored by Delphi with itself or another appointee; and (d) perform such fiduciary and other responsibilities as may be delegated to it or as have been authorized by the Executive Committee.
     6. In anticipation of and for the purpose of executing this Agreement, and in accordance with a procedure described in ERISA § 402(a)(2), the IPC removed and immediately re-appointed GMIMCo as named fiduciary for investment purposes and re-appointed GMIMCo as investment manager of the U.S. Plans sponsored by Delphi to undertake the duties, responsibilities and authority set forth in this Agreement, reserving to itself the authority to: (a) remove a portion of the assets of any of the U.S. Plans from the investment control and authority of GMIMCo (any assets so removed by the IPC or by any other person or entity duly appointed and empowered by Delphi or a Delphi Subsidiary are referred to as the “Removed Assets”); (b) direct how the Removed Assets are to be invested; and (c) appoint “investment managers)” (as defined in ERISA § 3(38)(A)) to manage the Removed Assets (investment managers other than GMIMCo that are appointed by the IPC or by any other entity duly appointed and empowered by Delphi or a Delphi Subsidiary are referred to in this Agreement as “Delphi Investment Managers”) as it deems appropriate in its sole discretion.
     7. Each Delphi Subsidiary, acting through its respective Board of Directors, general partner, or other duly designated “named fiduciary,” as applicable, has designated GMIMCo as “named fiduciary” (as defined in ERISA § 402(a)(2)) for purposes of investment of the U.S. Plans it sponsors.
     8. Delphi, GMIMCo, and each Delphi Subsidiary, simultaneous with the execution of this Agreement, are entering into a separate Addendum to this Agreement pursuant to which each Delphi Subsidiary, acting through a designated officer, will authorize Delphi, the IPC, and GMIMCo to act in accordance with the terms of this Agreement, including the right of the IPC to remove assets from the control and management of GMIMCo and to appoint one or more Delphi Investment Managers to manage the Removed Assets, and the Addendum for each Delphi Subsidiary will be ratified and approved by the governing body of such Delphi Subsidiary or the designated named fiduciary for the U.S. Plans sponsored by such subsidiary.
     9. GMIMCo, in its capacity as a named fiduciary for purposes of investment of the U.S. Plans, has and may again in the future enter into one or more trust agreements (such agreement(s) together with any amendments or restatements collectively referred to as the “Trust Agreements”) with one or more trustees or custodians (such trustees or custodians serving as such from time to time with respect to the trust funds next referred to being sometimes collectively referred to as the “Trustee”) and other parties establishing trust funds to hold the assets of the U.S. Plans (collectively, the “Trust Funds”).
     10. The Trust Agreements provide for the assets of the U.S. Plans to be invested by the Trustee as directed by a named fiduciary or investment manager and permit the assets of the Trust Funds to be held in one or more group trusts which are incorporated into the Trust Agreements.
     11. General Motors Trust Company, a New Hampshire trust company and an affiliate of GMIMCo (such company together with any successor being referred to as “GMTC”), has established and may again in the future establish various collective investment funds in which assets of the U.S. Plans may be invested (the “Collective Funds”).

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TERMS
     In consideration of the foregoing Recitals and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the parties agree as follows:
     Section 1. Plans Covered.
     The U.S. Plans to which this Agreement relates are listed in Exhibit A, as it may be amended from time to time by written agreement of the parties. No other plans are covered by this Agreement.
     Section 2. Retention.
     Delphi retains GMIMCo to perform investment management services for the U.S. Plans subject to the terms and conditions of this Agreement. In addition, Delphi retains GMIMCo to perform such other related services with respect to the U.S. Plans as are specified in this Agreement.
     Section 3. GMIMCo Duties Regarding the U.S. Plans.
     (a) In accordance with its appointment as named fiduciary for purposes of investment of the U.S. Plans, GMIMCo will have and perform the investment management authority listed in items (i) through (viii) below with respect to the U.S. Plans, it being understood that GMIMCo will have full and Independent authority to act in connection with those listed items; provided, however, that the extent of such authority is subject to Section 4 (regarding Delphi Investment Managers) below. In addition, but subject to Section 4, GMIMCo will perform the duties with respect to the U.S. Plans as provided in items (ix) through (xxxii) below. GMIMCo acknowledges that, with respect to its independent authority and duties as investment manager under this Section 3 referred to in ERISA § 3(38)(A) to the extent applicable to GMIMCo, it is a fiduciary with respect to the U.S. Plans as contemplated by ERISA § 3(38)(C).
(i)	Selection, hiring, monitoring, evaluation and termination of investment managers. In this regard, GMIMCo has the power to appoint investment managers (as defined in ERISA § 3(38)) and is authorized to establish investment guidelines for the investment managers appointed by it, and to negotiate and enter into investment management agreements with respect to the assets of the U.S. Plans with such investment managers.

(ii)	Allocation of assets among investment managers and strategies.

(iii)	Management of portfolio transitions, with full authority regarding in-kind contributions, asset liquidations, and the use of transition accounts.

(iv)	Selection, hiring, monitoring, evaluation and termination of the Trustee, and management of the Trustee relationship (it being understood that GMIMCo will ensure that the Trustee maintains custody of the assets of the U.S. Plans in accordance with ERISA § 403(a) and the regulations thereunder).

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(v)	Projections of cash flows of the investment accounts within the U.S. Plans taking into account plan liquidity sources and needs as and to the extent identified to GMIMCo by Delphi.

(vi)	Performance of asset mix management, including tactical asset allocation and rebalancing assets within Strategic Investment Policy Guidelines (as defined in subparagraph (x) below).

(vii)	Management of short-term cash.

(viii)	Establishment and management of equitization, currency overlay and similar derivative-based strategies with respect to the U.S. Plan assets.

(ix)	Conduct comprehensive studies of the U.S. plans’ pension liabilities, investment objectives, and risk tolerance (with input from Delphi and its actuaries) as and when such asset/liability studies are requested by Delphi.

(x)	Periodic (and on at least an annual basis) review and recommendations concerning the appropriateness and efficacy of existing investment policy guidelines for the Hourly and Salaried Plans (as defined in Exhibit A) setting forth target allocations and ranges for broad investment categories (e.g., equity, fixed income, real estate), which guidelines, as of the date of this Agreement, are set forth in Exhibit B, and any additional policy guidelines for other U.S. Plans (as such guidelines may be amended by the IPC, the “Strategic Investment Policy Guidelines”) based on, among other things, pension liabilities, investment objectives and risk tolerance, in light of Delphi’s objectives with respect to the U.S. Plans as communicated by it to GMIMCo.

(xi)	Research with respect to new asset classes or strategies for consideration by Delphi for the U.S. Plans.

(xii)	Recommendations regarding the addition or deletion of investment options that are offered to participants under the participant-directed defined contribution U.S. Plans (defined contribution U.S. Plans being referred to in this Agreement as “DC U.S. Plans”).

(xiii)	Advice regarding plan design issues as requested by Delphi.

(xiv)	Advice regarding plan liability analysis and funding decisions as requested by Delphi.

(xv)	Administration of U.S. Plan expense accruals and fee payments based on data provided by or on behalf of Delphi or the Trustee.

(xvi)	Monitoring of trade execution costs and brokerage commissions based on data provided by or on behalf of the Trustee or third-party investment managers.

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(xvii)	Monitoring of securities lending activities.

(xviii)	Management of any brokerage commission recapture program of the U.S. Plans.

(xix)	Monitoring of soft dollar utilization by the U.S. Plans based on data provided by or on behalf of the Trustee or third-party investment managers.

(xx)	Oversight of proxy voting policies and procedures. In this regard, GMIMCo will maintain procedures for voting proxies with respect to securities held in GMIMCo managed investments and for overseeing proxy voting by investment managers retained by GMIMCo.

(xxi)	Assistance to Delphi in connection with its (A) obtaining the financial data required for annual actuarial valuations, (B) preparing Department of Labor filings, Internal Revenue Service filings, summary annual reports and summary plan descriptions, (C) preparing corporate financial statement footnote disclosures, (D) periodic corporate, plan and regulatory audits and (E) preparing benefit plan cost analyses, in connection with each of the foregoing clauses (A) through (E) as required by Delphi in administering the U.S. Plans (it being understood and agreed that such assistance will be limited to matters pertaining to the services provided by GMIMCo under the Agreement).

(xxii)	Oversight of U.S. Plan investment data provided by the Trustee to any recordkeeper (“Recordkeeper”) with respect to a U.S. Plan.

(xxiii)	Assistance to Delphi treasury, legal, and human resource departments and the applicable Delphi benefits center(s) in addressing questions regarding pension, benefits, and Trust issues (it being understood and agreed that such assistance will be limited to matters pertaining to the services provided by GMIMCo under this Agreement).

(xxiv)	Monitoring of third-party investment funds made available by Delphi to U.S. Plan participants under the DC U.S. Plans.

(xxv)	Monitoring of the Recordkeeper relationship with respect to investment-related issues.

(xxvi)	Monitoring of Delphi’s relationship with any online investment advice provider designated by Delphi (“DC Adviser”) with respect to a DC U.S. Plan.

(xxvii)	Coordinating the development and production of Delphi-approved DC U.S. Plan participant communications and educational materials, consisting of Pathways Magazine, Promark Fund fact sheets, the

5

Investment Performance Summary, and any successor publications for the DC U.S. Plans.

(xxviii)	Assistance with coordination of content for the website of the DC U.S. Plans.

(xxix)	Assistance with the preparation of the investment-related sections of annual prospectuses for participants in the DC U.S. Plans.

(xxx)	Performing the following functions with respect to the assets of the U.S. Plans managed by it (and without taking into account any other assets of such U.S. Plans):
(A)	monitor U.S. Plan-level investment risk exposures;

(B)	monitor asset class-level risk exposures;

(C)	monitor investment manager investment guideline compliance;

(D)	assess risks of investment manager internal investment controls;

(E)	monitor counter-party exposures; and

(F)	provide procedures for disaster recovery and business continuity of GMIMCo.
(xxxi)	Providing reports to such personnel as Delphi may designate, in accordance with Exhibit C.

(xxxii)	Participating in (A) quarterly meetings with the IPC to report on fund returns and analysis of fund performance and to discuss significant activities affecting U.S. Plan investments, (B) annual benefits meetings with the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (“UAW”) and the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers and Communication Workers of America (“IUE-CAW”), and (C) such other meetings as Delphi reasonably requests.
     (b) In furtherance of its authority as set forth above, but subject to Section 4 of this Agreement, GMIMCo has the following specific powers with respect to the discretionary investment management of the assets of the U.S. Plans:
(i)	to establish, form, invest in, dissolve, liquidate or take any other actions with respect to any corporation, limited liability company, partnership, trust or other person, including, without limitation, any title holding corporation under Internal Revenue Code (“Code”) §§ 501(c)(2) or 501(c)(25);

6

(ii)	to abandon, acquire, convert, dispose of, exchange, exercise, grant, hold, issue, lease, mortgage, permit to expire, permit to be held in escrow, pledge, redeem, sell, subscribe for, surrender, vote, write, or take any and all other actions with respect to Securities or Other Property[1], and to exercise or decline to exercise any rights or obligations appurtenant or otherwise relating thereto, including (A) engaging in any transactions involving any combination of and taking any actions necessary or appropriate to settle transactions in puts, calls or other forms of options (covered or uncovered), futures contracts, swaps or other Securities or Other Property and (B) entering into stand-by agreements for future investment (either with or without a stand-by fee), short-selling programs, foreign exchange or foreign exchange contracts, swaps, guaranteed investment contracts, synthetic guaranteed investment contracts, bank or insurance company investment contracts (including guarantees with respect to investments), contracts for the immediate or future delivery of or otherwise pertaining to Securities or Other Property, and similar instruments and other derivative investments;

(iii)	to initiate, settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the investment accounts of the U.S. Plans or to commence, join in or defend, or represent any such investment account in, any suits or proceedings in any court of law or before any other body or tribunal, including, without limitation, any claims with respect to taxes; provided, however, that Delphi will retain the right, in its sole discretion, to commence, join in, or oppose any such settlements, compromises, arbitrations, suits, or proceedings where it may be adversely affected by the outcome, or where it believes that such action is required by ERISA or other applicable law;

(iv)	to commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the Securities or Other Property thereof, and to deposit any Securities or Other Property with any protective, reorganization or similar committee, and to pay or agree to pay

[1]	The term “Securities or Other Property” means property of any kind or nature, whether real or personal, tangible or Intangible, whole or part interest therein, wherever situated, without being limited to the classes of property in which trustees are authorized to invest trust funds by any law or any rule of court of any jurisdiction, including without limitation: currency, evidences of obligations or indebtedness of any person, trust or participation certificates, general or limited interests in partnerships, membership interests in any organization or other person, insurance or annuity contracts, guaranteed investment contracts, synthetic guaranteed investment contracts, bank investment contracts, leaseholds, fee titles, mortgages or other interests in realty, preferred or common stocks, American depositary receipts, certificates of deposit, evidences of ownership in joint ventures, swap contracts, futures and/or option contracts, short-selling programs, foreign exchange contracts, contracts for future or immediate receipt or delivery of securities or relating to the lending of securities or property and other derivative investments.

7

the expenses and compensation of any such committee and any assessments levied with respect to Securities or Other Property so deposited;

(v)	to borrow money, to guarantee indebtedness or other obligations of other persons, to pledge any Securities or Other Property for the payment of any such loan or guarantee, or for any other purpose (whether or not in connection with the borrowing of money), and to enter into contracts ancillary or relating to such loans, guarantees or pledges;

(vi)	to manage, administer, operate, lease for any number of years (regardless of any restrictions on leases made by fiduciaries), develop, improve, repair, alter, demolish, mortgage, pledge, grant options with respect to, or otherwise deal with any property or interest therein at any time held by it, and to renew, extend or participate in the renewal or extension of any mortgage upon such terms as may be deemed advisable;

(vii)	to agree to a reduction in the rate of interest on or other modification in the terms of any mortgage, loan or guarantee, to waive or enforce any default whether in the performance of any covenant or condition of any mortgage, loan or guarantee in such manner and to such extent as may be deemed advisable, to exercise and enforce any and all rights of foreclosure, to bid on property in foreclosure, to take a deed in lieu of foreclosure with or without paying consideration therefor and in connection therewith to release the obligation on the bond secured by such mortgage, and to exercise and enforce in any action, suit or proceedings at law or in equity any rights or remedies in respect of any such mortgage, loan or guarantee;

(viii)	to convert monies received with respect to assets in the investment accounts of the U.S. Plans into or out of U.S. dollars or other currencies;

(ix)	to collect dividends, interest, rents, royalties and other forms of income on or distributions in respect of Securities or Other Property;

(x)	to exercise any right appurtenant to any Securities or Other Property, including without limitation, by general or limited power of attorney, or by serving or otherwise acting as a general or limited partner of a partnership, a managing or other member of a limited liability company, a member of an association, committee or other organization or in any similar capacity with respect to any person;

(xi)	to invest at any bank (A) in any type of interest bearing investments (including, but not limited to, savings accounts, money market accounts, certificates of deposit and repurchase agreements) and (B) in non-interest bearing accounts (including, but not limited to, checking accounts);

(xii)	to invest in the Collective Funds as well as in other collective investment funds (which in each case may provide for payment by the U.S. Plans of

8

fund-level management and other fees and costs, for purchase and redemption related transaction costs or fees in lieu thereof to be borne by the investor purchasing or redeeming and for limitations on the size and/or frequency of and required advance notice with respect to such transactions); and

(xiii)	to invest in open-end and closed-end investment companies, regardless of the purposes of which such funds were created, including those managed, serviced, advised and/or distributed by GMIMCo or its affiliates, and any partnership, limited or unlimited, joint venture and other forms of joint enterprise created for any lawful purpose.
     (c) GMIMCo’s responsibilities and obligations with respect to the U.S. Plans are limited to those responsibilities and obligations specifically set forth in this Agreement.
     Section 4. Delphi Investment Managers.
     (a) During the term of this Agreement and subject to the terms of this Section 4, Delphi (acting through the IPC or other duly appointed person or entity) may withdraw from GMIMCo’s management assets of the U.S. Plans and arrange for those Removed Assets to be managed by one or more Delphi Investment Managers; provided, however, that the Trustee and Recordkeeper with respect to all of the other assets of the U.S. Plans continue to be the Trustee and Recordkeeper, respectively, of any assets so withdrawn. GMIMCo will have no duties or responsibilities in connection with the selection, hiring, monitoring, evaluation and termination of Delphi Investment Managers.
     (b) In the event that Delphi intends to withdraw assets from GMIMCo’s management, Delphi will provide GMIMCo with prompt written notice of such intent. The notice will specify (i) the amount of assets that are being withdrawn, (ii) the U.S. Plan(s) with respect to which such assets relate, (iii) the name, address and contact information for the Delphi Investment Manager(s) who will manage the assets, (iv) the asset class and sub-asset class mandate from which the assets will be withdrawn and in which they will be invested by the applicable Delphi Investment Manager(s) and (v) the proposed date(s) upon which the withdrawal of assets and the appointment of the Delphi Investment Manager(s) are to become effective. After such notice is delivered, the parties agree to cooperate to effect the transfer of the Removed Assets to the specified Delphi Investment Manager(s) in a commercially reasonable time frame and manner.
     (c) Delphi acknowledges that transaction costs and out-of-pocket third party expenses directly related to a transition may be incurred as a result of the appointment and termination of, and movement of assets to and from, a Delphi Investment Manager, and agrees that all such costs, regardless of by whom incurred, will be borne by Delphi or the applicable U.S. Plan(s).
     (d) In the event that and for so long as a Delphi Investment Manager is appointed to manage Removed Assets:
(i)	if requested by GMIMCo, Delphi will either provide to GMIMCo or arrange for GMIMCo to receive (A) within the time frame set by the Trustee to meet GMIMCo’s reporting requirements, the month-end values

9

of the Removed Assets and (B) in a commercially reasonable time frame, such other information with respect to the Removed Assets in such manner and form as GMIMCo may reasonably request in connection with its performance of services under this Agreement;

(ii)	except as otherwise provided in Section 3(a)(iv) (regarding the Trustee), but regardless of whether the appointment of a Delphi Investment Manager is effective under ERISA § 405(c) to relieve Delphi of any responsibility for investment or management of the Removed Assets, GMIMCo will have none of the authority, power, control, advisement, responsibilities, delegations, duties, or designations referred to in ERISA § 3(21), nor will it have any of the designations, delegations, authority, duties, responsibilities or powers specified in Sections 2 or 3 of this Agreement with respect to the Removed Assets, and, accordingly, will, to that extent, not be deemed a fiduciary with respect to such Removed Assets except as otherwise expressly provided in Sections 4(d)(iii) and (iv) below, and will have no obligations to take any of the Removed Assets into account in carrying out any of its authority, powers and duties with respect to the assets of the U.S. Plans except as otherwise expressly provided in Sections 4(d)(iii) and (iv) below;

(iii)	GMIMCo will consult with and make recommendations to Delphi regarding the allocation of inflows and outflows of U.S. Plan assets as between GMIMCo, on the one hand, and each Delphi Investment Manager, on the other hand, it being understood that (A) in the absence of a decision by Delphi to the contrary pursuant to the parenthetical in Section 4(d)(iv)(B) (regarding asset management mix and re-balancing), GMIMCo’s allocable portion thereof will be equal to the result obtained by multiplying the amount of a particular inflow or outflow by a fraction the numerator of which is the most recent preceding calendar month-end value of the assets under GMIMCo’s management of the U.S. Plan experiencing the cash flow and the denominator of which is the value of all of the assets of such U.S. Plan, (B) Delphi will cause and have sole responsibility for the Delphi Investment Managers to contribute out of the Removed Assets their allocable portion of any such outflow, and (C) Delphi will timely provide to each of GMIMCo, the Delphi Investment Manager(s) and the Trustee all appropriate directions and instructions to effect such allocations;

(iv)	GMIMCo’s sole duties with respect to the Removed Assets will be to:
(A)	take into account cash flow data with respect to the Removed Assets timely provided to GMIMCo by or on behalf of Delphi (along with U.S. Plan liquidity needs as and to the extent identified to GMIMCo by Delphi) in GMIMCo’s projections of cash flows of the investment accounts within the U.S. Plans;

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(B)	take into account relevant data with respect to the Removed Assets timely provided to GMIMCo by or on behalf of Delphi in the making by GMIMCo of recommendations to Delphi regarding asset mix management, including rebalancing assets within the Strategic Investment Policy Guidelines, of the U.S. Plans’ assets (it being understood and agreed that Delphi will be solely responsible for evaluating such recommendations, deciding whether and to what extent they will be implemented and then directing GMIMCo and the Delphi Investment Manager(s) as to the manner of implementation of Delphi’s decisions, all as and to the extent that Delphi deems appropriate);

(C)	take into account relevant data with respect to the Removed Assets and other matters timely provided to GMIMCo by or on behalf of Delphi and its actuaries in GMIMCo’s performance of asset/liability studies with respect to the U.S. Plans as and when such studies are requested by Delphi;

(D)	take into account relevant data with respect to the Removed Assets timely provided to GMIMCo by or on behalf of Delphi in GMIMCo’s monitoring of the Recordkeeper relationship with respect to investment-related issues;

(E)	take into account relevant data with respect to the Removed Assets timely provided to GMIMCo by or on behalf of Delphi in the provision by GMIMCo of assistance to Delphi in connection with Delphi’s (A) obtaining the financial data required for annual actuarial valuations, (B) preparing Department of Labor filings, Internal Revenue Service filings, summary annual reports and summary plan descriptions, (C) preparing corporate financial statement footnote disclosures and (D) preparing benefit plan cost analyses, in connection with each of the foregoing clauses (A) through (D) as required by Delphi in administering the U.S. Plans (it being understood and agreed that such assistance will be limited to matters pertaining to the other services provided by GMIMCo under this Agreement);

(F)	exercise its authority under Section 3(a)(iv) (regarding the Trustee); and

(G)	take into account, to the extent necessary, relevant data with respect to the Removed Assets for the purpose of fulfilling GMIMCo’s reporting obligations under Section 3(a)(xxxi).

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     Section 5. Compensation and Expenses.
     Delphi, acting for itself and on behalf of the U.S. Plans, agrees that GMIMCo will receive compensation and reimbursement of expenses, effective as of January 1, 2002 in accordance with Exhibit D.
     Section 6. Records and Audit Rights.
     GMIMCo will preserve its records relating to services it performs under this Agreement (to the extent that it maintains records with respect to such service) for a period of seven (7) years from the date of such performance, unless a shorter period is approved by Delphi in writing; provided, however, that if a longer period of retention is required by law for a particular type of record, GMIMCo will preserve such records for the legally required period. Delphi may, at its expense, examine and audit these records during normal business hours, upon reasonable advance written notice to GMIMCo. Delphi may perform the audits itself, or use an outside, independent auditor. GMIMCo will fully cooperate with Delphi’s reasonable requests during such audits. Delphi will not engage direct or indirect competitors of GMIMCo to perform audit services.
     Section 7. Representations, Warranties and Covenants of GMIMCo.
     GMIMCo represents and warrants to and covenants with Delphi that:
     (a) it has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware and the statements with respect to it contained in the Recitals to this Agreement are true and correct;
     (b) it is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will use its best efforts to remain so registered during the term of this Agreement;
     (c) this Agreement has been duly and validly authorized, executed and delivered on behalf of GMIMCo and is a valid and binding agreement of GMIMCo enforceable against GMIMCo in accordance with its terms;
     (d) the execution and delivery of this Agreement by GMIMCo will not violate, or constitute a breach of or default under, the certificate of incorporation or by-laws of GMIMCo, any agreement or instrument by which GMIMCo is bound or, to the best of GMIMCo’s knowledge, any order, rule, law or regulation applicable to GMIMCo of any court, governmental body, administrative agency or self-regulatory authority having jurisdiction over GMIMCo; and
     (e) it will cooperate with Delphi as it may reasonably so request, and promptly inform Delphi of any significant developments, in order to facilitate Delphi’s compliance with applicable requirements under this Agreement.
     Section 8. Representations, Warranties and Covenants of Delphi.
     Delphi represents and warrants to and covenants with GMIMCo that:

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     (a) it has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware and the statements with respect to it contained in the Recitals to this Agreement are true and correct;
     (b) each Delphi Subsidiary has been duly formed and is validly existing as a corporation or partnership under the laws of its state of organization and the statements with respect to the Delphi Subsidiary and the Delphi Subsidiary’s board of directors or general partner, as applicable, contained in the Recitals to this Agreement and to the applicable Addendum are true and correct;
     (c) Delphi and the appropriately designated committee or officer of Delphi and each Delphi Subsidiary and the appropriately designated entity or officer of each Delphi Subsidiary have all necessary corporate power and other authority and have taken all necessary action to take the steps ascribed to them in the Recitals to this Agreement and any applicable Addendum;
     (d) this Agreement and each Addendum has been duly and validly authorized, executed and delivered on behalf of Delphi and/or a Delphi Subsidiary, as applicable, and is a valid and binding agreement of each such party enforceable against such party in accordance with its terms;
     (e) the execution and delivery of this Agreement by Delphi and each Addendum by Delphi and a Delphi Subsidiary will not violate, or constitute a breach of or default under, their constituent documents, any plan document of a U.S. Plan or any other agreement or instrument by which any such party or any U.S. Plan is bound or, to the best of Delphi’s knowledge, any order, rule, law or regulation applicable to Delphi or a Delphi Subsidiary or any U.S. Plan of any court, governmental body, administrative agency or self-regulatory authority having jurisdiction over Delphi or a Delphi Subsidiary or any U.S. Plan;
     (f) it has delivered to GMIMCo true and correct copies of the U.S. Plans listed in Exhibit A including all amendments thereto through and including the date of this Agreement, and will provide GMIMCo all subsequent material amendments to or restatements of any such documents during the term of this Agreement;
     (g) each of the U.S. Plans is qualified under Code §401 (a);
     (h) the review of and decision to enter into this Agreement and for Delphi and each Delphi Subsidiary to enter into the applicable Addendum, including the decision to authorize the investment of assets of the U.S. Plans in the Collective Funds, has been made solely and independently by a fiduciary or fiduciaries (other than GMIMCo or any of its affiliates) with investment discretion for the U.S. Plans;
     (i) Delphi has authorized each Recordkeeper to provide GMIMCo with such data and other information in the possession or under the control of or otherwise available to such Recordkeeper (Including, without limitation, access to relevant web sites) as may from time to time be requested by GMIMCo; and

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     (j) it will cooperate with GMIMCo as it may reasonably so request, and promptly inform GMIMCo of any developments, in order to facilitate the performance of GMIMCo’s duties and compliance with applicable requirements under this Agreement.
     Section 9. Confidentiality.
     (a) GMIMCo agrees to keep confidential and not to disclose any information or matter relating to the investments of the U.S. Plans (other than to GMIMCo’s or Delphi’s employees, agents, advisors, or representatives responsible for matters relating to the investments of the U.S. Plans, each such person being hereinafter referred to as an “Authorized Representative”); provided, however, that GMIMCo and its Authorized Representatives may make such disclosure to the extent that (i) the information being disclosed is publicly known at the time of the proposed disclosure by GMIMCo or such Authorized Representative, (ii) such disclosure, in the opinion of legal counsel (which may be inside counsel), is required by law or regulation, (iii) such disclosure is requested or demanded by any regulatory agency which has regulatory authority over GMIMCo and/or any of its Authorized Representatives, or (iv) Delphi otherwise consents.
     (b) Delphi agrees to keep confidential and not disclose (and to cause each Delphi Subsidiary to keep confidential and not disclose): (i) this Agreement or (ii) any information or other matter relating hereto including GMIMCo’s actual or proposed costs or fees for the services provided under this Agreement or under the Investment Management Agreements (other than to Delphi’s or a Delphi Subsidiary’s officers, directors and employees responsible for matters relating to the U.S. Plans); provided, however, that Delphi or a Delphi Subsidiary may disclose such information to the extent that (X) the item being disclosed is publicly known at the time of the proposed disclosure by Delphi or a Delphi Subsidiary or one of its officers, directors, or employees, (Y) such disclosure by Delphi or a Delphi Subsidiary or one of its officers, directors, or employees, in the opinion of legal counsel (which may be inside counsel), is required by law or regulation or (Z) such disclosure is requested or demanded by any regulatory agency which has regulatory authority over Delphi or a Delphi Subsidiary or any of its officers, directors or employees; and provided further, that Delphi may disclose asset class information for the U.S. Plans and, upon the execution (immediately prior to the disclosure referred to below) of a confidentiality agreement between GMIMCo and a consultant retained by Delphi, disclose to such consultant information regarding GMIMCo’s actual or proposed costs or fees for the services provided under this Agreement.
     (c) GMIMCo agrees to inform its officers, directors, and employees, and Delphi agrees (and agrees to cause each Delphi Subsidiary) to inform its officers, directors and employees, of the confidential nature of such information and will instruct such persons not to disclose such confidential information to any other person.
      Section 10. GMIMCo Standard of Care; Liability.
     GMIMCo will perform its duties and obligations under this Agreement with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims (“the GMIMCo Standard of Care”). GMIMCo will be deemed

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to have discharged its duties and obligations under this Agreement so long as it complies with the GMIMCo Standard of Care. Subject to ERISA, no affiliate of GMIMCo, other than GMTC, and no officer, director or employee of GMIMCo or any of its affiliates, will have any liability to Delphi, any Delphi Subsidiary, any U.S. Plan or any Trust Fund for action taken, or for failure to act, under or in connection with this Agreement.
     Section 11. Indemnification; Litigation; Dispute Resolution.
     (a) To the fullest extent permitted by applicable law, neither GMIMCo nor any of its affiliates will be liable for any loss sustained by the U.S. Plans or the Trust Funds by reason of the acquisition, holding, management or disposition of any asset of the U.S. Plans or the Trust Funds in good faith and in accordance with the provisions of this Agreement. Subject to such limitations as may be imposed by ERISA or other applicable law, GMIMCo will indemnify and hold harmless the U.S. Plans, Delphi and Delphi’s affiliates (other than in any of such affiliate’s capacity as a participant in or beneficiary of a U.S. Plan) from and against any and all losses, claims, damages, liabilities and any reasonable and necessary expenses incurred by the U.S. Plans, Delphi or any such affiliate in connection therewith (including reasonable attorneys’ fees) to which any such person may become subject arising as a result of any failure by GMIMCo to perform its duties under this Agreement in accordance with the GMIMCo Standard of Care.
     (b) Subject to such limitations as may be imposed by ERISA or other applicable law, Delphi will indemnify and hold harmless GMIMCo and its affiliates from and against any and all losses, claims, damages, liabilities and any reasonable and necessary expenses incurred by GMIMCo or any such affiliate in connection therewith (including reasonable attorneys’ fees) to which any such person may become subject (i) arising as a result of any action which they take or refrain from taking in accordance with the direction of Delphi, any Delphi Investment Manager(s), or other person authorized by Delphi to direct GMIMCo in connection with this Agreement; and (ii) in instances where GMIMCo has performed its duties under this Agreement in accordance with the GMIMCo Standard of Care. GMIMCo will have no duty to make any investigation or inquiry as to the genuineness of the signature of any person or as to any statement contained in such directions, and it may accept the same as conclusive evidence of the truth and accuracy of the statement. Subject to ERISA, no affiliate of Delphi and no officer, director or employee of Delphi or any of its affiliates, will have any liability to GMIMCo or any affiliate of GMIMCo for action taken, or for failure to act, under or in connection with this Agreement.
     (c) Upon the assertion of any claim or the commencement of any action, suit or proceeding involving an indemnified party under this Section 11 that may give rise to liability of an indemnifying party hereunder, the party knowledgeable about the claim will promptly notify the other party of the existence of such claim, action, suit or proceeding. To the extent one party is obligated to defend an indemnified party in accordance with this Section 11, the indemnifying party will have the right to defend or settle such claim, action, suit, or proceeding at its own expense and with counsel of its own selection; provided, however, that the indemnified party will at all times have the right to fully participate in any settlement decision that it reasonably believes would have an adverse effect on its business. The indemnified party will make available to the indemnifying party all requested books and records relating to such claim, action, suit or proceeding, and the parties agree to render to each other such requested assistance as is

15

reasonably necessary to ensure a proper and adequate defense, all at the respective indemnifying party’s sole expense. Neither party will settle a claim, action, suit or proceeding that might give rise to liability of the other party without the prior written consent of such other party.
     Section 12. Bonding.
     To the extent bonding is required by any applicable law with regard to the services GMIMCo is providing, GMIMCo will obtain such bond.
     Section 13. Term; Curing of Defaults; Termination.
     (a) This Agreement is effective as of the date first above written and, unless earlier terminated as provided in paragraphs (b) through (d) below, will remain in effect until terminated by Delphi or by GMIMCo with 90 days prior written notice to the other, provided, however, that nothing in this Agreement may be construed to limit the power of Delphi to terminate GMIMCo’s appointment as a named fiduciary for investment purposes of the U.S. Plans.
     (b) In the event of a material breach of this Agreement, the party alleging the breach must give written notice of the breach to the other party. If the breach is not cured within 30 days of such notice, the non-breaching party may terminate this Agreement upon written notice to the other party (which termination will be effective immediately or on such later date as may be specified in such notice).
     (c) Each of GMIMCo and Delphi may immediately terminate this Agreement upon written notice to the other party (which termination will be effective immediately or on such later date as may be specified in such notice), without prejudice to any other right or remedy, in the event that (i) in the case of Delphi, GMIMCo or (ii) in the case of GMIMCo, Delphi or any of the U.S. Plans or Trust Funds:
(A)	makes an assignment for the benefit of creditors,

(B)	files a voluntary petition in bankruptcy,

(C)	is adjudged bankrupt or insolvent or there is entered against it an order for relief in any bankruptcy or insolvency proceeding,

(D)	files a petition or answer seeking for it any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation,

(E)	seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or of all or any substantial part of its properties,

(F)	files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding described in clauses (A) through (E), or

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(G)	90 days expires following commencement of any proceeding against it seeking a bankruptcy or insolvency determination, reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation if the proceeding has not been dismissed within such period, or 90 days expires following the appointment of a trustee, receiver or liquidator for it or all or any substantial part of its properties without its agreement or acquiescence, which appointment is not vacated or stayed within such period, or if the appointment is so stayed, 90 days expires following the expiration of the stay, unless during such period the appointment is vacated.
     (d) This Agreement may be terminated by either party upon written notice to the other party (which termination will be effective immediately or on such later date as may be specified in such notice) with respect to services to be performed for any U.S. Plan in the event that a notice of intent to terminate such U.S. Plan is filed, a notice is issued by the Pension Benefit Guaranty Corporation to terminate involuntarily such U.S. Plan, such U.S. Plan fails to meet the minimum funding standards under the Code or ERISA, or such U.S. Plan is unable to pay benefits thereunder when due, or the Internal Revenue Service advises that a Trust Fund may not be qualified or exempt from federal income tax under the Code as described in Section 8(h) of this Agreement.
     (e) Upon the termination of this Agreement pursuant to this Section 13, any fees or costs that are accrued (in accordance with Exhibit D) as of the date of termination but are at such date unpaid will be due and payable within 30 days of either (i) the date of termination or (ii) if required pursuant to Exhibit D for certain fees and costs, the date of any invoice sent to Delphi in connection therewith.
     Section 14. Force Majeure.
     Neither GMIMCo nor Delphi will be deemed to have breached this Agreement or be held liable for any failure or delay in the performance of all or any portion of its obligations under this Agreement if it is prevented from doing so by a cause or causes beyond its reasonable control. Without limiting the generality of the foregoing, such causes include acts of God, fires, floods, storms, earthquakes, riots, boycotts, strikes, lock-outs, wars and war operations, restraints of government, power or communication line failure or other circumstance beyond such party’s reasonable control, or by reason of the judgment, ruling or order of any court or agency of competent jurisdiction or change of law or regulation subsequent to the execution of this Agreement.
     Section 15. Services to Other Clients.
     The parties agree that GMIMCo and its affiliates may engage in any other business or act as investment adviser or investment manager to any other person or entity, whether or not having investment objectives similar to those of Delphi, the U.S. Plans or the Trust Funds, and that GMIMCo and its affiliates may give advice and take action with respect to any of their other clients which may differ from advice given or from the timing and nature of actions taken with respect to the U.S. Plans or the Trust Funds.

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     Section 16. Status of the Parties.
     GMIMCo and Delphi are independent contractors. Nothing in this Agreement creates or may be construed to constitute GMIMCo, its affiliates, Delphi, the Delphi Subsidiaries, the U.S. Plans or the Trust Funds as members of any partnership, joint venture, association, unincorporated business or other joint entity.
     Section 17. No Third Party Rights.
     Except to the extent ERISA, Sections 10 (regarding standard of care), 11 (regarding indemnification), or 15 (regarding services to other clients) of this Agreement or this Section 17 otherwise expressly to provides, this Agreement does not confer any rights or remedies upon any person other than Delphi and GMIMCo and their respective successors and permitted assigns.
     Section 18. Assignment.
     Except as contemplated herein, a party may not assign this Agreement (including but not limited to within the meaning of “assignment” as defined in the Advisers Act) without the prior written consent of the other party, and any attempted assignment without such consent will be null and void.
     Section 19. Amendment.
     This Agreement may not be modified or amended in any respect except in writing signed by the parties hereto.
     Section 20. Notices.
     (a) Any notice, approval, consent or similar communication required by this Agreement to be in writing will be deemed duly given if sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to Delphi:	Delphi Corporation
Attention: Treasurer
5725 Delphi Drive
Troy, Michigan 48098

If to GMIMCo:	General Motors Investment Management Corporation
Attention: Vice President & General Counsel
767 Fifth Avenue
New York, New York 10153.
     (b) Any party may send any notice to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, facsimile or electronic mail), but no such notice will be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change its address for notices by giving the other party written notice of such change.

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     Section 21. Governing Law.
     Subject to the provisions of ERISA, the Code, and the Advisers Act, this Agreement will be construed, administered and enforced according to the internal law (and not the law of conflicts) of the State of New York.
     Section 22. Severability.
     If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will continue in full force and effect so long as they preserve the basic terms of this Agreement.
     Section 23. Waiver.
     No delay or omission by either party to exercise any right or power under this Agreement will impair such right or power or be construed to be a waiver thereof. A waiver by either of the parties of any of the covenants to be performed by the other or any breach of this Agreement will not be construed to be a waiver of any succeeding breach or of any other covenant contained in this Agreement. Except as otherwise expressly provided in this Agreement, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.
     Section 24. Survival.
     Sections 6 (regarding records and audit rights), 9 (regarding confidentiality), and 11 (regarding indemnification) will survive the termination or expiration of this Agreement.
     Section 25. Counterparts.
     This Agreement may be executed in one or more counterparts, which will together constitute one and the same document.
     Section 26. GMIMCo ADV.
     Delphi, on behalf of itself and each U.S. Plan, acknowledges that it has been provided with of a copy of Part II of GMIMCo’s Form ADV under the Advisers Act. Notwithstanding the provisions of Section 13, Delphi may terminate this Agreement without penalty within five business days after the date that this Agreement is executed, pursuant to Advisers Act Rule 204-3(b).
     Section 27. Compliance with Laws.
     It will be a duty and obligation of GMIMCo under this Agreement to perform its services hereunder in accordance with all laws, rules and regulations applicable to it.

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     Section 28. Entire Agreement.
     This Agreement embodies the entire understanding of the parties and supersedes any prior agreements or understandings with respect to the subject matter of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

DELPHI CORPORATION
By:	/s/ John Blahnik
Name: John Blahnik
	Title:	Treasurer

GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION
By:	/s/ W. Allen Reed
	Name:	W. Allen Reed
	Title:	President and Chief Executive Officer

20

Addendum 1 to Management Services Agreement Dated September 17, 2002
Delphi Mechatronic Systems, Inc.
RECITALS
     1. Delphi Corporation (“Delphi”) and General Motors Investment Management Corporation (“GMIMCo”) have entered into a Management Services Agreement dated September 17, 2002 (“MSA”) pursuant to which GMIMCo will perform certain services in its role as “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) § 402(a)(2)) for investment purposes and “investment manager” (as defined in ERISA § 3(38)(A)) of the U.S. Plans, and provide certain other services for the U.S. Plans.
     2. Delphi Mechatronic Systems, Inc., a Delaware corporation (“D-MS”), is a wholly-owned subsidiary of Delphi and is thus part of the same “controlled group of corporations” (as defined in Internal Revenue Code (“Code”) § 1563(a)) as Delphi.
     3. D-MS sponsors certain U.S. Plans listed in Exhibit A to the MSA.
     4. The D-MS Board of Directors is the “named fiduciary” (as defined in ERISA § 402(a)(2)) of the D-MS-sponsored U.S. Plans and is authorized to appoint a named fiduciary for investment purposes and one or more investment managers for such U.S. Plans.
     5.  D-MS, acting through its Board of Directors, designated GMIMCo as named fiduciary for purposes of investment of the assets of the U.S. Plant sponsored by D-MS and investment manager for the U.S. Plans D-MS sponsors.
     6. D-MS has authorized Delphi (whether acting through the IPC or other person or entity appointed by Delphi) to act in accordance with the MSA with respect to the U.S. Plans sponsored by D-MS to the same extent that Delphi acts with respect to the U.S. Plans sponsored by Delphi.
     7. Capitalized terms used in this Addendum without definition have the meanings given to them in the MSA.
TERMS
     Section 1. Appointment and Retention.
     D-MS appoints GMIMCo as investment manager and retains GMIMCo to perform for the D-MS-sponsored U.S. Plans the services to be provided by GMIMCo for the Delphi-sponsored U.S. Plans under the MSA and in accordance with all of the terms and conditions of the MSA. GMIMCo accepts such appointment.

     Section 2. GMIMCo Responsibilities.
     GMIMCo will provide the services for the D-MS-sponsored U.S. Plans that it provides to the Delphi-sponsored U.S. Plans in accordance with all terms and conditions of the MSA.
     Section 3. Delphi Authorization.
     D-MS authorizes Delphi, and any persons or entities authorized to act on behalf of Delphi under the MSA, to act in accordance with the terms of the MSA with regard to the U.S. Plans sponsored by D-MS, including, without limitation, the payment of GMIMCo’s compensation and expenses pursuant to Section 5 and Exhibit D of the MSA as such compensation and expenses relate to the D-MS-sponsored U.S. Plans, and the removal of Removed Assets and allocation of such assets to Delphi Investment Manager(s) pursuant to Section 4 of the MSA, and Delphi agrees to so act.
     Section 4. Notices.
     (a) Any notice, approval, consent, or similar communication required by this Addendum to be in writing to be sent to D-MS will be deemed duly given if sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to D-MS:	Delphi Mechatronic Systems, Inc.
Attention: Employee Benefit Plan Administrator
3110 Wood Creek Drive
Downers Grove, Illinois 60515

If to Delphi:	Delphi Corporation
Attention: Treasurer
5725 Delphi Drive
Troy, Michigan 48098

If to GMIMCo:	General Motors Investment Management Corporation
Attention: Vice President & General Counsel
767 Fifth Avenue
New York, New York 10153.
     (b) Any party may send any notice to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, facsimile, or electronic mail), but no such notice will be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change its address by giving the other party notice.

2

     Section 5. Relationship to MSA.
     Unless otherwise specified in this Addendum, the terms and conditions of the MSA govern this Addendum and, in the event of a conflict between the MSA and this Addendum, the MSA governs.

DELPHI CORPORATION
By:	/s/ John Blahnik
	Name:	John Blahnik
	Title:	Treasurer

GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION
By:	/s/ W. Allen Reed
	Name:	W. Allen Reed
	Title:	President and Chief Executive Officer

DELPHI MECHATRONIC SYSTEMS, INC.
By:	/s/ Lothar Veeser
	Name:	Lothar Veeser
	Title:	President

3

Addendum 2 to Management Services Agreement Dated September 17, 2002
Packard-Hughes Interconnect Company
RECITALS
     1. Delphi Corporation (“Delphi”) and General Motors Investment Management Corporation (“GMIMCo”) have entered into a Management Services Agreement dated September 17, 2002 (“MSA”) pursuant to which GMIMCo will perform certain services in its role as “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) § 402(a)(2)) for investment purposes and “investment manager” (as defined in ERISA § 3(38)(A)) of the U.S. Plans, and provide certain other services for the U.S. Plans.
     2. Packard-Hughes Interconnect Company, a Delaware corporation (“PHI”), is a wholly-owned subsidiary of Delphi and is thus part of the same “controlled group of corporations” (as defined in Internal Revenue Code (“Code”) § 1563(a)) as Delphi.
     3. PHI sponsors certain U.S. Plans listed in Exhibit A to the MSA.
     4. The PHI Board of Directors is the “named fiduciary” (as defined in ERISA § 402(a)(2)) of the PHI-sponsored U.S. Plans and is authorized to appoint a named fiduciary for investment purposes and one or more investment managers for such U.S. Plans.
     5. PHI, acting through its Board of Directors, designated GMIMCo as named fiduciary for purposes of investment of the assets of the U.S. Plans sponsored by PHI and Investment manager for the U.S. Plain PHI sponsors.
     6. PHI has authorized Delphi (whether acting through the IPC or other person or entity appointed by Delphi) to act in accordance with the MSA with respect to the U.S. Plans sponsored by PHI to the same extent that Delphi acts with respect to the U.S. Plans sponsored by Delphi.
     7. Capitalized terms used in this Addendum without definition have the meanings given to them in the MSA.
TERMS
     Section 1. Appointment and Retention.
     PHI appoints GMIMCo as investment manager and retains GMIMCo to perform for the PHI-sponsored U.S. Plans the services to be provided by GMIMCo for the Delphi-sponsored U.S. Plans under the MSA and in accordance with all of the terms and conditions of the MSA. GMIMCo accepts such appointment.

     Section 2. GMIMCo Responsibilities.
     GMIMCo will provide the services for the PHI-sponsored U.S. Plans that it provides to the Delphi-sponsored U.S. Plans in accordance with all terms and conditions of the MSA.
     Section 3. Delphi Authorization.
     PHI authorizes Delphi, and any persons or entities authorized to act on behalf of Delphi under the MSA, to act in accordance with the terms of the MSA with regard to the U.S. Plans sponsored by PHI, including, without limitation, the payment of GMIMCo’s compensation and expenses pursuant to Section 5 and Exhibit D of the MSA as such compensation and expenses relate to the PHI-sponsored U.S. Plans, and the removal of Removed Assets and allocation of such assets to Delphi Investment Manager(s) pursuant to Section 4 of the MSA, and Delphi agrees to so act.
     Section 4. Notices.
     (a) Any notice, approval, consent, or similar communication required by this Addendum to be in writing to be sent to PHI will be deemed duly given if sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to PHI:	Packard-Hughes Interconnect Company
Attention: Employee Benefit Plan Administrator
17159 Von Karman Avenue
Irvine, California 92614-0901

If to Delphi:	Delphi Corporation
Attention: Treasurer
5725 Delphi Drive
Troy, Michigan 48098

If to GMIMCo:	General Motors Investment Management Corporation
Attention: Vice President & General Counsel
767 Fifth Avenue
New York, New York 10153.
     (b) Any party may send any notice to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, facsimile, or electronic mail), but no such notice will be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change its address by giving the other party notice.

2

     Section 5. Relationship to MSA.
     Unless otherwise specified in this Addendum, the terms and conditions of the MSA govern this Addendum and, in the event of a conflict between the MSA and this Addendum, the MSA governs.

DELPHI CORPORATION
By:	/s/ John Blahnik
	Name:	John Blahnik
	Title:	Treasurer

GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION
By:	/s/ W. Allen Reed
	Name:	W. Allen Reed
	Title:	President and Chief Executive Officer

PACKARD-HUGHES INTERCONNECT COMPANY
By:	/s/ Charu Manocha
	Name:	Charu Manocha
Title: Director of Human Resources

3

Addendum 3 to Management Services Agreement Dated September 17, 2002
ASEC Manufacturing
RECITALS
     1. Delphi Corporation (“Delphi”) and General Motors Investment Management Corporation (“GMIMCo”) have entered into a Management Services Agreement dated September 17, 2002 (“MSA”) pursuant to which GMIMCo will perform certain services in its role as “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) § 402(a)(2)) for investment purposes and “Investment manager” (as defined in ERISA § 3(38)(A)) of the U.S. Plans, and provide certain other services for the U.S. Plans.
     2. ASEC Manufacturing, a Delaware general partnership a/k/a Delphi Catalyst Systems (“ASEC”), is a wholly-owned subsidiary of Delphi and is thus part of the same “controlled group of corporations” (as defined in Internal Revenue Code (“Code”) § 1563(a)) as Delphi.
     3. ASEC sponsors certain U.S. Plans listed in Exhibit A to the MSA.
     4. The ASEC Benefits Committee is the “named fiduciary” (as defined in ERISA § 402(a)(2)) of the ASEC -sponsored U.S. Plans and is authorized to appoint a named fiduciary for investment purposes and one or more investment managers for such U.S. Plans.
     5. ASEC, acting through its Benefits Committee, designated GMIMCo as named fiduciary for purposes of investment of the assets of the U.S. Plans sponsored by ASEC and investment manager for the U.S. Plans ASEC sponsors.
     6. ASEC has authorized Delphi (whether acting through the IPC or other person or entity appointed by Delphi) to act in accordance with the MSA with respect to the U.S. Plans sponsored by ASEC to the same extent that Delphi acts with respect to the U.S. Plans sponsored by Delphi.
     7. Capitalized terms used in this Addendum without definition have the meanings given to them in the MSA.
TERMS
     Section 1. Appointment and Retention.
     ASEC appoints GMIMCo as investment manager and retains GMIMCo to perform for the ASEC-sponsored U.S. Plans the services to be provided by GMIMCo for the Delphi-sponsored U.S. Plans under the MSA and in accordance with all of the terms and conditions of the MSA. GMIMCo accepts such appointment.

     Section 2. GMIMCo Responsibilities.
     GMIMCo will provide the services for the ASEC-sponsored U.S. Plans that it provides to the Delphi-sponsored U.S. Plans in accordance with all terms and conditions of the MSA.
     Section 3. Delphi Authorization.
     ASEC authorizes Delphi, and any persons or entities authorized to act on behalf of Delphi under the MSA, to act in accordance with the terms of the MSA with regard to the U.S. Plans sponsored by ASEC, including, without limitation, the payment of GMIMCo’s compensation and expenses pursuant to Section 5 and Exhibit D of the MSA as such compensation and expenses relate to the ASEC -sponsored U.S. Plans, and the removal of Removed Assets and allocation of such assets to Delphi Investment Manager(s) pursuant to Section 4 of the MSA, and Delphi agrees to so act.
     Section 4. Notices.
     (a) Any notice, approval, consent, or similar communication required by this Addendum to be in writing to be sent to ASEC will be deemed duly given it sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to ASEC:	ASEC Manufacturing
Attention: Employee Benefit Plan Administrator
1301 Main Parkway
Catoosa, Oklahoma 74015

If to Delphi:	Delphi Corporation
Attention: Treasurer
5725 Delphi Drive
Troy, Michigan 48098

If to GMIMCo:	General Motors Investment Management Corporation
Attention: Vice President & General Counsel
767 Fifth Avenue
New York, New York 10153.
     (b) Any party may send any notice to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, facsimile, or electronic mail), but no such notice will be deemed to have been duly given unless and until it is actually received by the intended recipient Any party may change its address by giving the other party notice.

2

     Section 5. Relationship to MSA.
     Unless otherwise specified in this Addendum, the terms and conditions of the MSA govern this Addendum and, in the event of a conflict between the MSA and this Addendum, the MSA governs.

DELPHI CORPORATION
By:	/s/ John Blahnik
Name: John Blahnik
	Title:	Treasurer

GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION
By:	/s/ W. Allen Reed
	Name:	W. Allen Reed
	Title:	President and Chief Executive Officer

ASEC MANUFACTURING
By:	/s/ F. Thomas Sprunger
	Name:	F. Thomas Sprunger
	Title:	Manager, Human Resources

3

EXHIBIT A
TO MANAGEMENT SERVICES AGREEMENT
LIST OF U.S. PLANS
1.	Delphi Retirement Program for Salaried Employees (the “Salaried Plan”);

2.	Delphi Hourly-Rate Employees Pension Plan (the “Hourly Plan” and together with the Salaried Plan, the “Hourly and Salaried Plans”);

3.	ASEC Manufacturing Retirement Program;

4.	ASEC Manufacturing Savings Plan;

5.	Packard Hughes Interconnect Non-Bargaining Retirement Plan;

6.	Packard Hughes Interconnect Bargaining Retirement Plan;

7.	Packard Hughes Interconnect Foley, Alabama Facility Retirement Plan;

8.	Delphi Mechatronic Systems Retirement Program;

9.	Delphi Mechatronic Systems Savings-Stock Purchase Program;

10.	Delphi Income Security Plan for Hourly-Rate Employees;

11.	Delphi Savings-Stock Purchase Program for Salaried Employees in the United States; and

12.	Delphi Personal Savings Plan for Hourly-Rate Employees in the United States.

EXHIBIT B
TO MANAGEMENT SERVICES AGREEMENT
STRATEGIC INVESTMENT POLICY GUIDELINES
FOR THE HOURLY AND SALARIED PLANS (AS DEFINED IN EXHIBIT A)

Strategic Investment Policy
Asset Class	Guideline Range[1]
Equity
- US Publicly Traded	24-36
- Private Market	5-9
- Developed International Markets	20-26
- Emerging Markets	0-4

Fixed Income
- Global Bonds	17-27
- High Yield	7-11

Absolute Return Strategy	0-2
Real Estate	5-9

[1]	Within the policy guideline ranges, specific target allocations have been and will be recommended by GMIMCo and approved by the IPC.

EXHIBIT C
TO MANAGEMENT SERVICES AGREEMENT
REPORTING
1.	Quarterly reports will be delivered after the end of each calendar quarter. Reports for quarters prior to the quarter ended June 30, 2003 will be delivered within forty-five days after quarter-end. Reports for the quarter ended ‘June 30, 2003 and subsequent quarters will be delivered within thirty days after quarter-end. GMIMCo will use reasonable best efforts to deliver reports at least five business days prior to the relevant quarterly IPC meeting if that occurs earlier than the agreed upon due date of a quarterly report, and to improve the timing of report delivery for the quarters ending after June 2003. These reports will include:
(a)	Asset values of each U.S. Plan;

(b)	Asset allocation versus strategic policy for the defined benefit U.S. Plans (hereinafter “DB U.S. Plans”);

(c)	Explanation of changes in market values for the Hourly and Salaried Plans (as defined in Exhibit A);

(d)	Investment results compared to relevant benchmarks at the total plan and asset class levels, including discussion thereof for major asset classes managed by GMIMCo, for the DB U.S. Plans;

(e)	Significant investment activities, including manager changes for major asset classes managed by GMIMCo;

(f)	Fund allocations by asset class for the Delphi Savings-Stock Purchase Program for Salaried Employees in the United States and the Delphi Personal Savings Plan for Hourly-Rate Employees in the United States;

(g)	Summary performance versus benchmark by asset class for the Delphi Savings-Stock Purchase Program for Salaried Employees in the-United States and the Delphi Personal Savings Plan for Hourly-Rate Employees in the United States; and

(h)	Allocation of major asset classes at the sub-asset-class level for the Hourly and Salaried Plans.
2.	Beginning with the quarterly report pertaining to the calendar period ending December 31, 2002, the quarterly reports will also include:
(a)	Plan level performance attribution by asset class for the Hourly and Salaried Plans;

(b)	Balanced Fund performance attribution by asset class;

EXHIBIT C
(c)	Rolling excess return, tracking error versus benchmarks and information ratio for major asset classes managed by GMIMCo for the Hourly and Salaried Plans; and

(d)	Fact sheets for each major asset class managed by GMIMCo for the Hourly and Salaried Plans, including (but not limited to) investment managers in the asset class and overall allocations by major characteristics appropriate to each asset class (e.g. economic sectors, major holdings, geography, and/or credit quality),
3.	An estimate of calendar year-to-date investment returns for the Hourly and Salaried Plans will be delivered bi-weekly within five business days following the end of each bi-weekly period.

4.	An estimate of the market values of the Hourly and Salaried Plans will be delivered annually within three business days following the end of the calendar year.

2

EXHIBIT D
TO MANAGEMENT SERVICES AGREEMENT
COMPENSATION AND EXPENSE REIMBURSEMENT
1.	Management Fee

Delphi, on behalf of itself and the U.S. Plans, will pay or cause to be paid to GMIMCo a fee (“Management Fee”) consisting of a “Base Assets Fee” and an “Alternative Assets Fee”. The Management Fee will be calculated monthly and payable quarterly in arrears, as described in this Exhibit D, The Base Assets Fee is calculated at the per annum percentage rates of Average Base Assets (as defined below) determined in accordance with the following schedule:

Average Base Assets	Per Annum Rate
first $3.5 billion	.035%
over $3.5 billion	.025%
and the Alternative Assets Fee is calculated at the per annum rate of .40% of Average Alternative Assets (as defined below).

For purposes of calculating and paying the Management Fee:
(a)	“Average Base Assets” means, with respect to each calendar month, the sum of the Value (as defined below) of the Base Assets (as defined below) on the last day of such month and the Value of the Base Assets on the last day of the immediately preceding calendar month, divided by two (It being understood that in the case of the month of January, 2002, for the purpose of determining the Value of the Base Assets on the last day of the immediately preceding calendar month, the Value of the corresponding assets on December 31, 2001 will be used);

(b)	“Average Alternative Assets” means, with respect to each calendar month, the sum of the Alternative Assets (as defined below) on the last day of such month and the Alternative Assets on the last day of the immediately preceding calendar month, divided by two (it being understood that in the case of the month of January, 2002, for the purpose of determining the Alternative Assets on the last day of the immediately preceding calendar month, the corresponding assets on December 31, 2001 will be used);

(c)	“Base Assets” means, on any date, all of the assets of the U.S. Plans that on such date are managed by GMIMCo under the Agreement, minus the Alternative Assets on such date;

EXHIBIT D
(d)	“Alternative Assets”means, on any date, the result obtained by multiplying (i) the Value on such date of the aggregate gross assets of the U.S. Plans by (ii) the percentage which represents the policy allocation to Alternative Investments’ for the Hourly and Salaried Plans (as defined in Exhibit A) as approved from time to time by the IPC (disregarding, for purposes of calculating the Base Assets Fee and the Alternative Assets Fee, any ranges around such policy allocation as may be so approved), it being understood that such policy allocation to Alternative Investments as of the date of the Agreement is 13%;

(e)	“Value” means the value in U.S. dollars as communicated to GMIMCo by the Trustee of the assets in question;

(f)	At the end of each quarter, following the receipt of an invoice from GMIMCo providing detailed supporting information for the Management Fee for such quarter, the invoice will be paid within 30 days from one or more Funds (as defined in section 2(b) below) or the U.S. Plans’ interests in such Funds as determined by GMIMCo or its affiliates and upon the direction to the Trustee, which payment will be reported in the next following summary provided by GMIMCo to Delphi pursuant to paragraph 4 below;

(g)	GMIMCo will allocate the Management Fee among the various U.S. Plans in proportion to the market value of each of the U.S. Plans. Accordingly, following the end of each quarter GMIMCo will provide written instructions to the Trustee regarding the allocation of the Management Fee with respect to such quarter among the various U.S. Plans. Delphi may from time to time amend the standing allocation instructions for the Management Fee by providing GMIMCo with new written instructions; and

(h)	It is understood by the parties to the Agreement that there it no minimum Management Fee.

[1]	For the purposes of this Exhibit D to the Agreement, Alternative investments include private market investments, real estate investments including investments in real estate investment trusts, investments in absolute return strategies and investments in other alternative strategies as may be identified and agreed by the parties to the Agreement after the date of Agreement.

2

EXHIBIT D
2.	Direct Fund Costs

Delphi, on behalf of itself and the U.S. Plans, will pay or cause to be paid, and will cause the U.S. Plans to bear, the Delphi Portion of Direct Fund Costs (each as defined below).

For purposes of calculating and paying Direct Fund Costs:
(a)	“Fund” means any trust, account, fund, company or other vehicle holding or otherwise established or existing with respect to assets attributable to any U.S. Plan and which vehicle is managed by (and/or by third parties retained by or on behalf of) GMIMCo or its affiliates;

(b)	“Direct Fund Costs” means those expenses incurred by or with respect to any Fund. Such expenses include but are not limited to (i) expenses incurred by GMIMCo or its affiliates in connection with management of any Fund (whether such management is by GMIMCo, such affiliates or third parties), including Allocated Expenses (as defined below), (ii) investment management fees and related expenses payable to or incurred by persons other than GMIMCo and its affiliates, (iii) brokerage commissions and other trading expenses, (iv) interest, (v) taxes, if any, (vi) trustee and custodial fees and expenses and (vii) legal, accounting and other professional fees and expenses;

(c)	“Allocated Expenses” means that portion of the compensation and benefits, facility and occupancy, information technology and other expenses incurred by GMIMCo or its affiliates and allocated by GMIMCo or its affiliates to a Fund pursuant to the activity-based costing model or other cost allocation system employed from time to time by GMIMCo or its affiliates;

(d)	“Delphi Portion” means (i) the percentage determined by dividing the Value (as defined in Section 1(e) of this Exhibit D) of a Fund’s net assets attributable to the U.S. Plans by the Value of such Fund’s total net assets or (ii) in the case of one or more particular Direct Fund Costs such other percentage as may from time to time be agreed to between GMIMCo and Delphi;

(e)	in furtherance of but without limiting the obligations of Delphi with respect to the Delphi Portion of Direct Fund Costs, such Costs will be paid by a Fund to a third party or GMIMCo or its affiliates when and as directed by GMIMCo or its affiliates; and

(f)	GMIMCo will allocate the Delphi Portion of Direct Fund Costs among the various U.S. Plans in proportion to the market value of each of the U.S. Plans. Accordingly, GMIMCo will provide written instructions to the Trustee regarding such allocation of the Delphi Portion of Direct Fund Costs among the various U.S. Plans. Delphi may from time to time amend the allocation instructions for Direct Fund costs by providing GMIMCo with new written instructions.
3.	Out-of-Pocket Expenses.

3

EXHIBIT D
(a)	Delphi, itself and on behalf of the U.S. Plans, will be responsible for the payment of, and will cause either one or more U.S. Plans or Delphi to bear, all Out-of-Pocket Expenses “Out-of-Pocket Expenses” means those amounts (other than Direct Fund Costs) related to a U.S. Plan that are paid or payable to a third party or have been paid by GMIMCo to a third party on behalf of Delphi or a U.S. Plan. Such Expenses include (but are not limited to) fees and expenses with respect to:
(i)	U.S. Plan or trust record keeping;

(ii)	communications with Plan participants (e.g., contract writers, printing, publication and mailing costs);

(iii)	trustees and custodians;

(iv)	third party DC U.S. Plan advisers, if any;

(v)	U.S. Plan or trust accounting;

(vi)	U.S. Plan, trust, or other audits;

(vii)	preparation, publication and distribution of U.S. Plan, trust, or other financial statements;

(viii)	regulatory filings (e.g., Form 5500), examinations, and other proceedings;

(ix)	actuarial, legal, or tax matters;

(x)	Pension Benefit Guaranty Corporation premiums; and

(xi)	beneficiary payment processing expenses.
“Out-of-Pocket Expenses” will also be deemed to include fees and expenses with respect to (i) the provision of special services by GMIMCo or its affiliates (e.g., services arising out of an acquisition or divestiture by Delphi) and (ii) the incurrence of regulatory or other expenses occasioned by and directly as a result of compliance with the requirements of the Agreement.

(b)	In furtherance of, but without limiting the payment obligations of Delphi with respect to, Out-of-Pocket Expenses, such Expenses will be paid by the U.S. Plans or Delphi (as applicable) to a third party (or, if incurred by GMIMCo or its affiliates, to GMIMCo or its affiliates) (i) in the case of Delphi, within thirty days of invoice by GMIMCo supporting such expense and (ii) in the case of the U.S. Plans, when and as directed by GMIMCo or its affiliates.

4

EXHIBIT D
(c)	With respect to a particular Out-of-Pocket Expense, unless Delphi directs otherwise, GMIMCo will direct the Trustee to allocate Out-of-Pocket Expenses among the applicable U.S. Plans or Funds in proportion to the market value of the applicable U.S. Plans or Fund.
Reporting

In addition to the reporting obligations outlined in Exhibit C, GMIMCo will provide to Delphi on a quarterly basis detailed information supporting the calculation of the Management Fee (including all relevant Values), the Delphi Portion of Direct Fund Costs, and Out-of-Pocket Expenses (listed according to the items specified in this Exhibit D) for the most recent calendar quarter.

Re-Negotiation of Management Fee

In the event that, at any time during the term of the Agreement, either.
(a)	the percentage policy allocation referred to in Section 1(d)(ii) of this Exhibit D is either reduced to below 11% or increased to greater than 15% of the aggregate value of the gross assets of such U.S. Plans; or

(b)	the total of Removed Assets, plus all other U.S. Plan assets which for any reason (other than payment of benefits, fees or expenses in the ordinary course of business, and investment losses) cease to be managed by GMIMCo under the Agreement, exceeds $2 billion;
then the parties will, if either party chooses to initiate discussions regarding the Management Fee (by providing written notice to the other), attempt in good faith to re-negotiate the Management Fee. In the event that the parties are unable, after good faith negotiations, to agree upon a new Management Fee, then either party may terminate the Agreement upon 30 days’ written notice to the other, notwithstanding any provision in Section 13 of the Agreement to the contrary.

5

Master Restructuring Agreement
Exhibit 5.01 (b)(v)
Battery Facilitation Agreement — Transaction Summary
dated as of March 21, 2005 between Delphi and GM

GM/Delphi Battery Facilitation Agreement — Transaction Summary
This Transaction Summary, dated as of March 21, 2005 (“Facilitation Agreement”) will confirm the understanding between Delphi Corporation (“Delphi”) and General Motors Corporation (“GM”) regarding certain arrangements between the parties intended to facilitate the transfer of Delphi’s global battery business to JCI (JCI Transaction”), and the transition from Delphi as the Tier I supplier to GM of certain automotive batteries to GM to JCI.
A. Delphi’s U.S. Plant Consolidation.
     1. Delphi shall transform its U.S. plant operations to be more efficient and competitive, including but not limited to:
     (i) Transfer battery production at Anaheim and Olathe facilities to other Delphi battery facilities;
     (ii) Transformation of Fitzgerald to other products; and
     (iii) Transformation of New Brunswick operations to competitive wage structure.
     2. GM and Delphi agree that the relocation cost associated with the flow back of Fitzgerald employees to a GM U.S. facility will be shared equally (50/50) by GM and Delphi up to a total $67,000 relocation cost ($33,500 each). These costs shall include relocation allowances, relocation services and other related expenses provided for in the National Agreement or any other applicable collective bargaining agreement. Regarding New Brunswick employees, GM intends to work with Delphi to make transfer and new hire opportunities available at GM or Delphi sites for New Brunswick employees.
     3. Delphi’s Olathe Battery Plant. GM and Delphi will undertake the following actions commencing upon the Closing Date, and for a four year period thereafter, (except where specified otherwise), contingent upon UAW cooperation and contractual considerations, as applicable.
     (i) Delphi will offer as soon as possible after the date of this Facilitation Agreement and for a limited period, a one-time incentive attrition/redeployment opportunities to current Olathe employees, similar to opportunities and incentives offered in Flint West.
     (ii) Relative to the consolidation of the Olathe Battery Plant and the employee redundancies associated with such consolidation, it is agreed between GM and Delphi that immediately after receiving concurrence from the UAW, Delphi will begin executing the Olathe Redeployment Plan. As a part of this redeployment plan GM will offer, as soon as possible, as openings occur, flow back opportunities to the GM Fairfax facility, for the Olathe employees pursuant to the provisions of the 2003 Delphi/GM/UAW National Agreements. In addition, if Delphi is successful in achieving the concurrence of the UAW, flow back opportunities will be extended to include employees hired after October 18, 1999, as well as any employees who are ineligible as a result of turning down a previous Fairfax job offer. GM also agrees to support any closed plant employee placement treatment for the Olathe employees, which Delphi negotiates with the UAW, provided a waiver of any GM new hire obligations created as a result of these placements is included in the Delphi /UAW settlement. Employees, as described above, who volunteer for the Fairfax flow back option, will be placed on active status at the GM Fairfax Plant or into GM protected status on or before June 6, 2005.
Delphi will be responsible for all cost associated with managing the employees in protected status. Beginning January 1, 2006, GM will be responsible for all JOBS costs associated with the production employees. Delphi will remain responsible for all facility, management and administrative costs associated with those employees in protected status until June 5, 2006, or, until the total number of protected employees falls below twenty (20), whichever is earlier. No later than April 4, 2006, GM will assume the JOBS costs of the remaining skilled trades employees unless the parties mutually agree to extend such timing. The parties commit to make every effort to eliminate the JOBS costs as soon as possible. Such efforts may include items such as allowing Fairfax employees to accept extended area hire placement and backfilling with Olathe employees, retraining skilled trades employees for other classifications.
     (iii) GM will reimburse Delphi for 50% of all contractually related incremental costs (up to an annual reimbursement of $500,000.00) for hourly represented employees incurred at the North Kansas City Cockpit plant (“KCC Plant), as a result of Delphi hiring employees at the KCC Plant cockpit operation under the Delphi Supplement and National Agreement, as applicable. Amount to be paid quarterly beginning the date of closure of the Battery Transaction for the prior three months of expense.
     (iv) In addition to GM’s obligation under clause (ii) above, GM will reimburse Delphi for current Olathe employees who accept redeployment opportunities at the KCC Plant, at a rate of $39,322.50 annually per employee. To be paid quarterly beginning the date of closure of the battery transaction for the prior three months, of expense.
     4. In addition to the payments described in Sections 2 and 3 above, GM would provide up to $30 million in funding to assist Delphi in restructuring operations for closure or transformation to a competitive wage workforce contingent upon the following milestones:
     (i) $7.5 million at closing of the JCI Transaction;
     (ii) $3.6 million payable upon price reduction implemented on July 1, 2005;
     (iii) $3.6 million payable upon price reduction implemented on July 1, 2006;;
     (iv) $3.3 million payable upon price reduction implemented on July 1, 2007;
     (v) $6.0 million upon sale of New Brunswick to JCI or upon resourcing manufacturing of all New Brunswick battery volume after December 1, 2007, recognizing that GM is not obligated to provide any backfill work for New Brunswick; and
     (vi) $6.0 million upon re-sourcing manufacturing of all Fitzgerald battery volume to JCI.
No further consideration will be offered for any other U.S. battery sites. In the event the specific contingent milestones listed above do not occur, GM shall have no liability for the specific payment associated with such milestone.
     5. For the period from closure of the JCI Transaction until the subsequent sale of the New Brunswick Plant to JCI (the “New Brunswick Sale”) and re-sourcing of Fitzgerald battery volume to JCI (but in no event beyond December 1, 2007), GM will purchase batteries manufactured at Delphi’s Fitzgerald and New Brunswick operations through JCI, who will in turn have a contractual relationship with Delphi.
     6. In consideration of GM’s cost sharing in Delphi’s U.S. restructuring, JCI will receive price reductions for all North American batteries (OE. service, and aftermarket) manufactured at Fitzgerald or New Brunswick, per the following schedule and implemented, by Delphi:
     (i) 1.5% on July 1, 2005;
     (ii) 2.0% on July 1, 2006; and
     (ill) 3.0% on July 1, 2007.
These price reductions are in addition to any pre-existing contractual price reductions.
     7. GM through JCI will purchase GM’s annual battery volume requirements from these sites for the product programs specified in Exhibit A, Including all successor or derivative programs (excluding the GMT-900), through the earlier of December 1, 2007 or until battery operations at the New Brunswick and Fitzgerald facilities either cease production or are transferred to JCI; provided, however, that such volume requirements shall not include; (i) programs exited at Delphi’s request, (ii) batteries purchased by Delphi, and (iii) batteries manufactured outside of the United States. Should GM or JCI re-source a program from Exhibit A, for any programs that begin production prior to December 1, 2007 (or such other date as may apply under clauses A.8 or A.9 below) other than for a reason permitted under Section A.10 below, Delphi would have a right to withhold price reductions.
     8. GM and Delphi will jointly develop a transition plan that will facilitate the resourcing of battery production from Fitzgerald to JCI based on the timing of the product backfill for 2007 by quarter. Delphi intends to place backfill work for seventy-five (75) employees; by June 30, 2007. The parties intend to achieve 100% of the Fitzgerald battery re-sourcing; by October 1, 2007 but will be predicated on GM’s timed backfill plan for 175 hourly employees;
     9. In the event Delphi is delayed in achieving its commitments regarding the New Brunswick facility by the December 1, 2007 date referenced above, as the result of the inability to finalize the 2007 National IUE agreement for reasons beyond Delphi’s reasonable control, the parties would agree upon a reasonable extension of that time period taking into consideration all appropriate facts and circumstances. Delphi will make finalization of the New Brunswick Sale a priority in 2007 lUE-Delphi national negotiations.
     10. The above provisions notwithstanding, GM reserves the right to resource such products, but only in the event Delphi cannot satisfy GM’s volume and quality requirements for Delphi produced batteries, based on technology in place at closing of JCI Transaction.
     11. Fitzgerald Battery Replacement Work. As a result of the loss of the GMT201 battery business out of Fitzgerald, GM and Delphi agree that Delphi will move equivalent battery volume (GMX-365 program and certain SPO batteries) from Oshawa to Fitzgerald as soon as commercially practical:
     (i) Contracts will be at US pricing levels at the time of move; and
     (ii) FOB Delphi.

     12. GMT900 and Fitzgerald Wind-Down. During the transition of batteries from Delphi to JCI, transition will be accomplished in a manner that assures all batteries for the GMT900 program will be sourced to JCI. All pricing for these batteries will be handled between GM and JCI. Loss of the GMT900 program will be backfilled in part by transferring remaining Oshawa battery volume to Fitzgerald in accordance with the jointly developed battery transition plan. Contracts will be at US pricing levels at time of move and FOB Delphi
     13. Non-Battery Fitzgerald Product Backfill. GM will provide support for Delphi’s plan to identify and place non-battery backfill product in the Fitzgerald, GA area upon the cessation of battery production as described In the August 10, 2004 side letter signed by GM and Delphi (the “Fitzgerald Letter”). The following changes will be made to the Fitzgerald Letter:
     (i) In lieu of all price increases, labor premiums or other labor related payments contemplated for the 150 jobs described in the Fitzgerald Letter, GM will pay Delphi $4.4 million per year for four years as a competitive adjustment. Such competitive adjustment will be payable quarterly in increments of $1.1 million beginning with the last day of the calendar quarter in which the first such non-battery product begins SOP in Fitzgerald, GA (payments estimated to begin on June 30, 2007) and continue on the last day of each quarter thereafter until 16 such payments have been made. GM’s obligation to make such annual payments is expressly contingent upon Delphi being market competitive in terms of price, quality and service during the 4 year period specified above.
     (ii) Incremental GM steering hose business that is sourced to Delphi Fitzgerald will be on a “Lifetime Contract” basis pursuant to GM’s standard terms and conditions, except that Delphi may terminate any such contracts after expiration of the four year competitive adjustment upon one year’s advance notice to GM. In the event of such termination, Delphi will reimburse GM for the cost of re-tooling the business to a new supplier if GM paid for the cost of the original tooling. All reasonable efforts will be made to transfer production tooling to new supplier and avoid any such incremental retooling costs.
     (iii) GM intends to source the Lambda, Monte Carlo/lmpala, and Buick La Crosse LY7 programs to Delphi for a total of 63 jobs; GM needs to provide product program details for the remaining 12 employee shortfall.
     (iv) GM will also provide viable incremental business opportunities to support 100 additional jobs for Fitzgerald tier 2 employees;
     • Initial list of possible product program opportunities has been provided by GM, and GM is expected to provide Delphi with sufficient detail for each program for analysis and development of a business case
     • Delphi must be competitive on the basis of quality, performance, technology and price for this new business.
     • Programs that are sourced to Delphi Fitzgerald will be on a “Lifetime Contract” basis pursuant to GM’s standard purchasing terms and conditions
B. Delphi’s Oshawa Battery Wind-down.
     1. Battery production is expected to wind down by May 31, 2005 as production relocates to other Delphi US Battery plants. GMCL will provide necessary contractual and

Employment Standards Act notices of job loss to employees at Oshawa, including Delphi’s Oshawa battery operation, and the parties will work together to develop an efficient wind-down plan. Each party will use its reasonable best efforts to assure that such plan will avoid disruption to vehicle programs / aftermarket. Such plan will include the handling and removal of Delphi’s production assets. Except as expressly set forth below, all of the current GM, GMCL and Delphi agreements will remain in full force and effect in accordance with their respective terms.
     2. The current number of assigned employees at the Oshawa Battery operations is 265 assigned employees, consisting of: 254 assigned hourly employees and 11 assigned salaried employees. Lay-off cost amounts with respect to the wind-down of the Battery operations will be handled as follows:
     (i) In lieu of paying lay-off cost amounts for 65 assigned hourly employees of the Battery operations, Delphi will add 65 assigned hourly employees to Delphi’s Chassis operations to supply the GMX210/230 (211/231) front and rear brake comers and GMT-800 (900) front brake comers at carryover pricing. Inasmuch as there is a shortfall of transferred employees to the aforementioned 65 employees, Delphi will be required to pay GMCL CDN $150,000 per employee for such shortfall.
     (ii) With regard to the remaining 200 assigned employees remaining in the Battery operations (189 hourly and 11 salaried employees), (a) at completion of wind-down of the production at the Battery operations, Delphi will pay GMCL a lay-off cost amount of CDN $150,000 per employee for 67.5 assigned employees (In addition to the aforementioned shortfall if required), and (b) GMCL will absorb (i.e., assign no liability to Delphi) the lay-off cost amounts otherwise allocable to Delphi under the Oshawa Labour and Management Services Agreement between the parties (as amended, “LMSA”) for the remaining 132.5 assigned employees.
     (iii) The assigned employee headcount will be reduced by 200 employees (Increased to reflect any shortfall payments made by Delphi) for the purposes of computing future employees as to which Delphi is subject to lay-off provisions under the LMSA.
     (iv) No lay-off cost amounts will be owed by Delphi to GMCL under the LMSA for the actual number of transferred employees up to a total of 65, to the extent that such reductions will not cause GMCL to incur actual layoff or severance costs to its employees (e.g., GMCL is able to place such assigned hourly employee(s) elsewhere within GMCL without incurring layoff, severance or retirement incentive costs). Such reductions are In addition to the 1% attritions, natural attritions and other attritions permitted under the LMSA.
     (v) GMCL will use its reasonable best efforts to notify Delphi of available openings for assigned hourly employees in order to reduce the assigned hourly employees headcount without incurring lay-off cost amounts.
     3. GMCL’s assistance is subject to the following:
     (i) Delphi’s agreeing to remain responsible for, and to pay GMCL the respective lay-off cost amounts for reductions in assigned employees supporting the Chassis operations, after taking into consideration permitted attritions and the above described headcount reductions and opportunity for Delphi to re-assign up to 65 assigned hourly employees; and

     (ii) Closure of the contemplated JCI Transaction. If the JCI Transaction does not close, the parties will re-negotiate GMCL’s obligations under clause 8.2(ii) above. In any case, the headcount reduction referred to in clause B.2(iii) above would be deemed to refer to 67.5 employees (or the actual number for which Delphi has paid layoff costs to GMCL) rather than 200 employees.
     4. Delphi Battery-related fees under the Administrative Services Agreement will cease to be assessed at the end of the month of the cessation of Battery production. All payments owed by Delphi under the Battery lease will terminate at the end of the month in which Delphi completes its obligations as stated in section 8 (b) of the lease agreement.
C. Transition Plan.
In support of the matters described in Sections A and B above, GM, Delphi, and JCI will develop a detailed battery transition plan that defines battery and non battery (Fitzgerald backfill) product movement between the various facilities for the 2005-2007 period.
D. Miscellaneous.
     1. It is understood that the Parties’ agreements set forth herein, including Delphi’* price reductions and GM’s assistance in restructuring operations, providing replacement work and other financial support, are expressly contingent upon: (i) the transfer of the global Delphi battery business (OE, service, and aftermarket) to JCI on terms and conditions reasonably acceptable to GM (including, but not limited to, an economic subsidy from Delphi to JCI for New Brunswick employees not converted to competitive wage by the Closing of the New Brunswick Sale); (ii) the execution by GM and JCI of a long term battery supply agreement on terms and conditions acceptable to GM; (iii) execution by Delphi and JCI of a long term contract manufacturing agreement on terms and conditions acceptable to Delphi; (iv) Delphi’s obtaining acceptable agreements with the UAW and support from the IUE for its restructuring of the New Brunswick facility; and (v) GMCL obtaining CAW support for accomplishment of the quality, service, technology and price improvements noted above.
     2. It is intended that the terms and conditions pertaining to JCI in this Facilitation Agreement be consistent with the GM/JCI Long Term Supply Agreement.
     3. The parties understand and agree that this Facilitation Agreement constitutes only a statement of mutual intentions with respect to the matters referred to herein, does not constitute a binding obligation on any party and does not contain all terms upon which agreement must be reached with respect to such matters. A binding commitment with respect to the matters referred to in this Facilitation Agreement will result only from the execution of definitive agreements, subject to the conditions expressed therein.

4. This Facilitation Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the conflict of laws principles thereof. This Facilitation Agreement may not be amended or otherwise modified except by a written instrument signed by both parties.

DELPHI CORPORATION		GENERAL MOTORS CORPORATION

By:	/s/ John Blahnik	By:	/s/ Susan Tucny

	John Blahnik		Susan Tucny

Title	Director, Mergers, Acquisitions & Planning	Title:	Executive Director, Finance General Motors WWP

Date:	March 21, 2005	Date:	March 21, 2005

Exhibit A
Fitzgerald & New Brunswick Product Programs for 2005-2007

Platform	Delphi Mfg. Plant	Platform	Delphi Mfg. Plant
GM SPO Canada — currently mfd. In US or Canada		GMT-265	New Brunswick
GM SPO US — currently mfd. In US		GMT-305	New Brunswick
H1		GMT-325	New Brunswick
J-2902		GMT-330	New Brunswick
GMX-211		GMT-360	New Brunswick
GMX-231		GMT-368	New Brunswick
GMX-283		GMT-370	New Brunswick
GMT-800	All	GMX-001	New Brunswick
GMT-800E	All	GMX-002	New Brunswick
GMT-820	All	GMX-130	New Brunswick
GMT-830	All	GMX-295	New Brunswick
GMT-880	All	GMX-320	New Brunswick
GMX-365	Anaheim *	GMX-380	New Brunswick
	Anaheim *	GMX-381	New Brunswick
97PA	Fitzgerald	GMX-384	New Brunswick
GMT-315	Fitzgerald	GMX-386	New Brunswick
GMT-610	Fitzgerald	J	New Brunswick
GMX-220	Fitzgerald	M/L	New Brunswick
GMX-222	Fitzgerald	P-90	New Brunswick
GMX-270	Fitzgerald	GMT-319	Undefined
GMX-272	Fitzgerald	GMT-361	Undefined
GMX-310	Fitzgerald	GMT-371	Undefined
GMX-357	Fitzgerald	GMT-440	Undefined
H2	Fitzgerald	GMX-282	Undefined
S5S	Fitzgerald	GMX-322	Undefined

*	Pending transition plan to be proposed by Delphi and approved by GM

June 30, 2005
Bo Andersson
Vice President
General Motors Corporation
30009 Van Dyke Avenue M/C 480-206-114
Warren, Michigan 48090-9025
Dear Bo:
     In connection with the sale by Delphi Corporation (“Delphi”) of its global Starting, Lighting and Ignition lead-acid (“SLI”) battery business to Johnson Controls; Inc. (‘Buyer’) (the JCI Transaction’), General Motors Corporation (“GM”) and Delphi have previously executed: (1) a non-binding letter agreement dated August 10, 2004 relating to non-battery backfill products for Delphi’s Fitzgerald, Georgia SLI facility (the “Fitzgerald Letter”); and (ii) a non-binding GM/Delphi Battery Facilitation Agreement -Transaction Summary dated March 21, 2005 relating to cost sharing between the parties to facilitate transformation of Delphi’s US SLLI plants (the “Facilitation Agreement”). With regard to the aforementioned agreements, GM and Delphi agree as follows:
1. GM Is executing a supply agreement with Buyer relating to SLI batteries made in the US, and consents to the transfer of existing SLI agreements to Buyer.
2. Notwithstanding language to the contrary therein, the terms and conditions of the Fitzgerald Letter, as modified by the Facilitation Agreement shall be binding on both GM and Delphi effective as of the closing of the JCI Transaction: provided, however, that the parties acknowledge and agree that any then remaining GM commitments and/or obligations therein shall immediately become null and void in the event Delphi sells, conveys, assigns, leases or otherwise transfers majority ownership, control and/or operation of the Fitzgerald Steering Hose operations (as referenced in the Fitzgerald Letter) to a third party.
3. Notwithstanding language to the contrary therein, the terms and conditions of the Facilitation Agreement shall be binding on both GM and Delphi effective as of the closing of the JCI Transaction; provided, however, that the parties acknowledge and agree that (i) any then remaining GM commitments and/or obligations pursuant to Section A.13 of the Facilitation Agreement shell immediately become nul and void in the event Delphi sells, conveys, assigns, leases or otherwise transfers majority ownership control and/or operation of the Fitzgerald Steering Hose operations to a third party; and (ii) any then remaining GM commitments and/or obligations pursuant to Section A.3 of the Facilitation Agreement shall immediately become null and void in the event Delphi sells, conveys, assigns, leases or otherwise transfers majority ownership, control and/or
Delphi Corporation, 5725 Delphi Drive, Troy, MI 48098

Bo Andersson
June 30, 2005

operation of the North Kansas City Cockpit Plant (as referenced in the Facilitation Agreement) to a third party.
4. In the event that the JCI Transaction does not close on June 30, 2005, the “July 1, 2005” date referred to in clauses A.4(ii) (payment of $3.6 million GM to Delphi) and A.6(i) (1.5% price reduction) of the Facilitation Agreement shall be deemed to refer to “the first day of the month immediately following the closing of the JCI Transaction”.
5. Exhibit A to this letter (Fitzgerald & New Brunswick Product programs for 2005-2007) replaces and supercodes the Exhibit A attached to the Facilitation Agreement.
6. This letter, the Fitzgerald Letter, and Facilitation Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, without regard to the conflict of laws principles thereof. The terms of this letter may not be amended or otherwise modified except by a written instrument signed by both parties.
If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy of this letter to the undersigned.

Very truly yours,

/s/ Stephen H. Olsen Stephen H. Olsen Director, Mergers and Acquisitions

ACCEPTED AND AGREED FOR GM:

By:	/s/ Bo Andersson Bo Andersson, Vice President
Date: 06/30/05

EXHIBIT “A”
Fitzgerald & New Brunswick Product Programs for 2005-2007

Platform	Delphi Mfg. Plant	Platform	Delphi Mfg. Plant
GM SPO Canada — currently mfd. In US		GMX-357	Fitzgerald
GM SPO US — currently mfd. In US		H2	Fitzgerald
GM SPO 1 — currently mfd. In US		SSS	Fitzgerald
H1	Fitzgerald	GMT-265	Fitzgerald
GMX-211	Fitzgerald	GMT-325	New Brunswick
GMX-231	Fitzgerald	GMT-330	New Brunswick
GMX-2B3		GMT-360	Both
GMT-800	Both	GMT-368	Both
GMT-800E	Both	GMT-370	Both
GMT-820	Both	GMX-001	New Brunswick
GMT-830	Both	GMX-130	New Brunswick
QMT-880	Both	GMX-295	Fitzgerald
GMX-365 (L26 & L27 enginee)	Fitzgerald	GMX-320	Fitzgerald
97PA	Fitzgerald	GMX-380	Both
GMT-315	Both	GMX-381	Both
GMT-810	Both	GMX-384	Both
GMX-220	Fitzgerald	J	New Brunswick
GMX-222	Fitzgerald	W/L	Both
GMX-270	Fitzgerald	P-90	New Brunswick
GMX-272	Fitzgerald	W4	Both
GMX-310	Fitzgerald
Note: Successor programs are not listed but are considered as extended production of the Programs identified above.

Execution Copy
Letter Agreement
The purpose of this letter agreement (“Agreement”) is to formalize the understanding that has been reached between General Motors Corporation (“GM”) and Delphi Corporation (“Delphi”) regarding the future use of the “Freedom” trade name and associated trademarks. In this regard the parties mutually agree as follows:
1.	The parties acknowledge and agree that as part of the sale of Delphi’s global battery business to Johnson Controls, Inc.(“JCI”), Delphi has granted JCI a perpetual, non-revocable, exclusive, global license to JCI for use of the “Freedom” trade name and associated trademarks with SLI lead acid batteries. Such license being non-transferable except in connection with sale of JCIs SLI lead acid battery business.

2.	The parties further acknowledge and agree that prior to entering into any transaction that would sell, assign, or otherwise transfer Delphi’s ownership of the “Freedom” trade name and associated trademarks, Delphi will offer GM a right of last refusal on the same terms and conditions.
This Agreement shall be governed by the laws of the State of Michigan without regard to the principles of conflicts of law, shall be binding and inure to the benefit of Delphi and GM and their respective successors and assigns, and may only be modified or amended by a written document duly executed by both parties.

Delphi Corporation		General Motors Corporation

By:	/s/ Stephen H. Olsen	By:	/s/ Bo Anderson

Date:	June 30, 2005	Date:	June 30, 2005

August 10, 2004
MaryBoland
QMNA Vice President and CFO
General Motors Corporation
300 Renaissance Drive M/C 482-C35-D24
Detroit, Michigan 48265-3000
Dear Mary:
          This letter will confirm our recent discussions relating to potential changes in Delphi’s battery operations associated with the possible sale of certain of Delphi’s assets relating to its global Starting, Lighting and Ignition lead acid (“SLI’) battery business to Johnson Controls, Inc. (“Buyer”) (“the Transaction”), recognizing that GMs consent is required for transfer of existing agreements to Buyer.
          The Transaction contemplates technological and other Improvements (“Improvements”) to Delphi’s SLI battery business that would be beneficial to both GM and Delphi. It Is anticipated that the parties will develop a timing and transition plan, taking into account such factors as wind down of the battery business to coinside with timing of SOP for new business and avoidance of supplier cancellation charge. As part of the improvements, the parties’ intent is to transform the entire Fitzg erald hourly workforce such that all employees will be “Tier 2 Employees” under the terms of the two tier wage and benefit structure recently agreed upon between Delphi and the UAW. The parties recognize that the transformation and the headcount parameters set forth below are subject to Delphi’s ability to negotiate a satisfactory Delphi-UAW agreement which includes capping employment at 150. Cost sharing between the parties to facilitate such transformation will be addressed in a separate agreement GM and Delphi are willing to cooperate with each other in order to facilitate the Improvements, including:
1.	Incremental GM Steering Hose Business for Delphi:
•	For placement in connection with the Delphi Fitzgerald, CIA operation, GM would source incremental steering hose (both pressure and return hose) business for 50% of the headcount level agreed with the UAW, but in no case more than 75 hourly (direct and indirect) employees based on a standard 40 hour work week at the Tier. 2 employee wage and benefit structure, recently agreed upon between Delphi and the UAW: The parties agree that the headcount set forth below are based on a standard 40 hour work week. Beginning in 2007, business that may be sourced includes:
Delphi Corporation, 5725 Delphi Drive, Troy, Ml 48098

Mary Boland
August 10, 2004

Vehicle
Vehicle Program	Model	Employees
GMT962/966/967/968	Lambda	[ILLEGIBLE]
GMT345	Hummer III	[ILLEGIBLE]
GMX211/231	Monte Carlo / Impala	[ILLEGIBLE]
GMX365 LY7	Buick La Crosse	[ILLEGIBLE]
GMX367 P	Grand Prix	[ILLEGIBLE]
GMX215	Cadillac XLR	[ILLEGIBLE]
Holden VE	Various	[ILLEGIBLE]
•	Delphi recognizes GM’s memo of June 4, 2004 (attached as Exhibit “A”) outlining potential requirements for certain programs noted above and will be prepared to respond accordingly once Delphi has adequately reviewed specific target pricing and product requirements, including that models and vehicle program timing.

•	Delphi must be competitive in terms of quality, service, technology and price (initial agreed price and price reductions will be deemec competitive through September 2011) with similar products otherwise available to GM. If GM notifies Delphi of a supplier more competitive in quality, service, or technology, Delphi will have a reasonable opportunity to meet such alternative quality, service, or technology, falling which GM may at its sole discretion move the business to such other supplier. In the event GM moves the business as a result of non-competitiveness, Delphi shall immediately become responsible for any and all hourly employees and related costs impacted by such transfer of business.

•	For above referenced programs where an integrated supplier has system responsibility, GM will exercise commercially reasonable efforts to encourage the supplier to re-source the business to Delphi and this business will be considered incremental revenue for Delphi.

•	Requirement is for the incremental business to provide supply from September 2007 through September 2011 enabling a minimum duration of four (4) years. From the closing date of the Transaction until September 2011, Delphi will be provided with: (i) if otherwise competitive on quality, service and technology, a right to match the competitive price (if necessary), for next generation business having SOP between September 2007 and September 2011; and (ii) an opportunity to quote on next generation business having SOP after September 2011.

•	Both Delphi and GM are flexible to consider creative, mutually beneficial solutions to support GM’s efforts to achieve re-sourcing of certain programs noted above.
2.	Delphi Transferred Steering Hose Work:
•	For placement in connection with the Delphi Fitzgerald, CIA operation, Delphi would transfer steering hose business for 50% of the headcount level agreed with the UAW, but in no case more than 75 hourly (direct and indirect) employees. Notwithstanding the foregoing, GMs maximum obligation, under this item 2, will be strictly limited to labor subsidies for transferred programs supporting up to a cumulative total of 75 hourly employees, as specified below. Beginning in 2007, business that may be sourced includes:

Mary Boland
August 10, 2004

Vehicle
Vehicle Program	Model	Employee
GMT380/370	Various models	[ILLEGIBLE]
GMT800/900	Various models	[ILLEGIBLE]
GMT201	Various models	[ILLEGIBLE]
GMT610	Savanna/Express	[ILLEGIBLE]
GMX365	Buick Regal	[ILLEGIBLE]
GMX380SS/381	Mallbu SS/G8	[ILLEGIBLE]
•	Requirement is for the incremental business to provide supply from September 2007 through September 2011 enabling a minimum duration of four (4) years. From the closing date of the Transaction until September 2011, Delphi will be provided with: (i) if otherwise competitive on quality, service and technology, a right to match the competitive price (if necessary) for next generation business having SCP between September 2007 and September 2011; and (ii) an opportunity to quote on next generation business having SOP after September 2011.

•	GM will provide Delphi with a corresponding price increase (if any) as a direct result of mutually agreed differences in labor rates between the current manufacturing source and Delphi. The labor cost differential will be added to the price on contract at the time of the product on transfer. Outstanding price issues would be handled by the parties in the ordinary course of business.

•	Both Delphi and GM are flexible to consider creative, mutually beneficial solutions to support Delphi’s efforts to achieve transfer of programs noted above.
          The above-referenced product programs under consideration may be adjusted due to the overall expectation to place work for up to 75 employees in each of items 1 and 2 as described above.
          Delphi and GM understand that this letter represents a non-binding statement of their mutual intentions regarding the Transaction and may no; address all the issues on which agreement must be reached before the Transaction can be consummated through the execution of final contracts. Neither party shall make any public announcements or other public disclosures with respect to the Transaction or this Letter Agreement without the consent of the other party, except as required by applicable laws and regulations, Each party agrees to bear all of its own fees and expenses incurred in connection with this letter and the Transaction contemplated.

Mary Boland
August 10, 2004

          If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy of this letter to the undersigned. We very much look forward to working with you as set forth above in connection with the proposed Transaction.

Very truly yours,

/s/ John Blahnik
John Blahnik,
Vice President Treasury, Mergeis,
Acquisitions & New Markets

ACCEPTED AND AGREED FOR GM:

By:	/s/ Mary Boland Mary Boland,
GMNA Vice President and CFO

Date:	8/12/04

Mary Boland
August 10, 2004

EXHIBIT “A”
•	Delphi must meet or exceed GM’s and/or System Supplier’s metrics for Quality, Service, Delivery, Technology and Price — Including Warranty
•	Delphi must agree to thorough quality audits and supply chain reviews as defined by GM and/or integrated suppliers

•	Program timing will not be compromised and all key gates must be met
—	Delphi must provide a documented and achievable timeline with plan to achieve to GM and/or integrated supplier
•	In the case of an integrated system supplier, said supplier will have option of moving any business if Delphi’s performance does not meet specific’ argets

•	Delphi must identify and provide dedicated support through launch of program and key program gates, as defined by GM or integrated supplier
—	Delphi must also provide necessary on-going support for all FDT’s
•	Delphi must meet GM’s or integrated suppliers design and specification
—	System supplier will not modify system design to work around Delphi’s design
•	Delphi will be responsible to fund any required tooling and/or engineering development costs for any program already funded and paid for
—	Delphi will also be responsible for on-going tuning “costs” and support associated with each program
•	System suppliers’ current cost and annual performance and cost reduction targets will be met

Execution Copy
Letter Agreement
The purpose of this letter agreement (“Agreement”) is to formalize the understanding that has been reached between General Motors Corporation (“GM”) and Delphi Corporation (“Delphi”) regarding certain subsidy payments that Delphi has agreed to make to Johnson Controls, Inc (“JCI”) in connection with JCI’s acquisition of Delphi’s global battery business and certain agreements by and between Delphi and GM intended to facilitate that transaction. In this regard the parties mutually agree as follows:
To the extent that all IUE hourly employees at Delphi’s New Brunswick, New Jersey battery plant, have not converted to competitive wage by the time of Closing of the New Brunswick sale from Delphi to JCI (“New Brunswick Sale”), Delphi has agreed to provide JCI with an appropriate subsidy for New Brunswick employees, a description of which subsidy has been provided to GM (the “Subsidy”), a copy of which is attached to this Agreement as Exhibit A. In this regard, Delphi agrees not to amend the terms of the Subsidy without GM’s prior consent, which may not be unreasonably withheld or delayed. Delphi will use reasonable best efforts to close the New Brunswick Sale as soon as practicable following finalization of the 2007 National IUE negotiations.
This Agreement shall be governed by the laws of the State of Michigan without regard to the principles of conflicts of law, shall be binding and inure to the benefit of Delphi and GM and their respective successors and assigns, and may only be modified or amended by a written document duly executed by both parties.

Delphi Corporation		General Motors Corporation

By:	/s/ Stephen H. Olsen	By:	/s/ Bo Anderson
Date:	June 30, 2005	Date:	June 30, 2005

EXHIBIT A
SUBSIDY
Excerpts for New Brunswick Put and call Agreement dated June 30, 2005 (“Agreement”) between JOHNSON CONTROLS, INC., a Wisconsin corporation (“Buyer”) and DELPHI AUTOMOTIVE SYSTEMS LLC (“Seller”)
Section 9.1
.... to the extent that: (i) Seller has delivered a Put Exercise Notice; and (ii) one hundred percent (100%) of the U.S. Hourly Employees have not been converted to a Competitive Package (as defined in Exhibit 4.1) by the Completion Date, Seller will subsidize Buyer in the amount of the Labor Differential (as defined in Exhibit 4.1) for the Traditional Wage Employees (as defined in Exhibit 4.1) who transfer or whom Seller, in its sole discretion, leases to Buyer on and after the Completion Date. In the event Seller chooses to lease such Traditional Wage Employees to Buyer, Seller will use commercially reasonable efforts to give notice of its interest to do so ninety (90) days prior to Completion Date.
Exhibit 4.1, Section 3.A(ii)
     (ii) Effective on the Completion Date, Buyer will offer employment to all U.S. Hourly Employees identified on Schedule 3.A(i) to Exhibit 4.1. U.S. Hourly Employees who accept Buyer’s offer of employment (by reporting to work or otherwise acknowledging acceptance) will be referred to as Transferred U.S. Hourly Employees:
a.	U.S. Hourly Employees who are not active as of the Completion Date due to disability, layoff, family medical leave or other approved leave of absence will remain Seller’s responsibility until any such U.S. Hourly Employee is ready to return to active employment in accordance with Seller’s leave policies.

b.	Upon such U.S. Hourly Employee’s return to active status, Buyer will offer employment in accordance with Section 3.A(ii) above, and, provided such individual accepts Buyer’s offer of employment, will be considered a Transferred U.S. Hourly Employee as of such date. In the event that a U.S. Hourly Employee is seeking to return to active employment from a medical-based leave, such individual’s fitness for active employment must be approved by both Seller and Buyer provided such does not violate any applicable collective bargaining agreement.

c.	If Seller and Buyer do not agree as to such individual’s fitness for active employment, the issue will be submitted to an independent medical evaluator, whose determination will be final and binding on the parties. The cost of such independent medical evaluation will be shared equally by the parties.

1

     Exhibit 4.1, Section 3.C(ii)
     (ii) To the extent there remain Traditional Wage Employees as of the Completion Date, Seller will subsidize Buyer for the difference between the wages and benefits Buyer provides the Traditional Wage Employees and the wages and benefits Buyer provides. Transferred U.S. Hourly Employees under the Competitive Package (the “Labor Differential’):
     a. Upon the earlier of Seller’s delivery of a Put Exercise Notice to Buyer or Buyer’s delivery of a Call Exercise Notice to Seller, the parties will confirm whether there remain any Traditional Wage Employees. If the parties determine that there are, the parties will, in good faith, negotiate:
     (1) The benefit treatment of such Traditional Wage Employees, which will be intended to allocate responsibility to Seller for the years of credited service each Traditional Wage Employee earned at Seller and to allocate responsibility to Buyer for the years of credited service each Traditional Wage Employee earns at Buyer;
     (2) An appropriate methodology for calculating the Labor Differential, which, notwithstanding Buyer’s responsibilities under Section 3.A(iii), will:
     (a) Limit Buyer’s liability for the Employment Rights of the Traditional Wage Employees as if they were eligible only for the Competitive Package; and
     (b) Not require Seller to make payments to Buyer in advance of Buyer’s payment of actual benefit obligations to the Traditional Wage Employees;
     (3) The timing and method of payment or, if Seller opts to lease Traditional Wage Employees to Buyer, credit of such Labor Differential; and
     (4) Any other pertinent terms and conditions associated with the allocation of Employment Rights consistent with this Agreement for the Traditional Wage Employees.
The benefit treatment, methodology, timing and any other pertinent terms and conditions will be documented in writing and become a part of this Agreement.
Definitions:
“Call Exercise Notice” means a written notice substantially in the form of Exhibit 1.5 to this Agreement delivered by Buyer to Seller.

2

“Competitive Package” means the wages and benefits payable to new hire U.S. Hourly Employees at the New Brunswick Facility under the Delphi-IUE-CWA Local Agreement.
“Completion” means completion of the purchase of the [New Brunswick assets] by Buyer resulting from, and within thirty (30) days after, the exercise of the Put Option or Call Option contained in this Agreement.
“Completion Date” means the date of Completion, as specified in the Put Exercise or Call Exercise Notice.
“Delphi-IUE-CWA National Agreement” means the nationally negotiated collective bargaining agreements, including any letter agreements, MOUs, supplemental agreements and all applicable employee benefit plans in effect between Seller and the IUE-CWA.
“Employment Rights” means all obligations arising out of, or relating to, the employment relationship between the relevant company and the relevant employees, including, without limitation, payment of wages and salaries, employee benefits, taxes, vacation pay, sick leave and severance pay and any claims under any Laws dealing with employment.
“IUE-CWA” means the IUE-CWA, the industrial Division of the Communication Workers of America, AFL-CIO and CLC.
“Put Exercise Notice” means a written notice substantially in the form of Exhibit 1.23 to this Agreement delivered by Seller to Buyer.
“Traditional Wage Employees” means the Transferred U.S. Hourly Employees who are eligible to receive wages and benefits in accordance with the Delphi-IUE-CWA National Agreement (i.e., in excess of the Competitive Package).
“Transferred U.S. Hourly Employees” means those hourly employees of Seller hired by Buyer pursuant to Section 3.A(ii) [of this Exhibit 4.1].
“U.S. Hourly Employees” means the hourly employees represented by the IUE-CWA who are employed by Seller at the New Brunswick, New Jersey plant immediately prior to the Completion Date and identified on Schedule 3.A(i) to this Exhibit 4.1 to be provided to Buyer by Seller concurrently with the Put Exercise Notice or within ten (10) days after Seller’s receipt of a Call Exercise Notice, as applicable.

3

Execution Copy
Letter Agreement
The purpose of this letter agreement (“Agreement”) is to formalize the understanding that has been reached between General Motors Corporation (“GM”) and Delphi Corporation (“Delphi”) regarding the future use of the “Freedom” trade name and associated trademarks. In this regard the parties mutually agree as follows:
1.	The parties acknowledge and agree that as part of the sale of Delphi’s global battery business to Johnson Controls, Inc. (“JCT), Delphi has granted JCI a perpetual, non-revocable, exclusive, global license to JCI for use of the “Freedom” trade name and associated trademarks with SLI lead acid batteries. Such license being non-transferable except in connection with sale of JCI’s SLI lead acid battery business.
2.	The parties further acknowledge and agree that prior to entering into any transaction that would sell, assign, or otherwise transfer Delphi’s ownership of the “Freedom” trade name and associated trademarks; Delphi will offer GM a right of last refusal on the same terms and conditions.
This Agreement shall be governed by the laws of the State of Michigan without regard to the principles of conflicts of law, shall be binding and inure to the benefit of Delphi and GM and their respective successors and assigns, and may only be modified or amended by a written document duly executed by both parties.

Delphi Corporation		General Motors Corporation

By:	/s/ Stephen H. Olsen	By:	/s/ Bo Anderson
Date:	June 30, 2005	Date:	June 30, 2005

Master Restructuring Agreement
Exhibit 5.01(b) (vi)
Agreement, dated as of June 3, 2005, between Delphi and GM
concerning certain matters related to Collins & Aikman Corporation

Agreement
1.	GM guarantees that Delphi will receive payment of $8.3 million by wire transfer upon the satisfaction of the terms of this agreement (“Agreement”) by Delphi.
2.	Delphi will assign to GM 50% of the first proceeds received on its $16.6 million pre-petition claim against C&A (the “Delphi Claim”). The maximum amount that GM may recover from the proceeds of the Delphi Claim will equal the difference between $8.3 million and the amount that GM is otherwise able to setoff against C&A. Delphi agrees to pursue all of its rights against C&A under the Delphi Claim and consult with GM in that regard and will provide GM with the right of first refusal to purchase the Delphi Claim.
3.	Delphi will only reduce the Delphi Claim to the extent that GM offsets the amounts that it pays to Delphi under this Agreement.
4.	In consideration of the payments made by GM to Delphi under this Agreement. Delphi agrees to continue to supply to C&A through the term of C&A’s bankruptcy to ensure the continuity of supply of parts to GM and will work in good faith to enter into an agreement with C&A for the continued supply of these parts through the term of the bankruptcy.
5.	GM shall not have any responsibility to Delphi for any premium freight charges relating to C&A including those incurred by Delphi during the period from and after May 12, 2005 through and including May 19, 2005.
6.	GM will guaranty the payment for goods shipped and delivered by Delphi to C&A after May 19, 2005 until the earlier of (a) the termination of the purchase orders between C&A and Delphi which is consented to by GM or (b) C&A’s emergence from bankruptcy, limited to the amount of goods shipped in accordance with trade terms provided by similarly situated suppliers to C&A.
7.	The terms of this Agreement shall be held in strict confidence by the parties. To the extent that Delphi breaches this confidentiality agreement, all consideration received by Delphi under this Agreement will be returned to GM.
8.	This document contains the entire agreement of the parties in connection with the subject matter of this Agreement and cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Agreement. The parties executing this Agreement as representatives warrant that they have the power and authority to execute this Agreement on behalf of the corporation or entity that they represent and that their signatures bind said corporations or entities to the terms of this Agreement. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and taken together shall constitute but one and the same instrument. The parties agree that their respective signatures may be delivered by facsimile with original signatures to follow, and that facsimile signatures shall be treated as originals for all purposes. This Agreement is made in the State of Michigan and shall be governed by, and construed and enforced in accordance with the laws of the State of Michigan, without regards to conflicts of law principles.

Agreed,

Date: June 3, 2005	Delphi Corporation

	By:	/s/ D. Wohleen

	Its:	[ILLEGIBLE]

Date: June 3, 2005	General Motors Corporation

	By:	/s/ [ILLEGIBLE]

	Its:	ASSISTANT TREASURER

2

Master Restructuring Agreement
Exhibit 5.11 (c)
Certain Employment Related Claims

EXHIBIT 5.11(c)

File Name	Court
James Burdette v. GM and UAW	USDC, Southern District of OH, Western Division

Julie Brittingham and David Brittingham v. Delphi and GM, et al.	US Ct of Appeals Sixth Circuit OH

Lynn Rowell v. General Motors Corp. Life & Disability Benefits Program and Metropolitan Life Insurance Company	USDC Southern District NY

Michael D. Straney v. General Motors Corporation	USDC Eastern District Southern Division MI

Thomas Alfred Sylvester v. General Motors Corporation	Saginaw County Circuit Court MI

2

Master Restructuring Agreement
Exhibit 6.01
Access Agreement Term Sheet

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

September 11, 2008
Access Agreement Term Sheet Proposal
GM/Delphi
     The following are the principal terms agreed upon by General Motors Corporation (“GM”) and Delphi Automotive Systems LLC1 and such of its affiliates and subsidiaries as are required to give full effect to the terms hereof (collectively “Delphi”) in connection with an Access Agreement (the “Access Agreement”) to be entered into between the parties:
     1. Term.
     The Access Agreement would take effect on the effective date of any plan of reorganization for Delphi and would continue for [* *] after the effective date of the plan of reorganization.
     2. [* *]
     The duration of the access period once the right of access is invoked would be [* *] from the date the right of access is exercised (the “[* *] Period”).
     3. Applicable Facilities.
     The access right would extend to the [* *] (the “Access Facilities”).
     4. [* *]
     The Access Agreement will include affirmative commitments from Delphi to [* *]. In any case, Delphi will [* *]. During the Occupancy Period, GM will [* *].
     5. Trigger Events.
     The right of access could only be exercised upon the occurrence of one or more of the following (each, a “Trigger Event”):
          a. [* *]
          b. [* *]
          c. [* *]
          d. [* *]
     Upon the exercise of the right of access, GM will [* *].
     6. [* *]
     Delphi will [* *].
     Further, GM will [* *].
     7. [* *]
     [* *].
     8. Acknowledgement and Consents
     The Access Agreement will provide for [* *].
     9. Miscellaneous.
     [* *]

[1]	If ownership in the Access Facilities is transferred to another Delphi entity, the Delphi obligations under the Access Agreement will also be transferred/assigned.

**	Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.